FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206847-05

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated January 26, 2017, may be amended or completed prior to time of sale.

$824,971,000 (Approximate)

BANK OF AMERICA MERRILL LYNCH COMMERCIAL MORTGAGE TRUST 2017-BNK3
(Central Index Key Number 0001694649)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-BNK3

Banc of America Merrill Lynch Commercial Mortgage Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-BNK3 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E, Class F, Class G and Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in March 2017. The rated final distribution date for the certificates is February 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$27,490,000%		(5)	February 2022
Class A-2	$52,680,000%		(5)	February 2022
Class A-SB	$33,360,000%		(5)	June 2026
Class A-3	$110,000,000%		(5)	November 2026
Class A-4	$426,236,000%		(5)	January 2027
Class X-A	$649,766,000	(6)%	Variable(7)	NAP
Class X-B	$139,236,000	(8)%	Variable(9)	NAP
Class A-S	$92,824,000%		(5)	January 2027
Class B	$46,412,000%		(5)	January 2027
Class C	$35,969,000%		(5)	January 2027

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Banc of America Merrill Lynch Commercial Mortgage Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and Drexel Hamilton, LLC, will purchase the offered certificates from Banc of America Merrill Lynch Commercial Mortgage Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a co-lead manager and joint bookrunner with respect to 31.3% of each class of offered certificates. Wells Fargo Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 35.2% of each class of offered certificates. Morgan Stanley & Co. LLC is acting as a co-lead manager and joint bookrunner with respect to 33.5% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 16, 2017. Banc of America Merrill Lynch Commercial Mortgage Inc. expects to receive from this offering approximately [______]% of the aggregate certificate balance of the offered certificates, plus accrued interest from February 1, 2017, before deducting expenses payable by the depositor.

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

February [_], 2017

BACM 2017-BNK3

Commercial Mortgage Pass-Through Certificates, Series 2017-BNK3
Geographic Overview of Mortgage Pool

Washington
3 properties
$80,450,000
8.2% of total
Utah
1 property
$5,250,000
0.5% of total
Kansas
3 properties
$7,250,000
0.7% of total
Missouri
7 properties
$21,400,000
2.2% of total
Iowa
1 property
$980,714
0.1% of total
Illinois
6 properties
$18,585,103
1.9% of total
Wisconsin
1 property
$1,465,369
0.1% of total
Michigan
1 property
$9,500,000
1.0% of total
Pennsylvania
5 properties
$40,573,967
4.2% of total
New York
4 properties
$89,199,696
9.1% of total
Oregon
1 property
$2,342,641
0.2% of total
Connecticut
1 property
$7,976,832
0.8% of total
Nevada
2 properties
$13,343,535
1.4% of total
New Jersey
1 property
$9,725,000
1.0% of total
Virginia
6 properties
$86,893,308
8.9% of total
California
16 properties
$278,580,561
28.5% of total
North Carolina
2 properties
$9,165,336
0.9% of total
South Carolina
2 properties
$10,508,435
1.1% of total
Arizona
5 properties
$33,225,138
3.4% of total
Georgia
1 property
$40,500,000
4.1% of total
Colorado
3 properties
$12,031,001
1.2% of total
Texas
11 properties
$77,106,110
7.9% of total
Mississippi
1 property
$1,595,409
0.2% of total
Alabama
5 properties
$80,149,078
8.2% of total
Louisiana
3 properties
$21,203,125
2.2% of total
Tennessee
2 properties
$18,092,279
1.9% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type
Multifamily 1.6%
Manufactured Housing 1.5%
Industrial 7.9%
Retail 29.6%
Self Storage 11.2%
Hospitality 12.4%
Mixed Use 14.6%
Office 21.1%

Summary of Certificates

Class or Interest	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$27,490,000		30.000%	%	(5)	February 2022	2.87	1 – 60
Class A-2	$52,680,000		30.000%	%	(5)	February 2022	5.00	60 – 60
Class A-SB	$33,360,000		30.000%	%	(5)	June 2026	7.28	60 – 112
Class A-3	$110,000,000		30.000%	%	(5)	November 2026	9.69	112 – 117
Class A-4	$426,236,000		30.000%	%	(5)	January 2027	9.82	117 – 119
Class X-A	$649,766,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
Class X-B	$139,236,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
Class A-S	$92,824,000		20.000%	%	(5)	January 2027	9.91	119 – 119
Class B	$46,412,000		15.000%	%	(5)	January 2027	9.91	119 – 119
Class C	$35,969,000		11.125%	%	(5)	January 2027	9.91	119 – 119
Non-Offered Certificates
Class X-D	$38,290,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class D	$38,290,000		7.000%	%	(5)	January 2027	9.91	119 – 119
Class E	$16,244,000		5.250%	%	(5)	February 2027	9.95	119 – 120
Class F	$13,924,000		3.750%	%	(5)	February 2027	10.00	120 – 120
Class G	$34,809,005		0.000%	%	(5)	February 2027	10.00	120 – 120
Class R(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$48,854,631.88		NAP	%	WAC(13)	February 2027	9.27	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S and Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(13)	The effective interest rate for the RR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date.

The Class X-D, Class D, Class E, Class F, Class G and Class R certificates and the RR Interest are not offered by this prospectus. Any information in this prospectus concerning these certificates or the RR Interest is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	15
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	23
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
General	64
A Tenant Concentration May Result in Increased Losses	65
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	66
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	66
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	67
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Retail Properties Have Special Risks	69
Office Properties Have Special Risks	72
Mixed Use Properties Have Special Risks	72
Hotel Properties Have Special Risks	73
Self Storage Properties Have Special Risks	74
Industrial Properties Have Special Risks	75
Multifamily Properties Have Special Risks	76
Manufactured Housing Community Properties Have Special Risks	78
Risks Relating to Affiliation with a Franchise or Hotel Management Company	80
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	81
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	83
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	84
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	85
Risks Related to Zoning Non-Compliance and Use Restrictions	87
Risks Relating to Inspections of Properties	88

Risks Relating to Costs of Compliance with Applicable Laws and Regulations	89
Insurance May Not Be Available or Adequate	89
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	90
Terrorism Insurance May Not Be Available for All Mortgaged Properties	90
Risks Associated with Blanket Insurance Policies or Self-Insurance	92
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	92
Limited Information Causes Uncertainty	93
Historical Information	93
Ongoing Information	93
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	93
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	94
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	95
Static Pool Data Would Not Be Indicative of the Performance of this Pool	96
Appraisals May Not Reflect Current or Future Market Value of Each Property	96
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	98
The Borrower’s Form of Entity May Cause Special Risks	98
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	101
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	101
Other Financings or Ability to Incur Other Indebtedness Entails Risk	102
Tenancies-in-Common May Hinder Recovery	104
Risks Relating to Enforceability of Cross-Collateralization	104
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	105
Risks Associated with One Action Rules	105
State Law Limitations on Assignments of Leases and Rents May Entail Risks	106
Various Other Laws Could Affect the Exercise of Lender’s Rights	106
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	106
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	107
Risks Related to Ground Leases and Other Leasehold Interests	108
Increases in Real Estate Taxes May Reduce Available Funds	110
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	110
Delaware Statutory Trusts	110
Risks Related to Conflicts of Interest	111
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	111
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	113
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	114
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	116
Potential Conflicts of Interest of the Operating Advisor	118

Potential Conflicts of Interest of the Asset Representations Reviewer	119
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	120
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	123
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	124
Other Potential Conflicts of Interest May Affect Your Investment	125
Other Risks Relating to the Certificates	125
The Certificates Are Limited Obligations	125
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	125
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	126
EU Risk Retention and Due Diligence Requirements	128
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	129
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	132
General	132
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	133
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	135
Losses and Shortfalls May Change Your Anticipated Yield	135
Risk of Early Termination	136
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	136
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	136
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	137
You Have Limited Voting Rights	137
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	138
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	141
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	141
Risks Relating to Modifications of the Mortgage Loans	143
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	144
Risks Relating to Interest on Advances and Special Servicing Compensation	145
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	145

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	146
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	147
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	147
Tax Considerations Relating to Foreclosure	147
REMIC Status	148
Material Federal Tax Considerations Regarding Original Issue Discount	148
Description of the Mortgage Pool	148
General	148
Certain Calculations and Definitions	150
Definitions	150
Mortgage Pool Characteristics	164
Overview	164
Property Types	166
Retail Properties	167
Office Properties	168
Mixed Use Properties	168
Hotel Properties	169
Self Storage Properties	171
Industrial Properties	172
Multifamily Properties	172
Manufactured Housing Community Properties	172
Specialty Use Concentrations	173
Mortgage Loan Concentrations	174
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	174
Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	175
Geographic Concentrations	176
Mortgaged Properties With Limited Prior Operating History	177
Tenancies-in-Common or Diversified Ownership	177
Delaware Statutory Trusts	177
Fee & Leasehold Estates; Ground Leases	178
Environmental Considerations	180
Redevelopment, Renovation and Expansion	184
Assessment of Property Value and Condition	185
Litigation and Other Considerations	185
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	187
Tenant Issues	189
Tenant Concentrations	189
Lease Expirations and Terminations	190
Expirations	190
Terminations	191
Other	192
Purchase Options and Rights of First Refusal	193
Affiliated Leases	195
Insurance Considerations	196
Use Restrictions	197
Appraised Value	198
Non-Recourse Carveout Limitations	198
Delinquency Information	200

Certain Terms of the Mortgage Loans	200
Amortization of Principal	200
Due Dates; Mortgage Rates; Calculations of Interest	201
ARD Loans	202
Single Purpose Entity Covenants	202
Prepayment Protections and Certain Involuntary Prepayments	203
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	204
Defeasance	206
Releases; Partial Releases	207
Escrows	209
Mortgaged Property Accounts	210
Exceptions to Underwriting Guidelines	212
Additional Indebtedness	212
General	212
Whole Loans	213
Mezzanine Indebtedness	213
Other Secured Indebtedness	216
Other Unsecured Indebtedness	216
The Whole Loans	218
General	218
The Serviced Whole Loans	221
The Summit Birmingham Whole Loan	221
The JW Marriott Desert Springs Whole Loan	225
The FedEx Ground Portfolio Whole Loan	228
The Platform Whole Loan	232
The Rio West Business Park Whole Loan	240
The Non-Serviced Whole Loans	245
The 85 Tenth Avenue Whole Loan	245
The 191 Peachtree Whole Loan	256
The Potomac Mills Whole Loan	259
The Fremaux Town Center Whole Loan	271
The Servicing Shift Whole Loan	277
The KOMO Plaza Whole Loan	277
Additional Information	281
Transaction Parties	281
The Sponsors and Mortgage Loan Sellers	281
Wells Fargo Bank, National Association	281
General	281
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	282
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	283
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	288
Compliance with Rule 15Ga-1 under the Exchange Act	290
Retained Interests in This Securitization	294
Morgan Stanley Mortgage Capital Holdings LLC	294
Morgan Stanley Group’s Commercial Mortgage Securitization Program	295
The Morgan Stanley Group’s Underwriting Standards	296
Repurchases and Replacements	305
Retained Interests in This Securitization	307
Bank of America, National Association	307
Bank of America’s Commercial Mortgage Loan Underwriting Standards	308
Review of Bank of America Mortgage Loans	315
Repurchases and Replacements	318

Retained Interests in This Securitization	322
The Depositor	322
The Issuing Entity	323
The Trustee	323
The Certificate Administrator	324
The Master Servicer	327
The Special Servicer	331
The Operating Advisor and Asset Representations Reviewer	334
Credit Risk Retention	336
General	336
RR Interest	336
Retained Certificate Available Funds	336
Priority of Distributions	337
Allocation of Retained Certificate Realized Losses	338
Qualifying CRE Loans	338
EU Securitization Risk Retention Requirements	338
Description of the Certificates	341
General	341
Distributions	343
Method, Timing and Amount	343
Available Funds	344
Priority of Distributions	345
Pass-Through Rates	348
Interest Distribution Amount	350
Principal Distribution Amount	350
Certain Calculations with Respect to Individual Mortgage Loans	352
Application Priority of Mortgage Loan Collections or Whole Loan Collections	354
Allocation of Yield Maintenance Charges and Prepayment Premiums	357
Assumed Final Distribution Date; Rated Final Distribution Date	358
Prepayment Interest Shortfalls	359
Subordination; Allocation of Realized Losses	361
Reports to Certificateholders; Certain Available Information	363
Certificate Administrator Reports	363
Information Available Electronically	370
Voting Rights	375
Delivery, Form, Transfer and Denomination	375
Book-Entry Registration	376
Definitive Certificates	379
Certificateholder Communication	379
Access to Certificateholders’ Names and Addresses	379
Requests to Communicate	379
List of Certificateholders	380
Description of the Mortgage Loan Purchase Agreements	381
General	381
Dispute Resolution Provisions	390
Asset Review Obligations	391
Pooling and Servicing Agreement	391
General	391
Assignment of the Mortgage Loans	392
Servicing Standard	392
Subservicing	394
Advances	395
P&I Advances	395

Servicing Advances	396
Nonrecoverable Advances	397
Recovery of Advances	398
Accounts	400
Withdrawals from the Collection Account	402
Servicing and Other Compensation and Payment of Expenses	405
General	405
Master Servicing Compensation	411
Special Servicing Compensation	414
Disclosable Special Servicer Fees	418
Certificate Administrator and Trustee Compensation	419
Operating Advisor Compensation	419
Asset Representations Reviewer Compensation	420
CREFC® Intellectual Property Royalty License Fee	421
Appraisal Reduction Amounts	421
Maintenance of Insurance	429
Modifications, Waivers and Amendments	433
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	436
Inspections	438
Collection of Operating Information	439
Special Servicing Transfer Event	439
Asset Status Report	442
Realization Upon Mortgage Loans	446
Sale of Defaulted Loans and REO Properties	448
The Directing Certificateholder	452
General	452
Major Decisions	454
Asset Status Report	458
Replacement of the Special Servicer	459
Control Termination Event and Consultation Termination Event	459
Servicing Override	462
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan	463
Rights of the Holders of Serviced Pari Passu Companion Loans	463
Limitation on Liability of Directing Certificateholder	463
The Operating Advisor	464
General	464
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	465
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	466
Recommendation of the Replacement of the Special Servicer	468
Eligibility of Operating Advisor	468
Other Obligations of Operating Advisor	469
Delegation of Operating Advisor’s Duties	470
Termination of the Operating Advisor With Cause	470
Rights Upon Operating Advisor Termination Event	471
Waiver of Operating Advisor Termination Event	472
Termination of the Operating Advisor Without Cause	472
Resignation of the Operating Advisor	472
Operating Advisor Compensation	473
The Asset Representations Reviewer	473
Asset Review	473

Asset Review Trigger	473
Asset Review Vote	475
Review Materials	475
Asset Review	476
Eligibility of Asset Representations Reviewer	478
Other Obligations of Asset Representations Reviewer	479
Delegation of Asset Representations Reviewer’s Duties	480
Asset Representations Reviewer Termination Events	480
Rights Upon Asset Representations Reviewer Termination Event	481
Termination of the Asset Representations Reviewer Without Cause	481
Resignation of Asset Representations Reviewer	482
Asset Representations Reviewer Compensation	482
Limitation on Liability of Risk Retention Consultation Party	482
Replacement of the Special Servicer Without Cause	483
Termination of the Master Servicer or Special Servicer for Cause	487
Servicer Termination Events	487
Rights Upon Servicer Termination Event	488
Waiver of Servicer Termination Event	490
Resignation of the Master Servicer or Special Servicer	490
Limitation on Liability; Indemnification	491
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	494
Dispute Resolution Provisions	495
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	495
Repurchase Request Delivered by a Party to the PSA	495
Resolution of a Repurchase Request	496
Mediation and Arbitration Provisions	499
Servicing of the Non-Serviced Mortgage Loans	500
Servicing of the KOMO Plaza Mortgage Loan	500
Servicing of the Fremaux Town Center Mortgage Loan	510
Rating Agency Confirmations	513
Evidence as to Compliance	515
Limitation on Rights of Certificateholders to Institute a Proceeding	516
Termination; Retirement of Certificates	517
Amendment	518
Resignation and Removal of the Trustee and the Certificate Administrator	521
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	522
Certain Legal Aspects of Mortgage Loans	522
California	522
General	523
Types of Mortgage Instruments	523
Leases and Rents	524
Personalty	524
Foreclosure	525
General	525
Foreclosure Procedures Vary from State to State	525
Judicial Foreclosure	525
Equitable and Other Limitations on Enforceability of Certain Provisions	525
Nonjudicial Foreclosure/Power of Sale	526
Public Sale	526
Rights of Redemption	527
Anti-Deficiency Legislation	528
Leasehold Considerations	528

Cooperative Shares	529
Bankruptcy Laws	529
Environmental Considerations	536
General	536
Superlien Laws	536
CERCLA	536
Certain Other Federal and State Laws	537
Additional Considerations	537
Due-on-Sale and Due-on-Encumbrance Provisions	538
Subordinate Financing	538
Default Interest and Limitations on Prepayments	538
Applicability of Usury Laws	538
Americans with Disabilities Act	539
Servicemembers Civil Relief Act	539
Anti-Money Laundering, Economic Sanctions and Bribery	540
Potential Forfeiture of Assets	540
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	541
Pending Legal Proceedings Involving Transaction Parties	542
Use of Proceeds	542
Yield and Maturity Considerations	543
Yield Considerations	543
General	543
Rate and Timing of Principal Payments	543
Losses and Shortfalls	544
Certain Relevant Factors Affecting Loan Payments and Defaults	545
Delay in Payment of Distributions	546
Yield on the Certificates with Notional Amounts	546
Weighted Average Life	547
Pre-Tax Yield to Maturity Tables	552
Material Federal Income Tax Considerations	556
General	556
Qualification as a REMIC	556
Status of Offered Certificates	559
Taxation of Regular Interests	559
General	559
Original Issue Discount	559
Acquisition Premium	562
Market Discount	562
Premium	563
Election To Treat All Interest Under the Constant Yield Method	563
Treatment of Losses	564
Yield Maintenance Charges and Prepayment Premiums	565
Sale or Exchange of Regular Interests	565
Taxes That May Be Imposed on a REMIC	566
Prohibited Transactions	566
Contributions to a REMIC After the Startup Day	566
Net Income from Foreclosure Property	566
Bipartisan Budget Act of 2015	567
Taxation of Certain Foreign Investors	567
FATCA	568
Backup Withholding	569
Information Reporting	569

3.8% Medicare Tax on “Net Investment Income”	569
Reporting Requirements	569
Certain State and Local Tax Considerations	570
Method of Distribution (Underwriter)	570
Incorporation of Certain Information by Reference	574
Where You Can Find More Information	574
Financial Information	575
Certain ERISA Considerations	575
General	575
Plan Asset Regulations	576
Administrative Exemptions	576
Insurance Company General Accounts	578
Legal Investment	579
Legal Matters	580
Ratings	580
Index of Defined Terms	583

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross- Collateralized Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the BACM 2017-BNK3 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF OFFERED CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH

ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO).

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS

PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH

IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2017-BNK3.

Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation and a wholly-owned subsidiary of Bank of America, National Association, a national banking association organized under the laws of the United States of America, which is a subsidiary of Bank of America Corporation. The depositor’s address is One Bryant Park, New York, New York 10036 and its telephone number is (980) 388-7451. See “Transaction Parties—The Depositor”.

Issuing Entity	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Wells Fargo Bank, National Association, a national banking association

●	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company

●	Bank of America, National Association, a national banking association

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The originators of this transaction are:

●	Wells Fargo Bank, National Association, a national banking association

●	Morgan Stanley Bank, National Association, a national banking association

●	Bank of America, National Association, a national banking association

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association(1)	34	$344,126,067	35.2%
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.(2)	15	327,160,559	33.5
Bank of America, National Association	Bank of America, National(3)	14	305,806,011	31.3
Total		63	$977,092,638	100.0%

(1)	One (1) mortgage loan identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association and Deutsche Bank AG, New York Branch.

(2)	One (1) mortgage loan identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

(3)	One (1) mortgage loan identified on Annex A-1 as The Summit Birmingham, representing approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Bank of America, National Association and Barclays Bank PLC. One (1) mortgage loan identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Bank of America, National Association and Citigroup Global Markets Realty Corp. One (1) mortgage loan identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Bank of America, National Association, Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related pooling and servicing agreement related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901

Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer under the pooling and servicing agreement with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan) and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating and processing and/or providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Midland Loan Services, a Division of PNC Bank, National Association was selected to be the special servicer by BlackRock Realty Advisors, Inc., as agent for its managed account, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland

Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

As of September 30, 2016, an affiliate of Midland Loan Services, a Division of PNC Bank, National Association, owns approximately 21.3% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. Midland Loan Services, a Division of PNC Bank, National Association assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the servicing shift securitization date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: BACM 2017-BNK3. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loan if the related whole loan becomes a specially serviced loan prior to the servicing shift securitization date. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement.

With respect to the non-serviced mortgage loans, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland

21045-1951, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the servicing shift securitization date, the custodian of the mortgage file for the servicing shift mortgage loan (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to the non-serviced mortgage loans will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the or pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset

Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the subordinate companion loan solely with respect to the serviced AB whole loan, described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class E, Class F and Class G certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates and the RR Interest have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. Notwithstanding the preceding sentence, during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date, funds and/or accounts managed by BlackRock Realty Advisors, Inc., as agent for its managed account, will purchase the Class E, Class F and Class G certificates (and may purchase certain other classes of certificates), and that BlackRock Realty Advisors, Inc. is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan).

With respect to the subordinate companion loan described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”, during such time as the holder of such subordinate companion loan is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

With respect to the servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the rights of the controlling noteholder of the servicing shift whole loan are expected to exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder under the pooling and servicing agreement for this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the

Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loan”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention
Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to any specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Bank of America, National Association is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in February 2017 (or, in the case of any mortgage loan that has its first due date after February 2017, the date that would have been its due date in February 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about February 16, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Kansas, New York, North Carolina, Pennsylvania, or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final
Distribution Date; Rated
Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	February 2022
Class A-2	February 2022
Class A-SB	June 2026
Class A-3	November 2026
Class A-4	January 2027
Class X-A	NAP
Class X-B	NAP
Class A-S	January 2027
Class B	January 2027
Class C	January 2027

The rated final distribution date will be the distribution date in February 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-BNK3:

	●	Class A-1

	●	Class A-2

	●	Class A-SB

	●	Class A-3

	●	Class A-4

	●	Class X-A

	●	Class X-B

	●	Class A-S

	●	Class B

	●	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F, Class G and Class R. The RR Interest is not being offered by this prospectus.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$ 27,490,000	2.813%	30.000%
Class A-2	$ 52,680,000	5.392%	30.000%
Class A-SB	$ 33,360,000	3.414%	30.000%
Class A-3	$110,000,000	11.258%	30.000%
Class A-4	$426,236,000	43.623%	30.000%
Class X-A	$649,766,000	NAP	NAP
Class X-B	$139,236,000	NAP	NAP
Class A-S	$ 92,824,000	9.500%	20.000%
Class B	$ 46,412,000	4.750%	15.000%
Class C	$ 35,969,000	3.681%	11.125%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	Each of the master servicer and special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at the servicing fee rate equal to a per annum rate ranging from 0.00500% to 0.08250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of 0.25000%. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan and any related serviced companion loan will be paid out of the servicing fees and special servicing fees, as applicable, described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00670%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to (i) 0.00197%, except with respect to The Summit Birmingham, JW Marriott Desert Springs, FedEx Ground Portfolio and Rio West Business Park mortgage loans, (ii) 0.00333% per annum with respect to The Summit Birmingham mortgage loan, (iii) 0.00364% per annum with respect to the JW Marriott Desert Springs mortgage loan, (iv) 0.00432% per annum with respect to the FedEx Ground Portfolio mortgage loan and (v) 0.00662% per annum with respect to the Rio West Business Park mortgage loan.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00031%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to such non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
85 Tenth Avenue	0.0025%	0.250%
191 Peachtree	0.0025%	0.250%
Potomac Mills	0.0025%	0.125%(3)
Fremaux Town Center	0.0025%	0.250%(4)

(1)	Does not reflect the KOMO Plaza mortgage loan, which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in the related servicing shift pooling and servicing agreement.

(2)	Included as part of the servicing fee rate.

(3)	Such fee rate is equal to the greater of 0.125% per annum and the rate that would result in a special servicing fee of $3,500 per month (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected a replacement special servicer for the Potomac Mills whole loan); at all other times, the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month.

(4)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable.

Distributions

A. Allocation between
RR Interest and
Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the RR Interest are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order
of Distributions
on Non-Retained
Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C.  Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) and the RR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D.  Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E.  Subordination,

      Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the RR Interest and non-retained certificates and the manner in which the non-retained certificate allocations are further allocated to certain classes of those certificates in ascending order

(beginning with the non-offered certificates, other than the Class R certificates and the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are non-offered certificates.

(3)	Other than the Class X-D and Class R certificates and the RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be sixty-three (63) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in ninety-four (94) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $977,092,638.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the sixty-three (63) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
The Summit Birmingham	$73,325,000	7.5%	$134,675,000	N/A	54.3%	54.3%	1.68x	1.68x
KOMO Plaza	$69,500,000	7.1%	$69,500,000	N/A	50.0%	50.0%	2.47x	2.47x
JW Marriott Desert Springs	$60,000,000	6.1%	$55,000,000	N/A	71.4%	71.4%	2.31x	2.31x
85 Tenth Avenue	$50,000,000	5.1%	$205,000,000	$141,000,000	30.5%	47.4%	3.66x	2.36x
FedEx Ground Portfolio	$42,500,000	4.3%	$127,500,000	N/A	44.2%	44.2%	3.16x	3.16x
191 Peachtree	$40,500,000	4.1%	$135,000,000	N/A	64.9%	64.9%	2.69x	2.69x
Platform	$37,000,000	3.8%	N/A	$10,000,000	49.3%	62.6%	1.88x	1.38x
Rio West Business Park	$21,500,000	2.2%	$20,000,000	N/A	64.8%	64.8%	1.54x	1.54x
Potomac Mills	$20,750,000	2.1%	$270,250,000	$125,000,000	38.0%	54.4%	4.39x	2.65x
Fremaux Town Center	$17,713,607	1.8%	$54,124,909	N/A	62.5%	62.5%	1.32x	1.32x

(1)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan.

(2)	Calculated including any related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

Each of The Summit Birmingham whole loan, the JW Marriott Desert Springs whole loan, the FedEx Ground Portfolio whole loan, the Platform whole loan and the Rio West Business Park whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

The KOMO Plaza whole loan (a “servicing shift whole loan” and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift securitization date, the servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the servicing shift securitization date, the servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement identified below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)(2)

Loan Name	Transaction/Trust Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
85 Tenth Avenue	DBWF 2016-85T	5.1%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
191 Peachtree	MSC 2016-UBS12	4.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association
Potomac Mills	CFCRE 2016-C6	2.1%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
Fremaux Town Center	WFCM 2016-C37	1.8%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
85 Tenth Avenue	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	N/A(3)	N/A
191 Peachtree	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC
Potomac Mills	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Teachers Insurance and Annuity Association of America(4)
Fremaux Town Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Prime Finance CMBS B-Piece Holdco VI, L.P.

(1)	Information in this table is presented as of the closing date of the related securitization.

(2)	This table does not include information related to the servicing shift whole loan.

(3)	The DBWF 2016-85T Mortgage Trust is the controlling noteholder with respect to the 85 Tenth Avenue whole loan. The DBWF 2016-85T trust and servicing agreement does not provide for a directing certificateholder or the equivalent. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 85 Tenth Avenue Whole Loan—Consultation and Control”

(4)	The Potomac Mills whole loan is serviced pursuant to the CFCRE 2016-C6 pooling and servicing agreement. The initial controlling noteholder for the Potomac Mills whole loan is the holder of the Potomac Mills subordinate companion loan. If the outstanding principal amount of the Potomac Mills subordinate companion loan as notionally reduced by any appraisal reduction amounts or realized losses allocated to such subordinate companion loan is less than 25% of the initial principal amount of such subordinate companion loan less any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills subordinate companion loan, the controlling noteholder will be the CFCRE 2016-C6 controlling class representative. At all other times, the controlling noteholder for the Potomac Mills whole loan will be the holder of the Potomac Mills subordinate companion loan. The initial controlling noteholder for the Potomac Mills whole loan is Teachers Insurance and Annuity Association of America.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (or part of a group of more than one cross-collateralized mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$977,092,638
Number of mortgage loans	63
Number of mortgaged properties	94
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,595,409 to $73,325,000
Average Cut-off Date Balance	$15,509,407
Range of Mortgage Rates	2.9882% to 5.6290%
Weighted average Mortgage Rate	4.5591%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	116 months
Range of remaining terms to maturity	60 months to 120 months
Weighted average remaining term to maturity	115 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	350 months
Range of remaining amortization terms(2)	292 months to 360 months
Weighted average remaining amortization term(2)	349 months
Range of Cut-off Date LTV Ratios(3)	30.5% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)	58.2%
Range of LTV Ratios as of the maturity date(3)	30.5% to 66.6%
Weighted average LTV Ratio as of the maturity date(3)	53.7%
Range of U/W NCF DSCRs(3)(4)	1.27x to 4.39x
Weighted average U/W NCF DSCR(3)(4)	2.09x
Range of U/W NOI Debt Yields(3)	8.3% to 20.3%
Weighted average U/W NOI Debt Yield(3)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest-Only	54.0%
Amortizing	25.3%
Partial Interest-Only	20.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes sixteen (16) mortgage loans secured by the mortgaged properties identified on Annex A-1 as The Summit Birmingham, KOMO Plaza, 85 Tenth Avenue, FedEx Ground Portfolio, Storbox Self Storage, 191 Peachtree, Platform, Calabasas Tech Center, East Market, ExchangeRight Portfolio 14, Potomac Mills, The Central West End Portfolio, 8700-8714 Santa Monica Boulevard, Central Self Storage Portfolio, Storage King USA - Newark, NJ and Bedford Square Apartments-MI, representing approximately 54.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term or until the anticipated repayment date, as applicable.

(3)	In the case of ten (10) mortgage loans identified on Annex A-1 as The Summit Birmingham, KOMO Plaza, JW Marriott Desert Springs, 85 Tenth Avenue, FedEx Ground Portfolio, 191 Peachtree, Platform, Rio West Business Park, Potomac Mills and Fremaux Town Center, representing approximately 44.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 47.4% and 2.36x, respectively. With respect to the mortgage loans secured by the mortgaged properties identified on Annex A-1 as Platform, representing approximately 3.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 62.6% and 1.38x, respectively. With respect to the mortgage loans secured by the mortgaged properties identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 54.4% and 2.65x, respectively. In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(4)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans with Limited

Operating History	With respect to twenty-four (24) of the mortgaged properties securing six (6) mortgage loans representing approximately 13.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties

(i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to one (1) mortgage loan representing approximately 0.4% of the initial pool balance, there was an exception from the mortgage loan sellers’ underwriting guidelines with respect to the funding of certain reserves in connection with the origination of the mortgage loan. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the credit risk retention requirements will be satisfied by Bank of America, National Association, as retaining sponsor, see “Credit Risk Retention”.

EU Securitization Risk

Retention

Requirements	For a discussion of the manner in which each of Bank of America, National Association, Wells Fargo Bank, National Association and Morgan Stanley Bank, N.A. will covenant and represent to each other, the issuing entity, the depositor, the certificate administrator and the trustee to retain a material net economic interest in the securitization for the purpose of the EU risk retention requirements and due diligence requirements, see “EU Securitization Risk Retention Requirements”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through:

●	the certificate administrator’s website initially located at www.ctslink.com; and

may be available to certificateholders through:

●	the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [__] and Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity.

The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

In addition, because anchor tenants and shadow anchors are often large national retailers, any bankruptcy, store closings or other economic decline impacting any such anchor or shadow anchor may affect multiple mortgaged properties in a pool of mortgage loans, and such impacts can be compounded by co-tenancy clauses and /or operating covenants related to such anchor or shadow anchor.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities.

Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, mixed use, hospitality, self storage and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Virginia, Washington, Alabama and Texas. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017(subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent,

(iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month.

Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “— Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective

Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” or “as-renovated” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any such “as-stabilized” value or “as-renovated” value may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and “as-stabilized” or “as-renovated” value, we cannot assure you that those assumptions are or will be accurate or that any such “as-stabilized” or “as-renovated” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—

Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies–in–Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your

Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Bank of America, National Association, one of the sponsors and originators and the initial risk retention consultation party, and of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loan, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loan or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Bank of America, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, each an originator, are each expected to hold a portion of the RR Interest as described in “Credit Risk Retention”, and Bank of America, National Association is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the RR Interest by whom the risk retention consultation party was appointed (any such loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association or Bank of America, National Association (in each case as holders of the RR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association or Bank of America, National Association (in each case as holders of the RR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the KOMO Plaza whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the master servicer and the special servicer under the servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the RR Interest and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Each of the Underwriter Entities is an affiliate of one or more other parties involved in this transaction, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that Morgan Stanley Mortgage Capital Holdings LLC and Bank of America, National Association will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Morgan Stanley Mortgage Capital Holdings LLC, a sponsor and a mortgage loan seller, or Wells Fargo Bank, National Association and certain affiliates of Morgan Stanley Mortgage Capital Holdings LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Morgan Stanley Mortgage Capital Holdings LLC and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Morgan Stanley Mortgage Capital Holdings LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Bank of America, National Association, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Bank of America, National Association from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Bank of America, National Association will transfer to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or affiliate holds certificates or companion loan securities, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BACM 2017-BNK3 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

As of September 30, 2016, an affiliate of Midland Loan Services, a Division of PNC Bank, National Association owns approximately 21.3% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan, and (iii) any excluded loan). Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below. Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted BlackRock Realty Advisors, Inc. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

Similarly, it is expected that Wells Fargo Bank, National Association will be a holder of a portion of the RR Interest and will also be the master servicer, the custodian and the certificate administrator for this transaction and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is (1) the master servicer under the DBWF 2016-85T trust and servicing agreement, which governs the servicing of the 85 Tenth Avenue whole loan, (2) the trustee, the certificate administrator and the custodian under the MSC 2016-UBS12 pooling and servicing agreement, which governs the servicing of the 191 Peachtree whole loan, (3) the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 pooling and servicing agreement, which governs the servicing of the Potomac Mills whole loan, and (4) the master servicer, the certificate administrator and the custodian under the WFCM 2016-C37 pooling and servicing agreement, which governs the servicing of the Fremaux Town Center whole loan.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that BlackRock Realty Advisors, Inc., as agent for its managed account, will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans) (or, in the case of the servicing shift mortgage loan, at the direction of the related controlling noteholder, prior to the servicing shift securitization date), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible (i) that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans), (ii) the controlling noteholder of the KOMO Plaza whole loan prior to the servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Pooling and Servicing Agreement	Controlling Noteholder	Initial Directing Certificateholder
85 Tenth Avenue	DBWF 2016-85T	DBWF 2016-85T	N/A(2)
191 Peachtree	MSC 2016-UBS12	MSC 2016-UBS12	RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC
Potomac Mills	CFCRE 2016-C6	Teachers Insurance and Annuity Association of America(3)	Teachers Insurance and Annuity Association of America(3)
Fremaux Town Center	WFCM 2016-C37	WFCM 2016-C37	Prime Finance CMBS B-Piece Holdco VI, L.P.

(1)	Does not include the KOMO Plaza whole loan, for which servicing will be transferred on the servicing shift securitization date. The initial controlling noteholder of the KOMO Plaza whole loan will be UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York or an affiliate, as holder of the related controlling companion loan. With respect to such whole loan, after the servicing shift securitization date, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The initial directing certificateholder after such servicing shift securitization date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	The DBWF 2016-85T Mortgage Trust is the controlling noteholder with respect to the 85 Tenth Avenue whole loan. The DBWF 2016-85T trust and servicing agreement does not provide for a directing certificateholder or the equivalent. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 85 Tenth Avenue Whole Loan—Consultation and Control”

(3)	The Potomac Mills whole loan is serviced pursuant to the CFCRE 2016-C6 pooling and servicing agreement. The initial controlling noteholder for the Potomac Mills whole loan is the holder of the Potomac Mills subordinate companion loan. If the outstanding principal amount of the Potomac Mills subordinate companion loan as notionally reduced by any appraisal reduction amounts or realized losses allocated to such subordinate companion loan is less than 25% of the initial principal amount of such subordinate companion loan less any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills subordinate companion loan, the controlling noteholder will be the CFCRE 2016-C6 controlling class representative. At all other times, the controlling noteholder for the Potomac Mills whole loan will be the holder of the Potomac Mills subordinate companion loan. The initial controlling noteholder for the Potomac Mills whole loan is Teachers Insurance and Annuity Association of America.

The controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder with or without cause at any time, for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans” below, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan”.

With respect to the servicing shift whole loan, prior to the servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the servicing shift whole loan and prior to the servicing shift securitization date) may advise the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the servicing shift whole loan and prior to the servicing shift securitization date) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the servicing shift securitization date, the applicable special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the servicing shift securitization date, the servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder (for so long as a control termination event does not exist and other than in respect of any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or otherwise seek to exert its influence over the special servicer in the event any such mortgage loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F and Class G certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the master servicer and the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to the servicing shift whole loan following the servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 191 Peachtree Whole Loan—Consultation and Control” and “—The Servicing Shift Whole Loan—The KOMO Plaza Whole Loan—Consultation and Control”.

It is expected that BlackRock Realty Advisors, Inc., as agent for its managed account, will be the initial directing certificateholder. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer and it or an affiliate assisted BlackRock Realty Advisors, Inc. (or its affiliate) and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the Certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity.  Accordingly, the Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator.

Each investor subject to the EU Risk Retention and Due Diligence Requirements should consult with its own legal, accounting, regulatory and other advisors and/or its regulator to determine whether, and to what extent, the information set out in this prospectus and in any investor report provided in relation to the transaction is sufficient for the purpose of satisfying the EU Risk Retention and Due Diligence Requirements. None of the originators, the issuing entity, the depositor, the trustee, the certificate administrator, the underwriters, their respective affiliates or any other person makes any representation, warranty or guarantee that any such information is sufficient for such purposes or any other purpose or that the structure of the offered certificates and the transactions described herein are compliant with the EU Risk Retention and Due Diligence Requirements or any other applicable legal regulatory or other requirements and no such person will have any liability to any prospective investor or any other person with respect to any deficiency in such information or any failure of the transactions contemplated hereby to comply with or otherwise satisfy such requirements. Investors are required to independently assess and determine the sufficiency of such information.

If a regulator determines that the transaction does not comply or, as a result of a breach by an entity that has covenanted to retain a net economic interest of such covenant, is no longer in compliance with, the EU Risk Retention and Due Diligence Requirements, an investor subject to the EU Risk Retention and Due Diligence Requirements may be subject to regulatory penalties and, in the case that such investor is subject to regulatory capital requirements, a punitive capital charge may apply in respect of the offered certificates held by it. Such a determination could have a negative impact on the price and liquidity of the offered certificates in the secondary market.

On 30 September 2015, the European Commission published a proposal to amend the CRR (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, among other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Economic and Monetary Affairs Committee of the European Parliament (“ECON”) agreed on a number of compromise amendments to the Securitization Regulation (the “ECON Amendments”). The next step in the legislative process will be trilogue discussions among the Commission, the Council and representatives of the European Parliament. It is unclear at this time when the Securitization Regulation will become effective and which, if any, of the ECON Amendments will be included in the final regulations. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements, the Securitization Regulation and the ECON Amendments. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

There can therefore be no assurances as to whether the transactions described herein will be affected by a change in law or regulation relating to the EU Risk Retention and Due Diligence Requirements (including the Securitization Regulation), including as a result of any changes recommended in future reports or reviews. Investors should therefore make themselves aware of the EU Risk Retention and Due Diligence Requirements, the proposed Securitization Regulation (and any corresponding implementing rules of their regulator), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the offered certificates.

With respect to the commitment of each of Bank of America, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association to retain a material net economic interest in the securitization for the purpose of the EU Risk Retention and Due Diligence Requirements, please see the statements set out in “EU Securitization Risk Retention Requirements” below.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and

“Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S and Class B certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S or Class B certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to the servicing shift mortgage loan, with respect to which the holder of the related controlling companion loan prior to the servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. The holder of the controlling companion loan for the servicing shift whole loan will, prior to the servicing shift securitization date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to each serviced AB whole loan, prior to the occurrence of a control appraisal period with respect to the related subordinate companion loan, the directing certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the subordinate companion loan in accordance with the pooling and servicing agreement and the related intercreditor agreement. However, during a control appraisal period with respect to a serviced AB whole loan, the directing certificateholder will have the same rights (including the rights described above) with respect to such serviced AB whole loan as it does for the other mortgage loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and the servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to the servicing shift whole loan, the risk retention consultation party and the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of the servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of the servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)      may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of the servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of the servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. There will be no operating advisor under the DBWF 2016-85T trust and servicing agreement with respect to the 85 Tenth Avenue whole loan. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) (except with respect to the 85 Tenth Avenue whole loan) and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of the servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to the Platform mortgage loan, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than Bank of America, National Association, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, any related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of sixty-three (63) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $977,092,638 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in February 2017 (or, in the case of any Mortgage Loan that has its first due date after February 2017, the date that would have been its due date in February 2017 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, on the Closing Date, the depositor will remit for deposit in the Interest Reserve Account a payment in an amount equal to the Interest Deposit Amount with respect to each applicable Mortgage Loan. The “Interest Deposit Amount” with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, means an amount equal to two days of interest at the related Net Mortgage Rate on the related Cut-off Date Balance of such Mortgage Loan (or the aggregate of such interest for all such Mortgage Loans, as the context may require).

Ten (10) of the Mortgage Loans, representing approximately 44.3% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Sponsor	Originator	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association(1)	34	41	$344,126,067	35.2%
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.(2)	15	19	327,160,559	33.5
Bank of America, National Association	Bank of America, National Association(3)	14	34	305,806,011	31.3
Total		63	94	$977,092,638	100.0%

(1)	One (1) mortgage loan identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association and Deutsche Bank AG, New York Branch.

(2)	One (1) Mortgage Loan identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the Initial Pool Balance, is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

(3)	One (1) mortgage loan identified on Annex A-1 as The Summit Birmingham, representing approximately 7.5% of the Initial Pool Balance, is part of a whole loan that was co-originated by Bank of America, National Association and Barclays Bank PLC. One (1) mortgage loan identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, is part of a whole loan that was co-originated by Bank of America, National Association and Citigroup Global Markets Realty Corp. One (1) mortgage loan identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the Initial Pool Balance, is part of a whole loan that was co-originated by Bank of America, National Association, Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 16, 2017 (the “Closing Date”!), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state an “as-stabilized” or “as-renovated” value as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to Mortgage Loans secured by portfolios of Mortgaged Properties, the Appraised Value may represent the “as-is”, “as-stabilized” or “as-renovated” value for the related portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “as-stabilized” or “as-renovated” appraised values of the related individual Mortgaged Properties. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten

Net Cash Flow expressed as (a) ”Effective Gross Income” minus (b) ”Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as is” Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan.

In the event that a Mortgage Loan comprises a portion of a cross-collateralized group of Mortgage Loans, the related LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, such LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date. Unless clearly indicated otherwise, the Cut-off Date Loan-to-Value Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio” “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

Unless clearly indicated otherwise, the Underwritten Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Debt Service Coverage Ratio than is shown on Annex A-1.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged

Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). In the case of a Mortgage Loan with one or more related Subordinate Companion Loans, Loan-to-Value Ratios at Maturity or ARD were calculated without regard to any related Subordinate Companion Loan. Unless clearly indicated otherwise, the LTV Ratio at Maturity or ARD for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“DEF/@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF/YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“DEF/YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. Unless clearly indicated otherwise, the Underwritten Net Cash Flow Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a

Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached hereto, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Initial Pool Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See

“Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. Unless clearly indicated otherwise and as set forth below, the Underwritten Net Operating Income Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the cut-off date. Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$977,092,638
Number of Mortgage Loans	63
Number of Mortgaged Properties	94
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,595,409 to $73,325,000
Average Cut-off Date Balance	$15,509,407
Range of Mortgage Rates	2.9882% to 5.6290%
Weighted average Mortgage Rate	4.5591%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	116 months
Range of remaining terms to maturity	60 months to 120 months
Weighted average remaining term to maturity	115 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	350 months
Range of remaining amortization terms(2)	292 months to 360 months
Weighted average remaining amortization term(2)	349 months
Range of Cut-off Date LTV Ratios(3)	30.5% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)	58.2%
Range of LTV Ratios as of the maturity date(3)	30.5% to 66.6%
Weighted average LTV Ratio as of the maturity date(3)	53.7%
Range of U/W NCF DSCRs(3)(4)	1.27x to 4.39x
Weighted average U/W NCF DSCR(3)(4)	2.09x
Range of U/W NOI Debt Yields(3)	8.3% to 20.3%
Weighted average U/W NOI Debt Yield(3)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest-Only	54.0%
Amortizing	25.3%
Partial Interest-Only	20.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes sixteen (16) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as The Summit Birmingham, KOMO Plaza, 85 Tenth Avenue, FedEx Ground Portfolio, Storbox Self Storage, 191 Peachtree, Platform, Calabasas Tech Center, East Market, ExchangeRight Portfolio 14, Potomac Mills, The Central West End Portfolio, 8700-8714 Santa Monica Boulevard, Central Self Storage Portfolio, Storage King USA - Newark, NJ and Bedford Square Apartments-MI, representing approximately 54.0% of the Initial Pool Balance, that are interest only for the entire term or until the anticipated repayment date, as applicable.

(3)	In the case of ten (10) Mortgage Loans identified on Annex A-1 as The Summit Birmingham, KOMO Plaza, JW Marriott Desert Springs, 85 Tenth Avenue, FedEx Ground Portfolio, 191 Peachtree, Platform, Rio West Business Park, Potomac Mills and Fremaux Town Center, representing approximately 44.3% of the Initial Pool Balance, each of which has one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(S) but excluding any related Subordinate Companion Loan. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, the related loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated including the related Subordinate Companion Loans are 47.4% and 2.36x, respectively. With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Platform, representing approximately 3.8% of the Initial Pool Balance, the related loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated including the related Subordinate Companion Loans are 62.6% and 1.38x, respectively. With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the Initial Pool Balance, the related loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated including the related Subordinate Companion Loans are 54.4% and 2.65x, respectively. In general, when a Mortgage

Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(4)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include eight (8) Mortgage Loans, representing approximately 13.6% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loans.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail
Anchored	7	$109,513,607	11.2%
Lifestyle Center	1	73,325,000	7.5
Free-Standing	18	46,568,532	4.8
Unanchored	7	28,306,276	2.9
Super Regional Mall	1	20,750,000	2.1
Shadow Anchored	2	10,442,641	1.1
Subtotal:	36	$288,906,055	29.6%
Office
Suburban	6	$98,235,138	10.1%
CBD	2	90,500,000	9.3
Medical	2	17,615,771	1.8
Subtotal:	10	$206,350,909	21.1%
Mixed Use
Office/Data Center/Retail	1	$69,500,000	7.1%
Retail/Office	1	37,000,000	3.8
Office/Retail/Multifamily	1	14,000,000	1.4
Retail/Multifamily	3	12,100,000	1.2
Office/Retail	1	9,862,500	1.0
Subtotal:	7	$142,462,500	14.6%
Hospitality
Resort	1	$60,000,000	6.1%
Limited Service	3	29,583,727	3.0
Full Service	1	17,895,432	1.8
Extended Stay	1	14,139,819	1.4
Subtotal:	6	$121,618,979	12.4%
Self Storage
Self Storage	19	$109,751,446	11.2%
Subtotal:	19	$109,751,446	11.2%
Industrial
Distribution Warehouse	4	$52,850,000	5.4%
Flex	6	24,208,501	2.5
Subtotal:	10	$77,058,501	7.9%
Multifamily
Garden	2	$12,647,687	1.3%
Low-Rise	1	3,300,000	0.3
Subtotal:	3	$15,947,687	1.6%
Manufactured Housing
Recreational Vehicle	3	$14,996,561	1.5%
Subtotal:	3	$14,996,561	1.5%

Total/Wtd. Avg.	94	$977,092,638	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as The Summit Birmingham and Potomac Mills, collectively representing approximately 9.6% of the Initial Pool Balance, the Mortgage Loan documents permit each borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents, provided the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) (a) with respect to The Summit Birmingham, a guaranty from certain affiliates of the existing guarantors, a qualified transferee meeting the requirements set forth in the Mortgage Loan agreement or a guarantor reasonably acceptable to the lender, or (b) with respect to Potomac Mills, a guaranty from the existing guarantor or certain affiliates of the existing guarantor or a guarantor that has a net worth amount of at least five times the full cost of any such alterations and liquid assets of at least 120% of the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Summit Birmingham, representing approximately 7.5% of the Initial Pool Balance, an escrow was established at loan origination in the amount of $506,123 with respect to the fourth largest tenant, Gap, representing 2.6% of net rentable square feet. Gap has claimed that, between December 2012 and January 2014, it overpaid rent in such amount as a result of Gap paying base rent when it was allegedly entitled to pay a lower alternative rent as a result of a claimed co-tenancy violation. Gap is currently paying base rent and is not claiming that it is now entitled to pay alternative rent. Gap’s rent is underwritten to base rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Fremaux Town Center, representing approximately 1.8% of the Initial Pool Balance, the Mortgaged Property is situated in an area that sustained significant damage from Hurricane Katrina in 2005. The loan documents require the borrower to maintain flood insurance in the maximum limit available under the National Flood Insurance Program (NFIP) together with such other coverage the lender may reasonably request for such hazards as are commonly insured against for similar properties in the area. In-place coverage includes NFIP coverage, together with excess flood insurance aggregating $250 million that is provided by a blanket policy. See “Risk Factors—Risks Related to the Mortgage Loan—Insurance May Not Be Available or Adequate”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The Central West End Portfolio, representing approximately 1.6% of the Initial Pool Balance, the largest tenant in the portfolio, representing approximately 12.7% of net rentable area and 17.0% of underwritten annual rent, is Chess Club and Scholastic Center of Saint Louis, a non-profit organization which operates its space as a chess center, including a tournament playing hall, classroom, library and casual play areas.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 191 Peachtree, representing approximately 4.1% of the Initial Pool Balance, the related Mortgaged Property includes an office building with a 14-story parking garage and a separate 11-story parking garage. Approximately 10.2% of underwritten effective gross income is comprised of parking income.

In addition, with respect to the Mortgage Loan identified on Annex A-1 as 191 Peachtree, affiliates of the borrower own interests in a nearby office property, which may compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, we note the following:

●	Each such mixed use Mortgaged Property has one or more office, multifamily and data center components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

●	With respect to the Mortgaged Property identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the Initial Pool Balance, the Mortgaged Property is a mixed use property which contains 89,521 square feet of data center space, 120,925 square feet of office space, 34,629 square feet of retail space, 27,504 square feet of broadcast space, 3,594 square feet of co-location space, 3,188 square feet of carrier space and 1,525 square feet of storage space. The specialized uses of such Mortgaged Property may make such space more difficult to re-let or reconfigure if current tenants terminate or fail to renew their leases.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, representing approximately 6.1% of the Initial Pool Balance, approximately 43.3% of the underwritten revenues with respect to the Mortgaged Property are food and beverage revenues. In addition, the borrower sponsor with respect to such Mortgage Loan owns a competing hotel located approximately 6.5 miles from the Mortgaged Property.

●	Hospitality properties may be particularly affected by seasonality. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, securing a Mortgage Loan representing approximately 6.1% of the Initial Pool Balance, requires seasonality reserves to be funded on an ongoing basis to the extent of available excess cash flow (and/or from an annual deposit by the borrower) in an amount specified in the related loan documents. Other hotel properties included in the Mortgaged Properties may also be subject to seasonality, but seasonality reserves have not been required.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Courtyard Sacramento Midtown, representing approximately 1.8% of the Initial Pool Balance, pursuant to the related ground lease, if the hotel achieves an 85% occupancy for a continuous 24-month period, the ground lessor can request that the lessee expand the hotel to meet the reasonable projected needs of the UC Davis Medical Campus. If the lessee elects not to so expand, the Regents of the University of California (the ground lessor) may build another hotel on campus.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
JW Marriott Desert Springs	$60,000,000	6.1%	12/31/2032	2/1/2022
Courtyard Sacramento Midtown	$17,895,432	1.8%	12/31/2028	1/1/2027
Fort Worth Residence Inn	$14,139,819	1.4%	1/18/2031	12/11/2026
Holiday Inn Express King of Prussia	$12,062,168	1.2%	12/5/2026	1/1/2027
Holiday Inn Express – Garland, TX	$9,750,000	1.0%	11/10/2034	2/1/2027
Holiday Inn Express Spartanburg	$7,771,559	0.8%	10/12/2031	11/1/2026

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, representing approximately 6.1% of the

Initial Pool Balance, the borrower is required by the property manager, Marriott Hotel Services, Inc. (“Marriott”), to complete a property improvement plan (“PIP”), including renovations to guestrooms and corridors generally within two years following the loan origination date. At loan origination, a reserve in the amount of $12,000,000 was established for such PIP. Negotiations of the required capital expenditures budget under the PIP are ongoing between the borrower and Marriott and are expected to result in an increase to such budget, which may be substantially in excess of the amount in the PIP reserve. The Mortgage Loan requires the borrower to deposit, in connection with any property improvement plan that is imposed by Marriott pursuant to the capital budget then in effect that has been approved by the borrower, lender and Marriott (the “Subject PIP”), within 30 days after approval of such capital budget, an amount equal to 100% of the sum required to pay for such property improvement plan less (a) any amounts then on deposit in the lockbox account maintained by Marriott for the Mortgaged Property and as to which Marriott is permitted to apply funds therein for purposes permitted under the property management agreement, including FF&E (the “Marriott FF&E Account”) not otherwise allocated to a property improvement plan (other than the Subject PIP) or other renovation or replacement obligation required by Marriott, (b) the Overlapping FF&E Credit (as defined below) and (c) the projected amount to be deposited in the Marriott FF&E Account during the year for which such approved capital budget applies to the extent that such amount relates to the Subject PIP. The “Overlapping FF&E Credit” means the amount of funds reserved for FF&E, if any, to cover the cost of work under any property improvement plan that is the same as the standard regularly scheduled FF&E, as determined by the lender in its reasonable discretion, to the extent the funds reserved for FF&E cover such costs. Marriott has the right to withdraw its brand management of the Mortgaged Property in the event that the borrower and Marriott are unable to come to an agreement on such budget.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Courtyard Sacramento Midtown, representing approximately 1.8% of the Initial Pool Balance, the borrower is required by the franchisor to complete a PIP estimated to cost approximately $1,200,000 and including lobby upgrades, meeting room, public restroom and exercise room renovations, guestroom door replacement and conversion of tubs to showers in certain rooms, which are generally required to be completed by June 2021. At loan origination, a reserve in the amount of $240,000 was established for such PIP and, on each payment date thereafter, the borrower is required to deposit 4% of total monthly gross income from the Mortgaged Property into such reserve to be used on an on-going basis to complete PIP work and replacement of furniture, fixtures and equipment.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Fort Worth Residence Inn, representing approximately 1.4% of the Initial Pool Balance, the franchise agreement provides for upfront PIP reserve funds equal to $360,000 and, commencing on and after the 36th month before the expiration date of the franchise agreement, an amount equal to 115% of any estimated costs for additional PIP work identified by franchisor. The franchise agreement provides for final completion of the PIP within 12 months of December 1, 2016 unless noted otherwise on Exhibit C to the franchise agreement. The Mortgage Loan documents further provide for personal liability to the borrower and guarantor for losses related to (i) failure to comply with or complete any PIP work; and (ii) termination of the existing franchise agreement unless a franchise agreement is executed with a replacement franchisor that is acceptable to lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Holiday Inn Express King of Prussia, representing approximately 1.2% of the Initial Pool Balance, the borrower is required by the franchisor to complete a PIP estimated to cost $1,500,000 and including renovations to public areas, recreational areas, guestroom areas, guestrooms and corridors, which are generally required to be completed by December 2019. At loan origination, a reserve in the amount of $1,500,000 was established for such PIP.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Holiday Inn Express Spartanburg, representing approximately 0.8% of the Initial Pool Balance, the borrower is required to complete a franchisor required PIP estimated to cost $1,160,987 and including renovations and repairs to public areas, recreational areas, guestroom areas, guestrooms, corridors and life safety and accessibility, which are generally required to be completed by November 4, 2018. At loan origination, the borrower delivered a letter of credit to lender in the foregoing amount. The letter of credit has a final expiration date of October 1, 2018. The lender must quarterly accept a substitute letter of credit that has been reduced by the amount of PIP work completed in such quarter (if costing at least $100,000) upon receipt of evidence of completion of such work and acceptance thereof by the franchisor, and must release the letter of credit upon receipt of a franchisor comfort letter stating that all required PIP work has been completed. In the event that an event of default exists under the Mortgage Loan, or if the conditions for release of the letter of credit have not occurred by September 24, 2018, the lender may draw down the letter of credit and apply it to the PIP work or to payment of the debt in such order as it determines, after which the letter of credit will expire. If the lender elected to apply such funds to prepay the debt prior to an event of default, a prepayment premium would not be payable in connection with such prepayment.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus as well as “—Specialty Use Concentrations”.

Self Storage Properties

With respect to the self storage properties and mixed use properties set forth in the above chart:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Storbox Self Storage, representing approximately 4.2% of the Initial Pool Balance, the property includes 969 wine storage units, representing approximately 14.8% of gross potential rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Storbox Self Storage, representing approximately 4.2% of the Initial Pool Balance, the property was developed in two phases, both of which are part of the collateral. The sponsor is currently constructing a third phase of the development, expected to open in spring 2017. Phase three will not be part of the collateral, but is designed to be complementary to the exiting unit mix and phase three operations will be integrated with phases one and two.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Industrial Properties

In the case of the industrial properties set forth in the above chart, we note the following:

●	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, each such Mortgaged Property is being used as a FedEx distribution facility and has been constructed specifically for that purpose. In particular, FedEx’s material handling system is specific to FedEx’s use. Accordingly, each such Mortgaged Property may not be easily converted to an alternate use.

●	With respect to the Mortgaged Property identified on Annex A-1 as Blue Diamond Business Center, representing approximately 1.1% of the Initial Pool Balance, (i) Steelhead Productions, the largest tenant, representing 43.3% of net rentable square feet, has abated rent until April 2017; (ii) Trigg Laboratories, the second largest tenant, representing 40.6% of net rentable square feet, has abated rent until June 2017; and (iii) Universe Corporation, the third largest tenant, representing 16.1% of net rentable square feet, has abated rent until March 2017. A reserve was collected at loan origination for all outstanding rent abatements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily and mixed use properties with a multifamily component set forth in the above chart, we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 as The Central West End Portfolio - Melrose Building, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, such Mortgaged Property is 20% or more occupied by student tenants.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the three (3) Mortgaged Properties identified on Annex A-1 as Circle RV Resort, Vacationer RV Resort and Oak Creek RV Resort, securing Mortgage Loans collectively representing approximately 1.5% of the Initial Pool Balance, each is either a recreational vehicle resort or a significant portion of the property is intended to accommodate short-term occupancy by recreational vehicles.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”, “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Gym, fitness center or a health club and/or entertainment/recreational use(1)	8	13.8%
Restaurant(2)	12	12.7%
Data Center(3)	2	12.2%
Medical/laboratory(4)	10	7.1%
Grocery Store(5)	4	6.7%
Theater(6)	1	2.1%
Bank branch(7)	2	1.2%

(1)	Includes the Mortgaged Properties identified on Annex A-1 as Platform, East Market, Fremaux Town Center, Marsh Creek Corporate Center - Buildings 3 & 4, 8700-8714 Santa Monica Boulevard, Hallmark Town Center, Harwood Hills and Village at Duncanville.

(2)	Includes the Mortgaged Properties identified on Annex A-1 as Platform, East Market, The Central West End Portfolio - Gerhardt Building, Harwood Hills, Pine Creek - Colorado Springs, Towers of Grapevine, Shoppes At Cranberry Commons II, Merrifalls Plaza, 2015 Walden Avenue, Reno Airport Center, The Devonshire Shops and 940 East County Line Road.

(3)	Includes the Mortgaged Properties identified on Annex A-1 as 85 Tenth Avenue and KOMO Plaza.

(4)	Includes the Mortgaged Properties identified on Annex A-1 as ExchangeRight Portfolio 14 - Fresenius Medical Care - Sumter, SC, ExchangeRight Portfolio 14 - Fresenius Medical Care - El Paso, TX, ExchangeRight Portfolio 14 - MedSpring - Dallas, TX, Marsh Creek Corporate Center - North Point Office, 8700-8714 Santa Monica Boulevard, Pine Creek - Colorado Springs, Compass Road Medical Center, 166 Waterbury, Village at Duncanville and Paragon Plaza.

(5)	Includes the Mortgaged Properties identified on Annex A-1 as East Market, Plaza at Legacy, Harwood Hills and Village at Duncanville.

(6)	Includes the Mortgaged Property identified on Annex A-1 as Potomac Mills.

(7)	Includes the Mortgaged Properties identified on Annex A-1 as Marsh Creek Corporate Center - North Point Office and Greenbrier Industrial Portfolio.

In addition, with respect to the Mortgaged Properties identified on Annex A-1 as CarMax Sterling, Village at Duncanville, Sentinel Self Storage Portfolio – East Indian School and Reno Airport Center, collectively representing approximately 3.2% of the Initial Pool Balance, each includes one or more tenants that operate its space as an on-site gas station and/or an automobile repair and servicing company. See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” in this prospectus.

With respect to the Mortgaged Properties identified on Annex A-1 as Harwood Hills and Merrifalls Plaza, collectively representing approximately 1.5% of the Initial Pool Balance, such Mortgaged Properties each have a dry cleaner tenant with on-site processing operations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
The Summit Birmingham	$73,325,000	7.5%	$305	1.68x	54.3%	Retail
KOMO Plaza	$69,500,000	7.1%	$477	2.47x	50.0%	Mixed Use
JW Marriott Desert Springs	$60,000,000	6.1%	$130,091	2.31x	71.4%	Hospitality
85 Tenth Avenue	$50,000,000	5.1%	$403	3.66x	30.5%	Office
FedEx Ground Portfolio	$42,500,000	4.3%	$226	3.16x	44.2%	Industrial
Storbox Self Storage	$41,500,000	4.2%	$237	1.84x	63.8%	Self Storage
191 Peachtree	$40,500,000	4.1%	$144	2.69x	64.9%	Office
Platform	$37,000,000	3.8%	$498	1.88x	49.3%	Mixed Use
Calabasas Tech Center	$33,000,000	3.4%	$117	1.98x	64.1%	Office
East Market	$30,000,000	3.1%	$336	2.25x	48.4%	Retail
ExchangeRight Portfolio 14	$28,110,000	2.9%	$156	2.32x	57.0%	Retail
Shoreline Office Center	$23,500,000	2.4%	$238	1.55x	64.6%	Office
Rio West Business Park	$21,500,000	2.2%	$140	1.54x	64.8%	Office
Potomac Mills	$20,750,000	2.1%	$199	4.39x	38.0%	Retail
Plaza at Legacy	$18,500,000	1.9%	$104	1.66x	62.0%	Retail
Top 3 Total/Weighted Average	$ 202,825,000	20.8%		2.14x	57.9%
Top 5 Total/Weighted Average	$ 295,325,000	30.2%		2.54x	51.3%
Top 15 Total/Weighted Average	$ 589,685,000	60.4%		2.37x	54.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 1.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

All of the Mortgage Loans set forth in the table below, collectively representing approximately 13.6% of the Initial Pool Balance, are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Cross-Collateralized/Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Group	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
FedEx Ground Portfolio	Multi-property	$42,500,000	4.3%
ExchangeRight Portfolio 14	Multi-property	28,110,000	2.9
Marsh Creek Corporate Center	Multi-property	15,700,000	1.6
The Central West End Portfolio	Multi-property	15,400,000	1.6
Central Self Storage Portfolio	Multi-property	13,250,000	1.4
Spokane South Hill Portfolio	Multi-property	10,950,000	1.1
Sentinel Self Storage Portfolio	Multi-property	5,100,000	0.5
Huron & Jason Portfolio	Multi-property	2,168,501	0.2
Total		$133,178,501	13.6%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

•       With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Greenbrier Industrial Portfolio, representing approximately 0.5% of the Initial Pool Balance, the related Mortgaged Property is comprised of 2 separate parcels, each of which is owned by a separate borrower.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)

Mortgage Loan Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Plaza at Legacy	1	$18,500,000	1.9%
Harwood Hills	1	10,000,000	1.0
Village at Duncanville	1	6,650,000	0.7
Total for Group 1:	3	$35,150,000	3.6%
Group 2:
Circle RV Resort	1	$6,676,854	0.7%
Vacationer RV Resort	1	4,426,667	0.5
Oak Creek RV Resort	1	3,893,040	0.4
Total for Group 2:	3	$14,996,561	1.5%
Group 3:
American Mini Storage - Plano, TX	1	$5,993,847	0.6%
American Mini Storage-TN	1	2,092,279	0.2
Total for Group 3:	2	$8,086,125	0.8%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Summit Birmingham, representing approximately 7.5% of the Initial Pool Balance, the California Public Employees’ Retirement System (“CalPERS”) is not a borrower sponsor but owns approximately a 49% indirect interest in the related borrower, and with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the Initial Pool Balance, CalPERS is the borrower sponsor and owns a 99.5% indirect interest in the related borrower.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	16	$278,580,561	28.5%
New York	4	$89,199,696	9.1%
Virginia	6	$86,893,308	8.9%
Washington	3	$80,450,000	8.2%
Alabama	5	$80,149,078	8.2%
Texas	11	$77,106,110	7.9%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout twenty (20) other states, with no more than 4.2% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Twenty (20) Mortgaged Properties, representing approximately 36.7% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, which areas are more susceptible to hurricanes. See representation and warranty no. 18 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties With Limited Prior Operating History

Twenty-four (24) of the Mortgage Loans collectively representing approximately 13.3% of the Initial Pool Balance, are secured by Mortgaged Properties that (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to the Mortgaged Properties identified on Annex A-1 as East Market, McHenry Center, 8700-8714 Santa Monica Boulevard and 3511 South 300 West Industrial, representing in the aggregate 6.7% of the Initial Pool Balance, the related Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as ExchangeRight Portfolio 14, representing approximately 2.9% of the Initial Pool Balance, the related borrower is a Delaware statutory trust.

In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee	88	$820,562,429	84.0%
Leasehold	3	104,784,776	10.7
Fee / Leasehold	3	51,745,432	5.3
Total	94	$977,092,638	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

As among the 15 largest Mortgage Loans, the Shoreline Office Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the Mortgaged Property consists in its entirety of a ground leasehold interest, and, in addition, a portion of the related Mortgaged Property for each of the JW Marriott Desert Springs Mortgage Loan and the 191 Peachtree Mortgage Loan consists of a ground leasehold interest. With respect to the JW Marriott Desert Springs Mortgage Loan and the 191 Peachtree Mortgage Loan, the ground lessor of each Mortgaged Property related to such Mortgage Loans has the right to mortgage its fee interest; however, any such mortgage is required to be subordinate to the ground lease.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, representing approximately 6.1% of the Initial Pool Balance, a portion of the Mortgaged Property consisting of one of two 18 hole golf courses at the Mortgaged Property is comprised of a ground leasehold interest.

With respect to the Mortgaged Property identified on Annex A-1 as 191 Peachtree, representing approximately 4.1% of the Initial Pool Balance, a portion of the Mortgaged Property consisting of the land located under the parking garage serving the office building at 191 Peachtree Street Northeast is comprised of a ground leasehold interest. In addition, with respect to such ground leasehold interest, the lender has the right to obtain a new lease upon termination in bankruptcy or upon termination due to default by the ground lessor, however, the ground lease does not require the ground lessor to enter into a new lease with the mortgagee upon any other termination. In addition, the ground lessor is not required to accept performance and compliance by the lender if, at the time of the curing of a default, ground lessor is not furnished with evidence satisfactory to ground lessor of the interest in the ground lease claimed by the lender tendering the performance or compliance. Further, the ground lease does not specifically provide that it cannot be terminated without lender’s consent; however, it provides that it cannot be modified without lender’s consent and that the ground lessor will not accept a surrender of the ground lessee’s interest without lender’s consent.

With respect to the Mortgaged Property identified on Annex A-1 as Shoreline Office Center, representing approximately 2.4% of the Initial Pool Balance, the borrower’s estate in the collateral property is comprised of two leaseholds: (i) a sub-leasehold in Parcels 1 and 2 (the “Master Ground Lease Parcels”) with George Kappas and Dorothy J. Steckler, as ground lessor, and Steckler-Pacific Co., Inc, as sub-ground lessor that includes the improvements and adjacent parking containing 190 spaces; and (ii) an air rights leasehold in Parcels 3, 4 and 5 with the State of California Department of Transportation, as air rights lessor, that includes additional parking containing 211 spaces. The current term of the sublease for the Master Ground Lease parcels expires March 31, 2039 with a twenty year extension exercisable by the ground lessee to March 31, 2059 (the maturity date of the Mortgage Loan is December 11, 2026); and the latest term of the air rights lease expires March 31, 2039 with extension options. The air rights lease includes substantial area beneath the elevated portion of Highway 101, which impedes use of the parcels for development other than parking. As to the Master Ground Lease Parcels: (i) the sub-leasehold mortgagee does not have the direct right to exercise the option to extend the master lease term; however, the sub-leasehold mortgagee could exercise such option to extend as a successor sub-ground lessee following its exercise of remedies; and (ii) while the ground lessor must give the sub-leasehold mortgagee notice of any default, the ground lease is silent as to the effect of any such notice’s not being delivered to the sub-leasehold mortgagee. As to the air rights lease: (i) the lease does not provide that it may not be amended without the leasehold mortgagee’s prior written consent; (ii) the sub-leasehold mortgagee does not have the direct right to exercise the option to extend the air rights lease term; however, the sub-leasehold mortgage could exercise such option to extend as a successor sub-ground lessee following its exercise of remedies; (iii) while the master ground lessor must give the sub-leasehold mortgagee notice of any default, the master ground lease is silent as to the effect of any such notice’s not being delivered to the sub-leasehold mortgagee; and (iv) the lease does not provide that, in the event of a total casualty or condemnation, available proceeds not applied to restoration will be applied to the debt first. The loan documents provide for (i) loan default in the event that any of the ground leases or air rights lease is amended without the lender’s prior written consent; and (ii) personal liability to the borrower and guarantors for failure to pay amounts due under the ground lease to the extent of sufficient property revenue and for springing recourse liability to the borrower and guarantors if any of the ground leases or air rights lease are terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Courtyard Sacramento Midtown, representing approximately 1.8% of the Initial Pool Balance, annual base rent is subject to increases (but not decreases) (i) every five years on the anniversary of the lease commencement date (with the next adjustment date occurring on or about September 29, 2020) to reflect the change in the consumer price index (“CPI”) over the applicable 5-year period (provided that any such increase will be no less than 12.5% and no greater than the sum of 20% plus one-half of the positive difference, if any, in the applicable CPI increase and 20%); and (ii) every 20 years on the anniversary of the lease commencement (with the next adjustment date occurring on or about September 29, 2020) to an amount equal to the greater of (a) the amount calculated in accordance with clause (i) above as of the applicable date and (b) 8.5% of the fair market value (to be determined in accordance with the procedure set forth in the ground lease) of the Mortgaged Property as of such anniversary.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Blue Diamond Business Center, representing approximately 1.1% of the Initial Pool Balance, the borrower is not obligated to make rental payments under the ground lease until the borrower’s equity contribution toward construction of the improvements is repaid (with interest at a rate equal to 11% per annum). Equity contributions are repaid out of net revenue generated by the Mortgaged Property (calculated as total revenue net of debt service on the Mortgage Loan, budgeted expenses, capital improvement expenditures, management fees and reserves for maintenance and capital improvements). Once such equity contribution is repaid with interest, the borrower is required to pay 50% of net revenue from the Mortgaged Property as ground rent.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Plaza at Legacy, representing approximately 1.9% of the Initial Pool Balance, according to the related ESA, a former dry cleaning tenant was registered with the Texas Commission on Environmental Quality (“TCEQ”) as an active dry cleaning facility from 2004 – 2008. Starting in 2008 through 2013, the tenant was registered as a drop station. The ESA stated that the Mortgaged Property is eligible for state funded remediation (TCEQ Dry Cleaner Remediation Program - DCRP) if subsurface impact is ever discovered at the Mortgaged Property. The ESA concluded that given that the Mortgaged Property is part of TCEQ DCRP, the former dry cleaning operation can be characterized as a controlled REC; and that no further assessment was warranted. The borrower has covenanted in the Mortgage Loan documents to timely pay all ongoing fees for the TCEQ DCRP registration and to maintain its eligibility for the TCEQ DCRP. At origination, the borrower deposited $6,500 into an environmental reserve to be used to pay maintenance fees owed to TCEQ for the DCRP if borrower fails to timely do so and/or to pay the deductible with respect to any coverage for environmental remediation or other corrective action under the DCRP.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marsh Creek Corporate Center - North Point Office, representing approximately 0.7% of the Initial Pool Balance, according to the related ESA the Mortgaged Property was operated as a gas station from 1965 to 1986. According to the ESA, site history information provided indicates that three 6,000-gallon gasoline USTs, a waste oil UST, and a 550-gallon heating oil UST were removed from the Mortgaged Property in the late 1980s. The ESA stated that subsurface remediation of gasoline impacted soil and groundwater was performed at the southern side of the Mortgaged Property. According to the ESA, the most recent quarterly remedial action progress report, prepared for the Mortgaged Property for the period from July – September 2016, states that concentrations of dissolved benzene, toluene, ethylbenzene and xylene, Methyl Tertiary-Butyl Ether, naphthalene, isopropylbenzene (cumene), ethylene dichloride, ethylene dibromide and dissolved lead concentrations have historically fluctuated at the Mortgaged Property. The ESA recommended that quarterly sampling and monitoring under the direction of the Pennsylvania Department of Environmental Protection be continued until such time that Act 2 remediation standards are met at the site. The ESA determined that based on the ongoing monitoring of groundwater contamination at the Mortgaged Property, the former gas station and subsequent soil and groundwater remediation are considered to represent a REC.

The Mortgage Loan requires the borrower to maintain an Environmental Impairment Liability form of Pollution Legal Liability insurance policy, covering the Mortgaged Property for a period of no less than 121 months, issued by Nautilus Insurance Company (a Berkley Company – A.M. Best rated A+ X) with terms and conditions including but not limited to an optional extended reporting period of no less than 36 months, a limit of $1,000,000 for each incident and in the aggregate with a deductible and/or self-insured retention of no more than $50,000 and naming the lender and its successors and/or assigns, as additional named insured, with a right of assignment in the event of default under the Mortgage Loan agreement. A policy complying with such requirements was obtained at loan origination from Nautilus Insurance Company, which is also rated A+ by S&P and Fitch. In addition, the Mortgage Loan requires the borrower to renew, prior to their expiration in January 2017, for a period of no less than the term of the Mortgage Loan, borrower’s existing Pollution Legal Liability insurance policies with XL Insurance and Tokio Marine (Philadelphia Indemnity), respectively, naming the lender and its successors and/or assigns, as additional named insured, with a right of assignment in the event of foreclosure; provided, however, the limit with respect to the Mortgaged Property under such policies must be no less than $2,000,000. The borrower has provided to the lender evidence of renewal or replacement policies.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as Buena Park Self

Storage, Climate Masters Storage, The Devonshire Shops, American Mini Storage-TN, 940 East County Line Road, collectively representing approximately 1.3% of the Initial Pool Balance, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,740,881 group lender environmental collateral protection and liability-type environmental insurance policy with $4,740,881 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Mortgaged Property identified on Annex A-1 as Storage King USA – Newark, NJ, representing approximately 1.0% of the Initial Pool Balance, the Mortgaged Property historically was used for automotive repair and industrial uses, including manufacturing and storage of hazardous materials. Petroleum products and other hazardous substances (including coal and naphtha) were identified as formerly used at the subject property during the historical review. According to the ESA, based on the length of industrial use, known historical storage and use of hazardous materials, and lack of prior groundwater assessment activities, the former use is considered a REC. The Phase I ESA recommended a Phase II subsurface assessment to evaluate the impacts on soil, soil vapor and groundwater associated with the historic uses at the Mortgaged Property. In lieu of a Phase II ESA, the lender obtained a $2 million lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America, with a 10-year term (equal to the loan term) and having a $50,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Mortgaged Property identified on Annex A-1 as Village at Duncanville, representing approximately 0.7% of the Initial Pool Balance, according to the ESA, based on review of a prior June 1994 environmental report, two soil samples located at the southwest corner of the Mortgaged Property revealed elevated levels of Total Petroleum Hydrocarbons (“TPH”) in the shallow soils (0.5 to 2.0 feet below surface elevation) that were above the regulatory action level of 500 mg/kg. The impacted soils were reported to the Texas Natural Resource Conservation Commission (“TNRCC”, now the TCEQ). A Remedial Investigation and Baseline Risk Assessment Report was performed, which classified the release as limited and as low risk to human health and the environment. The TNRCC concurred and documented the attainment of TNRCC Risk Reduction Standard (RRS) Number 3 for non-residential property use. The TNRCC mandated post closure care and engineering controls as maintenance of the Mortgaged Property pavement surface cover which overlies the TPH impacted soil and deed recordation of the TPH impacted soil area. According to the ESA, deed recordation was performed and filed on June 16, 1995 in Dallas County. The ESA stated that this known contamination with control measures in place is a controlled REC. The ESA recommended that the Mortgaged Property owner continue to maintain the impermeable concrete surface over the soil impacted area and maintain a record of semi-annual inspections of this concrete barrier to ensure the post-closure care of this engineering control measure.

●	With respect to the Mortgaged Property identified on Annex A-1 as Towers of Grapevine, representing approximately 0.6% of the Initial Pool Balance, according to the ESA, a release of heavy metals, chlorinated solvents and volatile organic compounds impacted soil and groundwater over 6.68 acres of land including the Mortgaged Property. The Mortgaged Property entered into the TCEQ voluntary cleanup program June 7, 2012 and received a Certificate of Completion June 20, 2013. In addition, as a result of the impacted groundwater discovered during such incident, the TCEQ approved an MSD (an official state designation that certifies that designated groundwater is not used as potable water and is prohibited as use for potable water in the future because it is contaminated in excess of the applicable protective concentration level) for the Mortgaged Property. The ESA concluded that the MSD designation constituted a controlled REC, with no further action or investigation warranted. The ESA also noted that the Mortgaged Property was historically operated as a gas station and identified historical RECs due to removal of underground storage tanks from the Mortgaged Property and completion of remedial activities, which were granted case closed status by the TCEQ.

●	With respect to the Mortgaged Property identified on Annex A-1 as Glen Lennox Shopping Center, representing approximately 0.4% of the Initial Pool Balance, the Mortgaged Property is subject to a Notice of Residual Petroleum which (i) prohibits use of groundwater from the site as a water supply, and (ii) limits use of the Mortgaged Property to industrial/commercial uses only, and, further, to those uses where exposure to soil contamination is limited in time and does not involve exposure to children or other sensitive populations such as the elderly or sick.

●	With respect to the Mortgaged Property securing the Mortgage Loan identified on Annex A-1 as Sentinel Self Storage Portfolio – East Indian School, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the Phase I ESA obtained at loan origination identified a REC associated with the former use of the property as a gasoline service station, from approximately 1958 to 2014, and associated petroleum releases at the property. In 2005, a suspected release of gasoline was discovered beneath a UST, which was later confirmed to be a LUST. Soil vapor extraction and air-sparging was chosen as the remedial technology for the site and the remediation system began operating in May 2011 and was shut down in September 2012. Approximately 11,878 pounds of gasoline range organics have been removed from the property. In February and May 2014, groundwater monitoring and sampling was conducted from five groundwater monitoring wells located onsite. Based on results of such samples, a 1,2 dichloroethane concentration (6.8 micrograms per liter) exceeding the Aquifer Water Quality Standard (“AWQS”) and a methyl tertbutyl ether concentration (110 micrograms per liter) exceeding the Tier 1 Risk Based Level were detected in the sample collected from one of five groundwater monitoring wells. The volatile organic compound concentrations in the samples collected from the other wells were below their respective AWQS. Groundwater monitoring and remedial actions are still on-going and the LUST case is still considered to be open. The ESA recommends (1) that the responsible party, 7-Eleven, Inc., continue remediation efforts under the oversight of the Arizona Department of Environmental Quality (“ADEQ”) until regulatory closure is achieved; (2) that the subject property owner periodically monitor the progress of the responsible party in its pursuit of closure; and (3) performing a review of ADEQ files to evaluate current subsurface conditions related to the former gasoline dispensing operations and the potential for a vapor intrusion condition to exist. At loan origination, the borrower escrowed $60,000, representing 150% of the estimated cost to undertake the remediation recommended in the ESA, into an environmental reserve.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Reno Airport Center, representing approximately 0.3% of the Initial Pool Balance, the Phase I ESA obtained at loan origination identified two recognized environmental conditions associated with (i) active on-site USTs that were installed on August 1, 1998 with double-walled fiberglass reinforced plastic piping and (ii) three USTs located on an adjacent site that were installed in September, 1982. Current database records indicate that the on-site USTs are currently in compliance and the leak detection monitoring system has been certified as of February 15, 2016. The adjacent property USTs reported a release of approximately 1,200 gallons of gasoline from a failed leak detection device in July, 1989. Three groundwater monitoring wells in the vicinity of the UST system were sampled and free product was found in one well and all three groundwater samples detected petroleum hydrocarbon contamination. A Phase II ESA was conducted, including analysis of four soil and three groundwater samples for petroleum constituents. The samples were below applicable screening levels and consistent with the levels found during the closure of the adjacent site release (which received regulatory closure). No further action was recommended.

●	With respect to the portfolio of Mortgaged Properties secured by the Mortgage Loan identified on Annex A-1 as Huron & Jason Portfolio, representing approximately 0.2% of the Initial Pool Balance, the Phase I ESA obtained at loan origination identified a REC associated with prior on-site automotive school, manufacturing facility and printing operation. The Phase I ESA recommended a Phase II subsurface assessment. In lieu of a Phase II ESA, the lender obtained a $1 million lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich American Insurance Group with a 10-year term and a 3 year policy tail and having a $50,000 deductible. The loan documents provide for a springing $50,000 environmental deductible reserve, triggered by loan default or governmental action requiring testing or remediation. The borrower and guarantors have personal liability related to their not funding such escrow. The guarantors have an aggregate stated net worth of $4.312 million as of July 21, 2016. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, pursuant to property improvement plans (“PIPs”) required by the franchisors. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, each of the three Mortgaged Properties in the portfolio is a newly-built, built-to-suit property with certain punch list items and change-order work that remains to be completed. In each case, the primary facilities are complete and the tenant is in occupancy and has commenced operations. The related borrowers established escrows in the amount of $2,516,110 at loan origination, which amount represents the estimated cost for completion of the subject work. In addition, a completion guaranty was provided by the guarantor with respect to costs and expenses of the subject construction.

For a description of PIPs, see “—Property Types—Hotel Properties”.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgaged Property identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, litigation was filed on August 24, 2016 against the mortgage borrower that owns the related Mortgaged Property located in Yonkers, New York. Such property is an assemblage of three separate parcels acquired by the applicable borrower from three separate sellers, who are also named in the suit as defendants, as are the equity owners of such seller entities. The complaint alleges a claim for unpaid real estate commissions by a broker. The plaintiffs seek damages in the amount of $2,925,000, representing a 5% commission on the total sales price of the three parcels, $58,500,000. The plaintiffs at this time have only produced written brokerage commission agreements for two of the three parcels (which sold for $28,000,000), and not for the third parcel, although they allege they represented the third seller as well. Both of the original commission agreements had expired (only one had a tail clause for 12 months after expiration, which had also expired) prior to the actual sale of the subject Mortgaged Property. The plaintiffs claim that they introduced the brokers who ultimately represented the sellers at the time of the sale as co-brokers. The plaintiffs also allege that SunCap Property Group, LLC (“SunCap”), an affiliate of the borrower sponsor, induced the sellers to close the transaction without paying the plaintiffs. SunCap did in fact agree to indemnify the sellers from any brokerage claims by the plaintiffs. The plaintiffs’ claims against SunCap allege (i) that the plaintiffs procured the ultimate buyer through their co-broker arrangement with the brokers and are therefore entitled to the brokerage commissions, (ii) breach of duties owed to them by the co-brokers, and (iii) tortious interference with their rights to the commissions by SunCap. SunCap disputes the allegations on grounds that the plaintiff did not have a listing agreement with respect to one of the parcels, that the listing agreements with respect to the remaining parcels had expired and that the plaintiffs did not play any role in procuring SunCap as the purchaser of the parcels comprising the Mortgaged Property. As additional support for its indemnity of the sellers, SunCap placed $520,000 in escrow with SunCap’s local counsel. The FedEx Ground Portfolio borrower additionally escrowed at closing $550,000 with lender in a litigation reserve.

●	With respect to the Mortgaged Property identified on Annex A-1 as Platform, representing approximately 3.8% of the Initial Pool Balance, the borrower is a named defendant in a cross-complaint arising out of a former restaurant tenant at the Mortgaged Property. The tenant signed its lease in June 2013, but never opened, citing delays in opening and higher-than-expected build-out costs. The borrower filed a lawsuit after the tenant ceased paying rent, and the tenant filed a counterclaim alleging fraud and breach of contract arising out of the borrower’s involvement with the tenant’s design and budget, and seeking rescission of its lease and the lease guaranty, as well as actual damages of approximately $970,000 and punitive damages of no less than five times the amount of damages, interest and attorneys’ fees. The borrower believes the tenant’s claims are without merit, attributing delays and cost overruns to the tenant’s failed expansion strategy elsewhere. The loan documents provide for personal liability to the borrower and guarantor for losses related to the litigation, and further obligate the borrower to satisfy, bond over or obtain dismissal of any adverse judgment within 60 days thereof.

●	With respect to the Mortgaged Property identified on Annex A-1 as Fremaux Town Center, representing approximately 1.8% of the Initial Pool Balance, the parent company (CBL & Associates Properties, Inc.) of guarantor was cited by unnamed sources in a May 24, 2016 article in the Wall Street Journal as being the subject of an SEC and FBI investigation for falsifying information on financial statements to banks in connection with certain non-recourse loans originated in 2011 and 2012. The unnamed sources indicated that former employees have alleged that the related company inflated its rental income and property occupancy rates in financial reporting. The company has denied the allegations. An August 16, 2016 newspaper report cites a letter from the SEC indicating that it has concluded its investigation and, based on available information, was not recommending an enforcement action against CBL. As a result of the initial report, however, at least two shareholder actions have been filed against the company, and several have been threatened. These lawsuits remain unresolved and are in their initial stages.

●	With respect to the Mortgaged Property identified on Annex A-1 as 8700-8714 Santa Monica Boulevard, representing approximately 1.4% of the Initial Pool Balance, the sponsor (Ron Farhadi) is a named defendant in a lawsuit brought by a neighboring property owner arising out of a claim of a breach of an oral contract for the sale of a property other than the mortgaged property. The plaintiff is seeking specific performance at a specific sales price and additional amounts due to reliance on oral statements and financial injuries resulting from such reliance. Mr. Farhadi and the two trusts for which he and his wife are trustees had a stated net worth as of May 1, 2016 in excess of the loan amount.

●	With respect to the Parkwood Patio Apartments Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the owner of the related borrower sponsor has been in ongoing litigation since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million. The owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract suit brought by another sibling. No ruling has been made on that claim. None of the lawsuits involve the mortgage borrower or make any claims relating to title to the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Forty-four (44) of the Mortgage Loans, representing approximately 58.7% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Nineteen (19) of the Mortgage Loans, representing approximately 41.3% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to twenty-one (21) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as 85 Tenth Avenue, 191 Peachtree, East Market, ExchangeRight Portfolio 14, Shoreline Office Center, Potomac Mills, Plaza at Legacy, Fremaux Town Center, Spokane South Hill Portfolio, Harwood Hills, Pine Creek - Colorado Springs, Compass Road Medical Center, Mini U Storage - VA, Dunia Plaza, 166 Waterbury, Village at Duncanville, American Mini Storage - Plano, TX, Buena Park Self Storage, Glen Lennox Shopping Center, The Devonshire Shops and American Mini Storage-TN, collectively representing approximately 32.8% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, the non-recourse carve-out guarantors (the Related Companies and Vornado Realty Trust) have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deed-in-lieu of foreclosure.

●	With respect to the Mortgaged Property identified on Annex A-1 as 191 Peachtree, representing approximately 4.1% of the Initial Pool Balance, one of the non-recourse carveout guarantors reported three foreclosures, one deed–in-lieu of foreclosure, and two loan modifications with respect to loans secured by properties owned by his affiliates during the last ten years, including a loan modification relating to an office property known as Peachtree Center, located at 161 Peachtree, nearby to the Mortgaged Property securing the Mortgage Loan identified on Annex A-1 as 191 Peachtree.

●	With respect to the Mortgaged Property identified on Annex A-1 as East Market, representing approximately 3.1% of the Initial Pool Balance, affiliates of the related loan sponsor owned a property securing a CMBS loan that was involved in a foreclosure in 2009, as well as another property that was the subject of a deed-in-lieu in 2012.

●	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 as ExchangeRight Portfolio 14, representing approximately 2.9% of the Initial Pool

Balance, one of the three guarantors was the managing member of one of two tenant-in-common owners of a multifamily property that was the subject of a foreclosure in 2009.

●	With respect to the Mortgaged Property identified on Annex A-1 as Shoreline Office Center, representing approximately 2.4% of the Initial Pool Balance, affiliates of the sponsors (Matthew White and William White) were involved in various mortgage defaults, including (i) a Reno, NV office building that was subject of a discounted pay-off in September 2014 and (ii) a Sacramento, CA office building that was the subject of a discounted pay-off in July 2015.

●	With respect to the Mortgaged Property identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the Initial Pool Balance, the loan sponsor (Simon Property Group, L.P.) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgaged Property identified on Annex A-1 as Plaza at Legacy, representing approximately 1.9% of the Initial Pool Balance, an affiliate of the borrower defaulted on a securitized loan, which was foreclosed in 2010. The borrower is also affiliated with the borrower under the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Village at Duncanville and the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Harwood Hills, which together with the Mortgaged Property identified on Annex A-1 as Plaza at Legacy represent approximately 3.6% of the Initial Pool Balance.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-three (23) of the Mortgaged Properties, identified on Annex A-1 as FedEx Ground Portfolio (all 3 properties), ExchangeRight Portfolio14 (all 17 properties), CarMax Sterling, 1350 Carlback Avenue and Huron & Jason Portfolio – 1011 South Huron Street, representing in the aggregate approximately 9.9% of the Initial Pool Balance by allocated loan amount, are each leased entirely (or substantially in its entirety) to a single tenant.

●	Eight (8) Mortgaged Properties, identified on Annex A-1 as East Market, Shoreline Office Center, Rio West Business Park, The Central West End Portfolio - McPherson Building, Dunia Plaza, Village at Duncanville, 3511 South 300 West Industrial and 940 East County Line Road representing in the aggregate approximately 10.0% of the Initial Pool Balance by allocated loan amount, are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Properties identified on Annex A-1 as KOMO Plaza, 85 Tenth Avenue, 191 Peachtree, Calabasas Tech Center, Rio West Business Park and Plaza at Legacy.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
ExchangeRight Portfolio14 - O’Reilly Auto Parts - South Holland, IL	0.1%	No	11/25/2026	12/01/2026
ExchangeRight Portfolio14 – Dollar General – Rockford, IL	0.1%	No	4/30/2025	12/01/2026
ExchangeRight Portfolio14 – Athletico Physical Therapy – Chicago, IL	0.1%	No	9/30/2026	12/01/2026
Huron & Jason Portfolio – 1011 South Huron Street	0.1%	No	5/31/2021	12/11/2026

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

●	With respect to the Mortgaged Property identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the Initial Pool Balance, the largest tenant, Sinclair Broadcast Group, which leases 121,213 square feet at the Mortgaged Property (41.6% of net rentable area), has the right to terminate its lease as to 20% of the contiguous areas, excluding the studio space on the fifth floor, as of January 1, 2021, with 12 months prior written notice and payment of a termination fee approximately equal to the sum of (i) an amount equal to six months of the applicable base rent and (ii) the tenant’s pro rata share of operating expenses, water charges, room fees and all other charges and amounts due and owning under its lease for the same six months. Sinclair Broadcast Group also has the right to terminate all or any portion of its storage space at any time with at least 30 days’ notice. In addition, the second largest tenant, Internap Corporation, which leases 12.2% of the net rentable area at the Mortgaged Property, has the right to terminate 2,353 square feet of its co-location space (representing approximately 7.5% of underwritten base rent) at any time, upon six months’ notice.

●	With respect to the Mortgaged Property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, the second largest tenant, the GSA, has the right to terminate its lease with 180 days’ notice to the landlord, provided that notification cannot occur prior to June 30, 2019. The GSA has been reducing its space at the Mortgaged Property and consolidating to government owned space. While Google, the largest tenant at the Mortgage Property, has an expansion right for the GSA space, there can be no assurance that Google will exercise such option. In addition, the GSA’s space is built out for counterterrorism operations and as such, substantial tenant improvement costs may be required by the borrower to make such space appropriate for replacement tenants (including Google). The termination of the GSA lease is a cash management trigger event. See “Risk Factors—Risks related to the Mortgage Loans—Some Mortgage Properties May Not Be Readily Convertible to Alternative Uses”.

●	With respect to the Mortgaged Property identified on Annex A-1 as 191 Peachtree, representing approximately 4.1% of the Initial Pool Balance, the largest tenant, Deloitte & Touche, representing approximately 21.3% of the net rentable area, has the right to terminate its lease effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019, and the tenant pays a termination fee. The termination payment is estimated to be the unamortized portion of (i) the construction allowance, (ii) payments made by the landlord pursuant to a prior lease with the tenant which was assigned to the borrower, and (iii) brokerage commissions, other than to one specified broker, plus all rent which would have been due for the 12-month period following the termination date. In addition, the fourth largest tenant, Carlock, Copeland & Stair, which leases approximately 4.3% of the net rentable area at the Mortgaged Property, has the right to terminate its lease with respect to up to 26,014 square feet (one full floor) effective as of December 31, 2019, upon at least 12 months’ prior notice and payment of a termination fee equal to certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space. The fifth largest tenant, Morgan & Morgan, which leases approximately 4.2% of the net rentable area at the Mortgaged Property, has the right to terminate its lease as to a maximum of 15% of the leased premises, effective January 31, 2024, upon at least 12 months’ prior notice and payment of a termination fee equal to the unamortized costs of free or abated rent, certain construction allowances, and brokerage commissions.

●	With respect to the Mortgaged Property identified on Annex A-1 as Platform, representing approximately 3.8% of the Initial Pool Balance, the third largest tenant, Criteo Corp, has a one-time right to terminate its lease effective March 13, 2021 with 12 months’ prior written notice and payment of a termination fee equal to 3 months’ rent plus any unamortized tenant improvement costs.

●	With respect to the Mortgaged Property identified on Annex A-1 as Plaza at Legacy, representing approximately 1.9% of the Initial Pool Balance, the fourth largest tenant, Walgreen’s, which represents approximately 7.8% of the net rentable area, has the right to terminate its lease effective November 2018 and every five years thereafter.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 and the accompanying footnotes for additional information, as well as the charts entitled “Tenant Summary” and “Lease Rollover Schedule” for certain tenants at the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Property identified on Annex A-1 as KOMO Plaza, 85 Tenth Avenue, 191 Peachtree, Platform and Plaza at Legacy.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. In particular, certain of the Mortgaged Properties have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. Generally such tenants were underwritten as if they were in occupancy and paying full contractual rent. In addition, certain tenants’ rent may have been underwritten on a straight-lined basis. See Annex A-1 and the accompanying footnotes for additional information and Annex A-3 regarding additional information for the 15 largest Mortgage Loans.

For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Mortgaged Property identified on Annex A-1 as Calabasas Tech Center, representing approximately 3.4% of the Initial Pool Balance, the fifth largest tenant, Valley Outreach Synagogue, which represents approximately 5.3% of the net rentable area, is entitled to a free rent period through March 31, 2017. At loan origination, the borrower deposited $134,568 into a reserve for such free rent.

●	In addition, with respect to the Mortgaged Property identified on Annex A-1 as Calabasas Tech Center, the second largest tenant, Grant & Weber, which leases 11.1% of the net rentable area of the Mortgaged Property negotiated the deferral of a portion of five months of monthly base rent from February through June 2016, totaling approximately $283,946, which is required to be repaid to the landlord during the final year of the lease term.

●	With respect to the Mortgaged Property identified on Annex A-1 as ExchangeRight Portfolio 14 – Fresenius Medical Care – El Paso, TX, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the property was built in 2016 and the single tenant has not yet opened for business. A reserve was collected at loan origination in the amount of $69,069, which represents three months’ rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to fourteen (14) of the Mortgaged Properties securing in whole or in part the Mortgaged Loans, identified on Annex A-1 as KOMO Plaza, JW Marriott Desert Springs, Shoreline Office Center, Potomac Mills, Plaza at Legacy, Fort Worth Residence Inn, Village at Duncanville, Greenbrier Industrial Portfolio, ExchangeRight Portfolio 14 - Walgreens - Chicago, IL, ExchangeRight Portfolio 14 - Walgreens - Napverville, IL, ExchangeRight Portfolio 14 - Walgreens - Montgomery,

AL, ExchangeRight Portfolio 14 - Tractor Supply Co. - LaPlace, LA”, “ExchangeRight Portfolio 14 - O’Reilly Auto Parts - South Holland, IL and Reno Airport Center, collectively representing approximately 23.9% of the Initial Pool Balance in the aggregate by allocated loan amount, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner or another third party. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 7 and no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the Initial Pool Balance, the lease for the largest tenant, Sinclair Television of Seattle, Inc. (“Sinclair Broadcast Group”), representing approximately 41.6% of the net rentable area, contains a right of first refusal with respect to a sale of the Mortgaged Property or a portion thereof. Such right may have terminated by its terms in connection with the tenant’s not having exercised such right with respect to the acquisition of the Mortgaged Property by the borrower. However, to the extent any such right has not terminated, the tenant agreed in a subordination non-disturbance and attornment agreement that any right of first refusal, right of first offer or purchase option that the tenant may have with respect to the Mortgaged Property or any portion thereof shall not apply in the event of foreclosure, deed or assignment in lieu of foreclosure or any other right asserted under or in respect of the mortgage by the holder thereof (or its affiliate or nominee) or in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the Mortgage (or its affiliate or nominee) following obtaining the Mortgaged Property by foreclosure or deed-in-lieu.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, representing approximately 6.1% of the Initial Pool Balance, the related property manager of such Mortgaged Property, Marriott Hotel Services, Inc. (“Marriott”), has a right of first refusal to purchase such Mortgaged Property. Marriott has entered into a subordination, non-disturbance and attornment agreement pursuant to which it has agreed that such right of first refusal does not apply to a foreclosure, which includes a judicial and/or nonjudicial foreclosure, as well as a deed in lieu of foreclosure, but would apply to subsequent sales of such Mortgaged Property.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as ExchangeRight Portfolio 14, representing approximately 2.9% of the Initial Pool Balance, the single tenant at five of the Mortgaged Properties (identified on Annex A-1 as Walgreens – Chicago, IL, Walgreens- Naperville, IL, Walgreens – Montgomery, AL, Tractor Supply Co. – LaPlace, LA, and O’Reilly Auto Parts – South Holland, IL) holds a right of first refusal (“ROFR”) under its lease to purchase the related Mortgaged Property if the related borrower receives a bona fide offer to purchase such Mortgaged Property during the term of the lease. With respect to the ROFRs related to the Walgreens – Chicago, IL and Walgreens – Montgomery, AL properties, the ROFR is not extinguished by foreclosure; however, pursuant to the related subordination, non-disturbance and attornment agreement, such right does not apply to a foreclosure sale, deed-in-lieu of foreclosure or similar conveyance resulting from a lender exercising its remedies under a mortgage encumbering the Mortgaged Property. With respect to the Walgreens - Naperville, IL, Tractor Supply Co. – LaPlace, LA and O’Reilly Auto Parts – South Holland, IL properties, the ROFR is not extinguished by foreclosure; however, the related title policy provides affirmative coverage that such right does not apply to any judicial or non-judicial foreclosure, the delivery of a deed-in-lieu of judicial or non-judicial foreclosure or the exercise of any other rights and remedies of the lender under the Mortgage Loan documents.

●	With respect to the Mortgaged Property identified on Annex A-1 as Shoreline Office Center, representing approximately 2.4% of the Initial Pool Balance, the master ground lessor and the sub-ground lease lessor each have a right of first offer (ROFO) to purchase the leasehold estate if borrower decides to market its leasehold estate for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof, or to first subsequent transfer.

●	With respect to the Potomac Mills Mortgage Loan, representing approximately 2.1% of the Initial Pool Balance, the largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure. In addition, in the event the lease with the third largest tenant, AMC Theatres, is terminated due to a casualty, the tenant has a right of first refusal to purchase or lease the portion of the Mortgaged Property in the event the borrower offers such portion of the Mortgaged Property for sale or lease for the exhibition of motion pictures, provided that following such termination, the Mortgaged Property is rebuilt within 5 years. In addition, one tenant, IKEA Property, Inc., owns its improvements, and has the option to purchase the parcel it leases during the lease term for a purchase price of $1.00. No value was attributed to this parcel in the appraisal. For additional information, see “—Partial Releases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Mortgaged Property identified on Annex A-1 as 1350 Carlback Avenue, representing approximately 0.6% of the Initial Pool Balance, the single tenant (Heffernan Insurance Brokers) is owner-affiliated.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Twenty (20) of the Mortgaged Properties, securing Mortgage Loans representing 36.7% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19.0%.

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, to the extent that certain conditions are satisfied under the related Mortgage Loan documents, including that the single tenant at each of the Mortgaged Properties maintains coverage for the Mortgaged Property reasonably satisfactory to the lender, the related borrower is deemed to be in compliance with the insurance requirements of the related Mortgage Loan documents. The related borrower is at all times required to maintain commercial general liability insurance, business interruption insurance and terrorism coverage with respect to the related Mortgaged Property.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, the individual properties located in Elmsford, New York and Yonkers, New York are currently operated under temporary certificates of occupancy, until completion of certain work required in connection with the initial zoning approvals with respect to those properties. The related borrowers established escrows at loan origination in an amount equal to the estimated cost for completion of the subject work. In addition, a completion guaranty was provided by the guarantor with respect to costs and expenses of the related work.

With respect to the Mortgaged Properties identified on Annex A-1 as Village at Duncanville, Towers of Grapevine and Glen Lennox Shopping Center, representing approximately 1.7% of the Initial Pool Balance, such Mortgaged Properties are subject to environmental restrictive covenants or similar restrictions as described under “—Environmental Considerations” above.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 as The Central West End Portfolio, representing approximately 1.6% of the Initial Pool Balance, all of the related Mortgaged Properties are located in the Central West End Historic District of St. Louis, Missouri. All exterior work and new construction must be approved by the City of St. Louis Planning and Urban Design Agency, and are subject to guidelines as to materials, demolition, height, facades, setbacks and other design details. In addition, original or historically significant materials and architectural elements are required to be maintained and repaired rather than replaced; or if not possible, replaced with elements that match the existing materials and architecture.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized” and/or “as-renovated” values, and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value. The “as-stabilized” or “as-complete”, value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the

Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Summit Birmingham, representing approximately 7.5% of the Initial Pool Balance, the guarantors with respect to the non-recourse carveout guaranty are Jeffrey A. Bayer, David L. Silverstein and Jon W. Rotenstreich (collectively, the “Bayer Guarantor”) and Institutional Mall Investors LLC (the “IMI Guarantor”). The obligations of the Bayer Guarantor and the IMI Guarantor under the non-recourse carveout guaranty are several (not joint and several); provided that, among the individuals comprising the Bayer Guarantor, the obligations of such individuals are joint and several). Each of the Bayer Guarantor’s and the IMI Guarantor’s pro rata share of the guaranteed obligations will be equal to its aggregate direct and indirect interest in the borrower (which, as of the origination date, is 51% for the Bayer Guarantor and 49% for the IMI Guarantor), whether by ownership or control of a person who owns a direct or indirect interest in the borrower. Any payment made by a guarantor under the non-recourse carveout guaranty will be applied only to such guarantor’s pro rata share of liability. Each guarantor’s pro rata share of the guaranteed obligations may increase or decrease in connection with permitted transfers; provided that the Bayer Guarantor’s, the IMI Guarantor’s and any replacement guarantor’s pro rata shares of the guaranteed obligations will at all times equal 100% in the aggregate. The Mortgage Loan documents permit the replacement of any existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with an individual or entity meeting the eligibility requirements set forth in the Mortgage Loan agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, (i) with respect to one of the two non-recourse carveout guarantors, Vornado Realty L.P., such guarantor’s aggregate liability with respect to bankruptcy-related full recourse carve-outs is capped at 30% of the original principal balance plus costs related to guaranty enforcement. The liability cap does not apply to Related Special Assets LLC. Pursuant to certain permitted transfers, Vornado Realty L.P. may become the sole non-recourse carveout guarantor; in such event such cap on full recourse liability would continue to apply, and (ii) in the case of any transfer in violation of the loan documents by a single guarantor, the full recourse liability and the losses liability shall only be applicable to borrower and the guarantor who committed the violation and the other guarantor shall have no liability so long as they did not participate in or consent to such transfer.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 191 Peachtree, representing approximately 4.1% of the Initial Pool Balance, the non-recourse carveout guaranty of one of the two non-recourse carveout guarantors, Oaktree Pinnacle Investment Fund, L.P., does not cover (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits (or the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property. In addition, Oaktree Pinnacle

Investment Fund, L.P. is not a party to the environmental indemnity agreement with respect to the related Whole Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the Initial Pool Balance, the guarantor’s liability under the non-recourse carveout guaranty is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of such guaranty or preservation of the lender’s rights thereunder. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with a replacement guarantor that satisfies certain conditions set forth in the related Mortgage Loan documents, including such replacement guarantor (i) being controlled by the borrower sponsor or an affiliate, (ii) having total assets of at least $1,000,000,000, a net worth in excess of $500,000,000 and liquid assets of at least $40,000,000, (iii) owning and operating at least five shopping centers totaling at least 5,000,000 square feet of gross leasable area, and (iv) delivery of an updated non-consolidation opinion and REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marsh Creek Corporate Center, representing approximately 1.6% of the Initial Pool Balance, the Mortgage Loan permits Anthony J. Hayden to take over control of the borrower and to replace the current guarantor, J. Anthony Hayden or to replace J. Anthony Hayden upon his death, provided that lender receives reasonably acceptable customary bankruptcy, lien , litigation and criminal searches and such new guarantor meets certain net worth and liquidity requirements (which may be met by causing one or more co-guarantors as to which such searches are also received to execute the non-recourse carveout guaranty on a joint and several basis).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-eight (28) Mortgage Loans, representing approximately 25.3% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Nineteen (19) Mortgage Loans, representing approximately 20.7% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Sixteen (16) Mortgage Loans, representing approximately 54.0% of the Initial Pool Balance, provide for interest only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance (%)
Interest-Only	16	$528,060,000	54.0%
Amortizing	28	247,220,138	25.3
Partial Interest-Only	19	201,812,500	20.7
Total:	63	$977,092,638	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	26	$519,818,884	53.2%
5	1	40,500,000	4.1
6	3	122,647,687	12.6
11	33	294,126,067	30.1
Total:	63	$977,092,638	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	41	$605,198,754	61.9%
4	7	84,233,325	8.6
5	15	287,660,559	29.4
Total:	63	$977,092,638	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A-1 will set forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after the related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents), only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable). Additionally, if there are any ARD Loans included in the Trust, an account was established in connection with the origination of each ARD Loan into which rents or other revenues from the related Mortgaged Property are required to be deposited, although the related borrower is entitled to receive remittances of funds daily unless an event of default or cash flow trigger is in effect or the related Anticipated Repayment Date has occurred.

There are no ARD Loans included in the Trust and, accordingly, no Excess Interest is payable with respect to the Trust, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to ARD Loans, Anticipated Repayment Dates, Excess Interest and Excess Interest Distribution Account and any related terms should be disregarded.

Single Purpose Entity Covenants

See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Fifty-five (55) of the Mortgage Loans, representing approximately 87.9% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Six (6) of the Mortgage Loans, representing approximately 9.9% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permit voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

●	Two (2) of the Mortgage Loans, representing approximately 2.2% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease such Mortgage Loan by pledging Government Securities (or in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	2	2.1%
4	43	57.0
5	13	24.9
7	5	16.0
Total	63	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the

Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 8700-8714 Santa Monica Boulevard and Paragon Plaza, collectively representing approximately 2.1% of the Initial Pool Balance, each of the Mortgage Loans permit transfers in connection with the completion of a reverse 1031 exchange transaction, which is required to be completed within 180 days of loan closing.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of fifty-seven (57) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 90.1% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or Anticipated Repayment Date or the first day of an open period, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the Initial Pool Balance, in the event that IKEA Property, Inc., which tenant owns its improvements, exercises its option to purchase its leased parcel, the related borrower may, without the lender’s consent, obtain the release of such parcel for no consideration and without payment of a prepayment fee, provided that the borrower provides evidence that (a) such parcel has been subdivided from the remainder of the Mortgaged Property and (b) the remainder of the Mortgaged Property constitutes a separate tax lot and provided, among other things, that (i) the loan-to-value ratio of the remaining property is equal to or less than 125% or (ii) the borrower pays down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount in (ii) is not paid, the securitization will not fail to maintain its REMIC status.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marsh Creek Corporate Center, representing approximately 1.6% of the Initial Pool Balance, which is secured by two Mortgaged Properties, each of such Mortgaged Properties may be released upon (i) defeasance of an amount equal to 115% of its allocated loan amount, (ii) satisfaction of conditions relating to the loan to value ratio, debt service coverage ratio and debt yield of the remaining Mortgaged Properties, (iii) compliance with REMIC requirements and (iv) if the lender requests, rating agency confirmation.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The Central West End Portfolio, representing approximately 1.6% of the Initial Pool Balance, each such Mortgaged Property may be released upon (i) defeasance of an amount (x) equal to 110% of its allocated loan amount, in the case of the two Mortgaged Properties identified on Annex A-1 as The Central West End Portfolio - Gerhardt Building and The Central West End Portfolio - Melrose Building and (y) equal to 125% of its allocated loan amount, in the case of the two Mortgaged Properties identified on Annex A-1 as The Central West End Portfolio - Landesman Building and The Central West End Portfolio - McPherson Building, (ii) satisfaction of conditions relating to the loan to value ratio and debt yield of the remaining Mortgaged Properties, (iii) compliance with REMIC requirements and (iv) if the lender requests, rating agency confirmation. In addition, a portion of the Mortgaged Property identified on Annex A-1 as The Central West End Portfolio - Gerhardt Building consists of a parking lot (the “Gerhardt Parking Lot”). Both the Gerhardt Parking Lot and the remaining portion of such Mortgaged Property may be released either separately or together, upon defeasance of 110% of the applicable allocated loan amount(s), and satisfaction of the conditions identified in clauses (ii), (iii) and (iv) above, and have been provided separate allocated loan amounts ($2,000,000 for the Gerhardt Parking Lot, and $8,390,000 for the remainder of the Gerhardt Building Mortgaged Property);

provided that conditions must be satisfied relating to compliance with all legal requirements (including zoning requirements), compliance with leases (including parking requirements), and transfer of such portion of the Mortgaged Property by the related borrower. In addition, a proposed partial defeasance is prohibited if it would result in the “adjusted allocated loan amount” for the Gerhardt Parking Lot being greater than 20% of the remaining principal balance of the Mortgage Loan following the proposed partial defeasance. The “adjusted allocated loan amount” of the Gerhardt Parking Lot for purposes of such test is the allocated loan amount of the Gerhardt Parking Lot, less a percentage of the allocated loan amount of any other Mortgaged Property securing the related Mortgage Loan that has previously been partially defeased, which percentage is 10% for each Mortgaged Property that requires defeasance of 110% of its allocated loan amount and 25% for each Mortgaged Property that requires defeasance of 125% of its allocated loan amount.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Sentinel Self Storage Portfolio, representing approximately 0.5% of the Initial Pool Balance, each of such Mortgaged Properties may be released upon (i) defeasance of an amount equal to 125% of its allocated loan amount, (ii) satisfaction of conditions relating to the debt yield, debt service coverage ratio and loan-to-value ratio of the remaining Mortgaged Properties, (iii) receipt of a rating agency confirmation, and (iv) compliance with REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Huron & Jason Portfolio, representing approximately 0.2% of the Initial Pool Balance, the loan documents permit the release of the Huron & Jason Portfolio - 1011 South Huron Street parcel only in connection with a sale to an unaffiliated third party after the yield maintenance lockout period, subject to certain conditions, including: (i) payment of a release price equal to the greater of (A) 85% of the net sales proceeds for such release parcel and (B) $1,727,700, together with a prepayment premium equal to the greater of 1% of the amount prepaid or a yield maintenance-based amount; (ii) the post-release loan-to-value ratio for remaining property is no greater than the lesser of (A) 58.8% and (B) the pre-release loan-to-value ratio for both properties; and (iii) the post-release debt yield for the remaining property must not be less than the greater of (a) 9.25% and (B) the pre-release combined debt yield for both properties.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-three (33) of the Mortgage Loans, representing approximately 70.6% of the Initial Pool Balance, are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Fifty-six (56) of the Mortgage Loans, representing approximately 69.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifty-five (55) of the Mortgage Loans, representing approximately 69.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-nine (29) of the Mortgage Loans, representing approximately 32.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Five (5) of the Mortgage Loans, representing approximately 11.4% of the Initial Pool Balance, provides for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

One (1) of the Mortgage Loans, representing approximately 0.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover certain performance requirements.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Devonshire Shops, representing approximately 0.2% of the Initial Pool Balance, a $113,000 vacancy reserve was required at loan origination, subject to release upon certain conditions, including: (i) tenant’s (Miranda’s Bakery) occupying space, being open for business, having delivered an estoppel certificate and paying full, unabated rent for 2 consecutive months, (ii) achievement of 90% occupancy at the Mortgaged Property by tenants fully occupying and paying rent, and (iii) a minimum debt yield of 9.0%. If release conditions are not satisfied by December 29, 2017 (the first anniversary of loan origination), borrower has no further right to disbursement of funds and lender may, at its option, either hold funds as additional collateral for the loan or apply to the loan balance, including applicable yield maintenance premium and interest shortfall. Following any related pay-down of the loan, loan payments are re-set based on the reduced principal balance and a 30-year amortization period, effective the first day of the month following the pay-down.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged

Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	34	$395,041,593	40.4%
Hard/Springing	10	300,874,819	30.8
Hard/In Place	4	161,458,532	16.5
None	13	69,004,086	7.1
Soft/Springing	2	50,713,607	5.2
Total:	63	$977,092,638	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis.

Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

●	With respect to the Mortgaged Property identified on Annex A-1 as Glen Lennox Shopping Center, representing approximately 0.4% of the Initial Pool Balance, the second largest tenant, RCD Concepts, LLC (dba “Jujube”), executed a seven year lease renewal beginning March 1, 2015 and is currently in a rent abatement period in exchange for Jujube performing approximately $130,000 in renovations to its space, and no reserve was collected at origination for the remaining six months of rent abatement, which represents an exception to the Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) Jujube has been in occupancy for more than 6 years and recently signed a seven year lease renewal; (b) Jujube’s commitment to its space, in which it spent at least $130,000 in renovations within three months of lease renewal to receive abated rent totaling approximately $148,065; (c) Jujube’s underwritten net effective base rent of $16.03 per square foot is significantly less than its in-place rent of $22.28 per square foot; (d) the Mortgage Loan has an U/W NCF DSCR, U/W NCF Debt Yield and loan-to-value ratio of 1.54x, 10.2% and 59.4%, respectively; (e) excluding Jujube’s space from underwriting results in an U/W NCF DSCR and U/W NCF Debt Yield of 1.32x and 8.8%, respectively; (f) upon Jujube paying full unabated rent the estimated U/W NCF DSCR and U/W NCF Debt Yield are 1.60x and 10.6%, respectively; and (g) the Mortgaged Property has an average occupancy of 91.1% over the last 10 years. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan in this transaction.

None of the other Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards” and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”.

None of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Subordinate Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
JW Marriott Desert Springs	$60,000,000	6.1%	$16,000,000	$0	$55,000,000	$131,000,000	5.7900%	71.4%	81.4%	2.31x	1.89x
85 Tenth Avenue	$50,000,000	5.1%	$229,000,000(2)	$141,000,000	$205,000,000	$625,000,000	4.5500%	30.5%	74.9%	3.66x	1.26x
FedEx Ground Portfolio	$42,500,000	4.3%	$50,000,000	$0	$127,500,000	$220,000,000	4.6900%	44.2%	57.2%	3.16x	2.16x

(1)	Calculated including the mezzanine debt and any related Companion Loan (including any related Subordinate Companion Loan).

(2)	Includes a senior mezzanine loan in the amount of $129,000,000 and a junior mezzanine loan in the amount of $100,000,000 related to the 85 Tenth Avenue Mortgage Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Mortgage Loan identified in the table above secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs and 85 Tenth Avenue, collectively representing approximately 11.3% of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, permitted prepayments or cure payments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan provided that such prepayment or cure payment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, representing approximately 6.1% of the Initial Pool Balance, a mezzanine loan in the original principal amount of $16,000,000 was made to Newage Desert Springs Holding, LLC, a Delaware limited liability company, by Morgan Stanley Mortgage Capital Holdings LLC, secured by 100% of the direct or indirect equity interest in the borrower and put in place simultaneously with the origination of the JW Marriott Desert Springs Whole Loan. The mezzanine loan has an interest rate of 10.39%, is interest-only, and is coterminous with the JW Marriott Desert Springs Whole Loan. The JW Marriott Desert Springs Mezzanine Loan and the JW Marriott Desert Springs Whole Loan are subject to an intercreditor agreement between Morgan Stanley Bank, National Association, as senior lender, and Morgan Stanley Mortgage Capital Holdings LLC, as mezzanine lender. It is anticipated that the mezzanine loan will be sold to a third party.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
191 Peachtree	$40,500,000	N/A	65.0%	N/A	11.0%	Yes	Yes
Hallmark Town Center	$10,650,000	N/A	80.0%	1.15x	N/A	Yes	Yes
Holiday Inn Express – Garland, TX(4)	$9,750,000	N/A	67.2%	1.88x	13.25%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	Upon a sale of the related Mortgaged Property and assumption of the Mortgage Loan in accordance with the terms of the Mortgage Loan documents, and provided that at least twelve months have elapsed from the origination date, direct or indirect owners of the related borrower are permitted to obtain mezzanine financing.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Other Secured Indebtedness

With respect to the Mortgaged Property identified on Annex A-1 as Potomac Mills, representing approximately 2.1% of the Initial Pool Balance, without the prior consent of the lender, the borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property; provided that the borrower is permitted to obtain such a loan (which, in each case, is not to exceed $5,000,000), subject to lender’s reasonable approval and delivery of a rating agency confirmation. Failure to timely pay such assessments may give rise to a lien against the Mortgaged Property.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as KOMO Plaza, representing approximately 7.1% of the Initial Pool Balance, the Mortgage Loan documents permit a pledge of up to 49% in the aggregate of non-controlling interests in any direct or indirect owner of the borrower, provided that after giving effect to such pledge the original borrower sponsor (or any successor sponsor permitted under the transfer provisions in the Mortgage Loan documents) together with its controlled affiliates and any institutional fund investor (as defined in the Mortgage Loan documents) own at least a 20% equity interest in the borrower, and control the borrower and the day-to-day operation of the Mortgaged Property, and any foreclosure or transfer in lieu thereof of such pledged interests complies with the requirements of certain permitted transfers under the Mortgage Loan documents.

With respect to the Mortgaged Property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, the Mortgage Loan documents permit (i) the pledge by sponsors of their indirect interest in the junior most mezzanine borrower to other sponsors to secure loans made by contributing members to non-contributing members as a result of a failure to make a required capital contribution, provided that a foreclosure of such pledge must satisfy the general transfer conditions, and (ii) the pledge of any direct or indirect interest in the junior most mezzanine borrower to secure a corporate line of credit or term loan, provided the value of equity in the Mortgaged Property owned by such party is no more than 20% of the total value pledged to secure such corporate line of credit or term loan, such corporate line of credit or term loan shall not constitute an obligation of the borrower or any mezzanine borrower and a foreclosure of such pledge must satisfy the general transfer conditions.

With respect to the portfolio of Mortgaged Properties identified on Annex A-1 as FedEx Ground Portfolio, representing approximately 4.3% of the Initial Pool Balance, there is an intracompany loan secured by the equity interests in the related borrower among various affiliates of such borrower. Foreclosure on such intracompany loan would change ownership of the economic rights in such borrower, however, foreclosure would not change ownership of the borrower outside of such affiliates. Such intracompany loan is not secured by the related Mortgaged Property.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as The Summit Birmingham, KOMO Plaza, JW Marriott Desert Springs, 85 Tenth Avenue, FedEx Ground Portfolio, 191 Peachtree, Platform, Rio West Business Park, Potomac Mills and Fremaux Town Center are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“CFCRE 2016-C6 PSA” means the pooling and servicing agreement governing the servicing of the Potomac Mills Whole Loan and relating to the securitization of certain of the Potomac Mills Companion Loans.

“Companion Loan Rating Agency” means any NRSRO rating any serviced companion loan securities.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York or an affiliate is currently the holder of the “Controlling Companion Loan” with respect to the KOMO Plaza Whole Loan.

“Control Appraisal Period“ means, with respect to the Platform Whole Loan, a Platform Control Appraisal Period.

“DBWF 2016-85T TSA” means the trust and servicing agreement governing the servicing of the 85 Tenth Avenue Whole Loan and relating to the securitization of certain of the 85 Tenth Avenue Companion Loans.

“MSC 2016-UBS12 PSA” means the pooling and servicing agreement governing the servicing of the 191 Peachtree Whole Loan and relating to the securitization of certain of the 191 Peachtree Pari Passu Companion Loans.

“Non-Serviced Certificate Administrator” means with respect to (i) the 85 Tenth Avenue Whole Loan, the certificate administrator under the DBWF 2016-85T TSA, (ii) the 191 Peachtree Whole Loan, the certificate administrator under the MSC 2016-UBS12 PSA, (iii) the Potomac Mills Whole Loan, the certificate administrator under the CFCRE 2016-C6 PSA, (iv) the Fremaux Town Center Whole Loan, the certificate administrator under the WFCM 2016-C37 PSA, and (v) the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the 85 Tenth Avenue Pari Passu Companion Loans, the 85 Tenth Avenue Subordinate Companion Loans, the 191 Peachtree Pari Passu Companion Loans, the Potomac Mills Pari Passu Companion Loans, the Potomac Mills Subordinate Companion Loans, and the Fremaux Town Center Pari Passu Companion Loans and (ii) after the Servicing Shift Securitization Date, the KOMO Plaza Pari Passu

Companion Loans, each as defined in “—The Non-Serviced Whole Loans” or “—The Servicing Shift Whole Loan”, as applicable.

“Non-Serviced Directing Certificateholder” means with respect to (i) the 191 Peachtree Whole Loan, the directing certificateholder (or the equivalent) under the MSC 2016-UBS12 PSA, (ii) the Potomac Mills Whole Loan, the directing certificateholder (or the equivalent) under the CFCRE 2016-C6 PSA, (iii) the Fremaux Town Center Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-C37 PSA, and (iv) the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the directing certificateholder (or its equivalent) under the Servicing Shift PSA. The DBWF 2016-85T TSA does not provide for a directing certificateholder (or the equivalent). Accordingly, there is no Non-Serviced Directing Certificateholder with respect to the 85 Tenth Avenue Whole Loan.

“Non-Serviced Master Servicer” means with respect to (i) the 85 Tenth Avenue Whole Loan, the master servicer under the DBWF 2016-85T TSA, (ii) the 191 Peachtree Whole Loan, the master servicer under the MSC 2016-UBS12 PSA, (iii) the Potomac Mills Whole Loan, the master servicer under the CFCRE 2016-C6 PSA, (iv) the Fremaux Town Center Whole Loan, the applicable master servicer under the WFCM 2016-C37 PSA, and (v) the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means (i) the 85 Tenth Avenue Mortgage Loan, (ii) the 191 Peachtree Mortgage Loan, (iii) the Potomac Mills Mortgage Loan and (iv) the Fremaux Town Center Mortgage Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced PSA” means with respect to (i) the 85 Tenth Avenue Whole Loan, the DBWF 2016-85T TSA, (ii) the 191 Peachtree Whole Loan, the MSC 2016-UBS12 PSA, (iii) the Potomac Mills Whole Loan, the CFCRE 2016-C6 PSA, (iv) the Fremaux Town Center Whole Loan, the WFCM 2016-C37 PSA, and (v) the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) the 85 Tenth Avenue Whole Loan, the special servicer under the DBWF 2016-85T TSA, (ii) the 191 Peachtree Whole Loan, the special servicer under the MSC 2016-UBS12 PSA, (iii) the Potomac Mills Whole Loan, the special servicer under the CFCRE 2016-C6 PSA, (iv) with respect to the Fremaux Town Center Whole Loan, the special servicer under the WFCM 2016-C37 PSA, and (v) the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means each of (i) the 85 Tenth Avenue Subordinate Companion Loans and (ii) the Potomac Mills Subordinate Companion Loans.

“Non-Serviced Trustee” means with respect to (i) the 85 Tenth Avenue Whole Loan, the trustee under the DBWF 2016-85T TSA, (ii) the 191 Peachtree Whole Loan, the trustee under the MSC 2016-UBS12 PSA, (iii) the Potomac Mills Whole Loan, the trustee under the CFCRE 2016-C6 PSA, (iv) the Fremaux Town Center Whole Loan, the trustee under the WFCM 2016-C37 PSA, and (v) the Servicing Shift Whole Loan, after the Servicing Shift Securitization Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the 85 Tenth Avenue Whole Loan, (ii) the 191 Peachtree Whole Loan, (iii) the Potomac Mills Whole Loan, and (iv) the Fremaux Town Center Whole Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced AB Whole Loan“ means the Platform Whole Loan.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans. Prior to the Servicing Shift Securitization Date, the KOMO Plaza Pari Passu Companion Loans will be Serviced Companion Loans.

“Serviced Pari Passu Companion Loan” means each of (i) The Summit Birmingham Companion Loans, (ii) the JW Marriott Desert Springs Pari Passu Companion Loans, (iii) the FedEx Ground Portfolio Companion Loans, and (iv) the Rio West Business Park Companion Loan. Prior to the Servicing Shift Securitization Date, the KOMO Plaza Pari Passu Companion Loans will be Serviced Pari Passu Companion Loans.

“Serviced Pari Passu Mortgage Loan” means each of (i) The Summit Birmingham Mortgage Loan, (ii) the JW Marriott Desert Springs Mortgage Loan, (iii) the FedEx Ground Portfolio Mortgage Loan, and (iv) the Rio West Business Park Mortgage Loan. Prior to the Servicing Shift Securitization Date, the KOMO Plaza Mortgage Loan will be a Serviced Pari Passu Mortgage Loan.

“Serviced Subordinate Companion Loan” means the Platform Subordinate Companion Loan.

“Serviced Whole Loan” means each of (i) The Summit Birmingham Whole Loan, (ii) the JW Marriott Desert Springs Whole Loan, (iii) the FedEx Ground Portfolio Whole Loan, (iv) the Platform Whole Loan, and (v) the Rio West Business Park Whole Loan. Prior to the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to the Servicing Shift Whole Loan, the Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the KOMO Plaza Mortgage Loan will be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means the KOMO Plaza PSA.

“Servicing Shift Securitization Date” means, with respect to the Servicing Shift Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means the Whole Loan serviced under the PSA as of the Closing Date, which includes the Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing

Shift Securitization Date. As of the Closing Date, the KOMO Plaza Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” each of (i) the 85 Tenth Avenue Subordinate Companion Loans, (ii) the Platform Subordinate Companion Loan, and (ii) the Potomac Mills Subordinate Companion Loans.

“WFCM 2016-C37 PSA” means the pooling and servicing agreement governing the servicing of the Fremaux Town Center Whole Loan and relating to the securitization of certain of the Fremaux Town Center Companion Loans.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
The Summit Birmingham	$73,325,000	7.5%	$134,675,000	N/A	54.3%	54.3%	1.68x	1.68x
KOMO Plaza	$69,500,000	7.1%	$69,500,000	N/A	50.0%	50.0%	2.47x	2.47x
JW Marriott Desert Springs	$60,000,000	6.1%	$55,000,000	N/A	71.4%	71.4%	2.31x	2.31x
85 Tenth Avenue	$50,000,000	5.1%	$205,000,000	$141,000,000	30.5%	47.4%	3.66x	2.36x
FedEx Ground Portfolio	$42,500,000	4.3%	$127,500,000	N/A	44.2%	44.2%	3.16x	3.16x
191 Peachtree	$40,500,000	4.1%	$135,000,000	N/A	64.9%	64.9%	2.69x	2.69x
Platform	$37,000,000	3.8%	N/A	$10,000,000	49.3%	62.6%	1.88x	1.38x
Rio West Business Park	$21,500,000	2.2%	$20,000,000	N/A	64.8%	64.8%	1.54x	1.54x
Potomac Mills	$20,750,000	2.1%	$270,250,000	$125,000,000	38.0%	54.4%	4.39x	2.65x
Fremaux Town Center	$17,713,607	1.8%	$54,124,909	N/A	62.5%	62.5%	1.32x	1.32x

(1)	Calculated including any related Companion Loans but excluding any related Subordinate Companion Loan.

(2)	Calculated including any related Companion Loans and any related Subordinate Companion Loan but excluding any mezzanine debt.

The Serviced Whole Loans

The Summit Birmingham Whole Loan

General

The Mortgaged Property identified on Annex A-1 as The Summit Birmingham (the “The Summit Birmingham Mortgaged Property”) secures four (4) promissory notes (Note A-1, Note A-2, Note A-3 and Note A-4) co-originated by Bank of America, National Association and Barclays Bank PLC. Note A-2 evidences a mortgage loan to be included in this securitization transaction (the “The Summit Birmingham Mortgage Loan”), representing approximately 7.5% of the Initial Pool Balance. Note A-1, Note A-3 and Note A-4 each evidence a companion loan that will not be held by the Trust (each, a “The Summit Birmingham Companion Loan” and, collectively, the “The Summit Birmingham Companion Loans” and, collectively with The Summit Birmingham Mortgage Loan, the “The Summit Birmingham Whole Loan”) and that is pari passu in right of payment with The Summit Birmingham Mortgage Loan. The Summit Birmingham Companion Loan evidenced by Note A-1 had a principal balance as of the Cut-off Date of approximately $61,875,000 and is currently held by Bank of America, National Association. The Summit Birmingham Companion Loan evidenced by Note A-3 had a principal balance as of the Cut-off Date of approximately $50,000,000 and is currently held by Barclays Bank PLC. The Summit Birmingham Companion Loan evidenced by Note A-4 had a principal balance as of the Cut-off Date of approximately $22,800,000 and is currently held by Barclays Bank PLC.

Note A-2, which evidences The Summit Birmingham Mortgage Loan, represents the controlling interest in The Summit Birmingham Whole Loan.

The holders of The Summit Birmingham Whole Loan (the “The Summit Birmingham Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each The Summit Birmingham Noteholder (the “The Summit Birmingham Intercreditor Agreement”).

Servicing

The Summit Birmingham Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of The Summit Birmingham Intercreditor Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on The Summit Birmingham Mortgage Loan (but not on The Summit Birmingham Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on The Summit Birmingham Mortgage Loan, and (ii) any required Servicing Advances with respect to The Summit Birmingham Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on The Summit Birmingham Whole Loan.

Distributions

The Summit Birmingham Intercreditor Agreement sets forth the respective rights of The Summit Birmingham Noteholders with respect to distributions of funds received in respect of The Summit Birmingham Whole Loan, and provides, in general, that:

●	The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of The Summit Birmingham Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee under the PSA) in accordance with the terms of The Summit Birmingham Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to The Summit Birmingham Whole Loan will generally be allocated, on a pro rata and pari passu basis, to The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans in accordance with the terms of The Summit Birmingham Intercreditor Agreement and the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to The Summit Birmingham Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on The Summit Birmingham Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on The Summit Birmingham Companion Loans. Furthermore, the holders of The Summit Birmingham Companion Loans will not bear master servicing fees in excess of the primary servicing fee, or other non-default related administrative fees, earned on The Summit Birmingham Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a The Summit Birmingham Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such The Summit Birmingham Companion Loan or from general collections with respect to any securitization of such The Summit Birmingham Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

The controlling note holder under The Summit Birmingham Intercreditor Agreement with respect to The Summit Birmingham Whole Loan will be the Trust as holder of Note A-2 (such party, the “The Summit Birmingham Controlling Note Holder”). Unless a Control Termination Event exists or The Summit Birmingham Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of The Summit Birmingham Controlling Note Holder. As such, pursuant to the terms of The Summit Birmingham Intercreditor Agreement, certain decisions to be made with respect to The Summit Birmingham Whole Loan, including certain major decisions (which are the same as the Major Decisions under the PSA) will require the approval of The Summit Birmingham Controlling Note Holder. Pursuant to the terms of the PSA, the Directing Certificateholder will have certain consent and/or consultation rights with respect to The Summit Birmingham Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan). In addition, the Risk Retention Consultation Party will have certain non-binding consultation rights with respect to The Summit Birmingham Whole Loan for so long as it has consultation rights with respect to the related Mortgage Loan serviced under the PSA. The PSA also provides that the Directing Certificateholder may direct the special servicer to take, or refrain from taking, such other actions with respect to The Summit Birmingham Whole Loan that the Directing Certificateholder deems advisable.

The Summit Birmingham Intercreditor Agreement also provides that no objection, direction or advice contemplated by such Summit Birmingham Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the PSA, such Summit Birmingham Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard.

Pursuant to the terms of The Summit Birmingham Intercreditor Agreement, the holder of each The Summit Birmingham Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, in each case, a “The Summit Birmingham Non-Controlling Note Holder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any Major Decisions or implementation of any recommended actions outlined in an Asset Status Report relating to The Summit

Birmingham Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to The Summit Birmingham Controlling Note Holder under the PSA within the same time frame the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to The Summit Birmingham Controlling Note Holder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted (through reasonable efforts) by The Summit Birmingham Controlling Note Holder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to certain Major Decisions as set forth in The Summit Birmingham Intercreditor Agreement and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of a The Summit Birmingham Non-Controlling Note Holder will expire 10 business days after the delivery by The Summit Birmingham Controlling Note Holder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business day consultation period will begin anew. Notwithstanding each The Summit Birmingham Non-Controlling Note Holder’s consultation rights described above, The Summit Birmingham Controlling Note Holder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an Asset Status Report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans.

In addition to the consultation rights of The Summit Birmingham Non-Controlling Note Holders described above, each The Summit Birmingham Non-Controlling Note Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to The Summit Birmingham Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of a The Summit Birmingham Non-Controlling Note Holder.

Sale of Defaulted Mortgage Loan

The holders of The Summit Birmingham Whole Loan acknowledged in The Summit Birmingham Intercreditor Agreement that if The Summit Birmingham Whole Loan becomes a “defaulted mortgage loan” pursuant to the terms of The Summit Birmingham Intercreditor Agreement and thereafter, the special servicer determines pursuant to the PSA and The Summit Birmingham Intercreditor Agreement to pursue a sale of The Summit Birmingham Mortgage Loan, the Special Servicer will be required to sell The Summit Birmingham Mortgage Loan together with The Summit Birmingham Companion Loans as a single whole loan, subject to the written consent of The Summit Birmingham Non-Controlling Note Holders or the satisfaction of certain notice and information delivery requirements set forth in The Summit Birmingham Intercreditor Agreement. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

The Summit Birmingham Controlling Note Holder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control

Termination Event exists or The Summit Birmingham Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to The Summit Birmingham Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of any The Summit Birmingham Non-Controlling Note Holder as long as such replacement special servicer satisfies the conditions set forth in the PSA and The Summit Birmingham Intercreditor Agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of the Special Servicer” and “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

The JW Marriott Desert Springs Whole Loan

General

The mortgaged property identified on Annex A-1 as JW Marriott Desert Springs (the “JW Marriott Desert Springs Mortgaged Property”) secures a Whole Loan evidenced by three (3) promissory notes (collectively, the “JW Marriott Desert Springs Promissory Notes”) as follows: (1) the controlling “JW Marriott Desert Springs Promissory Note A-1” in the original principal amount of $60,000,000, (2) the non-controlling “JW Marriott Desert Springs Promissory Note A-2” in the original principal amount of $30,000,000 and (3) the non-controlling “JW Marriott Desert Springs Promissory Note A-3” in the original principal amount of $25,000,000.

The JW Marriott Desert Springs Promissory Note A-1 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “JW Marriott Desert Springs Mortgage Loan”. JW Marriott Desert Springs Promissory Note A-2 and JW Marriott Desert Springs Promissory Note A-3 will not be included in the Trust, will each be a “Pari Passu Companion Loan” and are each referred to herein as a “JW Marriott Desert Springs Pari Passu Companion Loan”. The JW Marriott Desert Springs Pari Passu Companion Loans are pari passu in right of payment with the JW Marriott Desert Springs Mortgage Loan and are expected to be held by Morgan Stanley Bank, N.A. or an affiliate as of the Closing Date. The JW Marriott Desert Springs Mortgage Loan and the JW Marriott Desert Springs Pari Passu Companion Loans are collectively referred to herein as the “JW Marriott Desert Springs Whole Loan”.

Servicing

The JW Marriott Desert Springs Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the JW Marriott Desert Springs Intercreditor Agreement.

Advances

None of the master servicer, the special servicer or the trustee, as applicable, will be required to make P&I Advances on any JW Marriott Desert Springs Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances, and the special servicer may make certain Servicing Advances, on the JW Marriott Desert Springs Whole Loan, unless such party or the special servicer, in the case of the master servicer and the trustee, determines that such a Servicing Advance would be a Nonrecoverable Advance.

Distributions

Pursuant to the intercreditor agreement entered into between the holders of the JW Marriott Desert Springs Promissory Notes (the “JW Marriott Desert Springs Intercreditor Agreement”), the JW Marriott Desert Springs Mortgage Loan is pari passu in right of payment with the JW Marriott Desert Springs Pari Passu Companion Loans. The JW Marriott Desert Springs Intercreditor Agreement provides, in general, that:

●	the JW Marriott Desert Springs Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note; and

●	all payments, proceeds and other recoveries on the JW Marriott Desert Springs Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents) will be applied to the JW Marriott Desert Springs Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows or reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer, the special servicer or the trustee, as applicable, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a JW Marriott Desert Springs Promissory Note is generally permitted. The transfer of more than 49% of the beneficial interest of a JW Marriott Desert Springs Promissory Note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) a rating agency communication is provided to each applicable rating agency. The foregoing restrictions do not apply to a sale of the JW Marriott Desert Springs Promissory Notes together in accordance with the terms of the PSA.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a JW Marriott Desert Springs Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the related JW Marriott Desert Springs Pari Passu Companion Loan or from general collections with respect to the related securitization trust if such companion loan is securitized.

Consultation and Control

The Directing Certificateholder under the PSA will be entitled to exercise the rights of the controlling holder with respect to the JW Marriott Desert Springs Whole Loan prior to the occurrence of a Control Termination Event and will have all rights with respect to the JW Marriott Desert Springs Whole Loan set forth in the PSA; provided that if, prior to a Control Termination Event, the Directing Certificateholder is (or is an affiliate of) any related borrower, the Directing Certificateholder will not be entitled to exercise any such rights of the controlling holder and there will be deemed to be no controlling holder with respect to the JW Marriott Desert Springs Whole Loan. As such, pursuant to the terms of the JW Marriott Desert Springs Intercreditor Agreement, Major Decisions to be made with respect to the JW Marriott Desert Springs Whole Loan will require the approval of the Directing

Certificateholder as described under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus.

The master servicer or the special servicer, as applicable, will be required (i) to provide to each JW Marriott Desert Springs Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to the JW Marriott Desert Springs Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to the JW Marriott Desert Springs Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult with each JW Marriott Desert Springs Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended action by the master servicer or the special servicer, as applicable, or any proposed decision to be made by the master servicer or the special servicer, as applicable, in respect of the JW Marriott Desert Springs Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to the related JW Marriott Desert Springs Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such JW Marriott Desert Springs Non-Controlling Holder has responded within such period (unless the master servicer or the special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the master servicer or the special servicer, as applicable, be obligated to follow or take any alternative actions recommended by any JW Marriott Desert Springs Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each JW Marriott Desert Springs Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the JW Marriott Desert Springs Whole Loan are discussed.

A “JW Marriott Desert Springs Non-Controlling Holder” is any holder of a JW Marriott Desert Springs Pari Passu Companion Loan, and from and after the date that any such JW Marriott Desert Springs Pari Passu Companion Loan is securitized, the “directing certificateholder”, “controlling class representative” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the related securitization will be entitled to exercise the rights of a JW Marriott Desert Springs Non-Controlling Holder; provided that for so long as 50% or more of a JW Marriott Desert Springs Pari Passu Companion Loan is held by (or the majority “controlling class” holder or other designated party (as described above) under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, the related JW Marriott Desert Springs Non-Controlling Holder will not be entitled to exercise any of the rights described above, and as to such JW Marriott Desert Springs Pari Passu Companion Loan, there will be deemed to be no JW Marriott Desert Springs Non-Controlling Holder.

Sale of Defaulted Mortgage Loan

If the JW Marriott Desert Springs Whole Loan becomes a “defaulted loan” pursuant to the terms of the JW Marriott Desert Springs Intercreditor Agreement and, thereafter, the special servicer determines pursuant to the PSA and the JW Marriott Desert Springs Intercreditor Agreement to pursue a sale of the JW Marriott Desert Springs Mortgage Loan, the special servicer will be required to sell the JW Marriott Desert Springs Mortgage Loan together with the JW Marriott Desert Springs Pari Passu Companion Loans as a single whole loan, subject to the consent of the JW Marriott Desert Springs Non-Controlling Note Holders or the satisfaction of certain notice and information delivery requirements set forth in the JW Marriott Desert Springs Intercreditor Agreement in lieu thereof. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

The special servicer with respect to the JW Marriott Desert Springs Whole Loan may be replaced as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause” in this prospectus.

For additional information regarding the servicing of the JW Marriott Desert Springs Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

The FedEx Ground Portfolio Whole Loan

General

The portfolio of Mortgaged Properties identified on Annex A-1 as the FedEx Ground Portfolio secures four (4) promissory notes (Note A-1, Note A-2, Note A-3 and Note A-4) co-originated by Bank of America, National Association and Citigroup Global Markets Realty Corp. Note A-1 evidences a mortgage loan to be included in this securitization transaction (the “FedEx Ground Portfolio Mortgage Loan”), representing approximately 4.3% of the Initial Pool Balance. Note A-2, Note A-3 and Note A-4 each evidence a companion loan that will not be held by the Trust (each, a “FedEx Ground Portfolio Companion Loan” and, collectively, the “FedEx Ground Portfolio Companion Loans” and, collectively with the FedEx Ground Portfolio Mortgage Loan, the “FedEx Ground Portfolio Whole Loan”) and that is pari passu in right of payment with the FedEx Ground Portfolio Mortgage Loan. The FedEx Ground Portfolio Companion Loans evidenced by Note A-2 and Note A-4 had an aggregate principal balance as of the Cut-off Date of approximately $85,000,000, and are currently held by the CD 2016-CD2 securitization trust. The FedEx Ground Portfolio Companion Loan identified as Note A-3 had a principal balance as of the Cut-off Date of approximately $42,500,000 and is currently held by the MSBAM 2016-C32 securitization trust. Note A-1, which evidences the FedEx Ground Portfolio Mortgage Loan, represents the controlling interest in the FedEx Ground Portfolio Whole Loan.

The holders of the FedEx Ground Portfolio Whole Loan (the “FedEx Ground Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each FedEx Ground Portfolio Noteholder (the “FedEx Ground Portfolio Intercreditor Agreement”).

Servicing

The FedEx Ground Portfolio Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the FedEx Ground Portfolio Intercreditor Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the FedEx Ground Portfolio Mortgage Loan (but not on the FedEx Ground Portfolio Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the FedEx Ground Portfolio Mortgage Loan, and (ii) any required Servicing Advances with respect to the FedEx Ground Portfolio Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the FedEx Ground Portfolio Whole Loan.

Distributions

The FedEx Ground Portfolio Intercreditor Agreement sets forth the respective rights of the FedEx Ground Portfolio Noteholders with respect to distributions of funds received in respect of the FedEx Ground Portfolio Whole Loan, and provides, in general, that:

●	the FedEx Ground Portfolio Mortgage Loan and FedEx Ground Portfolio Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the FedEx Ground Portfolio Whole Loan or the related Mortgaged Properties (exclusive of reserve and escrow payments and any proceeds, awards and settlements to be applied to the restoration or repair of a related Mortgaged Property or released to the related borrowers in accordance with the related loan documents) will be applied to the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee under the PSA) in accordance with the terms of the FedEx Ground Portfolio Intercreditor Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the FedEx Ground Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans in accordance with the terms of the FedEx Ground Portfolio Intercreditor Agreement and the PSA, as the case may be.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the FedEx Ground Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on such FedEx Ground Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the FedEx Ground Portfolio Companion Loans. Furthermore, none of the holders of the FedEx Ground Portfolio Companion Loans will bear master servicing fees in excess of the primary servicing fee, or other non-default related administrative fees, earned on the FedEx Ground Portfolio Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a FedEx Ground Portfolio Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such FedEx Ground Portfolio Companion Loan or from general collections with respect to any securitization of such FedEx Ground Portfolio Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

The controlling note holder under the FedEx Ground Portfolio Intercreditor Agreement with respect to the FedEx Ground Portfolio Whole Loan will be the Trust as holder of Note A-1 (such party, the “FedEx Ground Portfolio Controlling Note Holder”).

Unless a Control Termination Event exists or the FedEx Ground Portfolio Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the FedEx Ground Portfolio Controlling Note Holder. As such, pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement, certain decisions to be made with respect to the FedEx Ground Portfolio Whole Loan, including certain major decisions (which are the same as Major Decisions under the PSA), will require the approval of the FedEx Ground Portfolio Controlling Note Holder. Pursuant to the terms of the PSA, the Directing Certificateholder will have certain consent and/or consultation rights with respect to the FedEx Ground Portfolio Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan). In addition, the Risk Retention Consultation Party will have certain non-binding consultation rights with respect to the FedEx Ground Portfolio Whole Loan for so long as it has consultation rights with respect to the related Mortgage Loan serviced under the PSA. The PSA provides that the Directing Certificateholder may direct the special servicer to take, or refrain from taking, such other actions with respect to the FedEx Ground Portfolio Whole Loan that the Directing Certificateholder deems advisable.

The FedEx Ground Portfolio Intercreditor Agreement also provides that no objection, direction or advice contemplated by such FedEx Ground Portfolio Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the PSA, such FedEx Ground Portfolio Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard.

Pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement, the holder of each FedEx Ground Portfolio Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, in each case, a “FedEx Ground Portfolio Non-Controlling Note Holder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any major decisions or implementation of any recommended actions outlined in an Asset Status Report relating to the FedEx Ground Portfolio Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the FedEx Ground Portfolio Controlling Note Holder under the PSA within the same time frame the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to such FedEx Ground Portfolio Controlling Note Holder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the FedEx Ground Portfolio Controlling Note Holder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to certain major decisions as set forth in the FedEx Ground Portfolio Intercreditor Agreement and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of a FedEx Ground Portfolio Non-Controlling Note Holder will expire 10 business days after the delivery by the FedEx Ground Portfolio Controlling Note Holder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business day consultation period will begin anew. Notwithstanding each FedEx Ground Portfolio Non-Controlling Note Holder’s consultation rights described above, such FedEx Ground Portfolio Controlling Note Holder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any major decision or (with respect to the special servicer only) take any action set forth in an Asset Status Report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Companion Loans.

In addition to the consultation rights of the FedEx Ground Portfolio Non-Controlling Note Holders described above, each FedEx Ground Portfolio Non-Controlling Note Holder will have the right to attend annual conference calls or meetings with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the FedEx Ground Portfolio Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of a FedEx Ground Portfolio Non-Controlling Note Holder.

Sale of Defaulted Mortgage Loan

The holders of the FedEx Ground Portfolio Whole Loan acknowledged in the FedEx Ground Portfolio Intercreditor Agreement that if such FedEx Ground Portfolio Whole Loan becomes a “defaulted mortgage loan” pursuant to the terms of the FedEx Ground Portfolio Intercreditor Agreement and, thereafter, the special servicer determines pursuant to the PSA and such FedEx Ground Portfolio Intercreditor Agreement to pursue a sale of the FedEx Ground Portfolio Mortgage Loan, the Special Servicer will be required to sell the FedEx Ground Portfolio Mortgage Loan together with the FedEx Ground Portfolio Companion Loans as a single whole loan, subject to the consent of the FedEx Ground Portfolio Non-Controlling Note Holders or the satisfaction of certain notice and information delivery requirements set forth in such FedEx Ground Portfolio Intercreditor Agreement. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

The FedEx Ground Portfolio Controlling Note Holder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control Termination Event exists or the FedEx Ground Portfolio Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to the FedEx Ground Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of any FedEx Ground Portfolio Non-Controlling Note Holder as long as such replacement special servicer satisfies the conditions set forth in the PSA and the FedEx Ground Portfolio Intercreditor Agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of the Special Servicer” and “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus. For additional information regarding the servicing of the FedEx Ground Portfolio Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

The Platform Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Platform, representing approximately 3.8% of the Initial Pool Balance, is part of a split loan structure comprised of two (2) promissory notes, each of which is the obligation of the same borrower and secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Platform Whole Loan (as defined below) is evidenced by: (i) one promissory note designated as Note A, having an outstanding principal balance as of the Cut-off Date of $37,000,000 (the “Platform Mortgage Loan”); and (ii) one promissory note designated as Note B, having an outstanding principal balance as of the Cut-off Date of $10,000,000 (the “Platform Subordinate Companion Loan”). The Platform Subordinate Companion Loan is subordinate in right of payment to the Platform Mortgage Loan.

The Platform Subordinate Companion Loan together with the Platform Mortgage Loan are collectively referred to as the “Platform Whole Loan”). Only the Platform Mortgage Loan is an asset of the issuing entity. The Platform Subordinate Companion Loan was sold to a third-party by Wells Fargo Bank, National Association.

The holders of the Platform Whole Loan (the “Platform Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Platform Noteholder (the “Platform Intercreditor Agreement”).

Servicing

The Platform Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Platform Intercreditor Agreement. In servicing the Platform Whole Loan, the PSA will require the master servicer and the special servicer to take into account the interests of the Certificateholders and the holder of the Platform Subordinate Companion Loan (the “Platform Subordinate Companion Noteholder”), as a collective whole, taking into account the subordinate nature of the Platform Subordinate Companion Loan.

For so long as the Platform Subordinate Companion Noteholder is the Platform Whole Loan Directing Holder (as defined below), the Platform Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Platform Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Platform Intercreditor Agreement, the Platform Subordinate Companion Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or with respect to the special servicer, may choose to make): (i) any required P&I Advances on the Platform Mortgage Loan (but not on the Platform Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Platform Mortgage Loan and (ii) any required Servicing Advances with respect to the Platform Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Platform Whole Loan. See

“Pooling and Servicing Agreement—Advances—P&I Advances” and “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus.

Distributions

Pursuant to the Platform Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Platform Whole Loan, (ii) any other event of default for which the Platform Whole Loan is actually accelerated, (iii) any other event of default which causes the Platform Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Platform Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Platform Whole Loan Directing Holder or the default cure period has not yet expired and the Platform Whole Loan Directing Holder is diligently exercising its cure rights under the Platform Intercreditor Agreement), after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee, payments and proceeds received with respect to the Platform Whole Loan will generally be applied in the following order:

●	first, to the issuing entity as holder of the Platform Mortgage Loan, in an amount equal to the accrued and unpaid interest on the outstanding principal of the Platform Mortgage Loan at its net interest rate;

●	second, to the issuing entity as holder of the Platform Mortgage Loan in an amount equal to its percentage interest in the Platform Whole Loan of principal payments received thereon, if any, until the principal balance of the Platform Mortgage Loan has been reduced to zero;

●	third, to the issuing entity as holder of the Platform Mortgage Loan, up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on its behalf and not previously paid or reimbursed);

●	fourth, to the issuing entity as holder of the Platform Mortgage Loan, in an amount equal to the product of (i) its percentage interest in the Platform Whole Loan, (ii) a fraction, the numerator of which is the interest rate of the Platform Mortgage Loan and the denominator of which is the interest rate of the Platform Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, to the Platform Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Platform Subordinate Companion Loan at its net interest rate;

●	sixth, to the Platform Subordinate Companion Noteholder in an amount equal to its percentage interest in the Platform Whole Loan of principal payments received, if any, until the principal balance of the Platform Subordinated Companion Loan has been reduced to zero;

●	seventh, to the Platform Subordinate Companion Noteholder in an amount equal to the product of (i) its percentage interest in the Platform Whole Loan, (ii) a fraction, the numerator of which is the interest rate of the Platform Subordinate Companion

Loan and the denominator of which is the interest rate of the Platform Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	eighth, to the extent the Platform Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the Platform Intercreditor Agreement, to reimburse the Platform Subordinate Companion Noteholder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Platform Whole Loan or the Platform Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the Platform Subordinate Companion Loan has been reduced, to the Platform Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Platform Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Platform Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Platform Mortgage Loan and the Platform Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Platform Whole Loan; and

●	eleventh, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the Platform Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid pro rata to the holders of the Platform Mortgage Loan and the Platform Subordinate Companion Loan, based on their respective initial percentage interests in the Platform Whole Loan.

Following the occurrence and during the continuance of a Platform Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator and trustee, payments and proceeds with respect to the Platform Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the issuing entity as holder of the Platform Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal of the Platform Mortgage Loan at its net interest rate;

●	second, to the issuing entity as holder of the Platform Mortgage Loan until its principal balance has been reduced to zero;

●	third, to the issuing entity as holder of the Platform Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on its behalf and not previously paid or reimbursed);

●	fourth, to the issuing entity as holder of the Platform Mortgage Loan in an amount equal to the product of (i) its respective percentage interest in the Platform Whole Loan, (ii) a fraction, the numerator of which is the interest rate of the Platform Mortgage Loan and the denominator of which is the interest rate of the Platform Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, to the Platform Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Platform Subordinate Companion Loan at its net interest rate;

●	sixth, to the Platform Subordinate Companion Noteholder in an amount equal to the principal balance of the Platform Subordinate Companion Loan until its principal balance has been reduced to zero;

●	seventh, to the Platform Subordinate Companion Noteholder in an amount equal to the product of (i) its percentage interest in the Platform Whole Loan, (ii) a fraction, the numerator of which is the interest rate of the Platform Subordinate Companion Loan and the denominator of which is the interest rate of the Platform Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	eighth, to the extent the Platform Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the Platform Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Platform Whole Loan or the Platform Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the Platform Subordinate Companion Loan has been reduced, to the Platform Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Platform Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Platform Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Platform Mortgage Loan and the Platform Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Platform Whole Loan; and

●	eleventh, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the Platform Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid, pro rata to the holders of the Platform Mortgage Loan and the Platform Subordinate Companion Loan, based on their respective initial percentage interests in the Platform Whole Loan; provided, however, if less than 100% of the default interest and late payment charges are paid with respect to the Platform Whole Loan, the Platform Subordinate Companion Noteholder will not be entitled to any default interest or late payment charges until the holder of the Platform Mortgage Loan has been paid 100% of its pro rata share of any default interest or late payment charges actually received by the master servicer or the special servicer.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Platform Subordinate Whole Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right, if any, to reimbursement from future payments and other collections on the Platform Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the offered certificates.

Application of Penalty Charges

Pursuant to the Platform Intercreditor Agreement, default interest and late payment charges that are received and allocable to the Platform Mortgage Loan as described above under “—Distributions” will be applied in the manner set forth in the PSA, and default interest and late payment charges that are received and allocable to the Platform Subordinate Companion Loan, as described above under “—Distributions” will be remitted to the Platform Subordinate Companion Noteholder and will not be payable to the servicers as additional compensation, and other default interest and late payment charges are allocable in accordance with the PSA and the priorities set forth in the Platform Intercreditor Agreement as described under “—Distributions”.

Consultation and Control

If any consent, modification, amendment or waiver under or other action in respect of the Platform Whole Loan (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Platform Major Decision (as defined below) has been requested or proposed, prior to taking action with respect to such Platform Major Decision (or making a determination not to take action with respect to such Platform Major Decision), the master servicer or special servicer, as applicable, must receive the written consent of the Platform Whole Loan Directing Holder (or its representative) before implementing a decision with respect to such Platform Major Decision; provided such consent will be deemed given ten (10) business days following the Platform Whole Loan Directing Holder’s (or its representative’s) receipt of such request for consent so long as certain requirements stipulated in the Platform Intercreditor Agreement are satisfied.

“Platform Major Decision” means any of the following:

(a) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of properties securing the Platform Mortgage Loan as come into and continue in default;

(b) any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the Platform Whole Loan or any extension of the maturity date of the Platform Whole Loan;

(c) any sale of the Platform Whole Loan (if it is a Defaulted Loan) or related REO Property (other than in connection with the termination of the Trust) for less than the Purchase Price (excluding the amount described in clauses (4), (5) and (6) of the definition of “Purchase Price”);

(d) any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at the related REO Property;

(e) any release of collateral or any acceptance of substitute or additional collateral for the Platform Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the Platform Whole Loan and for which there is no lender discretion;

(f) any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Platform Whole Loan or any consent to such waiver or consent to a transfer of the Platform Mortgaged Property or interests in the related borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(g) any property management company changes or franchise changes (in each case, to the extent the lender is required to consent or approve under the mortgage loan documents);

(h) releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves other than those required pursuant to the specific terms of the Platform Whole Loan and for which there is no lender discretion;

(i) any acceptance of an assumption agreement or any other agreement permitting transfers of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under the Platform Whole Loan other than pursuant to the specific terms of the Platform Whole Loan and for which there is no lender discretion;

(j) the determination of the special servicer pursuant to clause (3) or clause (4) of the definition of “Specially Serviced Loan” in this prospectus;

(k) following a default or an event of default with respect to the Mortgage Loan, any exercise of a material remedy on the Platform Whole Loan or any acceleration of the Platform Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or the Platform Mortgaged Property;

(l) any modification, waiver or amendment of any material term of an intercreditor agreement, co-lender agreement or similar agreement (other than the Platform Intercreditor Agreement) with any mezzanine lender or subordinate debt holder related to the Platform Whole Loan, or an action to enforce rights with respect thereto;

(m) any determination of an Acceptable Insurance Default;

(n) any proposed modification or waiver of any material provision in the Mortgage Loan documents relating to the Platform Whole Loan governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(o) any consents or approvals related to the incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the related borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents related to the Platform Whole Loan;

(p) any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Platform Mortgaged Property;

(q) the approval of any annual budget or material alteration for the Platform Mortgaged Property (insofar as such approval is required of the lender under the related mortgage loan documents); and

(r) the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower under the Platform Whole Loan.

Neither the master servicer nor the special servicer may follow any advice or consultation provided by the Platform Whole Loan Directing Holder (or its representative) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Platform Intercreditor Agreement or the PSA, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Platform Whole Loan, or materially expand the scope of any of the master servicer’s or the special servicer’s, as applicable, responsibilities under the related Intercreditor Agreement or the PSA.

The Platform Whole Loan Directing Holder

Pursuant to the Platform Intercreditor Agreement, the directing holder (the “Platform Whole Loan Directing Holder”) with respect to the Platform Whole Loan, as of any date of determination, will be:

●	the Platform Subordinate Companion Noteholder, unless a Platform Control Appraisal Period has occurred and is continuing; and

●	the issuing entity or its designee if a Platform Control Appraisal period has occurred and is continuing.

A “Platform Control Appraisal Period” will exist with respect to the Platform Subordinate Companion Loan, if and for so long as:

(1)        (a)(i) the initial unpaid principal balance of the Platform Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Platform Subordinate Companion Loan, (y) any Appraisal Reduction for the Platform Whole Loan that are allocated to the Platform Subordinate Companion Loan and (z) any losses realized with respect to the Platform Mortgaged Property or the Platform Whole Loan that are allocated to the Platform Subordinate Companion Loan, plus (iii) Platform Threshold Event Collateral (as defined below) posted by the Platform Subordinate Companion Loan Holder is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Platform Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Platform Subordinate Companion Noteholder; or

(2)       any interest in the Platform Subordinate Companion Loan is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holder of the Platform Subordinate Companion Loan as the Platform Whole Loan Directing Holder.

The Platform Subordinate Companion Noteholder is entitled to avoid a Platform Control Appraisal Period caused by the application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the master servicer or the special servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the Platform Intercreditor Agreement (either (x) or (y), the “Platform Threshold Event Collateral“) in an amount that, when added to the appraised value of the Platform Mortgaged Property as used to calculate any Appraisal Reduction for the Platform Whole Loan pursuant to the PSA, would reduce such Appraisal Reduction enough to cause the applicable Platform Control Appraisal Period not to exist.

If the issuing entity is the Platform Whole Loan Directing Holder, then, unless a Control Termination Event exists or the Platform Mortgage Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Platform Whole Loan Directing Holder with respect to the Platform Whole Loan. In its capacity as representative of the Platform Whole Loan Directing Holder under the Platform Intercreditor Agreement, the Directing Certificateholder will be entitled to exercise all of the rights of the Platform Whole Loan Directing Holder under the Platform Intercreditor Agreement as well as the rights set forth under “The Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus with respect to the Platform Whole Loan unless a Control Termination Event exists or the Platform Mortgage Loan is an Excluded Loan, and the implementation of any recommended actions outlined in an Asset Status Report with respect to the Platform Whole Loan will require the approval of the Directing Certificateholder as and to the extent described in this prospectus under “The Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus.

Cure Rights

In the event that the Platform Whole Loan borrower fails to make any payment of principal or interest on the Platform Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Platform Whole Loan, the Platform Subordinate Companion Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Platform Intercreditor Agreement. The Platform Subordinate Companion Noteholder will be limited to six (6) cure payments over the life of the Platform Whole Loan, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the Platform Subordinate Companion Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the Platform Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Platform Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Platform Whole Loan has occurred and is continuing, the Platform Subordinate Companion Noteholder will have the option to purchase the Platform Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Platform Mortgage Loan, (b) accrued and unpaid interest on the Platform Mortgage Loan through the end of the related interest accrual period, (c) any other amounts due under the Platform Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed Servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, Servicing Advances payable or reimbursable to the master servicer or the special servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) and any liquidation fees or workout fees payable with respect to the Platform Whole Loan, if (i) the borrower or borrower related party is the purchaser or (ii) if the Platform Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Platform Intercreditor Agreement, and (g) certain additional amounts to the extent provided for in the Platform Intercreditor Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is the Platform Whole Loan borrower or borrower-related party.

Sale of Defaulted Loan

Pursuant to the terms of the Platform Intercreditor Agreement, if the Platform Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the Platform Mortgage Loan in accordance with the PSA, then the special servicer will be required to sell the Platform Subordinate Companion Loan together with the Platform Mortgage Loan as one whole loan unless the special servicer determines that the sale of the Platform Subordinate Companion Loan separate from the Platform Mortgage Loan is warranted by the Servicing Standard (taking into account the subordinate nature of the Platform Subordinate Companion Loan).

Replacement of Special Servicer

Pursuant to the Platform Intercreditor Agreement, the Platform Subordinate Companion Noteholder (other than during a Platform Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the Platform Whole Loan and appoint a replacement special servicer in lieu of the special servicer. During a Control Appraisal Period, the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing or the Platform Mortgage Loan is an Excluded Loan), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing or the Platform Mortgage Loan is an Excluded Loan) will have the right, with or without cause (subject to the limitations described herein) to replace the special servicer then acting with respect to the Platform Whole Loan and appoint a replacement special servicer in lieu of the special servicer, as described under “The Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of the Special Servicer” in this prospectus.

The Rio West Business Park Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Rio West Business Park, representing approximately 2.2% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Rio West Business Park Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as Note A-1, having an outstanding principal balance as of the Cut-off Date of $21,500,000 (the “Rio West Business Park Mortgage Loan”); and (ii) one mortgage note designated as Note A-2, having an outstanding principal balance as of the Cut-off Date of $20,000,000 (the “Rio West Business Park Companion Loan”). The Rio West Business Park Companion Loan is generally pari passu in right of payment with the Rio West Business Park Mortgage Loan.

The Rio West Business Park Companion Loan together with the Rio West Business Park Mortgage Loan are collectively referred to as the “Rio West Business Park Whole Loan”. Only the Rio West Business Park Mortgage Loan is an asset of the issuing entity. The Rio West Business Park Companion Loan was contributed by Wells Fargo Bank, National Association, to the securitization trust Wells Fargo Commercial Mortgage Trust 2016-LC25.

The holders of the Rio West Business Park Whole Loan (the “Rio West Business Park Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Rio West Business Park Noteholder (the “Rio West Business Park Intercreditor Agreement”).

Servicing

The Rio West Business Park Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Rio West Business Park Intercreditor Agreement.

Advancing

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the Rio West Business Park Mortgage Loan (but not on the Rio West Business Park Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Rio West Business Park Mortgage Loan, and (ii) any required Servicing Advances with respect to the Rio West Business Park Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Rio West Business Park Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” and “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. Furthermore, only the master servicer, special servicer and/or trustee under the Other PSA governing the securitization of the Rio West Business Park Companion Loan will be responsible for making advances of principal and interest on the Rio West Business Park Companion Loan (but not on the Rio West Business Park Mortgage Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on the Rio West Business Park Companion Loan.

Application of Payments

The Rio West Business Park Intercreditor Agreement sets forth the respective rights of the holder of the Rio West Business Park Mortgage Loan and the holder of the Rio West Business Park Companion Loan with respect to distributions of funds received in respect of the Rio West Business Park Whole Loan, and provides, in general, that:

●	the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan are of equal priority with each other and neither will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Rio West Business Park Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related

Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, the special servicer or trustee in accordance with the terms of the Rio West Business Park Intercreditor Agreement and the PSA); and

●	costs, fees, expenses, losses and shortfalls relating to the Rio West Business Park Whole Loan will be allocated on a pro rata and pari passu basis to the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Rio West Business Park Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Rio West Business Park Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Rio West Business Park Companion Loan. Similarly, P&I advances on the Rio West Business Park Companion Loan are not reimbursable out of payments or other collections on the Rio West Business Park Mortgage Loan or the Mortgage Loans.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the Rio West Business Park Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the Rio West Business Park Companion Loan or from general collections with respect to any securitization of the Rio West Business Park Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

The controlling noteholder under the Rio West Business Park Intercreditor Agreement with respect to the Rio West Business Park Whole Loan will be the issuing entity as holder of the Rio West Business Park Mortgage Loan (the “Rio West Business Park Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the Rio West Business Park Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Rio West Business Park Controlling Noteholder. As such, pursuant to the terms of the Rio West Business Park Intercreditor Agreement, certain decisions to be made with respect to the Rio West Business Park Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any asset status report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the applicable special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decision will be deemed approved. In addition, the Rio West Business Park Intercreditor Agreement provides that the Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Rio West Business Park Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the PSA, the Directing Certificateholder will only have these rights with respect to the Rio West Business Park Whole Loan for so long as it has similar rights with respect to each other Mortgage Loan serviced under the PSA (other than any applicable Excluded Loan).

The Rio West Business Park Intercreditor Agreement also provides that:

●	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Rio West Business Park Controlling Noteholder is necessary to protect the interests of the holders of the Rio West Business Park Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the Rio West Business Park Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Rio West Business Park Controlling Noteholder’s response; and

●	no objection, direction or advice contemplated by the Rio West Business Park Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Rio West Business Park Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard or materially expand the scope of responsibilities of any of the master servicer or special servicer, as applicable.

Pursuant to the terms of the Rio West Business Park Intercreditor Agreement, the PSA must provide that the holder of the Rio West Business Park Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, a “Rio West Business Park Non-Controlling Noteholder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Rio West Business Park Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the Rio West Business Park Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the Rio West Business Park Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the Rio West Business Park Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an asset status report. The consultation right of the Rio West Business Park Non-Controlling Noteholder will expire ten (10) business days after the delivery by the Rio West Business Park Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Rio West Business Park Non-Controlling Noteholder’s consultation rights described above, the Rio West Business Park Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan.

In addition to the consultation rights of the Rio West Business Park Non-Controlling Noteholder described above, the Rio West Business Park Non-Controlling Noteholder will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the applicable master servicer or applicable special servicer) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the Rio West Business Park Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of the Rio West Business Park Non-Controlling Noteholder.

Application of Penalty Charges

Pursuant to the Rio West Business Park Intercreditor Agreement, penalty charges paid on the Rio West Business Park Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan by the amount necessary to pay the master servicer, the special servicer or the trustee, as applicable, for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances, second, be used to reduce the respective amounts payable on each of the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan by the amount necessary to pay the master servicer, the trustee, the applicable master servicer or trustee related to the Rio West Business Park Companion Loan for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the related Other PSA) made with respect to such loan by such party (if and as specified in the PSA and the Other PSA pursuant to which the Rio West Business Park Companion Loan is serviced, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Rio West Business Park Mortgage Loan and Rio West Business Park Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Rio West Business Park Whole Loan (as specified in the PSA) and, finally, with respect to any remaining amount of penalty charges allocable to the Rio West Business Park Whole Loan, be paid to the master servicer and/or special servicer as additional servicing compensation as provided in the PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Rio West Business Park Intercreditor Agreement and the PSA, if the Rio West Business Park Mortgage Loan becomes a Defaulted Loan and, thereafter, if the special servicer determines pursuant to the PSA and the Rio West Business Park Intercreditor Agreement to pursue a sale of the Rio West Business Park Mortgage Loan, the special servicer will be required to sell the Rio West Business Park Mortgage Loan together with the Rio West Business Park Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether any offer from an interested person (as defined in the PSA) received for the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan constitutes a fair price. The Rio West Business Park Non-Controlling Noteholder will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Rio West Business Park Mortgage Loan together with the Rio West Business Park Companion Loan if the loan becomes a Defaulted Loan without the written consent of the holder of the Rio West Business Park Companion Loan unless the special servicer has delivered to the holder of the Rio West Business Park Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Rio West Business Park Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Rio West Business Park Whole Loan, and any documents in the servicing file requested by the holder of the Rio West Business Park Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Rio West Business Park Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided, however, that any such holder may waive any delivery or timing requirements set forth above as to itself. Each holder of the Rio West Business Park Mortgage Loan and the Rio West Business Park Companion Loan is permitted to submit an offer at any sale of the Rio West Business Park Whole Loan unless such person is a borrower party. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

The Rio West Business Park Controlling Noteholder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control Termination Event exists or the Rio West Business Park Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to the Rio West Business Park Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Rio West Business Park Non-Controlling Noteholder as long as such replacement special servicer satisfies the conditions set forth in the PSA and the Rio West Business Park Intercreditor Agreement (including obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which the Rio West Business Park Companion Loan is deposited). See “Pooling and Servicing Agreement—Replacement of the Special Servicer” in this prospectus.

For additional information regarding the servicing of the Rio West Business Park Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

The Non-Serviced Whole Loans

The 85 Tenth Avenue Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance (the “85 Tenth Avenue Mortgage Loan“), is part of a split loan structure comprised of eight promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “85 Tenth Avenue Mortgaged Property“).  The 85 Tenth Avenue Whole Loan (as defined below) is evidenced by: (i) two promissory notes, designated as Note A-2-C1 and Note A-2-C2, with an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, that together evidence the 85 Tenth Avenue Mortgage Loan; (ii) two promissory notes designated as Note A-1-S and Note A-2-S having an aggregate outstanding principal balance as of the Cut-off Date of $130,000,000 (the “85 Tenth Avenue Standalone Pari Passu Companion Loans“), each of which is generally pari passu in right of payment with the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Non-Standalone Pari Passu Companion Loans (as defined below); (iii) two promissory notes designated as Note A-1-C1 and Note A-1-C2 having an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 (the “85 Tenth Avenue Non-Standalone Pari

Passu Companion Loans“ and, together with the 85 Tenth Avenue Standalone Pari Passu Companion Loans, the “85 Tenth Avenue Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Standalone Pari Passu Companion Loans; and (iv) two promissory notes designated as Note B-1 and Note B-2 having an aggregate outstanding principal balance as of the Cut-off Date of $141,000,000 (together, the “85 Tenth Avenue Subordinate Companion Loans” and, together with the 85 Tenth Avenue Pari Passu Companion Loans, the “85 Tenth Avenue Companion Loans“), which are subordinate in right of payment to each of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans.  The 85 Tenth Avenue Standalone Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans are collectively referred to as the “85 Tenth Avenue Standalone Companion Loans“).

The 85 Tenth Avenue Subordinate Companion Loans, together with the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans, are referred to as the “85 Tenth Avenue Whole Loan”. Only the 85 Tenth Avenue Mortgage Loan is included in the issuing entity. Each of the 85 Tenth Avenue Standalone Pari Passu Companion Loans and 85 Tenth Avenue Subordinate Companion Loans is currently held by the DBWF 2016-85T securitization trust (the “DBWF 2016-85T Mortgage Trust“). The 85 Tenth Avenue Non-Standalone Pari Passu Companion Loans are currently being held by Deutsche Bank AG, New York Branch.

The holders of the 85 Tenth Avenue Whole Loan (the “85 Tenth Avenue Noteholders“) have entered into a co-lender agreement that sets forth the respective rights of each 85 Tenth Avenue Noteholder (the “85 Tenth Avenue Intercreditor Agreement“).

Servicing

The 85 Tenth Avenue Whole Loan will be serviced by Wells Fargo Bank, National Association, as master servicer (the “DBWF 2016-85T Master Servicer“), and specially serviced by Aegeon USA Realty Advisers, LLC, as special servicer (the “DBWF 2016-85T Special Servicer“), pursuant to the DBWF 2016-85T TSA, between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “DBWF 2016-85T Depositor“), the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “DBWF 2016-85T Trustee“), and Deutsche Bank Trust Company Americas, as certificate administrator, paying agent and custodian (in such capacity, the “DBWF 2016-85T Certificate Administrator“), in connection with the DBWF 2016-85T Mortgage Trust (into which each of the 85 Tenth Avenue Standalone Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans have been deposited), and, subject to the terms of the 85 Tenth Avenue Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 85 Tenth Avenue Noteholder will be effected in accordance with the DBWF 2016-85T TSA and the 85 Tenth Avenue Intercreditor Agreement.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 85 Tenth Avenue Whole Loan” in this prospectus.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 85 Tenth Avenue Mortgage Loan (but not on the 85 Tenth Avenue Companion Loans) pursuant to the terms of the PSA unless the master servicer, the trustee or the special servicer, as applicable, determines that such an advance would not be recoverable from collections on the 85 Tenth Avenue Mortgage Loan. See

“Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus.

The DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee, as applicable, under the DBWF 2016-85T TSA, will be responsible for making (i) any required property protection advances with respect to the 85 Tenth Avenue Whole Loan and (ii) any required principal and interest advances on the 85 Tenth Avenue Standalone Companion Loans, in each case unless a determination of non-recoverability is made under the DBWF 2016-85T TSA.

Distributions

The terms of the 85 Tenth Avenue Intercreditor Agreement set forth the respective rights of the 85 Tenth Avenue Noteholders with respect to distributions of funds received in respect of the 85 Tenth Avenue Whole Loan, and provide, in general, that:

●	the 85 Tenth Avenue Subordinate Companion Loans are, at all times, junior, subject and subordinate to the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans, and the right of the holders of the 85 Tenth Avenue Subordinate Companion Loans (the “85 Tenth Avenue Subordinate Companion Loan Holders“) to receive payments with respect to the 85 Tenth Avenue Subordinate Companion Loans is, to the extent set forth in the 85 Tenth Avenue Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans to receive payments with respect to the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans;

●	prior to calculating any amounts of interest or principal due to the holders of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans, the principal balances of the 85 Tenth Avenue Subordinate Companion Loans will be reduced pro rata (but not below zero) by any realized loss with respect to the 85 Tenth Avenue Whole Loan, and after the principal balance of the 85 Tenth Avenue Subordinate Companion Loans has been reduced to zero, the principal balances of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances, but, in each case, not below zero) by any realized loss with respect to the 85 Tenth Avenue Whole Loan;

●	If no (i) event of default with respect to an obligation of the borrowers to pay money due under the 85 Tenth Avenue Whole Loan or (ii) non-monetary event of default pursuant to which the 85 Tenth Avenue Whole Loan becomes a specially serviced loan (a “Triggering Event of Default“) has occurred and is continuing, then all amounts tendered by the 85 Tenth Avenue Whole Loan borrower (net of certain amounts payable or reimbursable to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Special Servicer, as applicable) will be distributed as follows:

(i)       first, (A) first, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee(and, if applicable, the master servicer under the PSA or a master servicer of any securitization of any 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan), up to the amount of any nonrecoverable property protection advances (or, in the case of the master servicer under the PSA or a master servicer of any securitization of any 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee from general collections of the issuing entity or such applicable securitization, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, the master servicer or the trustee under the PSA, and the master servicer or the trustee with respect any 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan securitization, up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate) with respect to the 85 Tenth Avenue Mortgage Loan and 85 Tenth Avenue Pari Passu Companion Loans, (C) third, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate) with respect to the 85 Tenth Avenue Subordinate Companion Loans and (D) fourth, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, (A), first, to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent the 85 Tenth Avenue Subordinate Companion Loans are included in the DBWF 2016-85T Mortgage Trust, to the 85 Tenth Avenue Subordinate Companion Loans (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable) (based on the unreimbursed amount of costs paid or payable), in each case, up to the amount of any unreimbursed costs paid or any costs currently payable on the 85 Tenth Avenue Companion Loans and the 85 Tenth Avenue Mortgage Loan, respectively, or paid or advanced by the DBWF 2016-85T Master Servicer, or the DBWF 2016-85T Trustee, as applicable, with respect to the 85 Tenth Avenue Whole Loan, including, without limitation, unreimbursed property protection and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection and administrative advances and interest thereon are then payable or reimbursable under the DBWF 2016-85T TSA;

(iii)      third, to the DBWF 2016-85T Master Servicer, the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the 85 Tenth Avenue Whole Loan borrower), and then to the DBWF 2016-85T Special Servicer, any special servicing fees, any workout fees and liquidation fees earned by it with respect to the 85 Tenth Avenue Whole Loan under the DBWF 2016-85T TSA or the 85 Tenth Avenue Intercreditor Agreement;

(iv)       fourth, pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related note interest rate minus the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such 85 Tenth Avenue Pari Passu Companion Loan and 85 Tenth Avenue Mortgage Loan;

(v)       fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan, on a pro rata basis (based on their respective outstanding principal balances), in an amount equal to all such payments and prepayments of principal, until the related principal balances have been reduced to zero;

(vi)       sixth, if the proceeds of any foreclosure sale or any liquidation of the 85 Tenth Avenue Whole Loan or the 85 Tenth Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan in an amount equal to the aggregate of unreimbursed realized losses previously allocated thereto, plus interest thereon at the related note interest rate minus the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 85 Tenth Avenue Pari Passu Companion Loan and the 85 Tenth Avenue Mortgage Loan;

(vii)      seventh, to the extent the 85 Tenth Avenue Subordinate Companion Loans are not included in the DBWF 2016-85T Mortgage Trust, pari passu, to the 85 Tenth Avenue Subordinate Companion Loans, pro rata (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable by the 85 Tenth Avenue Subordinate Companion Loan Holders, with respect to the 85 Tenth Avenue Whole Loan, including, without limitation, unreimbursed property protection and administrative advances made by the 85 Tenth Avenue Subordinate Companion Loan Holders, and any cure payment made by the 85 Tenth Avenue Subordinate Companion Loan Holders, pursuant to the 85 Tenth Avenue Intercreditor Agreement;

(viii)     eighth, pari passu to the 85 Tenth Avenue Subordinate Companion Loans, in an amount equal to the accrued and unpaid interest on the related principal balance at the related note interest rate minus the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such 85 Tenth Avenue Subordinate Companion Loan;

(ix)      ninth, in respect of principal collections, with respect to all payments and prepayments of principal, to the 85 Tenth Avenue Subordinate Companion Loans, on a pro rata and pari passu basis (based on their outstanding principal balances), in an amount equal to all such payments and prepayments of principal, until the principal balances of the 85 Tenth Avenue Subordinate Companion Loans have been reduced to zero;

(x)       tenth, to the 85 Tenth Avenue Subordinate Companion Loans, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated thereto), an amount equal to the aggregate of unreimbursed realized losses previously allocated to the 85 Tenth Avenue Subordinate Companion Loans plus interest thereon in each case at the related note interest rate thereon minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated thereto;

(xi)      eleventh, any interest accrued at the default rate on the 85 Tenth Avenue Whole Loan to the extent such default interest amount is (i) actually paid by the 85 Tenth Avenue Whole Loan borrower, (ii) in excess of interest accrued on the principal balance at the 85 Tenth Avenue Whole Loan interest rate and (iii) not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, the master servicer or trustee under the PSA or the master servicer or the trustee under any pooling and servicing agreement relating to an 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to (A) Note A-1 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, (C) Note B-1 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note B-1 principal balance at the excess of (x) the Note B-1 default rate over (y) the Note B-1 interest rate, and (D) Note B-2 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note B-2 principal balance at the excess of (x) the Note B-2 of the 85 Tenth Avenue Whole Loan default rate over (y) the Note B-2 interest rate;

(xii)     twelfth, first, pro rata and pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan, any prepayment premium allocable thereto and then, second, pro rata and pari passu to the 85 Tenth Avenue Subordinate Companion Loans, any prepayment premium allocable thereto, in each case, to the extent actually paid by the 85 Tenth Avenue Whole Loan borrower;

(xiii)     thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, the master servicer or trustee under the PSA or the master servicer or the trustee under any pooling and servicing agreement relating to an 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan securitization), to the 85 Tenth Avenue Mortgage Loan, 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans, their respective percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the 85 Tenth Avenue Whole Loan borrower; and

(xiv)    fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the holders of the 85 Tenth Avenue Whole Loan pro rata and pari passu in accordance with their respective initial percentage interests.

After the occurrence of and during the continuance of a Triggering Event of Default, all amounts tendered by the 85 Tenth Avenue Whole Loan borrower (net of certain amounts payable or reimbursable to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Special Servicer, as applicable) will be distributed as follows:

(i)       first, (A) first, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee (and, if applicable, the master servicer under the PSA or a master servicer of any securitization of any 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan), up to the amount of any nonrecoverable property protection advances (or, in the case of the master servicer under the PSA or a master servicer of any securitization of any 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee from general collections of the issuing entity or such applicable securitization, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, the master servicer or the trustee under the PSA, and the master servicer or the trustee with respect any 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan

securitization, up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate) with respect to the 85 Tenth Avenue Mortgage Loan and 85 Tenth Avenue Pari Passu Companion Loans, (C) third, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate) with respect to the 85 Tenth Avenue Subordinate Companion Loans and (D) fourth, to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, (A), first, to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent the 85 Tenth Avenue Subordinate Companion Loans are included in the DBWF 2016-85T Mortgage Trust, to the 85 Tenth Avenue Subordinate Companion Loans (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable) (based on the unreimbursed amount of costs paid or payable), in each case, up to the amount of any unreimbursed costs paid or any costs currently payable on the 85 Tenth Avenue Companion Loans and the 85 Tenth Avenue Mortgage Loan, respectively, or paid or advanced by the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable, with respect to the 85 Tenth Avenue Whole Loan, including, without limitation, unreimbursed property protection and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection and administrative advances and interest thereon are then payable or reimbursable under the DBWF 2016-85T TSA;

(iii)       third, to the DBWF 2016-85T Master Servicer, the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the 85 Tenth Avenue Whole Loan borrowers), and then to the DBWF 2016-85T Special Servicer, any special servicing fees, any workout fees and liquidation fees earned by it with respect to the 85 Tenth Avenue Whole Loan under the DBWF 2016-85T TSA and the 85 Tenth Avenue Intercreditor Agreement;

(iv)       fourth, pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related note interest rate minus the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such 85 Tenth Avenue Pari Passu Companion Loan and 85 Tenth Avenue Mortgage Loan;

(v)       fifth, pari passu to the 85 Tenth Avenue Subordinate Companion Loans, in an amount equal to the accrued and unpaid interest on the related principal balance at the related note interest rate minus the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such 85 Tenth Avenue Subordinate Companion Loan;

(vi)       sixth, pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and 85 Tenth Avenue Mortgage Loan, on a pro rata basis (based on the outstanding principal balances thereof), up to an amount equal to the outstanding principal balance thereof, until the related principal balances have been reduced to zero;

(vii)      seventh, if the proceeds of any foreclosure sale or any liquidation of the 85 Tenth Avenue Whole Loan or the 85 Tenth Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan in an amount equal to the aggregate of unreimbursed realized losses previously allocated thereto plus interest thereon at the related note interest rate minus the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 85 Tenth Avenue Pari Passu Companion Loan and the 85 Tenth Avenue Mortgage Loan;

(viii)     eighth, to the extent the 85 Tenth Avenue Subordinate Companion Loans are not included in the DBWF 2016-85T Mortgage Trust to the 85 Tenth Avenue Subordinate Companion Loans, pro rata (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable by the 85 Tenth Avenue Subordinate Companion Loan Holders, with respect to the 85 Tenth Avenue Whole Loan, including, without limitation, unreimbursed property protection and administrative advances made by the 85 Tenth Avenue Subordinate Companion Loan Holders, and any cure payment made by the 85 Tenth Avenue Subordinate Companion Loan Holders, pursuant to the 85 Tenth Avenue Intercreditor Agreement;

(ix)      ninth, pari passu, to the 85 Tenth Avenue Subordinate Companion Loans, on a pro rata basis (based on the outstanding principal balances thereof), in an amount equal to the outstanding principal balance of each such 85 Tenth Avenue Subordinate Companion Loan, until the principal balances of the 85 Tenth Avenue Subordinate Companion Loans have been reduced to zero;

(x)       tenth, to the 85 Tenth Avenue Subordinate Companion Loans, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated thereto), an amount equal to the aggregate of unreimbursed realized losses previously allocated to the 85 Tenth Avenue Subordinate Companion Loans plus interest thereon at the related interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated thereto;

(xi)      eleventh, first, pro rata and pari passu to the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Mortgage Loan, any prepayment premium allocable thereto and then, second, pro rata and pari passu to the 85 Tenth Avenue Subordinate Companion Loans, any prepayment premium allocable thereto, in each case, to the extent actually paid by the 85 Tenth Avenue Whole Loan borrower;

(xii)     twelfth, any interest accrued at the default rate on the principal balance of the 85 Tenth Avenue Whole Loan to the extent such default interest amount is (i) actually paid by the 85 Tenth Avenue Whole Loan borrowers, (ii) in excess of interest accrued on the principal balance at the 85 Tenth Avenue Whole Loan interest rate and (iii) not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, the master servicer or trustee under the PSA or the master servicer or the trustee under any pooling and servicing agreement relating to an 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to (A) Note A-1 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note A-

2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, (C) Note B-1 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note B-1 principal balance at the excess of (x) the Note B-1 default rate over (y) the Note B-1 interest rate, and (D) Note B-2 of the 85 Tenth Avenue Whole Loan in an amount calculated on the Note B-2 principal balance at the excess of (x) the Note B-2 of the 85 Tenth Avenue Whole Loan default rate over (y) the Note B-2 interest rate;

(xiii)       thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, the master servicer or trustee under the PSA or the master servicer or the trustee under any pooling and servicing agreement relating to an 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan securitization), to the 85 Tenth Avenue Mortgage Loan, 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans, their respective percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrowers; and

(xiv)       fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the 85 Tenth Avenue Whole Loan pro rata and pari passu in accordance with their respective initial percentage interests.

The DBWF 2016-85T Master Servicer and the DBWF 2016-85T Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the related collection account or related REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the DBWF 2016-85T TSA.

For the purpose of this “—Distributions” section, with respect to the 85 Tenth Avenue Mortgage Loan, the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan and the denominator of which is equal to the principal balance of the 85 Tenth Avenue Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

“Note A-1” means, individually or collectively, Note A-1-S, Note A-1-C1 and Note A-1-C2 of the 85 Tenth Avenue Whole Loan.

“Note A-2” means, individually or collectively, Note A-2-S, Note A-2-C1 and Note A-2-C2 of the 85 Tenth Avenue Whole Loan.

Application of Penalty Charges

The 85 Tenth Avenue Intercreditor Agreement requires the DBWF 2016-85T TSA to provide that penalty charges and any interest accrued at the default rate on the principal balance of the 85 Tenth Avenue Whole Loan that is in excess of interest accrued on the principal balance of the 85 Tenth Avenue Whole Loan at the mortgage rate, in either case to the extent actually paid by the 85 Tenth Avenue Whole Loan borrower, to be applied by the DBWF 2016-85T Master Servicer (prior to allocation to the holders under “—Distributions” above) for the following purposes: first, (i) to pay the DBWF 2016-85T Master Servicer, the

DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer for each 85 Tenth Avenue Noteholder’s pro rata share of any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the DBWF 2016-85T TSA; (ii) to pay the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, the Master Servicer or Trustee under the Pooling and Servicing Agreement or the master servicer or the trustee under any pooling and servicing agreement relating to an 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan securitization, the amount, if any, of interest accrued on any principal and interest advance made with respect to any promissory note evidencing a portion of the 85 Tenth Avenue Whole Loan by such party; and (iii) to pay the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee for each 85 Tenth Avenue Standalone Companion Loan holder’s pro rata share of interest accrued on any administrative advances and reimbursement of any administrative advances in accordance with the terms of the DBWF 2016-85T Trust and Servicing Agreement, and second, be used to reduce, on a pro rata basis, each 85 Tenth Avenue Noteholder’s share of trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 85 Tenth Avenue Loan Combination (as specified in the DBWF 2016-85T Trust and Servicing Agreement).

Consultation and Control

So long as the 85 Tenth Avenue Subordinate Companion Loans are included in the DBWF 2016-85T Mortgage Trust, the “controlling noteholder” with respect to the 85 Tenth Avenue Whole Loan will be the DBWF 2016-85T Mortgage Trust. The DBWF 2016-85T TSA does not designate a “directing certificateholder” or any other group of certificateholders of the DBWF 2016-85T Mortgage Trust that will be entitled to control, consent or consultation rights under the DBWF 2016-85T TSA that are equivalent to the control, consent and consultation rights granted to the directing certificateholder under the PSA (other than the limited rights of certain certificateholders under the DBWF 2016-85T TSA to remove and replace the special servicer as described in “—Servicer Appointment and Replacement Rights”).

Cure Rights

In the event that the 85 Tenth Avenue Subordinate Companion Loans are no longer included in the DBWF 2016-85T Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 85 Tenth Avenue Whole Loan, then each 85 Tenth Avenue Subordinate Companion Loan Holder will have the right, but not the obligation (and if an 85 Tenth Avenue Subordinate Companion Loan Holder elects to cure, then all of the 85 Tenth Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right) to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days).  If the 85 Tenth Avenue Subordinate Companion Loan Holders elect to cure a default by way of a payment of money (a “Cure Payment“), the 85 Tenth Avenue Subordinate Companion Loan Holders will be required to make such Cure Payment as directed by the DBWF 2016-85T Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 85 Tenth Avenue Pari Passu Companion Loan Holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected.  So long as a default exists that is being cured by the 85 Tenth Avenue Subordinate Companion Loan Holders and the applicable cure period has not expired and the 85 Tenth Avenue Subordinate Companion Loan Holders are permitted to cure under the terms of the 85 Tenth Avenue Intercreditor Agreement, the default will not be treated as a default or a Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the 85 Tenth Avenue Whole Loan, modifying, amending or waiving any provisions or the related mortgage loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Property, or (iii) for purposes of treating the 85 Tenth Avenue Whole Loan as a specially serviced loan.  Notwithstanding anything to the contrary, the 85 Tenth Avenue Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) Cure Events over the life of the 85 Tenth Avenue Whole Loan and no single Cure Event may exceed four (4) consecutive months.  A “Cure Event“ means the 85 Tenth Avenue Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option

If the 85 Tenth Avenue Subordinate Companion Loans are no longer included in the DBWF 2016-85T Mortgage Trust and a Triggering Event of Default has occurred and is continuing, then, upon written notice from the DBWF 2016-85T Special Servicer of such occurrence (a “Repurchase Option Notice“), any 85 Tenth Avenue Subordinate Companion Loan Holder will have the right (and if all of the 85 Tenth Avenue Subordinate Companion Loan Holders provide such notice, then all of the 85 Tenth Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the DBWF 2016-85T Special Servicer (the “Repurchase Election Notice“) after the occurrence of the Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the DBWF 2016-85T TSA and the 85 Tenth Avenue Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 85 Tenth Avenue Mortgage Loan and 85 Tenth Avenue Pari Passu Companion Loans for the applicable purchase price provided in the 85 Tenth Avenue Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The DBWF 2016-85T Special Servicer will be required to give the 85 Tenth Avenue Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL“). If the DBWF 2016-85T Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 85 Tenth Avenue Subordinate Companion Loan Holders and the 85 Tenth Avenue Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the DBWF 2016-85T Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 85 Tenth Avenue Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the DBWF 2016-85T Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 85 Tenth Avenue Intercreditor Agreement, if the 85 Tenth Avenue Whole Loan becomes a defaulted mortgage loan, and if the DBWF 2016-85T Special Servicer determines to sell the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Companion Loans in accordance with the DBWF 2016-85T TSA, then the DBWF 2016-85T Special Servicer will have the right and the obligation to sell the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the DBWF 2016-85T TSA.  In connection with any such sale, the DBWF 2016-85T Special Servicer will be required to follow the procedures set forth in the DBWF 2016-85T TSA, including the provision of ten (10) business days’ prior written notice to the issuing entity and each holder of an 85 Tenth Avenue Non-Standalone Pari Passu Companion Loan of the DBWF 2016-85T Special Servicer’s intention to sell the 85 Tenth Avenue Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 85 Tenth Avenue Whole Loan” in this prospectus.

Servicer Appointment and Replacement Rights

Pursuant to the 85 Tenth Avenue Intercreditor Agreement and the DBWF 2016-85T TSA, the holders of requisite voting rights allocable to certain principal balance certificates issued by the DBWF 2016-85T Mortgage Trust will have the right, with or without cause, to replace the DBWF 2016-85T Special Servicer then acting with respect to the 85 Tenth Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The DBWF 2016-85T Special Servicer may be terminated and replaced without the consent of, or consulting with, the trustee or any other party under this securitization; provided that upon the occurrence of a servicer termination event under the DBWF 2016-85T TSA relating to the 85 Tenth Avenue Mortgage Loan, the applicable party entitled to cause the termination and replacement of the applicable servicer as described in “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” will have the right to require the appointment of a subservicer with respect to the 85 Tenth Avenue Mortgage Loan or the termination of the DBWF 2016-85T Special Servicer and the appointment of a replacement therefor solely with respect to the 85 Tenth Avenue Mortgage Loan.

The 191 Peachtree Whole Loan

General

The Mortgaged Property identified on Annex A-1 as 191 Peachtree (the “191 Peachtree Mortgaged Property”) secures a Whole Loan evidenced by four (4) promissory notes (collectively, the “191 Peachtree Promissory Notes”) as follows: (1) the controlling “191 Peachtree Promissory Note A-1” in the original principal amount of $65,500,000, (2) ”191 Peachtree Promissory Note A-2” in the original principal amount of $40,500,000, (3) ”191 Peachtree Promissory Note A-3” in the original principal amount of $55,000,000 and (4) ”191 Peachtree Promissory Note A-4” in the original principal amount of $14,500,000.

The 191 Peachtree Promissory Note A-2 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “191 Peachtree Mortgage Loan”. As of the Closing Date, each of 191 Peachtree Promissory Note A-1 and 191 Peachtree Promissory Note A-4 will be held by the MSC 2016-UBS12 securitization trust, and 191 Peachtree Promissory Note A-3 will be held by the MSBAM 2016-C32 securitization trust. 191 Peachtree Promissory Note A-1, 191 Peachtree Promissory Note A-3 and 191 Peachtree Promissory Note A-4 will not be included in the Trust, will each be a “Non-Serviced Pari Passu

Companion Loan” and are referred to herein as the “191 Peachtree Pari Passu Companion Loans”. The 191 Peachtree Mortgage Loan and the 191 Peachtree Pari Passu Companion Loans are collectively referred to herein as the “191 Peachtree Whole Loan”.

Servicing

The 191 Peachtree Whole Loan will be serviced under the MSC 2016-UBS12 PSA, dated as of December 1, 2016 (the “MSC 2016-UBS12 PSA”), between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 191 Peachtree Mortgage Loan”, subject to the terms of the 191 Peachtree Intercreditor Agreement.

Advancing

The master servicer or the trustee under the PSA, as applicable, will be responsible for making P&I Advances on the 191 Peachtree Mortgage Loan only, as required under the PSA (subject to a nonrecoverability determination), and the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer (with respect to servicing advances only) or the related Non-Serviced Trustee, as applicable, will be responsible for making (i) any required principal and interest advances on 191 Peachtree Promissory Note A-1 only, as required under the related Non-Serviced PSA, and (ii) any required servicing advances with respect to the 191 Peachtree Whole Loan, in each case unless a determination of nonrecoverability is made under the related Non-Serviced PSA. In connection with such servicing, any losses, liabilities, claims, costs and expenses incurred with respect to the 191 Peachtree Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the 191 Peachtree Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The 191 Peachtree Intercreditor Agreement

The intercreditor agreement entered into between the holders of the 191 Peachtree Promissory Notes (the “191 Peachtree Intercreditor Agreement”) provides, in general, that:

●	The 191 Peachtree Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

●	All payments, proceeds and other recoveries on the 191 Peachtree Whole Loan will be applied to the 191 Peachtree Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer, in accordance with the Non-Serviced PSA).

Consultation and Control

The controlling 191 Peachtree Pari Passu Companion Loan is included in the MSC 2016-UBS12 securitization trust, and the directing certificateholder with respect to such securitization will be entitled to exercise the following rights: (i) to direct the servicing of the 191 Peachtree Whole Loan, (ii) to consent to certain major decisions as defined in the related Non-Serviced PSA in respect of the 191 Peachtree Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to the 191 Peachtree Whole Loan with or without cause; provided, that if (a) such directing certificateholder is (or is an affiliate of) the related borrower or if all or a specified portion of the controlling class of certificates is held by the borrower or an affiliate thereof, or (b) a “control termination event” has occurred under such securitization, then such directing certificateholder will not have such rights.

The related Non-Serviced Special Servicer will be required (i) to provide to each 191 Peachtree Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the 191 Peachtree Whole Loan or any proposed action to be taken by the special servicer in respect of “Major Decisions” (as defined in the related Non-Serviced PSA, which major decisions are similar to Major Decisions under the PSA) in respect of the 191 Peachtree Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to such directing certificateholder due to the occurrence of a “control termination event” or “consultation termination event” under the Non-Serviced PSA) and (ii) to use reasonable efforts to consult each 191 Peachtree Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended action or proposed major decision.

Such consultation right will expire ten (10) business days after the delivery to the related 191 Peachtree Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such 191 Peachtree Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any 191 Peachtree Non-Controlling Holder.

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the 191 Peachtree Promissory Notes, it may take, in accordance with the servicing standard set forth in the related Non-Serviced PSA any major decision with respect to the 191 Peachtree Whole Loan or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, the 191 Peachtree Non-Controlling Holders will have the right to annual meetings (which may be held telephonically) with the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 191 Peachtree Whole Loan are discussed.

If a servicer termination event under the related Non-Serviced PSA has occurred that affects any of the 191 Peachtree Non-Controlling Note Holders, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under the Non-Serviced PSA solely with respect to the 191 Peachtree Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder, entitlements to amounts payable to the terminated party at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “191 Peachtree Non-Controlling Holders” are the holders of the 191 Peachtree Mortgage Loan and 191 Peachtree Promissory Note A-3. The Directing Certificateholder (or after a Consultation Termination Event, the operating advisor) will be entitled to exercise such non-controlling noteholder rights in respect of 191 Peachtree Promissory Note A-2 (subject to certain restrictions relating to such party’s affiliations with the related borrower).

Sale of Defaulted Whole Loan

Under the 191 Peachtree Intercreditor Agreement and the related Non-Serviced PSA, upon the 191 Peachtree Whole Loan becoming a defaulted loan, and if the related Non-Serviced Special Servicer decides to sell 191 Peachtree Promissory Note A-1, it will be required to sell the 191 Peachtree Promissory Notes together as interests evidencing one whole loan. Notwithstanding the foregoing, such party will not be permitted to sell the 191 Peachtree Whole Loan without the consent of the 191 Peachtree Non-Controlling Holders unless it has delivered to such holders (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 191 Peachtree Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holders), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with the proposed sale.

The Potomac Mills Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Potomac Mills (the “Potomac Mills Mortgaged Property”), evidenced by promissory note A-5 with a Cut-off Date Balance of $20,750,000 (the “Potomac Mills Mortgage Loan”), representing approximately 2.1% of the Initial Pool Balance, is part of a Whole Loan comprised of twenty promissory notes, each of which is secured by the same mortgage instrument on the Potomac Mills Mortgaged Property. The portions of the Potomac Mills Whole Loan (as defined below) evidenced by (a) promissory note A-1 and promissory note A-6, with an aggregate Cut-off Date Balance of $70,000,000, which are currently held by the CFCRE 2016-C6 securitization trust, (b) promissory note A-2, with a Cut-off Date Balance of $20,000,000, which is currently held by the CFCRE 2016-C7 securitization trust, (c) promissory note A-3, with a Cut-off Date Balance of $12,750,000, which is currently held by the CFCRE 2016-C7 securitization trust, (d) promissory note A-4, with a Cut-off Date Balance of $52,000,000, which is currently held by the MSBAM 2016-C32 securitization trust, (e) promissory note A-7, with a Cut-off Date Balance of $35,000,000, which is currently held by the CGCMT 2016-C3 securitization trust, (f) promissory note A-8, with a Cut-off Date Balance of $7,750,000, which is currently held by the CFCRE 2016-C7 securitization trust, (g) promissory note A-9, with a Cut-off Date Balance of $36,375,000, which is currently held by the CGCMT 2016-P6 securitization trust and (h) promissory note A-10, with a Cut-off Date Balance of $36,375,000, which is currently held by the WFCM 2016-C37 securitization trust, are referred to in this prospectus as the “Potomac Mills Pari Passu Companion Loans” and are pari passu in right of payment with the Potomac Mills Mortgage Loan. The portions of the Potomac Mills Whole Loan (as defined below) evidenced by promissory note B-1, promissory note B-2, promissory note B-3, promissory note B-4, promissory note B-5, promissory note B-6, promissory note B-7, promissory note B-8, promissory note B-9 and promissory note B-10 (collectively, the “Potomac Mills Subordinate

Companion Loans”), with an aggregate Cut-off Date Balance of $125,000,000, are currently held by Teachers Insurance and Annuity Association of America and are subordinate in right of payment to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans. The Potomac Mills Mortgage Loan, together with the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, are referred to in this prospectus as the “Potomac Mills Whole Loan“. The Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Potomac Mills Whole Loan (the “Potomac Mills Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Potomac Mills Noteholder (the “Potomac Mills Intercreditor Agreement”).

Servicing

The Potomac Mills Whole Loan and any related REO property will be serviced and administered by the master servicer and special servicer designated in the CFCRE 2016-C6 PSA (the “CFCRE 2016-C6 Master Servicer“ and the “CFCRE 2016-C6 Potomac Mills Special Servicer“, respectively), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Potomac Mills Mortgage Loan”, but subject to the Potomac Mills Intercreditor Agreement. The certificate administrator, trustee, operating advisor, asset representations reviewer and depositor under the CFCRE 2016-C6 PSA are referred to herein as the “CFCRE 2016-C6 Certificate Administrator“, the “CFCRE 2016-C6 Trustee“, the “CFCRE 2016-C6 Operating Advisor“, the “CFCRE 2016-C6 Asset Representations Reviewer“ and the “CFCRE 2016-C6 Depositor“, respectively.

Promissory note A-1 represents the lead securitization note with respect to the Potomac Mills Whole Loan. However, for so long as the holder of greater than 50% of the Potomac Mills Subordinate Companion Loans (the “Potomac Mills Controlling Subordinate Noteholder“) is the Potomac Mills Whole Loan Directing Holder (as defined below under “Consultation and Control”), the Potomac Mills Controlling Subordinate Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Potomac Mills Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Potomac Mills Intercreditor Agreement, the holders of the Potomac Mills Subordinate Companion Loans will have the right to cure certain defaults by the related borrower, as more fully described below.

The servicing standard set forth in the CFCRE 2016-C6 PSA requires the CFCRE 2016-C6 Master Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer to take into account the interests of the holders of certificates issued under the CFCRE 2016-C6 PSA (the “Potomac Mills Certificateholders“) and all other Potomac Mills Noteholders as a collective whole (taking into account the pari passu or subordinate nature of the related promissory note).

Amounts payable to the issuing entity as holder of the Potomac Mills Mortgage Loan pursuant to the Potomac Mills Intercreditor Agreement will be distributed net of certain fees and expenses on the Potomac Mills Mortgage Loan as set forth in the Potomac Mills Intercreditor Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CFCRE 2016-C6 PSA will be the initial custodian of the mortgage file related to Potomac Mills Whole Loan (other than any Potomac Mills promissory notes not contributed to the CFCRE 2016-C6 securitization trust).

Application of Payments

Pursuant to the Potomac Mills Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Potomac Mills Whole Loan, (ii) any other event of default for which the Potomac Mills Whole Loan is actually accelerated, (iii) any other event of default which causes the Potomac Mills Whole Loan to become a specially serviced loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Potomac Mills Sequential Pay Event“) (or, if such a default has occurred, but has been cured by the Potomac Mills Whole Loan Directing Holder or the default cure period has not yet expired and the Potomac Mills Whole Loan Directing Holder is diligently exercising its cure rights under the Potomac Mills Intercreditor Agreement), after payment of amounts for required reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the CFCRE 2016-C6 PSA to the CFCRE 2016-C6 Master Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds received with respect to the Potomac Mills Whole Loan will generally be applied in the following order:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Potomac Mills Whole Loan of principal payments received, if any, until their principal balances have been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Whole Loan pursuant to this section, 100% of such insurance proceeds and condemnation proceeds will be distributed to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and, as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes plus interest on such amount at their respective net interest rate;

●	sixth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis any penalty charges;

●	seventh, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances with the exercise of their cure rights under the Potomac Mills Intercreditor Agreement, to reimburse such holders for all such cure payments;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the Potomac Mills Whole Loan of principal payments received, if any; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Whole Loan pursuant to this section, the portion of such insurance proceeds and condemnation proceeds remaining after distribution to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pursuant to clause (second) above will be distributed to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	tenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interests in the Potomac Mills Whole Loan, a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(tenth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holders of the Potomac Mills Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

●	twelfth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received;

●	thirteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, pro rata, based on their respective percentage interests in the Potomac Mills Whole Loan; and

●	fourteenth, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the Potomac Mills Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(thirteenth), any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective initial percentage interests in the Potomac Mills Whole Loan.

Following the occurrence and during the continuance of a Potomac Mills Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the CFCRE 2016-C6 PSA to the CFCRE 2016-C6 Master Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds with respect to the Potomac Mills Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes, plus interest on such amount at the applicable net interest rate;

●	sixth, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances in the exercise of their cure rights under the Potomac Mills Intercreditor Agreement, to reimburse such holders for all such cure payments;

●	seventh, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the principal balance of their respective notes until their principal balances have been reduced to zero;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holders of the Potomac Mills Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(tenth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the Potomac Mills Controlling Subordinate Noteholder in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	twelfth, to the holders of the Potomac Mills Mortgage Loan and the holders of the Potomac Mills Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charges received with respect to the related note;

●	thirteenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Potomac Mills Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(thirteenth), any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Potomac Mills Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Potomac Mills Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Potomac Mills Companion Loans or any loans included in any securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any related servicing advances with respect to the Potomac Mills Whole Loan made pursuant to the CFCRE 2016-C6 PSA, together with interest thereon) may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

Consultation and Control

Prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period with respect to the Potomac Mills Subordinate Companion Loans, neither the directing holder under the CFCRE 2016-C6 securitization (the “CFCRE 2016-C6 Directing Holder“) nor the CFCRE 2016-C6 Operating Advisor will have any consent and/or consultation rights with respect to the Potomac Mills Whole Loan. After the occurrence and during the continuance of a Potomac Mills Control Appraisal Period with respect to the Potomac Mills Subordinate Companion Loans, the CFCRE 2016-C6 Directing Holder and the CFCRE 2016-C6 Operating Advisor will each have the same consent and/or consultation rights with respect to the Potomac Mills Whole Loan as each does, and for so long as each does, with respect to the other mortgage loans included in the CFCRE 2016-C6 securitization trust, which rights are substantially similar as those of the Directing Certificateholder and operating advisor with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

For so long as the Potomac Mills Controlling Subordinate Noteholder is the Potomac Mills Whole Loan Directing Holder (as defined below), the CFCRE 2016-C6 Master Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to notify the Potomac Mills Controlling Subordinate Noteholder (or its designee) and receive its written consent with respect to the following actions (“Potomac Mills Major Decisions”):

(1)         any workout or other change to the Potomac Mills Whole Loan that would result in any modification of, or waiver with respect to, the Potomac Mills Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Potomac Mills Whole Loan or a modification or waiver of any other monetary term of the Potomac Mills Whole Loan relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the mortgage loan documents or a modification or waiver of any material non-monetary provision of the Potomac Mills

Whole Loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the Potomac Mills Mortgaged Property or the related borrower;

(2)         any modification of, or waiver with respect to, the Potomac Mills Whole Loan that would result in a discounted pay-off of the Potomac Mills Subordinate Companion Loans;

(3)         any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Potomac Mills Mortgaged Property or any acquisition of the Potomac Mills Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(4)         any material direct or indirect sale of all or any material portion of the Potomac Mills Mortgaged Property or REO Property;

(5)         any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related REO Property;

(6)         any substitution, release or addition of collateral for the Potomac Mills Whole Loan other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(7)         any release of the related borrower or guarantor from liability with respect to the Potomac Mills Whole Loan including, without limitation, by acceptance of an assumption of the Potomac Mills Whole Loan by a successor borrower or replacement guarantor except as expressly permitted by the related mortgage loan documents;

(8)         any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) accelerate the Potomac Mills Whole Loan (other than automatic accelerations pursuant to the related mortgage loan documents);

(9)         any transfer of the Potomac Mills Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, except in each case as expressly permitted by the related mortgage loan documents;

(10)       any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent the master servicer or special servicer’s approval, as applicable, is required by the related mortgage loan documents);

(11)       the waiver or modification of any documentation relating to the related guarantor’s obligations under the related guaranty (as defined in the related mortgage loan documents);

(12)       the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans has expired or been waived;

(13)       any determination of an acceptable insurance default with respect to the Potomac Mills Mortgaged Property;

(14)       the approval of any annual budget (as defined in the related loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the related loan agreement;

(15)       the approval of any major lease (as defined in the mortgage loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the mortgage loan agreement;

(16)       the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no material lender discretion;

provided, however, that during the occurrence and continuance of a Potomac Mills Control Appraisal Period, “Potomac Mills Major Decisions” will have the meaning given to the term “Major Decision” in the CFCRE 2016-C6 PSA.

Neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Potomac Mills Whole Loan Directing Holder or any holder of the Potomac Mills Pari Passu Companion Loans (or their representatives) that would require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate provisions of the Potomac Mills Intercreditor Agreement or the CFCRE 2016-C6 PSA, require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate the terms of the Potomac Mills Whole Loan, or materially expand the scope of any of the CFCRE 2016-C6 Master Servicer’s or the CFCRE 2016-C6 Potomac Mills Special Servicer’s, as applicable, responsibilities under the Potomac Mills Intercreditor Agreement or the CFCRE 2016-C6 PSA.

The Directing Holder

Pursuant to the Potomac Mills Intercreditor Agreement, the directing holder (the “Potomac Mills Whole Loan Directing Holder“) with respect to the Potomac Mills Whole Loan, as of any date of determination, will be:

●	the holder of greater than 50% of the Potomac Mills Subordinate Loans, unless a Potomac Mills Control Appraisal Period has occurred and is continuing; and

●	the CFCRE 2016-C6 issuing entity or its designee if a Potomac Mills Control Appraisal period has occurred and is continuing.

A “Potomac Mills Control Appraisal Period“ will exist with respect to the Potomac Mills Whole Loan, if and for so long as:

(1)       (a)(i) the sum of the initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Potomac Mills Subordinate Companion Loans, (y) any Appraisal Reduction Amount for the Potomac Mills Whole Loan that is allocated to the Potomac Mills Subordinate Companion Loans and (z) any losses realized with respect to the Potomac Mills Mortgaged Property or the Potomac Mills Whole Loan that are allocated to the Potomac Mills Subordinate Companion Loans, plus (iii) Potomac Mills Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loans; or

(2)       any interest in the Potomac Mills Subordinate Companion Loans is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holder of the Potomac Mills Subordinate Companion Loans as the Potomac Mills Whole Loan Directing Holder.

The Potomac Mills Controlling Subordinate Noteholder is entitled to avoid a Potomac Mills Control Appraisal Period caused by the application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the Potomac Mills Intercreditor Agreement (either (x) or (y), the “Potomac Mills Threshold Event Collateral“) in an amount that, when added to the appraised value of the Potomac Mills Mortgaged Property as used to calculate any Appraisal Reduction Amount for the Potomac Mills Whole Loan pursuant to the CFCRE 2016 Pooling and Servicing Agreement, would reduce such Appraisal Reduction Amount enough to cause the applicable Potomac Mills Control Appraisal Period not to exist.

In addition, pursuant to the terms of the Potomac Mills Intercreditor Agreement, after the occurrence of and during the continuance of a Potomac Mills Control Appraisal Period, the issuing entity (the rights of which may be exercised by the Directing Certificateholder or other party designated in the PSA) will (i) have the right to receive copies of all notices, information and reports that the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is required to provide to the CFCRE 2016-C6 Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the CFCRE 2016-C6 Directing Holder under the CFCRE 2016-C6 PSA without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event) under the CFCRE 2016-C6 PSA with respect to any Potomac Mills Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Potomac Mills Mortgage Loan (or its representative) requests consultation with respect to certain Potomac Mills Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Whole Loan. The consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the related Potomac Mills Mortgage Loan (or its representative) has responded within such period; provided that if the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Potomac Mills Mortgage Loan (or its representative) described above, the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Potomac Mills Mortgage Loan and the related Potomac Mills Pari Passu Companion Loans. Neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Potomac Mills Mortgage Loan (or its representative, including, if the Potomac Mills Mortgage Loan has been contributed to a securitization, the related directing certificateholder (or similar entity)).

In addition to the consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representatives) described above, pursuant to the terms of the Potomac Mills Intercreditor Agreement, during the continuance of a Potomac Mills Control Appraisal Period, the holder of the Potomac Mills Mortgage Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable) annual meetings with the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Potomac Mills Whole Loan.

Cure Rights

In the event that the Potomac Mills Mortgage Loan borrower fails to make any payment of principal or interest on the Potomac Mills Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Potomac Mills Whole Loan, the Potomac Mills Intercreditor Agreement provides that the Potomac Mills Controlling Subordinate Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Potomac Mills Intercreditor Agreement; provided that the Potomac Mills Controlling Subordinate Noteholder will be limited to six cure payments over the life of the Potomac Mills Whole Loan, and, with respect to monetary events of default, no more than three of which may be consecutive. So long as the Potomac Mills Controlling Subordinate Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently pursuing the cure of same, under the Potomac Mills Intercreditor Agreement, neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, will be permitted to treat such event of default as such for purposes of transferring the Potomac Mills Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Potomac Mills Whole Loan has occurred and is continuing, and subject to the terms, conditions and limitations set forth in the Potomac Mills Intercreditor Agreement, each holder of a Potomac Mills Subordinate Companion Loan will have the option to purchase the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, (b) accrued and unpaid interest on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Mortgage Loan to the CFCRE 2016-C6 Asset Representations Reviewer, (g) any liquidation fees or workout fees payable with respect to the Potomac Mills Whole Loan, if (i) the Potomac Mills Whole Loan borrower or borrower related party is the purchaser or (ii) if the Potomac Mills Whole Loan is not purchased within 90 days after the first such option becomes exercisable pursuant to the Potomac Mills Intercreditor Agreement, and (h) certain additional amounts to the extent provided for in the Potomac Mills Mall Intercreditor Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is a borrower-related party.

Sale of Defaulted Potomac Mills Whole Loan

Pursuant to the terms of the Potomac Mills Intercreditor Agreement, if the Potomac Mills Whole Loan becomes a defaulted loan under the CFCRE 2016-C6 PSA, and if the CFCRE 2016-C6 Potomac Mills Special Servicer determines to sell the Potomac Mills Mortgage Loan in accordance with the CFCRE 2016-C6 PSA, then the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to sell the Potomac Mills Pari Passu Companion Loans (but not the Potomac Mills Subordinate Companion Loans) together with the Potomac Mills Mortgage Loan as one whole loan. In connection with any such sale, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to follow the procedures contained in the CFCRE 2016-C6 PSA and the Potomac Mills Intercreditor Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CFCRE 2016-C6 Potomac Mills Special Servicer will not be permitted to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans together as one whole loan if it becomes a defaulted loan without the written consent of the holder of the Potomac Mills Mortgage Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the CFCRE 2016-C6 Potomac Mills Special Servicer has delivered to such note holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing holder under the CFCRE 2016-C6 PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with the proposed sale; provided that the holder of the Potomac Mills Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CFCRE 2016-C6 PSA, the holders of the Potomac Mills Subordinate Companion Loans (prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period), the holders of the Potomac Mills Pari Passu Companion Loans (after the occurrence and during the continuance of a Potomac Mills Control Appraisal Period) and the holder of the Potomac Mills Mortgage Loan and their respective representatives will be permitted to submit an offer at any sale of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant and subject to the terms of the Potomac Mills Intercreditor Agreement, the controlling noteholder (or its representative) with respect to the Potomac Mills Whole Loan (which, prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period, will be the Potomac Mills Controlling Subordinate Noteholder) will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Whole Loan and appoint a replacement special servicer in lieu of such servicer. Pursuant and subject to the terms of the CFCRE 2016-C6 PSA, the CFCRE 2016-C6 Directing Holder (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and prior to a control termination event under the CFCRE 2016-C6 PSA), or the applicable certificateholders under the CFCRE 2016-C6 PSA with the requisite percentage of Voting Rights (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and after a control termination event under the CFCRE 2016-C6 PSA), will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Whole Loan, and appoint a replacement special servicer, in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The Fremaux Town Center Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Fremaux Town Center, representing approximately 1.8% of the Initial Pool Balance, is part of a split loan structure comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Fremaux Town Center Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as Note A-1, having an outstanding principal balance as of the Cut-off Date of $24,602,232 (the “Fremaux Town Center Controlling Companion Loan” ); (ii) one mortgage note designated as Note A-2, having an outstanding principal balance as of the Cut-off Date of $ $29,522,678 (the “Fremaux Town Center Non-Controlling Companion Loan”) and (iii) one mortgage note designated as Note A-3, having an outstanding principal balance as of the Cut-off Date of $17,713,607 (the “Fremaux Town Center Mortgage Loan”). The Fremaux Town Center Companion Loans are generally pari passu in right of payment with each other and the Fremaux Town Center Mortgage Loan.

The Fremaux Town Center Companion Loans together with the Fremaux Town Center Mortgage Loan are collectively referred to as the “Fremaux Town Center Whole Loan”. Only the Fremaux Town Center Mortgage Loan is an asset of the issuing entity. The Fremaux

Town Center Controlling Companion Loan has been contributed by Wells Fargo Bank, National Association to the securitization trust Wells Fargo Commercial Mortgage Trust 2016-C37. The Fremaux Town Center Non-Controlling Companion Loan has been contributed by Wells Fargo Bank, National Association to the securitization trust Morgan Stanley Capital I Trust 2016-BNK2.

The holders of the Fremaux Town Center Whole Loan (the “Fremaux Town Center Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Fremaux Town Center Noteholder (the “Fremaux Town Center Intercreditor Agreement”).

Servicing

The Fremaux Town Center Whole Loan will be serviced and administered pursuant to the WFCM 2016-C37 PSA, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-C37 Master Servicer”), LNR Partners, LLC, as special servicer (the “WFCM 2016-C37 Special Servicer”), Trimont Real Estate Advisors, LLC, as operating advisor (in such capacity, the “WFCM 2016-C37 Operating Advisor” ) and as asset representations reviewer (in such capacity, the “WFCM 2016-C37 Asset Representations Reviewer” ), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-C37 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “WFCM 2016-C37 Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Fremaux Town Center Mortgage Loan” in this prospectus, but subject to the terms of the Fremaux Town Center Intercreditor Agreement. The Fremaux Town Center Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the Fremaux Town Center Mortgage Loan and the rights of the holders of the Fremaux Town Center Companion Loans, and provides that fees, costs, expenses, losses and shortfalls relating to the Fremaux Town Center Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the Fremaux Town Center Whole Loan, the servicing standard set forth in the WFCM 2016-C37 PSA requires the WFCM 2016-C37 Master Servicer and the WFCM 2016-C37 Special Servicer to take into account the interests of both the Certificateholders and the Fremaux Town Center Companion Loan holders as a collective whole in connection with the servicing of the Fremaux Town Center Whole Loan.

Amounts payable to the issuing entity as holder of the Fremaux Town Center Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making any required P&I advances on the Fremaux Town Center Mortgage Loan (but not on the Fremaux Town Center Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Fremaux Town Center Mortgage Loan. Principal and interest advances in respect of the Fremaux Town Center Companion Loans and property protection advances in respect of the Fremaux Town Center Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Fremaux Town Center Mortgage Loan” in this prospectus.

Application of Payments

The Fremaux Town Center Intercreditor Agreement sets forth the respective rights of the holder of the Fremaux Town Center Mortgage Loan and the holders of the Fremaux Town Center Companion Loans with respect to distributions of funds received in respect of the Fremaux Town Center Whole Loan, and provides, in general, that:

●	the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Fremaux Town Center Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-C37 Master Servicer, the WFCM 2016-C37 Special Servicer or the WFCM 2016-C37 Trustee) in accordance with the terms of the Fremaux Town Center Intercreditor Agreement and the WFCM 2016-C37 PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Fremaux Town Center Whole Loan will be allocated on a pro rata and pari passu basis to the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Fremaux Town Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Fremaux Town Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Fremaux Town Center Companion Loans. Similarly, principal and interest advances on the Fremaux Town Center Companion Loans are not reimbursable out of payments or other collections on the Fremaux Town Center Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the WFCM 2016-C37 PSA with respect to the Fremaux Town Center Whole Loan are insufficient to reimburse the WFCM 2016-C37 Master Servicer for any property protection advance and/or interest thereon and the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Trustee, as applicable, obtains funds from general collections of the WFCM 2016-C37 securitization trust as a reimbursement for a property protection advance or interest thereon, the issuing entity (as holder of the Fremaux Town Center Mortgage Loan) will be required to, promptly following notice from the WFCM 2016-C37 Master Servicer, pay to the WFCM 2016-C37 securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the issuing entity (as holder of the Fremaux Town Center Mortgage Loan) is required to promptly reimburse the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Trustee for the Fremaux Town Center Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Fremaux Town Center Whole Loan as to which the

WFCM 2016-C37 securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the WFCM 2016-C37 PSA (to the extent amounts collected with respect to the Fremaux Town Center Whole Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the Fremaux Town Center Intercreditor Agreement, the controlling noteholder (the “Fremaux Town Center Controlling Noteholder”) with respect to the Fremaux Town Center Whole Loan, as of any date of determination, will be the WFCM 2016-C37 Trustee on behalf of the WFCM 2016-C37 issuing entity as holder of the Fremaux Town Center Controlling Companion Loan; provided, that, unless a control termination event exists under the WFCM 2016-C37 PSA or the Fremaux Town Center Controlling Companion Loan is an “excluded loan” under the WFCM 2016-C37 PSA, the directing certificateholder under the WFCM 2016-C37 PSA (the “WFCM 2016-C37 Directing Certificateholder”) will be entitled to exercise the rights of the Fremaux Town Center Controlling Noteholder with respect to the Fremaux Town Center Whole Loan. In its capacity as representative of the Fremaux Town Center Controlling Noteholder under the Fremaux Town Center Intercreditor Agreement, the WFCM 2016-C37 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar, but not necessarily identical, to the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined under the Fremaux Town Center Intercreditor Agreement) to be taken with respect to the Fremaux Town Center Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Fremaux Town Center Whole Loan will require the approval of the WFCM 2016-C37 Directing Certificateholder (which approval rights are substantially similar, but not necessarily identical, to those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). In addition, the Fremaux Town Center Intercreditor Agreement provides that the WFCM 2016-C37 Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Fremaux Town Center Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the WFCM 2016-C37 PSA, the WFCM 2016-C37 Directing Certificateholder will only have these rights with respect to the Fremaux Town Center Whole Loan for so long as it has similar rights with respect to the other mortgage loans (other than any “excluded loan” under the WFCM 2016-C37 PSA) that are serviced under the WFCM 2016-C37 PSA.

In addition, pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, the issuing entity (or its representative), as holder of the Fremaux Town Center Mortgage Loan (together with the holder of the Fremaux Town Center Non-Controlling Companion Loan, the “Fremaux Town Center Non-Controlling Noteholders”), which will be represented by the Directing Certificateholder unless a Consultation Termination Event exists under the PSA or the Fremaux Town Center Mortgage Loan is an Excluded Loan, will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Special Servicer, as applicable, is required to provide to the WFCM 2016-C37 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-C37 Directing Certificateholder under the WFCM 2016-C37 PSA without regard to the occurrence of a control termination event or consultation termination event under the WFCM 2016-C37 PSA) with respect to certain “major decisions” under the WFCM 2016-C37 PSA to be taken with respect to the Fremaux Town Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Fremaux Town Center Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Fremaux Town Center Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Fremaux Town Center Whole Loan. The consultation right of the Fremaux Town Center Non-Controlling Noteholder will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2016-C37 Directing Certificateholder; provided that if the WFCM 2016-C37 Master Servicer (or the WFCM 2016-C37 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the Fremaux Town Center Non-Controlling Noteholders’ consultation rights described above, the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Fremaux Town Center Whole Loan and it has made a reasonable effort to contact the Fremaux Town Center Non-Controlling Noteholders. Neither the WFCM 2016-C37 Master Servicer nor the WFCM 2016-C37 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Fremaux Town Center Non-Controlling Noteholder.

Neither the WFCM 2016-C37 Master Servicer nor the WFCM 2016-C37 Special Servicer may take or refrain from taking any action pursuant to instructions from the Fremaux Town Center Non-Controlling Noteholder, the WFCM 2016-C37 Directing Certificateholder or any other party to the WFCM 2016-C37 PSA that would, among other things, cause the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Special Servicer, as applicable, to violate applicable law, the terms of the Fremaux Town Center Whole Loan, the Fremaux Town Center Intercreditor Agreement, the WFCM 2016-C37 PSA, including the servicing standard under the WFCM 2016-C37 PSA, or the REMIC provisions of the Code or materially expand the scope of the WFCM 2016-C37 Master Servicer’s or any WFCM 2016-C37 Special Servicer’s responsibilities.

In addition to the consultation rights of the issuing entity, as a Fremaux Town Center Non-Controlling Noteholder as described above, the issuing entity will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Special Servicer, as applicable) with the WFCM 2016-C37 Master Servicer or WFCM 2016-C37 Special Servicer, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-C37 Master Servicer or WFCM 2016-C37 Special Servicer, as applicable, in which servicing issues related to the Fremaux Town Center Whole Loan are discussed.

Application of Penalty Charges

Pursuant to the Fremaux Town Center Intercreditor Agreement, penalty charges paid on the Fremaux Town Center Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans by the amount necessary to pay the WFCM 2016-C37 Master Servicer, the WFCM 2016-C37 Trustee or the WFCM 2016-C37 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-C37 PSA, second, be used to reduce the respective amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans by the amount necessary to pay the master servicer, the trustee, the WFCM 2016-C37 Master Servicer, the WFCM 2016-C37 Trustee or the master servicer or trustee related to the Fremaux Town Center Non-Controlling Companion Loan for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the WFCM 2016-C37 PSA or the pooling and servicing agreement governing the Fremaux Town Center Non-Controlling Companion Loan) made with respect to such loan by such party (if and as specified in the PSA, the WFCM 2016-C37 PSA or the pooling and servicing agreement governing the Fremaux Town Center Non-Controlling Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Fremaux Town Center Whole Loan (as specified in the WFCM 2016-C37 PSA) and, finally, with respect to any remaining amount of penalty charges allocable to the Fremaux Town Center Mortgage Loan, be paid to the WFCM 2016-C37 Master Servicer and/or the WFCM 2016-C37 Special Servicer as additional servicing compensation as provided in the WFCM 2016-C37 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Fremaux Town Center Intercreditor Agreement and the WFCM 2016-C37 PSA, if the Fremaux Town Center Mortgage Loan becomes a defaulted mortgage loan and thereafter the WFCM 2016-C37 Special Servicer determines pursuant to the WFCM 2016-C37 PSA and the Fremaux Town Center Intercreditor Agreement to pursue a sale of the Fremaux Town Center Mortgage Loan, the WFCM 2016-C37 Special Servicer will be required to sell the Fremaux Town Center Mortgage Loan together with the Fremaux Town Center Companion Loans as a single whole loan at a fair price as determined by the WFCM 2016-C37 Special Servicer, subject to the satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans received from interested persons, the WFCM 2016-C37 Trustee’s (or any third party hired by the WFCM 2016-C37 Trustee in accordance with the WFCM 2016-C37 PSA) obligation to review whether such offer constitutes a fair price (provided that no offer from such interested person constitutes a fair price unless it is the highest offer received and at least two other offers are received from independent third parties).

The WFCM 2016-C37 Special Servicer will not be permitted to sell the Fremaux Town Center Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity unless the WFCM 2016-C37 Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Fremaux Town Center Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-C37 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Fremaux Town Center Whole Loan, and any documents in the servicing file reasonably requested by the Fremaux Town Center Non-Controlling Noteholders; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-C37 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-C37 Master Servicer or the WFCM 2016-C37 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as a Fremaux Town Center Non-Controlling Noteholder, may waive any of the delivery or timing requirements set forth in this sentence. Each holder of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans, the Directing Certificateholder and the WFCM 2016-C37 Directing Certificateholder will be permitted to submit an offer at any sale of the Fremaux Town Center Whole Loan unless such holder is a “borrower party” (as defined in the WFCM 2016-C37 PSA).

Special Servicer Appointment Rights

Pursuant to the Fremaux Town Center Intercreditor Agreement and the WFCM 2016-C37 PSA, the WFCM 2016-C37 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-C37 PSA or the Fremaux Town Center Controlling Companion Loan is an “excluded loan” under the WFCM 2016-C37 PSA) will have the right, at any time, with or without cause, to replace the WFCM 2016-C37 Special Servicer then acting with respect to the Fremaux Town Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative), as holder of the Fremaux Town Center Mortgage Loan. Accordingly, the WFCM 2016-C37 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-C37 PSA or that the Fremaux Town Center Whole Loan is an “excluded loan” under the WFCM 2016-C37 PSA), and the applicable WFCM 2016-C37 certificateholders with the requisite percentage of voting rights (if a control termination event exists under the WFCM 2016-C37 PSA) will have the right, with or without cause, to replace the WFCM 2016-C37 Special Servicer then acting with respect to the Fremaux Town Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity as holder of the Fremaux Town Center Mortgage Loan. The issuing entity (or its representative), as holder of the Fremaux Town Center Mortgage Loan, will be permitted to direct the WFCM 2016-C37 Trustee to terminate the WFCM 2016-C37 Special Servicer (solely with respect to the Fremaux Town Center Whole Loan) upon a servicer termination event under the WFCM 2016-C37 PSA with respect to the WFCM 2016-C37 Special Servicer that affects the holder of the Fremaux Town Center Mortgage Loan.

The Servicing Shift Whole Loan

The KOMO Plaza Whole Loan

General

The mortgaged property identified on Annex A-1 as KOMO Plaza secures a Whole Loan evidenced by five (5) promissory notes (together, the “KOMO Plaza Promissory Notes”) as follows:  the related Controlling Companion Loan designated as “KOMO Plaza Promissory Note A-1” in the original principal amount of $30,000,000, and non-controlling companion loans designated as “KOMO Plaza Promissory Note A-2” in the original principal amount of $20,000,000, “KOMO Plaza Promissory Note A-3” in the original principal amount of $15,000,000, “KOMO Plaza Promissory Note A-4” in the original principal amount of $4,500,000 and ”KOMO Plaza Promissory Note A-5” in the original principal amount of $69,500,000. The KOMO Plaza Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

KOMO Plaza Promissory Note A-5 will be included in the issuing entity and will be a “Mortgage Loan” referred to herein as the “KOMO Plaza Mortgage Loan”. KOMO Plaza Promissory Note A-1, KOMO Plaza Promissory Note A-2, KOMO Plaza Promissory Note A-3 and KOMO Plaza Promissory Note A-4 will not be included in the issuing entity, will each be a “Pari Passu Companion Loan” and are each referred to herein as a “KOMO Plaza Pari Passu Companion Loan”. The KOMO Plaza Pari Passu Companion Loans are currently held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York or an affiliate, which may sell any of the KOMO Plaza Pari Passu Companion Loans at any time, subject to compliance with the KOMO Plaza Intercreditor Agreement (as defined below). The KOMO Plaza Mortgage Loan and the KOMO Plaza Pari Passu Companion Loans are collectively referred to herein as the “KOMO Plaza Whole Loan”.

Servicing of the KOMO Plaza Whole Loan

Prior to the related Servicing Shift Securitization Date, the KOMO Plaza Whole Loan will be serviced pursuant to the PSA and, accordingly, will be a Serviced Pari Passu Whole Loan. While the KOMO Plaza Whole Loan is serviced under the PSA, none of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on a KOMO Plaza Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the KOMO Plaza Whole Loan unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance. In connection with such servicing, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a KOMO Plaza Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the related KOMO Plaza Pari Passu Companion Loan.

On and after the related Servicing Shift Securitization Date, the KOMO Plaza Whole Loan will be serviced pursuant to the related Non-Serviced PSA (the “KOMO Plaza PSA”) and, accordingly, will be a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan” in this prospectus. On and after such date, the master servicer or the trustee under the PSA, as applicable, will continue to be responsible for making P&I Advances on the KOMO Plaza Mortgage Loan only, as required under the PSA (subject to the nonrecoverability determination described above), and the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer (with respect to servicing advances only) or the related Non-Serviced Trustee, as applicable, will be responsible for making (i) any required principal and interest advances on the related KOMO Plaza Pari Passu Companion Loan only, as required under the related Non-Serviced PSA, and (ii) any required servicing advances with respect to the KOMO Plaza Whole Loan, in each case unless a determination of nonrecoverability (similar to that described above) is made under the related Non-Serviced PSA. In connection with such servicing, any losses, liabilities, claims, costs and expenses incurred with respect to the KOMO Plaza Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the KOMO Plaza Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The KOMO Plaza Intercreditor Agreement

The intercreditor agreement entered into between the holders of the KOMO Plaza Promissory Notes (the “KOMO Plaza Intercreditor Agreement”) provides, in general, that:

●	The KOMO Plaza Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

●	All payments, proceeds and other recoveries on the KOMO Plaza Whole Loan will be applied to the KOMO Plaza Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer and the special servicer, in accordance with the terms of the PSA, or the Non-Serviced Master Servicer and the Non-Serviced Special Servicer, in accordance with the Non-Serviced PSA, as applicable).

●	The transfer of up to 49% of the beneficial interest of a KOMO Plaza Pari Passu Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of a KOMO Plaza Pari Passu Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) a rating agency communication is provided to each applicable rating agency. The foregoing restrictions do not apply to a sale of the KOMO Plaza Mortgage Loan together with the KOMO Plaza Pari Passu Companion Loans in accordance with the terms of the PSA or the Non-Serviced PSA, as applicable.

Consultation and Control.

The related Controlling Companion Loan will initially be held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York or an affiliate, and from and after the related Servicing Shift Securitization Date, the directing certificateholder or other party designated under the related Non-Serviced PSA will be entitled to exercise the rights of the controlling note holder under the KOMO Plaza Intercreditor Agreement. The related Controlling Companion Loan holder will be entitled (i) to direct the servicing of the KOMO Plaza Whole Loan, (ii) to consent to Major Decisions (or, after the Servicing Shift Securitization Date, certain major decisions under the related Non-Serviced PSA (any such major decisions, “KOMO Plaza Major Decisions“) in respect of the KOMO Plaza Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to the KOMO Plaza Whole Loan with or without cause; provided, that if such note holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Companion Loan (or 50% or more of the holders of the majority of the class of securities issued in connection with the securitization of the Controlling Companion Loan designated as the “controlling class”) is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no “Controlling Holder” under the KOMO Plaza Intercreditor Agreement.

The special servicer or the related Non-Serviced Special Servicer, as applicable, will be required (i) to provide to the KOMO Plaza Non-Controlling Holders (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the PSA or the related Non-Serviced PSA, as applicable, with respect to the implementation of any recommended actions outlined in an asset status report relating to the KOMO Plaza Whole Loan or any proposed action to be taken by the special servicer or by the related Non-Serviced Special Servicer in respect of KOMO Plaza Major Decisions (for this purpose, without regard to whether such items are actually required to be provided to such directing certificateholder due to the occurrence of a “control termination event” or “consultation termination event” under the PSA or such Non-Serviced PSA, as applicable) and (ii) to use reasonable efforts to consult the KOMO Plaza Non-Controlling Holders on a strictly non-binding basis (to the extent any such parties request consultation after having received the aforementioned notices, information and reports) with respect to any such recommended action or proposed major decision.

Such consultation right will expire ten (10) business days after the delivery to the KOMO Plaza Non-Controlling Holders of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the KOMO Plaza Non-Controlling Holders have responded within such period (unless the special servicer or the related Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer or the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any of the KOMO Plaza Non-Controlling Holders.

If the special servicer or the related Non-Serviced Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the KOMO Plaza Promissory Notes, it may take, in accordance with the servicing standard set forth in the PSA or the related Non-Serviced PSA, as applicable, any major decision with respect to the KOMO Plaza Whole Loan or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, the KOMO Plaza Non-Controlling Holders will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer or the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the KOMO Plaza Whole Loan are discussed.

If a servicer termination event under the PSA or the related Non-Serviced PSA, as applicable, has occurred that affects any of the KOMO Plaza Non-Controlling Note Holders, such holder will have the right to direct the trustee or the related Non-Serviced Trustee, as applicable, to terminate the related special servicer or Non-Serviced Special Servicer, as applicable under the PSA or such Non-Serviced PSA, in either case solely with respect to the KOMO Plaza Whole Loan, other than with respect to any rights the special servicer or such Non-Serviced Special Servicer, as applicable, may have as a certificateholder, entitlements to amounts payable to the terminated party at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “KOMO Plaza Non-Controlling Holders” are the holders of the KOMO Plaza Mortgage Loan, KOMO Plaza Promissory Note A-2, KOMO Plaza Promissory Note A-3 and KOMO Plaza Promissory Note A-4. The Directing Certificateholder (or after a Consultation Termination Event, the operating advisor) will be entitled to exercise such non-controlling noteholder rights (subject to certain restrictions relating to such party’s affiliations with the related borrower).

Sale of Defaulted Mortgage Loan.

Under the KOMO Plaza Intercreditor Agreement and the PSA or the related Non-Serviced PSA, as applicable, upon the KOMO Plaza Whole Loan becoming a defaulted loan, and if the special servicer or the related Non-Serviced Special Servicer, as applicable, decides to sell the KOMO Plaza Promissory Note(s) included in the related securitization trust, it will be required to sell the KOMO Plaza Promissory Notes together as interests evidencing one whole loan. Notwithstanding the foregoing, such party will not be permitted to sell the KOMO Plaza Whole Loan without the consent of the KOMO Plaza Non-Controlling Holders unless it has delivered to such holders (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the KOMO Plaza Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer or Non-Serviced Special Servicer, as applicable, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holders), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer, or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in January 2017 and ending on a hypothetical Determination Date in February 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A. and Bank of America, National Association are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC and Bank of America, National Association on or about February 16, 2017 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E. 42nd Street, 38th Floor, New York, NY 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2016, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $3.63 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,535 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $27.9 billion, which were included in 79 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan identified on Annex A-1 as 85 Tenth Avenue, representing approximately 5.1% of the Initial Pool Balance, was co-originated by Wells Fargo Bank and Deutsche Bank AG, New York Branch.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2013 to September 30, 2016 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages(1)

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	1.55	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	1.55	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.92
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.92

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	8,111,681,827.61		1	23,000,000.00		0	0.00		0	0.00		1	23,000,000.00		1	13,687,005.00		1	87,085,982.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga11 (“Rule 15Ga11”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer is continuing to pursue its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from July 1, 2016 through September 30, 2016 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on November 14, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on November 14, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $17,206,303.34 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest for the life of the transaction in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH“), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia. MSMCH is also the holder of the mezzanine loan related to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group“), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 33.5% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (provided, that the KOMO Plaza Mortgage Loan, representing approximately 7.1% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York). Morgan Stanley Bank is also the holder of one or more of the JW Marriott Desert Springs pari passu companion loans. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan

Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2016.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non- Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to December 31, 2016, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $34,325,995,930.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity“). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File“) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to the KOMO Plaza Mortgage Loan, originated in conjunction with UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York) in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the KOMO Plaza Mortgage Loan, originated in conjunction with UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans“) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing October 1, 2013 and ending September 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2016 through September 30, 2016 was set forth in a Form ABS-15G filed by MSMCH on November 14, 2016. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements[1] Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Dean Witter Capital I Series 2001-TOP1 (0001133471)(11)	X	Morgan Stanley Dean Witter Mortgage Capital Inc.	15	221,328,651	19.1%	1	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%
Aggregate Total			116	2,339,227,150		3	92,164,462		0	-		0	-		1	81,000,000		1	-		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from October 1, 2013 to September 30, 2016.

(6)	Includes demands received during and prior to the reporting period from October 1, 2013 to September 30, 2016 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the September 2016 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the September 2016 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

(11)	With respect to the Morgan Stanley Dean Witter Capital I Series 2001-TOP1 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn. In addition, the March 2014 distribution date report showed that the current balance of such loan is $0.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $16,358,027.97 Certificate Balance of the RR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Morgan Stanley Bank will be required to retain the RR Interest for the life of the transaction in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2012	2013	2014	2015	2016
Multifamily	$ 8,050,000	$ 411,310,000	$ 518,929,738	$ 1,104,590,000	$ 242,008,000
Office	854,800,000	1,122,060,000	1,864,674,000	1,863,491,000	1,207,957,250
Retail	2,521,663,000	1,613,066,013	1,726,602,172	1,254,393,252	1,392,460,000
Industrial	110,780,000	46,200,000	31,185,000	1,342,375,000	257,320,721
Manufactured Housing	150,225,000	365,593,000	87,111,250	116,618,625	19,987,500
Self Storage	173,810,000	140,247,500	93,095,000	546,593,750	156,775,000
Lodging	1,180,501,000	2,205,861,250	2,631,502,433	2,241,228,600	70,509,000
Mixed Use	0	79,242,199	144,100,000	147,725,000	18,362,500
Other	0	0	69,930,000	0	150,000,000
Total	$4,999,829,000	$6,287,108,854	$7,167,129,593	$8,617,015,227	$3,515,379,971

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

●	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

The Summit Birmingham, FedEx Ground Portfolio and Potomac Mills Mortgage Loans.

The Summit Birmingham Mortgage Loan, representing approximately 7.5% of the Initial Pool Balance, was originated in conjunction with Barclays Bank PLC. The FedEx Ground Portfolio Mortgage Loan, representing approximately 4.3% of the Initial Pool Balance, was originated in conjunction with Citigroup Global Markets Realty Corp. The Potomac Mills Mortgage Loan, representing approximately 2.1% of the Initial Pool Balance, was originated in conjunction with Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America mortgage loans was originated (or, with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as The Summit Birmingham, FedEx Ground Portfolio and Potomac Mills Mortgage Loans, representing approximately 7.5%, 4.3% and 2.1%, respectively, of the Initial Pool Balance, originated in conjunction with one or more third parties) with any material exceptions to Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated (or (i) with respect to The Summit Birmingham Mortgage Loan, the FedEx Ground Portfolio Mortgage Loan and the Potomac Mills Mortgage Loan, representing approximately 7.5%, 4.3% and 2.1%, respectively, of the Initial Pool Balance, which were co-originated with one or more third parties) in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The following table sets forth, for the period commencing October 1, 2013, and ending September 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2016, through September 30, 2016, was set forth in a Form ABS-15G filed by Bank of America on November 8, 2016. The Central Index Key Number of Bank of America is 0001102113

Repurchases and Replacements Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]		Assets Pending Repurchase or Replacement (within cure period)				Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	23,288,901	89.72	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	10.28	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	1,412,722,169	74.11	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	341,057,969	17.89	1	4,200,000	0.22	0	0	0.00	0	0	0.00	1	4,200,000	0.22	0	0	0.00	0	0	0.00

Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	81,364,189	4.27	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	71,088,029	3.73	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	1,431,806,836	40.83	1	8,220,279	0.23	0	0	0.00	0	0	0.00	1	8,220,279	0.23	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	1,318,948,570	37.61	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	453,199,789	12.92	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	302,992,973	8.64	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	1,065,717,567	95.22	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	53,487,476	4.78	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	6,558,342,607		2	12,420,279		0	0		0	0		4	12,420,279		375	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from October 1, 2013 to September 30, 2016. Activity with respect to demands received during and, if applicable, prior to such period ended September 30, 2016, is reflected elsewhere in this table. If an asset changed status during such period ended September 30, 2016, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from October 1, 2013 to September 30, 2016. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of September 30, 2016:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by September 30, 2016;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from October 1, 2013 to September 30, 2016.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended September 30, 2016.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of September 30, 2016.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2016, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on November 8, 2016. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on November 2, 2016. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $15,290,300.57 Certificate Balance of the RR Interest. However, Bank of America or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Bank of America will be required to retain the RR Interest for the life of the transaction in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The Depositor

Banc of America Merrill Lynch Commercial Mortgage Inc. is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets. The depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The depositor is a subsidiary of Bank of America, National Association. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below. The depositor maintains its principal office at One Bryant Park, New York, New York 10036. The depositor’s telephone number is (980) 388-7451.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The Issuing Entity

The issuing entity, Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $200 billion, of which approximately 227 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $144 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, the Corporate Trust Services Group of Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged Events of Default, and (iii) abide by appropriate standards of care following alleged Events of Default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed Plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to Dismiss all of the actions are pending except for the recently filed State Court Complaint.

There can be no assurances as to the outcome of the litigations, or the possible impact of the litigations on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $17,206,303.34 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest for the life of the transaction in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia Bank”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a holder of a portion of the RR Interest, a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (1) the master servicer under the DBWF 2016-85T TSA, which governs the servicing of the 85 Tenth Avenue Whole Loan, (2) the trustee, the certificate administrator and the custodian under the MSC 2016-UBS12 PSA, which governs the servicing of the 191 Peachtree Whole Loan, (3) the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 PSA, which governs the servicing of the Potomac Mills Whole Loan, and (4) the master servicer, the certificate administrator and the custodian under the WFCM 2016-C37 PSA, which governs the servicing of the Fremaux Town Center Whole Loan. Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by Bank of America that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells

Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that MSMCH will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by MSMCH that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016
By Approximate Number:	33,605	32,716	31,128
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.4	$503.3	$506.8

Within this portfolio, as of December 31, 2016, are approximately 22,027 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $395.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of December 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of December 31, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions.

This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$1,113,577,583	0.29%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo

Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as a master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $17,206,303.34 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest for the life of the transaction in compliance with the Credit Risk Retention Rules and the EU Retention Requirements. See “Credit Risk Retention” and “EU Securitization Risk Retention Requirements”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and any associated REO Properties, and generally will process, review, evaluate and provide or withhold consent as to certain Major Decisions and will perform certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities

(“CMMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS and KBRA. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” for master servicer and primary servicer, and “2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Pari Passu Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Pari Passu Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2016, Midland was master and/or primary servicing approximately 29,990 commercial and multifamily mortgage loans with a principal balance of approximately $407 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,727 of such loans, with a total principal balance of approximately $149 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of December 31, 2016, Midland was named the special servicer in approximately 245 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $121 billion. With respect to such transactions as of such date, Midland was administering approximately 87 assets with an outstanding principal balance of approximately $659 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

Midland may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA or any related co-lender agreement and the limitations on such person’s right to remove the special servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

As of September 30, 2016, an affiliate of Midland owns approximately 21.3% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, will purchase the Class E, Class F and Class G certificates (and may purchase certain other classes of certificates), to be appointed as the initial Directing Certificateholder with respect to each mortgage loan (other than (i) any Non-Serviced Mortgage Loan, (ii) any Servicing Shift Mortgage Loan, and (iii) any Excluded Loan) and to appoint Midland as special servicer. Midland also assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the mortgage pool.

Pursuant to an interim servicing agreement between Midland, the special servicer, and Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, and/or certain of its affiliates, Midland acts as interim servicer with respect to certain MSMCH Mortgage Loans, including, prior to their inclusion in the issuing entity.

Under the MSC 2016-UBS12 PSA, Midland is the related Non-Serviced Master Servicer of the 191 Peachtree Whole Loan.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services“), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial“), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $105.1 billion issued in 107 transactions.

As of December 31, 2016, Park Bridge Lender Services was acting as asset representations reviewer for 36 commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $29.468 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules), and Bank of America is acting as the retaining sponsor under the Credit Risk Retention Rules. Bank of America, Morgan Stanley Bank and Wells Fargo Bank (the “Retaining Parties”) will retain the indicated amount of the RR Interest. In addition, the EU Retention Requirements will apply to this securitization and the Retaining Parties expect to comply with those applicable requirements. See “EU Securitization Risk Retention Requirements” below.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $48,854,631.88 and an effective interest rate equal to the WAC Rate. Bank of America will be permitted to offset the amount of its required risk retention by the portions of the RR Interest acquired by each of Morgan Stanley Bank and Wells Fargo Bank, as originators of one or more of the securitized assets. For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, Wells Fargo Bank, a national banking association, will purchase for cash from the Depositor and retain $17,206,303.34 of the RR Interest, representing approximately 35.2% of the aggregate Certificate Balance of all of the RR Interest. Wells Fargo Bank originated approximately 35.2% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Morgan Stanley Bank, a national banking association, will purchase for cash from the Depositor and retain $16,358,027.97 of the RR Interest, representing approximately 33.5% of the aggregate Certificate Balance of all of the outstanding RR Interest. Morgan Stanley Bank, an affiliate of MSMCH, originated approximately 33.5% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Bank of America, a national banking association, will purchase for cash from the Depositor and retain $15,290,300.57 of the RR Interest, representing approximately 31.3% of the aggregate Certificate Balance of all of the RR Interest.

RR Interest

Retained Certificate Available Funds

The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention

Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the unreimbursed Retained Certificate Realized Losses previously allocated to such class, plus interest in an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates (other than the RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Retained Percentage” is 100% minus the Required Credit Risk Retention Percentage.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimburse Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

EU Securitization Risk Retention Requirements

The Retaining Parties will enter into on the Closing Date an agreement with the issuing entity, the depositor, the certificate administrator and the trustee (the “Credit Risk Retention Agreement”) under which each Retaining Party will, among other things, give certain covenants and representations for the purpose of the EU Retention Requirements.

“EU Retention Requirements” means, together, the risk retention requirements set out in:

(a)       Articles 404 to 410 of the European Union Regulation (EU) No 2013/575/EU (the “Capital Requirements Regulation”), as supplemented by Commission Delegated Regulation (EU) No 625/2014, including any further technical standards and guidance published in relation thereto as may be effective from time to time;

(b)       Article 254-257 of the European Union Regulation (EU) No 2015/35 (the “Solvency II Regulation”), including any technical standards and guidance published in relation thereto as may be effective from time to time; and

(c)       Articles 50-56 of Commission Delegated Regulation (EU) No 231/2013 (the “AIFM Regulation”), including any technical standards and guidance published in relation thereto as may be effective from time to time.

Under the Credit Risk Retention Agreement, each Retaining Party will covenant for the benefit of the issuing entity, the depositor, the certificate administrator, the trustee and each other Retaining Party, for so long as any certificates are outstanding:

(a)       to hold and retain as originator on an ongoing basis a material net economic interest in the transaction described in this prospectus in the form specified in paragraph (a) of Article 405(1) of the Capital Requirements Regulation as supplemented by Article 5(1)(c) of Commission Delegated Regulation (EU) No 625/2014 which provides that a retention in the form specified in paragraph (a) of Article 405(1) may also be achieved by retention of a vertical tranche which has a nominal value of no less than 5% of the total nominal value of all the issued tranches of certificates, by purchasing and retaining the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General”;

(b)       that neither it nor any of its affiliates will sell, transfer, hedge or otherwise mitigate its credit risk (including in connection with the entry into any financing arrangements) under or associated with its net economic interest specified in paragraph (a) or the portfolio of mortgage loans, where to do so would cause the transaction described in this prospectus to cease to be compliant with the EU Retention Requirements (the “Hedging Covenant”);

(c)       subject to any regulatory requirements, (i) to take such further action, provide such information, on a confidential basis, (including the information referred to in Article 409 of the Capital Requirements Regulation, Article 52(e) and (f) of the AIFM Regulation or Article 256(d) of the Solvency II Regulation) and enter into such other agreements in each case as may reasonably be required to satisfy the EU Retention Requirements; provided that such Retaining Party will not be in breach of this covenant if it fails to comply due to events, actions and circumstances beyond its control and (ii) to provide to the issuing entity, on a confidential basis, information in the possession of such Retaining Party relating to its holding of the RR Interest, at the cost and expense of the party seeking such information, and to the extent the same under sub-clause (a) or (b) of this section is not subject to a duty of confidentiality, at any time prior to the maturity of the certificates;

(d)       to confirm its continued compliance with the covenant set out at sub-paragraph (a) above to the issuing entity, the depositor, the trustee, the certificate administrator and each other Retaining Party, in each case in writing (which may be by way of email) upon the request of the issuing entity, the depositor, the certificate administrator, the trustee or any other Retaining Party (A) following a material change in the performance of the certificates or the risk characteristics of the certificates or of the underlying portfolio of Mortgage Loans and (B) following a breach of the obligations included in the PSA of which such Retaining Party is aware; and

(e)       to notify promptly the issuing entity, the trustee, the certificate administrator, the depositor and each other Retaining Party if for any reason (i) it ceases to hold the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” above in accordance with clause (a) above, (ii) it fails to comply with the covenant set out in clause (b) above in any respect, (iii) it fails to comply with the covenant set out in clause (c) above in any material respect, or

(iv) any of the representations and warranties of such Retaining Party contained in the Credit Risk Retention Agreement were untrue on the date given.

Under the Credit Risk Retention Agreement, each Retaining Party will represent and warrant to the issuing entity, the depositor, the trustee and each other Retaining Party that:

(a)       in relation to each mortgage loan sold by such Retaining Party or, in the case of Morgan Stanley Bank, sold by MSMCH, to the Depositor either (i) such Retaining Party purchased such mortgage loan for its own account prior to selling it to the depositor in accordance with Article 4(1)(13)(b) of the Capital Requirements Regulation; or (ii) such Retaining Party either itself or through related entities, directly or indirectly, was involved in the original agreement which created such mortgage loan in accordance with Article 4(1)(13)(b) of the Capital Requirements Regulation; and

(b)       (i) the aggregate principal amount of the mortgage loans in the Mortgage Pool sold by such Retaining Party or, in the case of Morgan Stanley Bank, sold by MSMCH, to the depositor as a percentage of the Initial Pool Balance is equal to (ii) the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” above as a percentage of the aggregate amount of the RR Interest.

The issuing entity, the depositor, the trustee and the certificate administrator are each parties to the Credit Risk Retention Agreement solely for the purposes of obtaining the benefit of the representations, warranties and covenants contained therein and under no circumstances will any of them be deemed to have undertaken any obligations thereunder or by virtue of their entry into the Credit Risk Retention Agreement.

Under the PSA, the certificate administrator will include in each Distribution Date Statement a statement that there is available on the website of the certificate administrator information regarding ongoing compliance by each Retaining Party with the Retention Covenant and the Hedging Covenant, which will be posted on the “Risk Retention Compliance” tab of the certificate administrator’s website. The certificate administrator will post on such tab the following statements provided to it by each Retaining Party, specified as follows:

(a)       the original principal amount of the RR Interest of which such Retaining Party is the registered holder and whether such amount matches that amount which such Retaining Party has committed to retain under the Credit Risk Retention Agreement; and

(b)       (i) unless such Retaining Party has provided notice to the contrary in respect of a Retaining Party, a statement (without verification) that such Retaining Party is complying with the Hedging Covenant and (ii) in the case that the certificate administrator has received a notification that such Retaining Party has failed to comply with the Hedging Covenant, a statement of such non-compliance and all details in relation to the same contained in such notification.

Prospective investors should consider the discussion in “Risk Factors—EU Risk Retention and Due Diligence Requirements”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-BNK3 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class R certificates and a REMIC regular interest in certificated form representing the RR Interest (the “RR Interest”).

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates), the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class or Interest	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$ 27,490,000
A-2	$ 52,680,000
A-SB	$ 33,360,000
A-3	$ 110,000,000
A-4	$ 426,236,000
X-A	$ 649,766,000
X-B	$ 139,236,000
A-S	$ 92,824,000
B	$ 46,412,000
C	$ 35,969,000
Non-Offered Certificates
X-D	$ 38,290,000
D	$ 38,290,000
E	$ 16,244,000
F	$ 13,924,000
G	$ 34,809,005
R	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$ 48,854,631.88

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $649,766,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S and Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately

$139,236,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $38,290,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in March 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator (if such certificate administrator is not Wells Fargo Bank) is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on the Distribution Date, divided by (y) the Non-Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any outstanding Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)        prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made on such Distribution Date), until the Certificate Balance of the Class A-1 certificates are reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made on such Distribution Date), until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)        to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal

Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Principal Balance Certificates (other than the RR Interest) for any Distribution Date will equal one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S and Class B certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided, further, that, with respect to each Actual/360 Mortgage Loan and with respect to the Distribution Date in March 2017, the Interest Deposit Amount will be included in determining the Net Mortgage Rate. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Scheduled Principal Distribution Amount for that Distribution Date, and

(b) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special

Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)        the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)      any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to such Classes of Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above, and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E, Class F, Class G or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	February 2022
Class A-2	February 2022
Class A- SB	June 2026
Class A-3	November 2026
Class A-4	January 2027
Class X-A	NAP
Class X-B	NAP
Class A-S	January 2027
Class B	January 2027
Class C	January 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in February 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a

Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class G certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates that are Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal

Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the 85 Tenth Avenue Whole Loan, Potomac Mills Whole Loan and the Serviced AB Whole Loan, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates, with respect to the Non-Retained Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above and, with respect to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of

Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending June 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest, by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Bank of America.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means with respect to the Directing Certificateholder or any Controlling Class Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class

Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer

(with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer; and

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator; and

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	any notices relating to ongoing compliance by each Retaining Party with the Retention Covenant and the Hedging Covenant;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded

Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class R certificates nor the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered

Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest for so long as the Retaining Parties require and in accordance with the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or

Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BACM 2017-BNK3

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such

Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  a copy of all related environmental insurance policies; and

(xix)   a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

With respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i)

above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    all related environmental reports; and

(xiv)    all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of any origination settlement statement;

(r)       a copy of the insurance summary report;

(s)       a copy of organizational documents of the related mortgagor and any guarantor;

(t)       a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)       a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       a copy of any closure letter (environmental); and

(w)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the date set forth in the related MLPA, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(i)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(ii)      in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x)      discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y)      receipt of a Breach Notice by the mortgage loan seller,

(A)     cure such Material Defect in all material respects, at its own expense,

(B)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)     substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)       not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)       have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed

Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loan only while the PSA governs the servicing of the Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the

Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan or any cure payment payable by a holder of a Serviced Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans”, “—The Servicing Shift Whole Loan” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but (other than a non-recoverability determination by the special servicer) is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the RR Interest) and to make distributions of interest and principal from Retained Certificate Available Funds to the holders of the RR Interest, as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Trust, the certificate administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the P&I Advance Date immediately preceding the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the master servicer during the related Collection Period. Because there are no ARD Loans in the Trust, the certificate administrator will not establish an Excess Interest Distribution Account.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificates and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), the amounts will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such amounts and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Retained Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the RR Interest) (including to reimburse for Realized Losses previously allocated to such certificates), and the amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and Retained Certificate Gain-on-Sale Reserve Account, as applicable, to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (i) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, a portion of the monthly portion of the annual Certificate Administrator/Trustee Fee equal to $290	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to (i) with respect to any such Mortgage Loan (and any successor REO Loan), 0.00250% per annum plus any “primary servicing fee” and any “pari passu loan primary servicing fee” set forth next to the related Mortgaged Property on Annex A-1, (ii) with respect to any Serviced Pari Passu Companion Loan (or successor REO Loan), 0.00250% per annum, and (iii) with respect to the Serviced Subordinate Companion Loan, 0.01000% per annum. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to 0.0025% per annum, which is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus. With respect to the Servicing Shift Mortgage Loan, the master servicer (prior to the Servicing Shift Securitization Date) or the Non-Serviced Master Servicer (on and after the Servicing Shift Securitization Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.0025% per annum, which is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal a per annum rate of 0.25000% (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or (b) any Loss of Value Payment or Purchase Price paid by a Mortgage Loan Seller with respect to any Mortgage Loan. The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such time period (or extension of such time period, if applicable), or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of any (A) any Specially Serviced Loan that is part of a Serviced AB Whole Loan or related REO Property by the holder of the related Subordinate Companion Loan or (b) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)      with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)      if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially

Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to non-Specially Serviced Loans for which the special servicer is processing the underlying assumption transaction,

(iii)      100% of waiver, consent and earnout fees or similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)      100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)       50% of all Excess Modification Fees and assumption, assumption application, waiver, consent and earnout fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision, and

(vi)      100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Loans.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment reserve account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special

Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00670% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each Companion Loan) and REO Loan, and will be equal to the product of a rate equal to (i) 0.00197%, except with respect to The Summit Birmingham, JW Marriott Desert Springs, FedEx Ground Portfolio and Rio West Business Park Mortgage Loans, (ii) 0.00333% per annum with respect to The Summit Birmingham Mortgage Loan, (iii) 0.00364% per annum with respect to the JW Marriott Desert Springs Mortgage Loan, (iv) 0.00432% per annum with respect to the FedEx Ground Portfolio Mortgage Loan and (v) 0.00662% per annum with respect to the Rio West Business Park Mortgage Loan. (each, an “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00031% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA) or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event, equal to the excess of

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.       the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.       the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, pro rata, to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

Each such report of the Appraisal Reduction Amount will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the special servicer from the master servicer in accordance with the PSA) or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances (although, in the case of the 85 Tenth Avenue Whole Loan and the Potomac Mills Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loans). Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the RR Interest on the one hand and the Non-Retained Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount“ as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount“ means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount (other than with respect to a Non-Serviced Mortgage Loan). The special servicer shall be entitled to conclusively rely on the master servicer’s calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

For purposes of determining the Controlling Class, Allocated Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the RR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates)). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified

Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class G certificates, second, to the Class F and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the master servicer will be required to notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for any Mortgage Loan other than any Non-Serviced Mortgage Loan) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and

(for any Mortgage Loan other than any Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised Out Class will be reinstated as the Controlling Class and each Appraised Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard;

provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with the consent of the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) or, with respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. In addition, upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder and/or the consultation rights of the Risk Retention Consultation Party or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan) or the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and any Serviced AB Whole Loan prior to the occurrence and during the continuance of a Control Appraisal Period)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and all such matters that involve a Major Decision for all Mortgage Loans that are not Specially Serviced Loans, and the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan and does not involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. With respect to any Major Decision that the master servicer and the special servicer have mutually agreed as contemplated above will be processed by the master servicer, the master servicer will not be permitted under the PSA to agree to any modification, waiver or amendment that constitutes a Major Decision without the special servicer’s consent and prior to the occurrence and continuance of a Control Termination Event, the special servicer having obtained the consent of the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder and such objection is communicated to the special servicer) within 5 business days (or with respect to a Serviced AB Whole Loan, the period prescribed in the related Intercreditor Agreement) of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis and all information reasonably requested by the Directing Certificateholder) with respect to such Major Decision.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request as described above, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and the master servicer will have no further obligation with respect to such request or the Major Decision.

The master servicer will not be required to seek the consent or approval of (or consult with) the special servicer, Directing Certificateholder or Risk Retention Consultation Party in connection with taking any of the following actions with respect to a Mortgage Loan that is not a Specially Serviced Loan (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way for utilities, access, parking, public improvements or another purpose or subordination of the lien of the Mortgage Loan to easements that (with respect to any of the foregoing) do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving routine leasing activities that (1) do not involve a ground lease or lease of an outparcel or (2) affect an area less than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) consent to actions and releases related to condemnation of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan, if (A) the Mortgage Loan (including any related Companion Loans but other than a Mortgage Loan secured by a hospitality property) has an outstanding principal balance of equal to or less than $5,000,000, and (B) the Mortgage Loan is not secured by a hospitality property; (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgage Loan where the release is required pursuant to the specific terms of the related Mortgage Loan, other than earnout or performance reserve releases specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modifications to cure any ambiguity in, or to correct or supplement any provision of an Intercreditor Agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that (other than with respect to any Excluded Loan) the Directing Certificateholder’s consent will be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event and except that the master servicer will not be permitted to agree to any supplement to any intercreditor agreement if it would have a material adverse effect on the value of the related Mortgage Loan or the Trust’s interest therein; (xi) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; and (xii) approve any waiver regarding the receipt of financial statements; provided that such financial statements are delivered no less often than quarterly; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that, with respect to the Platform Whole Loan, the foregoing matters will not include (and Master Servicer Decision will not include) any action that constitutes a Platform Major Decision.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer closes any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer closes any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan and if such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any non-Specially Serviced Loan as to which such matter is a

Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) if such matter is a Major Decision, the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

For the avoidance of doubt, with respect to any Mortgage Loan that is (i) not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest and (ii) prior to the occurrence and continuance of a Consultation Termination Event, a Specially Serviced Loan, upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to the above described “due-on-sale” matters.

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan and if such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any non-Specially Serviced Loan as to which such matter is a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) if such matter is a Major Decision, the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating

Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

For the avoidance of doubt, with respect to any Mortgage Loan that is (i) not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest and (ii) prior to the occurrence and continuance of a Consultation Termination Event, a Specially Serviced Loan, upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to the above described “due-on-encumbrance” matters.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and the master servicer will have no further obligation with respect to such request or the Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holder of the related Subordinate Companion Loan, and second, as an expense of the holder of the related Mortgage Loan to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on June 30, 2017 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)       the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party or Serviced AB Whole Loan prior to the occurrence of a Control Appraisal Period and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related

Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party or Serviced AB Whole Loan prior to the occurrence of a Control Appraisal Period and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party or Serviced AB Whole Loan prior to the occurrence of a Control Appraisal Period and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) the refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party or Serviced AB Whole Loan prior to the occurrence of a Control Appraisal Period and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only for so long as no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement))) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and during a Control Appraisal Period with respect to the related Subordinate Companion Loan);

●	with respect to a Serviced AB Whole Loan, to the extent the related Subordinate Companion Loan is not subject to a Control Appraisal Period, the holder of the related Subordinate Companion Loan;

●	the Risk Retention Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event and, with respect to a Serviced AB Whole Loan, only to the extent that it is subject to a Control Appraisal Period);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the

Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, if both a Control Termination Event has occurred and is continuing and a Control Appraisal Period is in effect), the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan or a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period)) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan and prior to the occurrence and continuance of a Control Appraisal Period, the special servicer will prepare an Asset Status Report for such Serviced AB Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement and the holder of the Serviced Subordinate Companion Loan will have the same rights as the Directing Certificateholder described hereunder with respect thereto, and the Directing Certificateholder will have no approval rights over any such Asset Status Report unless a Control Appraisal Period exists. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified, the special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan or any holder of a related Serviced Subordinate Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender and, with respect to a

Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder (or, with respect to the Serviced AB Whole Loan, if applicable, prior to the occurrence of a Control Appraisal Period, the holder of the related Subordinate Companion Loan) and the Risk Retention Consultation Party 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and the Risk Retention Consultation Party and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender (and with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender (and with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In connection with any such sale involving a Serviced AB Whole Loan, the special servicer will also have the right, but not the obligation, to sell the related Subordinate Companion Loan if the special servicer determines that such sale is in accordance with the Servicing Standard (taking into account the subordinate nature of the applicable Subordinate Companion Loan). See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described in the second succeeding paragraph and under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, and (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all matters that constitute a Major Decision. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

With respect to any matter for which the consent of the Directing Certificateholder is required, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within ten (10) Business Days following written request for consent and its receipt of all reasonably requested information on any required consent, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be BlackRock Realty Advisors, Inc., as agent for its managed account.

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

“Loan-Specific Directing Certificateholder” means, with respect to the Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to the Servicing Shift Mortgage Loan will be the holder of the related Controlling Companion Loan, which, in the case of the KOMO Plaza Whole Loan is currently UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York or an affiliate. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to the Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G certificates.

The “Control Eligible Certificates” will be either of the Class E, Class F or Class G certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described in the penultimate paragraph of this section and under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions (to the extent the special servicer is responsible for processing any such action as described in the final paragraph of this section) or consent to the master servicer taking any of the following actions (to the extent the special servicer and the master servicer have mutually agreed that the master servicer will process such action) if the Directing Certificateholder has objected in writing within 5 business days (or 30 days with respect to clause (ix) below) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written objection has not been received by the special servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action). Upon receiving a request from a borrower for any matter that constitutes a Major Decision the master servicer will promptly forward such request to the special servicer. Upon request, the special servicer, other than with respect to a non-Specially Serviced Loan (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”) or an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision in accordance with the terms of the PSA.

“Major Decision” means (a) with respect to the Platform Whole Loan, each of the Platform Major Decisions and each of the following; and (b) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, each of the following:

(i)  any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in item (x) of Master Servicer Decisions;

(iii) any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)  any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vi)  (a) any property management company changes with respect to a Mortgage Loan secured by a hospitality property or a Mortgage Loan secured by a non-hospitality property with a principal balance greater than $5,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, or (b) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii) releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion; provided, however, that releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the PSA will constitute Major Decisions;

(viii) any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix) any determination of an Acceptable Insurance Default;

(x)  any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan;

(xi) any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xii) any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xiii) requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan or Serviced Pari Passu Companion Loan, (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related

Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with the full defeasance of the collateral for such Mortgage Loan;

(xiv) approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xv) agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted; and

(xvi) determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans. Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and, except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

If the master servicer and the special servicer mutually agree that the master servicer will (subject to the consent (or deemed consent) of the special servicer) process a request with respect to a Major Decision and the master servicer is recommending approval of such request, the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to any applicable consultation rights of the operating advisor or any applicable consent or consultation rights of the Directing Certificateholder or any applicable consultation rights of any related Companion Holders) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Major Decision. In addition, the master servicer shall provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the rights described in this section, and the rights to exercise any Platform Major Decision with respect to the Platform Whole Loan will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will consult (on a non-binding basis) with the Directing Certificateholder and with respect to a Specially Serviced Loan, the Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party) in connection with any Major Decision in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) and, (i) with respect to any non-Specially Serviced Loan, the Risk Retention Consultation Party (and at any time with respect to any Excluded Loan as to such party) will have no direction, consultation or consent rights in connection with any Major Decision and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder or Risk Retention Consultation Party, respectively, and (ii) with respect to any Specially Serviced Loan, the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the Special Servicer and any other applicable party will consult with the Risk Retention Consultation Party (other than with respect to any Excluded Loan as to such party) in connection with any Major Decision.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor Class E certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to any Serviced AB Whole Loan, in the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the related Subordinate Companion Holder prior to the occurrence and continuance of a Control Appraisal Period (or any matter requiring consultation with the related Subordinate Companion Holder)) is necessary to protect the interests of the Certificateholders, as a collective whole (taking into account the subordinate nature of the related Subordinate Companion Loan), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the related Companion Holder’s response (or without waiting to consult with the related Companion Holder); provided that the special servicer or master servicer, as applicable, provides the related Subordinate Companion Holder with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder, or, in the case of a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative), or, in the case of a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable (other than with respect to the 85 Tenth Avenue Whole Loan, which does not have a Non-Serviced Directing Certificateholder). The issuing entity, as the holder of a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or Servicing Shift Companion Loan (or Serviced Subordinate Companion Loan, prior to the occurrence and continuance of a Control Appraisal Period) or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Servicing Shift Whole Loan”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced

PSA), Servicing Shift Whole Loan or any related REO Properties. The DBWF 2016-85T TSA does not provide for an operating advisor or equivalent party.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and (if applicable) a Control Appraisal Period), the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)       promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)       promptly reviewing each Final Asset Status Report; and

(c)       reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the master servicer or the special servicer, as applicable, of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA. In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA. No such consultation will be required prior to a Control Termination Event.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), while both a Control Termination Event and (if applicable) a Control Appraisal Period have occurred and are continuing, the operating advisor’s obligations will consist of the following:

(a)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)       the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)       the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than the Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than the Servicing Shift Whole Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

No annual report prepared by the operating advisor under the circumstances described above will be permitted to include an analysis of the special servicer’s performance in respect of a Serviced AB Whole Loan until after the occurrence and continuance of a related Control Appraisal Period under the related Intercreditor Agreement.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of the Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by evidence as set forth in the PSA (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee) required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder, the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger“ will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 44 prior pools of commercial mortgage loans for which Bank of America, National Association (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after October 1, 2006, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between January 1, 2011 and September 30, 2016 was approximately 36.4%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three largest Mortgage Loans in the Mortgage Pool represent approximately 20.8% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)       any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer,

as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), to the extent in the mater servicer’s or the special servicer’s possession, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings (“S&P”) and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency,

readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the RR Interest;

(c)       does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

(d)       may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party,

which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class. Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights and the holder of such Subordinate Companion Loan will be entitled to replace the special servicer with or without cause in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan”.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special

Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage

Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) that is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of posting of the notice of the operating advisor’s recommendation to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to a Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement and a Control Termination Event has occurred and is continuing.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the special servicer will not apply to any Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”, “—The Servicing Shift Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the applicable special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to the Servicing Shift Whole Loan: (i) prior to the Servicing Shift

Securitization Date, the holder of the related Controlling Companion Loan will have the right to replace the applicable special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s or DBRS within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to a majority of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating

Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for which determination, the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, and the non-serviced securitization trust (with respect to the 85 Tenth Avenue Whole Loan) will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, either the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3)

business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the RR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the KOMO Plaza Mortgage Loan

The KOMO Plaza Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which the KOMO Plaza Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Controlling Companion Loan. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the KOMO Plaza Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on the KOMO Plaza Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Securitization Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to the KOMO Plaza Whole Loan.

●	Until the related Servicing Shift Securitization Date, the master servicer’s compensation in respect of the KOMO Plaza Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to the KOMO Plaza Mortgage Loan. From and after the related Servicing Shift Securitization Date, the primary servicing fee on the KOMO Plaza Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●	Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the KOMO Plaza Whole Loan. If such master servicer or the trustee, as applicable, under such Non-Serviced PSA, determines that a servicing advance it made with respect to the KOMO Plaza Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the KOMO Plaza Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing the KOMO Plaza Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the KOMO Plaza Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.00250% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (without regard to any related fee floor).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

Servicing of the 85 Tenth Avenue Mortgage Loan

The 85 Tenth Avenue Mortgage Loan, together with the 85 Tenth Avenue Companion Loans, and any related REO Property, are serviced under the DBWF Trust 2016-85T TSA.

The servicing arrangements under the DBWF 2016-85T TSA are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The DBWF 2016-85T TSA contains terms and conditions that are customary for securitization transactions involving assets similar to the 85 Tenth Avenue Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the 85 Tenth Avenue Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization as well as the securitizations related to 85 Tenth Avenue Companion Loans. Such terms include, without limitation:

●	The DBWF 2016-85T Master Servicer earns a primary servicing fee with respect to the 85 Tenth Avenue Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the 85 Tenth Avenue Whole Loan becoming a specially serviced loan under the DBWF 2016-85T TSA, the DBWF 2016-85T Special Servicer will earn a special servicing fee payable monthly with respect to the 85 Tenth Avenue Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as 85 Tenth Avenue Whole Loan is no longer specially serviced.

●	Pursuant to the DBWF 2016-85T TSA, the liquidation fee and the workout fee with respect to the 85 Tenth Avenue Mortgage Loan are similar, but not necessarily identical, to the corresponding fees payable under the PSA.

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the 85 Tenth Avenue Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that any such advance would not be recoverable from collections on the 85 Tenth Avenue Mortgage Loan, as applicable. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination will be conclusive and binding on the master servicer and the trustee.

●	The DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee, as applicable, is required to make advances of principal and interest and advances of certain administrative expenses with respect to the 85 Tenth Avenue Standalone Companion Loans (but not with respect to the 85 Tenth Avenue Mortgage Loan or any of the 85 Tenth Avenue Non-Standalone Pari Passu Companion Loans), unless the DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee, as applicable, has determined that any such advance and interest thereon would not be recoverable from collections on the 85 Tenth Avenue Standalone Companion Loans. Reimbursement of such amounts and interest thereon are payable only from proceeds of the 85 Tenth Avenue Standalone Companion Loans.

●	The DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee, as applicable, is obligated to make property protection advances with respect to 85 Tenth Avenue Whole Loan, unless a determination is made by the DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the 85 Tenth Avenue Whole Loan. If the DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee determines that a property protection advance made with respect to the 85 Tenth Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, such advance will be reimbursed in full from any collections on the 85 Tenth Avenue Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the 85 Tenth Avenue Whole Loan. In the event that collections received after the final liquidation of the 85 Tenth Avenue Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses.

●	Amounts payable with respect to the 85 Tenth Avenue Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the DBWF 2016-85T TSA may be allocated between the DBWF 2016-85T Master Servicer and DBWF 2016-85T Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

●	The DBWF 2016-85T Special Servicer will be required to take actions with respect to the 85 Tenth Avenue Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to 85 Tenth Avenue Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are similar, but not necessarily identical, to those of the PSA.

●	The DBWF 2016-85T Master Servicer and DBWF 2016-85T Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

●	Penalty charges with respect to the 85 Tenth Avenue Whole Loan will be allocated in accordance with the 85 Tenth Avenue Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Whole Loans—The 85 Tenth Avenue Whole Loan” in this prospectus.

●	The servicing transfer events under the DBWF 2016-85T TSA that would cause the 85 Tenth Avenue Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

●	The liability of the parties to DBWF 2016-85T TSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 85 Tenth Avenue Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the DBWF 2016-85T Master Servicer to be deposited and maintained in a separate account in the name of the DBWF 2016-85T Master Servicer for the benefit of the holders of the 85 Tenth Avenue Whole Loan until transferred (after payment of certain amounts under the DBWF 2016-85T TSA) on a monthly basis prior to the Distribution Date to the Collection Account by the DBWF 2016-85T Master Servicer for distribution in accordance with the PSA.

●	The DBWF 2016-85T TSA may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

●	There is no operating advisor or equivalent party (and therefore no operating advisor fee) or directing certificateholder or equivalent party with respect to the DBWF 2016-85T Mortgage Trust.

●	The DBWF 2016-85T TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the DBWF 2016-85T Mortgage Trust.

●	The DBWF 2016-85T TSA does not require the 85 Tenth Avenue 2016-85T Master Servicer to make the equivalent of compensating interest payments in respect of 85 Tenth Avenue 2016-85T Whole Loan.

The DBWF 2016-85T Special Servicer and the DBWF 2016-85T Master Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The 85 Tenth Avenue Whole Loan—Servicer Appointment and Replacement Rights” in this prospectus.

The DBWF 2016-85T depositor, DBWF 2016-85T Master Servicer, DBWF 2016-85T Special Servicer, DBWF 2016-85T Certificate Administrator, DBWF 2016-85T Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the DBWF 2016-85T Mortgage Trust is required to indemnify such parties pursuant to the terms of the DBWF 2016-85T TSA) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the 85 Tenth Avenue Intercreditor Agreement and the DBWF 2016-85T TSA. To the extent funds on collections from 85 Tenth Avenue Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—the 85 Tenth Avenue Whole Loan” in this prospectus.

Servicing of the 191 Peachtree Mortgage Loan

The 191 Peachtree Mortgage Loan will be serviced pursuant to the MSC 2016-UBS12 PSA. The servicing terms of the MSC 2016-UBS12 PSA are substantially similar to the servicing terms of the PSA; however, the servicing arrangements under such agreements differ in certain respects. For example:

●	The primary servicing fee rate payable to the related Non-Serviced Master Servicer (Midland Loan Services, a Division of PNC Bank, National Association) under the MSC 2016-UBS12 PSA is 0.0025% per annum (which is paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations in respect of the 191 Peachtree Mortgage Loan).

●	Any party to the MSC 2016-UBS12 PSA that makes a property protection advance with respect to the 191 Peachtree Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the 191 Peachtree Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BACM 2017-BNK3 mortgage pool, if necessary).

●	The extent to which modification fees or other fee items with respect to the 191 Peachtree Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the MSC 2016-UBS12 PSA with respect to the 191 Peachtree Whole Loan are generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, and are subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the Non-Serviced Special Servicer. In particular, (i) the special servicing fee rate payable to the related Non-Serviced Special Servicer will accrue at a rate equal to 0.25% per annum or, if the fee payable at such rate for a given month is less than $3,500, such higher rate as would result in a fee equal to $3,500 for such month, (ii) any liquidation fee payable to the related Non-Serviced Special Servicer is required to be at least $25,000 with respect to any mortgage loan, and (iii) any liquidation fee or workout fee payable to the related Non-Serviced Special Servicer may not exceed $1,000,000 with respect to any particular loan resolution or workout, as applicable.

●	Items with respect to the 191 Peachtree Whole Loan that are the equivalent of assumption application fees, assumption, waiver, consent and earnout fees and/or Excess Modification Fees and that constitute additional servicing compensation under the MSC 2016-UBS12 PSA will not be payable to the master servicer or special servicer under the PSA and will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the MSC 2016-UBS12 PSA in proportions that are different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The parties to the MSC 2016-UBS12 PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSC 2016-UBS12 PSA to the same extent that parties to the PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSC 2016-UBS12 PSA. The Trust, as holder of the 191 Peachtree Mortgage Loan, will be responsible for its pro rata share of any such amounts (including out of general collections on the BACM 2017-BNK3 mortgage pool, if necessary).

●	The liability of parties to the MSC 2016-UBS12 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the 191 Peachtree Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”; provided, that, if the related Whole Loan is to be sold to an interested person, such interested person’s offer must only be the highest offer received compared to one other independent offer, rather than two.

●	The Non-Serviced Special Servicer under the MSC 2016-UBS12 PSA may be removed and replaced at any time without cause as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 191 Peachtree Whole Loan—Consultation and Control”.

●	The related Non-Serviced Directing Certificateholder will have rights substantially similar to the Directing Certificateholder hereunder with respect to the servicing and administration of the 191 Peachtree Whole Loan, including consenting to major decisions under the related Non-Serviced PSA in respect of the 191 Peachtree Whole Loan proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the 191 Peachtree Whole Loan. Such major decisions, differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable directing certificateholder will be permitted to consent will correspondingly differ.

●	The servicing decisions for which the related Non-Serviced Master Servicer is not required to obtain the related Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The servicing provisions under the MSC 2016-UBS12 PSA relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The matters as to which notice or consent with respect to the rating agencies under the MSC 2016-UBS12 PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or consent that is required).

●	The servicing transfer events of the MSC 2016-UBS12 PSA that would cause the 191 Peachtree Whole Loan to become specially serviced are similar to, but not identical to, the corresponding provisions under the PSA with respect to other mortgage loans.

●	The MSC 2016-UBS12 PSA does not provide for compliance with credit risk retention requirements or a risk retention consultation party.

●	The MSC 2016-UBS12 PSA differs with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to a non-specially serviced mortgage loan serviced thereunder.

●	The provisions of the MSC 2016-UBS12 PSA also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 191 Peachtree Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSC 2016-UBS12 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Potomac Mills Mortgage Loan

The Potomac Mills Mortgage Loan is being, and any related REO Property will be, serviced under the CFCRE 2016-C6 PSA. The servicing arrangements under the CFCRE

2016-C6 PSA with respect to the Potomac Mills Whole Loan are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA that are described in this prospectus with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing of the Potomac Mills Whole Loan, including the identification of some (but not all) of the differences in servicing provisions between the CFCRE 2016-C6 PSA and the PSA:

●	For so long as the controlling class representative under the CFCRE 2016-C6 securitization has not selected the replacement special servicer for the Potomac Mills Loan Whole Loan, the CFCRE 2016-C6 PSA provides for special servicing, workout and liquidation fee rates that do not exceed (i) 0.125%, in the case of special servicing fees, (ii) the lesser of (x) 0.50% and (y) such rate that results in a workout fee of $2,000,000, in the case of workout fees, and (iii) the lesser of (x) 0.50% and (y) such rate that results in a liquidation fee of $2,000,000, in the case of liquidation fees, subject in each case to market minimum special servicing fees and offsets set forth in the CFCRE 2016-C6 PSA.

●	If the controlling class representative under the CFCRE 2016-C6 securitization has selected the replacement special servicer for the Potomac Mills Loan Whole Loan, the CFCRE 2016-C6 PSA provides for special servicing, workout and liquidation fee rates that do not exceed (i) 0.25%, in the case of special servicing fees, (ii) the lesser of (x) 1.00% and (y) such rate that results in a workout fee of $1,000,000, in the case of workout fees, and (iii) the lesser of (x) 1.00% and (y) such rate that results in a liquidation fee of $1,000,000, in the case of liquidation fees, subject in each case to market minimum special servicing fees and offsets set forth in the CFCRE 2016-C6 PSA.

●	The CFCRE 2016-C6 Master Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Potomac Mills Mortgage Loan that is to be calculated at 0.0025% per annum.

●	None of the parties to the CFCRE 2016-C6 PSA will be required to make P&I Advances with respect to the Potomac Mills Mortgage Loan; provided, however, pursuant to the Potomac Mills Intercreditor Agreement, the holder of the Potomac Mills Subordinate Companion Loans will have the right to cure monetary events of default (limited to six cure payments over the life of the Potomac Mills Whole Loan, no more than three of which may be consecutive).

●	The CFCRE 2016-C6 Master Servicer is obligated to make servicing advances with respect to the Potomac Mills Mortgage Loan. Such servicing advances will be reimbursable (with interest thereon at the prime rate), first, from collections on, and proceeds of, the Potomac Mills Whole Loan and, then, if the CFCRE 2016-C6 Master Servicer determines that a servicing advance it made with respect to the Potomac Mills Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on the mortgage loans in the trust established under the CFCRE 2016-C6 PSA and the trust established under the PSA for this transaction and any applicable future trusts (on a pro rata basis in accordance with the outstanding principal balances of the related Mortgage Loan and the related Pari Passu Companion Loans).

●	Although payments and other collections on the Potomac Mills Mortgage Loan may initially be deposited into a clearing account and commingled with the CFCRE 2016-C6 Master Servicer’s own funds or funds related to other mortgage loans serviced by the CFCRE 2016-C6 Master Servicer, the CFCRE 2016-C6 PSA provides for a separate account or sub-account in which payments and other collections on the Potomac Mills Whole Loan are to be deposited and maintained by the CFCRE 2016-C6 Master Servicer pending remittance to the CFCRE 2016-C6 Certificate Administrator, the holder of the Potomac Mills Mortgage Loan and any other related companion loan holder(s). Similarly, the CFCRE 2016-C6 Potomac Mills Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO properties acquired with respect to the Potomac Mills Mortgage Loan.

●	After the occurrence of a Potomac Mills Control Appraisal Period and prior to the occurrence and continuance of any control termination event under the CFCRE 2016-C6 PSA, the CFCRE 2016-C6 Directing Holder will have the right to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer without cause at any time.

●	After the occurrence of a Potomac Mills Control Appraisal Period and after the occurrence and during the continuance of any control termination event under the CFCRE 2016-C6 PSA, at the written direction of holders of principal balance certificates under the CFCRE 2016-C6 PSA evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer and appoint a successor CFCRE 2016-C6 Potomac Mills Special Servicer. Following such a request, the CFCRE 2016-C6 Potomac Mills Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 75% of a “certificateholder quorum” (75% of the aggregate voting rights of all principal balance certificates) under the CFCRE 2016-C6 PSA.

●	After the occurrence of a Potomac Mills Control Appraisal Period and following the occurrence of a consultation termination event under the CFCRE 2016-C6 PSA, if CFCRE 2016-C6 Operating Advisor determines that the CFCRE 2016-C6 Potomac Mills Special Servicer is not performing its duties under the CFCRE 2016-C6 PSA or is otherwise not acting in accordance with the related servicing standard, the CFCRE 2016-C6 Operating Advisor will have the right to recommend the replacement of the CFCRE 2016-C6 Potomac Mills Special Servicer. The CFCRE 2016-C6 Operating Advisor’s recommendation to replace the CFCRE 2016-C6 Potomac Mills Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the CFCRE 2016-C6 PSA evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If the Potomac Mills Mortgage Loan becomes a defaulted loan under the CFCRE 2016-C6 PSA, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus with respect to Serviced Whole Loans.

●	If the Potomac Mills Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, (x) prior to a Potomac Mills Control Appraisal Period, the consent rights of the holder of more than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans, (y) after the occurrence of a Potomac Mills Control Appraisal Period and prior to a control termination event, the consent/consultation rights of the CFCRE 2016-C6 Directing Holder and (z) after the occurrence of a Potomac Mills Control Appraisal Period and a control termination event, the consultation rights of the CFCRE 2016-C6 Directing Holder (prior to a consultation termination event), the consultation rights of the CFCRE 2016-C6 Operating Advisor and the consultation rights of the holder of the

Potomac Mills Mortgage Loan or its respective designee) the CFCRE 2016-C6 Potomac Mills Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Whole Loan pursuant to Treasury regulations Section 1.860G- 2(b) and would not otherwise (A) cause any REMIC created under the CFCRE 2016-C6 PSA to fail to qualify as a REMIC, (B) result in the imposition of a tax upon any such REMIC or on the CFCRE 2016-C6 trust fund or (C) cause the grantor trust created under the CFCRE 2016-C6 PSA to fail to qualify as grantor trust for federal income tax purposes. However, the CFCRE 2016-C6 Potomac Mills Special Servicer may not extend the maturity date of the Potomac Mills Mortgage Loan beyond the date that is five years prior to the CFCRE 2016-C6 distribution date in November 2049, and such extension must be in the best interests of the CFCRE 2016-C6 certificateholders, the holder of the Potomac Mills Mortgage Loan and the holders of any other related Companion Loans not included in the CFCRE 2016-C6 trust fund.

●	The rating agencies rating the securities issued under the CFCRE 2016-C6 PSA may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CFCRE 2016-C6 PSA than under the PSA. In addition, not all circumstances involving the Potomac Mills Whole Loan that give rise to requiring a rating agency confirmation with respect to the CFCRE 2016-C6 certificates under the CFCRE 2016-C6 PSA will also give rise to requiring any rating agency confirmation with respect to the certificates issued by the Trust.

●	With respect to the Potomac Mills Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information will be substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the CFCRE 2016-C6 PSA may also vary from the PSA with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

●	The CFCRE 2016-C6 Master Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the Master Servicer or Special Servicer, respectively, and are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	The CFCRE 2016-C6 Master Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the CFCRE 2016-C6 PSA either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the CFCRE 2016-C6 Certificate Administrator and the CFCRE 2016-C6 Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the CFCRE 2016-C6 PSA.

●	Each of the CFCRE 2016-C6 Master Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will be liable in accordance with the CFCRE 2016-C6 PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the CFCRE 2016-C6 Master Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the CFCRE 2016-C6 PSA (including actions taken or not taken at the direction of the CFCRE 2016-C6 Directing Holder) or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the CFCRE 2016-C6 PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the CFCRE 2016-C6 PSA.

The CFCRE 2016-C6 securitization, together with the CFCRE 2016-C6 Master Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such parties in connection with the Potomac Mills Whole Loan, all in accordance with the terms and conditions of the Potomac Mills Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Potomac Mills Whole Loan” in this prospectus.

Servicing of the Fremaux Town Center Mortgage Loan

The Fremaux Town Center Mortgage Loan, together with the Fremaux Town Center Companion Loans and any related REO Property, will be serviced under the WFCM 2016-C37 PSA.

The servicing arrangements under the WFCM 2016-C37 PSA are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the terms of the WFCM 2016-C37 PSA and the expected terms of the PSA:

●	Pursuant to the WFCM 2016-C37 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Fremaux Town Center Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The WFCM 2016-C37 Master Servicer earns a primary servicing fee with respect to the Fremaux Town Center Mortgage Loan that is calculated at 0.00250% per annum (which includes any applicable sub-servicing fee rate).

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the Fremaux Town Center Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that any such advance would not be recoverable from collections on the Fremaux Town Center Mortgage Loan, as applicable. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination will be conclusive and binding on the master servicer and the trustee.

●	The WFCM 2016-C37 Master Servicer or WFCM 2016-C37 Trustee, as applicable, is obligated to make property protection advances with respect to the Fremaux Town Center Whole Loan, unless a determination is made by the WFCM 2016-C37 Master Servicer or WFCM 2016-C37 Trustee, as applicable, or the WFCM 2016-C37 Special Servicer that any such advance and interest thereon would not be recoverable from collections on the Fremaux Town Center Whole Loan. If it is determined that a property protection advance made with respect to the Fremaux Town Center Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance will be entitled to be reimbursed for such advance and interest thereon, first, from funds on deposit in the related collection account or companion distribution account maintained under the WFCM 2016-C37 PSA that represent amounts received on or in respect of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans, and second, if such funds on deposit in such collection account or companion distribution account are insufficient, from general collections on deposit in the Collection Account and the collection accounts of each other securitization related to a Fremaux Town Center Companion Loan, or if any such Fremaux Town Center Companion Loan is not then included in a securitization, from the related holder of the Fremaux Town Center Companion Loan, as applicable, on a pro rata and pari passu basis.

●	Amounts payable with respect to the Fremaux Town Center Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-C37 PSA, may be allocated between the WFCM 2016-C37 Master Servicer and the WFCM 2016-C37 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

●	The WFCM 2016-C37 Special Servicer is required to take actions with respect to the Fremaux Town Center Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the Fremaux Town Center Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar, but not necessarily identical, to those of the PSA.

●	The requirement of the WFCM 2016-C37 Master Servicer to make compensating interest payments in respect of the Fremaux Town Center Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the serviced Mortgage Loans under the PSA.

●	The WFCM 2016-C37 Master Servicer and WFCM 2016-C37 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	Penalty charges with respect to the Fremaux Town Center Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Whole Loans—The Fremaux Town Center Whole Loan” in this prospectus.

●	The servicing transfer events of the WFCM 2016-C37 PSA that would cause the Fremaux Town Center Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

●	The specific types of actions constituting major decisions under the WFCM 2016-C37 PSA are similar, but necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder is permitted to consent will correspondingly differ.

●	The liability of the parties to the WFCM 2016-C37 PSA is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Fremaux Town Center Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2016-C37 Master Servicer to be deposited and maintained in a separate account in the name of the WFCM 2016-C37 Master Servicer for the benefit of the holders of the Fremaux Town Center Whole Loan until transferred (after payment of certain amounts under the WFCM 2016-C37 PSA) on a monthly basis prior to the related P&I Advance Date to the Collection Account by the WFCM 2016-C37 Master Servicer for distribution in accordance with the PSA.

●	The WFCM 2016-C37 PSA differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-C37 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Fremaux Town Center Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-C37 Depositor, the WFCM 2016-C37 Master Servicer, the WFCM 2016-C37 Special Servicer, the WFCM 2016-C37 Certificate Administrator, the WFCM 2016-C37 Trustee, the WFCM 2016-C37 Operating Advisor, the WFCM 2016-C37 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the issuing entity (as and to the same extent the WFCM 2016-C37 Mortgage Trust is required to indemnify such parties pursuant to the terms of the WFCM 2016-C37 PSA) for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Fremaux Town Center Intercreditor Agreement, as applicable. To the extent funds on collections from the Fremaux Town Center Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Fremaux Town Center Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-C37 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the

PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Retained Certificates (other than the Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding Non-Retained Certificates (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-Retained Certificates (other than the Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer

(which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0%. The voluntary exchange of certificates (other than the Class R certificates and RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) the master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not a Prohibited Party.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member

(if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by

Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of Bank of America, a mortgage loan seller, an originator, a sponsor, the holder of one or more of The Summit Birmingham Companion Loans and the holder of a portion of the RR Interest, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

MSMCH, a mortgage loan seller, a sponsor and the holder of the mezzanine loan related to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, is an affiliate of Morgan Stanley & Co. LLC, one of the underwriters, and Morgan Stanley Bank, an originator, the holder of a portion of the RR Interest and the holder of certain of the JW Marriott Desert Springs Pari Passu Companion Loans.

Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller and the holder of a portion of the RR Interest, is also the master servicer, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (1) the master servicer under the DBWF 2016-85T TSA, which governs the servicing of the 85 Tenth Avenue Whole Loan, (2) the trustee, the certificate administrator and the custodian under the MSC 2016-UBS12 PSA, which governs the servicing of the 191 Peachtree Whole Loan, (3) the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 PSA, which governs the servicing of the Potomac Mills Whole Loan, and (4) the master servicer, the certificate administrator and the custodian under the WFCM 2016-C37 PSA, which governs the servicing of the Fremaux Town Center Whole Loan.

Wells Fargo Bank is the interim custodian of the loan files for all of the mortgage loans that MSMCH and Bank of America will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that MSMCH will transfer to the depositor.

Pursuant to an interim servicing agreement between Midland, the special servicer, and MSMCH, a sponsor and a mortgage loan seller, and/or certain of its affiliates, Midland acts as interim servicer with respect to certain MSMCH Mortgage Loans, including, prior to their inclusion in the issuing entity.

Under the MSC 2016-UBS12 PSA, Midland is the related Non-Serviced Master Servicer of the 191 Peachtree Whole Loan.

As of September 30, 2016, an affiliate of Midland owns approximately 21.3% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to be designated as the initial Directing Certificateholder, and

Midland is expected to act as the special servicer. Midland assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under (i) the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan will be serviced, and (ii) the MSC 2016-UBS12 PSA, pursuant to which the 191 Peachtree Whole Loan is serviced.

Wilmington Trust, National Association, the trustee, will also be the trustee under (i) the DBWF 2016-85T TSA, pursuant to which the 85 Tenth Avenue Whole Loan will be serviced, (ii) the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan will be serviced and (iii) the WFCM 2016-C37 PSA, pursuant to which the Fremaux Town Center Whole Loan will be serviced. Wilmington Trust, National Association will also be the trustee with respect to the securitization trust that will hold the mezzanine loan related to the Marriott Desert Springs Mortgage Loan.

MSMCH, a mortgage loan seller and a sponsor, is also the holder of the mezzanine loan with respect to the JW Marriott Desert Springs Mortgage Loan. It is anticipated that the mezzanine loan will be sold to a third party. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants ad Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Serviced Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan—Purchase Option”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$649,766,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$139,236,000	Class A-S and Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$649,766,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$139,236,000	Class A-S and Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment (or, with respect to a Serviced AB Whole Loan, allocation of principal payments to the related Mortgage Loan) each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans (or, with respect to a Serviced AB Whole Loan, principal payments are allocated to the related Mortgage Loan) are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans (or, with respect to a Serviced AB Whole Loan, allocation of principal payments to the related Mortgage Loan) will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay (or, with respect to a Serviced AB Whole Loan, principal payments will be allocated to the related Mortgage Loan) at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	with respect to the Mortgaged Properties identified on Annex A-1 as 85 Tenth Avenue, Platform and Potomac Mills, representing approximately 5.1%, 3.8% and 2.1% of the Initial Pool Balance, respectively, for purposes of assumed CPP prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in March 2017; and

●	the Offered Certificates are settled with investors on February 16, 2017.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	86%	86%	86%	86%	86%
February 2019	70%	70%	70%	70%	70%
February 2020	51%	51%	51%	51%	51%
February 2021	26%	26%	26%	26%	26%
February 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.87	2.86	2.86	2.86	2.86

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	5.00	4.99	4.98	4.95	4.75

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	79%	79%	79%	79%	79%
February 2024	56%	56%	56%	56%	56%
February 2025	33%	33%	33%	33%	33%
February 2026	9%	9%	9%	9%	9%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.28	7.28	7.28	7.28	7.28

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.69	9.61	9.52	9.45	9.27

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.82	9.81	9.79	9.75	9.52

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.86	9.59

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.91	9.66

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.91	9.66

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions (or, with respect to a Serviced AB Whole Loan, amounts will be allocated to the related Mortgage Loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates and the RR Interest (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the

Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . .. . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, three (3) Mortgaged Properties representing 1.6% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee

Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a

Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [ ] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form

W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Drexel Hamilton, LLC
Total	$	$	$	$

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Drexel Hamilton, LLC
Total	$	$	$	$

Underwriter	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Drexel Hamilton, LLC
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2017, before deducting expenses payable by the depositor. The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks

Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, which is a sponsor, an originator, a mortgage loan seller, the parent of the depositor, the holder of one or more of the Summit Birmingham Pari Passu Companion Loans, the holder of a portion of the RR Interest and the initial Risk Retention Consultation Party under this securitization. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, mortgage loan seller and the holder of a portion of the RR Interest, and is also the master servicer, the certificate administrator, the custodian and the certificate registrar. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of MSMCH, which is a sponsor, a mortgage loan seller and the holder of the mezzanine loan related to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as JW Marriott Desert Springs, and Morgan Stanley Bank, which is an originator, the holder of certain of the JW Marriott Desert Springs Pari Passu Companion Loans and the holder of a portion of the RR Interest.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Wells Fargo Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering and affiliates of Morgan Stanley & Co. LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to Bank of America, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Bank of America;

(2)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank; and

(3)	the payment by the depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by MSMCH.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo

Securities, LLC and Morgan Stanley & Co. LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus (and any supplement hereto) to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates shall require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus:  the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at One Bryant Park, New York, New York 10036, Attention: President, or by telephone at (646) 855-3953.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206847) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption (“PTE”) 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), to the predecessor of Wells Fargo Securities, LLC, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), and to the predecessor of Morgan Stanley & Co. LLC, PTE 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), each as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,091 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Merrill

Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of

Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, owns an indirect equity interest in the borrower with respect to the KOMO Plaza Whole Loan and The Summit Birmingham Whole Loan. Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any rating of a class of certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the

Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in February 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the Classes of Offered Certificates not rated by it, the ratings on those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	374
191 Peachtree Intercreditor Agreement	257
191 Peachtree Mortgage Loan	256
191 Peachtree Mortgaged Property	256
191 Peachtree Non-Controlling Holders	259
191 Peachtree Pari Passu Companion Loans	257
191 Peachtree Promissory Note A-1	256
191 Peachtree Promissory Note A-2	256
191 Peachtree Promissory Note A-3	256
191 Peachtree Promissory Note A-4	256
191 Peachtree Promissory Notes	256
191 Peachtree Whole Loan	257
1986 Act	558
1996 Act	536
2
2015 Budget Act	567
3
30/360 Basis	413
4
401(c) Regulations	579
8
85 Tenth Avenue Companion Loans	246
85 Tenth Avenue Intercreditor Agreement	246
85 Tenth Avenue Mortgage Loan	245
85 Tenth Avenue Mortgaged Property	245
85 Tenth Avenue Non-Standalone Pari Passu Companion Loans	246
85 Tenth Avenue Noteholders	246
85 Tenth Avenue Pari Passu Companion Loans	246
85 Tenth Avenue Standalone Companion Loans	246
85 Tenth Avenue Standalone Pari Passu Companion Loans	245
85 Tenth Avenue Subordinate Companion Loan Holders	247
85 Tenth Avenue Subordinate Companion Loans	246
85 Tenth Avenue Whole Loan	246
A
AB Modified Loan	427
Accelerated Mezzanine Loan Lender	367
Acceptable Insurance Default	431
Acting General Counsel’s Letter	146
Actual/360 Basis	202
Actual/360 Loans	401
ADA	539
Additional Exclusions	431
Administrative Cost Rate	350
ADR	150
Advances	396
Affirmative Asset Review Vote	475
Aggregate Available Funds	344
Aggregate Excess Prepayment Interest Shortfall	361
Aggregate Gain-on-Sale Entitlement Amount	345
Aggregate Principal Distribution Amount	350
AIFM Regulation	339
Allocated Appraisal Reduction Amount	423
Allocated Cumulative Appraisal Reduction Amount	423
Annual Debt Service	151
Anticipated Repayment Date	202
Appraisal Institute	285
Appraisal Reduction Amount	422
Appraisal Reduction Event	421
Appraised Value	151
Appraised-Out Class	428
ARD Loan	202
Assessment of Compliance	515
Asset Representations Reviewer Asset Review Fee	420
Asset Representations Reviewer Fee	420
Asset Representations Reviewer Fee Rate	420
Asset Representations Reviewer Termination Event	480
Asset Representations Reviewer Upfront Fee	420

Asset Review	477
Asset Review Notice	475
Asset Review Quorum	475
Asset Review Report	478
Asset Review Report Summary	478
Asset Review Standard	477
Asset Review Trigger	473
Asset Review Vote Election	475
Asset Status Report	442
Assumed Final Distribution Date	358
Assumed Scheduled Payment	352
ASTM	180
Attestation Report	516
Available Funds	345
B
Balloon Balance	151
Balloon or ARD LTV Ratio	155
Balloon or ARD Payment	156
BAMLCM	321
Bank of America	307
Bank of America Data File	316
Bank of America Guidelines	309
Bankruptcy Code	529
Base Interest Fraction	357
Borrower Party	367
Borrower Party Affiliate	367
Breach Notice	386
C
C(WUMP)O	19
CalPERS	579
Capital Requirements Regulation	338
Cash Flow Analysis	151
CERCLA	536
Certificate Administrator/Trustee Fee	419
Certificate Administrator/Trustee Fee Rate	419
Certificate Balance	342
Certificate Owners	377
Certificateholder	368
Certificateholder Quorum	484
Certificateholder Repurchase Request	495
Certifying Certificateholder	379
CFCRE 2016-C6 Asset Representations Reviewer	260
CFCRE 2016-C6 Certificate Administrator	260
CFCRE 2016-C6 Depositor	260
CFCRE 2016-C6 Directing Holder	265
CFCRE 2016-C6 Master Servicer	260
CFCRE 2016-C6 Operating Advisor	260
CFCRE 2016-C6 Potomac Mills Special Servicer	260
CFCRE 2016-C6 PSA	218
CFCRE 2016-C6 Trustee	260
Class A Certificates	341
Class A-SB Planned Principal Balance	352
Class X Certificates	341
Clearstream	376
Clearstream Participants	378
Closing Date	150, 281
CMBS	61
CMMBS	332
Code	556
Collateral Deficiency Amount	427
Collection Account	400
Collection Period	345
Communication Request	380
Companion Distribution Account	400
Companion Holder	218
Companion Holders	218
Companion Loan Rating Agency	218
Companion Loans	149
Compensating Interest Payment	360
Constant Prepayment Rate	547
Consultation Termination Event	460
Control Appraisal Period	218
Control Eligible Certificates	454
Control Termination Event	460
Controlling Class	454
Controlling Class Certificateholder	454
Controlling Companion Loan	218
Corrected Loan	442
CPP	547
CPR	547
CPY	547
CRE Loans	290, 305
Credit Risk Retention Agreement	338
Credit Risk Retention Rules	336
CREFC®	364
CREFC® Intellectual Property Royalty License Fee	421
CREFC® Intellectual Property Royalty License Fee Rate	421
CREFC® Reports	364
Cross-Over Date	348
Cumulative Appraisal Reduction Amount	426, 428
Cure Event	255
Cure Payment	254

Cure/Contest Period	477
Custodian	325
Cut-off Date	148
Cut-off Date Balance	153
Cut-off Date Loan-to-Value Ratio	153
Cut-off Date LTV Ratio	153
D
D(#)	157
DBRS	514
DBWF 2016-85T Certificate Administrator	246
DBWF 2016-85T Depositor	246
DBWF 2016-85T Master Servicer	246
DBWF 2016-85T Mortgage Trust	246
DBWF 2016-85T Special Servicer	246
DBWF 2016-85T Trustee	246
DBWF 2016-85T TSA	218
Debt Service Coverage Ratio	154
DEF/@(#)	157
DEF/YM(#)	157
DEF/YM@(#)	157
Defaulted Loan	449
Defeasance Deposit	206
Defeasance Loans	206
Defeasance Lock-Out Period	206
Defeasance Option	206
Definitive Certificate	376
Delinquent Loan	475
Demand Entities	306, 321
Depositories	376
Determination Date	343
Diligence File	383
Directing Certificateholder	453
Disclosable Special Servicer Fees	418
Discount Rate	358
Dispute Resolution Consultation	497
Dispute Resolution Cut-off Date	497
Distribution Accounts	400
Distribution Date	343
Distribution Date Statement	364
District Court	326
Dodd-Frank Act	126
DOL	576
Draft CRR Amendment Regulation	129
DSCR	154
DTC	376
DTC Participants	376
DTC Rules	377
Due Date	201, 345
E
ECON	129
ECON Amendments	129
EDGAR	574
Effective Gross Income	152
Eligible Asset Representations Reviewer	478
Eligible Operating Advisor	468
Enforcing Party	495
Enforcing Servicer	495
ESA	180
EU Retention Requirements	338
EU Risk Retention and Due Diligence Requirements	128
Euroclear	376
Euroclear Operator	378
Euroclear Participants	378
Excess Interest	202
Excess Interest Distribution Account	401
Excess Modification Fee Amount	415
Excess Modification Fees	413
Excess Prepayment Interest Shortfall	361
Exchange Act	281, 322
Excluded Controlling Class Holder	366
Excluded Controlling Class Loan	367
Excluded Information	367
Excluded Loan	368
Excluded Plan	578
Excluded Special Servicer	484
Excluded Special Servicer Loan	484
Exemption	576
Exemption Rating Agency	577
F
FATCA	568
FDIA	145
FDIC	146
Federal Court Complaint	326
FedEx Ground Portfolio Companion Loan	228
FedEx Ground Portfolio Companion Loans	228
FedEx Ground Portfolio Controlling Note Holder	230
FedEx Ground Portfolio Intercreditor Agreement	228
FedEx Ground Portfolio Mortgage Loan	228
FedEx Ground Portfolio Noteholders	228
FedEx Ground Portfolio Whole Loan	228

FedEx Non-Controlling Note Holder	230
FIEL	20
Final Asset Status Report	465
Final Dispute Resolution Election Notice	498
Financial Promotion Order	17
FINRA	573
FIRREA	147
Fitch	329, 514
FPO Persons	17
Fremaux Town Center Companion Loan	271
Fremaux Town Center Controlling Noteholder	274
Fremaux Town Center Intercreditor Agreement	272
Fremaux Town Center Mortgage Loan	271
Fremaux Town Center Non-Controlling Companion Loan	271
Fremaux Town Center Noteholders	272
Fremaux Town Center Whole Loan	271
FSMA	573
G
Gain-on-Sale Remittance Amount	345
Gain-on-Sale Reserve Account	401
Garn Act	538
GLA	155
Government Securities	203
H
Hedging Covenant	339
I
Indirect Participants	376
Initial Pool Balance	148
Initial Rate	202
Initial Requesting Certificateholder	495
In-Place Cash Management	155
Insurance and Condemnation Proceeds	400
Intercreditor Agreement	218
Interest Accrual Amount	350
Interest Accrual Period	350
Interest Deposit Amount	148
Interest Distribution Amount	350
Interest Reserve Account	401
Interest Shortfall	350
Interested Person	451
Investor Certification	368
J
JW Marriott Desert Springs Intercreditor Agreement	226
JW Marriott Desert Springs Mortgage Loan	225
JW Marriott Desert Springs Mortgaged Property	225
JW Marriott Desert Springs Non-Controlling Holder	227
JW Marriott Desert Springs Note A-1	225
JW Marriott Desert Springs Note A-2	225
JW Marriott Desert Springs Note A-3	225
JW Marriott Desert Springs Pari Passu Companion Loan	225
JW Marriott Desert Springs Promissory Notes	225
JW Marriott Desert Springs Whole Loan	225
K
KBRA	479
KOMO Plaza Intercreditor Agreement	278
KOMO Plaza Major Decisions	279
KOMO Plaza Mortgage Loan	277
KOMO Plaza Non-Controlling Holders	280
KOMO Plaza Pari Passu Companion Loan	277
KOMO Plaza Promissory Note A-1	277
KOMO Plaza Promissory Note A-2	277
KOMO Plaza Promissory Note A-3	277
KOMO Plaza Promissory Note A-4	277
KOMO Plaza Promissory Note A-5	277
KOMO Plaza Promissory Notes	277
KOMO Plaza PSA	278
KOMO Plaza Whole Loan	277
L
L(#)	157
Liquidation Fee	415
Liquidation Fee Rate	415
Liquidation Proceeds	400
Loan Per Unit	155
Loan-Specific Directing Certificateholder	453
Lock-out Period	203
Loss of Value Payment	387
Lower-Tier Regular Interests	556
Lower-Tier REMIC	343, 556
LTV Ratio	153

LTV Ratio at Maturity or Anticipated Repayment Date	155
LTV Ratio at Maturity or ARD	155
M
MAI	389
Major Decision	455
MAS	19
Master Ground Lease Parcels	179
Master Servicer Decision	433
Master Servicer Proposed Course of Action Notice	496
Material Defect	386
Maturity Date Balloon or ARD Payment	156
Midland	331
MLPA	381
Modification Fees	413
Moody’s	329, 514
Morgan Stanley Bank	294
Morgan Stanley Group	294
Morgan Stanley Origination Entity	296
Morningstar	329
Mortgage	150
Mortgage File	381
Mortgage Loans	148
Mortgage Note	149
Mortgage Pool	148
Mortgage Rate	350
Mortgaged Property	150
MSC 2016-UBS12 PSA	257
MSC 2016-UBS12 PSA	218
MSMCH	294
MSMCH Data File	303
MSMCH Mortgage Loans	294
MSMCH Qualification Criteria	305
MSMCH Securitization Database	303
N
Net Mortgage Rate	349
Net Operating Income	156
NFA	573
NI 33-105	21
NOI Date	156
Nonrecoverable Advance	397
Non-Retained Certificates	341
Non-Retained Percentage	337
Non-Serviced Certificate Administrator	218
Non-Serviced Companion Loan	218
Non-Serviced Directing Certificateholder	219
Non-Serviced Master Servicer	219
Non-Serviced Mortgage Loan	219
Non-Serviced PSA	219
Non-Serviced Special Servicer	219
Non-Serviced Subordinate Companion Loan	219
Non-Serviced Trustee	219
Non-Serviced Whole Loan	219
Non-U.S. Person	568
Notice of Foreclosure/DIL	255
Notional Amount	342
NRA	156
NRSRO	366
NRSRO Certification	369
O
O(#)	157
OCC	282, 307
Occupancy As Of Date	156
Occupancy Rate	156
Offered Certificates	341
OID Regulations	559
OLA	146
Operating Advisor Consulting Fee	419
Operating Advisor Expenses	420
Operating Advisor Fee	419
Operating Advisor Fee Rate	419
Operating Advisor Standard	467
Operating Advisor Termination Event	470
Other Master Servicer	220
Other PSA	220
P
P&I Advance	395
P&I Advance Date	395
Pads	163
Par Purchase Price	449
Pari Passu Companion Loans	149
Pari Passu Mortgage Loan	220
Park Bridge Financial	334
Park Bridge Lender Services	334
Participants	376
Parties in Interest	575
Pass-Through Rate	348
Patriot Act	540
PCIS Persons	18
Percentage Interest	343
Periodic Payments	344

Permitted Investments	343, 402
Permitted Special Servicer/Affiliate Fees	419
PIPs	184
PL	285
Plans	575
Platform Control Appraisal Period	238
Platform Intercreditor Agreement	232
Platform Major Decision	236
Platform Mortgage Loan	232
Platform Noteholders	232
Platform Sequential Pay Event	233
Platform Subordinate Companion Loan	232
Platform Subordinate Companion Noteholder	232
Platform Threshold Event Collateral	239
Platform Whole Loan	232
Platform Whole Loan Directing Holder	238
PML	285
Potomac Mills Certificateholders	260
Potomac Mills Control Appraisal Period	268
Potomac Mills Controlling Subordinate Noteholder	260
Potomac Mills Intercreditor Agreement	260
Potomac Mills Major Decisions	265
Potomac Mills Mortgage Loan	259
Potomac Mills Mortgaged Property	259
Potomac Mills Noteholders	260
Potomac Mills Pari Passu Companion Loans	259
Potomac Mills Sequential Pay Event	261
Potomac Mills Subordinate Companion Loans	260
Potomac Mills Threshold Event Collateral	268
Potomac Mills Whole Loan	260
Potomac Mills Whole Loan Directing Holder	267
PRC	18
Preliminary Dispute Resolution Election Notice	497
Prepayment Assumption	561
Prepayment Interest Excess	359
Prepayment Interest Shortfall	359
Prepayment Premium	358
Prepayment Provisions	157
Prime Rate	399
Principal Balance Certificates	341
Principal Distribution Amount	351
Principal Shortfall	352
Privileged Information	469
Privileged Information Exception	469
Privileged Person	366
Professional Investors	19
Prohibited Prepayment	360
Promotion of Collective Investment Schemes Exemptions Order	18
Proposed Course of Action	496
Proposed Course of Action Notice	496
Prospectus Directive	17
PSA	341
PSA Party Repurchase Request	495
PTCE	578
PTE	576
Purchase Price	388
Q
Qualification Criteria	290
Qualified Replacement Special Servicer	485
Qualified Substitute Mortgage Loan	388
Qualifying CRE Loan Percentage	338
R
RAC No-Response Scenario	513
Rated Final Distribution Date	359
Rating Agencies	514
Rating Agency Confirmation	514
REA	69
Realized Loss	362
REC	180
Record Date	343
Registration Statement	574
Regular Certificates	341
Regular Interestholder	559
Regular Interests	556
Regulation AB	516
Reimbursement Rate	399
Related Proceeds	398
Release Date	206
Relevant Member State	17
Relevant Persons	18
Relief Act	539
Remaining Term to Maturity or ARD	158
REMIC	556
REMIC Regulations	556
REO Account	402
REO Loan	353
REO Property	442
Repurchase Election Notice	255

Repurchase Option Notice	255
Repurchase Request	495
Requesting Certificateholder	497
Requesting Holders	428
Requesting Investor	380
Requesting Party	513
Required Credit Risk Retention Percentage	338
Requirements	540
Residual Certificates	341
Resolution Failure	495
Resolved	496
Restricted Group	577
Restricted Party	469
Retained Certificate Available Funds	336
Retained Certificate Gain-on-Sale Remittance Amount	336
Retained Certificate Interest Distribution Amount	337
Retained Certificate Principal Distribution Amount	337
Retaining Parties	336
Review Materials	475
Revised Rate	202
RevPAR	158
Rio West Business Park Companion Loan	240
Rio West Business Park Controlling Noteholder	242
Rio West Business Park Intercreditor Agreement	241
Rio West Business Park Mortgage Loan	240
Rio West Business Park Noteholders	241
Rio West Business Park Whole Loan	241
Risk Retention Allocation Percentage	338
Risk Retention Consultation Party	367
RMBS	326
Rooms	163
RR Interest	341
Rule 15Ga-1 Reporting Period	290
Rule 17g-5	369
S
S&P	329, 479
Scheduled Principal Distribution Amount	351
SEC	281
Securities Act	515
Securitization Accounts	341, 402
Securitization Framework	129
SEL	285
Senior Certificates	341
Serviced AB Whole Loan	220
Serviced Companion Loan	220
Serviced Pari Passu Companion Loan	220
Serviced Pari Passu Companion Loan Securities	488
Serviced Pari Passu Mortgage Loan	220
Serviced Whole Loan	220
Servicer Termination Event	487
Servicing Advances	396
Servicing Fee	411
Servicing Fee Rate	411
Servicing Shift Mortgage Loan	220
Servicing Shift PSA	220
Servicing Shift Securitization Date	220
Servicing Shift Whole Loan	220
Servicing Standard	393
SF	158
SFA	19
SFO	19
Similar Law	575
SIPC	573
SMMEA	579
Solvency II Regulation	338
Special Servicing Fee	414
Special Servicing Fee Rate	414
Specially Serviced Loans	439
Sq. Ft.	158
Square Feet	158
Startup Day	557
Stated Principal Balance	352
Structured Product	19
Structuring Assumptions	547
Subordinate Certificates	341
Subordinate Companion Loan	149, 221
Sub-Servicing Agreement	394
T
T-12	158
tax matters persons	567
TCEQ	180
Term to Maturity	158
Termination Purchase Amount	517
Terms and Conditions	379
Tests	477
The Summit Birmingham Companion Loan	221
The Summit Birmingham Companion Loans	221
The Summit Birmingham Controlling Note Holder	223

The Summit Birmingham Intercreditor Agreement	222
The Summit Birmingham Mortgage Loan	221
The Summit Birmingham Mortgaged Property	221
The Summit Birmingham Non-Controlling Note Holder	223
The Summit Birmingham Noteholders	222
The Summit Birmingham Whole Loan	221
Title V	538
TMPs	567
Total Operating Expenses	152
Triggering Event of Default	247
TRIPRA	91
Trust	323
Trust REMICs	343, 556
TTM	158
U
U.S. Person	568
U/W DSCR	154
U/W Expenses	158
U/W NCF	158
U/W NCF Debt Yield	161
U/W NCF DSCR	154, 161
U/W NOI	161
U/W NOI Debt Yield	162
U/W NOI DSCR	162
U/W Revenues	162
UCC	524
Underwriter Entities	114
Underwriting Agreement	570
Underwritten Debt Service Coverage Ratio	154
Underwritten Expenses	158
Underwritten NCF	158
Underwritten NCF Debt Yield	161
Underwritten Net Cash Flow	158
Underwritten Net Cash Flow Debt Service Coverage Ratio	161
Underwritten Net Operating Income	161
Underwritten Net Operating Income Debt Service Coverage Ratio	162
Underwritten NOI	161
Underwritten NOI Debt Yield	162
Underwritten Revenues	162
Units	163
Unscheduled Principal Distribution Amount	351
Unsolicited Information	476
Upper-Tier REMIC	343, 556
V
Volcker Rule	127
Voting Rights	375
W
WAC Rate	349
Wachovia Bank	282, 327
Weighted Average Mortgage Rate	163
Weighted Averages	163
Wells Fargo Bank	281, 327
Wells Fargo Bank Data Tape	288
Wells Fargo Bank Deal Team	288
WFCM 2016-C37 Asset Representations Reviewer	272
WFCM 2016-C37 Certificate Administrator	272
WFCM 2016-C37 Directing Certificateholder	274
WFCM 2016-C37 Master Servicer	272
WFCM 2016-C37 Operating Advisor	272
WFCM 2016-C37 PSA	221
WFCM 2016-C37 Special Servicer	272
WFCM 2016-C37 Trustee	272
Whole Loan	149
Withheld Amounts	401
Workout Fee	414
Workout Fee Rate	414
Workout-Delayed Reimbursement Amount	399
WTNA	323
Y
Yield Maintenance Charge	358
YM(#)	157
YM@(#)	157

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	4, 5	1	The Summit Birmingham	7.5%	BANA	BANA	$73,325,000	$73,325,000	$73,325,000	$305.32	Refinance	JDJ Birmingham Company, L.L.C.; Institutional Mall Investors LLC
Loan	4, 6	2	KOMO Plaza	7.1%	MSMCH	MSMCH	$69,500,000	$69,500,000	$69,500,000	$477.42	Acquisition	California Public Employees’ Retirement System
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	MSMCH	MSMCH	$60,000,000	$60,000,000	$55,535,211	$130,090.50	Acquisition	Kam Sang Company
Loan	4, 8	4	85 Tenth Avenue	5.1%	WFB	WFB	$50,000,000	$50,000,000	$50,000,000	$403.11	Refinance	Related Special Assets LLC; Vornado Realty L.P.
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	BANA	BANA	$42,500,000	$42,500,000	$42,500,000	$226.33	Acquisition	PA-SC Venture I LLC
Property		5.01	Fedex - Yonkers, NY		BANA	BANA	$18,190,619	$18,190,619	$18,190,619
Property		5.02	Fedex - Elmsford, NY		BANA	BANA	$17,218,685	$17,218,685	$17,218,685
Property		5.03	Fedex - Bridgeport, PA		BANA	BANA	$7,090,696	$7,090,696	$7,090,696
Loan	10	6	Storbox Self Storage	4.2%	BANA	BANA	$41,500,000	$41,500,000	$41,500,000	$237.47	Refinance	Barnard Foothill I, LLC
Loan	4, 11, 12	7	191 Peachtree	4.1%	MSMCH	MSMCH	$40,500,000	$40,500,000	$40,500,000	$143.60	Acquisition	Oaktree Capital Management, L.P.; Banyan Street Capital, LLC
Loan	4	8	Platform	3.8%	WFB	WFB	$37,000,000	$37,000,000	$37,000,000	$497.95	Refinance	Joseph Miller
Loan		9	Calabasas Tech Center	3.4%	MSMCH	MSMCH	$33,000,000	$33,000,000	$33,000,000	$116.84	Acquisition	CT Calabasas, LLC
Loan		10	East Market	3.1%	BANA	BANA	$30,000,000	$30,000,000	$30,000,000	$335.90	Refinance	The Peterson Companies
Loan	9	11	ExchangeRight Portfolio 14	2.9%	BANA	BANA	$28,110,000	$28,110,000	$28,110,000	$156.35	Acquisition	David Fisher; Joshua Ungerecht; Warren Thomas
Property		11.01	Walgreens - Chicago, IL		BANA	BANA	$3,706,187	$3,706,187	$3,706,187
Property		11.02	Walgreens - Napverville, IL		BANA	BANA	$3,044,775	$3,044,775	$3,044,775
Property		11.03	Walgreens - Montgomery, AL		BANA	BANA	$2,850,913	$2,850,913	$2,850,913
Property		11.04	Fresenius Medical Care - Sumter, SC		BANA	BANA	$2,736,876	$2,736,876	$2,736,876
Property		11.05	Fresenius Medical Care - El Paso, TX		BANA	BANA	$2,622,840	$2,622,840	$2,622,840
Property		11.06	Tractor Supply Co. - LaPlace, LA		BANA	BANA	$2,166,694	$2,166,694	$2,166,694
Property		11.07	MedSpring - Dallas, TX		BANA	BANA	$1,653,529	$1,653,529	$1,653,529
Property		11.08	Advance Auto Parts - Eau Claire, WI		BANA	BANA	$1,465,369	$1,465,369	$1,465,369
Property		11.09	Dollar General - Slidell, LA		BANA	BANA	$1,322,824	$1,322,824	$1,322,824
Property		11.10	Napa Auto Parts - Iowa City, IA		BANA	BANA	$980,714	$980,714	$980,714
Property		11.11	O’Reilly Auto Parts - South Holland, IL		BANA	BANA	$929,398	$929,398	$929,398
Property		11.12	Dollar General - Huntsville (Montgomery), TX		BANA	BANA	$929,398	$929,398	$929,398
Property		11.13	Dollar General - Huntsville (FM), TX		BANA	BANA	$866,677	$866,677	$866,677
Property		11.14	Dollar General - Birmingham (3rd), AL		BANA	BANA	$841,019	$841,019	$841,019
Property		11.15	Dollar General - Birmingham (Jefferson), AL		BANA	BANA	$726,983	$726,983	$726,983
Property		11.16	Dollar General - Rockford, IL		BANA	BANA	$684,218	$684,218	$684,218
Property		11.17	Athletico Physical Therapy - Chicago, IL		BANA	BANA	$581,586	$581,586	$581,586
Loan		12	Shoreline Office Center	2.4%	WFB	WFB	$23,500,000	$23,500,000	$20,114,384	$237.71	Refinance	Matthew T. White
Loan	4	13	Rio West Business Park	2.2%	WFB	WFB	$21,500,000	$21,500,000	$19,740,121	$139.89	Refinance	Fritz H. Wolff
Loan	4	14	Potomac Mills	2.1%	BANA	BANA	$20,750,000	$20,750,000	$20,750,000	$199.32	Refinance	Simon Property Group, L.P.
Loan		15	Plaza at Legacy	1.9%	MSMCH	MSMCH	$18,500,000	$18,500,000	$16,236,181	$104.41	Refinance	Jay Schuminsky
Loan		16	CarMax Sterling	1.9%	WFB	WFB	$18,500,000	$18,458,532	$15,134,386	$228.84	Refinance	James and Theodore Pedas, individually and as Co-Trustees of the James Pedas Revocable Trust and Theodore Pedas Revocable Trust
Loan		17	Courtyard Sacramento Midtown	1.8%	BANA	BANA	$17,920,000	$17,895,432	$13,742,835	$128,744.12	Acquisition	Joseph A. Magliarditi; Francine R. Magliarditi
Loan	4	18	Fremaux Town Center	1.8%	WFB	WFB	$18,000,000	$17,713,607	$12,854,046	$180.73	Refinance	CBL & Associates Limited Partnership; Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; Donna F. Taylor
Loan		19	McHenry Center	1.6%	MSMCH	MSMCH	$16,000,000	$16,000,000	$14,186,993	$83.85	Acquisition	Ken Lawrence; Brent Martin; Allen McDonald
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	MSMCH	MSMCH	$15,700,000	$15,700,000	$13,493,278	$90.80	Refinance	J. Anthony Hayden
Property		20.01	Buildings 3 & 4		MSMCH	MSMCH	$8,390,000	$8,390,000	$7,210,739
Property		20.02	North Point Office		MSMCH	MSMCH	$7,310,000	$7,310,000	$6,282,539
Loan	9, 13	21	The Central West End Portfolio	1.6%	MSMCH	MSMCH	$15,400,000	$15,400,000	$15,400,000	$171.83	Acquisition	LARP IV-Blue Holdings, LLC
Property		21.01	Gerhardt Building		MSMCH	MSMCH	$10,390,000	$10,390,000	$10,390,000
Property		21.02	Melrose Building		MSMCH	MSMCH	$3,300,000	$3,300,000	$3,300,000
Property		21.03	Landesman Building		MSMCH	MSMCH	$960,000	$960,000	$960,000
Property		21.04	McPherson Building		MSMCH	MSMCH	$750,000	$750,000	$750,000
Loan		22	Fort Worth Residence Inn	1.4%	WFB	WFB	$14,170,000	$14,139,819	$11,675,831	$127,385.76	Refinance	Charles Dubroff
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	WFB	WFB	$14,000,000	$14,000,000	$14,000,000	$424.71	Acquisition	Steven Peykar; Shahzad Mossanen; Mehran R. Farhadi
Loan	9	24	Central Self Storage Portfolio	1.4%	WFB	WFB	$13,250,000	$13,250,000	$13,250,000	$26.26	Refinance	Dwight W. Davis; William D. Schmicker; The Schmicker Revocable Trust; Dwight William Davis and Glee Ann Davis Trust
Property		24.01	Central Self Storage - Strang Line		WFB	WFB	$4,170,000	$4,170,000	$4,170,000
Property		24.02	Central Self Storage - Platte City		WFB	WFB	$2,370,000	$2,370,000	$2,370,000
Property		24.03	Central Self Storage - Belton		WFB	WFB	$1,840,000	$1,840,000	$1,840,000
Property		24.04	Central Self Storage - Knobtown		WFB	WFB	$1,790,000	$1,790,000	$1,790,000
Property		24.05	Central Self Storage - Shawnee		WFB	WFB	$1,710,000	$1,710,000	$1,710,000
Property		24.06	Central Self Storage - Kansas City		WFB	WFB	$1,370,000	$1,370,000	$1,370,000
Loan		25	Holiday Inn Express King Of Prussia	1.2%	MSMCH	MSMCH	$12,075,000	$12,062,168	$9,947,418	$77,820.44	Acquisition	Ayer Capital Advisors; Wankawala Organization
Loan	9	26	Spokane South Hill Portfolio	1.1%	WFB	WFB	$10,950,000	$10,950,000	$9,444,186	$62.66	Acquisition	Gregory J. Drennan; Timothy E. Wright; Kenneth M. Pratt; Drennan Family 2000 Revocable Trust as amended by the Amendment to Trust Agreement for the Gregory and Monica Drennan 2000 Trust as further amended by the Second Amendment and Restatement of the Drennan Family 2000 Revocable Trust
Property		26.01	South Hill Mini Storage 1 & 2		WFB	WFB	$6,655,000	$6,655,000	$5,739,822
Property		26.02	About Space Storage		WFB	WFB	$4,295,000	$4,295,000	$3,704,363
Loan	12	27	Hallmark Town Center	1.1%	WFB	WFB	$10,650,000	$10,650,000	$8,949,627	$125.20	Acquisition	Jeffrey Seltzer
Loan		28	Blue Diamond Business Center	1.1%	BANA	BANA	$10,350,000	$10,350,000	$8,932,168	$60.08	Refinance	Juliet Companies
Loan		29	Harwood Hills	1.0%	MSMCH	MSMCH	$10,000,000	$10,000,000	$8,786,259	$79.33	Refinance	Tri-State Commercial Associates
Loan		30	Pine Creek - Colorado Springs	1.0%	BANA	BANA	$9,862,500	$9,862,500	$8,784,672	$119.11	Acquisition	Goodman Realty Group
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	BANA	BANA	$9,750,000	$9,750,000	$7,329,589	$99,489.80	Refinance	Atlantic Hotels Group
Loan		32	Storage King USA - Newark, NJ	1.0%	BANA	BANA	$9,725,000	$9,725,000	$9,725,000	$134.38	Refinance	Andover Properties, LLC
Loan		33	Compass Road Medical Center	1.0%	WFB	WFB	$9,660,000	$9,638,939	$7,933,840	$272.25	Refinance	Michael Mammon; Laurence Mammon; Anthony Mammon
Loan		34	Bedford Square Apartments-MI	1.0%	WFB	WFB	$9,500,000	$9,500,000	$9,500,000	$28,787.88	Refinance	The Joseph B. Slatkin Testamentary Trust f/b/o William H. Slatkin; The Joseph B. Slatkin Testamentary Trust f/b/o Jeffrey Slatkin
Loan		35	Mini U Storage - VA	0.9%	WFB	WFB	$9,000,000	$9,000,000	$8,239,959	$96.62	Refinance	Brian A. Dahn
Loan		36	Dunia Plaza	0.8%	MSMCH	MSMCH	$8,100,000	$8,100,000	$7,428,851	$178.12	Refinance	United American Properties
Loan		37	166 Waterbury	0.8%	MSMCH	MSMCH	$8,000,000	$7,976,832	$6,077,669	$160.46	Refinance	Michael Laub
Loan		38	Holiday Inn Express Spartanburg	0.8%	MSMCH	MSMCH	$7,800,000	$7,771,559	$6,339,480	$85,401.75	Refinance	Pinnacle Hopitality Group
Loan		39	Circle RV Resort	0.7%	WFB	WFB	$6,714,675	$6,676,854	$4,851,754	$40,222.01	Refinance	Reza Paydar
Loan		40	Village at Duncanville	0.7%	MSMCH	MSMCH	$6,650,000	$6,650,000	$5,839,983	$69.87	Refinance	Jay Schuminsky
Loan		41	Paragon Plaza	0.7%	WFB	WFB	$6,650,000	$6,625,138	$5,382,880	$103.62	Acquisition	Jo-Wandre Snyman
Loan	14	42	1350 Carlback Avenue	0.6%	WFB	WFB	$6,300,000	$6,300,000	$5,741,930	$217.24	Refinance	F. Michael Heffernan III
Loan		43	Towers of Grapevine	0.6%	MSMCH	MSMCH	$6,000,000	$6,000,000	$5,082,091	$401.79	Refinance	John T. Evans II
Loan		44	American Mini Storage - Plano, TX	0.6%	WFB	WFB	$6,000,000	$5,993,847	$4,966,623	$83.55	Refinance	Troy Downing
Loan		45	Shoppes At Cranberry Commons II	0.6%	WFB	WFB	$5,750,000	$5,721,102	$4,644,102	$380.49	Refinance	MDC Holdings Management LLC; Stephen C. Davis, Jr.; Robert P. Cornell; Jon P. Harrigan
Loan		46	3511 South 300 West Industrial	0.5%	WFB	WFB	$5,250,000	$5,250,000	$4,641,401	$46.05	Acquisition	Bryan Wrigley; Jeffrey D. Brunken
Loan		47	Excess Storage Centre	0.5%	WFB	WFB	$5,250,000	$5,244,276	$4,309,546	$82.65	Refinance	Brian Maginnis; Robert Kapp
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	BANA	BANA	$5,100,000	$5,100,000	$4,517,111	$67.03	Acquisition	Westport Properties, Inc.
Property		48.01	Sentinel Self Storage - East Indian School		BANA	BANA	$3,530,000	$3,530,000	$3,126,549
Property		48.02	Sentinel Self Storage - 7th Avenue		BANA	BANA	$1,070,000	$1,070,000	$947,708
Property		48.03	Sentinel Self Storage - West Indian School		BANA	BANA	$500,000	$500,000	$442,854
Loan		49	Buena Park Self Storage	0.5%	WFB	WFB	$4,500,000	$4,490,881	$3,732,912	$122.79	Refinance	Ara Aghajanian
Loan		50	Vacationer RV Resort	0.5%	WFB	WFB	$4,451,742	$4,426,667	$3,216,650	$29,909.91	Refinance	Reza Paydar
Loan		51	Greenbrier Industrial Portfolio	0.5%	WFB	WFB	$4,400,000	$4,400,000	$3,895,892	$72.98	Refinance	Joe P. Covington, Jr.
Loan		52	Merrifalls Plaza	0.4%	WFB	WFB	$4,300,000	$4,284,776	$3,511,241	$235.23	Refinance	John Reese
Loan		53	Tech Way	0.4%	WFB	WFB	$4,000,000	$4,000,000	$3,606,947	$108.62	Refinance	Michael C. Jaeger
Loan		54	Glen Lennox Shopping Center	0.4%	WFB	WFB	$3,925,000	$3,921,061	$3,258,263	$148.42	Refinance	W. Clay Grubb
Loan		55	Oak Creek RV Resort	0.4%	WFB	WFB	$3,915,092	$3,893,040	$2,828,888	$32,442.00	Refinance	Reza Paydar
Loan		56	2015 Walden Avenue	0.4%	BANA	BANA	$3,800,000	$3,790,392	$3,052,337	$153.04	Acquisition	James Kempner; Peter Kempner
Loan		57	Parkwood Patio Apartments	0.3%	BANA	BANA	$3,160,000	$3,147,687	$2,540,240	$60,532.44	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		58	Reno Airport Center	0.3%	WFB	WFB	$3,000,000	$2,993,535	$2,467,943	$180.91	Refinance	Lonnie D. Mason; The Lonnie D. Mason Family Trust
Loan		59	Climate Masters Storage	0.2%	WFB	WFB	$2,410,000	$2,405,163	$2,001,708	$51.61	Acquisition	Stephen Graham; Richard Michael Graham
Loan	15	60	The Devonshire Shops	0.2%	WFB	WFB	$2,345,000	$2,342,641	$1,946,044	$192.86	Refinance	Mark S. Zimel; Craig F. Eisenberg
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	WFB	WFB	$2,175,000	$2,168,501	$1,642,466	$55.67	Refinance	Todd Poppert; Todd Roebken
Property		61.01	1011 South Huron Street		WFB	WFB	$1,087,500	$1,084,251	$821,233
Property		61.02	1002, 1008, 1014, 1020 South Jason Street		WFB	WFB	$1,087,500	$1,084,251	$821,233
Loan		62	American Mini Storage-TN	0.2%	WFB	WFB	$2,100,000	$2,092,279	$1,704,481	$30.45	Refinance	Troy Downing
Loan		63	940 East County Line Road	0.2%	WFB	WFB	$1,600,000	$1,595,409	$1,217,666	$211.99	Refinance	Raffy Elkayam

A-1-1

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor
Loan	4, 5	1	The Summit Birmingham	7.5%	Institutional Mall Investors LLC; Jefferey A. Bayer; David L. Silverstein; Jon W. Rotenstreich
Loan	4, 6	2	KOMO Plaza	7.1%	TechCore, LLC
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	Ronnie Lam
Loan	4, 8	4	85 Tenth Avenue	5.1%	Related Special Assets LLC; Vornado Realty L.P.
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	PA-SC Venture I Equity Sub LLC
Property		5.01	Fedex - Yonkers, NY
Property		5.02	Fedex - Elmsford, NY
Property		5.03	Fedex - Bridgeport, PA
Loan	10	6	Storbox Self Storage	4.2%	Brett Barnard; Stephen Barnard
Loan	4, 11, 12	7	191 Peachtree	4.1%	Rodolfo Prio Touzet; Oaktree Pinnacle Investment Fund, L.P.
Loan	4	8	Platform	3.8%	LJM Enterprises, L.P.
Loan		9	Calabasas Tech Center	3.4%	Antony C. Nasch; Arthur Travis Spitzer; Helen Zeff
Loan		10	East Market	3.1%	Cragmere Family Trust
Loan	9	11	ExchangeRight Portfolio 14	2.9%	David Fisher; Joshua Ungerecht; Warren Thomas
Property		11.01	Walgreens - Chicago, IL
Property		11.02	Walgreens - Napverville, IL
Property		11.03	Walgreens - Montgomery, AL
Property		11.04	Fresenius Medical Care - Sumter, SC
Property		11.05	Fresenius Medical Care - El Paso, TX
Property		11.06	Tractor Supply Co. - LaPlace, LA
Property		11.07	MedSpring - Dallas, TX
Property		11.08	Advance Auto Parts - Eau Claire, WI
Property		11.09	Dollar General - Slidell, LA
Property		11.10	Napa Auto Parts - Iowa City, IA
Property		11.11	O’Reilly Auto Parts - South Holland, IL
Property		11.12	Dollar General - Huntsville (Montgomery), TX
Property		11.13	Dollar General - Huntsville (FM), TX
Property		11.14	Dollar General - Birmingham (3rd), AL
Property		11.15	Dollar General - Birmingham (Jefferson), AL
Property		11.16	Dollar General - Rockford, IL
Property		11.17	Athletico Physical Therapy - Chicago, IL
Loan		12	Shoreline Office Center	2.4%	Matthew T. White; William C. White; Matthew White Family Trust; The White Family Trust
Loan	4	13	Rio West Business Park	2.2%	Fritz H. Wolff
Loan	4	14	Potomac Mills	2.1%	Simon Property Group, L.P.
Loan		15	Plaza at Legacy	1.9%	Jay Schuminsky
Loan		16	CarMax Sterling	1.9%	James and Theodore Pedas, individually and as Co-Trustees of the James Pedas Revocable Trust and Theodore Pedas Revocable Trust
Loan		17	Courtyard Sacramento Midtown	1.8%	Joseph A. Magliarditi; Francine R. Magliarditi
Loan	4	18	Fremaux Town Center	1.8%	CBL & Associates Limited Partnership; Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; Donna F. Taylor
Loan		19	McHenry Center	1.6%	Kenneth D. Lawrence; Brent A. Martin; Allen McDonald
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	J. Anthony Hayden
Property		20.01	Buildings 3 & 4
Property		20.02	North Point Office
Loan	9, 13	21	The Central West End Portfolio	1.6%	LARP IV-Blue Holdings, LLC
Property		21.01	Gerhardt Building
Property		21.02	Melrose Building
Property		21.03	Landesman Building
Property		21.04	McPherson Building
Loan		22	Fort Worth Residence Inn	1.4%	Charles Dubroff
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	Steven Peykar; Shahzad Mossanen; Mehran R. Farhadi and Michelle Farhadi, individually and as trustees of the Farhadi Revocable Family Trust; Mehran R. Farhadi as Trustee of the Ronco Revocable Trust
Loan	9	24	Central Self Storage Portfolio	1.4%	Dwight W. Davis; William D. Schmicker; The Schmicker Revocable Trust; Dwight William Davis and Glee Ann Davis Trust
Property		24.01	Central Self Storage - Strang Line
Property		24.02	Central Self Storage - Platte City
Property		24.03	Central Self Storage - Belton
Property		24.04	Central Self Storage - Knobtown
Property		24.05	Central Self Storage - Shawnee
Property		24.06	Central Self Storage - Kansas City
Loan		25	Holiday Inn Express King Of Prussia	1.2%	Mihir Wankawala; Venkateshwaran Raja; Ashwin Pandya
Loan	9	26	Spokane South Hill Portfolio	1.1%	Gregory J. Drennan; Timothy E. Wright; Kenneth M. Pratt; Drennan Family 2000 Revocable Trust as amended by the Amendment to Trust Agreement for the Gregory and Monica Drennan 2000 Trust as further amended by the Second Amendment and Restatement of the Drennan Family 2000 Revocable Trust
Property		26.01	South Hill Mini Storage 1 & 2
Property		26.02	About Space Storage
Loan	12	27	Hallmark Town Center	1.1%	Jeffrey Seltzer
Loan		28	Blue Diamond Business Center	1.1%	Fred Ahlstrom; Debra Ahlstrom; James Eric Betz, Sr.; Caroline Taylor-Betz; Jacob D. Bingham; Francine H. Bingham; Susan M. Graves
Loan		29	Harwood Hills	1.0%	Tri-State Commercial Associates
Loan		30	Pine Creek - Colorado Springs	1.0%	Gary D. Goodman and Sharyn Goodman Johnson, Not Individually, But Solely As Co-Trustees of The Lawrence Goodman Revocable Trust U/T/D December 6, 1977, As Restated By That Certain 2015 Restatement of Declaration of Trust Establishing Lawrence Goodman Revocable Trust U/T/D/ July 13, 2015, As Amended
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	Perry Molubhoy
Loan		32	Storage King USA - Newark, NJ	1.0%	Brian Cohen; William Cohen
Loan		33	Compass Road Medical Center	1.0%	Michael Mammon; Laurence Mammon; Anthony Mammon
Loan		34	Bedford Square Apartments-MI	1.0%	The Joseph B. Slatkin Testamentary Trust f/b/o William H. Slatkin; The Joseph B. Slatkin Testamentary Trust f/b/o Jeffrey Slatkin
Loan		35	Mini U Storage - VA	0.9%	Dahn Corporation
Loan		36	Dunia Plaza	0.8%	John E. Young
Loan		37	166 Waterbury	0.8%	Michael Laub
Loan		38	Holiday Inn Express Spartanburg	0.8%	Chandrakant Vithoba Shanbhag; Sachin Chandrakant Shanbhag; Manisha Shanbhag Patel
Loan		39	Circle RV Resort	0.7%	Reza Paydar
Loan		40	Village at Duncanville	0.7%	Jay Schuminsky
Loan		41	Paragon Plaza	0.7%	Jo-Wandre Snyman
Loan	14	42	1350 Carlback Avenue	0.6%	Michael Heffernan III
Loan		43	Towers of Grapevine	0.6%	John T. Evans II; The Evans Long Term Trusts U.A.D. November 2, 1990
Loan		44	American Mini Storage - Plano, TX	0.6%	Troy Downing
Loan		45	Shoppes At Cranberry Commons II	0.6%	MDC Holdings Management LLC; Stephen C. Davis, Jr.; Robert P. Cornell; Jon P. Harrigan
Loan		46	3511 South 300 West Industrial	0.5%	Bryan Wrigley; Jeffrey D. Brunken
Loan		47	Excess Storage Centre	0.5%	Brian Maginnis; Robert Kapp
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	Drew Hoeven
Property		48.01	Sentinel Self Storage - East Indian School
Property		48.02	Sentinel Self Storage - 7th Avenue
Property		48.03	Sentinel Self Storage - West Indian School
Loan		49	Buena Park Self Storage	0.5%	Ara Aghajanian
Loan		50	Vacationer RV Resort	0.5%	Reza Paydar
Loan		51	Greenbrier Industrial Portfolio	0.5%	Joe P. Covington, Jr.
Loan		52	Merrifalls Plaza	0.4%	John Reese
Loan		53	Tech Way	0.4%	Michael C. Jaeger
Loan		54	Glen Lennox Shopping Center	0.4%	W. Clay Grubb
Loan		55	Oak Creek RV Resort	0.4%	Reza Paydar
Loan		56	2015 Walden Avenue	0.4%	James Kempner; Peter Kempner
Loan		57	Parkwood Patio Apartments	0.3%	H.K. Realty, Inc.
Loan		58	Reno Airport Center	0.3%	Lonnie D. Mason; The Lonnie D. Mason Family Trust
Loan		59	Climate Masters Storage	0.2%	Stephen Graham; Richard Michael Graham
Loan	15	60	The Devonshire Shops	0.2%	Mark S. Zimel; Craig F. Eisenberg
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	Todd Poppert; Todd Roebken
Property		61.01	1011 South Huron Street
Property		61.02	1002, 1008, 1014, 1020 South Jason Street
Loan		62	American Mini Storage-TN	0.2%	Troy Downing
Loan		63	940 East County Line Road	0.2%	Raffy Elkayam

A-1-2

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Address	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date
Loan	4, 5	1	The Summit Birmingham	7.5%	1	Retail	Lifestyle Center	Fee	N/A	214 Summit Boulevard	Birmingham	Jefferson	AL	35243	1997	2009	681,245	SF	98.5%	12/14/2016	$383,000,000	11/7/2016
Loan	4, 6	2	KOMO Plaza	7.1%	1	Mixed Use	Office/Data Center/Retail	Fee	N/A	100-140 4th Avenue North	Seattle	King	WA	98109	2000	2007	291,151	SF	91.1%	12/1/2016	$278,000,000	10/26/2016
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	1	Hospitality	Resort	Fee / Leasehold	12/31/2021	74-855 Country Club Drive	Palm Desert	Riverside	CA	92260	1987	2016	884	Rooms	65.8%	11/30/2016	$161,000,000	11/10/2016
Loan	4, 8	4	85 Tenth Avenue	5.1%	1	Office	CBD	Fee	N/A	85 Tenth Avenue	New York	New York	NY	10011	1913	1999; 2002	632,584	SF	99.6%	11/30/2016	$835,000,000	11/4/2016
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	3												751,118	SF	100.0%		$384,800,000
Property		5.01	Fedex - Yonkers, NY			Industrial	Distribution Warehouse	Fee	N/A	10 Hermann Place	Yonkers	Westchester	NY	10710	2016	N/A	121,883	SF	100.0%	2/1/2017	$164,700,000	8/24/2016
Property		5.02	Fedex - Elmsford, NY			Industrial	Distribution Warehouse	Fee	N/A	300 Waterside Drive	Elmsford	Westchester	NY	10523	2016	N/A	323,502	SF	100.0%	2/1/2017	$155,900,000	8/24/2016
Property		5.03	Fedex - Bridgeport, PA			Industrial	Distribution Warehouse	Fee	N/A	601 River Road	Bridgeport	Montgomery	PA	19405	2016	N/A	305,733	SF	100.0%	2/1/2017	$64,200,000	8/24/2016
Loan	10	6	Storbox Self Storage	4.2%	1	Self Storage	Self Storage	Fee	N/A	2161, 2181 and 2233 East Foothill Boulevard	Pasadena	Los Angeles	CA	91107	1988-2007	N/A	174,761	SF	96.6%	12/31/2016	$65,080,000	11/29/2016
Loan	4, 11, 12	7	191 Peachtree	4.1%	1	Office	CBD	Fee / Leasehold	2/10/2087	191 Peachtree Street Northeast	Atlanta	Fulton	GA	30303	1991	2016	1,222,142	SF	88.8%	9/1/2016	$270,500,000	10/3/2016
Loan	4	8	Platform	3.8%	1	Mixed Use	Retail/Office	Fee	N/A	8810, 8820, 8830, 8840, 8850 Washington Boulevard and 3920 Landmark Street	Culver City	Los Angeles	CA	90232	2016	N/A	74,305	SF	92.0%	12/1/2016	$75,100,000	10/24/2016
Loan		9	Calabasas Tech Center	3.4%	1	Office	Suburban	Fee	N/A	26520-26672 Agoura Road	Calabasas	Los Angeles	CA	91302	1985; 1987	N/A	282,434	SF	89.9%	11/15/2016	$51,500,000	10/14/2016
Loan		10	East Market	3.1%	1	Retail	Anchored	Fee	N/A	4461-4501 Market Commons Drive, 1285-12599 Fair Lakes Circle	Fairfax	Fairfax	VA	22033	2006	N/A	89,313	SF	100.0%	10/1/2016	$62,000,000	10/20/2016
Loan	9	11	ExchangeRight Portfolio 14	2.9%	17												179,788	SF	100.0%		$49,300,000
Property		11.01	Walgreens - Chicago, IL			Retail	Free-Standing	Fee	N/A	4385 South Archer Avenue	Chicago	Cook	IL	60632	2001	2015	15,120	SF	100.0%	2/1/2017	$6,500,000	9/14/2016
Property		11.02	Walgreens - Napverville, IL			Retail	Free-Standing	Fee	N/A	2719 Hassert Boulevard	Naperville	Will	IL	60564	2000	N/A	15,120	SF	100.0%	2/1/2017	$5,340,000	11/14/2016
Property		11.03	Walgreens - Montgomery, AL			Retail	Free-Standing	Fee	N/A	2920 Carter Hill Road	Montgomery	Montgomery	AL	36106	2006	N/A	14,820	SF	100.0%	2/1/2017	$5,000,000	11/13/2016
Property		11.04	Fresenius Medical Care - Sumter, SC			Retail	Free-Standing	Fee	N/A	520 Physicians Lane	Sumter	Sumter	SC	29150	2015	N/A	10,155	SF	100.0%	2/1/2017	$4,800,000	9/29/2016
Property		11.05	Fresenius Medical Care - El Paso, TX			Retail	Free-Standing	Fee	N/A	1430 Northwestern Drive	El Paso	El Paso	TX	79912	2016	N/A	6,961	SF	100.0%	2/1/2017	$4,600,000	11/15/2016
Property		11.06	Tractor Supply Co. - LaPlace, LA			Retail	Free-Standing	Fee	N/A	2335 West Airline Highway	Laplace	St. John Baptist Parish	LA	70068	2016	N/A	19,097	SF	100.0%	2/1/2017	$3,800,000	11/3/2016
Property		11.07	MedSpring - Dallas, TX			Retail	Free-Standing	Fee	N/A	3410 President George Bush Turnpike	Dallas	Denton	TX	75287	2016	N/A	4,634	SF	100.0%	2/1/2017	$2,900,000	11/15/2016
Property		11.08	Advance Auto Parts - Eau Claire, WI			Retail	Free-Standing	Fee	N/A	2036 South Hastings Way	Eau Claire	Eau Claire	WI	54701	2001	2004	12,130	SF	100.0%	2/1/2017	$2,570,000	11/9/2016
Property		11.09	Dollar General - Slidell, LA			Retail	Free-Standing	Fee	N/A	400 Gause Boulevard West	Slidell	St. Tammany Parish	LA	70460	2014	N/A	12,406	SF	100.0%	2/1/2017	$2,320,000	11/3/2016
Property		11.10	Napa Auto Parts - Iowa City, IA			Retail	Free-Standing	Fee	N/A	1411 Highway 1 West	Iowa City	Johnson	IA	52246	1997	N/A	10,000	SF	100.0%	2/1/2017	$1,720,000	10/12/2016
Property		11.11	O’Reilly Auto Parts - South Holland, IL			Retail	Free-Standing	Fee	N/A	921 East 162nd Street	South Holland	Cook	IL	60473	2011	N/A	7,225	SF	100.0%	2/1/2017	$1,630,000	11/13/2016
Property		11.12	Dollar General - Huntsville (Montgomery), TX			Retail	Free-Standing	Fee	N/A	3500 Montgomery Road	Huntsville	Walker	TX	77340	2016	N/A	9,026	SF	100.0%	2/1/2017	$1,630,000	11/12/2016
Property		11.13	Dollar General - Huntsville (FM), TX			Retail	Free-Standing	Fee	N/A	280 FM 2821 West	Huntsville	Walker	TX	77320	2015	N/A	9,026	SF	100.0%	2/1/2017	$1,520,000	11/12/2016
Property		11.14	Dollar General - Birmingham (3rd), AL			Retail	Free-Standing	Fee	N/A	915 3rd Avenue West	Birmingham	Jefferson	AL	35204	2012	N/A	10,566	SF	100.0%	2/1/2017	$1,475,000	10/20/2016
Property		11.15	Dollar General - Birmingham (Jefferson), AL			Retail	Free-Standing	Fee	N/A	4132 Jefferson Avenue Southwest	Birmingham	Jefferson	AL	35221	2016	N/A	9,002	SF	100.0%	2/1/2017	$1,275,000	10/20/2016
Property		11.16	Dollar General - Rockford, IL			Retail	Free-Standing	Fee	N/A	1015 Charles Street	Rockford	Winnebago	IL	61104	1959	2010	12,000	SF	100.0%	2/1/2017	$1,200,000	9/27/2016
Property		11.17	Athletico Physical Therapy - Chicago, IL			Retail	Free-Standing	Fee	N/A	8905 South Commercial Avenue	Chicago	Cook	IL	60617	2000	2016	2,500	SF	100.0%	2/1/2017	$1,020,000	11/16/2016
Loan		12	Shoreline Office Center	2.4%	1	Office	Suburban	Leasehold	3/31/2039	100 Shoreline Highway	Mill Valley	Marin	CA	94941	1984	N/A	98,861	SF	95.0%	12/31/2016	$36,400,000	9/7/2016
Loan	4	13	Rio West Business Park	2.2%	1	Office	Suburban	Fee	N/A	1621, 1721, 1821, 1921, 2021 West Rio Salado Parkway	Tempe	Maricopa	AZ	85281	2005; 2007	N/A	296,663	SF	100.0%	9/19/2016	$64,000,000	9/21/2016
Loan	4	14	Potomac Mills	2.1%	1	Retail	Super Regional Mall	Fee	N/A	2700 Potomac Mills Circle	Woodbridge	Prince William	VA	22192	1985	2005; 2012	1,459,997	SF	97.7%	9/20/2016	$765,000,000	9/12/2016
Loan		15	Plaza at Legacy	1.9%	1	Retail	Anchored	Fee	N/A	4130, 4220, 4200, 4100, 4120 Legacy Drive and 6909 Coit Road	Plano	Collin	TX	75024	1995-2007	N/A	177,185	SF	100.0%	11/30/2016	$29,860,000	11/23/2016
Loan		16	CarMax Sterling	1.9%	1	Retail	Free-Standing	Fee	N/A	45210 Towlern Place	Sterling	Loudoun	VA	20165	1998	N/A	80,662	SF	100.0%	2/1/2017	$37,400,000	10/28/2016
Loan		17	Courtyard Sacramento Midtown	1.8%	1	Hospitality	Full Service	Leasehold	9/29/2040	4422 Y Street	Sacramento	Sacramento	CA	95817	2001	2014	139	Rooms	83.9%	8/31/2016	$26,500,000	10/19/2016
Loan	4	18	Fremaux Town Center	1.8%	1	Retail	Anchored	Fee	N/A	50-940 Town Center Parkway	Slidell	Saint Tammany	LA	70458	2014-2015	N/A	397,493	SF	93.4%	5/24/2016	$115,000,000	4/28/2016
Loan		19	McHenry Center	1.6%	1	Retail	Anchored	Fee	N/A	1748 Gallatin Pike North	Madison	Davidson	TN	37115	1972-1976; 1985	1985; 1999	190,810	SF	95.3%	11/7/2016	$22,000,000	11/10/2016
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	2												172,915	SF	92.7%		$22,125,000
Property		20.01	Buildings 3 & 4			Industrial	Flex	Fee	N/A	15 & 35 East Uwchlan Avenue	Exton	Chester	PA	19341	1984	N/A	91,714	SF	93.4%	11/3/2016	$11,825,000	11/3/2016
Property		20.02	North Point Office			Office	Suburban	Fee	N/A	1 East Uwchlan Avenue	Exton	Chester	PA	19341	1987	N/A	81,201	SF	91.8%	11/3/2016	$10,300,000	11/3/2016
Loan	9, 13	21	The Central West End Portfolio	1.6%	4												89,624	SF	95.6%		$24,820,000
Property		21.01	Gerhardt Building			Mixed Use	Retail/Multifamily	Fee	N/A	4641 & 4651 Maryland Avenue	Saint Louis	City of St. Louis	MO	63108	1898	2014	37,700	SF	97.3%	11/14/16 (MF); 1/13/2016 (Retail)	$17,130,000	9/8/2016
Property		21.02	Melrose Building			Multifamily	Low-Rise	Fee	N/A	4065 West Pine Boulevard	Saint Louis	City of St. Louis	MO	63108	1907	2010	30	Units	93.3%	11/14/2016	$4,480,000	9/8/2016
Property		21.03	Landesman Building			Mixed Use	Retail/Multifamily	Fee	N/A	320 North Euclid Avenue	Saint Louis	City of St. Louis	MO	63108	1902	2009	15,668	SF	93.6%	11/14/16 (MF); 1/13/2016 (Retail)	$2,060,000	9/8/2016
Property		21.04	McPherson Building			Mixed Use	Retail/Multifamily	Fee	N/A	4701 McPherson Avenue	Saint Louis	City of St. Louis	MO	63108	1903	2014	4,821	SF	100.0%	11/14/16 (MF); 1/13/2016 (Retail)	$1,150,000	9/8/2016
Loan		22	Fort Worth Residence Inn	1.4%	1	Hospitality	Extended Stay	Fee	N/A	13400 North Freeway	Fort Worth	Tarrant	TX	76177	1999	2015	111	Rooms	76.9%	10/31/2016	$21,800,000	9/26/2016
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	1	Mixed Use	Office/Retail/Multifamily	Fee	N/A	8700-8714 Santa Monica Boulevard; 869 & 883 Westbourne Drive	West Hollywood	Los Angeles	CA	90069	1983	N/A	32,964	SF	100.0%	12/1/2016	$26,000,000	11/7/2016
Loan	9	24	Central Self Storage Portfolio	1.4%	6												504,644	SF	89.1%		$29,650,000
Property		24.01	Central Self Storage - Strang Line			Self Storage	Self Storage	Fee	N/A	11675 South Strang Line Road	Olathe	Johnson	KS	66062	2000-2003	N/A	120,377	SF	85.1%	11/3/2016	$8,670,000	8/26/2016
Property		24.02	Central Self Storage - Platte City			Self Storage	Self Storage	Fee	N/A	2700 Northwest Prairie View Road	Platte City	Platte	MO	64079	1998-2002	N/A	73,250	SF	86.7%	11/3/2016	$5,190,000	8/26/2016
Property		24.03	Central Self Storage - Belton			Self Storage	Self Storage	Fee	N/A	715, 719, 721 and 723 North Scott Avenue	Belton	Cass	MO	64012	1984-2003	N/A	93,321	SF	93.0%	11/3/2016	$4,170,000	8/26/2016
Property		24.04	Central Self Storage - Knobtown			Self Storage	Self Storage	Fee	N/A	13824 Blue Parkway	Kansas City	Jackson	MO	64139	2002	N/A	108,680	SF	91.9%	11/3/2016	$4,090,000	8/26/2016
Property		24.05	Central Self Storage - Shawnee			Self Storage	Self Storage	Fee	N/A	2806 South 44th Street	Kansas City	Wyandotte	KS	66106	2002	N/A	72,016	SF	88.0%	11/3/2016	$4,280,000	8/26/2016
Property		24.06	Central Self Storage - Kansas City			Self Storage	Self Storage	Fee	N/A	1702 East Kansas City Road	Olathe	Johnson	KS	66061	1997	N/A	37,000	SF	90.4%	11/3/2016	$3,250,000	8/26/2016
Loan		25	Holiday Inn Express King Of Prussia	1.2%	1	Hospitality	Limited Service	Fee	N/A	260 North Gulph Road	King Of Prussia	Montgomery	PA	19406	1983	2015	155	Rooms	66.0%	9/30/2016	$17,300,000	10/17/2016
Loan	9	26	Spokane South Hill Portfolio	1.1%	2												174,750	SF	95.9%		$16,825,000
Property		26.01	South Hill Mini Storage 1 & 2			Self Storage	Self Storage	Fee	N/A	3118 East 55th Avenue	Spokane	Spokane	WA	99223	1983; 1996	N/A	103,800	SF	96.2%	10/31/2016	$9,725,000	11/14/2016
Property		26.02	About Space Storage			Self Storage	Self Storage	Fee	N/A	3715 East 55th Avenue	Spokane	Spokane	WA	99223	2003	N/A	70,950	SF	95.4%	10/31/2016	$7,100,000	11/14/2016
Loan	12	27	Hallmark Town Center	1.1%	1	Retail	Anchored	Fee	N/A	2310 and 2340-2390 West Cleveland Avenue	Madera	Madera	CA	93637	1991	N/A	85,066	SF	96.4%	7/7/2016	$14,200,000	8/22/2016
Loan		28	Blue Diamond Business Center	1.1%	1	Industrial	Distribution Warehouse	Leasehold	3/19/2057	4220 West Windmill Lane	Las Vegas	Clark	NV	89139	2016	N/A	172,280	SF	100.0%	11/16/2016	$15,065,000	11/28/2016
Loan		29	Harwood Hills	1.0%	1	Retail	Anchored	Fee	N/A	3102-3350 Harwood Road	Bedford	Tarrant	TX	76021	1982	2001	126,052	SF	92.5%	11/30/2016	$15,250,000	11/12/2016
Loan		30	Pine Creek - Colorado Springs	1.0%	1	Mixed Use	Office/Retail	Fee	N/A	9475 Briar Village Point	Colorado Springs	El Paso	CO	80920	2001	N/A	82,800	SF	85.5%	11/22/2016	$13,200,000	11/15/2016
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	1	Hospitality	Limited Service	Fee	N/A	4412 Bass Pro Drive	Garland	Dallas	TX	75043	2014	N/A	98	Rooms	76.0%	10/31/2016	$14,500,000	11/16/2016
Loan		32	Storage King USA - Newark, NJ	1.0%	1	Self Storage	Self Storage	Fee	N/A	1448 McCarter Highway	Newark	Essex	NJ	07104	1917-1924; 1980	2007	72,368	SF	87.0%	11/21/2016	$15,700,000	11/3/2016
Loan		33	Compass Road Medical Center	1.0%	1	Office	Medical	Fee	N/A	2601 Compass Road	Glenview	Cook	IL	60026	2006	N/A	35,405	SF	100.0%	10/19/2016	$13,800,000	10/27/2016
Loan		34	Bedford Square Apartments-MI	1.0%	1	Multifamily	Garden	Fee	N/A	1685 Bedford Square	Rochester Hills	Oakland	MI	48306	1967-1975	N/A	330	Units	96.1%	9/30/2016	$19,000,000	10/11/2016
Loan		35	Mini U Storage - VA	0.9%	1	Self Storage	Self Storage	Fee	N/A	13721 Wall Road	Herndon	Fairfax	VA	20171	1999; 2004	N/A	93,150	SF	92.5%	8/31/2016	$15,475,000	9/16/2016
Loan		36	Dunia Plaza	0.8%	1	Retail	Shadow Anchored	Fee	N/A	11930 Amargosa Road	Victorville	San Bernardino	CA	92392	2015	N/A	45,475	SF	100.0%	10/1/2016	$12,000,000	7/25/2016
Loan		37	166 Waterbury	0.8%	1	Office	Medical	Fee	N/A	166 Waterbury Road	Prospect	New Haven	CT	06712	2001	N/A	49,711	SF	91.4%	11/14/2016	$11,650,000	8/9/2016
Loan		38	Holiday Inn Express Spartanburg	0.8%	1	Hospitality	Limited Service	Fee	N/A	161 Sha Lane	Spartanburg	Spartanburg	SC	29307	2009	N/A	91	Rooms	80.2%	9/30/2016	$11,300,000	8/12/2016
Loan		39	Circle RV Resort	0.7%	1	Manufactured Housing	Recreational Vehicle Community	Fee	N/A	1835 East Main Street	EI Cajon	San Diego	CA	92021	1978	N/A	166	Pads	100.0%	2/1/2017	$14,200,000	9/7/2016
Loan		40	Village at Duncanville	0.7%	1	Retail	Anchored	Fee	N/A	633, 791-797 West Wheatland Road	Duncanville	Dallas	TX	75116	1981	2008	95,179	SF	96.1%	11/30/2016	$11,860,000	11/23/2016
Loan		41	Paragon Plaza	0.7%	1	Office	Suburban	Fee	N/A	5313 & 5333 North 7th Street	Phoenix	Maricopa	AZ	85014	1984	N/A	63,936	SF	91.5%	9/19/2016	$9,500,000	8/23/2016
Loan	14	42	1350 Carlback Avenue	0.6%	1	Office	Suburban	Fee	N/A	1350 Carlback Avenue	Walnut Creek	Contra Costa	CA	94596	1984	N/A	29,000	SF	100.0%	2/1/2017	$11,220,000	10/7/2016
Loan		43	Towers of Grapevine	0.6%	1	Retail	Unanchored	Fee	N/A	1401 William D. Tate Avenue	Grapevine	Tarrant	TX	76051	2012	N/A	14,933	SF	87.7%	10/26/2016	$9,810,000	10/1/2016
Loan		44	American Mini Storage - Plano, TX	0.6%	1	Self Storage	Self Storage	Fee	N/A	3900 McDermott Road	Plano	Collin	TX	75025	2003	N/A	71,742	SF	88.1%	11/22/2016	$9,800,000	11/28/2016
Loan		45	Shoppes At Cranberry Commons II	0.6%	1	Retail	Unanchored	Fee	N/A	1686 & 1688 Route 228	Cranberry Township	Butler	PA	16066	2006	N/A	15,036	SF	100.0%	9/1/2016	$7,950,000	8/22/2016
Loan		46	3511 South 300 West Industrial	0.5%	1	Industrial	Flex	Fee	N/A	3511 & 3515 South 300 West	Salt Lake City	Salt Lake	UT	84115	1973; 1975	2010-2015	114,000	SF	100.0%	12/6/2016	$7,800,000	9/29/2016
Loan		47	Excess Storage Centre	0.5%	1	Self Storage	Self Storage	Fee	N/A	805 H and R Drive	Knightdale	Wake	NC	27545	2000	2008	63,450	SF	92.6%	12/5/2016	$7,000,000	11/28/2016
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	3												76,085	SF	78.4%		$7,580,000
Property		48.01	Sentinel Self Storage - East Indian School			Self Storage	Self Storage	Fee	N/A	1940-1950 East Indian School Road	Phoenix	Maricopa	AZ	85016	1959	N/A	21,509	SF	71.7%	10/31/2016	$5,130,000	11/3/2016
Property		48.02	Sentinel Self Storage - 7th Avenue			Self Storage	Self Storage	Fee	N/A	4817 North 7th Avenue	Phoenix	Maricopa	AZ	85013	1976	N/A	17,862	SF	77.0%	10/31/2016	$1,540,000	11/3/2016
Property		48.03	Sentinel Self Storage - West Indian School			Self Storage	Self Storage	Fee	N/A	2563 West Indian School Road	Phoenix	Maricopa	AZ	85017	1976	N/A	36,714	SF	83.1%	10/31/2016	$910,000	11/3/2016
Loan		49	Buena Park Self Storage	0.5%	1	Self Storage	Self Storage	Fee	N/A	7111 McNeil Lane	Buena Park	Orange	CA	90620	2001	N/A	36,575	SF	95.4%	11/27/2016	$6,740,000	10/12/2016
Loan		50	Vacationer RV Resort	0.5%	1	Manufactured Housing	Recreational Vehicle Community	Fee	N/A	1581 East Main Street	EI Cajon	San Diego	CA	92021	1974	N/A	148	Pads	100.0%	2/1/2017	$10,300,000	9/15/2016
Loan		51	Greenbrier Industrial Portfolio	0.5%	1	Industrial	Flex	Fee	N/A	801 Principal Court; 826 Professional Place; 1134 Executive Boulevard	Chesapeake	Chesapeake City	VA	23320	1988-1989	N/A	60,287	SF	100.0%	9/30/2016	$6,440,000	11/2/2016
Loan		52	Merrifalls Plaza	0.4%	1	Retail	Unanchored	Fee / Leasehold	3/22/2025	7810 Lee Highway	Falls Church	Fairfax	VA	22042	1989	N/A	18,215	SF	100.0%	10/1/2016	$5,900,000	6/18/2016
Loan		53	Tech Way	0.4%	1	Industrial	Flex	Fee	N/A	470 Technology Way	Napa	Napa	CA	94558	2004	N/A	36,825	SF	100.0%	11/28/2016	$5,570,000	10/18/2016
Loan		54	Glen Lennox Shopping Center	0.4%	1	Retail	Unanchored	Fee	N/A	1201 Raleigh Road	Chapel Hill	Orange	NC	27517	1961	N/A	26,419	SF	100.0%	12/31/2016	$6,600,000	9/26/2016
Loan		55	Oak Creek RV Resort	0.4%	1	Manufactured Housing	Recreational Vehicle Community	Fee	N/A	15379 Oak Creek Road	EI Cajon	San Diego	CA	92021	1990	N/A	120	Pads	100.0%	2/1/2017	$8,300,000	9/7/2016
Loan		56	2015 Walden Avenue	0.4%	1	Retail	Unanchored	Fee	N/A	2015 Walden Avenue	Cheektowaga	Erie	NY	14225	1995	2016	24,767	SF	100.0%	10/31/2016	$5,750,000	10/3/2016
Loan		57	Parkwood Patio Apartments	0.3%	1	Multifamily	Garden	Fee	N/A	38047 20th Street East	Palmdale	Los Angeles	CA	93550	1987	N/A	52	Units	96.2%	9/20/2016	$4,250,000	4/29/2016
Loan		58	Reno Airport Center	0.3%	1	Retail	Unanchored	Fee	N/A	1100 East Plumb Lane	Reno	Washoe	NV	89502	1987	N/A	16,547	SF	100.0%	10/20/2016	$4,875,000	9/29/2016
Loan		59	Climate Masters Storage	0.2%	1	Self Storage	Self Storage	Fee	N/A	425 U.S. Highway 43	Saraland	Mobile	AL	36571	2010	N/A	46,600	SF	87.0%	8/31/2016	$3,300,000	9/13/2016
Loan	15	60	The Devonshire Shops	0.2%	1	Retail	Shadow Anchored	Fee	N/A	3815 Devonshire Avenue Northeast	Salem	Marion	OR	97305	2005	N/A	12,147	SF	100.0%	11/1/2016	$4,100,000	11/11/2016
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	2												38,953	SF	100.0%		$4,000,000
Property		61.01	1011 South Huron Street			Industrial	Flex	Fee	N/A	1011 South Huron Street	Denver	Denver	CO	80223	1973	2009	15,963	SF	100.0%	2/1/2017	$2,000,000	7/6/2016
Property		61.02	1002, 1008, 1014, 1020 South Jason Street			Industrial	Flex	Fee	N/A	1002, 1008, 1014, 1020 South Jason Street	Denver	Denver	CO	80223	1951-1970	N/A	22,990	SF	100.0%	11/17/2016	$2,000,000	7/6/2016
Loan		62	American Mini Storage-TN	0.2%	1	Self Storage	Self Storage	Fee	N/A	6105 Apple Tree Drive	Memphis	Shelby	TN	38115	1995	N/A	68,710	SF	87.1%	10/17/2016	$3,200,000	9/29/2016
Loan		63	940 East County Line Road	0.2%	1	Retail	Unanchored	Fee	N/A	940 East County Line Road	Ridgeland	Madison	MS	39157	2005	N/A	7,526	SF	100.0%	10/19/2016	$2,450,000	10/25/2016

A-1-3

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Rate	Administrative Cost Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Certificate Administrator / Trustee Fee Rate	Operating Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date
Loan	4, 5	1	The Summit Birmingham	7.5%	4.7620%	0.01584%	0.00250%	0.00250%	0.00000%	0.00670%	0.00333%	0.00031%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	12/20/2016
Loan	4, 6	2	KOMO Plaza	7.1%	4.2993%	0.01251%	0.00250%	0.00000%	0.00250%	0.00670%	0.00000%	0.00031%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	12/20/2016
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	5.1500%	0.01615%	0.00250%	0.00250%	0.00000%	0.00670%	0.00364%	0.00031%	0.00050%	Actual/360	0	No	60	60	0	0	360	360	1/11/2017
Loan	4, 8	4	85 Tenth Avenue	5.1%	3.8206%	0.01251%	0.00250%	0.00000%	0.00250%	0.00670%	0.00000%	0.00031%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	12/1/2016
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	4.1580%	0.01683%	0.00250%	0.00000%	0.00250%	0.00670%	0.00432%	0.00031%	0.00050%	Actual/360	3	No	120	117	120	117	0	0	11/1/2016
Property		5.01	Fedex - Yonkers, NY
Property		5.02	Fedex - Elmsford, NY
Property		5.03	Fedex - Bridgeport, PA
Loan	10	6	Storbox Self Storage	4.2%	4.8080%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	1/11/2017
Loan	4, 11, 12	7	191 Peachtree	4.1%	3.7320%	0.01251%	0.00250%	0.00000%	0.00250%	0.00670%	0.00000%	0.00031%	0.00050%	Actual/360	3	No	120	117	120	117	0	0	10/25/2016
Loan	4	8	Platform	3.8%	5.1427%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	12/9/2016
Loan		9	Calabasas Tech Center	3.4%	4.8580%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	11/22/2016
Loan		10	East Market	3.1%	4.1690%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	12/1/2016
Loan	9	11	ExchangeRight Portfolio 14	2.9%	4.0605%	0.03198%	0.00250%	0.02000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	12/1/2016
Property		11.01	Walgreens - Chicago, IL
Property		11.02	Walgreens - Napverville, IL
Property		11.03	Walgreens - Montgomery, AL
Property		11.04	Fresenius Medical Care - Sumter, SC
Property		11.05	Fresenius Medical Care - El Paso, TX
Property		11.06	Tractor Supply Co. - LaPlace, LA
Property		11.07	MedSpring - Dallas, TX
Property		11.08	Advance Auto Parts - Eau Claire, WI
Property		11.09	Dollar General - Slidell, LA
Property		11.10	Napa Auto Parts - Iowa City, IA
Property		11.11	O’Reilly Auto Parts - South Holland, IL
Property		11.12	Dollar General - Huntsville (Montgomery), TX
Property		11.13	Dollar General - Huntsville (FM), TX
Property		11.14	Dollar General - Birmingham (3rd), AL
Property		11.15	Dollar General - Birmingham (Jefferson), AL
Property		11.16	Dollar General - Rockford, IL
Property		11.17	Athletico Physical Therapy - Chicago, IL
Loan		12	Shoreline Office Center	2.4%	4.5000%	0.03448%	0.00250%	0.02250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	24	22	360	360	11/15/2016
Loan	4	13	Rio West Business Park	2.2%	4.6100%	0.03663%	0.00250%	0.02000%	0.00000%	0.00670%	0.00662%	0.00031%	0.00050%	Actual/360	3	No	120	117	60	57	360	360	11/3/2016
Loan	4	14	Potomac Mills	2.1%	2.9882%	0.01251%	0.00250%	0.00000%	0.00250%	0.00670%	0.00000%	0.00031%	0.00050%	Actual/360	3	No	120	117	120	117	0	0	10/5/2016
Loan		15	Plaza at Legacy	1.9%	4.5300%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	12/30/2016
Loan		16	CarMax Sterling	1.9%	4.7800%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	12/1/2016
Loan		17	Courtyard Sacramento Midtown	1.8%	5.6290%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	0	0	300	299	12/12/2016
Loan	4	18	Fremaux Town Center	1.8%	3.6990%	0.01251%	0.00250%	0.00000%	0.00250%	0.00670%	0.00000%	0.00031%	0.00050%	Actual/360	8	No	120	112	0	0	300	292	6/9/2016
Loan		19	McHenry Center	1.6%	4.9940%	0.06198%	0.00250%	0.05000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	12/21/2016
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	4.6630%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	24	23	360	360	12/22/2016
Property		20.01	Buildings 3 & 4
Property		20.02	North Point Office
Loan	9, 13	21	The Central West End Portfolio	1.6%	4.7300%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	12/14/2016
Property		21.01	Gerhardt Building
Property		21.02	Melrose Building
Property		21.03	Landesman Building
Property		21.04	McPherson Building
Loan		22	Fort Worth Residence Inn	1.4%	5.0000%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	12/1/2016
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	5.0800%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	12/21/2016
Loan	9	24	Central Self Storage Portfolio	1.4%	4.5000%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	120	117	0	0	11/10/2016
Property		24.01	Central Self Storage - Strang Line
Property		24.02	Central Self Storage - Platte City
Property		24.03	Central Self Storage - Belton
Property		24.04	Central Self Storage - Knobtown
Property		24.05	Central Self Storage - Shawnee
Property		24.06	Central Self Storage - Kansas City
Loan		25	Holiday Inn Express King Of Prussia	1.2%	5.0000%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	12/5/2016
Loan	9	26	Spokane South Hill Portfolio	1.1%	4.8000%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	24	23	360	360	12/12/2016
Property		26.01	South Hill Mini Storage 1 & 2
Property		26.02	About Space Storage
Loan	12	27	Hallmark Town Center	1.1%	3.8300%	0.04448%	0.00250%	0.03250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	4	No	120	116	24	20	360	360	9/27/2016
Loan		28	Blue Diamond Business Center	1.1%	4.8240%	0.06198%	0.00250%	0.05000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	24	23	360	360	12/7/2016
Loan		29	Harwood Hills	1.0%	4.5800%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	12/30/2016
Loan		30	Pine Creek - Colorado Springs	1.0%	5.2070%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	12/20/2016
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	5.0630%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	0	No	120	120	0	0	300	300	1/6/2017
Loan		32	Storage King USA - Newark, NJ	1.0%	4.7480%	0.08198%	0.00250%	0.07000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	12/9/2016
Loan		33	Compass Road Medical Center	1.0%	4.9000%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	11/30/2016
Loan		34	Bedford Square Apartments-MI	1.0%	4.8700%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	12/1/2016
Loan		35	Mini U Storage - VA	0.9%	4.4300%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	60	57	360	360	11/7/2016
Loan		36	Dunia Plaza	0.8%	4.5400%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	60	57	360	360	10/6/2016
Loan		37	166 Waterbury	0.8%	5.3500%	0.07198%	0.00250%	0.06000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	300	298	11/29/2016
Loan		38	Holiday Inn Express Spartanburg	0.8%	4.5900%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	360	357	10/13/2016
Loan		39	Circle RV Resort	0.7%	4.0000%	0.07198%	0.00250%	0.06000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	300	297	10/20/2016
Loan		40	Village at Duncanville	0.7%	4.5600%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	0	No	120	120	36	36	360	360	1/3/2017
Loan		41	Paragon Plaza	0.7%	4.4700%	0.06198%	0.00250%	0.05000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	360	357	10/17/2016
Loan	14	42	1350 Carlback Avenue	0.6%	4.1500%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	60	57	360	360	11/4/2016
Loan		43	Towers of Grapevine	0.6%	5.0400%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	12	10	360	360	11/15/2016
Loan		44	American Mini Storage - Plano, TX	0.6%	5.1500%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	12/29/2016
Loan		45	Shoppes At Cranberry Commons II	0.6%	4.4000%	0.04448%	0.00250%	0.03250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	4	No	120	116	0	0	360	356	9/30/2016
Loan		46	3511 South 300 West Industrial	0.5%	4.8500%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	36	34	360	360	12/9/2016
Loan		47	Excess Storage Centre	0.5%	4.8900%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	1/11/2017
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	4.9450%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	0	No	120	120	36	36	360	360	1/13/2017
Property		48.01	Sentinel Self Storage - East Indian School
Property		48.02	Sentinel Self Storage - 7th Avenue
Property		48.03	Sentinel Self Storage - West Indian School
Loan		49	Buena Park Self Storage	0.5%	5.2100%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	12/1/2016
Loan		50	Vacationer RV Resort	0.5%	4.0000%	0.09198%	0.00250%	0.08000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	300	297	10/20/2016
Loan		51	Greenbrier Industrial Portfolio	0.5%	4.9200%	0.05448%	0.00250%	0.04250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	36	34	360	360	12/1/2016
Loan		52	Merrifalls Plaza	0.4%	4.7300%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	360	357	10/31/2016
Loan		53	Tech Way	0.4%	4.7600%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	48	46	360	360	11/28/2016
Loan		54	Glen Lennox Shopping Center	0.4%	5.2400%	0.06448%	0.00250%	0.05250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	12/20/2016
Loan		55	Oak Creek RV Resort	0.4%	4.0000%	0.09198%	0.00250%	0.08000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	300	297	10/20/2016
Loan		56	2015 Walden Avenue	0.4%	4.2420%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	11/3/2016
Loan		57	Parkwood Patio Apartments	0.3%	4.2691%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	360	357	10/11/2016
Loan		58	Reno Airport Center	0.3%	4.9500%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	12/1/2016
Loan		59	Climate Masters Storage	0.2%	5.2500%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	11/16/2016
Loan	15	60	The Devonshire Shops	0.2%	5.2300%	0.09198%	0.00250%	0.08000%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	12/29/2016
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	5.1800%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	300	298	11/30/2016
Property		61.01	1011 South Huron Street
Property		61.02	1002, 1008, 1014, 1020 South Jason Street
Loan		62	American Mini Storage-TN	0.2%	4.5500%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	3	No	120	117	0	0	360	357	10/28/2016
Loan		63	940 East County Line Road	0.2%	5.4000%	0.01448%	0.00250%	0.00250%	0.00000%	0.00670%	0.00197%	0.00031%	0.00050%	Actual/360	2	No	120	118	0	0	300	298	12/1/2016

A-1-4

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula
Loan	4, 5	1	The Summit Birmingham	7.5%	2/1/2017	N/A	1/1/2027	N/A	$0.00	$295,019.40	$0.00	$3,540,232.80	Hard	Springing	No	N/A	N/A	1.80x	N/A	1.68x	54.3%	54.3%	0	0	First	LO(25);DEF(88);O(7)
Loan	4, 6	2	KOMO Plaza	7.1%	2/6/2017	N/A	1/6/2027	N/A	$0.00	$252,459.47	$0.00	$3,029,513.64	Springing	Springing	No	N/A	N/A	2.59x	N/A	2.47x	50.0%	50.0%	5	0	Sixth	LO(25);DEF(91);O(4)
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	3/1/2017	N/A	2/1/2022	N/A	$327,615.74	$0.00	$3,931,388.88	$0.00	Hard	In Place	No	N/A	3.10x	N/A	2.31x	N/A	71.4%	66.1%	0	5	First	LO(24);DEF(32);O(4)
Loan	4, 8	4	85 Tenth Avenue	5.1%	1/6/2017	N/A	12/6/2026	N/A	$0.00	$161,402.66	$0.00	$1,936,831.92	Hard	Springing	No	N/A	N/A	3.74x	N/A	3.66x	30.5%	30.5%	0	0	Sixth	LO(26);DEF(89);O(5)
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	12/1/2016	N/A	11/1/2026	N/A	$0.00	$149,307.81	$0.00	$1,791,693.72	Hard	In Place	No	N/A	N/A	3.17x	N/A	3.16x	44.2%	44.2%	5	0	First	LO(27);DEF(89);O(4)
Property		5.01	Fedex - Yonkers, NY
Property		5.02	Fedex - Elmsford, NY
Property		5.03	Fedex - Bridgeport, PA
Loan	10	6	Storbox Self Storage	4.2%	3/1/2017	N/A	2/1/2027	N/A	$0.00	$168,586.06	$0.00	$2,023,032.72	Springing	Springing	No	N/A	N/A	1.86x	N/A	1.84x	63.8%	63.8%	0	0	First	LO(24);YM1(91);O(5)	A
Loan	4, 11, 12	7	191 Peachtree	4.1%	12/5/2016	N/A	11/5/2026	N/A	$0.00	$127,704.38	$0.00	$1,532,452.56	Hard	In Place	No	N/A	N/A	3.05x	N/A	2.69x	64.9%	64.9%	0	5	Fifth	LO(27);DEF(86);O(7)
Loan	4	8	Platform	3.8%	1/11/2017	N/A	12/11/2026	N/A	$0.00	$160,768.98	$0.00	$1,929,227.76	Hard	Springing	No	N/A	N/A	1.94x	N/A	1.88x	49.3%	49.3%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		9	Calabasas Tech Center	3.4%	1/1/2017	N/A	12/1/2026	N/A	$0.00	$135,450.49	$0.00	$1,625,405.88	Soft	Springing	No	N/A	N/A	2.32x	N/A	1.98x	64.1%	64.1%	0	5	First	LO(26);DEF(89);O(5)
Loan		10	East Market	3.1%	1/1/2017	N/A	12/1/2026	N/A	$0.00	$105,672.57	$0.00	$1,268,070.84	Hard	Springing	No	N/A	N/A	2.39x	N/A	2.25x	48.4%	48.4%	5	5	First	LO(26);DEF(90);O(4)
Loan	9	11	ExchangeRight Portfolio 14	2.9%	1/1/2017	N/A	12/1/2026	N/A	$0.00	$96,438.28	$0.00	$1,157,259.36	Hard	Springing	No	N/A	N/A	2.45x	N/A	2.32x	57.0%	57.0%	5	4	First	LO(26);DEF(90);O(4)
Property		11.01	Walgreens - Chicago, IL
Property		11.02	Walgreens - Napverville, IL
Property		11.03	Walgreens - Montgomery, AL
Property		11.04	Fresenius Medical Care - Sumter, SC
Property		11.05	Fresenius Medical Care - El Paso, TX
Property		11.06	Tractor Supply Co. - LaPlace, LA
Property		11.07	MedSpring - Dallas, TX
Property		11.08	Advance Auto Parts - Eau Claire, WI
Property		11.09	Dollar General - Slidell, LA
Property		11.10	Napa Auto Parts - Iowa City, IA
Property		11.11	O’Reilly Auto Parts - South Holland, IL
Property		11.12	Dollar General - Huntsville (Montgomery), TX
Property		11.13	Dollar General - Huntsville (FM), TX
Property		11.14	Dollar General - Birmingham (3rd), AL
Property		11.15	Dollar General - Birmingham (Jefferson), AL
Property		11.16	Dollar General - Rockford, IL
Property		11.17	Athletico Physical Therapy - Chicago, IL
Loan		12	Shoreline Office Center	2.4%	1/11/2017	1/11/2019	12/11/2026	N/A	$119,071.05	$89,348.96	$1,428,852.60	$1,072,187.52	Springing	Springing	No	N/A	1.74x	2.31x	1.55x	2.07x	64.6%	55.3%	0	0	Eleventh	LO(26);DEF(89);O(5)
Loan	4	13	Rio West Business Park	2.2%	12/11/2016	12/11/2021	11/11/2026	N/A	$110,347.07	$83,743.00	$1,324,164.84	$1,004,916.00	Hard	Springing	No	N/A	1.57x	2.07x	1.54x	2.03x	64.8%	59.5%	5	0	Eleventh	LO(27);YM1(89);O(4)	B
Loan	4	14	Potomac Mills	2.1%	12/1/2016	N/A	11/1/2026	N/A	$0.00	$52,388.84	$0.00	$628,666.08	Hard	Springing	No	N/A	N/A	4.57x	N/A	4.39x	38.0%	38.0%	0	0	First	LO(27);DEF(86);O(7)
Loan		15	Plaza at Legacy	1.9%	2/1/2017	2/1/2020	1/1/2027	N/A	$94,066.84	$70,807.47	$1,128,802.08	$849,689.64	Springing	Springing	No	Y - Group 1	1.73x	2.29x	1.66x	2.20x	62.0%	54.4%	5	5	First	LO(25);DEF(90);O(5)
Loan		16	CarMax Sterling	1.9%	1/11/2017	N/A	12/11/2026	N/A	$96,839.57	$0.00	$1,162,074.84	$0.00	Hard	In Place	No	N/A	1.80x	N/A	1.72x	N/A	49.4%	40.5%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		17	Courtyard Sacramento Midtown	1.8%	2/1/2017	N/A	1/1/2027	N/A	$111,429.26	$0.00	$1,337,151.12	$0.00	Springing	Springing	No	N/A	1.96x	N/A	1.71x	N/A	67.5%	51.9%	5	4	First	LO(25);DEF(90);O(5)
Loan	4	18	Fremaux Town Center	1.8%	7/11/2016	N/A	6/11/2026	N/A	$92,044.71	$0.00	$1,104,536.52	$0.00	Soft	Springing	No	N/A	1.44x	N/A	1.32x	N/A	62.5%	45.3%	0	0	Eleventh	LO(35);YM1(81);O(4)	C
Loan		19	McHenry Center	1.6%	2/1/2017	2/1/2020	1/1/2027	N/A	$85,832.80	$67,511.48	$1,029,993.60	$810,137.76	Springing	Springing	No	N/A	1.79x	2.27x	1.61x	2.05x	72.7%	64.5%	0	5	First	LO(25);DEF(91);O(4)
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	2/1/2017	2/1/2019	1/1/2027	N/A	$81,077.35	$61,854.91	$972,928.20	$742,258.92	Hard	Springing	No	N/A	1.62x	2.12x	1.35x	1.78x	71.0%	61.0%	5	5	First	LO(25);DEF(92);O(3)
Property		20.01	Buildings 3 & 4
Property		20.02	North Point Office
Loan	9, 13	21	The Central West End Portfolio	1.6%	2/1/2017	N/A	1/1/2027	N/A	$0.00	$61,544.75	$0.00	$738,537.00	Springing	Springing	No	N/A	N/A	1.90x	N/A	1.77x	62.0%	62.0%	0	5	First	LO(25);DEF(90);O(5)
Property		21.01	Gerhardt Building
Property		21.02	Melrose Building
Property		21.03	Landesman Building
Property		21.04	McPherson Building
Loan		22	Fort Worth Residence Inn	1.4%	1/11/2017	N/A	12/11/2026	N/A	$76,067.62	$0.00	$912,811.44	$0.00	Hard	Springing	No	N/A	1.94x	N/A	1.77x	N/A	64.9%	53.6%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	2/11/2017	N/A	1/11/2027	N/A	$0.00	$60,089.81	$0.00	$721,077.72	Springing	Springing	No	N/A	N/A	1.61x	N/A	1.56x	53.8%	53.8%	0	0	Eleventh	LO(25);DEF(91);O(4)
Loan	9	24	Central Self Storage Portfolio	1.4%	12/11/2016	N/A	11/11/2026	N/A	$0.00	$50,377.60	$0.00	$604,531.20	Springing	Springing	No	N/A	N/A	3.08x	N/A	2.95x	44.7%	44.7%	0	0	Eleventh	LO(27);DEF(89);O(4)
Property		24.01	Central Self Storage - Strang Line
Property		24.02	Central Self Storage - Platte City
Property		24.03	Central Self Storage - Belton
Property		24.04	Central Self Storage - Knobtown
Property		24.05	Central Self Storage - Shawnee
Property		24.06	Central Self Storage - Kansas City
Loan		25	Holiday Inn Express King Of Prussia	1.2%	2/1/2017	N/A	1/1/2027	N/A	$64,821.21	$0.00	$777,854.52	$0.00	Springing	Springing	No	N/A	2.25x	N/A	2.01x	N/A	69.7%	57.5%	5	5	First	LO(25);DEF(91);O(4)
Loan	9	26	Spokane South Hill Portfolio	1.1%	2/11/2017	2/11/2019	1/11/2027	N/A	$57,450.86	$44,408.33	$689,410.32	$532,899.96	Springing	Springing	No	N/A	1.61x	2.08x	1.57x	2.03x	65.1%	56.1%	0	0	Eleventh	LO(25);DEF/YM1(88);O(7)	D
Property		26.01	South Hill Mini Storage 1 & 2
Property		26.02	About Space Storage
Loan	12	27	Hallmark Town Center	1.1%	11/11/2016	11/11/2018	10/11/2026	N/A	$49,806.51	$34,463.35	$597,678.12	$413,560.20	Springing	Springing	No	N/A	1.68x	2.42x	1.55x	2.24x	75.0%	63.0%	0	0	Eleventh	LO(28);DEF/YM1(85);O(7)	E
Loan		28	Blue Diamond Business Center	1.1%	2/1/2017	2/1/2019	1/1/2027	N/A	$54,453.11	$42,184.88	$653,437.32	$506,218.56	Hard	Springing	No	N/A	1.56x	2.01x	1.44x	1.85x	68.7%	59.3%	0	0	First	LO(25);DEF(90);O(5)
Loan		29	Harwood Hills	1.0%	2/1/2017	2/1/2020	1/1/2027	N/A	$51,144.98	$38,696.76	$613,739.76	$464,361.12	Springing	Springing	No	Y - Group 1	1.81x	2.39x	1.69x	2.24x	65.6%	57.6%	5	5	First	LO(25);DEF(90);O(5)
Loan		30	Pine Creek - Colorado Springs	1.0%	2/1/2017	2/1/2020	1/1/2027	N/A	$54,198.72	$43,389.41	$650,384.64	$520,672.92	Springing	Springing	No	N/A	1.69x	2.11x	1.53x	1.91x	74.7%	66.6%	5	4	First	LO(25);DEF(90);O(5)
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	3/1/2017	N/A	2/1/2027	N/A	$57,355.98	$0.00	$688,271.76	$0.00	Springing	Springing	No	N/A	2.07x	N/A	1.88x	N/A	67.2%	50.5%	5	4	First	LO(24);YM1(92);O(4)	A
Loan		32	Storage King USA - Newark, NJ	1.0%	2/1/2017	N/A	1/1/2027	N/A	$0.00	$39,013.01	$0.00	$468,156.12	N/A	N/A	No	N/A	N/A	1.99x	N/A	1.96x	61.9%	61.9%	5	4	First	LO(25);DEF(91);O(4)
Loan		33	Compass Road Medical Center	1.0%	1/11/2017	N/A	12/11/2026	N/A	$51,268.20	$0.00	$615,218.40	$0.00	N/A	N/A	No	N/A	1.46x	N/A	1.30x	N/A	69.8%	57.5%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		34	Bedford Square Apartments-MI	1.0%	1/11/2017	N/A	12/11/2026	N/A	$0.00	$39,089.64	$0.00	$469,075.68	N/A	N/A	No	N/A	N/A	2.43x	N/A	2.18x	50.0%	50.0%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		35	Mini U Storage - VA	0.9%	12/11/2016	12/11/2021	11/11/2026	N/A	$45,228.11	$33,686.46	$542,737.32	$404,237.52	Springing	Springing	No	N/A	1.59x	2.14x	1.57x	2.11x	58.2%	53.2%	5	0	Eleventh	LO(27);DEF(89);O(4)
Loan		36	Dunia Plaza	0.8%	12/1/2016	12/1/2021	11/1/2026	N/A	$41,234.25	$31,070.63	$494,811.00	$372,847.56	Springing	Springing	No	N/A	1.45x	1.92x	1.39x	1.85x	67.5%	61.9%	5	5	First	LO(27);DEF(89);O(4)
Loan		37	166 Waterbury	0.8%	1/1/2017	N/A	12/1/2026	N/A	$48,412.96	$0.00	$580,955.52	$0.00	Springing	Springing	No	N/A	1.46x	N/A	1.31x	N/A	68.5%	52.2%	5	5	First	LO(26);DEF(90);O(4)
Loan		38	Holiday Inn Express Spartanburg	0.8%	12/1/2016	N/A	11/1/2026	N/A	$39,939.66	$0.00	$479,275.92	$0.00	Springing	Springing	No	N/A	2.16x	N/A	1.95x	N/A	68.8%	56.1%	5	5	First	LO(27);DEF(89);O(4)
Loan		39	Circle RV Resort	0.7%	12/11/2016	N/A	11/11/2026	N/A	$35,442.53	$0.00	$425,310.36	$0.00	Springing	Springing	No	Y - Group 2	2.15x	N/A	2.13x	N/A	47.0%	34.2%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan		40	Village at Duncanville	0.7%	3/1/2017	3/1/2020	2/1/2027	N/A	$33,932.06	$25,620.97	$407,184.72	$307,451.64	Springing	Springing	No	Y - Group 1	2.03x	2.69x	1.91x	2.53x	56.1%	49.2%	5	5	First	LO(24);DEF(91);O(5)
Loan		41	Paragon Plaza	0.7%	12/11/2016	N/A	11/11/2026	N/A	$33,576.14	$0.00	$402,913.68	$0.00	Springing	Springing	No	N/A	1.69x	N/A	1.43x	N/A	69.7%	56.7%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan	14	42	1350 Carlback Avenue	0.6%	12/11/2016	12/11/2021	11/11/2026	N/A	$30,624.51	$22,090.10	$367,494.12	$265,081.20	Springing	Springing	No	N/A	1.64x	2.28x	1.55x	2.15x	56.1%	51.2%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan		43	Towers of Grapevine	0.6%	1/1/2017	1/1/2018	12/1/2026	N/A	$32,356.13	$25,550.00	$388,273.56	$306,600.00	Springing	Springing	No	N/A	1.45x	1.84x	1.38x	1.75x	61.2%	51.8%	5	5	First	LO(26);DEF(90);O(4)
Loan		44	American Mini Storage - Plano, TX	0.6%	2/11/2017	N/A	1/11/2027	N/A	$32,761.57	$0.00	$393,138.84	$0.00	N/A	N/A	No	Y - Group 3	1.43x	N/A	1.41x	N/A	61.2%	50.7%	0	0	Eleventh	LO(25);DEF(91);O(4)
Loan		45	Shoppes At Cranberry Commons II	0.6%	11/11/2016	N/A	10/11/2026	N/A	$28,793.75	$0.00	$345,525.00	$0.00	Springing	Springing	No	N/A	1.61x	N/A	1.52x	N/A	72.0%	58.4%	0	0	Eleventh	LO(28);DEF(88);O(4)
Loan		46	3511 South 300 West Industrial	0.5%	1/11/2017	1/11/2020	12/11/2026	N/A	$27,703.82	$21,513.45	$332,445.84	$258,161.40	N/A	N/A	No	N/A	1.59x	2.05x	1.41x	1.82x	67.3%	59.5%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		47	Excess Storage Centre	0.5%	2/11/2017	N/A	1/11/2027	N/A	$27,831.25	$0.00	$333,975.00	$0.00	N/A	N/A	No	N/A	1.48x	N/A	1.46x	N/A	74.9%	61.6%	0	0	Eleventh	LO(25);DEF(91);O(4)
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	3/1/2017	3/1/2020	2/1/2027	N/A	$27,206.73	$21,308.14	$326,480.76	$255,697.68	Springing	Springing	No	N/A	1.91x	2.44x	1.84x	2.35x	67.3%	59.6%	5	4	First	LO(24);DEF(93);O(3)
Property		48.01	Sentinel Self Storage - East Indian School
Property		48.02	Sentinel Self Storage - 7th Avenue
Property		48.03	Sentinel Self Storage - West Indian School
Loan		49	Buena Park Self Storage	0.5%	1/11/2017	N/A	12/11/2026	N/A	$24,737.80	$0.00	$296,853.60	$0.00	N/A	N/A	No	N/A	1.29x	N/A	1.27x	N/A	66.6%	55.4%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		50	Vacationer RV Resort	0.5%	12/11/2016	N/A	11/11/2026	N/A	$23,497.93	$0.00	$281,975.16	$0.00	Springing	Springing	No	Y - Group 2	2.02x	N/A	2.00x	N/A	43.0%	31.2%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan		51	Greenbrier Industrial Portfolio	0.5%	1/11/2017	1/11/2020	12/11/2026	N/A	$23,405.49	$18,290.56	$280,865.88	$219,486.72	N/A	N/A	No	N/A	1.67x	2.13x	1.58x	2.02x	68.3%	60.5%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		52	Merrifalls Plaza	0.4%	12/11/2016	N/A	11/11/2026	N/A	$22,379.03	$0.00	$268,548.36	$0.00	Springing	Springing	No	N/A	1.44x	N/A	1.41x	N/A	72.6%	59.5%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan		53	Tech Way	0.4%	1/11/2017	1/11/2021	12/11/2026	N/A	$20,890.01	$16,087.04	$250,680.12	$193,044.48	N/A	N/A	No	N/A	1.43x	1.86x	1.33x	1.73x	71.8%	64.8%	5	0	Eleventh	LO(26);YM1(90);O(4)	D
Loan		54	Glen Lennox Shopping Center	0.4%	2/11/2017	N/A	1/11/2027	N/A	$21,649.69	$0.00	$259,796.28	$0.00	N/A	N/A	No	N/A	1.67x	N/A	1.54x	N/A	59.4%	49.4%	0	0	Eleventh	LO(25);DEF(91);O(4)
Loan		55	Oak Creek RV Resort	0.4%	12/11/2016	N/A	11/11/2026	N/A	$20,665.30	$0.00	$247,983.60	$0.00	Springing	Springing	No	Y - Group 2	2.25x	N/A	2.22x	N/A	46.9%	34.1%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan		56	2015 Walden Avenue	0.4%	1/1/2017	N/A	12/1/2026	N/A	$18,675.92	$0.00	$224,111.04	$0.00	Springing	Springing	No	N/A	1.80x	N/A	1.72x	N/A	65.9%	53.1%	5	4	First	LO(26);DEF(89);O(5)
Loan		57	Parkwood Patio Apartments	0.3%	12/6/2016	N/A	11/6/2026	N/A	$15,580.66	$0.00	$186,967.92	$0.00	Springing	Springing	No	N/A	1.56x	N/A	1.49x	N/A	74.1%	59.8%	0	0	Sixth	LO(27);DEF(88);O(5)
Loan		58	Reno Airport Center	0.3%	1/11/2017	N/A	12/11/2026	N/A	$16,013.10	$0.00	$192,157.20	$0.00	Springing	Springing	No	N/A	1.71x	N/A	1.56x	N/A	61.4%	50.6%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan		59	Climate Masters Storage	0.2%	1/11/2017	N/A	12/11/2026	N/A	$13,308.11	$0.00	$159,697.32	$0.00	N/A	N/A	No	N/A	1.33x	N/A	1.28x	N/A	72.9%	60.7%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan	15	60	The Devonshire Shops	0.2%	2/11/2017	N/A	1/11/2027	N/A	$12,920.14	$0.00	$155,041.68	$0.00	N/A	N/A	No	N/A	1.48x	N/A	1.37x	N/A	57.1%	47.5%	0	0	Eleventh	LO(25);DEF(91);O(4)
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	1/11/2017	N/A	12/11/2026	N/A	$12,943.97	$0.00	$155,327.64	$0.00	Springing	Springing	No	N/A	1.40x	N/A	1.27x	N/A	54.2%	41.1%	5	0	Eleventh	LO(26);YM1(90);O(4)
Property		61.01	1011 South Huron Street
Property		61.02	1002, 1008, 1014, 1020 South Jason Street
Loan		62	American Mini Storage-TN	0.2%	12/11/2016	N/A	11/11/2026	N/A	$10,702.87	$0.00	$128,434.44	$0.00	N/A	N/A	No	Y - Group 3	1.69x	N/A	1.63x	N/A	65.4%	53.3%	0	0	Eleventh	LO(27);DEF(89);O(4)
Loan		63	940 East County Line Road	0.2%	1/11/2017	N/A	12/11/2026	N/A	$9,730.08	$0.00	$116,760.96	$0.00	Springing	Springing	No	N/A	1.45x	N/A	1.36x	N/A	65.1%	49.7%	0	0	Eleventh	LO(26);DEF(90);O(4)

A-1-5

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW EGI	UW Expenses	UW NOI	UW NOI Debt Yield	UW Replacement Reserves	UW TI/LC
Loan	4, 5	1	The Summit Birmingham	7.5%	$26,381,257	$6,966,130	$19,415,128	12/31/2014	9.3%	$26,934,666	$7,344,888	$19,589,779	12/31/2015	9.4%	$23,295,640	$5,998,750	$17,296,891	12/31/2016	8.3%	95.0%	$24,205,097	$6,134,767	$18,070,330	8.7%	$112,991	$1,073,437
Loan	4, 6	2	KOMO Plaza	7.1%	$22,222,906	$6,688,572	$15,534,334	12/31/2014	11.2%	$20,988,153	$6,537,488	$14,450,665	12/31/2015	10.4%	$21,273,805	$6,387,537	$14,886,268	10/31/2016 TTM	10.7%	91.1%	$22,049,734	$6,350,267	$15,699,467	11.3%	$58,230	$657,796
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	$94,338,291	$77,847,796	$16,490,495	12/31/2014	14.3%	$93,899,595	$76,625,288	$17,274,307	12/31/2015	15.0%	$107,456,596	$83,173,535	$24,283,061	11/30/2016 TTM	21.1%	65.8%	$107,162,999	$83,834,818	$23,328,181	20.3%	$5,893,965	$0
Loan	4, 8	4	85 Tenth Avenue	5.1%	$31,767,665	$11,849,927	$19,917,738	12/31/2014	7.8%	$34,361,002	$13,794,015	$20,566,988	12/31/2015	8.1%	$41,804,810	$14,535,310	$27,269,500	9/30/2016 TTM	10.7%	94.5%	$52,692,850	$15,744,664	$36,948,186	14.5%	$126,517	$632,584
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	98.0%	$23,188,063	$463,761	$22,724,302	13.4%	$75,112	$0
Property		5.01	Fedex - Yonkers, NY		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		98.0%	$10,148,362	$202,967	$9,945,394		$12,188	$0
Property		5.02	Fedex - Elmsford, NY		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		98.0%	$9,227,089	$184,542	$9,042,547		$32,350	$0
Property		5.03	Fedex - Bridgeport, PA		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		98.0%	$3,812,614	$76,252	$3,736,361		$30,573	$0
Loan	10	6	Storbox Self Storage	4.2%	$4,366,418	$712,501	$3,653,917	12/31/2014	8.8%	$4,614,163	$809,557	$3,804,606	12/31/2015	9.2%	$4,769,796	$750,804	$4,018,992	12/31/2016	9.7%	88.6%	$4,789,499	$1,036,606	$3,752,893	9.0%	$26,206	$0
Loan	4, 11, 12	7	191 Peachtree	4.1%	$31,836,683	$13,942,784	$17,893,899	12/31/2014	10.2%	$31,996,474	$14,217,230	$17,779,244	12/31/2015	10.1%	$32,332,190	$14,196,590	$18,135,599	9/30/2016 TTM	10.3%	88.8%	$36,053,641	$15,817,308	$20,236,332	11.5%	$305,536	$2,096,099
Loan	4	8	Platform	3.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$2,312,260	$639,750	$1,672,510	11/30/2016 T-11 Ann.	4.5%	90.4%	$4,917,747	$1,178,652	$3,739,095	10.1%	$14,861	$89,246
Loan		9	Calabasas Tech Center	3.4%	$4,380,646	$1,951,301	$2,429,345	12/31/2014	7.4%	$5,020,714	$2,015,928	$3,004,786	12/31/2015	9.1%	$4,747,950	$1,963,255	$2,784,695	10/31/2016 TTM	8.4%	85.0%	$5,987,934	$2,212,255	$3,775,679	11.4%	$76,261	$478,176
Loan		10	East Market	3.1%	$3,764,011	$845,523	$2,918,488	12/31/2014	9.7%	$3,850,821	$941,482	$2,909,339	12/31/2015	9.7%	$3,846,820	$976,462	$2,870,358	9/30/2016 TTM	9.6%	95.0%	$3,963,780	$939,219	$3,024,561	10.1%	$13,397	$154,769
Loan	9	11	ExchangeRight Portfolio 14	2.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$2,905,308	$72,633	$2,832,675	10.1%	$17,967	$134,091
Property		11.01	Walgreens - Chicago, IL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$371,611	$9,290	$362,321		$1,512	$11,286
Property		11.02	Walgreens - Napverville, IL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$318,250	$7,956	$310,294		$1,498	$11,178
Property		11.03	Walgreens - Montgomery, AL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$284,959	$7,124	$277,835		$1,482	$11,062
Property		11.04	Fresenius Medical Care - Sumter, SC		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$275,584	$6,890	$268,694		$1,016	$7,581
Property		11.05	Fresenius Medical Care - El Paso, TX		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$266,921	$6,673	$260,248		$696	$5,196
Property		11.06	Tractor Supply Co. - LaPlace, LA		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$217,549	$5,439	$212,110		$1,910	$14,254
Property		11.07	MedSpring - Dallas, TX		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$166,716	$4,168	$162,548		$463	$3,459
Property		11.08	Advance Auto Parts - Eau Claire, WI		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$146,300	$3,657	$142,643		$1,213	$9,054
Property		11.09	Dollar General - Slidell, LA		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$143,532	$3,588	$139,944		$1,241	$9,261
Property		11.10	Napa Auto Parts - Iowa City, IA		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$105,450	$2,636	$102,814		$1,000	$7,464
Property		11.11	O’Reilly Auto Parts - South Holland, IL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$90,060	$2,252	$87,808		$723	$5,393
Property		11.12	Dollar General - Huntsville (Montgomery), TX		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$100,671	$2,517	$98,154		$903	$6,737
Property		11.13	Dollar General - Huntsville (FM), TX		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$93,575	$2,339	$91,236		$903	$6,737
Property		11.14	Dollar General - Birmingham (3rd), AL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$94,785	$2,370	$92,415		$1,057	$7,887
Property		11.15	Dollar General - Birmingham (Jefferson), AL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$79,720	$1,993	$77,727		$900	$6,719
Property		11.16	Dollar General - Rockford, IL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$83,125	$2,078	$81,047		$1,200	$8,957
Property		11.17	Athletico Physical Therapy - Chicago, IL		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		95.0%	$66,500	$1,663	$64,837		$250	$1,866
Loan		12	Shoreline Office Center	2.4%	$1,950,638	$1,262,466	$688,172	12/31/2014	2.9%	$4,049,408	$1,363,557	$2,685,851	12/31/2015	11.4%	$3,970,996	$1,440,713	$2,530,283	11/30/2016 TTM	10.8%	90.0%	$3,997,539	$1,517,045	$2,480,493	10.6%	$19,772	$240,817
Loan	4	13	Rio West Business Park	2.2%	$4,460,405	$895,375	$3,565,030	12/31/2014	8.6%	$5,549,359	$1,019,492	$4,529,866	12/31/2015	10.9%	$5,010,675	$1,032,765	$3,977,910	9/30/2016 TTM	9.6%	90.0%	$5,848,078	$1,834,440	$4,013,638	9.7%	$59,333	$8,663
Loan	4	14	Potomac Mills	2.1%	$52,996,465	$15,601,250	$37,395,215	12/31/2014	12.9%	$53,336,259	$14,386,618	$38,949,641	12/31/2015	13.4%	$54,639,014	$14,340,962	$40,298,052	8/31/2016 TTM	13.8%	95.0%	$53,920,492	$13,594,604	$40,325,888	13.9%	$322,385	$1,289,527
Loan		15	Plaza at Legacy	1.9%	$2,853,806	$758,250	$2,095,556	12/31/2014	11.3%	$2,890,580	$799,238	$2,091,342	12/31/2015	11.3%	$3,000,417	$864,545	$2,135,871	8/31/2016 TTM	11.5%	95.0%	$2,845,519	$897,911	$1,947,608	10.5%	$17,719	$59,855
Loan		16	CarMax Sterling	1.9%	$2,100,995	$149,340	$1,951,655	12/31/2013	10.6%	$2,148,268	$150,919	$1,997,349	12/31/2014	10.8%	$2,196,604	$153,478	$2,043,126	12/31/2015	11.1%	95.0%	$2,551,956	$459,762	$2,092,194	11.3%	$12,099	$85,339
Loan		17	Courtyard Sacramento Midtown	1.8%	$5,837,983	$4,130,038	$1,707,945	12/31/2014	9.5%	$7,590,888	$4,988,041	$2,602,847	12/31/2015	14.5%	$8,272,145	$5,346,327	$2,925,818	10/31/2016 TTM	16.3%	84.3%	$8,255,943	$5,637,697	$2,618,246	14.6%	$330,238	$0
Loan	4	18	Fremaux Town Center	1.8%	N/A	N/A	N/A	N/A	N/A	$8,037,755	$2,454,934	$5,582,822	8/31/2016 TTM	7.8%	$8,662,155	$2,364,929	$6,297,226	12/31/2016	8.8%	87.4%	$9,050,800	$2,578,047	$6,472,753	9.0%	$59,624	$481,128
Loan		19	McHenry Center	1.6%	$2,194,570	$453,489	$1,741,081	12/31/2014	10.9%	$2,383,086	$471,599	$1,911,487	12/31/2015	11.9%	$1,844,465	$494,117	$1,350,348	10/31/2016 T-10 Ann.	8.4%	92.6%	$2,344,388	$501,672	$1,842,716	11.5%	$28,704	$156,464
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	$2,790,649	$1,125,528	$1,665,121	12/31/2014	10.6%	$2,934,269	$1,097,755	$1,836,513	12/31/2015	11.7%	$2,990,767	$1,088,079	$1,902,689	9/30/2016 TTM	12.1%	79.9%	$2,642,330	$1,068,825	$1,573,505	10.0%	$38,273	$217,383
Property		20.01	Buildings 3 & 4		$1,147,061	$349,501	$797,560	12/31/2014		$1,180,452	$321,780	$858,671	12/31/2015		$1,240,457	$310,110	$930,347	9/30/2016 TTM		72.2%	$943,312	$312,635	$630,677		$16,607	$68,786
Property		20.02	North Point Office		$1,643,588	$776,027	$867,561	12/31/2014		$1,753,817	$775,975	$977,842	12/31/2015		$1,750,310	$777,969	$972,341	9/30/2016 TTM		84.2%	$1,699,018	$756,190	$942,828		$21,667	$148,598
Loan	9, 13	21	The Central West End Portfolio	1.6%	$1,718,120	$501,982	$1,216,138	12/31/2014	7.9%	$1,842,928	$534,518	$1,308,410	12/31/2015	8.5%	$2,071,027	$538,675	$1,532,352	10/31/2016 TTM	10.0%	90.2%	$1,966,295	$563,521	$1,402,774	9.1%	$47,103	$49,858
Property		21.01	Gerhardt Building		$1,032,036	$285,824	$746,212	12/31/2014		$1,110,935	$322,326	$788,609	12/31/2015		$1,325,134	$330,271	$994,863	10/31/2016 TTM		89.0%	$1,234,894	$328,925	$905,969		$10,583	$37,605
Property		21.02	Melrose Building		$429,372	$127,063	$302,309	12/31/2014		$447,185	$123,744	$323,441	12/31/2015		$455,701	$118,627	$337,074	10/31/2016 TTM		94.1%	$469,854	$138,184	$331,670		$24,870	$0
Property		21.03	Landesman Building		$148,029	$60,246	$87,782	12/31/2014		$185,672	$62,834	$122,838	12/31/2015		$186,094	$62,049	$124,046	10/31/2016 TTM		84.1%	$164,134	$67,885	$96,249		$7,625	$9,371
Property		21.04	McPherson Building		$108,684	$28,849	$79,835	12/31/2014		$99,135	$25,614	$73,521	12/31/2015		$104,098	$27,729	$76,369	10/31/2016 TTM		93.9%	$97,412	$28,526	$68,885		$4,025	$2,882
Loan		22	Fort Worth Residence Inn	1.4%	$3,638,397	$1,941,541	$1,696,856	12/31/2014	12.0%	$3,640,318	$2,122,904	$1,517,414	12/31/2015	10.7%	$3,988,001	$2,101,554	$1,886,447	10/31/2016 TTM	13.3%	76.9%	$3,977,962	$2,204,988	$1,772,973	12.5%	$159,118	$0
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	$1,054,707	$402,109	$652,598	12/31/2014	4.7%	$1,240,052	$422,246	$817,806	12/31/2015	5.8%	$1,383,952	$469,486	$914,467	10/31/2016 TTM	6.5%	95.0%	$1,702,687	$545,017	$1,157,670	8.3%	$6,593	$25,887
Loan	9	24	Central Self Storage Portfolio	1.4%	$3,317,136	$1,475,940	$1,841,196	12/31/2014	13.9%	$3,444,223	$1,595,641	$1,848,582	12/31/2015	14.0%	$3,539,404	$1,662,859	$1,876,545	6/30/2016 TTM	14.2%	82.5%	$3,460,225	$1,597,000	$1,863,225	14.1%	$82,322	$0
Property		24.01	Central Self Storage - Strang Line		$988,181	$389,787	$598,394	12/31/2014		$1,019,477	$460,619	$558,858	12/31/2015		$1,044,357	$485,493	$558,864	6/30/2016 TTM		80.8%	$1,044,357	$462,194	$582,163		$19,719	$0
Property		24.02	Central Self Storage - Platte City		$468,215	$195,631	$272,584	12/31/2014		$484,566	$195,187	$289,379	12/31/2015		$522,490	$201,355	$321,135	6/30/2016 TTM		80.5%	$522,490	$193,422	$329,068		$12,566	$0
Property		24.03	Central Self Storage - Belton		$560,946	$234,369	$326,577	12/31/2014		$579,080	$252,371	$326,709	12/31/2015		$586,274	$262,291	$323,983	6/30/2016 TTM		91.8%	$514,227	$235,910	$278,317		$14,302	$0
Property		24.04	Central Self Storage - Knobtown		$421,841	$195,180	$226,661	12/31/2014		$445,462	$208,862	$236,600	12/31/2015		$460,921	$216,203	$244,718	6/30/2016 TTM		81.7%	$460,621	$209,772	$250,849		$15,054	$0
Property		24.05	Central Self Storage - Shawnee		$501,513	$261,409	$240,104	12/31/2014		$525,763	$274,240	$251,523	12/31/2015		$527,501	$286,750	$240,751	6/30/2016 TTM		79.9%	$527,501	$289,695	$237,806		$12,829	$0
Property		24.06	Central Self Storage - Kansas City		$376,440	$199,564	$176,876	12/31/2014		$389,875	$204,362	$185,513	12/31/2015		$397,861	$210,767	$187,094	6/30/2016 TTM		84.4%	$391,029	$206,007	$185,022		$7,852	$0
Loan		25	Holiday Inn Express King Of Prussia	1.2%	$4,162,620	$2,768,521	$1,394,099	12/31/2014	11.6%	$4,329,825	$2,726,154	$1,603,671	12/31/2015	13.3%	$4,592,499	$2,830,689	$1,761,810	9/30/2016 TTM	14.6%	66.0%	$4,580,481	$2,831,324	$1,749,157	14.5%	$183,219	$0
Loan	9	26	Spokane South Hill Portfolio	1.1%	$1,522,900	$475,895	$1,047,005	12/31/2014	9.6%	$1,610,126	$459,356	$1,150,770	12/31/2015	10.5%	$1,701,222	$479,034	$1,222,188	9/30/2016 TTM	11.2%	90.0%	$1,710,980	$602,290	$1,108,690	10.1%	$26,213	$0
Property		26.01	South Hill Mini Storage 1 & 2		$834,094	$260,653	$573,441	12/31/2014		$910,601	$253,315	$657,287	12/31/2015		$964,760	$272,314	$692,446	9/30/2016 TTM		90.0%	$969,268	$340,875	$628,393		$15,570	$0
Property		26.02	About Space Storage		$688,805	$215,241	$473,564	12/31/2014		$699,525	$206,041	$493,484	12/31/2015		$736,462	$206,720	$529,742	9/30/2016 TTM		90.0%	$741,712	$261,415	$480,297		$10,643	$0
Loan	12	27	Hallmark Town Center	1.1%	$1,416,695	$333,826	$1,082,869	12/31/2014	10.2%	$1,400,257	$329,686	$1,070,571	12/31/2015	10.1%	$1,411,484	$336,740	$1,074,744	6/30/2016 TTM	10.1%	94.0%	$1,400,953	$399,499	$1,001,455	9.4%	$17,013	$56,277
Loan		28	Blue Diamond Business Center	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$1,275,631	$259,492	$1,016,139	9.8%	$25,842	$51,684
Loan		29	Harwood Hills	1.0%	$1,529,121	$501,342	$1,027,778	12/31/2014	10.3%	$1,531,743	$487,328	$1,044,415	12/31/2015	10.4%	$1,625,180	$499,510	$1,125,671	8/31/2016 TTM	11.3%	89.6%	$1,598,862	$488,479	$1,110,384	11.1%	$18,908	$52,102
Loan		30	Pine Creek - Colorado Springs	1.0%	$1,990,627	$649,963	$1,340,664	12/31/2014	13.6%	$1,880,755	$716,484	$1,164,271	12/31/2015	11.8%	$1,856,599	$729,121	$1,127,478	10/31/2016 TTM	11.4%	90.3%	$1,779,525	$682,666	$1,096,860	11.1%	$20,700	$79,850
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	N/A	N/A	N/A	N/A	N/A	$2,295,515	$1,536,537	$758,978	12/31/2015	7.8%	$3,316,636	$1,818,460	$1,498,176	9/30/2016 TTM	15.4%	76.6%	$3,307,573	$1,883,734	$1,423,839	14.6%	$132,303	$0
Loan		32	Storage King USA - Newark, NJ	1.0%	$1,409,739	$542,812	$866,927	12/31/2014	8.9%	$1,468,171	$538,944	$929,227	12/31/2015	9.6%	$1,448,781	$529,212	$919,569	10/31/2016 TTM	9.5%	87.9%	$1,481,989	$550,269	$931,720	9.6%	$13,864	$0
Loan		33	Compass Road Medical Center	1.0%	$1,422,678	$658,810	$763,867	12/31/2014	7.9%	$1,475,791	$541,688	$934,103	12/31/2015	9.7%	$1,440,183	$551,050	$889,133	8/31/2016 TTM	9.2%	92.0%	$1,444,095	$543,215	$900,881	9.3%	$11,330	$87,880
Loan		34	Bedford Square Apartments-MI	1.0%	$2,545,491	$1,453,113	$1,092,378	12/31/2014	11.5%	$2,556,357	$1,522,433	$1,033,924	12/31/2015	10.9%	$2,683,048	$1,544,293	$1,138,755	9/30/2016 TTM	12.0%	95.0%	$2,645,372	$1,503,485	$1,141,887	12.0%	$117,810	$0
Loan		35	Mini U Storage - VA	0.9%	$1,233,206	$453,906	$779,300	12/31/2014	8.7%	$1,329,797	$504,542	$825,255	12/31/2015	9.2%	$1,378,240	$552,708	$825,532	10/31/2016 TTM	9.2%	90.0%	$1,420,150	$555,168	$864,982	9.6%	$13,863	$0
Loan		36	Dunia Plaza	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	96.4%	$919,376	$204,191	$715,185	8.8%	$6,821	$20,009
Loan		37	166 Waterbury	0.8%	$1,341,546	$556,126	$785,420	12/31/2014	9.8%	$1,315,852	$534,709	$781,143	12/31/2015	9.8%	$1,262,792	$531,250	$731,542	6/30/2016 TTM	9.2%	91.4%	$1,420,678	$574,921	$845,757	10.6%	$12,428	$69,595
Loan		38	Holiday Inn Express Spartanburg	0.8%	$2,182,342	$1,513,242	$669,100	12/31/2014	8.6%	$2,443,806	$1,562,286	$881,520	12/31/2015	11.3%	$2,780,548	$1,698,328	$1,082,220	9/30/2016 TTM	13.9%	75.0%	$2,594,072	$1,557,657	$1,036,415	13.3%	$103,763	$0
Loan		39	Circle RV Resort	0.7%	$1,313,013	$690,844	$622,168	12/31/2014	9.3%	$1,515,399	$719,459	$795,940	12/31/2015	11.9%	$1,672,113	$759,576	$912,537	11/30/2016 TTM	13.7%	100.0%	$1,672,113	$757,544	$914,570	13.7%	$8,300	$0
Loan		40	Village at Duncanville	0.7%	$987,210	$340,024	$647,186	12/31/2014	9.7%	$1,061,329	$338,113	$723,216	12/31/2015	10.9%	$1,066,227	$346,407	$719,820	8/31/2016 TTM	10.8%	93.5%	$1,178,604	$350,939	$827,665	12.4%	$16,247	$32,818
Loan		41	Paragon Plaza	0.7%	$929,460	$465,361	$464,099	12/31/2014	7.0%	$1,128,071	$507,742	$620,329	12/31/2015	9.4%	$1,086,003	$547,212	$538,791	12/31/2016	8.1%	88.5%	$1,201,508	$520,504	$681,004	10.3%	$19,830	$84,248
Loan	14	42	1350 Carlback Avenue	0.6%	$1,255,108	$374,480	$880,628	12/31/2014	14.0%	$1,306,060	$386,069	$919,991	12/31/2015	14.6%	$1,292,482	$392,424	$900,058	12/31/2016	14.3%	92.0%	$966,535	$362,971	$603,564	9.6%	$5,800	$27,389
Loan		43	Towers of Grapevine	0.6%	$403,743	$54,584	$349,159	12/31/2014	5.8%	$476,991	$112,278	$364,713	12/31/2015	6.1%	$676,306	$133,368	$542,938	10/31/2016 TTM	9.0%	88.9%	$736,572	$172,997	$563,575	9.4%	$2,237	$24,789
Loan		44	American Mini Storage - Plano, TX	0.6%	$852,631	$301,478	$551,153	12/31/2014	9.2%	$896,478	$306,602	$589,876	12/31/2015	9.8%	$907,299	$323,721	$583,578	11/30/2016 TTM	9.7%	82.0%	$900,489	$336,890	$563,599	9.4%	$10,566	$0
Loan		45	Shoppes At Cranberry Commons II	0.6%	$701,402	$167,084	$534,318	12/31/2014	9.3%	$627,040	$192,092	$434,947	12/31/2015	7.6%	$763,393	$213,612	$549,782	12/31/2016	9.6%	95.0%	$761,947	$206,641	$555,306	9.7%	$3,007	$25,738
Loan		46	3511 South 300 West Industrial	0.5%	$452,640	$55,909	$396,731	12/31/2014	7.6%	$566,183	$26,301	$539,882	12/31/2015	10.3%	$616,263	$2,567	$613,696	9/30/2016 TTM	11.7%	93.0%	$760,046	$231,250	$528,796	10.1%	$23,940	$35,275
Loan		47	Excess Storage Centre	0.5%	$589,165	$149,448	$439,717	12/31/2014	8.4%	$681,193	$152,278	$528,915	12/31/2015	10.1%	$745,307	$169,162	$576,145	9/30/2016 TTM	11.0%	89.7%	$704,062	$208,526	$495,536	9.4%	$9,458	$0
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	$906,220	$431,913	$474,307	12/31/2014	9.3%	$919,813	$473,293	$446,520	12/31/2015	8.8%	$964,290	$529,635	$434,655	11/30/2016 TTM	8.5%	80.9%	$1,089,216	$465,903	$623,313	12.2%	$22,605	$0
Property		48.01	Sentinel Self Storage - East Indian School		$469,893	$179,067	$290,826	12/31/2014		$495,260	$206,999	$288,261	12/31/2015		$504,004	$224,152	$279,852	11/30/2016 TTM		83.2%	$557,645	$178,030	$379,615		$9,180	$0
Property		48.02	Sentinel Self Storage - 7th Avenue		$244,823	$123,720	$121,103	12/31/2014		$228,580	$127,680	$100,900	12/31/2015		$242,008	$144,973	$97,035	11/30/2016 TTM		79.2%	$277,944	$136,360	$141,584		$6,450	$0
Property		48.03	Sentinel Self Storage - West Indian School		$191,504	$129,126	$62,378	12/31/2014		$195,973	$138,614	$57,359	12/31/2015		$218,278	$160,510	$57,768	11/30/2016 TTM		78.2%	$253,627	$151,513	$102,114		$6,975	$0
Loan		49	Buena Park Self Storage	0.5%	$531,069	$144,921	$386,148	12/31/2014	8.6%	$549,133	$163,026	$386,107	12/31/2015	8.6%	$616,142	$157,959	$458,182	10/31/2016 TTM	10.2%	90.0%	$559,084	$175,904	$383,180	8.5%	$5,143	$0
Loan		50	Vacationer RV Resort	0.5%	$1,060,922	$642,058	$418,864	12/31/2014	9.5%	$1,188,562	$637,656	$550,907	12/31/2015	12.4%	$1,273,127	$694,541	$578,586	11/30/2016 TTM	13.1%	100.0%	$1,273,127	$702,668	$570,459	12.9%	$7,400	$0
Loan		51	Greenbrier Industrial Portfolio	0.5%	$593,677	$159,488	$434,189	12/31/2014	9.9%	$659,673	$148,991	$510,682	12/31/2015	11.6%	$658,282	$145,316	$512,966	9/30/2016 TTM	11.7%	95.0%	$619,027	$151,341	$467,686	10.6%	$9,043	$15,661
Loan		52	Merrifalls Plaza	0.4%	$514,727	$186,560	$328,167	12/31/2014	7.7%	$496,438	$189,463	$306,975	12/31/2015	7.2%	$601,748	$184,546	$417,202	8/31/2016 TTM	9.7%	94.0%	$560,070	$173,496	$386,574	9.0%	$3,643	$5,315
Loan		53	Tech Way	0.4%	$336,946	$105,102	$231,844	12/31/2014	5.8%	$372,263	$103,771	$268,492	12/31/2015	6.7%	$383,973	$87,092	$296,881	9/30/2016 TTM	7.4%	95.0%	$464,244	$104,633	$359,611	9.0%	$5,475	$20,110
Loan		54	Glen Lennox Shopping Center	0.4%	$502,839	$198,157	$304,682	12/31/2014	7.8%	$467,046	$201,892	$265,154	12/31/2015	6.8%	$545,838	$214,780	$331,058	9/30/2016 TTM	8.4%	92.0%	$647,614	$213,069	$434,545	11.1%	$10,039	$24,938
Loan		55	Oak Creek RV Resort	0.4%	$882,771	$512,448	$370,323	12/31/2014	9.5%	$947,437	$523,595	$423,842	12/31/2015	10.9%	$1,148,930	$574,531	$574,399	11/30/2016 TTM	14.8%	100.0%	$1,148,930	$591,453	$557,477	14.3%	$6,000	$0
Loan		56	2015 Walden Avenue	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$561,349	$158,670	$402,679	10.6%	$3,715	$12,384
Loan		57	Parkwood Patio Apartments	0.3%	$431,881	$210,874	$221,007	12/31/2014	7.0%	$451,929	$215,127	$236,802	12/31/2015	7.5%	$492,306	$226,628	$265,678	8/31/2016 TTM	8.4%	90.1%	$517,178	$225,365	$291,813	9.3%	$13,000	$0
Loan		58	Reno Airport Center	0.3%	$408,498	$86,162	$322,336	12/31/2014	10.8%	$407,140	$80,513	$326,627	12/31/2015	10.9%	$438,613	$70,040	$368,573	8/31/2016 TTM	12.3%	90.0%	$413,343	$84,748	$328,594	11.0%	$3,649	$24,829
Loan		59	Climate Masters Storage	0.2%	$321,075	$177,944	$143,131	12/31/2014	6.0%	$363,705	$176,280	$187,425	12/31/2015	7.8%	$392,052	$177,371	$214,681	10/31/2016 TTM	8.9%	80.0%	$392,052	$180,448	$211,604	8.8%	$6,990	$0
Loan	15	60	The Devonshire Shops	0.2%	$325,937	$80,513	$245,424	12/31/2014	10.5%	$300,245	$84,571	$215,674	12/31/2015	9.2%	$296,692	$79,392	$217,300	10/31/2016 TTM	9.3%	88.1%	$307,000	$77,317	$229,683	9.8%	$2,551	$14,791
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	N/A	N/A	N/A	N/A	N/A	$130,894	$76,588	$54,306	Various	2.5%	$325,867	$145,772	$180,094	Various	8.3%	95.0%	$357,804	$139,628	$218,176	10.1%	$3,895	$16,316
Property		61.01	1011 South Huron Street		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		$115,182	$8,679	$106,503	6/30/2016 T-4 Ann.		95.0%	$187,421	$47,441	$139,980		$1,596	$8,873
Property		61.02	1002, 1008, 1014, 1020 South Jason Street		N/A	N/A	N/A	N/A		$130,894	$76,588	$54,306	12/31/2014		$210,685	$137,094	$73,591	6/30/2016 T-6 Ann.		95.0%	$170,383	$92,187	$78,196		$2,299	$7,443
Loan		62	American Mini Storage-TN	0.2%	$379,217	$199,247	$179,970	12/31/2014	8.6%	$405,701	$195,143	$210,558	12/31/2015	10.1%	$416,644	$197,321	$219,323	8/31/2016 TTM	10.5%	73.9%	$416,372	$199,712	$216,659	10.4%	$7,058	$0
Loan		63	940 East County Line Road	0.2%	$230,217	$53,117	$177,100	12/31/2013	11.1%	$240,553	$55,937	$184,616	12/31/2014	11.6%	$239,392	$56,338	$183,054	12/31/2015	11.5%	90.0%	$230,105	$61,132	$168,973	10.6%	$1,505	$8,655

A-1-6

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

							LARGEST TENANT INFORMATION				2ND LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	UW NCF	UW NCF Debt Yield	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
Loan	4, 5	1	The Summit Birmingham	7.5%	$16,883,902	8.1%	Belk, Inc.	1/31/2018	163,480	24.0%	RSM US	10/31/2021	35,724	5.2%
Loan	4, 6	2	KOMO Plaza	7.1%	$14,983,440	10.8%	Sinclair Broadcast Group	12/31/2023	121,213	41.6%	Internap Corporation	2/28/2019	35,609	12.2%
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	$17,434,217	15.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 8	4	85 Tenth Avenue	5.1%	$36,189,085	14.2%	Google	2/28/2026	179,948	28.4%	GSA	9/30/2020	178,065	28.1%
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	$22,649,191	13.3%
Property		5.01	Fedex - Yonkers, NY		$9,933,206		FedEx	7/31/2031	121,883	100.0%	N/A	N/A	N/A	N/A
Property		5.02	Fedex - Elmsford, NY		$9,010,197		FedEx	7/31/2031	323,502	100.0%	N/A	N/A	N/A	N/A
Property		5.03	Fedex - Bridgeport, PA		$3,705,788		FedEx	6/30/2031	305,733	100.0%	N/A	N/A	N/A	N/A
Loan	10	6	Storbox Self Storage	4.2%	$3,726,687	9.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 11, 12	7	191 Peachtree	4.1%	$17,834,697	10.2%	Deloitte & Touche	5/31/2024	259,998	21.3%	Hall, Booth, Smith, P.C.	4/30/2021	64,359	5.3%
Loan	4	8	Platform	3.8%	$3,634,989	9.8%	Reformation	6/30/2021 (2,207 SF); 10/31/2023 (9,950 SF)	12,157	16.4%	Sweetgreen	6/30/2021 (2,207 SF); 10/31/2023 (9,950 SF)	11,608	15.6%
Loan		9	Calabasas Tech Center	3.4%	$3,221,242	9.8%	Line 6, Inc	8/31/2020	57,155	20.2%	Grant & Weber	5/31/2024	31,224	11.1%
Loan		10	East Market	3.1%	$2,856,395	9.5%	Whole Foods Market	1/31/2027	61,424	68.8%	UFC Gym	8/8/2021	4,488	5.0%
Loan	9	11	ExchangeRight Portfolio 14	2.9%	$2,680,617	9.5%
Property		11.01	Walgreens - Chicago, IL		$349,523		Walgreens	12/31/2030	15,120	100.0%	N/A	N/A	N/A	N/A
Property		11.02	Walgreens - Napverville, IL		$297,618		Walgreens	10/31/2027	15,120	100.0%	N/A	N/A	N/A	N/A
Property		11.03	Walgreens - Montgomery, AL		$265,291		Walgreens	3/31/2032	14,820	100.0%	N/A	N/A	N/A	N/A
Property		11.04	Fresenius Medical Care - Sumter, SC		$260,097		Fresenius Medical Care	3/9/2030	10,155	100.0%	N/A	N/A	N/A	N/A
Property		11.05	Fresenius Medical Care - El Paso, TX		$254,356		Fresenius Medical Care	9/17/2031	6,961	100.0%	N/A	N/A	N/A	N/A
Property		11.06	Tractor Supply Co. - LaPlace, LA		$195,946		Tractor Supply	9/30/2031	19,097	100.0%	N/A	N/A	N/A	N/A
Property		11.07	MedSpring - Dallas, TX		$158,626		MedSpring	2/28/2027	4,634	100.0%	N/A	N/A	N/A	N/A
Property		11.08	Advance Auto Parts - Eau Claire, WI		$132,376		Advance Auto Parts	8/31/2031	12,130	100.0%	N/A	N/A	N/A	N/A
Property		11.09	Dollar General - Slidell, LA		$129,442		Dollar General	6/30/2028	12,406	100.0%	N/A	N/A	N/A	N/A
Property		11.10	Napa Auto Parts - Iowa City, IA		$94,350		Napa Auto Parts	10/31/2036	10,000	100.0%	N/A	N/A	N/A	N/A
Property		11.11	O’Reilly Auto Parts - South Holland, IL		$81,692		O’Reilly Automotive Store	11/25/2026	7,225	100.0%	N/A	N/A	N/A	N/A
Property		11.12	Dollar General - Huntsville (Montgomery), TX		$90,514		Dollar General	5/31/2031	9,026	100.0%	N/A	N/A	N/A	N/A
Property		11.13	Dollar General - Huntsville (FM), TX		$83,596		Dollar General	2/28/2031	9,026	100.0%	N/A	N/A	N/A	N/A
Property		11.14	Dollar General - Birmingham (3rd), AL		$83,471		Dollar General	6/30/2027	10,566	100.0%	N/A	N/A	N/A	N/A
Property		11.15	Dollar General - Birmingham (Jefferson), AL		$70,108		Dollar General	8/31/2031	9,002	100.0%	N/A	N/A	N/A	N/A
Property		11.16	Dollar General - Rockford, IL		$70,890		Dollar General	4/30/2025	12,000	100.0%	N/A	N/A	N/A	N/A
Property		11.17	Athletico Physical Therapy - Chicago, IL		$62,721		Athletico Physical Therapy	9/30/2026	2,500	100.0%	N/A	N/A	N/A	N/A
Loan		12	Shoreline Office Center	2.4%	$2,219,904	9.4%	Glassdoor Inc.	12/31/2019 (5,505 SF); 1/31/2021 (37,203 SF); 12/31/2021 (9,350 SF); 4/30/2022 (4,161 SF)	56,219	56.9%	Technology Partners Svc Corp	6/30/2018	5,172	5.2%
Loan	4	13	Rio West Business Park	2.2%	$3,945,643	9.5%	American Airlines	4/30/2019 (147,673 SF); 8/31/2021 (51,789 SF); 9/30/2022 (56,389 SF)	255,851	86.2%	HotChalk Inc.	8/31/2023	40,812	13.8%
Loan	4	14	Potomac Mills	2.1%	$38,713,977	13.3%	Costco Warehouse	5/31/2032	148,146	10.1%	J.C. Penney	2/28/2022	100,140	6.9%
Loan		15	Plaza at Legacy	1.9%	$1,870,035	10.1%	Hobby Lobby	9/30/2019	51,516	29.1%	Sprouts Farmers Market	7/31/2020	34,000	19.2%
Loan		16	CarMax Sterling	1.9%	$1,994,756	10.8%	CarMax Auto Superstores, Inc.	8/31/2031	80,662	100.0%	N/A	N/A	N/A	N/A
Loan		17	Courtyard Sacramento Midtown	1.8%	$2,288,008	12.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	18	Fremaux Town Center	1.8%	$5,932,001	8.3%	Dick’s	1/31/2025	45,000	11.3%	LA Fitness	8/31/2029	41,000	10.3%
Loan		19	McHenry Center	1.6%	$1,657,548	10.4%	Hobby Lobby	1/31/2022	64,264	33.7%	Royal Furniture	11/30/2023	30,641	16.1%
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	$1,317,848	8.4%
Property		20.01	Buildings 3 & 4		$545,285		MBA Design & Display Products Corp	6/30/2018	16,015	17.5%	ABC Home Medical	4/30/2017	9,142	10.0%
Property		20.02	North Point Office		$772,564		Veritiv Operating Company	1/31/2020	23,603	29.1%	Community Care Behavioral Health Org.	12/31/2020	11,718	14.4%
Loan	9, 13	21	The Central West End Portfolio	1.6%	$1,305,812	8.5%
Property		21.01	Gerhardt Building		$857,781		Chess Club and Scholastic Center of Saint Louis	10/31/2017 (6,495 SF); 10/31/2022 (4,920 SF)	11,415	30.3%	Brennan’s Inc.	3/31/2018	6,470	17.2%
Property		21.02	Melrose Building		$306,800		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Landesman Building		$79,253		Wolfgang’s Pet Stop, LLC	12/31/2017	3,840	24.5%	Heather Chickey, dba Lemon Spalon	5/31/2018	1,994	12.7%
Property		21.04	McPherson Building		$61,978		Alex Head, LLC, dba The Vino Gallery	12/31/2020	2,422	50.2%	N/A	N/A	N/A	N/A
Loan		22	Fort Worth Residence Inn	1.4%	$1,613,855	11.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	$1,125,191	8.0%	Basecamp Fitness	9/30/2020	4,668	14.2%	The Trevor Project	1/31/2018	4,612	14.0%
Loan	9	24	Central Self Storage Portfolio	1.4%	$1,780,904	13.4%
Property		24.01	Central Self Storage - Strang Line		$562,445		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.02	Central Self Storage - Platte City		$316,502		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.03	Central Self Storage - Belton		$264,015		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.04	Central Self Storage - Knobtown		$235,795		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.05	Central Self Storage - Shawnee		$224,977		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.06	Central Self Storage - Kansas City		$177,170		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Holiday Inn Express King Of Prussia	1.2%	$1,565,938	13.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	26	Spokane South Hill Portfolio	1.1%	$1,082,477	9.9%
Property		26.01	South Hill Mini Storage 1 & 2		$612,823		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.02	About Space Storage		$469,654		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	27	Hallmark Town Center	1.1%	$928,164	8.7%	Food 4 Less	8/6/2026	40,320	47.4%	Thrive Fitness Express	1/31/2027	11,750	13.8%
Loan		28	Blue Diamond Business Center	1.1%	$938,613	9.1%	Steelhead Productions	12/31/2023	74,681	43.3%	Trigg Laboratories	5/31/2027	69,929	40.6%
Loan		29	Harwood Hills	1.0%	$1,039,374	10.4%	Fiesta	8/31/2017	52,480	41.6%	Los Jimadores Tex Mex	6/30/2019	6,000	4.8%
Loan		30	Pine Creek - Colorado Springs	1.0%	$996,310	10.1%	Watson CPA Group	12/31/2019	7,402	8.9%	Back East Bar & Grill	9/30/2021	5,166	6.2%
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	$1,291,536	13.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	Storage King USA - Newark, NJ	1.0%	$917,856	9.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Compass Road Medical Center	1.0%	$801,671	8.3%	Satellite Healthcare	6/30/2022	7,818	22.1%	Lurie Children’s Primary Care	11/30/2025	6,476	18.3%
Loan		34	Bedford Square Apartments-MI	1.0%	$1,024,077	10.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Mini U Storage - VA	0.9%	$851,119	9.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Dunia Plaza	0.8%	$688,355	8.5%	Michaels	2/28/2026	22,728	50.0%	Staples	12/31/2025	12,752	28.0%
Loan		37	166 Waterbury	0.8%	$763,734	9.6%	Primary Care Partners	2/28/2019	13,600	27.4%	Prospect Diagnostic Imaging, LLC	8/31/2026	6,053	12.2%
Loan		38	Holiday Inn Express Spartanburg	0.8%	$932,652	12.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Circle RV Resort	0.7%	$906,270	13.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Village at Duncanville	0.7%	$778,599	11.7%	Tom Thumb	1/18/2022	52,480	55.1%	Armstrong McCall	8/31/2019	4,306	4.5%
Loan		41	Paragon Plaza	0.7%	$576,926	8.7%	Family Involvement Center, Inc.	7/31/2019	9,913	15.5%	Scottsdale Healthcare Hospitals	4/30/2022	4,953	7.7%
Loan	14	42	1350 Carlback Avenue	0.6%	$570,375	9.1%	Heffernan Insurance Brokers	12/31/2028	29,000	100.0%	N/A	N/A	N/A	N/A
Loan		43	Towers of Grapevine	0.6%	$536,549	8.9%	Grimaldi’s	6/30/2022	3,791	25.4%	AT&T	7/31/2022	3,668	24.6%
Loan		44	American Mini Storage - Plano, TX	0.6%	$553,033	9.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		45	Shoppes At Cranberry Commons II	0.6%	$526,561	9.2%	Tai Pei (Jimmy Wan)	11/30/2025	6,025	40.1%	Uncle Maddio’s Pizza	8/31/2025	3,330	22.1%
Loan		46	3511 South 300 West Industrial	0.5%	$469,581	8.9%	Trulite	6/30/2020	71,853	63.0%	Contractors Window Design	11/30/2026	42,147	37.0%
Loan		47	Excess Storage Centre	0.5%	$486,079	9.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	$600,708	11.8%
Property		48.01	Sentinel Self Storage - East Indian School		$370,435		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		48.02	Sentinel Self Storage - 7th Avenue		$135,134		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		48.03	Sentinel Self Storage - West Indian School		$95,139		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		49	Buena Park Self Storage	0.5%	$378,037	8.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Vacationer RV Resort	0.5%	$563,059	12.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		51	Greenbrier Industrial Portfolio	0.5%	$442,982	10.1%	Fincantieri Marine Systems North America, Inc.	2/28/2021	15,109	25.1%	Ferguson Enterprises, Inc.	8/31/2018	12,000	19.9%
Loan		52	Merrifalls Plaza	0.4%	$377,616	8.8%	7 Star Laundromat	8/31/2025	4,800	26.4%	Cristi’s Deli/7 Latino Mart	3/31/2020	3,423	18.8%
Loan		53	Tech Way	0.4%	$334,026	8.4%	Blackbird Winery	4/30/2020	10,600	28.8%	Brewers Supply Group	4/30/2019	10,306	28.0%
Loan		54	Glen Lennox Shopping Center	0.4%	$399,568	10.2%	Bin 54, LLC	2/28/2025	4,531	17.2%	RCD Concepts, LLC	2/28/2022	2,769	10.5%
Loan		55	Oak Creek RV Resort	0.4%	$551,477	14.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		56	2015 Walden Avenue	0.4%	$386,580	10.2%	Hockey Giant Superstore	12/31/2020	10,483	42.3%	Destination XL	7/31/2026	7,552	30.5%
Loan		57	Parkwood Patio Apartments	0.3%	$278,813	8.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		58	Reno Airport Center	0.3%	$300,116	10.0%	Denny’s	6/1/2039	6,000	36.3%	Sneakers Bar & Grill	3/1/2020	3,499	21.1%
Loan		59	Climate Masters Storage	0.2%	$204,614	8.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	15	60	The Devonshire Shops	0.2%	$212,342	9.1%	Payless Shoe Source, Inc	5/31/2018	3,010	24.8%	Game Stop Inc.	4/30/2018	2,600	21.4%
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	$197,965	9.1%
Property		61.01	1011 South Huron Street		$129,511		Master’s Transportation Colorado	5/31/2021	15,963	100.0%	N/A	N/A	N/A	N/A
Property		61.02	1002, 1008, 1014, 1020 South Jason Street		$68,454		Gran Quartz	12/31/2020	9,745	42.4%	James Mather	3/31/2017	4,800	20.9%
Loan		62	American Mini Storage-TN	0.2%	$209,602	10.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		63	940 East County Line Road	0.2%	$158,813	10.0%	Verizon Wireless	3/31/2020	4,402	58.5%	Honey Baked Ham	12/31/2021	3,124	41.5%

A-1-7

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					3RD LARGEST TENANT INFORMATION				4TH LARGEST TENANT INFORMATION				5TH LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
Loan	4, 5	1	The Summit Birmingham	7.5%	Barnes & Noble	2/1/2018	25,397	3.7%	Gap	3/31/2020	17,522	2.6%	Brownell Travel	3/31/2018	15,126	2.2%
Loan	4, 6	2	KOMO Plaza	7.1%	TierPoint Seattle Holdings	6/30/2023	29,793	10.2%	Amazon Corp	12/31/2017	13,483	4.6%	Verizon Global Networks	1/31/2019	10,416	3.6%
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 8	4	85 Tenth Avenue	5.1%	Level 3	1/31/2023 (1,012 SF); 2/1/2023 (56,000 SF); 2/28/2026 (56,000 SF)	113,012	17.9%	Telehouse	1/31/2026	61,551	9.7%	Moet	3/31/2021	56,000	8.9%
Loan	4, 9	5	FedEx Ground Portfolio	4.3%
Property		5.01	Fedex - Yonkers, NY		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.02	Fedex - Elmsford, NY		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.03	Fedex - Bridgeport, PA		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	10	6	Storbox Self Storage	4.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 11, 12	7	191 Peachtree	4.1%	Ogletree, Deakins	4/30/2019	52,510	4.3%	Carlock, Copeland & Stair	9/30/2022	52,028	4.3%	Morgan & Morgan	11/30/2026	51,927	4.2%
Loan	4	8	Platform	3.8%	Criteo Corp	7/14/2023	9,677	13.0%	SoulCycle	1/31/2021 (5,845 SF); 2/28/2026 (3,479 SF)	9,324	12.5%	Curve	3/1/2019	6,955	9.4%
Loan		9	Calabasas Tech Center	3.4%	West Brand Fashion LLC	5/31/2019 (15,080 SF); 3/31/2022 (10,826 SF)	25,906	9.2%	Intel Corporation	8/31/2021	24,398	8.6%	Valley Outreach Synagogue	2/28/2027	14,952	5.3%
Loan		10	East Market	3.1%	Massage Envy	12/12/2020	3,121	3.5%	Pei Wei Asian Diner	8/13/2021	3,080	3.4%	Radiance Med Spa	2/18/2021	2,588	2.9%
Loan	9	11	ExchangeRight Portfolio 14	2.9%
Property		11.01	Walgreens - Chicago, IL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.02	Walgreens - Napverville, IL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.03	Walgreens - Montgomery, AL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.04	Fresenius Medical Care - Sumter, SC		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.05	Fresenius Medical Care - El Paso, TX		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.06	Tractor Supply Co. - LaPlace, LA		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.07	MedSpring - Dallas, TX		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.08	Advance Auto Parts - Eau Claire, WI		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.09	Dollar General - Slidell, LA		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.10	Napa Auto Parts - Iowa City, IA		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.11	O’Reilly Auto Parts - South Holland, IL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.12	Dollar General - Huntsville (Montgomery), TX		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.13	Dollar General - Huntsville (FM), TX		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.14	Dollar General - Birmingham (3rd), AL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.15	Dollar General - Birmingham (Jefferson), AL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.16	Dollar General - Rockford, IL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		11.17	Athletico Physical Therapy - Chicago, IL		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		12	Shoreline Office Center	2.4%	California Evolution LLC	12/31/2019	4,838	4.9%	Brouwer & Janachowski, LLC	2/28/2027	4,500	4.6%	S&P Company	5/31/2021	3,379	3.4%
Loan	4	13	Rio West Business Park	2.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	14	Potomac Mills	2.1%	AMC Theatres	2/28/2019	75,273	5.2%	Buy Buy Baby/and That!	1/31/2025	73,432	5.0%	Marshalls	1/31/2019	61,763	4.2%
Loan		15	Plaza at Legacy	1.9%	QD Academy	6/30/2020	15,530	8.8%	Walgreen’s	9/30/2058	13,905	7.8%	Pet Supplies Plus	4/30/2018	12,254	5.5%
Loan		16	CarMax Sterling	1.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		17	Courtyard Sacramento Midtown	1.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	18	Fremaux Town Center	1.8%	Best Buy	1/31/2025	30,000	7.5%	TJ Maxx	3/31/2024	26,000	6.5%	Michaels	4/30/2024	21,513	5.4%
Loan		19	McHenry Center	1.6%	Books A Million	1/31/2023	21,295	11.2%	CVS Pharmacy	1/31/2019	11,174	5.9%	Volunteer Beauty Academy	3/31/2018	4,986	2.6%
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%
Property		20.01	Buildings 3 & 4		nth Solutions LLC	10/31/2017	6,050	6.6%	Bikram Yoga	11/30/2022	3,105	3.4%	Master Coleman’s Lion Force Martial Arts, LLC	5/31/2020	3,092	3.4%
Property		20.02	North Point Office		First Resource Bank	11/30/2024	7,429	9.1%	American Hospital Services Group, LLC	2/29/2020	5,240	6.5%	AOI Communications, LP	2/28/2019	4,146	5.1%
Loan	9, 13	21	The Central West End Portfolio	1.6%
Property		21.01	Gerhardt Building		Sub Zero, Inc	7/31/2019	3,840	10.2%	The Monday Club, Inc., dba Culpepper’s	5/31/2018	2,755	7.3%	Gamlin Restaurant Group, LLC	3/31/2017	2,400	6.4%
Property		21.02	Melrose Building		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Landesman Building		Lacey Mitchell	5/31/2019	1,980	12.6%	Chess Club and Scholastic Center of St. Louis	2/28/2020	1,980	12.6%	Mike’s Bikes STL, LLC	12/31/2019	1,920	12.3%
Property		21.04	McPherson Building		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22	Fort Worth Residence Inn	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	Pacific Lyons Care & Best Marina Corporation	11/30/2021	4,357	13.2%	Everything But The House	3/31/2021	3,446	10.5%	Estee Stanley Interior Design	10/31/2020	2,953	9.0%
Loan	9	24	Central Self Storage Portfolio	1.4%
Property		24.01	Central Self Storage - Strang Line		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.02	Central Self Storage - Platte City		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.03	Central Self Storage - Belton		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.04	Central Self Storage - Knobtown		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.05	Central Self Storage - Shawnee		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		24.06	Central Self Storage - Kansas City		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Holiday Inn Express King Of Prussia	1.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	26	Spokane South Hill Portfolio	1.1%
Property		26.01	South Hill Mini Storage 1 & 2		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.02	About Space Storage		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	27	Hallmark Town Center	1.1%	Blooming Fashion	MTM	5,150	6.1%	Furniture Town	8/31/2017	3,850	4.5%	Don Roberto Jewelers	MTM	3,340	3.9%
Loan		28	Blue Diamond Business Center	1.1%	Universe Corporation	2/28/2022	27,670	16.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		29	Harwood Hills	1.0%	Results Fitness	10/31/2017	5,990	4.8%	McDonalds	5/2/2023	5,380	4.3%	Rent-a-Center	5/31/2018	4,583	3.6%
Loan		30	Pine Creek - Colorado Springs	1.0%	Russell Ford, DMD	12/31/2023	4,402	5.3%	Rocky Mountain Restaurant	2/28/2026	4,174	5.0%	Pine Creek Vision Clinic	5/31/2019	4,038	4.9%
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	Storage King USA - Newark, NJ	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Compass Road Medical Center	1.0%	Brodsky Dermatology	6/30/2029	5,146	14.5%	Pine Dental Care	3/31/2024	4,000	11.3%	Mopper, Hartlieb and Associates	1/31/2020	3,555	10.0%
Loan		34	Bedford Square Apartments-MI	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Mini U Storage - VA	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Dunia Plaza	0.8%	Dollar Tree	8/31/2025	9,995	22.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		37	166 Waterbury	0.8%	Naugatuck Valley Gastroenterology	12/31/2027	5,700	11.5%	Danbury Eye Physicians	11/30/2021	4,337	8.7%	Dr. Patrick Duffy	12/31/2019	3,772	7.6%
Loan		38	Holiday Inn Express Spartanburg	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Circle RV Resort	0.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Village at Duncanville	0.7%	Dental One	7/31/2020	3,420	3.6%	Purple Rain All-Starz Dance	3/31/2020	3,395	3.6%	Snap Fitness	2/28/2019	3,320	3.5%
Loan		41	Paragon Plaza	0.7%	DeShon, Pullen & Associates, PLC	9/30/2018	4,552	7.1%	Lundmark, Barberich, LaMont Slavin, P.C.	12/31/2020	3,949	6.2%	American Diabetes Association	11/30/2019	3,518	5.5%
Loan	14	42	1350 Carlback Avenue	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		43	Towers of Grapevine	0.6%	Jimmy John’s	7/31/2017	1,922	12.9%	Drybar	11/30/2025	1,869	12.5%	Starbucks	4/30/2026	1,850	12.4%
Loan		44	American Mini Storage - Plano, TX	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		45	Shoppes At Cranberry Commons II	0.6%	National Velo, Inc. dba Trek Bicycles	5/31/2020	3,081	20.5%	Moe’s Southwest Grill	2/28/2026	2,600	17.3%	N/A	N/A	N/A	N/A
Loan		46	3511 South 300 West Industrial	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		47	Excess Storage Centre	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%
Property		48.01	Sentinel Self Storage - East Indian School		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		48.02	Sentinel Self Storage - 7th Avenue		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		48.03	Sentinel Self Storage - West Indian School		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		49	Buena Park Self Storage	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Vacationer RV Resort	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		51	Greenbrier Industrial Portfolio	0.5%	Ferguson Fire & Fabrication, Inc.	5/31/2020	10,500	17.4%	Wells Fargo Bank, NA	9/30/2022	10,200	16.9%	Onyx Engineering, Inc.	3/31/2020	7,500	12.4%
Loan		52	Merrifalls Plaza	0.4%	El Poblano/La Estancia	12/31/2018	2,630	14.4%	Myanmar	2/28/2019	2,499	13.7%	Merrifalls Cleaners	9/30/2020	1,575	8.6%
Loan		53	Tech Way	0.4%	Rutherford Wine Co	6/30/2020	9,219	25.0%	Royce/V-tek	3/31/2022	6,700	18.2%	N/A	N/A	N/A	N/A
Loan		54	Glen Lennox Shopping Center	0.4%	My Eye Dr. Optometry of North Carolina, PLLC	6/30/2022	2,680	10.1%	Southern Appliance Group, Inc.	11/30/2020	2,436	9.2%	Time Warner Cable	1/31/2019	2,396	9.1%
Loan		55	Oak Creek RV Resort	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		56	2015 Walden Avenue	0.4%	Longhorn Steakhouse	1/31/2023	6,732	27.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		57	Parkwood Patio Apartments	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		58	Reno Airport Center	0.3%	Union 76 - In and Out	10/1/2020	2,688	16.2%	Easy Money	5/1/2019	1,000	6.0%	Action Insurance	9/1/2020	960	5.8%
Loan		59	Climate Masters Storage	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	15	60	The Devonshire Shops	0.2%	Maravilla’S Bakery	11/30/2018	2,561	21.1%	Nachos Locos Mexican Food	3/31/2021	1,571	12.9%	Tony’s On Lancaster	10/31/2021	1,300	10.7%
Loan	9, 13	61	Huron & Jason Portfolio	0.2%
Property		61.01	1011 South Huron Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		61.02	1002, 1008, 1014, 1020 South Jason Street		Cornerstone Granite	12/31/2018	2,900	12.6%	Love Hope Strength	4/30/2018	2,000	8.7%	Fruit Revival	2/28/2018	1,995	8.7%
Loan		62	American Mini Storage-TN	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		63	940 East County Line Road	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-8

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description
Loan	4, 5	1	The Summit Birmingham	7.5%	$0	$0	$0	$1,989,285	$0	$0	$0	$0	$0	$0	$0	$852,850	$0	Gap Overage Rent Dispute; Gap Rent Reserve
Loan	4, 6	2	KOMO Plaza	7.1%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$12,000,000	$0	PIP Funds
Loan	4, 8	4	85 Tenth Avenue	5.1%	$0	$10,543	$253,032	$0	$52,715	$1,265,160	$0	$0	$0	$0	$0	$12,194,250	$0	Tenant Specific TILC Reserve; Free Rent Reserve
Loan	4, 9	5	FedEx Ground Portfolio	4.3%	$0	$0	$0	$0	$0	$0	$574,417	$130,987	$0	$0	$0	$3,066,110	$0	Landlord Obligations Reserve; Change Order Reserve; Litigation Reserve
Property		5.01	Fedex - Yonkers, NY
Property		5.02	Fedex - Elmsford, NY
Property		5.03	Fedex - Bridgeport, PA
Loan	10	6	Storbox Self Storage	4.2%	$0	$1,742	$41,796	$0	$0	$0	$0	$14,312	$11,770	$2,354	$0	$0	$0	N/A
Loan	4, 11, 12	7	191 Peachtree	4.1%	$0	$25,461	$1,222,142	$7,777,741	$101,845	$6,110,710 - Upfront funds ($7,777,741.04) not included in cap calculation	$616,031	$308,016	$0	$0	$0	$0	$0	N/A
Loan	4	8	Platform	3.8%	$0	$1,238	$44,565	$389,358	$7,388	$750,000	$34,624	$34,624	$46,730	$4,673	$0	$851,171	$0	Rent Concession; Tenant Specific TILC; Gap Rent
Loan		9	Calabasas Tech Center	3.4%	$0	$6,355	$0	$500,000	$40,018	$2,259,816	$229,257	$52,947	$9,166	$4,583	$20,025	$1,301,995	$0	Unfunded TI/LC Reserve Funds; Abated Rent Reserve Funds
Loan		10	East Market	3.1%	$0	$1,116	$0	$0	$9,303	$400,000	$119,791	$39,930	$0	$0	$0	$0	$0	N/A
Loan	9	11	ExchangeRight Portfolio 14	2.9%	$0	$1,048	$0	$0	$0	$0	$57,914	$13,972	$136	$136	$85,000	$273,406	$0	Walgreen Naperville Reserve; Fresenius El Paso Reserve; Medspring Free Rent Reserve
Property		11.01	Walgreens - Chicago, IL
Property		11.02	Walgreens - Napverville, IL
Property		11.03	Walgreens - Montgomery, AL
Property		11.04	Fresenius Medical Care - Sumter, SC
Property		11.05	Fresenius Medical Care - El Paso, TX
Property		11.06	Tractor Supply Co. - LaPlace, LA
Property		11.07	MedSpring - Dallas, TX
Property		11.08	Advance Auto Parts - Eau Claire, WI
Property		11.09	Dollar General - Slidell, LA
Property		11.10	Napa Auto Parts - Iowa City, IA
Property		11.11	O’Reilly Auto Parts - South Holland, IL
Property		11.12	Dollar General - Huntsville (Montgomery), TX
Property		11.13	Dollar General - Huntsville (FM), TX
Property		11.14	Dollar General - Birmingham (3rd), AL
Property		11.15	Dollar General - Birmingham (Jefferson), AL
Property		11.16	Dollar General - Rockford, IL
Property		11.17	Athletico Physical Therapy - Chicago, IL
Loan		12	Shoreline Office Center	2.4%	$0	$1,648	$0	$0	$12,357	$444,875	$85,113	$28,371	$0	$0	$0	$2,780,658	$8,901	Rent Concession Reserve; Tenant Specific TILC; Glassdoor TILC Reserve; Glassdoor LoC
Loan	4	13	Rio West Business Park	2.2%	$200,000	$4,944	$200,000	$1,600,000	$0	$3,300,000	$182,180	$91,090	$0	$0	$0	$2,258,310	$0	American Airlines Lease Renewal Reserve; HotChalk TILC Reserve
Loan	4	14	Potomac Mills	2.1%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		15	Plaza at Legacy	1.9%	$0	$2,215	$106,311	$500,000	$0	$500,000	$38,978	$38,978	$3,718	$3,718	$0	$6,500	$0	Environmental Reserve
Loan		16	CarMax Sterling	1.9%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		17	Courtyard Sacramento Midtown	1.8%	$0	$27,520	$0	$0	$0	$0	$55,013	$11,003	$4,374	$4,374	$35,875	$240,000	$0	PIP Reserve
Loan	4	18	Fremaux Town Center	1.8%	$0	$4,970	$0	$0	$0	$0	$507,691	$63,462	$0	$0	$0	$519,783	$0	Rent Concession; Tenant Specific TILC Reserve
Loan		19	McHenry Center	1.6%	$0	$3,189	$153,072	$0	$11,960	$574,077	$0	$17,705	$0	$0	$0	$684,533	$0	Royal Furniture Roof Repairs Reserve; Roof Work Reserve
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%	$0	$3,189	$191,368	$159,000	$18,012	$1,080,719	$241,017	$36,098	$0	$0	$76,188	$113,078	$0	Bikram Leasing Reserve; Free Rent Reserve
Property		20.01	Buildings 3 & 4
Property		20.02	North Point Office
Loan	9, 13	21	The Central West End Portfolio	1.6%	$0	$3,925	$0	$0	$3,903	$140,508	$41,151	$20,576	$21,123	$2,112	$13,800	$0	$0	N/A
Property		21.01	Gerhardt Building
Property		21.02	Melrose Building
Property		21.03	Landesman Building
Property		21.04	McPherson Building
Loan		22	Fort Worth Residence Inn	1.4%	$13,260	$13,260	$0	$0	$0	$0	$0	$19,467	$0	$0	$11,875	$360,000	$0	PIP Reserve
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	$19,800	$550	$19,800	$125,000	$3,434	$125,000	$77,900	$19,475	$0	$0	$0	$55,770	$0	Rent Concession Reserve; Tenant Specific TILC Reserve
Loan	9	24	Central Self Storage Portfolio	1.4%	$0	$6,860	$164,640	$0	$0	$0	$35,218	$35,218	$0	$0	$110,825	$0	$0	N/A
Property		24.01	Central Self Storage - Strang Line
Property		24.02	Central Self Storage - Platte City
Property		24.03	Central Self Storage - Belton
Property		24.04	Central Self Storage - Knobtown
Property		24.05	Central Self Storage - Shawnee
Property		24.06	Central Self Storage - Kansas City
Loan		25	Holiday Inn Express King Of Prussia	1.2%	$0	$15,268	$0	$0	$0	$0	$32,108	$10,703	$4,095	$4,095	$0	$1,500,000	$0	PIP Reserves
Loan	9	26	Spokane South Hill Portfolio	1.1%	$0	$2,185	$52,425	$0	$0	$0	$47,024	$11,756	$0	$0	$0	$0	$0	N/A
Property		26.01	South Hill Mini Storage 1 & 2
Property		26.02	About Space Storage
Loan	12	27	Hallmark Town Center	1.1%	$0	$1,412	$34,000	$110,000	$3,545	$150,000	$54,846	$9,141	$0	$0	$200,959	$50,000	$0	Blooming Fashion Rent Reserve
Loan		28	Blue Diamond Business Center	1.1%	$0	$2,154	$80,000	$125,641	$4,307	$0	$67,500	$11,250	$10,186	$2,037	$0	$425,981	$0	Rent Abatement Holdback
Loan		29	Harwood Hills	1.0%	$0	$1,576	$75,648	$500,000	$0	$500,000	$20,159	$20,159	$3,258	$3,258	$0	$0	$0	N/A
Loan		30	Pine Creek - Colorado Springs	1.0%	$0	$1,725	$82,800	$0	$7,500	$450,000	$136,243	$17,030	$0	$0	$5,813	$25,880	$0	LeReve Reserve Funds
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	$0	$11,025	$0	$0	$0	$0	$12,239	$12,239	$0	$0	$0	$0	$0	N/A
Loan		32	Storage King USA - Newark, NJ	1.0%	$0	$1,155	$42,000	$0	$0	$0	$44,073	$14,691	$0	$0	$0	$0	$0	N/A
Loan		33	Compass Road Medical Center	1.0%	$0	$944	$0	$0	$6,575	$300,000	$129,044	$32,261	$2,646	$882	$0	$0	$0	N/A
Loan		34	Bedford Square Apartments-MI	1.0%	$500,000	$0	$0	$0	$0	$0	$20,204	$20,204	$69,423	$10,585	$0	$0	$0	N/A
Loan		35	Mini U Storage - VA	0.9%	$0	$1,156	$45,000	$0	$0	$0	$0	$13,121	$0	$0	$0	$0	$0	N/A
Loan		36	Dunia Plaza	0.8%	$0	$568	$0	$0	$3,600	$227,375	$10,397	$10,397	$0	$0	$10,000	$0	$0	N/A
Loan		37	166 Waterbury	0.8%	$0	$1,036	$43,497	$0	$0	$0	$0	$13,057	$9,889	$899	$0	$135,196	$14,477	Duffy & Primary Lease Reserve; Danbury Eye Lease TI/LC Reserve; Naugatuck Lease Rent Reserve; St. Mary’s TI/LC Reserve
Loan		38	Holiday Inn Express Spartanburg	0.8%	$0	$0	$0	$0	$0	$0	$137,223	$13,722	$0	$0	$0	$1,160,987	$0	PIP Work Letter of Credit
Loan		39	Circle RV Resort	0.7%	$0	$692	$0	$0	$0	$0	$12,648	$6,324	$0	$0	$0	$0	$0	N/A
Loan		40	Village at Duncanville	0.7%	$0	$1,354	$64,992	$300,000	$0	$300,000	$16,385	$16,385	$2,050	$2,050	$0	$0	$0	N/A
Loan		41	Paragon Plaza	0.7%	$0	$1,652	$50,000	$0	$9,171	$300,000	$10,345	$10,345	$5,935	$1,187	$0	$60,563	$0	Lundmark Reserve
Loan	14	42	1350 Carlback Avenue	0.6%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		43	Towers of Grapevine	0.6%	$0	$186	$0	$0	$1,667	$100,000	$0	$6,710	$0	$0	$0	$63,490	$0	Vacant Space TI/LC Lease Reserve
Loan		44	American Mini Storage - Plano, TX	0.6%	$0	$897	$32,292	$0	$0	$0	$12,137	$12,137	$2,730	$1,365	$32,531	$0	$0	N/A
Loan		45	Shoppes At Cranberry Commons II	0.6%	$0	$251	$0	$0	$2,506	$150,000	$16,092	$5,364	$9,500	$1,127	$0	$0	$0	N/A
Loan		46	3511 South 300 West Industrial	0.5%	$0	$1,995	$71,820	$0	$2,553	$0	$4,122	$4,122	$1,262	$1,262	$0	$0	$0	N/A
Loan		47	Excess Storage Centre	0.5%	$0	$788	$28,368	$0	$0	$0	$3,726	$3,726	$3,018	$871	$0	$0	$0	N/A
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%	$90,000	$1,884	$0	$0	$0	$0	$46,435	$7,739	$6,793	$970	$20,969	$60,000	$0	Environmental Reserve
Property		48.01	Sentinel Self Storage - East Indian School
Property		48.02	Sentinel Self Storage - 7th Avenue
Property		48.03	Sentinel Self Storage - West Indian School
Loan		49	Buena Park Self Storage	0.5%	$0	$429	$0	$0	$0	$0	$11,151	$3,717	$2,832	$708	$0	$0	$0	N/A
Loan		50	Vacationer RV Resort	0.5%	$0	$617	$0	$0	$0	$0	$10,814	$5,407	$0	$0	$0	$0	$0	N/A
Loan		51	Greenbrier Industrial Portfolio	0.5%	$24,000	$754	$24,000	$150,000	$2,462	$150,000	$5,443	$5,443	$2,048	$1,024	$0	$0	$0	N/A
Loan		52	Merrifalls Plaza	0.4%	$0	$304	$0	$100,000	$1,822	$150,000	$6,634	$6,634	$2,832	$944	$0	$105,905	$0	Roof Replacement Reserve
Loan		53	Tech Way	0.4%	$0	$456	$10,950	$10,000	$1,673	$40,150	$12,363	$4,121	$0	$0	$0	$136,235	$0	Suite 478 Reserve; Suite 480 Reserve
Loan		54	Glen Lennox Shopping Center	0.4%	$0	$837	$0	$50,000	$2,069	$100,000	$4,249	$4,249	$0	$0	$0	$0	$0	N/A
Loan		55	Oak Creek RV Resort	0.4%	$0	$500	$0	$0	$0	$0	$7,510	$3,755	$0	$0	$0	$0	$0	N/A
Loan		56	2015 Walden Avenue	0.4%	$0	$310	$0	$44,874	$1,042	$50,000	$22,341	$4,468	$0	$0	$0	$0	$0	N/A
Loan		57	Parkwood Patio Apartments	0.3%	$0	$1,083	$0	$0	$0	$0	$16,123	$4,031	$0	$0	$150,371	$0	$0	N/A
Loan		58	Reno Airport Center	0.3%	$0	$304	$10,947	$50,000	$2,069	$50,000	$4,444	$2,222	$2,616	$654	$0	$0	$0	N/A
Loan		59	Climate Masters Storage	0.2%	$0	$583	$20,970	$0	$0	$0	$1,871	$1,871	$3,176	$1,588	$0	$0	$0	N/A
Loan	15	60	The Devonshire Shops	0.2%	$0	$212	$7,288	$65,000	$1,232	$100,000	$6,969	$2,323	$3,993	$424	$0	$113,000	$0	Miranda’s Bakery Holdback
Loan	9, 13	61	Huron & Jason Portfolio	0.2%	$64,200	$325	$0	$0	$1,483	$0	$34,562	$5,076	$2,071	$2,071	$0	$0	$0	N/A
Property		61.01	1011 South Huron Street
Property		61.02	1002, 1008, 1014, 1020 South Jason Street
Loan		62	American Mini Storage-TN	0.2%	$0	$588	$21,168	$0	$0	$0	$21,885	$4,377	$7,272	$606	$0	$0	$0	N/A
Loan		63	940 East County Line Road	0.2%	$0	$125	$3,000	$75,000	$721	$125,000	$1,934	$1,934	$5,066	$461	$0	$0	$0	N/A

A-1-9

Annex A-I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					THIRD PARTY REPORTS							TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	4, 5	1	The Summit Birmingham	7.5%	12/12/2016	11/10/2016	N/A	11/9/2016	N/A	No	N/A	$134,675,000		54.3%	1.68x	8.7%
Loan	4, 6	2	KOMO Plaza	7.1%	12/15/2016	12/8/2016	N/A	12/8/2016	12/8/2016	Yes - 3	6.0%	$69,500,000		50.0%	2.47x	11.3%
Loan	4, 7	3	JW Marriott Desert Springs	6.1%	1/5/2017	12/2/2016	N/A	1/5/2017	12/5/2016	Yes - 4	16.0%	$55,000,000		71.4%	2.31x	20.3%	$16,000,000	81.4%	1.89x	17.8%
Loan	4, 8	4	85 Tenth Avenue	5.1%	11/23/2016	11/2/2016	N/A	11/2/2016	N/A	No	N/A	$205,000,000	$141,000,000	47.4%	2.36x	9.3%	$229,000,000	74.9%	1.26x	5.9%
Loan	4, 9	5	FedEx Ground Portfolio	4.3%								$127,500,000		44.2%	3.16x	13.4%	$50,000,000	57.2%	2.16x	10.3%
Property		5.01	Fedex - Yonkers, NY		9/27/2016	9/15/2016	N/A	9/14/2016	N/A	No	N/A
Property		5.02	Fedex - Elmsford, NY		9/27/2016	9/15/2016	N/A	9/15/2016	N/A	No	N/A
Property		5.03	Fedex - Bridgeport, PA		9/27/2016	9/13/2016	N/A	9/14/2016	N/A	No	N/A
Loan	10	6	Storbox Self Storage	4.2%	12/23/2016	12/15/2016	N/A	12/14/2016	12/12/2016	Yes - 4	16.0%
Loan	4, 11, 12	7	191 Peachtree	4.1%	10/18/2016	10/13/2016	N/A	10/13/2016	N/A	No	N/A	$135,000,000		64.9%	2.69x	11.5%
Loan	4	8	Platform	3.8%	11/29/2016	11/3/2016	N/A	11/3/2016	11/3/2016	Yes - 4	Building A: 5%; Building B & E: 11%; Building C, D & F: 9%		$10,000,000	62.6%	1.38x	8.0%
Loan		9	Calabasas Tech Center	3.4%	10/27/2016	10/17/2016	N/A	10/17/2016	10/14/2016	Yes - 4	18.0%
Loan		10	East Market	3.1%	11/30/2016	10/31/2016	N/A	10/28/2016	N/A	No	N/A
Loan	9	11	ExchangeRight Portfolio 14	2.9%
Property		11.01	Walgreens - Chicago, IL		11/18/2016	9/27/2016	N/A	9/23/2016	N/A	No	N/A
Property		11.02	Walgreens - Napverville, IL		11/17/2016	11/16/2016	N/A	11/15/2016	N/A	No	N/A
Property		11.03	Walgreens - Montgomery, AL		11/17/2016	11/2/2016	N/A	11/2/2016	N/A	No	N/A
Property		11.04	Fresenius Medical Care - Sumter, SC		11/16/2016	10/3/2016	N/A	10/4/2016	N/A	No	N/A
Property		11.05	Fresenius Medical Care - El Paso, TX		11/23/2016	6/27/2016	N/A	9/29/2016	N/A	No	N/A
Property		11.06	Tractor Supply Co. - LaPlace, LA		11/18/2016	10/10/2016	N/A	10/7/2016	N/A	No	N/A
Property		11.07	MedSpring - Dallas, TX		11/17/2016	9/14/2016	N/A	9/14/2016	N/A	No	N/A
Property		11.08	Advance Auto Parts - Eau Claire, WI		11/14/2016	8/11/2016	N/A	8/11/2016	N/A	No	N/A
Property		11.09	Dollar General - Slidell, LA		11/18/2016	11/8/2016	N/A	11/8/2016	N/A	No	N/A
Property		11.10	Napa Auto Parts - Iowa City, IA		11/16/2016	6/9/2016	N/A	10/21/2016	N/A	No	N/A
Property		11.11	O’Reilly Auto Parts - South Holland, IL		11/21/2016	11/8/2016	N/A	11/4/2016	N/A	No	N/A
Property		11.12	Dollar General - Huntsville (Montgomery), TX		11/17/2016	10/31/2016	N/A	10/31/2016	N/A	No	N/A
Property		11.13	Dollar General - Huntsville (FM), TX		11/18/2016	10/31/2016	N/A	10/31/2016	N/A	No	N/A
Property		11.14	Dollar General - Birmingham (3rd), AL		11/3/2016	11/2/2016	N/A	11/1/2016	N/A	No	N/A
Property		11.15	Dollar General - Birmingham (Jefferson), AL		11/3/2016	10/28/2016	N/A	10/28/2016	N/A	No	N/A
Property		11.16	Dollar General - Rockford, IL		11/16/2016	10/13/2016	N/A	10/11/2016	N/A	No	N/A
Property		11.17	Athletico Physical Therapy - Chicago, IL		11/18/2016	10/18/2016	N/A	10/18/2016	N/A	No	N/A
Loan		12	Shoreline Office Center	2.4%	10/6/2016	9/16/2016	N/A	9/16/2016	9/16/2016	Yes - 4	14.0%
Loan	4	13	Rio West Business Park	2.2%	9/27/2016	9/27/2016	N/A	9/27/2016	N/A	No	N/A	$20,000,000		64.8%	1.54x	9.7%
Loan	4	14	Potomac Mills	2.1%	9/12/2016	9/16/2016	N/A	9/16/2016	N/A	No	N/A	$270,250,000	$125,000,000	54.4%	2.65x	9.7%
Loan		15	Plaza at Legacy	1.9%	12/26/2016	11/28/2016	N/A	11/28/2016	N/A	No	N/A
Loan		16	CarMax Sterling	1.9%	11/2/2016	10/26/2016	N/A	10/26/2016	N/A	No	N/A
Loan		17	Courtyard Sacramento Midtown	1.8%	11/3/2016	10/20/2016	N/A	10/21/2016	10/21/2016	Yes - 3	6.0%
Loan	4	18	Fremaux Town Center	1.8%	6/4/2016	5/2/2016	N/A	5/2/2016	N/A	No	N/A	$54,124,909		62.5%	1.32x	9.0%
Loan		19	McHenry Center	1.6%	12/21/2016	11/11/2016	N/A	11/11/2016	N/A	No	N/A
Loan	9, 13	20	Marsh Creek Corporate Center	1.6%
Property		20.01	Buildings 3 & 4		1/5/2017	11/10/2016	N/A	11/10/2016	N/A	No	N/A
Property		20.02	North Point Office		1/5/2017	11/17/2016	N/A	11/10/2016	N/A	No	N/A
Loan	9, 13	21	The Central West End Portfolio	1.6%
Property		21.01	Gerhardt Building		12/12/2016	10/7/2016	N/A	9/28/2016	N/A	No	N/A
Property		21.02	Melrose Building		12/12/2016	10/7/2016	N/A	9/28/2016	N/A	No	N/A
Property		21.03	Landesman Building		12/12/2016	10/7/2016	N/A	9/28/2016	N/A	No	N/A
Property		21.04	McPherson Building		12/12/2016	10/7/2016	N/A	9/28/2016	N/A	No	N/A
Loan		22	Fort Worth Residence Inn	1.4%	10/14/2016	10/18/2016	N/A	10/18/2016	N/A	No	N/A
Loan		23	8700-8714 Santa Monica Boulevard	1.4%	12/7/2016	11/23/2016	N/A	9/26/2016	11/21/2016	Yes - 4	19.0%
Loan	9	24	Central Self Storage Portfolio	1.4%
Property		24.01	Central Self Storage - Strang Line		8/29/2016	8/23/2016	N/A	8/22/2016	N/A	No	N/A
Property		24.02	Central Self Storage - Platte City		8/29/2016	8/23/2016	N/A	8/23/2016	N/A	No	N/A
Property		24.03	Central Self Storage - Belton		10/17/2016	8/23/2016	N/A	11/1/2016	N/A	No	N/A
Property		24.04	Central Self Storage - Knobtown		11/4/2016	8/23/2016	N/A	8/23/2016	N/A	No	N/A
Property		24.05	Central Self Storage - Shawnee		8/29/2016	8/23/2016	N/A	8/23/2016	N/A	No	N/A
Property		24.06	Central Self Storage - Kansas City		8/29/2016	8/23/2016	N/A	8/22/2016	N/A	No	N/A
Loan		25	Holiday Inn Express King Of Prussia	1.2%	11/8/2016	10/25/2016	N/A	10/25/2016	N/A	No	N/A
Loan	9	26	Spokane South Hill Portfolio	1.1%
Property		26.01	South Hill Mini Storage 1 & 2		12/8/2016	10/3/2016	N/A	10/3/2016	N/A	No	N/A
Property		26.02	About Space Storage		12/8/2016	10/3/2016	N/A	10/3/2016	N/A	No	N/A
Loan	12	27	Hallmark Town Center	1.1%	9/15/2016	7/29/2016	N/A	9/6/2016	9/6/2016	Yes - 4	6.0%
Loan		28	Blue Diamond Business Center	1.1%	12/6/2016	9/26/2016	N/A	9/27/2016	N/A	No	N/A
Loan		29	Harwood Hills	1.0%	12/16/2016	11/28/2016	N/A	11/28/2016	N/A	No	N/A
Loan		30	Pine Creek - Colorado Springs	1.0%	12/15/2016	11/23/2016	N/A	11/23/2016	N/A	No	N/A
Loan	12	31	Holiday Inn Express - Garland, TX	1.0%	12/27/2016	11/21/2016	N/A	11/28/2016	N/A	No	N/A
Loan		32	Storage King USA - Newark, NJ	1.0%	11/18/2016	11/16/2016	N/A	11/17/2016	N/A	No	N/A
Loan		33	Compass Road Medical Center	1.0%	11/23/2016	11/9/2016	N/A	11/9/2016	N/A	No	N/A
Loan		34	Bedford Square Apartments-MI	1.0%	11/22/2016	10/26/2016	N/A	10/26/2016	N/A	No	N/A
Loan		35	Mini U Storage - VA	0.9%	9/20/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Loan		36	Dunia Plaza	0.8%	8/16/2016	8/1/2016	N/A	8/2/2016	8/4/2016	Yes - 4	9.0%
Loan		37	166 Waterbury	0.8%	10/25/2016	8/25/2016	N/A	8/25/2016	N/A	No	N/A
Loan		38	Holiday Inn Express Spartanburg	0.8%	9/20/2016	8/24/2016	N/A	8/24/2016	N/A	No	N/A
Loan		39	Circle RV Resort	0.7%	9/28/2016	9/13/2016	N/A	9/13/2016	9/13/2016	Yes - 4	7.0%
Loan		40	Village at Duncanville	0.7%	12/21/2016	11/28/2016	N/A	11/28/2016	N/A	No	N/A
Loan		41	Paragon Plaza	0.7%	10/4/2016	8/29/2016	N/A	8/29/2016	N/A	No	N/A
Loan	14	42	1350 Carlback Avenue	0.6%	10/21/2016	10/12/2016	N/A	10/12/2016	10/12/2016	Yes - 4	12.0%
Loan		43	Towers of Grapevine	0.6%	11/8/2016	9/20/2016	N/A	9/19/2016	N/A	No	N/A
Loan		44	American Mini Storage - Plano, TX	0.6%	12/15/2016	11/29/2016	N/A	11/28/2016	N/A	No	N/A
Loan		45	Shoppes At Cranberry Commons II	0.6%	9/29/2016	9/1/2016	N/A	9/29/2016	N/A	No	N/A
Loan		46	3511 South 300 West Industrial	0.5%	11/14/2016	11/10/2016	N/A	10/28/2016	10/5/2016	Yes - 3	13.0%
Loan		47	Excess Storage Centre	0.5%	12/16/2016	12/6/2016	N/A	12/30/2016	N/A	No	N/A
Loan	9, 13	48	Sentinel Self Storage Portfolio	0.5%
Property		48.01	Sentinel Self Storage - East Indian School		11/11/2016	11/7/2016	N/A	11/7/2016	N/A	No	N/A
Property		48.02	Sentinel Self Storage - 7th Avenue		11/10/2016	11/7/2016	N/A	11/7/2016	N/A	No	N/A
Property		48.03	Sentinel Self Storage - West Indian School		11/10/2016	11/7/2016	N/A	11/7/2016	N/A	No	N/A
Loan		49	Buena Park Self Storage	0.5%	11/21/2016	N/A	N/A	11/17/2016	10/18/2016	Yes - 4	10.0%
Loan		50	Vacationer RV Resort	0.5%	10/3/2016	9/13/2016	N/A	9/13/2016	9/13/2016	Yes - 4	7.0%
Loan		51	Greenbrier Industrial Portfolio	0.5%	Various	11/7/2016	N/A	11/7/2016	N/A	No	N/A
Loan		52	Merrifalls Plaza	0.4%	8/3/2016	8/15/2016	9/15/2016	8/15/2016	N/A	No	N/A
Loan		53	Tech Way	0.4%	11/9/2016	10/27/2016	N/A	10/27/2016	10/27/2016	Yes - 4	14.0%
Loan		54	Glen Lennox Shopping Center	0.4%	12/4/2016	8/29/2016	N/A	12/15/2016	N/A	No	N/A
Loan		55	Oak Creek RV Resort	0.4%	9/28/2016	9/13/2016	N/A	9/13/2016	9/13/2016	Yes - 4	6.0%
Loan		56	2015 Walden Avenue	0.4%	10/29/2016	10/14/2016	N/A	10/14/2016	N/A	No	N/A
Loan		57	Parkwood Patio Apartments	0.3%	9/22/2016	5/5/2016	N/A	5/23/2016	5/5/2016	Yes - 4	9.0%
Loan		58	Reno Airport Center	0.3%	10/24/2016	10/11/2016	11/22/2016	10/11/2016	10/11/2016	Yes - 4	12.0%
Loan		59	Climate Masters Storage	0.2%	11/4/2016	N/A	N/A	9/9/2016	N/A	No	N/A
Loan	15	60	The Devonshire Shops	0.2%	12/20/2016	N/A	N/A	12/13/2016	11/17/2016	Yes - 3	4.0%
Loan	9, 13	61	Huron & Jason Portfolio	0.2%
Property		61.01	1011 South Huron Street		7/18/2016	8/3/2016	N/A	8/25/2016	N/A	No	N/A
Property		61.02	1002, 1008, 1014, 1020 South Jason Street		9/12/2016	8/3/2016	N/A	8/25/2016	N/A	No	N/A
Loan		62	American Mini Storage-TN	0.2%	10/19/2016	N/A	N/A	10/4/2016	N/A	No	N/A
Loan		63	940 East County Line Road	0.2%	11/17/2016	N/A	N/A	10/24/2016	N/A	No	N/A

A-1-10

BACM 2017-BNK3
Footnotes to Annex A-1

(1)	BANA—Bank of America, National Association; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; WFB—Wells Fargo Bank, National Association

(2)	The Administrative Cost Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(4)	Each of The Summit Birmingham Mortgage Loan (Mortgage Loan No. 1), the KOMO Plaza Mortgage Loan (Mortgage Loan No. 2), the JW Marriott Desert Springs Mortgage Loan (Mortgage Loan No. 3), the 85 Tenth Avenue Mortgage Loan (Mortgage Loan No. 4), the FedEx Ground Portfolio Mortgage Loan (Mortgage Loan No. 5), the 191 Peachtree Mortgage Loan (Mortgage Loan No. 7), the Platform Mortgage Loan (Mortgage Loan No. 8), the Rio West Business Park Mortgage Loan (Mortgage Loan No. 13), the Potomac Mills Mortgage Loan (Mortgage Loan No. 14) and the Fremaux Town Center Mortgage Loan (Mortgage Loan No. 18) is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). For further information, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

(5)	With respect to Mortage Loan No. 1, The Summit Birmingham, the second and third most recent (2015 & 2014) historical revenues, expenses and NOI include Phase IB which is not part of the collateral for the The Summit Birmingham Mortgage Loan.

(6)	With respect to Mortage Loan No. 2, KOMO Plaza, the KOMO Plaza Sponsor, California Public Employees’ Retirement System (“CalPERS”), also has a 99% ownership interest in Institutional Mall Investors, LLC, one of the non-recourse carveout guarantors under Mortgage Loan No. 1, The Summit Birmingham.

(7)	With respect to Mortgage Loan No. 3, JW Marriott Desert Springs, a portion of the JW Marriott Desert Springs Property encompassing the 25-acre, 18-hole Valley Golf Course is comprised of a leasehold interest with Marriott’s Desert Springs Development Corporation under a fully extended term through December 2061. The initial 24-year term expired December 31, 2011 and has five, ten-year extension options with flat annual ground rent payments of $100,000.

(8)	With respect to Mortgage Loan No. 4, 85 Tenth Avenue, the third largest tenant (113,012 square feet), representing 17.9% of net rentable square feet, has given notice of its intent to vacate 56,000 square feet of its space.

(9)	With respect to Mortgage Loan Nos. 5, 11, 20, 21, 24, 26, 48 and 61, FedEx Ground Portfolio, ExchangeRight Portfolio 14, Marsh Creek Corporate Center, The Central West End Portfolio, Central Self Storage Portfolio, Spokane South Hill Portfolio,Sentinel Self Storage Portfolio and Huron & Jason Portfolio, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

(10)	With respect to Mortgage Loan No. 6, Storbox Self Storage, Occupancy Rate is based on the SF for the self storage space, excluding wine storage.

(11)	With respect to Mortgage Loan No. 7, 191 Peachtree, a portion of the 191 Peachtree Property located under the parking garage servicing the office building at 191 Peachtree Street is comprised of a leasehold interest with an entity of the Ritz Carlton Atlanta as the ground lessor under a 99-year term ground lease which expires February 10, 2087, and has one 99-year extension, resulting in a final maturity on February 10, 2186.

A-1-11

(12)	With respect to Mortgage Loan Nos. 7, 27 and 31, 191 Peachtree, Hallmark Town Center, and Holiday Inn Express - Garland, TX, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

(13)	With respect to Mortgage Loan Nos. 20, 21, 48 and 61, Marsh Creek Corporate Center, The Central West End Portfolio, Sentinel Self Storage Portfolio and Huron & Jason Portfolio, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Partial Releases” in the Preliminary Prospectus.

(14)	With respect to Mortgage Loan No. 42, 1350 Carlback Avenue, the sole tenant (29,000 square feet), representing 100% of net rentable square feet, is affiliated with the Sponsor.

(15)	With respect to Mortgage Loan No. 60, The Devonshire Shops, a holdback was reserved upfront in the amount of $113,000. The holdback can be disbursed in whole provided that the following conditions are satisfied: (i) no event of default; (ii) the third largest tenant (2,561 square feet), representing 21.1% of net rentable square feet, is in occupancy, open for business and paying full unabated rent for at least two consecutive months pursuant its lease; and (iii) physical and economic occupancy at the mortgaged property is at least 90%. If the Holdback has not been released by December 29, 2017, the lender may apply the unreleased proceeds to pay down the loan. Assuming the full holdback balance is applied to the full loan amount of $2,345,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 54.4%, 44.7%, 1.56x, 1.44x, 10.3% and 9.5%, respectively.

A	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the last day of the Lockout Period each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the last day of the Lockout Period, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

B	“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to the Applicable Percentage of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

A-1-12

“Applicable Percentage” shall mean, as applicable, (i) in connection with any prepayment made pursuant to Section 2.7(d) hereof and provided that no Event of Default then exists, 1%, or (ii) in connection with any other prepayment of the Debt, 3%.

C	“Yield Maintenance Premium” shall mean, after a Loan Conversion, an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

D	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date (assuming the outstanding principal balance of the Loan is due on the Maturity Date), from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

E	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

A-1-13

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-2
Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Wells Fargo Bank, National Association	34	$344,126,067	35.2%	4.5476%	117	1.97x	11.0%	55.3%	48.7%
Morgan Stanley Mortgage Capital Holdings LLC	15	$327,160,559	33.5%	4.6180%	108	2.10x	12.9%	63.4%	59.3%
Bank of America, National Association	14	$305,806,011	31.3%	4.5092%	119	2.21x	10.8%	55.9%	53.4%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1,595,409 - 5,000,000	15	$49,952,032	5.1%	4.7397%	118	1.56x	10.5%	62.8%	51.5%
5,000,001 - 10,000,000	20	$150,886,047	15.4%	4.7491%	118	1.65x	10.9%	64.2%	55.2%
10,000,001 - 15,000,000	7	$85,401,988	8.7%	4.7427%	118	1.86x	11.3%	62.4%	55.0%
15,000,001 - 25,000,000	10	$185,417,571	19.0%	4.4824%	118	1.89x	11.1%	61.0%	52.8%
25,000,001 - 50,000,000	8	$302,610,000	31.0%	4.3231%	118	2.55x	11.5%	51.8%	51.8%
50,000,001 - 73,325,000	3	$202,825,000	20.8%	4.7182%	102	2.14x	13.0%	57.9%	56.3%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: $1,595,409
Maximum: $73,325,000
Average: $15,509,407

A-2-1

Annex A-2
Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
California	16	$278,580,561	28.5%	4.8686%	106	1.88x	12.6%	63.0%	58.2%
New York	4	$89,199,696	9.1%	3.9724%	118	3.38x	13.9%	37.4%	36.9%
Virginia	6	$86,893,308	8.9%	4.1095%	118	2.50x	11.2%	49.3%	45.9%
Washington	3	$80,450,000	8.2%	4.3674%	119	2.35x	11.1%	52.1%	50.8%
Alabama	5	$80,149,078	8.2%	4.7380%	119	1.70x	8.8%	55.0%	54.6%
Texas	11	$77,106,110	7.9%	4.7436%	119	1.74x	11.4%	62.6%	53.4%
Pennsylvania	5	$40,573,967	4.2%	4.6378%	118	1.89x	11.9%	66.1%	56.7%
Georgia	1	$40,500,000	4.1%	3.7320%	117	2.69x	11.5%	64.9%	64.9%
Arizona	5	$33,225,138	3.4%	4.6335%	117	1.56x	10.2%	66.2%	59.0%
Missouri	7	$21,400,000	2.2%	4.6655%	118	2.10x	10.5%	57.1%	57.1%
Louisiana	3	$21,203,125	2.2%	3.7585%	113	1.48x	9.2%	61.6%	47.2%
Illinois	6	$18,585,103	1.9%	4.4959%	118	1.79x	9.7%	63.6%	57.3%
Tennessee	2	$18,092,279	1.9%	4.9427%	119	1.61x	11.4%	71.9%	63.2%
Nevada	2	$13,343,535	1.4%	4.8523%	119	1.47x	10.1%	67.1%	57.3%
Colorado	3	$12,031,001	1.2%	5.2021%	119	1.48x	10.9%	71.0%	62.0%
South Carolina	2	$10,508,435	1.1%	4.4521%	117	2.05x	12.5%	65.7%	56.3%
New Jersey	1	$9,725,000	1.0%	4.7480%	119	1.96x	9.6%	61.9%	61.9%
Michigan	1	$9,500,000	1.0%	4.8700%	118	2.18x	12.0%	50.0%	50.0%
North Carolina	2	$9,165,336	0.9%	5.0397%	119	1.49x	10.1%	68.3%	56.4%
Connecticut	1	$7,976,832	0.8%	5.3500%	118	1.31x	10.6%	68.5%	52.2%
Kansas	3	$7,250,000	0.7%	4.5000%	117	2.95x	14.1%	44.7%	44.7%
Utah	1	$5,250,000	0.5%	4.8500%	118	1.41x	10.1%	67.3%	59.5%
Oregon	1	$2,342,641	0.2%	5.2300%	119	1.37x	9.8%	57.1%	47.5%
Mississippi	1	$1,595,409	0.2%	5.4000%	118	1.36x	10.6%	65.1%	49.7%
Wisconsin	1	$1,465,369	0.1%	4.0605%	118	2.32x	10.1%	57.0%	57.0%
Iowa	1	$980,714	0.1%	4.0605%	118	2.32x	10.1%	57.0%	57.0%
Total/Wtd. Avg.	94	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

A-2-2

Annex A-2
Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV

Retail
Anchored	7	$109,513,607	11.2%	4.3028%	117	1.77x	10.4%	61.2%	53.6%
Lifestyle Center	1	$73,325,000	7.5%	4.7620%	119	1.68x	8.7%	54.3%	54.3%
Free-Standing	18	$46,568,532	4.8%	4.3457%	118	2.08x	10.6%	54.0%	50.5%
Unanchored	7	$28,306,276	2.9%	4.7953%	118	1.50x	10.0%	65.7%	53.9%
Super Regional Mall	1	$20,750,000	2.1%	2.9882%	117	4.39x	13.9%	38.0%	38.0%
Shadow Anchored	2	$10,442,641	1.1%	4.6948%	117	1.39x	9.0%	65.2%	58.7%
Subtotal:	36	$288,906,055	29.6%	4.3943%	118	1.94x	10.1%	57.2%	52.4%
Office
Suburban	6	$98,235,138	10.1%	4.6320%	118	1.67x	10.5%	64.8%	59.4%
CBD	2	$90,500,000	9.3%	3.7810%	118	3.23x	13.2%	45.9%	45.9%
Medical	2	$17,615,771	1.8%	5.1038%	118	1.30x	9.9%	69.2%	55.1%
Subtotal:	10	$206,350,909	21.1%	4.2990%	118	2.32x	11.6%	56.9%	53.1%
Mixed Use
Office/Data Center/Retail	1	$69,500,000	7.1%	4.2993%	119	2.47x	11.3%	50.0%	50.0%
Retail/Office	1	$37,000,000	3.8%	5.1427%	118	1.88x	10.1%	49.3%	49.3%
Office/Retail/Multifamily	1	$14,000,000	1.4%	5.0800%	119	1.56x	8.3%	53.8%	53.8%
Retail/Multifamily	3	$12,100,000	1.2%	4.7300%	119	1.77x	9.1%	62.0%	62.0%
Office/Retail	1	$9,862,500	1.0%	5.2070%	119	1.53x	11.1%	74.7%	66.6%
Subtotal:	7	$142,462,500	14.6%	4.6945%	119	2.10x	10.5%	52.9%	52.4%
Hospitality
Resort	1	$60,000,000	6.1%	5.1500%	60	2.31x	20.3%	71.4%	66.1%
Limited Service	3	$29,583,727	3.0%	4.9131%	119	1.95x	14.2%	68.6%	54.8%
Full Service	1	$17,895,432	1.8%	5.6290%	119	1.71x	14.6%	67.5%	51.9%
Extended Stay	1	$14,139,819	1.4%	5.0000%	118	1.77x	12.5%	64.9%	53.6%
Subtotal:	6	$121,618,979	12.4%	5.1454%	90	2.07x	17.1%	69.4%	59.8%
Self Storage
Self Storage	19	$109,751,446	11.2%	4.7839%	119	1.85x	10.0%	61.9%	58.1%
Subtotal:	19	$109,751,446	11.2%	4.7839%	119	1.85x	10.0%	61.9%	58.1%
Industrial
Distribution Warehouse	4	$52,850,000	5.4%	4.2884%	117	2.82x	12.7%	49.0%	47.2%
Flex	6	$24,208,501	2.5%	4.8126%	118	1.39x	10.0%	68.3%	59.4%
Subtotal:	10	$77,058,501	7.9%	4.4531%	118	2.37x	11.8%	55.1%	51.0%
Multifamily
Garden	2	$12,647,687	1.3%	4.7205%	118	2.01x	11.3%	56.0%	52.4%
Low-Rise	1	$3,300,000	0.3%	4.7300%	119	1.77x	9.1%	62.0%	62.0%
Subtotal:	3	$15,947,687	1.6%	4.7224%	118	1.96x	10.9%	57.2%	54.4%
Manufactured Housing
Recreational Vehicle Community	3	$14,996,561	1.5%	4.0000%	117	2.11x	13.6%	45.8%	33.3%
Subtotal:	3	$14,996,561	1.5%	4.0000%	117	2.11x	13.6%	45.8%	33.3%

Total/Wtd. Avg.	94	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

A-2-3

Annex A-2
Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2.9882 - 4.5000	20	$396,054,487	40.5%	4.0421%	117	2.58x	11.8%	51.2%	48.3%
4.5001 - 5.0000	28	$395,635,883	40.5%	4.7758%	119	1.71x	10.2%	62.6%	57.8%
5.0001 - 5.5000	14	$167,506,835	17.1%	5.1555%	98	1.87x	13.9%	63.3%	57.3%
5.5001 - 5.6290	1	$17,895,432	1.8%	5.6290%	119	1.71x	14.6%	67.5%	51.9%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 2.9882%
Maximum: 5.6290%
Weighted Average: 4.5591%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	1	$60,000,000	6.1%	5.1500%	60	2.31x	20.3%	71.4%	66.1%
120	62	$917,092,638	93.9%	4.5205%	118	2.07x	11.0%	57.3%	52.9%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 60 mos.
Maximum: 120 mos.
Weighted Average: 116 mos.

A-2-4

Annex A-2
Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60 - 60	1	$60,000,000	6.1%	5.1500%	60	2.31x	20.3%	71.4%	66.1%
112 - 120	62	$917,092,638	93.9%	4.5205%	118	2.07x	11.0%	57.3%	52.9%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 60 mos.
Maximum: 120 mos.
Weighted Average: 115 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	16	$528,060,000	54.0%	4.3825%	118	2.43x	11.0%	51.7%	51.7%
300	9	$72,096,342	7.4%	4.6900%	117	1.66x	12.4%	61.4%	45.9%
360	38	$376,936,296	38.6%	4.7815%	109	1.69x	12.1%	66.7%	58.1%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 300 mos.
Maximum: 360 mos.
Weighted Average: 350 mos.

A-2-5

Annex A-2
Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	16	$528,060,000	54.0%	4.3825%	118	2.43x	11.0%	51.7%	51.7%
292 - 300	9	$72,096,342	7.4%	4.6900%	117	1.66x	12.4%	61.4%	45.9%
356 - 360	38	$376,936,296	38.6%	4.7815%	109	1.69x	12.1%	66.7%	58.1%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 292 mos.
Maximum: 360 mos.
Weighted Average: 349 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.27 - 1.30	4	$18,703,485	1.9%	5.0519%	118	1.29x	9.1%	67.6%	55.5%
1.31 - 1.40	8	$63,428,489	6.5%	4.5457%	116	1.34x	9.5%	66.3%	54.2%
1.41 - 1.50	7	$40,895,724	4.2%	4.7737%	118	1.43x	9.7%	69.2%	58.0%
1.51 - 1.60	12	$122,798,198	12.6%	4.6327%	118	1.55x	9.9%	64.5%	57.2%
1.61 - 1.70	5	$119,917,279	12.3%	4.7383%	119	1.67x	9.6%	59.1%	55.9%
1.71 - 1.80	5	$69,684,176	7.1%	5.0024%	118	1.74x	11.9%	60.9%	51.5%
1.81 - 2.50	17	$374,665,288	38.3%	4.6720%	109	2.15x	12.5%	58.5%	55.8%
2.51 - 3.00	2	$53,750,000	5.5%	3.9213%	117	2.75x	12.1%	59.9%	59.9%
3.01 - 4.39	3	$113,250,000	11.6%	3.7947%	117	3.61x	14.0%	37.0%	37.0%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 1.27x
Maximum: 4.39x
Weighted Average: 2.09x

A-2-6

Annex A-2
Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
30.5 - 40.0	2	$70,750,000	7.2%	3.5765%	118	3.87x	14.3%	32.7%	32.7%
40.1 - 60.0	19	$381,022,295	39.0%	4.5136%	118	2.17x	10.8%	50.8%	49.3%
60.1 - 65.0	13	$250,465,808	25.6%	4.5149%	118	1.86x	10.3%	63.7%	59.3%
65.1 - 70.0	18	$137,839,030	14.1%	4.9377%	118	1.61x	11.6%	67.7%	56.0%
70.1 - 75.0	11	$137,015,504	14.0%	4.8932%	93	1.84x	14.6%	72.3%	64.1%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 30.5%
Maximum: 75.0%
Weighted Average: 58.2%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
30.5 - 35.0	4	$64,996,561	6.7%	3.8620%	118	3.30x	14.3%	34.0%	31.1%
35.1 - 45.0	5	$97,127,033	9.9%	4.0958%	117	3.08x	13.1%	44.2%	42.2%
45.1 - 55.0	23	$369,979,854	37.9%	4.6835%	118	1.87x	10.5%	55.6%	51.2%
55.1 - 60.0	16	$168,502,251	17.2%	4.5879%	118	1.70x	10.5%	65.6%	57.5%
60.1 - 66.6	15	$276,486,939	28.3%	4.7018%	106	1.98x	12.4%	67.8%	64.1%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 30.5%
Maximum: 66.6%
Weighted Average: 53.7%

A-2-7

Annex A-2
Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	16	$528,060,000	54.0%	4.3825%	118	2.43x	11.0%	51.7%	51.7%
Amortizing Balloon	28	$247,220,138	25.3%	4.8682%	104	1.80x	13.7%	65.4%	54.2%
Partial Interest Only	19	$201,812,500	20.7%	4.6426%	118	1.55x	10.3%	66.4%	58.4%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
8.3 - 8.5	2	$18,490,881	1.9%	5.1116%	119	1.49x	8.3%	56.9%	54.2%
8.6 - 9.0	7	$151,328,546	15.5%	4.6451%	118	1.64x	8.8%	59.8%	56.8%
9.1 - 9.5	7	$56,074,748	5.7%	4.6554%	118	1.52x	9.3%	67.5%	59.0%
9.6 - 10.0	8	$80,638,743	8.3%	4.6115%	118	1.54x	9.7%	65.0%	58.3%
10.1 - 11.0	15	$184,952,086	18.9%	4.6027%	118	1.84x	10.3%	57.9%	53.0%
11.1 - 12.0	9	$210,742,093	21.6%	4.4716%	118	2.19x	11.4%	58.8%	56.5%
12.1 - 13.0	4	$30,316,486	3.1%	4.7482%	119	1.85x	12.5%	60.2%	50.4%
13.1 - 15.0	10	$184,549,053	18.9%	4.2142%	118	3.03x	14.1%	46.2%	41.7%
15.1 - 20.3	1	$60,000,000	6.1%	5.1500%	60	2.31x	20.3%	71.4%	66.1%
Total/Wtd. Avg.	63	$977,092,638	100.0%	4.5591%	115	2.09x	11.6%	58.2%	53.7%

Minimum: 8.3%
Maximum: 20.3%
Weighted Average: 11.6%

A-2-8

ANNEX A-3

SUMMARIES OF FIFTEEN LARGEST MORTGAGE LOANS OR GROUPS OF CROSS-

COLLATERALIZED MORTGAGE LOANS

A-3-1

BACM 2017-BNK3	The Summit Birmingham

Mortgage Loan No. 1 – The Summit Birmingham

A-3-2

BACM 2017-BNK3	The Summit Birmingham

Mortgage Loan No. 1 – The Summit Birmingham

A-3-3

BACM 2017-BNK3	The Summit Birmingham

Mortgage Loan No. 1 – The Summit Birmingham

A-3-4

BACM 2017-BNK3	The Summit Birmingham

Mortgage Loan No. 1 – The Summit Birmingham

The Summit Birmingham
214 Summit Boulevard
Birmingham, AL 35243
BIRMINGHAM
Mountain Brook
Homewood
Vestavia Hills
Hoover
Irondale
Indian Springs Village
JEFFERSON COUNTY
SHELBY COUNTY
East Birmingham
Downtown
College Hills
West End Manor
Birmingham-Shuttlesworth Intl. Airport
Birmingham-Jefferson Conv. Ctr.
Regions-Harbert Plaza
Wells Fargo Tower
McWane Science Ctr.
BIRMINGHAM AMTRAK
Regions Field
University of Alabama - Birmingham
Birmingham Southern College
Legion Field
Baptist Medical Ctr. Princeton
Vulcan Park & Museum
George Ward Park
Avondale Park
Trinity Medical Ctr.
Village East Shopping Center
Festival Shopping Center
Eastwood Shopping Plaza
Birmingham Golf Course
Botanical Gardens & Zoo
Birmingham Zoo
Mountain Brook Club
Old Overton Country Club
Colonial Brookwood Village
Brookwood Medical Ctr.
Samford University
Vestavia Country Club
Wildwood North Shopping Center
Wildwood Centre
The Vestavia Hills City Center
Little Valley Mountain
Grandview Medical Ctr.
River Ridge
Inverness Plaza
Brook Highland Plaza
Hoover Country Club
Moss Rock Preserve
Riverchase Promenade
Riverchase Galleria
Patton Creek Shopping Center
The Plaza at Riverchase
Colonial Promenade
Indian Valley Lake
AMTRAK
27th Ave N.
26th St
Finley Blvd
1st Ave N.
3rd Ave S.
6th Ave S.
Crestwood Blvd
Oporto Madrid Blvd
Ruffner Rd
Montclair Rd
Montevallo Rd
Old Leeds Rd
Overton Rd
Sicard Hollow Rd
Green Valley Rd
Lakeshore Pkwy
Dennison Ave
Valley Ave
MLK Jr Dr
Oxmoor Rd
Shades Crest Rd
Montgomery Hwy
Columbiana Rd
Rocky Ridge Rd
Altadena Rd
Cahaba River Rd
Alford Ave
Tyler Rd
Chapel Rd
Lorna Rd
Valley Dale Rd
John Hawkins Pkwy
65
20
59
459
31
280
78
11
149
113
115
42
62
64
CHATTANOOGA
HUNTSVILLE
Decatur
Dalton
Tupelo
Hamilton
Jasper
Attalla
Gadsden
Rome
Roswell
Marietta
Decatur
ATLANTA
MISSISSIPPI
Winona
Columbus
BIRMINGHAM
Bessemer
Anniston
Louisville
Tuscaloosa
Hoover
Sylacauga
LaGrange
Macon
Demopolis
Auburn
Meridian
MONTGOMERY
COLUMBUS
ALABAMA
GEORGIA
Laurel
Waynesboro
Greenville
Troy
Eufaula
Albany
Monroeville
Ozark
Enterprise
Hattiesburg
Atmore
Dothan
MOBILE
Crestview
Milton
Biloxi
Gulfport
Pascagoula
Pensacola
Destin
FLORIDA
Panama City
TALLAHASSEE
Gulf of Mexico

A-3-5

BACM 2017-BNK3	The Summit Birmingham

Mortgage Loan No. 1 – The Summit Birmingham

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$73,325,000			Location:	Birmingham, AL 35243
Cut-off Date Balance(1):	$73,325,000			General Property Type:	Retail
% of Initial Pool Balance:	7.5%			Detailed Property Type:	Lifestyle Center
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	JDJ Birmingham Company, L.L.C., Institutional Mall Investors LLC			Year Built/Renovated:	1997/2009
Mortgage Rate:	4.7620%			Size:	681,245 SF
Note Date:	12/20/2016			Cut-off Date Balance per SF(1):	$305
First Payment Date:	2/1/2017			Maturity Date Balance per SF(1):	$305
Maturity Date:	1/1/2027			Property Manager:	Bayer Properties, L.L.C. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$18,070,330
Seasoning:	1 month			UW NOI Debt Yield(1):	8.7%
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield at Maturity(1):	8.7%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.68x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$17,296,891 (12/31/2016)
Additional Debt Balance(3):	$134,675,000			2nd Most Recent NOI(5):	$19,589,779 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(5):	$19,415,128 (12/31/2014)
Reserves(4)				Most Recent Occupancy(6):	98.5% (12/14/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(7):	97.8% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(7):	96.4% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$383,000,000 (11/7/2016)
Recurring Replacements:	$0	Springing	$225,984	Cut-off Date LTV Ratio(1):	54.3%
TI/LC:	$1,989,285	Springing	$2,146,872	Maturity Date LTV Ratio(1):	54.3%
Other:	$852,850	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$208,000,000	100.0%	Loan Payoff:	$155,905,651	75.0%
			Reserves:	$2,842,135	1.4%
			Closing Costs:	$2,260,319	1.1%
			Return of Equity:	$46,991,895	22.6%
Total Sources:	$208,000,000	100.0%	Total Uses:	$208,000,000	100.0%

(1)	The Summit Birmingham Mortgage Loan is part of The Summit Birmingham Whole Loan, which is comprised of four pari passu promissory notes with an aggregate principal balance of $208,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising The Summit Birmingham Whole Loan.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last The Summit Birmingham Whole Loan promissory note to be securitized and (b) February 1, 2020.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	Historical NOI includes income and expenses from Phase IB (non-collateral) of The Summit.

(6)	Most Recent Occupancy includes three tenants (2.0% of NRA) with executed leases but who are not yet in occupancy at The Summit Birmingham Property. The lender has reserved 100.0% of the rent associated with each tenant from the Note Date through each lease’s scheduled commencement date. See “Escrows and Reserves” below for further details.

(7)	Historical occupancy includes tenants at Phase IB (non-collateral) of The Summit.

The Mortgage Loan. The largest mortgage loan (the “The Summit Birmingham Mortgage Loan”) is part of a whole loan (the “The Summit Birmingham Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $208,000,000, which are secured by a first priority fee mortgage encumbering a 681,245 SF portion of The Summit, an upscale mixed-use development in Birmingham, Alabama (the “The Summit Birmingham Property”). Promissory Note A-2 in the original principal amount of $73,325,000 represents The Summit Birmingham Mortgage Loan and will be included in the BACM 2017-BNK3 Trust. Promissory Note A-1 in the original principal amount of $61,875,000 is currently held by Bank of America, National Association, or an affiliate thereof, Promissory Notes A-3 and A-4 in the aggregate original principal amount of $72,800,000 are currently held by Barclays Bank PLC, or an affiliate thereof. Promissory Notes A-1, A-3 and A-4 (collectively, the “The Summit Birmingham Serviced Pari Passu Companion Loans”) are expected to be contributed to one or more future transactions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Summit Birmingham Whole Loan” in the Preliminary Prospectus. The Summit Birmingham Whole Loan will be serviced pursuant to the pooling and servicing agreement for this securitization transaction.

A-3-6

BACM 2017-BNK3	The Summit Birmingham

The proceeds of The Summit Birmingham Whole Loan were used to refinance previous mortgage loans secured by The Summit Birmingham Property in the amount of approximately $156 million, to pay closing costs, reserve escrows and to return equity to The Summit Birmingham sponsor. The Summit Birmingham Mortgage Loan sponsor was the original developer of The Summit Birmingham Property.

The Borrower and the Sponsor. The borrower is BRC Holding Company, L.L.C. (“The Summit Birmingham Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with at least two independent managers. Equity ownership in The Summit Birmingham Borrower is indirectly held by The Summit Birmingham Mortgage Loan sponsors, JDJ Birmingham Company, L.L.C. (51%) and Institutional Mall Investors LLC (49%).

JDJ Birmingham Company, L.L.C. is an entity indirectly owned by Jeffery A. Bayer, David L. Silverstein and Jon W. Rotenstreich, and their family trusts. Jeffery A. Bayer, David L. Silverstein and Jon W. Rotenstreich are non-recourse carve out guarantors for The Summit Birmingham Mortgage Loan. Jeffery A. Bayer is CEO and President and David Silverstein and Jon Rotenstreich are and Principals of Bayer Properties, LLC. Bayer Properties, LLC is a Birmingham, Alabama based real estate management and development firm with a national portfolio of over 22 properties comprising approximately 10 million SF, with seven properties in Alabama, including The Summit Birmingham Property.

Institutional Mall Investors LLC (“IMI”) is an additional non-recourse carve out guarantor for The Summit Birmingham Mortgage Loan and is 99% owned by California Public Employees’ Retirement System (“CalPERS”), the nation’s largest public pension fund. IMI is an investment platform focused on high quality, market dominant, fashion oriented retail properties. As of October 2016, IMI’s portfolio included approximately 20.1 million SF of retail space and over 1.1 million SF of prime office space.

The Property. The Summit Birmingham Property consists of a 681,245 SF portion of The Summit. The Summit is an upscale mixed-use development comprised of a total of 1,036,240 SF of retail and office space, built in phases between 1997 and 2009. Phases IA and IB (non-collateral) were opened in 1997 with over 400,000 SF featuring tenants including Barnes & Noble, Banana Republic, Williams-Sonoma, Ann Taylor, Victoria’s Secret, P.F. Chang’s and Macaroni Grill. Phase II was opened in 2000 and brought new-to-the-market retailers including California Pizza Kitchen, Everything But Water, Pottery Barn and Pottery Barn Kids and also allowed Gap to relocate and add Gap Kids and Gap Body to its offerings. Phase III opened in 2001, bringing Saks Fifth Avenue to open its first and only store in the state of Alabama, adding J. Crew, Fleming’s and Panera Bread, and allowing Chico’s and Talbots to expand its stores. Phase IV opened in 2005 bringing The Cheesecake Factory, Anthropologie, Vera Bradley and Swoozie’s as first-time retailers in the state of Alabama. Phase VI opened in 2009 with 50,000 SF of office and 50,000 SF of retail space including tenants Banana Republic, Charming Charlie and Michael Kors. Phase V (non-collateral) is an unimproved 2.1 acre parcel which as with Phase IB (non-collateral) may be developed or redeveloped in the future by The Summit Birmingham Mortgage Loan sponsor.

Access to The Summit is available from seven points of ingress and eight points of egress all controlled by stop signs or traffic lights. The Summit is located at the intersection of Highway 280 (73,970 average daily traffic count) leading northwest through the affluent suburbs of Mountain Brook, Vestavia Hills and Homewood to the Birmingham central business district, and I-459 (101,020 average daily traffic count) leading southwest to the wealthy suburb of Hoover. Highway 280 and I-459 are the area’s primary commercial thoroughfares and, according to the appraiser, the intersection of these roadways is the center of the growth corridor of the Birmingham metropolitan area.

The Summit is Birmingham’s single largest generator of sales tax revenue, comprising over 10% of the city’s sales tax revenues. Due to this success, the City of Birmingham has continued to support the development of The Summit and has invested an additional $7.5 million in infrastructure improvements and expansions through tax sharing arrangements. Approximately 50 of The Summit’s retailers are exclusive to the property in Alabama or Birmingham including Saks Fifth Avenue, Trader Joe’s, Art of Shaving, Apple, Pottery Barn, Restoration Hardware and lululemon athletica. Historical occupancy at The Summit has averaged 97.6% for the period 2012 to 2015.

The Summit Birmingham Property is contained across 19 buildings. Included in the collateral are 3,474 parking spaces (approximately 5.10 spaces per 1,000 SF). The Summit Birmingham Property is anchored by Belk and Saks Fifth Avenue (non-collateral), with other large retail tenants including Gap, Barnes & Noble, Trader Joe’s and Gus Mayer. No other retail tenant occupies more than 1.8% of NRA or represents more than 2.0% of base rent. Other noteworthy tenants include: Apple, Anthropologie, The Cheesecake Factory, J Crew, lululemon athletica, Madewell, Pottery Barn, Restoration Hardware, Sephora, Vineyard Vines and West Elm. The two office tenants representing 7.5% of NRA and 8.2% of base rent are RSM US LLP, an audit, tax and consulting firm, and Brownell Travel, a luxury travel agency.

The Summit Birmingham Property was 98.5% leased as of December 2016 to 102 retail, restaurant and office tenants. Total inline sales at The Summit Birmingham Property for the trailing 12 months ending August 31, 2016 were approximately $213.77 million with an average of $603 PSF ($513 PSF excluding Apple), resulting in an occupancy cost of 8.0% (9.4% excluding Apple).

The following table presents a summary of historical comparable in-line sales at The Summit Birmingham Property.

Historical Sales Summary(1)
	Comparable In-line Tenant Sales PSF		Total Comparable In-line Sales
Year	w/ Apple	w/o Apple
2014	$601	$516	$200,392,424
2015	$604	$518	$215,735,275
8/31/2016 TTM	$603	$513	$213,766,482

(1)	Information as provided by the sponsor and only include tenants reporting comparable sales.

A-3-7

BACM 2017-BNK3	The Summit Birmingham

Major Tenants.

Belk (163,480 SF, 24.0% NRA, 5.3% underwritten base rent). The anchor retail tenant at The Summit Birmingham Property is Belk, Inc. (“Belk”). Belk is a private department store company based in Charlotte, North Carolina, with 293 stores located in 16 Southern states and a retail website offering national brands and private label fashion apparel, shoes, accessories, cosmetics, a wedding registry and home merchandise. Belk is a portfolio company of Sycamore Partners, a private equity firm based in New York. Belk occupies 163,480 SF located in Phase IA, under an initial lease dated November 1997, expiring January 2018 with six remaining five-year extension options with nine month notices and $0.50 PSF rental increases at each extension. Belk’s lease requires percentage rent of 2% on the amount by which its gross sales exceed $30,000,000 annually. For the trailing 12-month period ending August 31, 2016, December 31, 2015 and December 31, 2014, Belk achieved gross sales of $40,030,397 ($245 PSF), $40,395,908 ($247 PSF) and $40,673,824 ($249 PSF), respectively.

RSM US LLP (35,724 SF, 5.2% NRA, 6.2% underwritten base rent). The largest office tenant at The Summit Birmingham Property is RSM US LLP (“RSM”). RSM is the fifth largest audit, tax and consulting firm in the United States with approximately 8,829 employees across 86 cities in 28 states in the United States. RSM is the U.S. member of RSM International, which includes more than 38,000 employees in 120 countries. RSM occupies 35,724 SF located in Phase VI, under an initial lease dated September 2009, expiring October 2021 with three five-year extension options at market rent with nine month notices at each extension and an expansion right for 2,000-11,661 SF exercisable between May 1, 2018 and September 30, 2018.

The following table presents certain information relating to the major tenants at The Summit Birmingham Property.

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF(3)	Approx. % of SF(3)	Annual UW Rent		Annual UW Rent PSF(4)	Sales (TTM 8/31/2016)(5)		Occ. Cost %	Lease Expiration
					% of Annual UW Rent		$	PSF(6)
Major Retail Tenants(7)
Belk	NR/B2/B	163,480	24.0%	$1,047,986	5.3%	$6.41	$40,030,397	$245	3.2%	1/31/2018
Gap	BB+/Baa2/BB+	17,522	2.6%	$702,507	3.6%	$40.09	$4,678,549	$267	17.5%	3/31/2020
Barnes & Noble	NR/NR/NR	25,397	3.7%	$532,575	2.7%	$20.97	N/A	N/A	N/A	2/1/2018
Trader Joe’s	NR/NR/NR	12,922	1.9%	$465,192	2.4%	$36.00	N/A	N/A	N/A	9/30/2025
Gus Mayer	NR/NR/NR	16,410	2.4%	$383,760	2.0%	$23.39	$10,498,746	$711	5.2%	1/31/2019
Subtotal/Wtd. Avg.		235,731	34.6%	$3,132,020	15.9%	$13.29
Other Retail Tenants		384,236	56.4%	$14,920,610	75.9%	$38.83
Vacant Space		10,428	1.5%
Retail Subtotal/Wtd. Avg.		630,395	92.5%
Office Tenants
RSM US LLP		35,724	5.2%	$1,208,900	6.2%	$33.84				10/31/2021
Brownell Travel		15,126	2.2%	$393,276	2.0%	$26.00				3/31/2018
Office Subtotal/Wtd. Avg.		50,850	7.5%	$1,602,176	8.2%	$31.51
Collateral Total/Wtd. Avg.		681,245	100.0%	$19,654,807		$29.30
Non-Collateral Retail Tenants
Saks Fifth Avenue							NAV	NAV	NAV	6/30/2052
PF Chang’s							NAV	NAV	NAV	12/31/2047

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant SF includes storage space.

(4)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(5)	Sales $ and Sales PSF represent trailing 12 months ending August 31, 2016 as provided by the sponsor and only include tenants reporting comparable sales.

(6)	Sales PSF excludes storage space.

(7)	Major Tenants are ordered by Annual UW Rent.

A-3-8

BACM 2017-BNK3	The Summit Birmingham

The following table presents certain information relating to the lease rollover at The Summit Birmingham Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling(3)	SF Rolling	Annual UW Rent PSF Rolling(4)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	3	3,486	$27.03	0.5%	0.5%	$94,217	0.5%	0.5%
2017	13	47,241	$33.17	6.9%	7.4%	$1,567,170	8.0%	8.5%
2018	12	235,982	$13.39	34.6%	42.1%	$3,159,659	16.1%	24.5%
2019	12	65,570	$35.10	9.6%	51.7%	$2,301,694	11.7%	36.2%
2020	6	40,535	$39.78	6.0%	57.7%	$1,612,627	8.2%	44.4%
2021	9	78,078	$36.19	11.5%	69.1%	$2,825,302	14.4%	58.8%
2022	7	25,290	$42.20	3.7%	72.8%	$1,067,334	5.4%	64.2%
2023	11	55,727	$36.98	8.2%	81.0%	$2,060,614	10.5%	74.7%
2024	10	39,789	$41.51	5.8%	86.9%	$1,651,661	8.4%	83.1%
2025	8	37,072	$42.79	5.4%	92.3%	$1,586,300	8.1%	91.2%
2026	4	7,295	$53.75	1.1%	93.4%	$392,140	2.0%	93.2%
2027	6	32,752	$37.92	4.8%	98.2%	$1,242,087	6.3%	99.5%
2028 & Beyond	1	2,000	$47.00	0.3%	98.5%	$94,000	0.5%	100.0%
Vacant	0	10,428	$0.00	1.5%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	102	681,245	$29.30	100.0%		$19,654,807	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Certain tenants may have leases for storage space, which are not counted as separate leases for purposes of this Lease Rollover Schedule.

(4)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Summit Birmingham Property is located in Birmingham, Alabama. According to the Birmingham business alliance, the Birmingham metropolitan area has a current population of over 1.1 million and contains over 70% of the total jobs in North Central Alabama. Corporations headquartered in the Birmingham metropolitan area include Alabama Power, Associated Grocers of the South, Inc., BBVA Compass, Books-A-Million, Cadence Bank, Hibbett Sports, Liberty National Life Insurance Company, Ready Mix USA, Regions and Thompson/CAT. There are over 23 universities, colleges, technical and professional schools in the Birmingham metropolitan area employing nearly 20,000 and enrolling nearly 100,000 people, with higher education generating an economic impact of more than $1 billion annually to the area. The 2015 unemployment rate for the Birmingham metropolitan area was 5.5%, the lowest rate since 2008.

The Summit Birmingham Property is located approximately five miles southeast of the Birmingham central business district (“CBD”). The Birmingham CBD is home to the four largest area employers including the University of Alabama at Birmingham (23,000 employees), Regions Bank (7,000 employees), St. Vincent’s Health System (4,644 employees) and Children’s of Alabama (4,578 employees). Just west of the Birmingham CBD and adjacent to The Summit Birmingham Property lay three of Birmingham’s most affluent suburbs including Mountain Brook, Vestavia Hills and Homewood, with the wealthy city of Hoover to the south.

According to the appraisal, the estimated 2016 population within a three-, five- and ten-mile radius around The Summit Birmingham Property was 38,765, 134,309 and 403,058, respectively. The estimated 2016 average household income within a three-, five- and ten-mile radius was $115,309, $114,008 and $81,258, respectively.

According to the appraisal, as of the third quarter 2016, the Birmingham retail market consisted of 100,229,766 SF with a vacancy rate of 5.5%, the lowest rate in the last ten years. There is no proposed new competitive supply noted by the appraisal.

A-3-9

BACM 2017-BNK3	The Summit Birmingham

The following table presents certain competitive regional properties to The Summit Birmingham Property:

Competitive Property Summary
Property, Location	Type	Year Built/ Renovated	Size (SF)	Occupancy	Comparable In-line Sales PSF	Anchor Tenants	Distance to Subject (mi.)
The Summit Birmingham Property	Lifestyle Center	1997/2009	681,245	98.5%(1)	$603(2)	Saks (non-collateral), Belk, Restoration Hardware, Apple, Trader Joe’s	N/A
Riverchase Galleria Hoover, AL	Super Regional Mall	1986/2014	762,541	92%	$450	Belk, JCPenney (non-collateral), Macy’s (non-collateral), Sears (non-collateral), Von Maur	8.1
Colonial Brookwood Village Birmingham, AL	Regional Mall	1973/2002	688,000	89%	N/A	Macy’s, Belk, Books A Million	3.9
Shoppes at East Chase Montgomery, AL	Lifestyle Center	2002/N/A	431,635	98%	$245	DSW Shoe Warehouse, Books A Million, Versona	97.4
Bridge Street Town Centre(3) Huntsville, AL	Lifestyle Center	2007/N/A	622,862	98%	$565	Belk, Barnes & Noble, Apple, BB&B	104.0
Avalon Alpharetta, GA	Lifestyle Center	2014/2017	495,907	99%	$490	Regal, Whole Foods, Crate & Barrel, Anthropologie	167.0
Total/Wtd. Avg. (4)			3,000,945	95%

Source: Appraisal

(1)	Occupancy as of December 14, 2016 including three tenants (2.0% of NRA) with executed leases but who are not yet in occupancy at The Summit Birmingham Property.

(2)	Comparable inline sales shown as of August 31, 2016. Comparable inline sales excluding Apple for that period were $513 per SF.

(3)	Bridge Street Town Centre is also owned by Bayer Properties, LLC, one of The Summit Birmingham sponsors.

(4)	Total/Wtd. Avg. excludes The Summit Birmingham Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Summit Birmingham Property:

Cash Flow Analysis
	2013(1)	2014(1)	2015(1)	2016	UW	UW PSF
Base Rent	$20,815,763	$21,292,859	$21,886,070	$19,370,283	$20,333,193(2)	$29.85
Vacant Space	$0	$0	$0	$0	$557,813	$0.82
Total Recoveries	$4,613,871	$4,492,764	$4,656,167	$3,878,724	$4,075,464	$5.98
Specialty Leasing	$163,190	$162,542	$178,150	$168,497	$120,292	$0.18
Other Income(3)	$460,762	$417,690	$405,592	$357,847	$366,658	$0.54
Less Vacancy	($79,446)	$15,402	($191,313)	($479,711)	($1,248,324)	(5.0%)
Effective Gross Income	$25,974,140	$26,381,257	$26,934,666	$23,295,640	$24,205,097	$35.53
Total Operating Expenses	$6,813,961	$6,966,130	$7,344,888	$5,998,750	$6,134,767	$9.01
Net Operating Income	$19,160,179	$19,415,127	$19,589,778	$17,296,891	$18,070,330	$26.53
Capital Expenditures	$0	$0	$0	$0	$112,991	$0.17
TI/LC	$0	$0	$0	$0	$1,073,437	$1.58
Net Cash Flow	$19,160,179	$19,415,127	$19,589,778	$17,296,891	$16,883,902	$24.78

Occupancy %	98.9%(4)	96.4%(4)	97.8%(4)	98.5%(5)	95.0%
NOI DSCR(6)	1.91x	1.93x	1.95x	1.72x	1.80x
NCF DSCR(6)	1.91x	1.93x	1.95x	1.72x	1.68x
NOI Debt Yield(6)	9.2%	9.3%	9.4%	8.3%	8.7%
NCF Debt Yield(6)	9.2%	9.3%	9.4%	8.3%	8.1%

(1)	Historical NOI includes income and expenses from Phase IB (non-collateral) of The Summit.

(2)	UW Base Rent includes contractual rent steps through January 2018.

(3)	Other income includes income from media, events, sponsorships, gift card fees and other miscellaneous income.

(4)	Historical occupancy includes tenants at Phase IB (non-collateral) of The Summit.

(5)	Occupancy as of December 14, 2016 includes three tenants (2.0% of NRA) with executed leases but who are not yet in occupancy at The Summit Birmingham Property.

(6)	Debt service coverage ratios and debt yields are based on The Summit Birmingham Whole Loan.

A-3-10

BACM 2017-BNK3	The Summit Birmingham

Escrows and Reserves. The Summit Birmingham Borrower deposited at closing (i) $1,989,285 to a rollover reserve, (ii) $346,727 to a gap rent reserve relating to three tenants, to be released provided no event of default is continuing upon the respective tenants commencing full rental payments, and (iii) $506,123 to an overage rent reserve, to be released provided no event of default is continuing upon receipt of evidence of resolution of any disputed overage rent from the tenant Gap, Inc.

So long as real estate taxes are paid prior to any assessment of late payments and delinquency, monthly reserves for real estate taxes will not be required, however, during a Collection Reserve Period (as defined below) or during the continuance of an event of default, The Summit Birmingham Borrower is required to deposit monthly 1/12th of the estimated annual real estate taxes. Also during a Collection Reserve Period or during the continuance of an event of default, The Summit Birmingham Borrower is required to deposit monthly (i) 1/12th of the estimated annual insurance premiums, except to the extent that the insurance required is maintained under a blanket insurance policy, (ii) $9,416, subject to a cap of $225,984, for replacement reserves, and (iii) $89,453, subject to an aggregate reserve cap of $2,146,872, for rollover reserves, provided The Summit Birmingham Whole Loan guarantors may guaranty the amount due to the rollover reserve in lieu of making monthly deposits as long as no event of default is continuing and no DSCR Trigger Period exists.

A “Collection Reserve Period” will commence upon the debt service coverage ratio based on the trailing four calendar quarters being less than 1.50x for two consecutive quarters and will end upon the debt service coverage ratio based on the trailing four calendar quarters being at least 1.50x for two consecutive quarters.

Lockbox and Cash Management. A hard lockbox is in place with respect to The Summit Birmingham Whole Loan. Upon the occurrence of a Lockbox Event (as defined below), The Summit Birmingham Borrower is required to establish a cash management account under the sole control of the lender, to which all amounts in the lockbox account shall be automatically transferred weekly for the payment of, among other things, debt service, monthly escrows and operating expenses pursuant to an approved annual budget, with all excess cash being deposited to an excess cash reserve to be held as additional collateral for The Summit Birmingham Whole Loan, until the Lockbox Event is cured.

A “Lockbox Event” will occur upon (i) an event of default, (ii) a bankruptcy action involving The Summit Birmingham Borrower or Bayer Retail Company, L.L.C., Bayer Retail Company II, L.L.C., Bayer Retail Company III, L.L.C., Bayer Retail Company IV, L.L.C., or Bayer Retail Company VI, L.L.C. (collectively, the “Loan Parties”), (iii) a bankruptcy action involving Bayer Properties, L.L.C. (iv) a DSCR Trigger Period, or (v) a Belk Trigger Event (as defined below).

A Lockbox Event will end, provided no event of default shall be continuing, upon (i) the lender’s acceptance of a cure of the event of default (ii) Bayer Properties, L.L.C. being replaced within 60 days with a qualified manager or the bankruptcy action involving Bayer Properties, L.L.C. being discharged or dismissed within 90 days (iv) the end of a DSCR Trigger Period, or (v) the end of a Belk Trigger Event. A Lockbox Event may not be cured more than a total of five times during The Summit Birmingham Whole Loan term and may not be cured if triggered by a bankruptcy action of the Loan Parties.

A “DSCR Trigger Period” will occur upon the debt service coverage ratio based on the trailing four calendar quarter period being less than 1.30x for two consecutive quarters and will end upon the debt service coverage ratio based on the trailing four calendar quarter period being at least 1.30x for two consecutive quarters.

A “Belk Trigger Event” will occur upon the earliest of Belk (i) vacating or giving notice to vacate or terminate its lease (a “Belk Termination Trigger”), (ii) failing to exercise its option to extend its lease term by the latest date required under its lease (a “Belk Extension Option Trigger”), (iii) defaulting in rent or (iv) being subject to any bankruptcy proceeding.

A Belk Trigger Event will end upon (i) if caused by a Belk Termination Trigger or Belk Extension Option Trigger, either Belk’s space being leased to a replacement tenant or the excess cash flow reserve account being at least $1,634,800, (ii) if caused by a Belk Extension Trigger, Belk exercising its extension option or extending its lease through a lease amendment prior to its lease expiration, (iii) Belk curing its payment default, or (iv) if caused by a Belk bankruptcy proceeding, the Belk lease being assumed or Belk’s assets no longer being subject to the jurisdiction of bankruptcy court with the Belk lease remaining unaltered.

Additional Secured Indebtedness (not including trade debts). The Summit Birmingham Property also secures The Summit Birmingham Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $134,675,000. The promissory notes evidencing The Summit Birmingham Serviced Pari Passu Companion Loans include Promissory Note A-1 in the original principal amount of $61,875,000 currently held by Bank of America, National Association, or an affiliate thereof, and Promissory Notes A-3 and A-4 in the aggregate original principal amount of $72,800,000, currently held by Barclays Bank PLC, or an affiliate thereof. The Summit Birmingham Serviced Pari Passu Companion Loans accrue interest at the same rate as The Summit Birmingham Mortgage Loan. The Summit Birmingham Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with The Summit Birmingham Serviced Pari Passu Companion Loans. The holders of The Summit Birmingham Mortgage Loan and The Summit Birmingham Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on The Summit Birmingham Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Summit Birmingham Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Summit Birmingham Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, provided that The Summit Birmingham Whole Loan documents provide for an annual terrorism premium cap of two times the cost of the premiums for property insurance required under the related The Summit Birmingham Whole Loan documents (on a stand-alone basis), but excluding the wind, flood and earthquake components of such premiums.

A-3-11

BACM 2017-BNK3	KOMO Plaza

Mortgage Loan No. 2 – KOMO Plaza

A-3-12

BACM 2017-BNK3	KOMO Plaza

Mortgage Loan No. 2 – KOMO Plaza

A-3-13

BACM 2017-BNK3	KOMO Plaza

Mortgage Loan No. 2 – KOMO Plaza

KOMO Plaza
100-140 4th Avenue North
Seattle, WA 98109
SEATTLE
Queen Anne
Lake Union
Lake Union Park
Museum of History & Industry
SEATTLE CENTER
Key Arena
Memorial Stadium
Cornish Playhouse
Marion Oliver McCaw Hall
Seattle Repertory Theatre
Theater Puget Sound
Seattle Center
Space Needle
Pacific Science Center
The Bill & Melinda Gates Foundation
Midtown
Denny Park
Thomas Street Park
KING COUNTY
REI Flagship Store
Amazon Headquarters
Westin Building Exchange
Westin Seattle Tower
Olympic Sculpture Park
Argosy University Seattle
The Seattle School of Theology & Psychology
The Art Institute of Seattle
Pier 69
Puget Sound
Bell Harbor Intl. Conference Center
World Trade Center Seattle
ALASKAN WAY VIADUCT TUNNEL (Under Construction)
Battery St Tunnel
Alaskan Way Viaduct
MONORAIL
STREETCAR
SOUNDER - EVERETT/SEATTLE LINE
RETAIL CORRIDOR
Pacific Place
Nordstrom
Washington State Convention Center
The Paramount Theatre
University Link
PIKE PLACE MARKET
Seattle Aquarium
Waterfront Park
Seattle Great Wheel
Seattle Art Museum
Benaroya Hall
Russell Investment Center
Freeway Park
First Hill
Virginia Mason Medical Ctr.
Seattle Public Library
Downtown
Elliott Bay
SEATTLE FERRY TERMINAL
SEATTLE-VASHON FERRY
Sea-Tac Intl. Airport 12 Miles
PIONEER SQUARE
Smith Tower
Central Link Light Rail
Denny Way
Mercer St
Harrison St
Republican St
John St
Thomas St
Valley St
Roy St
Aloha St
Ward St
W Prospect St
W Mercer St
Aurora Ave N
Dexter Ave N
Westlake Ave N
Fairview Ave N
Eastlake Ave E
Yale Ave N
Pike St
Pine St
Union St
University St
Seneca St
Spring St
Madison St
Marion St
Columbia St
Cherry St
James St
Yesler Way
Alaskan Way
Elliott Ave
Western Ave
1st Ave
2nd Ave
3rd Ave
4th Ave
5th Ave
6th Ave
7th Ave
8th Ave
SEATTLE
Everett
Marysville
Shoreline
Redmond
Kirkland
Bellevue
Renton
Kent
Federal Way
Auburn
TACOMA
Lakewood
CASCADE RANGE

A-3-14

BACM 2017-BNK3	KOMO Plaza

Mortgage Loan No. 2 – KOMO Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$69,500,000			Location:	Seattle, WA 98109
Cut-off Date Balance(1):	$69,500,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	7.1%			Detailed Property Type:	Office/Data Center/Retail
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	California Public Employees’ Retirement System			Year Built/Renovated:	2000/2007
				Size:(5)	291,151 SF
Mortgage Rate:	4.2993%			Cut-off Date Balance per SF(1):	$477
Note Date:	12/20/2016			Maturity Date Balance per SF(1):	$477
First Payment Date:	2/6/2017			Property Manager:	Hines Interests Limited Partnership
Maturity Date:	1/6/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$15,699,467
Prepayment Provisions(2):	LO (25); DEF (91); O (4)			UW NOI Debt Yield(1):	11.3%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity(1):	11.3%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	2.47x
Additional Debt Balance(3):	$69,500,000			Most Recent NOI:	$14,886,268 (10/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$14,450,665 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$15,534,334 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	91.1% (12/1/2016)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	90.9% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	91.5% (12/31/2014)
Recurring Replacements:	$0	Springing	$117,491	Appraised Value (as of):	$278,000,000 (10/26/2016)
TI/LC:	$0	Springing	$1,982,657	Cut-off Date LTV Ratio(1):	50.0%
				Maturity Date LTV Ratio(1):	50.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$139,000,000	50.2%	Purchase Price:	$276,000,000	99.7%
Borrower Equity:	$137,931,677	49.8%	Closing Costs:	$931,677	0.3%
Total Sources:	$276,931,677	100.0%	Total Uses:	$276,931,677	100.0%

(1)	The KOMO Plaza Mortgage Loan is part of the KOMO Plaza Whole Loan, which is comprised of five pari passu promissory notes with an aggregate original principal balance of $139,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the KOMO Plaza Whole Loan.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last KOMO Plaza Whole Loan promissory note to be securitized and (b) February 6, 2020.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)”, for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The NRA (SF) consists of 120,925 SF (41.5% of NRA) of office space, 93,115 SF (32.0% of NRA) of data center and co-location space, 34,629 SF (11.9% of NRA) of retail space, 30,692 SF (10.5% of NRA) of communications space, and 11,790 SF (4.0% of NRA) of other space including storage.

The Mortgage Loan. The second largest mortgage loan (the “KOMO Plaza Mortgage Loan”) is part of a whole loan (the “KOMO Plaza Whole Loan”) evidenced by five pari passu promissory notes in the aggregate original principal amount of $139,000,000, all of which are secured by a first priority fee interest encumbering a 291,151 SF mixed use building, containing office, retail, data center, co-location, and communications space one and a half miles north of the central business district (“CBD”) of Seattle, Washington (the “KOMO Plaza Property”). The KOMO Plaza Whole Loan was co-originated by Morgan Stanley Bank, N.A. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”). Promissory Note A-5, in the original principal amount of $69,500,000, represents the KOMO Plaza Mortgage Loan and is expected to be included in the BACM 2017-BNK3 securitization trust. Promissory Note A-1, in the original principal amount of $30,000,000, Promissory Note A-2, in the original principal amount of $20,000,000, Promissory Note A-3, in the original principal amount of $15,000,000 and Promissory Note A-4, in the original principal amount of $4,500,000, collectively represent pari passu companion loans (the “KOMO Plaza Pari Passu Companion Loans”) are currently being held by UBS AG or an affiliate thereof, and are expected to be contributed to one or more future securitizations or may be otherwise transferred at any time. The KOMO Plaza Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the BACM 2017-BNK3 securitization trust and, from and after the securitization of the KOMO Pari Passu Companion Loan represented by Promissory Note A-1, will be serviced pursuant to the pooling and servicing agreement for the securitization transaction to which such KOMO Plaza Pari Passu Companion Loan is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loan—The KOMO Plaza Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan” in the Preliminary Prospectus.

The proceeds of the KOMO Plaza Whole Loan, together with $137,931,677 of borrower equity, were used to acquire the KOMO Plaza Property and pay closing costs.

A-3-15

BACM 2017-BNK3	KOMO Plaza

The Borrower and the Sponsors. The borrower is GI TC Seattle LLC (the “KOMO Plaza Borrower”), a single-purpose Delaware limited liability company with two independent directors. The loan sponsor is California Public Employees’ Retirement System (“CalPERS”), and the non-recourse carveout guarantor is TechCore, LLC, a California limited liability company. The KOMO Plaza Borrower is wholly owned by TechCore, LLC, a real estate fund that is capitalized by CalPERS and GIP Co-Investor (Techcore) LLC (“GI Partners”).

CalPERS is the largest public pension fund in the United States. Its pension fund serves more than 1.8 million members in the CalPERS retirement system and administers benefits for more than 1.4 million members and their families in its health program. CalPERS’ total fund market value was approximately $288.9 billion as of their December 31, 2015 fund statement.

GI Partners is a private equity investment manager established in 2001 that currently manages approximately $12 billion in capital commitments through its private equity and real estate platforms for institutional investors that include state and sovereign pension funds across North America, Europe, Australia, Asia and the Middle East.

The Property. The KOMO Plaza Property is a 291,151 SF mixed-use facility containing Class A office and retail, data center, co-location, and communications space located near the CBD of Seattle, Washington. The KOMO Plaza Property is located nearby to the Space Needle, the Seattle Center and the Bill and Melinda Gates Foundation headquarters. The KOMO Plaza Property was built in 2000, renovated in 2007, and consists of two six-story buildings: the east building (191,232 SF), which is 100.0% leased and the west building (99,919 SF), which is 74.1% leased. The KOMO Plaza Property consists of 120,925 SF (41.5% of NRA) of office space, 93,115 SF (32.0% of NRA) of data center and co-location space, 34,629 SF (11.9% of NRA) of retail space, 30,692 SF (10.5% of NRA) of communications space, and 11,790 SF (4.0% of NRA) of other space including storage. Improvements include 516 parking spaces (1.77 spaces per 1,000 SF) in a four-story subterranean parking garage.

The following table present certain information related to the tenant spaces at the KOMO Plaza Property:

Property Space Types
Tenant Type	Total SF	% of Total SF	Number of Suites	UW Base Rent	% of UW Base Rent	UW Base Rent PSF
Data Center	89,521	30.7%	23	$7,806,660	50.5%	$87.20
Office	120,925	41.5%	15	$2,795,226	18.1%	$26.55
Retail	34,629	11.9%	12	$779,209	5.0%	$22.50
Broadcast	27,504	9.4%	3	$771,936	5.0%	$28.07
Colocation	3,594	1.2%	3	$1,653,740	10.7%	$460.14
Carrier	3,188	1.1%	28	$1,539,676	10.0%	$482.96
Storage	1,525	0.5%	13	$107,075	0.7%	$70.21
Antenna	0	0.0%	2	$6,892	0.0%	$0.00
Other	10,265	3.5%	3	$1,800	0.0%	$0.00
Total	291,151	100.0%	102	$15,462,215	100.0%	$58.29

The KOMO Plaza Property offers diverse connectivity through the Meet Me Room with approximately 15 telecommunications and internet service providers, rooftop satellite and antenna facilities, as well as interconnection to other networks including the Pacific Northwest Gigapop and via one of four core switches for the Seattle Internet Exchange, a neutral and independent peering point and the 4th most active internet exchange in the United States. The KOMO Plaza Property has 14 MW of utility power, with nine generators providing 16.5 megawatts of backup power. It can support power densities of more than 150 watts per SF. The KOMO Plaza Property also has close proximity to transpacific subsea cables for low latency service to Asia.

As of December 1, 2016, the KOMO Plaza Property was 91.1% leased by 39 tenants. The three largest tenants at the KOMO Plaza Property, Sinclair Broadcast Group (41.6% of NRA), Internap Corporation (12.2% of NRA) and TierPoint Seattle Holdings (10.2% of NRA) total 64.0% of the NRA at the KOMO Plaza Property with no other tenant occupying more than 4.6% of the NRA.

The KOMO Plaza Property will be managed by Hines Interests Limited Partnership, an affiliate of Hines, a global diversified real estate firm. Hines currently has a property and asset management portfolio of over 199 million SF across more than 480 properties. Hines Global REIT is the seller of the KOMO Plaza Property to the KOMO Plaza Borrower.

Major Tenants.

Sinclair Broadcast Group (121,213 SF, 41.6% of NRA, 24.1% of base rent). Sinclair Broadcast Group (“Sinclair”) was founded in 1986 and produces broadcasting equipment for sports and news programming. With 154 stations serving nearly 80 markets, Sinclair is the largest television station operator in the United States according to the appraisal. The KOMO Plaza Property was originally purpose-built for Sinclair (formerly known as Fisher Communications) in 2000. Sinclair sold the KOMO Plaza Property to Hines Global REIT in November 2011 in a sale-leaseback transaction. Sinclair leases 41.6% of NRA through December 2023 and has occupied its space since December 2011. Sinclair currently leases 85,766 SF of office space, 27,504 SF of broadcast space, 6,418 SF of data center space and 1,525 SF of storage space. Sinclair has three, five-year renewal options remaining with 3.0% annual rent increases per renewal option. Sinclair has a one-time right to terminate up to 20% of its contiguous areas, excluding the studio space on the fifth floor, as of January 1, 2021, upon twelve months’ notice and the payment of a termination fee approximately equal to the sum of (i) an amount equal to six months of the applicable base rent and (ii) the tenant’s pro rata share of operating expenses, water charges, room fees and all other charges and amounts due and owning under its lease for the same six month period. Sinclair also has the right to terminate all or any portion of its storage space at any time with at least 30 days’ notice.

Internap Corporation (35,609 SF, 12.2% of NRA, 25.5% of base rent). Internap Corporation (“Internap”) leases 12.2% of NRA through February 2019 and has been in occupancy at the KOMO Plaza Property since May 2000. Internap is an internet infrastructure provider, providing services at 51 data centers across North America, Europe and the Asia-Pacific region and through 86 Internet Protocol service points. Internap leases 27,398 SF of data center space, 5,459 SF of office space and 2,752 SF of co-location space. Internap has one, five year renewal option remaining. Internap has the right to terminate 2,353 SF of its co-location space (representing 7.5% of underwritten base rent) at any time with six months’ notice.

A-3-16

BACM 2017-BNK3	KOMO Plaza

TierPoint Seattle Holdings (29,793 SF, 10.2% of NRA, 16.8% of base rent). TierPoint Seattle Holdings (“TierPoint”) leases 10.2% of NRA through June 2023 and has been in occupancy at the KOMO Plaza Property since July 2003. TierPoint leases 23,694 SF of data center space and 6,099 SF of office space. TierPoint has two, five-year renewal options remaining.

The following table presents certain information relating to the major tenants at the KOMO Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)(4)	Lease Expiration
Sinclair Broadcast Group(5)	NR/Ba3/BB-	121,213	41.6%	$3,723,354	24.1%	$30.72	12/31/2023
Internap Corporation(6)	NR/B3/B	35,609	12.2%	$3,948,616	25.5%	$110.89	2/28/2019
TierPoint Seattle Holdings	NR/B3/NR	29,793	10.2%	$2,591,770	16.8%	$86.99	6/30/2023
Amazon Corp	NR/Baa1/AA-	13,483	4.6%	$1,209,515	7.8%	$89.71	12/31/2017
Verizon Global Networks	A-/Baa1/BBB+	10,416	3.6%	$486,502	3.1%	$46.71	1/31/2019
Subtotal/Wtd. Avg.		210,514	72.3%	$11,959,757	77.3%	$56.81

Other Tenants		54,731	18.8%	$3,502,458	22.7%	$63.99
Vacant Space		25,906	8.9%
Total/Wtd. Avg.		291,151	100.0%	$15,462,215	100.0%	$58.29

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Base Rent PSF and Base Rent does not include $631,911 of underwritten rent attributable to rent steps based on the minimum contractual rent increases occurring through January 2018.

(4)	Wtd. Avg. UW Rent PSF excludes vacant space.

(5)	Sinclair has a one-time right to terminate up to 20% of its contiguous areas, excluding the studio space on the fifth floor, as of January 1, 2021 upon 12 months’ notice and the payment of a termination fee approximately equal to the sum of (i) an amount equal to six months of the applicable base rent and (ii) the tenant’s pro rata share of operating expenses, water charges, room fees and all other charges and amounts due and owning under its lease. Sinclair also has the right to terminate all or any portion of the storage space at any time with at least 30 days’ notice.

(6)	Internap has the right to terminate 2,353 SF of its co-location space (representing 7.5% of underwritten base rent) at any time with six months’ notice.

The following table presents certain information relating to the lease rollover at the KOMO Plaza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	4	2,243	0.8%	0.8%	$14.42	$32,346	0.2%	0.2%
2017	22	20,655	7.1%	7.9%	$99.64	$2,058,044	13.3%	13.5%
2018	12	13,371	4.6%	12.5%	$95.95	$1,282,931	8.3%	21.8%
2019	16	63,798	21.9%	34.4%	$77.38	$4,936,808	31.9%	53.7%
2020	5	3,429	1.2%	35.5%	$122.89	$421,396	2.7%	56.5%
2021	8	1,439	0.5%	36.0%	$105.00	$151,098	1.0%	57.4%
2022	0	0	0.0%	36.0%	$0.00	$0	0.0%	57.4%
2023	28	158,758	54.5%	90.6%	$40.98	$6,505,823	42.1%	99.5%
2024	0	0	0.0%	90.6%	$0.00	$0	0.0%	99.5%
2025	1	195	0.1%	90.6%	$378.31	$73,770	0.5%	100.0%
2026	0	0	0.0%	90.6%	$0.00	$0	0.0%	100.0%
2027	0	0	0.0%	90.6%	$0.00	$0	0.0%	100.0%
2028 & Beyond	1	1,357	0.5%	91.1%	$0.00	$0	0.0%	100.0%
Vacant	0	25,906	8.9%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	97	291,151	100.0%		$58.29	$15,462,215	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

A-3-17

BACM 2017-BNK3	KOMO Plaza

The Market. The KOMO Plaza Property is located in Seattle, King County, Washington, within the Seattle central business district (“CBD”). Situated on Elliott Bay, the eastern shoreline of Puget Sound, the Seattle CBD is the commercial and financial center of western Washington. The KOMO Plaza Property is located across from the Seattle Center, at the cross section of the South Lake Union, Belltown and Denny Triangle neighborhoods. According to the appraisal, the Seattle CBD is the center of development within the greater Seattle-Bellevue market. Eight Fortune 500 companies are headquartered in Seattle including Costco, Amazon, Microsoft, Starbucks, Paccar, Nordstrom, Weyerhaeuser and Expeditors Int. In addition, several large technology companies own and occupy offices near the KOMO Plaza Property, including Amazon’s headquarters, Google and Facebook.

The Seattle Center, originally built for the 1962 World’s Fair, is a 74-acre park and arts and entertainment center. Its landmark feature is the Space Needle. Other attractions at the Seattle Center include Key Arena, home of the Seattle University Redhawks men’s basketball team and the Seattle Storm of the WNBA, the International Fountain, the Seattle Center Armory, the Center House Theater, home to Seattle Shakespeare Company and Book-It Repertory Theatre, the Children’s Museum, the EMP Museum, the Mural Amphitheater, the Pacific Science Center, the Boeing IMAX Theater, PACCAR IMAX Theater, and the Seattle Laser Dome.

According to the appraisal, the Seattle CBD is comprised of four office submarkets. As of the third quarter of 2016, the total Seattle CBD office market comprised approximately 47.3 million SF of office space with an overall vacancy rate of 6.7% and average Class A office rents of $39.75 per SF. The Financial District submarket has the largest inventory of office space with approximately 23.4 million SF, a vacancy rate of 7.7%, and Class A office rent of $48.53 PSF for the same period. The Denny Regrade office submarket has the lowest vacancy rate of 4.5% and Class A asking rent of $41.72 per SF for the same period. According to the appraisal, the KOMO Plaza Property is located in the Lower Queen Anne/Lake Union office submarket, which has a 6.9% vacancy rate as of the third quarter of 2016 and Class A asking rent of $40.30 per SF. The appraisal identified nine directly competitive office leases across seven properties built between 1984 and 2016 and leases ranging in size from approximately 1,172 to 286,000 SF. Asking rents for the comparable office leases range from $21.50 to $38.00 per SF.

As of the third quarter of 2016, the Downtown Seattle retail submarket comprised approximately 2.2 million SF of retail space with an overall vacancy rate of 1.7% and average retail rents of $25.94 per SF. The appraisal identified six directly competitive retail leases with properties built between 2004 and 2015 and leases ranging in size from approximately 1,661 to 11,229 SF. Asking rents for the comparable retail leases range from $25.00 to $34.00 per SF.

According to a third party market research report, the estimated 2015 population within a one-, three-, and five-mile radius of the KOMO Plaza Property is 41,469, 212,572 and 424,473, respectively. Between 2010 and 2015, the population within a one-, three-, and five-mile radius of the KOMO Plaza Property has experienced an average annual growth rate of 2.49%, 1.98% and 1.85%, respectively. According to a third party market research report, the estimated 2015 average household income within a one-, three-, and five-mile radius of the KOMO Plaza Property is $88,941, $96,032 and $101,539, respectively. Comparatively, the average household income for Seattle, King County and the state of Washington are $97,881, $104,176 and $82,441, respectively.

The following table presents recent leasing data at competitive office buildings with respect to the KOMO Plaza Property:

Competitive Property Summary
Property Name/Address	Year Built	Class	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Mnths.)	Initial Rent/SF	Rent Steps/SF
World Trade Center East 2211 Elliott Avenue Seattle, WA	1999	A	186,112	Hawthorn, Inc.	3,366	1Q 2016	61	$21.50	$1.00
Market Place Tower 2025 1st Avenue Seattle, WA	1988	A	194,687	Dernbach and Harris, PLLC	1,172	1Q 2016	66	$38.00	$1.00
3131 Elliott 3131 Elliott Avenue Seattle, WA	1986	A	189,220	Twinstrand Biosciences, Inc.	5,374	3Q 2016	60	$32.00	$1.00
3131 Elliott 3131 Elliott Avenue Seattle, WA	1986	A	189,220	Fox Commerce, Inc.	3,042	2Q 2016	60	$26.00	$1.00
3101 Western 3101 Western Avenue Seattle, WA	1984	A	187,074	Merrick, Hofstedt & Lindsey, P.S.	8,309	3Q 2016	84	$29.00	$1.00
Third & Battery 2400 Third Avenue Seattle, WA	2016	A	75,120	Antioch University	50,825	4Q 2015	180	$26.25	$1.00
Third & Battery 2401 Third Avenue Seattle, WA	2016	A	75,120	Sound Community Bank	17,322	3Q 2015	144	$27.75	$1.00
Urban Union 501 Fairview Avenue North Seattle, WA	2016	A	291,000	Amazon.com	286,000	1Q 2016	192	$35.17	2.5%
400 Fairview 400 Fairview Avenue North Seattle, WA	2015	A	345,452	Delta Dental	62,000	3Q 2016	144	$37.75	3.0%

Source: Appraisal

A-3-18

BACM 2017-BNK3	KOMO Plaza

The following table presents recent leasing data at comparable data centers within the United States with respect to the KOMO Plaza Property:

Comparable Lease Summary
U.S. Market	Date	Size (SF)	Term	Rent/SF	Lease Type
Northeast	2Q 2016	10,000	240	$47.00	NNN
Northeast	2Q 2016	50,000	240	$62.50	NNN
Northeast	2Q 2016	38,000	120	$65.50	NNN
Northeast	4Q 2015	7,500	120	$45.00	NNN
Northeast	4Q 2015	50,000	120	$55.00	NNN
Northeast	4Q 2015	1,000	240	$60.00	NNN
Northwest	4Q 2015	4,000	60	$78.79	NNN
Northwest	3Q 2015	19,000	60	$50.00	NNN
Northwest	3Q 2015	15,000	120	$86.00	NNN
Northwest	3Q 2015	12,000	60	$77.00	NNN
Northeast	3Q 2015	2,150	120	$98.00	NNN
Northeast	2Q 2015	14,500	60	$95.00	NNN
Northeast	4Q 2014	64,000	60	$85.00	NNN
Northwest	2Q 2014	2,000	60	$95.00	NNN
Northeast	3Q 2013	45,000	240	$60.00	NNN
Northeast	3Q 2013	27,500	240	$205.00	NNN
Northeast	3Q 2012	12,000	240	$65.00	NNN
Northeast	2Q 2013	30,000	180	$71.00	NNN
Northeast	2Q 2013	11,000	240	$85.00	NNN
Northwest	2Q 2013	8,500	60	$75.00	NNN
Northwest	1Q 2013	8,000	144	$75.00	NNN
Max		64,000	240	$205.00
Min		1,000	60	$45.00
Average		20,531	144	$77.89

Source: Appraisal

The following table presents recent comparable sales with respect to the KOMO Plaza Property:

Comparable Sales Summary
Property Name/Address	Property Type	Date of Sale	Year Built /Renovated	No. of Stories	Size (SF)	% Telecom Revenue	Sales Price	Sales $/SF	Occ. at Sale	NOI per RSF
KOMO Plaza 100/140 4th Avenue Seattle, WA	Carrier Hotel	Dec. 2016	2000/2007	6	291,151	73.00%	$276,000,000	$928.27	91.3%	$49.43
New World Tower 100 Biscayne Boulevard Miami, FL	Carrier Hotel	Oct. 2016	1963/1979 & 2005	30	291,565	45.0%	$84,000,000	$288.10	78.3%	$23.80
Garland 1200 W 7th St. Los Angeles, CA	Carrier Hotel	Jun. 2016	1983	12	733,000	40.0%	$210,000,000	$286.49	85.0%	$20.05
Fiber Depot 274 Brannan Street San Francisco, CA	Carrier Hotel	Apr. 2016	1923/1984	6	105,225	50.0%	$71,000,000	$674.74	65.0%	$36.41
Confidential Major Southern Market	Carrier Hotel	Feb. 2015	1983/2009	25	785,000	50.0%	$200,000,000	$254.78	80.0%	$17.80
302 E Carson St 302 E Carson St Las Vegas, NV	Carrier Hotel	Jan. 2015	1965/2010	11	160,700	25.0%	$37,000,000	$230.24	84.4%	$19.84
One Wilshire 624 S. Grand Avenue Los Angeles, CA	Carrier Hotel	Jul. 2013	1966	30	663,169	60.0%	$435,000,000	$655.94	93.0%	$37.10
Average(1)			1964	19	456,443		$172,833,333	$398.38	81.0%	$25.83

Source: Appraisal

(1)	Does not include the KOMO Plaza Property.

A-3-19

BACM 2017-BNK3	KOMO Plaza

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the KOMO Plaza Property:

Cash Flow Analysis
	2013	2014	2015	10/31/2016 TTM	UW	UW PSF
Gross Potential Rent(1)	$14,978,034	$16,143,463	$15,119,777	$15,372,527	$17,589,855	$60.41
Total Recoveries	$4,730,189	$4,939,604	$4,597,346	$4,609,579	$5,200,102	$17.86
Other Income(2)	$925,681	$1,139,839	$1,271,030	$1,291,699	$1,287,692	$4.42
Less Vacancy & Credit Loss	$0	$0	$0	$0	($2,027,916)	($6.97)
Effective Gross Income	$20,633,904	$22,222,906	$20,988,153	$21,273,805	$22,049,734	$75.73
Total Operating Expenses	$6,554,290	$6,688,572	$6,537,488	$6,387,537	$6,350,267	$21.81
Net Operating Income	$14,079,614	$15,534,334	$14,450,665	$14,886,268	$15,699,467	$53.92
Capital Expenditures	$0	$0	$0	$0	$58,230	$0.20
TI/LC	$0	$0	$0	$0	$657,796	$2.26
Net Cash Flow	$14,079,614	$15,534,334	$14,450,665	$14,886,268	$14,983,440	$51.46

Occupancy %	96.2%	91.5%	90.9%	91.1%	91.1%
NOI DSCR(3)	2.32x	2.56x	2.38x	2.46x	2.59x
NCF DSCR(3)	2.32x	2.56x	2.38x	2.46x	2.47x
NOI Debt Yield(3)	10.1%	11.2%	10.4%	10.7%	11.3%
NCF Debt Yield(3)	10.1%	11.2%	10.4%	10.7%	10.8%

(1)	UW Gross Potential Rent consists of in-place rents as of September 30, 2016 and includes underwritten contractual rent increases of $631,911 through January 2018. 2014 Gross Potential Rent is higher than other historical periods primarily due to an approximately $1.2 million increase in Telecomm/Riser income caused by an increase in power consumption by the data center tenants.

(2)	Other Income is primarily comprised of parking income, contractual revenue from a third party parking operator.

(3)	Debt service coverage ratios and debt yields are based on the KOMO Plaza Whole Loan.

Escrows and Reserves. No upfront escrows were taken at origination.

Tax Escrows - The requirement for the KOMO Plaza Borrower to make monthly deposits into the tax escrow is waived (i) if CalPERS is the sponsor, so long as no Lockbox Trigger Period (as defined below) or Cash Sweep Period (as defined below) has occurred and is continuing or (ii) if CalPERS is not the sponsor, so long as (a) no Lockbox Trigger Period or Cash Sweep Period has occurred and is continuing and (b) the KOMO Plaza Borrower provides proof of payment of such taxes to the lender within five business days of such request from the lender.

Insurance Escrows - The requirement for the KOMO Plaza Borrower to make deposits to the insurance escrow is waived (i) if CalPERS is the sponsor, so long as the KOMO Plaza Property is insured under one or more blanket insurance policies in accordance with the KOMO Plaza Whole Loan documents as part of the master policy of CalPERS or (ii) if CalPERS is not the sponsor, so long as (a) either (x) no Lockbox Trigger Period or Cash Sweep Period has occurred and is continuing or (y) the KOMO Plaza Property is insured under one or more blanket insurance policies in accordance with the KOMO Plaza Whole Loan documents, and (b) the KOMO Plaza Borrower provides the lender with evidence that all insurance premiums have been paid within five business days of such request from the lender.

Capital Expenditures Reserves - The requirement for the KOMO Plaza Borrower to make monthly deposits into the capital expenditures reserve is waived so long as no Lockbox Trigger Period or Cash Sweep Period exists. Following the occurrence and during the continuance of a Lockbox Trigger Period or Cash Sweep Period, the KOMO Plaza Borrower is required to deposit $4,895 per month (approximately $0.20 per SF annually) for capital expenditures reserves. The reserve is subject to a cap of $117,491 (approximately $0.40 per SF).

Leasing Reserves - The requirement for the KOMO Plaza Borrower to make monthly deposits into the leasing reserve is waived so long as no Lockbox Trigger Period or Cash Sweep Period exists. Following the occurrence and during the continuance of a Lockbox Trigger Period or Cash Sweep Period, the KOMO Plaza Borrower is required to deposit $55,074 per month (approximately $2.27 per SF annually) and certain termination fees for leasing reserves. The reserve is subject to a cap of $1,982,657 (approximately $6.81 per SF).

Specified Tenant Sweep Reserves - The requirement for the KOMO Plaza Borrower to deposit all excess cash flow into the specified tenant sweep reserve is waived so long as no Cash Sweep Period exists due solely to the continuance of a Specified Tenant Sweep Event (as defined below). Following the occurrence and during the continuance of a Cash Sweep Period that exists solely due to the continuance of a Specified Tenant Sweep Event, the KOMO Plaza Borrower is required to deposit all excess cash flow and all termination fees relating to a Specified Tenant (as defined below) (up to $40.00 per SF of terminated space) into the specified tenant sweep reserve. The reserve is subject to a cap of $40.00 per SF multiplied by the total square footage demised to the applicable Specified Tenant that caused the Specified Tenant Sweep Event (as defined below).

Cash Flow Shortfall Reserves - The KOMO Plaza Borrower is required to deposit any termination fees to the extent they are in excess of $750,000 (if CalPERS is the sponsor) or $500,000 (if CalPERS is not the sponsor) and any termination fees received during the continuance of a Cash Sweep Period or an event of default that are in any case in excess of $40 per SF of terminated space into the cash flow shortfall reserve. Funds in the cash flow shortfall reserve are available for tenant improvements and leasing commissions and in some circumstances as set forth in the loan documents, to pay for operating cash shortfalls (including, monthly debt service payments, deposits into reserves, operating expenses, and other expenses approved by the lender).

Flexible Excess Cash Flow Reserves - The requirement for the KOMO Plaza Borrower to deposit excess cash flow generated by the KOMO Plaza Property for the immediately preceding interest period into the flexible excess cash flow reserve is waived so long as no Cash Sweep Period exists due

A-3-20

BACM 2017-BNK3	KOMO Plaza

solely to the debt yield as calculated in the loan documents based on the most recent three-month period annualized being less than 6.75% (a “Low Debt Yield Sweep Period”) solely because of the exclusion from the debt yield calculation of rents from tenants that are not open for business or are not in actual physical occupancy of their demised space. Following the occurrence and during the continuance of a Cash Sweep Period that exists solely due to the reason in the immediately preceding sentence, the KOMO Plaza Borrower is required to deposit excess cash flow generated by the KOMO Plaza Property for the immediately preceding interest period into the flexible excess cash flow reserve. Funds in the flexible excess cash flow reserve are available for tenant improvements and leasing commissions and in some circumstances as set forth in the loan documents, to pay for operating cash shortfalls (including, monthly debt service payments, deposits into reserves, operating expenses, and other expenses approved by the lender).

Verizon Reserve - At closing the KOMO Plaza Borrower granted to lender a collateral assignment of its rights to certain sums up to $2,500,000 (the “Verizon Funds”) which the KOMO Plaza Borrower may be entitled to receive pursuant to an escrow agreement in connection with the potential extension of the existing lease with the tenant known as Verizon Global Networks, Inc. (“Verizon”). Any of the Verizon Funds that are paid to the KOMO Plaza Borrower pursuant to the escrow agreement are required to be deposited with the lender. If Verizon executes or finalizes its lease extension within six months after the closing date, (a) to the extent the KOMO Plaza Borrower is required to pay Verizon or a third party funds for tenant improvement allowances, leasing commissions or similar concessions that are due and payable at the time the lender receives the Verizon Funds, the amount of Verizon Funds necessary to pay such costs are required to be disbursed to Verizon or such third party to pay such costs, (b) to the extent the KOMO Plaza Borrower is obligated to expend such funds after the date the lender receives the Verizon Funds, that portion of the Verizon Funds will be held by the lender and disbursed to the KOMO Plaza Borrower to pay such costs as they are incurred, and (c) to the extent any of the Verizon Funds represent the difference between the rent under the existing lease with Verizon and the rent that would have been due and payable under the lease extension through the date such extension is executed, so long as no Cash Sweep Period then exists, disbursed to the KOMO Plaza Borrower, and if a Cash Sweep Period is continuing, deposited into the cash management account.

However, if Verizon does not execute or finalize its lease within six months after the closing date, (a) $77,784 will be disbursed either, if no Cash Sweep Period is continuing, to the KOMO Plaza Borrower, or if a Cash Sweep Period is continuing, into the cash management account, (b) $723,000 into an account to be held by the lender to be used to pay for tenant improvement and leasing commissions applicable to the releasing of the space previously occupied by Verizon, (c) $246,315 will be held by the lender and disbursed on a monthly basis in equal amounts of $12,964 either, if no Cash Sweep Period is continuing, to the KOMO Plaza Borrower, or if a Cash Sweep Period is continuing, into the cash management account, (d) the balance of the Verizon Funds will be held by the lender and available to the KOMO Plaza Borrower to pay for tenant improvement and leasing commissions at the KOMO Plaza Property but only to the extent that there are no other reserve funds being held by the lender that are available to pay such costs.

Lockbox and Cash Management. The loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Period or a Cash Sweep Period the KOMO Plaza Borrower (i) is required to establish a lockbox account and (ii) send tenant direction letters to each tenant then occupying space at the KOMO Plaza Property, instructing them to deposit all rents and payments into the lockbox account controlled by the lender. During the continuance of a Lockbox Trigger Period that is not a Cash Sweep Period, all funds in the lockbox account are required to be transferred to or at the direction of the KOMO Plaza Borrower unless a Cash Sweep Period exists, in which case all funds in the lockbox account are required to be swept on each business day to a segregated cash management account under the control of the lender to be applied through the waterfall set forth in the loan documents, with all excess cash being retained by the lender and held as additional collateral for the KOMO Plaza Whole Loan (until all Cash Sweep Periods are cured pursuant to the loan documents, at which time such excess cash is returned to the KOMO Plaza Borrower).

A “Lockbox Trigger Period” means any period commencing on the debt yield as calculated in the loan documents based on the most recent three-month period annualized being less than 7.5% and terminating on the date that the debt yield is equal to or greater than 7.5% for two calendar quarters.

A “Cash Sweep Period” means a period commencing upon the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency proceeding of the KOMO Plaza Borrower or guarantor, (iii) a Low Debt Yield Sweep Period and (iv) a Specified Tenant Sweep Event (as defined below) and terminating upon, in the case of clause (i), the cure or waiver of such event of default, in the case of clause (ii), such bankruptcy action, if involuntary, is discharged, stayed or dismissed, in the case of clause (iii) the debt yield is at least 7.0% for two calendar quarters, and in the case of clause (iv) the Specified Tenant Sweep Event is cured as described below.

A “Specified Tenant Sweep Event” means the occurrence of (i) the Specified Tenant’s (as defined below) lease terminating or no longer being in full force or effect, (ii) any bankruptcy or insolvency proceeding of the Specified Tenant or (iii) the Specified Tenant failing to give notice of its intent to renew or extend its lease. In the case of each of the foregoing clauses (i) through (iii), the KOMO Plaza Borrower can prevent the occurrence of a Specified Tenant Sweep Event by depositing with the lender, $40.00 per SF of space demised to the Specified Tenant that caused the Specified Tenant Sweep Event, within the time period set forth in the loan documents. A Specified Tenant Sweep Event may be cured, in the case of clause (i), upon rescission of the applicable termination; in the case of clause (ii), upon the tenant no longer being bankrupt or insolvent and having affirmed its lease; in the case of clause (iii) upon the tenant having renewed its lease in accordance with its terms or other terms reasonably acceptable to the lender; and in the case of any of clauses (i) through (iii) upon all or substantially all of the applicable space being relet on terms reasonably acceptable to the lender.

A “Specified Tenant” means (i) any tenant under a non-data center lease (other than Sinclair) that together with its affiliates, accounts for 25.0% or more of the total in-place base rent at the KOMO Plaza Property, (ii) any tenant under a data center lease (other than Sinclair) that together with its affiliates, leases accounts for 35.0% or more of the total in-place base rent at the KOMO Plaza Property and (iii) any lease(s) with Sinclair, which together with leases with its affiliates, accounts for 27.5% or more of the total in-place base rent at the KOMO Plaza Property.

Additional Secured Indebtedness (not including trade debts). The KOMO Plaza Property also secures the KOMO Plaza Pari Passu Companion Loans, which have a Cut-Off Date principal balance of $69,500,000. The KOMO Plaza Pari Passu Companion Loans accrue interest at the same rate as the KOMO Plaza Mortgage Loan. The KOMO Plaza Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the KOMO Plaza Companion Loans. The holders of the KOMO Plaza Mortgage Loan and KOMO Plaza Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the KOMO Plaza Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. No material partial releases permitted.

A-3-21

BACM 2017-BNK3	KOMO Plaza

Terrorism Insurance. The KOMO Plaza Whole Loan documents require that the “all risk” insurance policy required to be maintained by the KOMO Plaza Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the KOMO Plaza Property and 18 months of business interruption insurance provided such coverage is available at a cost which does not exceed the Terrorism Premium Cap (defined below). Notwithstanding the foregoing, if the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (as amended and as it may be amended from time to time or any renewal, replacement, reauthorization or extension thereof, in each case as it may be amended from time to time) is no longer in effect and such coverage with respect to terrorist acts is not included as a part of the “all risk” property policy required as described above, the KOMO Plaza Borrower is required to obtain a stand-alone policy covering terrorism, provided the KOMO Plaza Borrower is not required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Premium Cap (defined below) but must obtain the maximum amount of terrorism insurance available for the Terrorism Premium Cap. “Terrorism Premium Cap” means an amount equal to two times the amount of the then-current property casualty insurance premium that is payable in respect of the KOMO Plaza Property and business interruption/rental loss insurance required under the KOMO Plaza Whole Loan documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental insurance) obtained as of the date the applicable new terrorism insurance is being obtained.

A-3-22

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A-3-23

BACM 2017-BNK3	JW Marriott Desert Springs

Mortgage Loan No. 3 – JW Marriott Desert Springs

A-3-24

BACM 2017-BNK3	JW Marriott Desert Springs

Mortgage Loan No. 3 – JW Marriott Desert Springs

JOSHUA TREE NATIONAL PARK
LITTLE SAN BERNARDINO MOUNTAINS
Dillon Rd
Desert Dunes Golf Course
Los Angeles 106 miles
Palm Dr
Varner Rd
10
RIVERSIDE COUNTY
PALM SPRINGS
E. Vista Chino
Desert Princess Country Club
Landau Blvd
28th Ave
Thousand Palms
30th Ave
Palm Springs International Airport
Cathedral City
Palm Springs Mall
E. Ramon Rd
Date Palm Dr
Da Vall Dr
Agua Caliente Casino
Tri Palm Golf Club
COACHELLA VALLEY
Demuth Park
Oasis Water Park
Pete Dye Golf Course
Dinah Shore Dr
Washington St
Tahquitz Creek Golf Resort
Cathedral City Marketplace
Arnold Palmer Golf Course
Monterey Marketplace
Ivey Ranch Country Club
111
Palm Canyon Dr
Desert IMAX Theater
Children's Discovery Museum
Gerald Ford Dr
Rancho Mirage
PALM DESERT
Mountain Vista Golf Course at Sun City Palm Desert
Frank Sinatra Dr
Avenue 38
Bighorn Sheep Preserve
The Club at Morningside
Eisenhower Memorial Hospital
Desert Willow Golf Resort
Palm Valley Country Club
AGUA CALIENTE INDIAN RESERVATION
Bob Hope Dr
Country Club Dr
Avenue 40
Bermuda Dunes Airport
Indian Ridge Country Club
Woodhaven Country Club
Hovley Ln E.
42nd Ave
Monterey Country Club
Portola Ave
Cook St
Bermuda Dunes
Bermuda Dunes Country Club
Indio
JW Marriott Desert Springs
74-855 Country Club Drive
Palm Desert, CA 92260
College of the Desert
Fred Waring Dr
Westfield Palm Desert
Indian Wells Tennis Garden
The Shops on El Paseo
The Village at Indian Wells
Indian Wells
Adams St
Jefferson St
One Eleven La Quinta Shopping Center
Pines to Palms Hwy
The Vintage Club
Avenue 48
SANTA ROSA-SAN JACINTO MOUNTAINS
The Living Desert Nature Preserve
Rancho La Quinta Golf Club
74
South Ironwood Country Club
La Quinta Resort Mountain Course
Avenue 50
Big Horn Golf Course
Eisenhower Dr
La Quinta CC Citrus Course
Coachella Valley Music and Arts Festival
Avenue 52
La Quinta
Avenue 54
Lake Cahuilla Recreation Area
SAN BERNARDINO NATIONAL FOREST
PGA West Resort Golf Course
Madison St
San Diego 108 miles
North Las Vegas
LAS VEGAS
Henderson
Boulder City
NEVADA
DEATH VALLEY NATL. PARK
Ridgecrest
BAKERSFIELD
CALIFORNIA
Kingman
Barstow
Lancaster
Needles
Palmdale
Victorville
MOJAVE DESERT
Lake Havasu City
Thousand Oaks
SAN BERNARDINO
LOS ANGELES
RIVERSIDE
Palm Desert
JOSHUA TREE NATL. PARK
LONG BEACH
ANAHEIM
SANTA ANA
Palm Springs
Indio
Blythe
ARIZONA
Oceanside
Carlsbad
Pacific Ocean
Poway
SAN DIEGO
El Cajon
El Centro
Yuma
Chula Vista
TIJUANA
MEXICALI
U.S. MEXICO

A-3-25

BACM 2017-BNK3	JW Marriott Desert Springs

Mortgage Loan No. 3 – JW Marriott Desert Springs

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$60,000,000			Location:	Palm Desert, CA 92260
Cut-off Date Balance(1):	$60,000,000			General Property Type:	Hospitality
% of Initial Pool Balance:	6.1%			Detailed Property Type:	Resort
Loan Purpose:	Acquisition			Title Vesting:	Fee / Leasehold
Sponsor:	Kam Sang Company			Year Built/Renovated:	1987/2016
Mortgage Rate:	5.1500%			Size:	884 Rooms
Note Date:	1/11/2017			Cut-off Date Balance per Room(1):	$130,091
First Payment Date:	3/1/2017			Maturity Date Balance per Room(1):	$120,410
Maturity Date:	2/1/2022			Property Manager:	Marriott Hotel Services, Inc.
Original Term to Maturity:	60 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$23,328,181
Seasoning:	0 months			UW NOI Debt Yield(1):	20.3%
Prepayment Provisions(2):	LO (24); DEF (32); O (4)			UW NOI Debt Yield at Maturity(1):	21.9%
Lockbox/Cash Mgmt Status:	Hard/In-place			UW NCF DSCR(1):	2.31x
Additional Debt Type(3):	Pari Passu/Mezzanine			Most Recent NOI(5):	$24,283,061 (11/30/2016 TTM)
Additional Debt Balance(3):	$55,000,000/$16,000,000			2nd Most Recent NOI(5):	$17,274,307 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$16,490,495 (12/31/2014)
Reserves(4)				Most Recent Occupancy:	65.8% (11/30/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	60.8% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	61.5% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$161,000,000 (11/10/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	71.4%
PIP:	$12,000,000	Springing	N/A	Maturity Date LTV Ratio(1):	66.1%
Seasonality Reserve:	$0	Springing	$3,073,550

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$115,000,000	66.2%	Purchase Price:	$160,000,000	92.1%
Borrower Equity:	$42,708,329	24.6%	Reserves:	$12,000,000	6.9%
Mezzanine Loan:	$16,000,000	9.2%	Closing Costs:	$1,708,329	1.0%
Total Sources:	$173,708,329	100.0%	Total Uses:	$173,708,329	100.0%

(1)	The JW Marriott Desert Springs Mortgage Loan is part of the JW Marriott Desert Springs Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $115,000,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the JW Marriott Desert Springs Whole Loan. The Cut-off Date Balance per Room, UW NOI Debt Yield, UW NCF DSCR and Cut-off Date LTV Ratio numbers based on the combined balance of the JW Marriott Desert Springs Whole Loan and mezzanine loan are $148,190, 17.8%, 1.89x, and 81.4%, respectively.

(2)	Defeasance is permitted at any time on or after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last JW Marriott Desert Springs Whole Loan promissory note to be securitized and (b) January 11, 2020.

(3)	See “The Mortgage Loan”, “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity”, for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The increase in NOI in November 30, 2016 TTM over 2015 is attributable to an increase in Occupancy and ADR at the JW Marriott Desert Springs Property during 2016.

The Mortgage Loan. The third largest mortgage loan (the “JW Marriott Desert Springs Mortgage Loan”) is part of a whole loan (the “JW Marriott Desert Springs Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $115,000,000. The JW Marriott Desert Springs Whole Loan is secured by a first priority fee and leasehold mortgage encumbering the 884-room JW Marriott Desert Springs Resort & Spa located in Palm Desert, California (the “JW Marriott Desert Springs Property”). Promissory Note A-1, in the original principal amount of $60,000,000, represents the JW Marriott Desert Springs Mortgage Loan and will be included in the BACM 2017-BNK3 securitization trust. Promissory Note A-2, in the original principal amount of $30,000,000, and Promissory Note A-3, in the original principal amount of $25,000,000, are expected to be held by Morgan Stanley Bank, N.A., or an affiliate thereof on the closing date of this transaction, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. Promissory Note A-2 and Promissory Note A-3 represent the serviced pari passu companion loans (the “JW Marriott Desert Springs Serviced Pari Passu Companion Loans”). The JW Marriott Desert Springs Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BACM 2017-BNK3 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The JW Marriott Desert Springs Whole Loan” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the JW Marriott Desert Springs Whole Loan, together with $42,708,329 of borrower equity and a $16,000,000 mezzanine loan, were used to acquire the JW Marriott Desert Springs Property, fund reserves and pay closing costs.

A-3-26

BACM 2017-BNK3	JW Marriott Desert Springs

The Borrower and the Sponsor. The borrower is Newage Desert Springs, LLC (the “JW Marriott Desert Springs Borrower”), a special-purpose, newly formed Delaware limited liability company with two independent directors. The JW Marriott Desert Springs Borrower is 53.5% owned by Newage JWDS, LLC, which is controlled by Ronnie Lam, the nonrecourse carve-out guarantor.

Ronnie Lam founded Kam Sang Company, a privately held real estate development, construction and management firm, in 1979 and serves as both President and CEO. Ronnie Lam and Kam Sang Company have a portfolio of $500 million of real estate holdings throughout California. Ronnie Lam has thirty seven years of real estate experience with investments including commercial, retail shopping centers, malls, and apartment buildings. Ronnie Lam also owns and manages the Ritz-Carlton Rancho Mirage, located approximately 6.5 miles from the JW Marriott Desert Springs Property, which opened in May 2014.

The Property. The JW Marriott Desert Springs Property is a golf resort and spa centrally located between California State Route 111 and Interstate-10 in Palm Desert, California. The JW Marriott Desert Springs Property sits on an approximately 280-acre site, of which all but the 18-hole Valley Golf Course comprising 25 acres is fee-owned. The JW Marriott Desert Springs Property offers 884 guestrooms, including 422 king rooms, 411 queen/queen rooms, and 51 one-bedroom suites. The JW Marriott Desert Springs Property offers a variety of resort-style amenities and services, including four restaurants, two lounges, a nightclub, a coffee shop, five swimming pools, two outdoor whirlpools, two 18-hole golf courses, twenty tennis courts, a fitness center, a full-service spa, a leased salon, leased gift-shop, leased retail outlets and 1,232 surface and garage parking spaces. The JW Marriott Desert Springs Property offers 142,954 SF of meeting and function space, comprised of approximately 68,854 SF of indoor meeting and banquet facilities and 74,100 SF of outdoor space. Indoor meeting and banquet space includes four ballrooms, which are divisible into several smaller separate rooms, and several Directors’ Suites. The outdoor function space includes both lawn and patio space.

The JW Marriott Desert Springs Property was initially constructed in 1987 and has undergone approximately $100 million ($113,122 per room) in capital expenditures since 2004, $42 million ($47,511 per room) of which were completed between 2011 and 2016. Recent renovations include improvements to the lobby, spa and health club, elevators and escalators, golf courses, food and beverage outlets and guestrooms. The JW Marriott Desert Springs Borrower purchased the JW Marriott Desert Springs Property in January 2017 for $160 million and plans to invest approximately $12 million for a franchisor-mandated property improvement plan (the “PIP”) to be completed by 2019, all of which was escrowed at closing. Negotiations for the PIP budget are ongoing and may include significant additional items that have not been reserved for. The PIP primarily includes guestroom renovations and upgrades.

The JW Marriott Desert Springs Property is brand-managed by Marriott Hotel Services, Inc. (“Marriott”) under its JW Marriott flag and operates under a management agreement with Marriott through 2032 with four 10-year renewal options.

A portion of the JW Marriott Desert Springs Property encompassing the 25-acre, 18-hole Valley Golf Course is comprised of a leasehold interest with Marriott’s Desert Springs Development Corporation under a fully extended term through December 2061. The initial 24-year term initially expired December 31, 2011 and has five 10-year extension options with flat annual ground rent payments of $100,000.

The following table presents historical Occupancy, ADR and RevPAR at the JW Marriott Desert Springs Property.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			JW Marriott Desert Springs Property(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	56.0%	$192.60	$107.88	62.9%	$189.33	$119.09	112.3%	98.3%	110.4%
2014	56.7%	$198.76	$112.63	61.5%	$197.46	$121.47	108.6%	99.3%	107.8%
2015	57.8%	$218.51	$126.38	60.8%	$200.78	$122.14	105.2%	91.9%	96.6%
11/30/2016 TTM	60.7%	$230.82	$140.12	65.8%	$210.31	$138.40	108.4%	91.1%	98.8%

Source: Industry Report

(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the JW Marriott Desert Springs Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by an industry report. The competitive set contains the following properties: Omni Rancho Las Palmas Resort & Spa, Waldorf Astoria La Quinta Resort & Club, Renaissance Indian Wells Resort & Spa, Westin Mission Hills Golf Resort & Spa, Hyatt Regency Indian Wells Resort & Spa and Ritz-Carlton Rancho Mirage.

(3)	Based on operating statements provided by the JW Marriott Desert Springs Borrower.

(4)	Penetration Factor is calculated based on data provided by an industry report for the competitive set and borrower-provided operating statements for the JW Marriott Desert Springs Property.

The Market. The JW Marriott Desert Springs Property is located in Palm Desert, Riverside County, California within the Riverside-San Bernardino-Ontario, California Metropolitan Statistical Area (MSA), approximately two and a half miles south of Interstate-10. The JW Marriott Desert Springs Property is located approximately 13 miles from the Palm Springs Convention Center and the Palm Springs International Airport, the primary airport serving the local market. Palm Desert, a resort community centrally located within the 45-mile region known as Coachella Valley, is approximately 120 miles east of downtown Los Angeles and approximately 125 miles northeast of San Diego, California. Coachella Valley is a popular tourist destination with multiple resorts, spas, cultural venues, golf courses, restaurants, retail and recreational attractions. Coachella is host to numerous signature events such as major tennis and golf tournaments and music and arts festivals that serve as some of the major demand drivers for the market. The Coachella Valley experiences increased demand during the months of January through May, when the warmer desert temperatures attract both tourists and retirees who own second homes in the region. According to the appraisal, many resorts and resort-related businesses remain open year-round supporting a more stable local labor market and economy. According to the appraisal the estimated number of households in the San Bernardino/Riverside market increased approximately 1.2% from 2014 to 2015 to 1.40 million and is projected to grow approximately 1.5% annually over the next five years. Palm Desert and Riverside County experienced a declining unemployment rate since 2010, following the same trend at the state and national level according to the appraisal. The unemployment rate for Palm Desert in 2015 was 4.8%, below the unemployment rate of 6.7% for Riverside County and 6.2% for the state of California.

The Coachella Valley lodging market encompasses approximately 11,500 guestrooms in nearly 170 properties. Within the larger Coachella Valley market, the JW Marriott Desert Springs Property competes within a submarket comprised of Palm Desert, Rancho Mirage, La Quinta and Indian Wells. The appraisal has identified 1,292 rooms under construction in the broader Palm Springs market, with 260 rooms under construction in Palm Desert.

A-3-27

BACM 2017-BNK3	JW Marriott Desert Springs

The appraiser does not consider the new supply directly competitive with the JW Marriott Desert Springs Property, as the new supply largely consists of smaller, non-flagged, non-resort style facilities with fewer amenities.

Primary competitive properties to the JW Marriott Desert Springs Property are shown in the table below:

Competitive Property Summary(1)
Property Name	No. of Rooms	Year Built	Transient	Meeting & Group	Estimated 2016 Occupancy	Estimated 2016 ADR	Estimated 2016 RevPAR	RevPAR Penetration
JW Marriott Desert Springs(2)	884	1987	45%	55%	65.0%	$205.00	$133.25	98.4%
Primary Competitors
Renaissance Esmeralda Indian Wells Resort & Spa	560	1989	50%	50%	55-60%	$180-190	$105-110	75-80%
Omni Rancho Las Palmas Resort & Spa	444	1979	55%	45%	60-65%	$190-200	$120-125	85-90%
Westin Mission Hills Resort & Spa	512	1991	45%	55%	55-60%	$180-190	$110-115	80-85%
Total/Wtd. Avg.	2,400		48%	52%	61.6%	$194.94	$119.94	88.6%
Secondary Competitors(3)	1,570		56%	44%	60.6%	$275.30	$166.95	123.3%
Total/Wtd. Avg.	3,970		51%	49%	61.3%	$220.84	$135.41	100.0%

Source: Appraisal

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the JW Marriott Desert Springs Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Estimated 2016 Occupancy, Estimated 2016 ADR and Estimated 2016 RevPAR are based on the appraisal’s estimated 2016 year-end figures.

(3)	Secondary Competitors, as identified by the appraiser, include Hyatt Regency Indian Wells Resort & Spa, La Quinta Resort & Club, A Waldorf Astoria Resort, and Ritz-Carlton Rancho Mirage (owned by the borrower sponsor).

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the JW Marriott Desert Springs Property.

Cash Flow Analysis
	2013	2014	2015	11/30/2016 TTM	UW	UW per Room
Occupancy(1)	62.9%	61.5%	60.8%	65.8%	65.8%
ADR(1)	$189.33	$197.46	$200.78	$210.31	$210.31
RevPAR(1)	$119.09	$121.47	$122.14	$138.40	$138.40

Rooms Revenue	$38,427,054	$39,192,103	$39,411,054	$44,777,440	$44,655,098	$50,514.82
Food & Beverage	$40,755,889	$39,300,867	$38,836,779	$46,521,906	$46,394,797	$52,482.80
Golf	$6,408,007	$6,563,373	$6,061,199	$6,027,797	$6,011,328	$6,800.14
Spa	$5,025,497	$5,017,055	$4,237,485	$4,625,640	$4,613,001	$5,218.33
Other Income(2)	$4,589,917	$4,264,893	$5,353,078	$5,503,814	$5,488,776	$6,209.02
Total Revenue	$95,206,364	$94,338,291	$93,899,595	$107,456,596	$107,162,999	$121,225.11
Total Expenses	$79,009,375	$77,847,796	$76,625,288	$83,173,535	$83,834,818	$94,835.77
Net Op. Income(3)	$16,196,989	$16,490,495	$17,274,307	$24,283,061	$23,328,181	$26,389.35
FF&E	$5,253,377	$5,197,956	$5,160,790	$5,910,113	$5,893,965	$6,667.38
Net Cash Flow	$10,943,612	$11,292,539	$12,113,517	$18,372,949	$17,434,217	$19,721.96

NOI DSCR(4)	2.15x	2.19x	2.29x	3.22x	3.10x
NCF DSCR(4)	1.45x	1.50x	1.61x	2.44x	2.31x
NOI Debt Yield(4)	14.1%	14.3%	15.0%	21.1%	20.3%
NCF Debt Yield(4)	9.5%	9.8%	10.5%	16.0%	15.2%

(1)	Occupancy, ADR and RevPAR figures are based on the underwriting, which have been taken from financial statements provided by the JW Marriott Desert Springs Borrower. Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the JW Marriott Desert Springs Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Other Income includes parking garage, telephone, leisure/recreational income, business center, tennis, retail and other miscellaneous items. Retail revenue is inclusive of reimbursements associated with shared common area maintenance, tax and marketing expenses. Related expenses attributable to the retail component are included in undistributed Operating Expenses for the overall property.

(3)	The increase in Net Op. Income in the November 30, 2016 TTM over 2015 is attributable to an increase in Occupancy and ADR at the subject during 2016.

(4)	Debt service coverage ratios and debt yields shown are based on the JW Marriott Desert Springs Whole Loan.

A-3-28

BACM 2017-BNK3	JW Marriott Desert Springs

Escrows and Reserves. The JW Marriott Desert Springs Borrower deposited $12,000,000 at closing for renovations, repairs and improvements required to be made pursuant to a property improvement plan imposed by the property manager (“PIP”).

The requirement for the JW Marriott Desert Springs Borrower to make monthly deposits to a tax escrow is waived so long as the JW Marriott Desert Springs Borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event that the JW Marriott Desert Springs Borrower is no longer required to reserve such amounts with the property manager, on each payment date the JW Marriott Desert Springs Borrower will be required to deposit 1/12 of annual estimated taxes.

The requirement for the JW Marriott Desert Springs Borrower to make monthly deposits to an insurance escrow is waived so long as the JW Marriott Desert Springs Borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event that the JW Marriott Desert Springs Borrower is no longer required to reserve such amounts with the property manager, on each payment date the JW Marriott Desert Springs Borrower will be required to deposit 1/12 of annual estimated insurance premiums upon the occurrence of (i) an event of default under the JW Marriott Desert Springs Whole Loan, (ii) the liability and casualty policies maintained by the JW Marriott Desert Springs Borrower are not part of a blanket or umbrella policy approved by the lender in its reasonable discretion, (iii) the JW Marriott Desert Springs Borrower does not provide the lender with evidence of renewal of certain insurance policies or (iv) the JW Marriott Desert Springs Borrower does not provide the lender with paid receipts for the payment of the insurance premiums within ten days prior to the expiration dates of the policies.

The requirement for the JW Marriott Desert Springs Borrower to make monthly deposits for furniture, fixtures and equipment (“FF&E”) is waived so long as the JW Marriott Desert Springs Borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event the JW Marriott Desert Springs Borrower is no longer required to reserve such amounts with the property manager, the JW Marriott Desert Springs Borrower will be required to make monthly deposits into an FF&E escrow equal to the greater of (i) 1/12 of 5.50% of the gross operating income for the JW Marriott Desert Springs Property for the preceding calendar year; provided that, starting with the first full fiscal year following completion of all replacements, repairs or improvements required to be made pursuant to any PIP, such percentage shall be adjusted as follows: Year 1: 3.50%, Year 2: 4.0%, Year 3: 4.5%; Year 4: 5.0%, and Year 5 and thereafter: 5.50%; and (ii) the amount (if any) of the deposit required by the property manager for the JW Marriott Desert Springs Property on account of FF&E pursuant to the related management agreement.

On each payment date when the amount on deposit in a seasonality reserve account (the “Seasonality Reserve”) is less than the Seasonality Reserve Cap, excess cash flow, to the extent available, is required to be deposited into the Seasonality Reserve in an amount sufficient to cause the balance in the Seasonality Reserve to equal the then applicable Seasonality Reserve Cap. To the extent that the balance in the Seasonality Reserve is less than the Seasonality Reserve Cap as of May 30 of each year, the JW Marriott Desert Springs Borrower is required to deposit with the lender by June 30 of such year an amount sufficient to bring the balance on deposit equal to the then applicable Seasonality Reserve Cap. Provided no event of default has occurred and is continuing, the lender is required to disburse amounts from the Seasonality Reserve Funds to the JW Marriott Desert Springs Borrower for payment of debt service or for distribution to the mezzanine borrower for payment on the mezzanine loan. At the end of each calendar year, at the request of the JW Marriott Desert Springs Borrower, any remaining amounts constituting Seasonality Reserve Funds are required to be released to the JW Marriott Desert Springs Borrower.

“Seasonality Reserve Cap” means, (A) for calendar year 2017, for the period (1) from the loan closing date to but excluding the monthly payment date in October 2017, an amount equal to the sum of (a) four months of debt service, plus (b) four months of debt service on the mezzanine loan, and (2) for the remainder of calendar year 2017, an amount equal to the sum of (a) two months of debt service, plus (b) two months of debt service on the mezzanine loan, and (B) for each calendar year thereafter, for the period commencing on the monthly payment date in January of such calendar year through but excluding the monthly payment date in October of such calendar year, an amount equal to the sum of (a) four months of debt service, plus (b) four months of debt service on the mezzanine loan, and (2) for the remainder of each such calendar year, an amount equal to the sum of (a) two months of debt service, plus (b) two months of debt service on the mezzanine loan.

Lockbox and Cash Management. The loan is structured with a hard lockbox and in-place cash management. For so long as Marriott is providing property management services for the JW Marriott Desert Springs Property pursuant to the property management agreement, funds shall first be deposited into accounts maintained by Marriott for the JW Marriott Desert Springs Borrower (as to which the JW Marriott Desert Springs Borrower, Marriott, and the bank maintaining such accounts have executed a control agreement with the lender), and Marriott is required to deposit into a lockbox account for the benefit of the lender (the “Deposit Account”) the funds that remain after Marriott has paid all operating expenses of the JW Marriott Desert Springs Property, including without limitation management fees, working capital reserves and other amounts payable pursuant to the terms of the management agreement (“Remaining Revenues”). All Remaining Revenues (or if Marriott is no longer providing property management services, all revenues) are required to be deposited into the Deposit Account. All revenues in the Deposit Account are required to be deposited into an account established by the lender (the “Cash Management Account”). The cash management bank will be required to apply funds in the Cash Management Account to fund the required reserves deposits described above under “Escrows and Reserves,” debt service on the JW Marriott Desert Springs Whole Loan, to disburse monthly operating expenses as referenced in the approved annual budget, to pay extraordinary expenses not referenced in the approved annual budget and approved by the lender, to pay debt service on the related mezzanine loan, and all remaining cash shall be distributed (i) if no Cash Sweep Event Period (as defined below) is in effect, and (a) the lender has received notice of an event of default under the related mezzanine loan, to the mezzanine lender, or (b) if the lender has not received such notice, but the Seasonality Reserve Cap has not been met, to the Seasonality Reserve until the Seasonality Reserve Cap has been met, (ii) if a Cash Sweep Event Period is in effect, first into the Seasonality Reserve until the Seasonality Reserve Cap has been met, with any remaining funds deposited into an excess cash flow account to be held as security for the JW Marriott Desert Springs Whole Loan during the continuance of such Cash Sweep Event Period, and (iii) if any funds remain thereafter and no Cash Sweep Event Period is in effect, to the JW Marriott Desert Springs Borrower.

A “Cash Sweep Event Period” will commence upon the occurrence of any of the following: (i) an event of default; (ii) if, as of any calculation date, the aggregate debt service coverage ratio under the JW Marriott Desert Springs Whole Loan and the related mezzanine loan is less than 1.20x for 12 consecutive calendar months tested quarterly (a “DSCR Event”); (iii) a management agreement default event where there has been a default by the JW Marriott Desert Springs Borrower under the management agreement or that the property is not being operated and maintained in accordance with the manager’s standards, resulting in the JW Marriott Desert Springs Borrower no longer being in good standing with the manager and such default is not cured within the later of 30 days and the grace/cure period in the management agreement or as otherwise provided for in writing by the franchisor, (iv) a management agreement termination event; and (v) JW Marriott Desert Spring Borrower’s failure to comply with the terms of Section 6.5.1 of the loan agreement for the JW Marriott Desert Spring Whole Loan requiring funding in connection with a PIP (a “6.5.1 Event”) and continuing until such time, if any, as the lender gives notice to the cash management bank that the Cash Sweep Event Period has ended.

A-3-29

BACM 2017-BNK3	JW Marriott Desert Springs

The lender is required to give notice that a Cash Sweep Event Period has ended if (A) with respect to a Cash Sweep Event Period described in clause (i) above, such event of default has been cured and accepted by the lender in its sole and absolute discretion, (B) with respect to a DSCR Event, the lender has determined that the JW Marriott Desert Springs Property has achieved an aggregate debt service coverage ratio under the JW Marriott Desert Springs Whole Loan and the related mezzanine loan of at least 1.30x for the immediately preceding 12 consecutive calendar months, (C) with respect to a management agreement default event, (x) such default has been remedied to the satisfaction of the lender and manager as evidenced by an estoppel certificate delivered to the lender from the manager, in form and substance reasonably acceptable to the lender and (y) there has been no default by the JW Marriott Desert Springs Borrower under the management agreement for 60 consecutive days, (D) with respect to a management agreement termination event, (x) the JW Marriott Desert Springs Borrower has entered into a new management agreement (or franchise agreement) with a hotel operator (“Replacement Management Agreement”) each acceptable to the lender in its sole discretion, and (y) the hotel operations at the JW Marriott Desert Springs Property have been operating for 60 consecutive days under the Replacement Management Agreement, without the occurrence of any default by the JW Marriott Desert Springs Borrower or manager thereunder or (E) with respect to a 6.5.1 Event, the lender has confirmed that the JW Marriott Desert Springs Borrower is in compliance with the terms of Section 6.5.1 of the loan agreement.

Additional Secured Indebtedness (not including trade debts). The JW Marriott Desert Springs Property also secures the JW Marriott Desert Springs Serviced Pari Passu Companion Loans, which have a Cut-off Date principal balance of $55,000,000. The JW Marriott Desert Springs Serviced Pari Passu Companion Loans accrue interest at the same rate as the JW Marriott Desert Springs Mortgage Loan. The JW Marriott Desert Springs Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the JW Marriott Desert Springs Serviced Pari Passu Companion Loans. The holders of the JW Marriott Desert Springs Loan and the JW Marriott Desert Springs Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the JW Marriott Desert Springs Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. The “JW Marriott Desert Springs Mezzanine Loan” refers to a loan in the original principal amount of $16,000,000 made to Newage Desert Springs Holding, LLC, a Delaware limited liability company, by Morgan Stanley Mortgage Capital Holdings LLC , secured by 100% of the direct or indirect equity interest in the JW Marriott Desert Springs Borrower and put in place simultaneously with the origination of the JW Marriott Desert Springs Whole Loan. The JW Marriott Desert Springs Mezzanine Loan has an interest rate of 10.39%, is interest-only, and is co-terminus with the JW Marriott Desert Springs Whole Loan. The JW Marriott Desert Springs Mezzanine Loan and the JW Marriott Desert Springs Whole Loan are subject to an intercreditor agreement between Morgan Stanley Bank, National Association, as senior lender, and Morgan Stanley Mortgage Capital Holdings LLC, as mezzanine lender. It is anticipated that the mezzanine loan will be sold to a third party.

Release of Property. Not permitted.

Terrorism Insurance. The JW Marriott Desert Springs Whole Loan documents require that the “all risk” insurance policy required to be maintained by the JW Marriott Desert Springs Borrower provide coverage for terrorism in an amount determined by the lender, but in no event more than the full replacement cost of the JW Marriott Desert Springs Property and 18 months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

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A-3-31

BACM 2017-BNK3	85 Tenth Avenue

Mortgage Loan No. 4 – 85 Tenth Avenue

A-3-32

BACM 2017-BNK3	85 Tenth Avenue

Mortgage Loan No. 4 – 85 Tenth Avenue

A-3-33

BACM 2017-BNK3	85 Tenth Avenue

Mortgage Loan No. 4 – 85 Tenth Avenue

A-3-34

BACM 2017-BNK3	85 Tenth Avenue

Mortgage Loan No. 4 – 85 Tenth Avenue

85 Tenth Avenue
85 Tenth Avenue
New York, NY 10011
West Side
Garment District
HERALD SQUARE
Jacob Javits Convention Center
Manhattan Center
Macy's
Empire State Building
One Penn Plaza
Herald Center
LONG ISLAND RAILROAD
Hudson River Greenway
HUDSON YARDS
NJ TRANSIT
General Post Office
Madison Square Garden
Manhattan Mall
PENN STATION
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
Port Authority-West 30th Street Midtown Heliport
Highline Elevated Park
Chelsea Park
Starret-Lehigh Building
Fashion Institute of Technology
CUE Art Foundation
The Museum at FIT
Chelsea
School of Visual Arts Theater
Tiffany & Company
Madison Square Park
Chelsea Waterside Park
CHELSEA GALLERIES
High Line Elevated Park
Clement Clarke Moore Park
MANHATTAN
Flatiron Building
Pier 62 Skatepark
Chelsea Art Museum
Atlantic Theater Company
Flatiron District
Chelsea Piers Sports & Entertainment Complex
The Joyce Theater
IAC Building
Hudson River
Chelsea Market
Google Corporate Office Campus
Pier 57
Meatpacking District
Forbes Galleries
Hudson Park Library
Greenwich Village
West Village
Washington Square Arch
Washington Square
NYU School of Law
New York University
NYU Skirball Center for the Performing Arts
James Walker Park
U.S. Dept of Veterans Affairs
SoHo
12th Ave.
11th Ave.
10th Ave.
9th Ave.
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Broadway
W. 35th St.
W. 34th St.
W. 33rd St.
W. 32nd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
W. 27th St.
W. 26th St.
W. 25th St.
W. 24th St.
W. 23rd St.
W. 22nd St.
W. 21st St.
W. 20th St.
W. 19th St.
W. 18th St.
W. 17th St.
W. 16th St.
W. 15th St.
W. 14th St.
W. 13th St.
W. 12th St.
W. 11th St.
W. 10th St.
W. 9th St.
W. 8th St.
Waverly Pl.
Washington Pl.
W. 4th St.
W. 3rd St.
Bleecker St.
W. Houston St.
Gansevoort St.
Greenwich St.
Hudson St.
Horatio St.
Jane St.
Bethune St.
Washington St.
Bank St.
Perry St.
Charles St.
Christopher St.
Barrow St.
Morton St.
Leroy St.
Clarkson St.
King St.
Charlton St.
Varick St.
West St.
Greenwich Ave.
7th Ave. South
Bedford St.
Carmine St.
Downing St.
Macdougal St.
Sullivan St.
Prince St.
PATH
9A
Upper West Side
Upper East Side
Astoria
West New York
QUEENS
North Bergen
Central Park
East Side
Long Island City
Weehawken
West Side
Midtown
Union City
Chelsea
MANHATTAN
Williamsburg
Greenwich Village
Hoboken
NEW JERSEY
SoHo
Chinatown
Tribeca
Financial District
JERSEY CITY
BROOKLYN
Brooklyn Heights
Park Slope

A-3-35

BACM 2017-BNK3	85 Tenth Avenue

Mortgage Loan No. 4 – 85 Tenth Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10011
Original Balance(1):	$50,000,000			General Property Type:	Office
Cut-off Date Balance(1):	$50,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	5.1%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1913/1999;2002
Sponsors:	Related Special Assets LLC; Vornado Realty L.P.			Size:	632,584 SF
Mortgage Rate:	3.8206%			Cut-off Date Balance per SF (1):	$403
Note Date:	12/1/2016			Maturity Date Balance per SF(1):	$403
First Payment Date:	1/6/2017			Property Manager:	Related Management Company, L.P. (borrower-related)
Final Maturity Date:	12/6/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	2 months			Underwriting and Financial Information
Prepayment Provisions(2):	LO (26); DEF (89); O (5)			UW NOI:	$36,948,186
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(1):	14.5%
Additional Debt Type(3):	Pari Passu/Subordinate Debt/Mezzanine			UW NOI Debt Yield at Maturity(1):	14.5%
Additional Debt Balance(3):	$205,000,000/$141,000,000/$229,000,000			UW NCF DSCR(1):	3.66x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(5):	$27,269,500 (9/30/2016 TTM)
Reserves(4)				2nd Most Recent NOI:	$20,566,988 (12/31/2015)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$19,917,738 (12/31/2014)
RE Tax:	$0	Springing	N/A	Most Recent Occupancy(6):	99.6% (11/30/2016)
Insurance:	$0	Springing	N/A	2nd Most Recent Occupancy:	100.0% (6/30/2015)
Recurring Replacements:	$0	$10,543	$253,032	3rd Most Recent Occupancy:	90.2% (6/30/2014)
TI/LC:	$0	$52,715	$1,265,160	Appraised Value (as of):	$835,000,000 (11/4/2016)
Tenant Specific TI/LC:	$11,063,417	$0	N/A	Cut-off Date LTV Ratio(1):	30.5%
Free Rent:	$1,130,833	$0	N/A	Maturity Date LTV Ratio(1):	30.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$396,000,000	63.4%	Loan Payoff(7):	$559,219,752	89.5%
Mezzanine Loans(3):	$229,000,000	36.6%	Reserves:	$12,194,250	2.0%
			Closing Costs:	$19,335,900	3.1%
			Return of Equity:	$34,250,099	5.5%
Total Sources:	$625,000,000	100.0%	Total Uses:	$625,000,000	100.0%

(1)	The 85 Tenth Avenue Mortgage Loan is part of the 85 Tenth Avenue Whole Loan, which is comprised of six pari passu senior notes and two subordinate notes with an aggregate original principal balance of $396,000,000. The 85 Tenth Avenue pari passu senior notes have a combined original principal balance of $255,000,000 and the subordinate notes have a combined original principal balance of $141,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the senior notes totaling $255,000,000 without regard to the subordinate notes. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate note balance of the 85 Tenth Avenue Whole Loan (including the subordinate notes) are $626, $626, 2.36x, 9.3%, 9.3%, 47.4% and 47.4%, respectively. The Cut-off Date Balance per SF, UW NOI Debt Yield, UW NCF DSCR and Cut-off Date LTV Ratio numbers based on the combined balance of the 85 Tenth Avenue Whole Loan and mezzanine loan are $988 , 5.9%, 1.26x, and 74.9%, respectively.
(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last 85 Tenth Avenue Whole Loan promissory note to be securitized and (b) December 1, 2019.
(3)	See “The Mortgage Loan,” “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below for further discussion of additional debt.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	See “Operating History and Underwritten Net Cash Flow” below for further discussion.
(6)	Includes one tenant (1.7% of NRA) that has signed a lease but has not yet taken occupancy at the 85 Tenth Avenue Property. The tenant is in a free rent period for which $1,130,833 was reserved with lender at loan origination. See “Escrows and Reserves” below for further details.
(7)	Previous financing on the 85 Tenth Avenue Property consists of (i) $270.0 million of mortgage debt that was contributed to the COMM 2007-C9 and CD 2007-CD5 securitization trusts, (ii) approximately $75.0 million of senior mezzanine debt held by Landesbank Baden-Wurttemberg, (iii) approximately $83.5 million of junior mezzanine debt/preferred equity (estimated balance as of November 2016) held by Vornado Realty Trust and (iv) approximately $111.4 million of preferred equity (estimated balance as of November 2016) held by Vornado Realty Trust.

A-3-36

BACM 2017-BNK3	85 Tenth Avenue

The Mortgage Loan. The fourth largest mortgage loan (the “85 Tenth Avenue Mortgage Loan”) is part of a non-serviced pari passu whole loan (the “85 Tenth Avenue Whole Loan”) evidenced by (i) six pari passu senior notes in the aggregate original principal amount of $255,000,000 and (ii) two subordinate notes in the original principal amount of $141,000,000, all of which are secured by the same fee mortgage encumbering the office building known as 85 Tenth Avenue in New York, New York (the “85 Tenth Avenue Property”). The 85 Tenth Avenue Mortgage Loan is evidenced by two pari passu notes (Note A-2-C1 and Note A-2-C2) with an outstanding principal balance as of the Cut-off Date of $50,000,000.

Promissory notes A-1-C1, A-1-C2, A-1-S and A-2-S in the aggregate original principal amount of $205,000,000 represent non-serviced pari passu companion loans (the “85 Tenth Avenue Non-Serviced Pari Passu Companion Loans”), and are pari passu with the 85 Tenth Avenue Mortgage Loan. Promissory notes B-1 and B-2 in the aggregate original principal amount of $141,000,000 (the “85 Tenth Avenue Non-Serviced Subordinate Companion Loans”) are generally subordinate to the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Non-Serviced Pari Passu Companion Loans. See “Description of the Mortgage Pool—The Whole Loans—the Non-Serviced Whole Loans—the 85 Tenth Avenue Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The 85 Tenth Avenue Mortgage Loan will be included in the BACM 2017-BNK3 Trust. The 85 Tenth Avenue Non-Serviced Pari Passu Companion Loans represented by promissory Notes A-1-S and Note A-2-S and the 85 Tenth Avenue Non-Serviced Subordinate Companion Loans were contributed to the DBWF 2016-85T securitization trust. The 85 Tenth Avenue Non-Serviced Pari Passu Companion Loans represented by Note A-1-C1 and Note A-1-C2 are expected to be contributed to the CD 2017-CD3 securitization trust. The 85 Tenth Avenue Whole Loan is being serviced pursuant to the terms of the DBWF 2016-85T trust and servicing agreement.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1-C1	$50,000,000	CD 2017-CD3(1)	No
A-1-C2	$25,000,000	CD 2017-CD3(1)	No
A-2-C1	$25,000,000	BACM 2017-BNK3	No
A-2-C2	$25,000,000	BACM 2017-BNK3	No
A-1-S	$78,000,000	DBWF 2016-85T	Yes
A-2-S	$52,000,000	DBWF 2016-85T	Yes
B-1	$84,600,000	DBWF 2016-85T	Yes
B-2	$56,400,000	DBWF 2016-85T	Yes
Total	$396,000,000

(1)	Expected to be contributed to the CD 2017-CD3 transaction.

The Borrower and the Sponsor. The borrower is 85 Tenth Avenue Associates, L.L.C. (the “85 Tenth Avenue Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsors and the nonrecourse carve-out guarantors of the 85 Tenth Avenue Borrower are Related Special Assets LLC and Vornado Realty L.P. (the “85 Tenth Avenue Sponsors”). The liability of Vornado Realty L.P. under the non-recourse carveout guaranty for bankruptcy-related non-recourse carveouts is limited to 30.0% of the original principal balance of the 85 Tenth Avenue Whole Loan.

The Related Companies, L.P. (“Related”) is a privately owned real estate firm. Founded by Stephen M. Ross in 1972, Related describes itself as a fully integrated, highly diversified industry leader with experience in development, acquisition, management, finance, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Abu Dhabi, Sao Paulo and Shanghai, and has a team of approximately 3,000 professionals.

Vornado Realty L.P. (“Vornado”) is a fully integrated, publicly traded real estate investment trust (NYSE: VNO) which owns (wholly, or partially through joint ventures) more than 20.2 million SF across 36 office properties in Manhattan.

The Property. The 85 Tenth Avenue Property consists of the fee interest in an 11-story, 99.6% leased, office building totaling 632,584 SF. The 85 Tenth Avenue Property is located at the crossroads of Manhattan’s Chelsea neighborhood and the Meatpacking District, directly adjacent to the High Line aerial park, directly across from the Chelsea Market, and has views of the Hudson River. The 85 Tenth Avenue Borrower acquired the 85 Tenth Avenue Property in 2007 for $430.0 million ($680 PSF) and has since undertaken selective strategic leasing and capital improvement programs to modernize the profile of the building including. The 85 Tenth Avenue Property features retroindustrial décor with a brick structure along with floors with ceiling heights ranging from 14 feet to approximately 19 feet and open floor plates.

The 85 Tenth Avenue Property was originally constructed in 1913 as an expansion of the Nabisco Factory. In 1996, the 85 Tenth Avenue Property was redeveloped into a mixed-use facility and in 1999 was acquired by Level 3 Communications and converted it into a telecom facility. According to the appraiser, Level 3 Communications invested in excess of $150.0 million to install state of the art mechanical, back-up power and cooling systems to support their mission critical network. Level 3 Communications also added a story to the building along with several new elevator shafts. Somerset Partners purchased the 85 Tenth Avenue Property in 2005 and redeveloped the asset as a mixed use office and retail building. Somerset Partners added new oversized windows, a new entranceway and lobby with modern art, new elevators, electrical upgrades, and a new heating system. The 85 Tenth Avenue Sponsors acquired the 85 Tenth Avenue Property in 2007 and have since repositioned the tenancy to include Google as the anchor tenant with flexibility to expand into the rest of the building.

The 85 Tenth Avenue Property has a 10-year average historical occupancy of 98.6% and currently 65.4% of the NRA is leased by investment grade credit tenants, including Google, GSA, and Moet. The five largest tenants comprise 588,576 SF, representing 93.0% of the NRA and 94.2% of base rent. The 85 Tenth Avenue Property also serves as the North American headquarters for Moet and features award-winning ground floor restaurants including Michelin Star-rated Del Posto and Toro. The 85 Tenth Avenue Property is located within Google’s expanding Manhattan campus and is situated two blocks west of Google’s east coast headquarters (111 Eighth Avenue). Google also occupies space one block to the east of the 85 Tenth Avenue Property at Chelsea Market and signed a lease for 263,835 SF at Pier 57, one block to the west of the 85 Tenth Avenue Property, in late 2015.

A-3-37

BACM 2017-BNK3	85 Tenth Avenue

Major Tenants.

Google (179,948 SF, 28.4% of NRA, 30.9% of underwritten base rent). Google leases 179,948 SF at the 85 Tenth Avenue Property. The initial lease began October 31, 2014 and has a lease expiration date of February 28, 2026. Google is a leading global technology company that generates the majority of its revenues through search and display ads on its own websites and its network of third-party websites. Google’s platform spans across a number of form factors including desktop, mobile and tablets.

GSA (178,065 SF, 28.1% of NRA, 32.8% of underwritten base rent). GSA leases 178,065 SF at the 85 Tenth Avenue Property. The initial lease began December 1, 2003 and has a lease expiration date of September 30, 2020. The GSA space houses the Federal Bureau of Investigation Joint Terrorism Task Force, a partnership between various American law enforcement agencies charged with the task of investigating terrorism.

Level 3 Communications, LLC (113,012 SF, 17.9% of NRA, 12.9% of underwritten base rent). Level 3 Communications, LLC (“Level 3”) leases 113,012 SF at the 85 Tenth Avenue Property. The leases began December 31, 2002 and have lease expiration dates of January 31, 2023 (1,012 SF), February 1, 2023 (56,000 SF) and February 28, 2026 (56,000 SF). Level 3 (NASDAQ: LVLT) is an operator of one of the world’s largest fiber-optic communications networks, connecting customers in 60 countries. The company services include broadband Internet access, wholesale voice origination and termination, enterprise voice, content distribution, broadband transport, and collocation services. Wholesale customers include ISPs, telecom carriers, cable-TV operators, wireless providers, and the US government.

The following table presents certain information relating to the major tenants at the 85 Tenth Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Google(4)	NR/Aa2/AA	179,948	28.4%	$13,792,185	30.9%	$76.65	2/28/2026
GSA	AAA/Aaa/AA+	178,065	28.1%	$14,624,478	32.8%	$82.13	9/30/2020(5)
Level 3	BB-/Ba3/BB	113,012(6)	17.9%	$5,775,664(6)	12.9%	$51.11(6)	Various(6)(7)
Telehouse	NR/NR/NR	61,551	9.7%	$5,370,907	12.0%	$87.26	1/31/2026
Moet	NR/NR/A+	56,000	8.9%	$2,469,600	5.5%	$44.10	3/31/2021
Subtotal/Wtd. Avg.		588,576	93.0%	$42,032,834	94.2%	$71.41

Other Tenants		41,650	6.6%	$2,607,735	5.8%	$62.61
Vacant Space		2,358	0.4%	$0	0.0%	$0.00
Total/Wtd. Avg.		632,584	100.0%	$44,640,569	100.0%	$70.83

(1)	Information is based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.
(4)	Google has existing as-of-right expansion options on any three of floors 5, 8, 9, and 10, which are coterminous to and coincide with the below market, fixed rate rent schedule of its existing premises on floors 3, 4, and 11. If Google elects to expand on all four of the expansion spaces, one of the four floors (at landlord’s discretion) shall be leased at fair market value (“FMV”). Google has a FMV right of first offer on all other office space in the building. Google has two five year renewal options at fair market value upon 18 months written notice for all or a portion of their space so long as Google occupies 75% of the 85 Tenth Avenue Mortgaged Property. Google has no termination options.
(5)	GSA has the right to terminate its space beginning on June 30, 2019, upon 180 days prior written notice. GSA has been reducing its space at the 85 Tenth Avenue Property and consolidating to government owned space.
(6)	Level 3 has 1,012 SF at an Annual UW Rent of $12.00 PSF expiring in January 31, 2023, 56,000 SF at an Annual UW Rent of $60.92 PSF expiring on February 1, 2023 and 56,000 SF at an Annual UW Rent of $42.00 PSF February 28, 2026. Level 3’s Rent for the 5th floor has been underwritten based on Level 3’s in place rent.
(7)	Level 3 has given notice of its intent to vacate its space on the 5th floor and is obligated to do so no later than its lease expiration date for that space of June 30, 2017. However, the tenant has extended its lease for five years on the 6th floor through January 2023.

A-3-38

BACM 2017-BNK3	85 Tenth Avenue

The following table presents certain information relating to the lease rollover at the 85 Tenth Avenue Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017(4)	1	56,000	$42.00	8.9%	8.9%	$2,352,000	5.3%	5.3%
2018	0	0	$0.00	0.0%	8.9%	$0	0.0%	5.3%
2019	0	0	$0.00	0.0%	8.9%	$0	0.0%	5.3%
2020	3	178,065	$82.13	28.1%	37.0%	$14,624,478	32.8%	38.0%
2021	2	56,200	$45.18	8.9%	45.9%	$2,539,156	5.7%	43.7%
2022	0	0	$0.00	0.0%	45.9%	$0	0.0%	43.7%
2023	2	57,012	$60.05	9.0%	54.9%	$3,423,664	7.7%	51.4%
2024	3	10,747	$69.76	1.7%	56.6%	$749,748	1.7%	53.1%
2025	0	0	$0.00	0.0%	56.6%	$0	0.0%	53.1%
2026	7	241,499	$79.35	38.2%	94.8%	$19,163,092	42.9%	96.0%
2027	0	0	$0.00	0.0%	94.8%	$0	0.0%	96.0%
2028 & Beyond	4	30,703	$58.25	4.9%	99.6%	$1,788,431	4.0%	100.0%
Vacant	0	2,358	$0.00	0.4%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	22	632,584	$70.83	100.0%		$44,640,569	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.
(4)	Level 3 has given notice of its intent to vacate its space on the 5th floor and is obligated to do so no later than its lease expiration date for that space of June 30, 2017. However, the tenant has extended its lease for five years on the 6th floor through January 2023.

The Market. The 85 Tenth Avenue Property is located on the entire block bounded by Tenth Avenue, Eleventh Avenue, West 15th and West 16th Streets in the Chelsea neighborhood of Manhattan. Approximately three-square miles, Chelsea is bordered on the north by the Penn Station district, the Convention Center area and the Hudson Yards neighborhood. To the east are the neighborhoods of Gramercy Park, Union Square and the Flatiron district. Greenwich Village and the West Village are to the south of Chelsea.

According to the appraisal, the 85 Tenth Avenue Property is located within Manhattan’s Midtown South office market. The Midtown South office market is Manhattan’s smallest office market, containing approximately 66.8 million SF of office space. As of the third quarter of 2016, the Midtown South market had a vacancy rate of 6.7% and overall average asking rents of $70.29 PSF, gross. Within the Midtown South office market, the 85 Tenth Avenue Property is located on the border of the Chelsea and Hudson Square/West Village submarkets. As of third quarter of 2016, the Chelsea submarket, contained approximately 15.0 million SF of office space, had a vacancy rate of 6.7% and direct average asking rents of $62.58 PSF, gross. The Hudson Square/West Village submarket contained approximately 11.0 million SF of office space, had a vacancy rate of 10.7% and average asking rents of $82.34 PSF, gross, over the same time period.

The appraisal identified 23 comparable properties totaling approximately 11.9 million SF that exhibited a rental range of $50.00 PSF to $180.00 PSF, gross, and a weighted average occupancy rate of approximately 95.6% for direct space. Of the 23 buildings, 7 are considered directly competitive with the 85 Tenth Avenue Property in terms of the building classification, asking rents, rentable office square footage and quality. The directly competitive properties exhibited a rental range of $75.00 PSF to $89.00 PSF, gross, and a weighted average occupancy of approximately 98.5%.

A-3-39

BACM 2017-BNK3	85 Tenth Avenue

The following table presents recent leasing data at comparable office buildings with respect to the 85 Tenth Avenue Property:

Competitive Property Summary
Property Name/Location	Year Built	Size SF	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual In Place Rent PSF	Lease Type
85 Tenth Avenue New York, NY	1913	632,584	Google	Oct. 2014 / 11.4 Yrs	179,948	$76.65	Gross
250 Hudson Street New York, NY	1928	30,000	Lieff Cabraser Heimann & Bernstein	Sep. 2016 / 10.0 Yrs	27,778	$78.00	Gross
315 Park Avenue South New York, NY	1928	276,000	Winton Capital	Jul. 2016 / 10.0 Yrs	34,844	$100.00	Gross
315 Hudson Street New York, NY	1907	400,000	Galvanize Inc	Jun. 2016 / 10.0 Yrs	54,500	$73.00	Gross
675 Avenue of the Americas New York, NY	1900	222,000	Nielsen Holdings	Apr. 2016 / 15.0 Yrs	43,529	$65.00	Gross
229-233 Park Avenue South New York, NY	1924	132,000	Facebook	Apr. 2016 / 10.5 Yrs	41,100	$77.00	Gross
225 Park Avenue South New York, NY	1909	560,000	Facebook	Mar. 2016 / 10.5 Yrs	118,468	$89.00	Gross
200 Park Avenue South New York, NY	1908	225,000	Elizabeth Arden	Mar. 2016 / 10.0 Yrs	35,698	$64.00	Gross
770 Broadway New York, NY	1905	911,213	Facebook	Feb. 2016 / 12.0 Yrs	79,998	$105.00	Gross
90 Fifth Avenue New York, NY	1903	110,000	AltSchool	Jan. 2016 / 13.0 Yrs	12,602	$94.00	Gross

Source: Appraisal and underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 85 Tenth Avenue Property:

Cash Flow Analysis
	2011	2012	2013	2014	2015	9/30/2016 TTM	UW	UW PSF
Base Rent(1)	$27,251,469	$26,646,844	$26,504,937	$25,649,512	$29,053,455	$36,809,756	$44,640,569	$70.57
Credit Rent Steps(2)	$0	$0	$0	$0	$0	$0	$3,356,590	$5.31
Straight Line Rent Credit(3)	$0	$0	$0	$0	$0	$0	$775,933	$1.23
Grossed Up Vacant Space	$0	$0	$0	$0	$0	$0	$88,764	$0.14
Total Recoveries	$2,394,873	$3,198,256	$4,349,995	$4,580,074	$3,644,420	$2,536,223	$3,944,963	$6.24

Other Income	$1,645,389	$2,038,977	$1,345,914	$1,538,079	$1,663,127	$2,458,831	$2,526,371	$3.99
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	$0	($2,640,341)	($4.17)
Effective Gross Income	$31,291,731	$31,884,076	$32,200,846	$31,767,665	$34,361,002	$41,804,810	$52,692,850	$83.30
Total Operating Expenses	$9,678,819	$10,204,674	$11,377,464	$11,849,927	$13,794,015	$14,535,310	$15,744,664	$24.89
Net Operating Income	$21,612,912	$21,679,402	$20,823,382	$19,917,738	$20,566,988	$27,269,500	$36,948,186	$58.41
Capital Expenditures	$0	$0	$0	$0	$0	$0	$126,517	$0.20
TI/LC	$0	$0	$0	$0	$0	$0	$632,584	$1.00
Net Cash Flow	$21,612,912	$21,679,402	$20,823,382	$19,917,738	$20,566,988	$27,269,500	$36,189,085	$57.21

Occupancy %	98.5%	98.5%	100.0%	90.2%	100.0%	99.6%(4)	94.5%
NOI DSCR(5)	2.19x	2.19x	2.11x	2.02x	2.08x	2.76x	3.74x
NCF DSCR(5)	2.19x	2.19x	2.11x	2.02x	2.08x	2.76x	3.66x
NOI Debt Yield(5)	8.5%	8.5%	8.2%	7.8%	8.1%	10.7%	14.5%
NCF Debt Yield(5)	8.5%	8.5%	8.2%	7.8%	8.1%	10.7%	14.2%

(1)	The increase between 9/30/2016 TTM Base Rent and UW Base Rent is due primarily to the L’Atelier lease (commenced in November 2016), Google’s rent commencement for their 3rd floor space (occurred in November 2016), and the inclusion of a full year’s rent for Google’s lease on the 4th floor (commenced in February 2016). The remainder is attributable to rent steps taking effect and free rent periods ending for other tenants at the 85 Tenth Avenue Property.
(2)	Rent Steps for credit tenants taken for contractual rent steps through November 1, 2017 for all tenants. Level 3 has a rent step on 1/1/2017 to $79.83 PSF. Credit given to Level 3 rent step in January 2018 to $110.00 PSF associated with the tenant’s renewal with respect to its 6th floor space, which is expected to be re-measured to 59,900 SF.
(3)	Straight Line Rent Credit given to Google, GSA, and Moet through the earlier of lease expiration or loan maturity.
(4)	Based on the underwritten rent roll. Includes one tenant (1.7% of NRA) that has signed a lease but has not yet taken occupancy at the 85 Tenth Avenue Property.
(5)	The debt service coverage ratios and debt yields are based on the 85 Tenth Avenue Whole Loan and the Initial Interest Rate.

A-3-40

BACM 2017-BNK3	85 Tenth Avenue

Escrows and Reserves. The 85 Tenth Avenue Whole Loan documents provide for upfront reserves in the amount of $11,063,417 for existing and outstanding tenant improvements and leasing commissions (“TI/LCs”) relating to Google ($10,761,917) and L’Atelier ($301,500) and $1,130,833 for gap abated rent relating to L’Atelier. Pursuant to the 85 Tenth Avenue Whole Loan documents, monthly escrows for real estate taxes and insurance premiums are only required during a Trigger Period (as defined below). The 85 Tenth Avenue Borrower is required to deposit monthly into an escrow for capital expenditures ($10,543, subject to a $253,032 cap), and TI/LCs ($52,715, subject to a $1,265,160 cap).

During the continuance of a Trigger Period, the borrower is required to deposit on each monthly payment date (i) an amount equal to one-twelfth of the taxes the lender estimates will be payable in the next 12 months and (ii) an amount equal to one-twelfth of the insurance premiums the lender estimates will be payable in the next 12 months; provided that the requirement to deposit insurance premiums will be suspended if the borrower provides satisfactory evidence to the lender that the insurance coverage required by the 85 Tenth Avenue Whole Loan documents is being provided under acceptable blanket insurance policies.

Lockbox and Cash Management. The 85 Tenth Avenue Whole Loan is structured with a lender-controlled lockbox, which is already in place. The 85 Tenth Avenue Whole Loan documents require the borrower to direct all tenants to pay rent directly into such lockbox account, and also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business day of receipt. Prior to the occurrence of a Trigger Period, all funds in the lockbox account are distributed to the borrower. During a Trigger Period, all funds in the lockbox account are swept to a lender-controlled cash management account and applied as provided in the 85 Tenth Avenue Whole Loan documents (including the 85 Tenth Avenue Mezzanine Loans (as defined below) debt service when no event of default exists under the 85 Tenth Avenue Whole Loan).

A “Trigger Period” means a period:

(a) commencing upon an event of default under the 85 Tenth Avenue Whole Loan documents and ending at such time as such event of default has been cured and no other event of default is then continuing;

(b) commencing upon an event of default under the 85 Tenth Avenue Mezzanine Loans and ending at such time as such event of default has been cured and no other event of default is then continuing;

(c) commencing upon, as of the last day of any calendar quarter, (i) the debt service (on the 85 Tenth Avenue Whole Loan) falls below 2.10x or the debt service (on the 85 Tenth Avenue Whole Loan and the 85 Tenth Avenue Mezzanine Loans) falls below 1.10x, and will cease to exist if (i) the debt service is 2.10x (on the 85 Tenth Avenue Whole Loan) and (ii) the debt service (on the 85 Tenth Avenue Whole Loan and the 85 Tenth Avenue Mezzanine Loan) is 1.10x as of the last day of two consecutive quarters;

(d) commencing upon a Lease Sweep Period (as defined below) and ending at such time as (i) the assumption of the Lease Sweep Lease (as defined below) by a Lease Sweep Tenant (as defined below) in the related bankruptcy proceeding with no amendments or modifications thereto, and such assumption has become effective through a court order or a plan of reorganization which is not subject to a stay pending appeal or otherwise or (ii) the dismissal of the bankruptcy proceeding with no amendments or modifications to the Lease Sweep Lease or no less than ninety percent (90%) of the space demised under the Lease Sweep Lease has been re-tenanted pursuant to one or more leases entered into in accordance with the 85 Tenth Avenue Whole loan documents with the tenants thereunder in possession and paying rent (subject to free/abated rent that has been reserved for with lender) and, in lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Reserve (as defined below), or otherwise paid by the Lease 85 Tenth Avenue borrower, to cover all anticipated TI/LCs and other landlord obligations and free and/or abated rent in connection therewith (and any operating shortfalls relating to the delay in the commencement of full rent payments). To the extent the Lease Sweep Lease has not previously been cured as described above, a Lease Sweep Period will also cease upon the deposit of the aggregate, cumulative sum of $50.00 per rentable SF under such Lease Sweep Lease into the Lease Sweep Reserve.

A “Lease Sweep Period” will commence on the first payment date following the occurrence of any of the following: (i) the early termination, early cancellation or early surrender of all or materially all of the space leased under a Lease Sweep Lease or upon the 85 Tenth Avenue borrower’s receipt of notice by a Lease Sweep Tenant of a valid early termination, early cancellation or early surrender of all or materially all of the space leased under a Lease Sweep Lease; (ii) bankruptcy or insolvency proceeding of a Lease Sweep Tenant or its parent guarantor (if applicable); (iii) September 30, 2019 (in the case of GSA) or August 31, 2024 (in the case of Google) if the applicable Lease Sweep Tenant has not yet exercised its renewal option under the applicable Lease Sweep Lease; or (iv) a Lease Sweep Tenant fails to pay base rent for two consecutive months as and when required under its Lease Sweep Lease and such failure continues beyond any applicable notice and cure period, or upon any other material defaults under the Lease Sweep Lease by the Lease Sweep Tenant beyond any applicable notice and cure period.

A “Lease Sweep Lease” means the Google Lease or the GSA Lease and any replacement lease covering all or substantially all the space currently demised under such lease.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

During the continuance of a Lease Sweep Period, all available cash will be swept into a reserve account (the “Lease Sweep Reserve”). Provided there is no event of default, the Lease Sweep Reserve will be made available to the 85 Tenth Avenue borrower to pay for certain TI/LCs and other costs incurred by the 85 Tenth Avenue borrower in connection with the re-tenanting of the space covered by the respective Lease Sweep Lease.

Additional Secured Indebtedness (not including trade debts). In addition to the 85 Tenth Avenue Mortgage Loan, the 85 Tenth Avenue Property also secures the 85 Tenth Avenue Non-Serviced Pari Passu Companion Loans and the 85 Tenth Avenue Non-Serviced Subordinate Companion Loan. The 85 Tenth Avenue Non-Serviced Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loan are coterminous with the 85 Tenth Avenue Mortgage Loan and accrue interest at the same interest rate. The holders of the 85 Tenth Avenue Mortgage Loan, the 85 Tenth Avenue Non-Serviced Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the 85 Tenth Avenue Whole Loan. The 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Non-Serviced Pari Passu Companions Loan are pari passu in right of payment with each other and are generally senior in right of payment to the 85 Tenth Avenue Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 85 Tenth Avenue Whole Loan” in the Preliminary Prospectus.

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BACM 2017-BNK3	85 Tenth Avenue

Mezzanine Loan and Preferred Equity. Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association have made (i) a $129,000,000 senior mezzanine loan (the “85 Tenth Avenue Senior Mezzanine Loan”) to 85 Tenth First Mezz Associates II, L.L.C., which accrues interest at an interest rate of 5.2000% per annum, and (ii) a $100,000,000 junior mezzanine loan (the “85 Tenth Avenue Junior Mezzanine Loan”) to 85 Tenth Senior Mezz Associates II, L.L.C., which accrues interest at an interest rate of 6.6000% per annum. The 85 Tenth Avenue Senior Mezzanine Loan and the 85 Tenth Avenue Junior Mezzanine Loan (collectively the “85 Tenth Avenue Mezzanine Loans”) have the same maturity date as the 85 Tenth Avenue Whole Loan.

Release of Property. Not permitted.

Terrorism Insurance. The 85 Tenth Avenue Borrower is required to obtain insurance against acts of terrorism or other similar acts or events to the extent such insurance is available in form and substance reasonably satisfactory to lender (and in an amount not less than the sum of 100% of full replacement cost and 36 months of business interruption insurance, together with a 12-month extended period of indemnity). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the 85 Tenth Avenue Borrower is not required to pay insurance premiums for terrorism insurance coverage in excess of the Terrorism Premium Cap (as defined below). If the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (a) purchase such standalone terrorism policy, with the borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (b) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.

“Terrorism Premium Cap” means the amount that is two times the amount of aggregate insurance premiums that are payable for the property and business interruption coverage required pursuant to the 85 Tenth Avenue Loan documents (without giving effect to the cost of terrorism coverage) at the time that terrorism coverage is excluded from the applicable insurance policy (on a going forward basis after TRIPRA expires or is no longer in effect for any reason and following expiration of the applicable terrorism coverage then in place).

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BACM 2017-BNK3	FedEx Ground Portfolio

Mortgage Loan No. 5 – FedEx Ground Portfolio

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BACM 2017-BNK3	FedEx Ground Portfolio

Mortgage Loan No. 5 – FedEx Ground Portfolio

Nyack
Pearl River
Tarrytown
Westchester Comm. Coll.
White Plains
Westchester County Airport
CONNECTICUT
Rye Lake
FAIRFIELD COUNTY
ROCKLAND COUNTY
Orangeburg
Hudson River
Elmsford
Montvale
Tappan Lake
Tappan
Old Tappan
St. Thomas Aquinas College
Tallman Mountain St. Park
Irvington
SUNY College at Purchase
Purchase
Pace Univ.-White Plains
Greenwich
Manhattanville College
Hartsdale
Mercy College
Dobbs Ferry
Ardsley
The Galleria at White Plains
NY-Presbyterian Hospital-Westchester
Rye Brook
Hillsdale
Northvale
NEW YORK
Port Chester
Westchester Expwy
Norwood
Hastings-on-Hudson
Scarsdale
WESTCHESTER COUNTY
Harrison
NEW JERSEY
Closter
Rye
St. Johns Riverside Hospital
Hutchinson R. Pkwy
Playland Park
Alpine
BERGEN COUNTY
YONKERS
Bronxville
Mamaroneck
Sarah Lawrence College
Iona College
Bergenfield
Tenafly
Larchmont
Long Island Sound
Teaneck
Mount Vernon
Pelham
New Rochelle
Englewood
NEW YORK CITY
College of New Rochelle

FedEx Ground Portfolio	
1 FedEx - Yonkers, NY	Yonkers, NY
2 FedEx - Elmsford, NY	Elmsford, NY
3 FedEx - Bridgeport, PA	Bridgeport, PA

Schuylkill River
Norristown
Plymouth Meeting Mall
Beidler Rd.
Henderson Rd.
E. Main St
John F. Kennedy Park
Pennsylvania Turnpike
Valley Forge Rd.
E. 4th St.
Metroplex
Bridgeport
King of Prussia
Valley Forge Center
MONTGOMERY COUNTY
Plymouth Meeting
Plymouth Square
Ridge Pike
DeKalb Pike
Church Rd.
Lockheed Martin
King of Prussia Mall
Valley Forge Memorial Gardens
Schuylkill Expwy
Gulph Rd.
Gulph Mills Golf Course
Conshohocken
Croton Rd.
Gulph Mills
West Conshohocken
Union Hill Industrial Park
King of Prussia Rd.
Upper Gulph Rd.
CALVARY CEMETERY
Philadelphia Country Club
CHESTER COUNTY
St. Davids Country Club
Cabrini University
Radnor
Gladwyne
DELAWARE COUNTY
Eastern University
Philadelphia Intl. Airport - 20 miles
Philadelphia 10 miles

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BACM 2017-BNK3	FedEx Ground Portfolio

Mortgage Loan No. 5 – FedEx Ground Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$42,500,000			Location:	Various
Cut-off Date Balance(1):	$42,500,000			General Property Type:	Industrial
% of Initial Pool Balance:	4.3%			Detailed Property Type:	Distribution Warehouse
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	PA-SC Venture I LLC			Year Built/Renovated:	2016/N/A
Mortgage Rate:	4.1580%			Size:	751,118 SF
Note Date:	11/1/2016			Cut-off Date Balance per SF(1):	$226
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$226
Maturity Date:	11/1/2026			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$22,724,302
Seasoning:	3 months			UW NOI Debt Yield(1):	13.4%
Prepayment Provisions:	LO (27); DEF (89); O (4)			UW NOI Debt Yield at Maturity(1):	13.4%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF DSCR(1):	3.16x
Additional Debt Type(2):	Pari Passu/Mezzanine			Most Recent NOI(4):	N/A
Additional Debt Balance(2):	$127,500,000/$50,000,000			2nd Most Recent NOI(4):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(4):	N/A
Reserves(3)				Most Recent Occupancy:	100.0% (2/1/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	N/A
RE Tax:	$574,417	$130,987	N/A	3rd Most Recent Occupancy(4):	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$384,800,000 (8/24/2016)
Other:	$3,066,110	$0	N/A	Cut-off Date LTV Ratio(1):	44.2%
				Maturity Date LTV Ratio(1):	44.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$170,000,000	41.6%	Purchase Price:	$400,427,868	97.9%
Mezzanine Loan(2):	$50,000,000	12.2%	Reserves:	$3,640,527	0.9%
Borrower Equity:	$188,974,054	46.2%	Closing Costs:	$4,905,659	1.2%
Total Sources:	$408,974,054	100.0%	Total Uses:	$408,974,054	100.0%

(1)	The FedEx Ground Portfolio Mortgage Loan is part of the FedEx Ground Portfolio Whole Loan, which is comprised of four pari passu senior promissory notes with an aggregate principal balance of $170,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the FedEx Ground Portfolio Whole Loan, without regard to the mezzanine loan. The Cut-off Date Balance per SF, UW NOI Debt Yield, UW NCF DSCR and Cut-off Date LTV Ratio numbers based on the combined balance of the FedEx Ground Portfolio Whole Loan and mezzanine loan are $293, 10.3% 2.16x, and 57.2%, respectively.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade payables)” below for further discussion of additional pari passu debt, and “Mezzanine Loan and Preferred Equity” below for further discussion of the mezzanine loan and an intracompany loan secured by the equity interests in the mezzanine borrower.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The FedEx Ground Portfolio Properties were built in 2016, therefore prior historical information is unavailable.

The Mortgage Loan. The fifth largest mortgage loan (the “FedEx Ground Portfolio Mortgage Loan”) is part of a whole loan (the “FedEx Ground Portfolio Whole Loan”) in the total original principal amount of $170,000,000, evidenced by four pari passu senior promissory notes and secured by a first priority fee mortgage encumbering three FedEx Ground warehouse and distribution facilities in Yonkers, New York (the “FedEx Ground Yonkers Property”), Elmsford, New York (the “FedEx Ground Elmsford Property”) and Bridgeport, Pennsylvania (the “FedEx Ground Bridgeport Property”) (collectively the “FedEx Ground Portfolio Properties”). The FedEx Ground Portfolio Whole Loan was co-originated by Bank of America, N.A. and Citigroup Global Markets Realty Corp. The FedEx Ground Portfolio Mortgage Loan is evidenced by controlling Promissory Note A-1 in the original principal amount of $42,500,000. Promissory Note A-2, Promissory Note A-3 and Promissory Note A-4 constitute non-serviced companion loans (the “FedEx Ground Portfolio Serviced Pari Passu Companion Loans”). The FedEx Ground Portfolio Serviced Pari Passu Companion Loans evidenced by Promissory Notes A-2 and A-4 in the aggregate original principal amount of $85,000,000 have been contributed to the CD 2016-CD2 securitization trust. The FedEx Ground Portfolio Serviced Pari Passu Companion Loan evidenced by Promissory Note A-3 in the original principal amount of $42,500,000 has been contributed to the MSBAM 2016-C32 securitization trust. The FedEx Ground Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for this securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The proceeds of the FedEx Ground Portfolio Whole Loan were used to acquire the FedEx Ground Portfolio Properties, pay closing costs and fund upfront reserves. Based on the FedEx Ground Portfolio Whole Loan amount of $170,000,000, the FedEx Ground Portfolio Borrower has cash equity in the FedEx Ground Portfolio Properties of $230,427,868, with a loan to cost ratio of 42.5%.

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BACM 2017-BNK3	FedEx Ground Portfolio

The Borrowers and the Sponsor. The borrowers are PA-SC Elmsford Project LLC, PA-SC Yonkers Project LLC and PA-SC West Chester Project LLC (collectively, the “FedEx Ground Portfolio Borrower”), each a single-purpose Delaware limited liability company with at least two independent directors. Equity ownership in the FedEx Ground Portfolio Borrower is held by PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of the FedEx Ground Portfolio Whole Loan. PA-SC Venture I Equity Sub LLC is 100% owned by PA-SC Venture I LLC, the sponsor of the FedEx Ground Portfolio Whole Loan.

PA-SC Venture I LLC is an industrial acquisition venture formed in June 2015 between Ping An Trust (Ping An Insurance Company) and SC Venture Acquisition LLC. The venture was formed for the recapitalization of eight FedEx build-to-suit projects upon completion of construction. SC Venture Acquisition LLC is the control entity and is an affiliate of MRP Group. MRP Group is an affiliate of Black Creek Group, which is based in Denver and was co-founded by John Blumberg in 1993. Black Creek Group oversees a group of real estate investment companies including Dividend Capital Total Realty Trust, which in 2010 bought approximately 30 properties for $1.35 billion from iStar Financial Inc. Ping An Insurance Company is a Chinese insurance company, which is headquartered in Shenzhen, People’s Republic of China. Ping An Insurance Company was founded in 1988 and is a diversified financial services group, offering a wide range of insurance, banking and investment services, with over 235,000 employees and nearly 800,000 life insurance agents providing insurance, banking and investment services for 96.6 million customers.

The Properties. The FedEx Ground Portfolio Properties are secured by the fee interests in three cross-defaulted newly-built FedEx Ground warehouse and distribution facilities totaling 751,118 SF located in Yonkers, New York, Elmsford, New York and Bridgeport, Pennsylvania. The FedEx Ground Portfolio Properties are 100% leased to and occupied by FedEx Ground Package System, Inc. (“FedEx”).

FedEx serves customers in the North American small-package market, focusing on business and residential delivery of packages weighing up to 150 pounds. FedEx provides low-cost, day-certain service to any business address in the United States and Canada. It uses a large fleet of trucks which are owned by independent owner/operators and drivers who are independent contractors who control individual delivery routes and territories. FedEx Smart Post, a segment of FedEx, specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business and consumer packages using the United States Postal Service for final delivery to any residential address or P.O. Box in the United States. FedEx invested $1.2 billion in their fiscal year 2015 in facilities and automation to support future growth. As of May 31, 2015, FedEx had 547 facilities, including 33 hubs, in the United States and Canada, approximately 47,000 owner-operated vehicles, and approximately 48,000 company-owned trailers. FedEx has approximately 62,000 employees and is headquartered in Pittsburgh, Pennsylvania.

According to its annual report dated May 31, 2016, FedEx reported total revenues of approximately $16.6 billion, an increase of 28% from the previous year. Fiscal year net earnings for 2016 totaled approximately $2.3 billion, an increase of 5% from the previous year. FedEx averages approximately 7,526 packages per day. The revenue per package for FedEx was $7.80. FedEx Ground Package System, Inc. is a subsidiary of FedEx Corporation. FedEx Corporation (FDX) is rated BBB by S&P and Baa2 by Moody’s.

The following table presents certain information relating to the FedEx Ground Portfolio Properties:

Property Summary
Property Name & Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Year Built/ Renovated	Occ. %	Lease Expiration Date	Net Rent. Area (SF)	% NRA	UW Base Rent PSF	% UW Base Rent	Appraised Value
FedEx Ground Yonkers Property 10 Herrmann Place Yonkers, NY 10710	$18,190,619	42.8%	2016/N/A	100.0%	7/31/2031	121,883	16.2%	$84.96	43.8%	$164,700,000
FedEx Ground Elmsford Property 300 Waterside Drive Elmsford, NY 10523	$17,218,685	40.5%	2016/N/A	100.0%	7/31/2031	323,502(1)	43.1%	$58.41(1)	39.8%	$155,900,000
FedEx Ground Bridgeport Property 601 River Road Bridgeport, PA 19405	$7,090,696	16.7%	2016/N/A	100.0%	6/30/2031	305,733	40.7%	$12.72	16.4%	$64,200,000
Total/Weighted Average	$42,500,000	100.0%		100.0%		751,118	100.0%	$44.12(1)	100.0%	$384,800,000

Information is based on the underwritten rent roll.

(1)	The FedEx Ground Elmsford Property includes 161,184 SF of warehouse and office space, and 162,318 SF of second floor parking. The UW Base Rent PSF as shown is reflective of the warehouse and office space. The blended base rent between the warehouse, office and parking space at the FedEx Ground Elmsford Property is $29.10 PSF.

FedEx Yonkers. The FedEx Ground Yonkers Property is located in Yonkers, Westchester County, New York which is approximately five miles north of Manhattan, New York. The FedEx Ground Yonkers Property is a 121,883 SF industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 115,773 SF of warehouse space and 6,110 SF of office space. There is also a two-level parking deck with a total of 316 spaces with 218 spaces reserved for employees and the remaining 98 surface level spaces reserved for trucks, trailers and vans totaling approximately 2.6 spaces per 1,000 SF. The FedEx Ground Yonkers Property has 28-29-foot ceilings throughout the warehouse space with 21 dock high doors and five grade level doors. FedEx’s lease commenced on July 15, 2016, expires on July 31, 2031, has two 10-year renewal options and no termination options, and is guaranteed by FedEx Corporation. FedEx is responsible for all operating costs at the FedEx Ground Yonkers Property, including real estate taxes, insurance, common area maintenance and utilities.

FedEx Elmsford. The FedEx Ground Elmsford Property is located in Elmsford, Westchester County, New York which is approximately 20 miles north of the Bronx, New York. The FedEx Ground Elmsford Property is a 323,502 SF industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 153,915 SF of warehouse space, 7,269 SF of office space and 162,318 SF of second floor parking. The FedEx Ground Elmsford Property has approximately 335 parking spaces for employees and another 22 surface-level spaces for trucks, trailers and

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BACM 2017-BNK3	FedEx Ground Portfolio

vans totaling approximately 1.1 spaces per 1,000 SF. The FedEx Ground Elmsford Property has 28-29-foot ceilings throughout the warehouse space with 44 dock high doors and six grade level doors. FedEx’s lease commenced on July 15, 2016, expires on July 31, 2031, has two 10-year renewal options and no termination options and is guaranteed by FedEx Corporation. FedEx is responsible for all operating costs at the FedEx Ground Elmsford Property, including real estate taxes, insurance, common area maintenance and utilities.

FedEx Bridgeport. The FedEx Ground Bridgeport Property is located in Bridgeport, Montgomery County, Pennsylvania which is approximately 18 miles northwest of Center City Philadelphia, Pennsylvania. The FedEx Ground Bridgeport Property is a 305,733 SF industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 305,733 SF of warehouse space. There are two additional buildings on site which include a maintenance garage totaling 5,569 SF and a security building totaling 3,418 SF. The FedEx Ground Bridgeport Property has 1,023 parking spaces totaling approximately 3.3 spaces per 1,000 SF. The FedEx Ground Bridgeport Property has 32-foot ceilings throughout the warehouse space with 76 dock high doors and four drive-in doors. FedEx’s lease commenced on June 15, 2016, expires on June 30, 2031, has two five-year renewal options and no termination options. The FedEx Ground Bridgeport Property lease is not separately guaranteed by FedEx Corporation. FedEx is responsible for all operating costs at the FedEx Ground Bridgeport Property, including real estate taxes, insurance, common area maintenance and utilities.

The following table presents certain information relating to the lease rollover at the FedEx Ground Portfolio Properties:

Lease Rollover Schedule
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of Total SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2028 & Beyond	3	751,118	100.0%	100.0%	$23,661,289	$31.50	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	3	751,118	100.0%		$23,661,289	$31.50	100.0%

Information based on the underwritten rent roll.

The Markets.

Yonkers, NY. The FedEx Ground Yonkers Property is situated within the Westchester County Industrial Market. Westchester County is located along the Interstate 95 and Interstate 87 corridors along with connections to the Interstate 84 corridor via Interstate 287 and Interstate 684. The majority of the inventory in the Westchester County Industrial Market is comprised of warehouse and distribution buildings. Construction of industrial properties over the past 10 years in Westchester County has generally been warehouses, research and development and flex buildings, with limited construction of new manufacturing facilities. According to the appraisal, the Westchester County Industrial Market totals approximately 29.4 million SF and is 95.2% leased as of the second quarter of 2016. The FedEx Ground Yonkers Property is located in the Southwest Industrial Submarket within the Westchester County Industrial Market. According to the appraisal, the Southwest Industrial Submarket totals approximately 9.0 million SF and is 94.3% leased as of the second quarter of 2016. According to the appraisal, average rental rates have been increasing in the submarket over the past few years and there have been no industrial properties built over the last five years within the submarket. There was no new supply identified in the appraisal within the submarket other than the FedEx Ground Yonkers Property.

Per the appraisal, the population within the FedEx Ground Yonkers Property’s neighborhood has moderately increased since 2000. The 2016 total population and average household income within a three-mile radius of the property are 215,042 and $98,971, respectively. The appraisal cited local property owners, a supportive local government and the location of the city and its demographics as indicators of future growth. The appraisal identified six lease comparables with rents ranging from $24.49 PSF to $65.61 PSF and concluded a market rent of $65 PSF for the FedEx Ground Yonkers Property.

Elmsford, NY. The FedEx Ground Elmsford Property is situated within the Westchester County Industrial Market. The FedEx Ground Elmsford Property is located in the West I-287 Corridor Industrial Submarket within the Westchester County Industrial Market. According to the appraisal, the West I-287 Corridor Industrial Submarket totals 4.3 million SF and is 97.3% leased as of the second quarter of 2016. According to the appraisal, average rental rates have been increasing in the submarket over the past few years and there have been no industrial properties built over the last five years within the submarket. The appraisal identified one property under construction, which is a 35,000 SF Class B industrial warehouse in Elmsford, New York. Per the appraisal, the population within the FedEx Ground Elmsford Property’s neighborhood has moderately increased since 2000. The 2016 total population and average household income within a three-mile radius of the FedEx Ground Elmsford Property are 67,748 and $128,139, respectively. The appraisal identified six lease comparables with rents ranging from $24.49 PSF to $84.96 PSF and concluded a market rent of $60 PSF for the FedEx Ground Elmsford Property.

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BACM 2017-BNK3	FedEx Ground Portfolio

Bridgeport, PA. The FedEx Ground Bridgeport Property is situated within the Southeastern Pennsylvania Market. According to the appraisal, the Southeastern Pennsylvania Market totals approximately 111.3 million SF and is 91.9% leased as of the second quarter of 2016. Through the first two quarters of 2016, the market experienced positive net absorption of 626,239 SF. The FedEx Ground Bridgeport Property is located in the Montgomery County Submarket. According to the appraisal, the submarket totals approximately 30.1 million SF and is 93.8% leased as of the second quarter of 2016. According to the appraisal, average rental rates for the submarket have been increasing each year since 2013. Additionally, the submarket has experienced 737,812 SF of positive net absorption in 2015 through the second quarter of 2016. There was one property identified as new construction in the appraisal which was the FedEx Ground Bridgeport Property. Per the appraisal, the population within the FedEx Ground Bridgeport Property’s neighborhood has been steadily increasing since 2000. The 2016 total population and average household income within a three-mile radius of the property are 92,025 and $90,646, respectively. The appraisal identified six lease comparables with rents ranging from $5.20 PSF to $13.31 PSF and concluded a market rent of $12.36 PSF for the FedEx Ground Bridgeport Property.

The following tables present certain information relating to the competitive industrial warehouse and distribution facilities to the FedEx Ground Portfolio Properties:

Competitive Property Summary

Property	Year Built	% Office	Clear Height (feet)	Tenant Name	Leased SF	Lease Type	Lease Date/Term	Rent PSF	TI/Free Rent
FedEx Ground Yonkers Property(1)	2016	5.0%	28-29	FedEx	121,883	NNN	Jul-16/15 Yrs	$84.96	$0/None
FedEx Ground Elmsford Property(1)	2016	4.5%	28-29	FedEx	323,502(2)	NNN	Jul-16/15 Yrs	$58.41(2)	$0/None
57th Ave & 43rd St Maspeth, NY	2016	2.9%	22-23	FedEx	362,474	NNN	Jan-16/15 Yrs	$39.93	$0/None
Secaucus Road Jersey City, NJ	2015	4.9%	36	FedEx	315,389	NNN	Jan-16/16 Yrs	$24.49	$0/None
830 Fountain Ave Brooklyn, NY	2015	5.0%	24-28	FedEx	273,401	NNN	Jul-15/15 Yrs	$37.05	$0/None
29-01 Borden Ave Long Island City, NY	2013	10.0%	26-28	FedEx	143,000	NNN	Aug-13/15 Yrs	$65.61	$0/None
57-54 Page Place Queens, NY	1941	6.0%	22	Bimbo Bakeries	57,000	NNN	Jan-13/14 Yrs	$42.48	$0/None
FedEx Ground Bridgeport Property	2016	6.0%	32	FedEx	305,733	NNN	Jun-16/15 Yrs	$12.72	$0/None
Brainerd Industrial Park Brainerd, MN	N/A	N/A	N/A	FedEx	53,739	NNN	Jun-16/10 Yrs	$6.28	N/A
4600 Path Road Columbus, OH	N/A	N/A	N/A	FedEx	276,787	NNN	Mar-15/10 Yrs	$7.06	N/A
7800 Turkey Hollow Road Rock Island, IL	N/A	N/A	N/A	FedEx	189,926	NNN	Nov-14/10 Yrs	$5.20	N/A
Davidson Lane New Castle, DE	N/A	N/A	N/A	FedEx	182,816	NNN	Oct-14/10 Yrs	$9.97	N/A
111-31 Fulling Mill Road Middletown, PA	N/A	N/A	N/A	FedEx	303,711	NNN	Feb-14/15 Yrs	$9.37	N/A
10 Industrial Highway Lester, PA	N/A	N/A	N/A	FedEx	212,153	NNN	Jun-13/15 Yrs	$13.31	N/A

Source: Appraisal and underwritten rent roll

(1)	The FedEx Ground Yonkers Property and The FedEx Ground Elmsford Property are located within the same submarket and are within the same competitive set.

(2)	The FedEx Ground Elmsford Property includes 161,184 SF of warehouse and office space, and 162,318 SF of second floor parking. The UW Base Rent PSF as shown is reflective of the warehouse and office space. The blended base rent between the warehouse, office and parking space at the FedEx Ground Elmsford Property is $29.10 PSF.

A-3-49

BACM 2017-BNK3	FedEx Ground Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the FedEx Ground Portfolio Properties:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	TTM(1)	UW	UW PSF
Base Rent(1)	N/A	N/A	N/A	N/A	$23,661,289	$31.50
Less Vacancy	N/A	N/A	N/A	N/A	($473,226)	(2.0%)
Effective Gross Income	N/A	N/A	N/A	N/A	$23,188,064	$30.87
Total Operating Expenses	N/A	N/A	N/A	N/A	$463,761	$0.62
Net Operating Income	N/A	N/A	N/A	N/A	$22,724,302	$30.25
Capital Expenditures	N/A	N/A	N/A	N/A	$75,112	$0.10
TI/LC	N/A	N/A	N/A	N/A	$0	$0.00
Net Cash Flow	N/A	N/A	N/A	N/A	$22,649,191	$30.15

Occupancy %	N/A	N/A	N/A	N/A	98.0%
NOI DSCR(2)	N/A	N/A	N/A	N/A	3.17x
NCF DSCR(2)	N/A	N/A	N/A	N/A	3.16x
NOI Debt Yield(2)	N/A	N/A	N/A	N/A	13.4%
NCF Debt Yield(2)	N/A	N/A	N/A	N/A	13.3%

(1)	The FedEx Ground Portfolio Properties were constructed in 2016, therefore historical information is not available. UW Base Rent is based on the in-place leases.

(2)	Debt service coverage ratios and debt yields as shown are based on the FedEx Ground Portfolio Whole Loan.

Escrows and Reserves. The FedEx Ground Portfolio Borrower deposited at origination $574,417 for real estate taxes and is currently required to deposit monthly 1/12th of the annual estimated real estate taxes due. Pursuant to the FedEx Ground Mortgage Loan documents, so long as (i) no event of default is continuing, (ii) no Cash Sweep Period (as defined below) is continuing, and (iii) FedEx is directly paying the taxes and insurance premiums and (iv) as it relates to insurance premiums, the FedEx Ground Portfolio Properties are maintained under an acceptable blanket policy, monthly deposits for real estate taxes and insurance premiums will not be required.

The FedEx Ground Portfolio Borrower deposited at origination $934,110 for the cost of completion of change order work and $1,582,000 for the estimated cost of project completion and punchlist work, which may be disbursed to the FedEx Ground Portfolio Borrower, provided (i) no event of default is continuing and (ii) (a) with respect to the change order work, the lender has received an estoppel from FedEx certifying that the change order work has been completed, or (b) with respect to the project completion and punchlist work, the lender has received a final application and certificate for payment from the contractor engaged to complete the project completion and punchlist work together with final lien waivers for all work performed on the applicable contract.

The FedEx Ground Portfolio Borrower deposited at origination $550,000 for a litigation reserve, which may be disbursed to the FedEx Ground Portfolio Borrower, provided no event of default is continuing, upon delivery to lender of evidence of a final settlement or dismissal of the litigation. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

Lockbox and Cash Management. A hard lockbox with cash management is in place with respect to the FedEx Ground Portfolio Whole Loan. All sums on deposit in the lockbox account are required to be swept into a lender-controlled cash management account. During the continuance of a Cash Sweep Period, the FedEx Ground Portfolio Mortgage Loan documents require all excess cash to be deposited with the lender to be held as additional security for the FedEx Ground Portfolio Whole Loan.

A “Cash Sweep Period” will occur during (i) a FedEx Trigger Period (as defined below) or (ii) a mezzanine loan event of default.

A “FedEx Trigger Period” will commence upon (i) FedEx’s failure to initially occupy any of the individual FedEx Ground Portfolio Properties by November 1, 2017 or after taking initial occupancy, FedEx going dark, vacating or giving notice of intent to vacate the space covered by its lease(s) or terminating or giving notice to terminate its lease(s), (ii) any individual FedEx Ground Portfolio Borrower’s failure to renew its respective lease for a period of not less than five years and provide an updated tenant estoppel on or before the date of renewal for such lease, (iii) FedEx’s failure to pay rent or other expenses for which it is responsible under the applicable lease, (iv) FedEx or the guarantor of the applicable lease, or either’s assets, being subject to any bankruptcy or insolvency proceeding, or (v) a decline in the credit rating of FedEx or the guarantor of the applicable lease below BB by S&P or Ba2 by Moody’s or below the equivalent rating by any other rating agency.

A “FedEx Trigger Period” will end upon (i) as it relates to trigger (i) above, the FedEx Ground Portfolio Borrower entering into one or more acceptable replacement leases with the replacement tenant taking full occupancy and paying full rent (the “FedEx Replacement Lease Criteria”), or FedEx resuming occupancy and operations at the applicable property, (ii) as it relates to trigger (ii) above, the FedEx Ground Portfolio Borrower satisfying the FedEx Replacement Lease Criteria or the FedEx lease being renewed for at least a five-year term with delivery of an updated estoppel, (iii) as it relates to trigger (iii) above, FedEx providing evidence that it is current on its monetary obligations and absence of a material non-monetary default under the applicable lease, (iv) as it relates to trigger (iv) above, the FedEx Ground Portfolio Borrower providing evidence that the related lease has been assumed without alteration of its material terms or the assets of FedEx or such guarantor no longer being subject to the bankruptcy court and the obligations of FedEx or its guarantor under the related lease remaining materially unaltered, or (v) as it relates to trigger (v) above, restoration of the credit rating of FedEx or the guarantor of the applicable lease to at least BB by S&P or Ba2 by Moody’s or the equivalent rating by any other rating agency.

Additional Secured Indebtedness (not including trade debts). The FedEx Ground Portfolio Properties also secure the FedEx Ground Portfolio Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $127,500,000. The FedEx Ground Portfolio Serviced Pari Passu Companion Loans accrue interest at the same rate as the FedEx Ground Portfolio Mortgage Loan. The FedEx Ground Portfolio Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the FedEx Ground Portfolio Serviced Pari Passu

A-3-50

BACM 2017-BNK3	FedEx Ground Portfolio

Companion Loans. The holders of the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the FedEx Ground Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. A mezzanine loan secured by the equity interests in the FedEx Ground Portfolio Borrower in the amount of $50,000,000 exists between Athene Annuity and Life Company and American Equity Investment Life Insurance Company as the mezzanine lenders, to PA-SC Elmsford Mezz Sub LLC, PA-SC West Chester Mezz Sub LLC and PA-SC Yonkers Mezz Sub LLC, the 100% direct owners of the FedEx Ground Portfolio Borrower. The mezzanine loan has an interest rate of 6.5000%, is interest-only and is coterminous with the FedEx Ground Portfolio Whole Loan.

There is an additional loan from an affiliate of PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of the FedEx Ground Portfolio Borrower, to the nonmanaging member of the applicable mezzanine borrower secured by the equity interests in the applicable mezzanine borrower. Foreclosure on such intracompany loan would change ownership of the economic rights of the members of the applicable mezzanine borrower but would not change the control of the applicable mezzanine borrower. Additionally, a non-controlling minority of the membership interests of the mezzanine borrower are subject to a put/call agreement, under which the non-managing member of the applicable mezzanine borrower has the right to put its interest to the managing member of the applicable mezzanine borrower during months 16, 17 and 18 after the origination of the FedEx Ground Portfolio Whole Loan (the “Put Right”). The obligation of the managing member of the applicable mezzanine borrower to purchase the non-managing member’s interest upon exercise of the Put Right is secured by the managing member’s economic rights in the applicable borrower, but not the managing member’s right to control the borrower. If the Put Right is not exercised, the managing member of the applicable mezzanine borrower has a call right for six years after expiration of the Put Right.

Release of Property. Not permitted.

Terrorism Insurance. The FedEx Ground Portfolio Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers acts of terrorism.

A-3-51

BACM 2017-BNK3	Storbox Self Storage

Mortgage Loan No. 6 – Storbox Self Storage

A-3-52

BACM 2017-BNK3	Storbox Self Storage

Mortgage Loan No. 6 – Storbox Self Storage

Storbox Self Storage
2161, 2181 and 2233 East Foothill Boulevard
Pasadena, CA 91107
SAN GABRIEL MTS.
ANGELES NATIONAL FOREST
Hahamongna Watershed Park
Loma Linda Dr.
Altadena Dr.
Lake Ave.
Lincoln Ave.
Altadena
Altadena Golf Course
Allen Ave.
Eaton Canyon Park
Woodbury Rd.
New York Dr.
Foothill Fwy
Rosemont Ave.
Washington Blvd.
Saint Luke Medical Center
Eaton Canyon Golf Course
PASADENA
Fair Oaks Ave.
Los Robles Ave.
Altadena Dr.
Victory Park
Sierra Madre
Sierra Vista Park
Sierra Madre Blvd.
Rose Bowl
Orange Grove Blvd.
Fuller Theological Seminary
Pacific Oaks College
Brookside Park
METRO GOLD LINE
Foothill Fwy
LAKE
ALLEN
Hastings Village
Baldwin Ave.
Santa Anita Ave.
Foothill Blvd.
Foothill Fwy
MEM. PARK
OLD PASADENA
CIVIC CENTER-MIDTOWN
Downtown
Colorado Blvd.
Avon Distribution Center
SIERRA MADRE VILLA
Norton Simon Museum
PASEO COLORADO
SOUTH LAKE AVENUE DISTRICT
Pasadena City College
Del Mar Blvd.
San Gabriel Blvd.
Del Mar Blvd.
Los Angeles County Arboretum
Santa Anita Park and Racetrack
Colorado Pl.
Lower Arroyo Park
DEL MAR
Shops on Lake Avenue
California Institute of Technology
California Blvd.
East Pasadena
Michillinda Ave.
Westfield Santa Anita
Arcadia County Park
Santa Anita Golf Course
Orange Grove Blvd.
FILLMORE
Huntington Memorial Hospital
Huntington Library and Botanical Gardens
Huntington Dr.
Methodist Hospital of Southern California
Los Robles Ave.
LOS ANGELES COUNTY
Huntington Dr.
Duarte Rd.
Downtown Los Angeles 8 miles
Pasadena Fwy
San Marino
Lacy Park
East San Gabriel
Arcadia
Temple City Blvd.
Baldwin Ave.
MISSION
METRO
Monterey Rd.
Huntington Dr.
Longden Ave.
South Pasadena
Fair Oaks Ave.
Mission Dr.
San Gabriel Country Club
San Gabriel
Las Tunas Dr.
Las Tunas Dr.
Live Oak Park
Atlantic Blvd.
Garfield Ave.
Main St.
San Gabriel Valley Medical Center
Rosemead Blvd.
Temple City
Huntington Dr.
Alhambra
Mission Rd.
Alhambra Golf Course
Almansor Park
Alhambra Medical Ctr.
Mission Dr.
Lower Azusa Rd.
El Monte Airport
LOS ANGELES
Garfield Ave.
Del Mar Ave.
San Gabriel Blvd.
Valley Blvd.
El Monte
Rosemead
Valley Blvd.
Fremont Ave.
Cal State University Los Angeles
San Bernardino Fwy
METROLINK SAN BERNARDINO LINE
EL MONTE
Monterey Park
210
134
110
19
10
Santa Clarita
SANTA SUSANA MTS.
SAN GABRIEL MTS.
LOS ANGELES COUNTY
Simi Valley
Chatsworth
Northridge
VENTURA COUNTY
Thousand Oaks
Burbank
Glendale
Pasadena
SAN MONICA MTS.
LOS ANGELES
Santa Monica
Pacific Ocean
Torrance
Fullerton
ANAHEIM
ORANGE COUNTY
LONG BEACH
Huntington Beach

A-3-53

BACM 2017-BNK3	Storbox Self Storage

Mortgage Loan No. 6 – Storbox Self Storage

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$41,500,000			Location:	Pasadena, CA 91107
Cut-off Date Balance:	$41,500,000			General Property Type:	Self Storage
% of Initial Pool Balance:	4.2%			Detailed Property Type:	Self Storage
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Barnard Foothill I, LLC			Year Built/Renovated:	1988-2007/N/A
Mortgage Rate:	4.8080%			Size:	174,761 SF
Note Date:	1/11/2017			Cut-off Date Balance per SF:	$237
First Payment Date:	3/1/2017			Maturity Date Balance per SF:	$237
Maturity Date:	2/1/2027			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$3,752,893
Seasoning:	0 months			UW NOI Debt Yield:	9.0%
Prepayment Provisions:	LO (24); YM1 (91); O (5)			UW NOI Debt Yield at Maturity:	9.0%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.84x
Additional Debt Type:	None			Most Recent NOI:	$4,018,992 (12/31/2016)
Additional Debt Balance:	$0			2nd Most Recent NOI:	$3,804,606 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,653,917 (12/31/2014)
Reserves(1)				Most Recent Occupancy(2):	96.6% (12/31/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(2):	96.7% (12/31/2015)
RE Tax:	$0	$14,312	N/A	3rd Most Recent Occupancy(2):	97.8% (12/31/2014)
Insurance:	$11,770	$2,354	N/A	Appraised Value (as of):	$65,080,000 (11/29/2016)
Recurring Replacements:	$0	$1,742	$41,796	Cut-off Date LTV Ratio:	63.8%
				Maturity Date LTV Ratio:	63.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$41,500,000	100.0%	Loan Payoff:	$19,918,763	48.0%
			Reserves:	$11,770	0.0%
			Closing Costs:	$434,145	1.0%
			Return of Equity:	$21,135,323	50.9%
Total Sources:	$41,500,000	100.0%	Total Uses:	$41,500,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(2)	Occupancy based on SF for the self storage space, excluding wine storage.

The Mortgage Loan. The sixth largest mortgage loan (the “Storbox Self Storage Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $41,500,000, and is secured by a first priority fee mortgage encumbering a Class “A-” 174,761 SF self storage facility in Pasadena, California (the “Storbox Self Storage Property”). The proceeds of the Storbox Self Storage Mortgage Loan were used to refinance a previous mortgage loan secured by the Storbox Self Storage Property, pay closing costs and to return equity to the Storbox Self Storage Mortgage Loan sponsors. The Storbox Self Storage Mortgage Loan sponsors acquired title for the Storbox Self Storage Property in 1992 and developed the Storbox Self Storage Property. The Storbox Self Storage sponsors maintain a current cost basis of approximately $18.9 million. The previous mortgage loan was securitized in the WBCMT 2007-C30 transaction.

The Borrower and the Sponsor. The borrower is Storbox Pasadena, LLC (the “Storbox Self Storage Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with at least one independent director. The Storbox Self Storage Borrower is owned by Barnard Foothill I, LLC, the Storbox Self Storage Mortgage Loan sponsor. Barnard Foothill I, LLC is owned by Brett D. Barnard Trust (47.9%) and The Barnard Family Trust, whose Trustee is Stephen N. Barnard (34.4%) and eight other investors (17.7%). Brett Barnard and Stephen Barnard are the Storbox Self Storage Mortgage Loan non-recourse carveout guarantors. The Storbox Self Storage Mortgage Loan documents require the guarantors to maintain a minimum combined net worth of $25 million.

Brett Barnard has over 20 years of experience in real estate development, financing and marketing specifically relating to self storage, office, industrial and residential properties and in 1998 formed Barnard Investments which specializes in commercial real estate development in greater Los Angeles. Stephen Barnard has over 45 years of experience in real estate development, investment and management and in 1989 founded The Barnard Company which completed projects across nine states encompassing over five million SF for an aggregate historic value in excess of $600 million.

A-3-54

BACM 2017-BNK3	Storbox Self Storage

The Property. The Storbox Self Storage Property is comprised of three three-story buildings built in phases in from 1998 through 2007, currently configured with 1,311 interior climate controlled self storage units, 46 exterior drive-up units, 38 portable containers connected by poured concrete and roofing and 13 RV spaces. The Storbox Self Storage Property also includes 969 wine storage units which are secured by bioscript fingerprint scan and range in size from eight-case lockers to 440-case walk-in cellars. The Storbox Self Storage Property markets the wine units as “The Wine Grotto”, and is one of two facilities in the market to offer wine storage. The Wine Grotto is in a portion of the facility designed to maintain stable humidity and temperature, and limit light and vibration. The Wine Grotto will receive shipments on customers’ behalf and features a wine tasting room. Additionally, the Storbox Self Storage Property includes 4,011 SF of office space including 14 executive offices that are currently 100.0% occupied and a 1,000 SF leasing office.

The following table presents the unit mix at the Storbox Self Storage Property:

Unit Mix

Unit Type	Number of Units	Occupied Units	Occupancy Rate by Unit	Average Unit Size (SF)	Total Size (SF)	% of GPR
Interior Climate Controlled	1,311	1,268	96.7%	96	125,830	77.7%
Exterior	46	45	97.8%	145	6,661	3.8%
Container	38	36	94.7%	160	6,080	3.1%
Wine Storage	969	604	62.3%	N/A	N/A	14.8%
RV	13	11	84.6%	N/A	N/A	0.5%
Total/Wtd. Avg.	2,377	1,964	91.6%(1)			100.0%

Source: Sponsor occupancy report dated January 4, 2017

(1)	Wtd. Avg. Occupancy Rate by Unit weighted by % of GPR.

Security features at the Storbox Self Storage Property include gated access at the entrances from East Foothill Boulevard and North Craig Avenue, keypad entry, individually alarmed units, recorded 24-hour 32-camera digital video surveillance and on-site managers. Additional customer amenities include 7-day access to storage counselors, complimentary use of a moving truck at move-in, five high-speed elevators and 26 parking spaces. In 2016, the Storbox Self Storage sponsors invested approximately $958,071 in capital improvements to the Storbox Self Storage Property including energy and elevator upgrades.

The Storbox Self Storage Property has double corner exposure on East Foothill Boulevard and White Street and North Craig Avenue and is less than a quarter mile from Interstate 210, within six miles of Interstate 10 and within eight miles of Interstate 605.

The Market. The Storbox Self Storage Property is located in Pasadena, California and is the largest wine storage and self storage facility in the San Gabriel Valley. Pasadena is a hub for scientific institutions and regional health care with The California Institute of Technology (Caltech) and its Jet Propulsion Laboratory, and Huntington Memorial Hospital and Kaiser Permanente as major employers in the area. Additional top employers include Kroger Co. (145,000 employees), County of Los Angeles (112,500 employees) and Los Angeles Unified School District (108,900 employees). Pasadena is headquarters to Parsons Corporation, Western Asset Management, Tetra Tech, East-West Bank and Singpoli Capital, among others. Additionally, Pasadena is a tourist destination as the host city for the Rose Parade and Rose Bowl Game and with its draws of the shopping and dining districts of Paseo Colorado, Historic Old Pasadena and South Lake Avenue.

According to the appraisal, the estimated 2016 population within a one-, three- and five-mile radius around the Storbox Self Storage Property was 22,971, 189,989 and 460,675 respectively. From 2010 to 2016, population within the same radii grew 3.5%, 4.5% and 4.3% respectively, with projected population growth from 2016-2021 of 2.5%, 3.0% and 2.8%, respectively. The estimated 2016 average household income within a one-, three- and five-mile radius was $111,327, $110,481 and $105,799 respectively. The estimated 2016 average home value within a one-, three- and five-mile radius was $728,676, $869,374 and $820,120 respectively.

In 2016, within a three-mile radius, approximately 50.9% of households were renter-occupied. The immediate area surrounding the Storbox Self Storage Property is composed of 175 multifamily properties comprising 1,976,880 SF and 1,269,689 SF of retail space with additional industrial and office uses.

The self storage vacancy rate for the Burbank/Glendale/Pasadena submarket for 2014, 2015 and 2016 was estimated at 7.1%, 7.4% and 7.8%, respectively, with average asking rents for a 10x10 climate controlled storage unit of $190.48, $197.37 and $200.33, respectively. The total self storage supply within a three-mile radius of the Storbox Self Storage Property for 2016 was 1,300,794 SF, indicating a supply ratio of 6.8:1.

The only proposed new competitive supply noted by the appraisal is the Storbox Self Storage Mortgage Loan sponsor’s adjacent Phase III expansion, which is expected to consist of a three-story, 46,300 SF building, which will not be included as collateral for the Storbox Self Storage Mortgage Loan.

A-3-55

BACM 2017-BNK3	Storbox Self Storage

The following table presents certain competitive self storage rental comparables to the Storbox Self Storage Property:

Competitive Property Summary
Property	Location	Total NRA	Year Built or Converted	No. of Self Storage Units	No. of RV Units	Avg. SF/ Self Storage Unit	Occupancy %	Distance to Subject (mi.)
Storbox Self Storage Property	Pasadena, CA	174,761	1988-2007	2,364	13	74	96.7%(1)	N/A
Pouch Pasadena Self Storage	Pasadena, CA	114,840	1978	580	0	198	94.6%	0.3
Allen Avenue Self Storage	Pasadena, CA	93,960	1999	648	10	145	93.0%	0.4
So Cal Self Storage	Pasadena, CA	142,884	2002	756	0	189	91.0%	0.6
A Space Bank Mini Storage	Pasadena, CA	183,000	1990	1,500	15	122	87.0%	1.2
Arroyo Parkway Storage	Pasadena, CA	121,900	2007	1,150	0	106	93.6%	2.5
Public Storage	Pasadena, CA	127,206	2005	1,146	0	111	94.2%	2.7
Total/Wtd. Avg.(2)		783,790		5,780		136	91.7%

Source: Appraisal

(1)	Occupancy as shown is as of December 31, 2016 and represents the interior self storage units only.

(2)	Total/Wtd. Avg. excludes the Storbox Self Storage Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Storbox Self Storage Property:

Cash Flow Analysis
	2013	2014	2015	2016	UW	UW PSF
Base Rent	$3,792,316	$4,064,327	$4,302,159	$4,454,023	$5,026,880(1)	$28.76
Less Vacancy	$0	$0	$0	$0	($572,857)	(11.4%)
Other Income(2)	$112,738	$218,493	$213,693	$208,548	$223,015	$1.28
Commercial Income	$83,962	$83,598	$98,311	$107,225	$112,461(3)	$0.64
Effective Gross Income	$3,989,016	$4,366,418	$4,614,163	$4,769,796	$4,789,499	$27.41
Total Operating Expenses	$757,845	$712,501	$809,557	$750,804	$1,036,606	$5.93
Net Operating Income	$3,231,171	$3,653,917	$3,804,606	$4,018,992	$3,752,893	$21.47
Capital Expenditures	$0	$0	$0	$32,455	$26,206	$0.15
Net Cash Flow	$3,231,171	$3,653,917	$3,804,606	$3,986,537	$3,726,687	$21.32

Occupancy %	96.8%(4)	97.8%(4)	96.7%(4)	96.6%(4)	88.6%
NOI DSCR	1.60x	1.81x	1.88x	1.99x	1.86x
NCF DSCR	1.60x	1.81x	1.88x	1.97x	1.84x
NOI Debt Yield	7.8%	8.8%	9.2%	9.7%	9.0%
NCF Debt Yield	7.8%	8.8%	9.2%	9.6%	9.0%

(1)	UW Base Rent based on the November 2016 rent roll plus vacant units grossed up at asking rents.
(2)	Other Income includes income from the insurance program, applications and other miscellaneous income.

(3)	UW Commercial Income based on the November 2016 rent roll less a 5% vacancy.

(4)	Occupancy based on SF for the self storage space, excluding wine storage.

Escrows and Reserves. The Storbox Self Storage Borrower deposited at closing $11,770 for insurance premiums and is required to deposit monthly 1/12th of the estimated annual insurance premiums, initially equal to $2,354. The Storbox Self Storage Borrower is required to deposit monthly 1/12th of the estimated annual real estate taxes and $1,742 for replacement reserves, subject to a cap of $41,796.

Lockbox and Cash Management. Upon the occurrence of a Cash Sweep Period (as defined below), the Storbox Self Storage Borrower is required to establish a lockbox account and cash management account under the sole control of the lender, to which all amounts in the lockbox account shall be automatically transferred daily for the payment of, among other things, debt service, monthly escrows and operating expenses, with all excess cash being deposited to an excess cash reserve to be held as additional collateral for Storbox Self Storage Mortgage Loan.

A “Cash Sweep Period” will occur upon the debt service coverage ratio being less than 1.10x for two consecutive calendar quarters, and end upon the debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Storbox Self Storage Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism.

A-3-56

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A-3-57

BACM 2017-BNK3	191 Peachtree

Mortgage Loan No. 7 – 191 Peachtree

A-3-58

BACM 2017-BNK3	191 Peachtree

Mortgage Loan No. 7 – 191 Peachtree

FLOOR	Tenants
50	HKS | 15,965 SF | 2/2022
49	The Commerce Club | 26,252 SF | 11/2025
48	Ogletree, Deakins | 26,255 SF | 4/2019
47	Ogletree, Deakins | 26,255 SF | 4/2019
46	Chamberlain, Hrdlicka, White, Williams & Martin | 26,246 SF | 10/2023
45	Cushing Morris Armbruster | 12,286 SF | 4/2019; Vacant | 4,449 SF; Chamberlain, Hrdlicka 4,343 SF | 10/2023; Zevin & Rosenbloum 3,851 SF | 12/2019
44	Bowden Spratt Law Firm | 8,667 SF | 4/2020; Mercer Thompson | 15,983 SF | 8/2025
43	Morgan & Morgan | 25,312 SF | 11/2026
42	Morgan & Morgan | 25,615 SF | 11/2026
41	Integral Group | 25,849 SF | 1/2024
40	Grey Global Group | 11,719 SF | 8/2017; Vacant | 13,167 SF
39	Weathington Smith | 14,722 SF | 1/2024; Tull Charitable | 2,381 SF | 7/2025; Atlanta Press Club 615 SF | 8/2020; Eric McGlothen 2,941 SF | 12/2020; YieldQuest 3,972 SF | 9/2019
38	Operation Hope | 5,757 SF | 3/2022; Vacant | 6,456 SF; Merchant & Gould | 8,557 SF | 3/2021; Kenneth Southall | 3,853 SF | 3/2021; Vacant 548 SF
37	Carlock, Copeland | 26,014 SF | 9/2022
36	Carlock, Copeland | 26,014 SF | 9/2022
35	Robert Woodruff | 8,716 SF | 9/2026; Vacant | 15,937 SF
34	Metro Atlanta Chamber of Commerce | 25,470 SF | 12/2031
33	HNTB Corporation | 25,470 SF | 3/2025
32	CST Tax Advisors 1,412 SF | 6/2018; Charles McTier 1,710 SF | 3/2018; Bey & Assoc. 2,202 SF | 2/2022; Delegation of Chamber 3,090 SF | 11/2021; David Perdue 3,026 SF | 5/2017; Vacant 7,261 SF; Rock-Tenn 1,141 SF | 8/2017; Phigenix, Inc. 1,368 SF | 11/2017; Colom and Brant 794 SF | 12/2020; Malik Law Group 1,427 SF | 11/2017; Red Rock 955 SF | 2/2018; Blitch Law 955 SF | 12/2018
31	Hall, Booth, Smith P.C. | 13,328 SF | 4/2021; Vacant | 12,161 SF
30	Hall, Booth, Smith P.C. | 25,533 SF | 4/2021
29	Hall, Booth, Smith P.C. | 25,498 SF | 4/2021
28	Dixon Hughes Goodman | 25,533 SF | 1/2030
27	Dixon Hughes Goodman | 25,533 SF | 1/2030
26	Atlanta Life Financial Group | 7,604 SF | 12/2023; Vacant | 8,858 SF; Healthcare Georgia Foundation | 8,953 SF | 8/2029
25	Atlanta Life Financial Group | 25,533 SF | 12/2023
24	Cooper Carry | 25,533 SF | 12/2022
23	Cooper Carry | 24,675 SF | 12/2022
22	Mary Ida Townson | 16,309 SF | 7/2019; HOK Group, Inc. | 8,028 SF | 9/2018
21	Winter Construction | 24,983 SF | 12/2019
20	Deloitte & Touche | 24,773 SF | 5/2024
19	Deloitte & Touche | 24,892 SF | 5/2024
18	Deloitte & Touche | 24,892 SF | 5/2024
17	Deloitte & Touche | 24,917 SF | 5/2024
16	Deloitte & Touche | 24,917 SF | 5/2024
15	Deloitte & Touche | 24,921 SF | 5/2024
14	Deloitte & Touche | 24,921 SF | 5/2024
12	Deloitte & Touche | 24,892 SF | 5/2024
11	Deloitte & Touche | 24,941 SF | 5/2024
10	The Community Foundation | 18,946 SF | 9/2030; Vacant | 5,698 SF
9	Sizmek Tech | 12,133 SF | 3/2019; Vacant | 11,951 SF
8	The Henry Grady Foundation 5,958 SF | 5/2021; Harold Dawson 3,194 SF | 3/2018; Dixon Law Firm, P.C. 793 SF | 6/2018; The Burks Companies, Inc. 6,357 SF | 12/2020; Vacant | 4,348 SF; Georgia Research Alliance 5,676 SF | 4/2025
7	Association of County Commissioners of GA | 18,478 SF | 7/2028; Vacant | 3,302 SF; Narrative Content | 5,059 SF | 10/2023
6	Deloitte & Touche | 35,932 SF | 5/2024
5	Vacant | 35,167 SF
4	Vacant | 5,389 SF; Coxe, Curry & Associates | 16,035 SF | 12/2023
3	Resolution Fitness (Corporate Sports) | 17,459 SF | 7/2018
2	Kanner & Pintaluga | 6,577 SF | 12/2026
L	Mgmt. Office 2,692 SF; Vacant 840 SF; Eneni's Garden 840 SF | 1/2023; Ha Young 556 SF | 5/2018; Alma Cocina 5,434 SF | 11/2023; Baraso 822 SF | 1/2018; Atlanta Police Foundation 4,539 SF | 3/2023; Sterling Spoon 3,277 SF | 4/2018; Jos. A. Bank 4,700 SF | 12/2021

VACANT | BUILDING | 2017 | 2018 | 2019 | 2020 | 2021+

A-3-59

BACM 2017-BNK3	191 Peachtree

Mortgage Loan No. 7 – 191 Peachtree

191 Peachtree
191 Peachtree Street Northeast
Atlanta, GA 30303
Georgia Institute of Technology
Aquatics Center
Tech Pkwy NW
Bobby Dodd Stadium
MIDTOWN
North Avenue
Fox Theatre
Georgian Terrace Hotel
The Varsity
North Ave NW
Atlanta Contemporary Art Center
Coca Cola World Headquarters
Centennial Place
One Georgia Center
Bank of America Tower
Emory Univ. Hospital Midtown
SoNo
Northyards Business Park
Bauder College
Pine St NW
ATLANTA
Centennial Hill
Civic Center
Atlanta Civic Center
Central Park
Ralph McGill Blvd NE
Ivan Allen Jr. Blvd
W Hotel
Allen Plaza
Jones Ave NW
Georgia Aquarium
New World of Coca Cola
Simpson St NW
Imagine It! Children's Museum
SunTrust Plaza
Georgia Power
Atlanta Medical Center
Baker St NE
Building B
Building C
Centennial Olympic Park
Inforum
Hyatt Regency
Marriott Marquis
Atlanta Hilton & Towers
Highland Ave NE
Vine City
GEORGIA WORLD CONGRESS CENTER
Atlanta Conv. Ctr. at AmericasMart
PEACHTREE CENTER
Peachtree Center
Intl. Blvd NE
Freedom Pkwy
Chamber of Commerce
Building A
Tabernacle/ Cotton Club
Westin Peachtree Plaza
191 Peachtree Tower
Ellis St NE
Omni Hotel
Georgia Dome
Georgia Intl. Plaza
Philips Arena
CNN Center
Georgia Pacific Center
Irwin St NE
Centennial Tower
Rialto Center for the Arts
DOWNTOWN
Martin Luther King Jr. Natl. Historic Site
Dome/GWCC/ Philips/CNN
Atlanta Journal-Constitution Bldg.
Auburn Ave NE
Woodruff Park
Apex Museum
MLK Jr Dr SW
Edgewood Ave SE
Mitchell St SW
Richard B. Russell Building
Sam Nunn Atlanta Federal Center
Five Points
Hurt Plaza
Hurt Park
Sweet Auburn Curb Market
Georgia State University
Selena Butler Park
UNDERGROUND ATLANTA
MLK Jr. Federal Bldg.
Grady Memorial Hospital
Sweet Auburn
Fulton County Gov't.
Fulton County Courthouse
Georgia State
Decatur St SE
King Memorial
Castleberry Hill
Greyhound Bus Terminal
State Capitol Building
MARTA
BLUE/GREEN LINES
RED/GOLD LINES
Oakland Cemetery
Garnett
City Hall
MLK Jr Dr SE
Memorial Dr SW
Memorial Dr SE
Woodward Ave SE
Capitol Gateway
Rawson-Washington Park
Whitehall St SW
Glenwood Ave SE
Fulton St SW
Sydney St SE
Mechanicsville
Hartsfield-Jackson Atlanta Intl. Airport 8 miles
Summerhill
Grant Park
75
85
20
154
10
19
29
41
78
278

A-3-60

BACM 2017-BNK3	191 Peachtree

Mortgage Loan No. 7 – 191 Peachtree

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$40,500,000			Location:	Atlanta, GA 30303
Cut-off Date Balance(1):	$40,500,000			General Property Type:	Office
% of Initial Pool Balance:	4.1%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting:	Fee / Leasehold
Sponsors:	Oaktree Capital Management, L.P.; Banyan Street Capital, LLC			Year Built/Renovated:	1991/2016
				Size:	1,222,142 SF
Mortgage Rate:	3.7320%			Cut-off Date Balance per SF(1):	$144
Note Date:	10/25/2016			Maturity Date Balance per SF(1):	$144
First Payment Date:	12/5/2016			Property Manager:	BSC Realty Services, LLC (borrower-related)
Maturity Date:	11/5/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	3 months			UW NOI(5):	$20,236,332
Prepayment Provisions:	LO (27); DEF (86); O (7)			UW NOI Debt Yield(1):	11.5%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	11.5%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	2.69x
Additional Debt Balance(2):	$135,000,000			Most Recent NOI:	$18,135,599 (9/30/2016 TTM)
Future Debt Permitted (Type)(3):	Yes (Mezzanine)			2nd Most Recent NOI:	$17,779,244 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$17,893,899 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	88.8% (9/1/2016)
RE Tax:	$616,031	$308,016	N/A	2nd Most Recent Occupancy:	89.3% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	85.5% (12/31/2014)
Recurring Replacements:	$0	$25,461	$1,222,142	Appraised Value (as of):	$270,500,000 (10/3/2016)
TI/LC:	$7,777,741	$101,845	$6,110,710	Cut-off Date LTV Ratio(1):	64.9%
Other:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	64.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$175,500,000	62.4%	Purchase Price:	$267,500,000	95.0%
Borrower Equity:	$105,965,740	37.6%	Reserves:	$8,393,772	3.0%
			Closing Costs:	$5,571,968	2.0%
Total Sources:	$281,465,740	100.0%	Total Uses:	$281,465,740	100.0%

(1)	The 191 Peachtree Mortgage Loan is part of the 191 Peachtree Whole Loan, which is comprised of four pari passu promissory notes with an aggregate original principal balance of $175,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 191 Peachtree Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)”, for further discussion of additional debt.

(3)	See “Mezzanine Loan and Preferred Equity” for further discussion of permitted mezzanine debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	Underwritten NOI includes rent steps of $702,066 through September 1, 2017, as well as three new leases that began in November and December 2016 totaling $966,728.

The Mortgage Loan. The seventh largest mortgage loan (the “191 Peachtree Mortgage Loan”) is part of a whole loan (the “191 Peachtree Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $175,500,000, all of which are secured by a first priority fee and leasehold mortgage encumbering a 50-story office building, a 14-story parking garage, 2-story retail building and 11-story parking garage totaling 1,222,142 SF known as 191 Peachtree in Atlanta, Georgia (the “191 Peachtree Property”). Promissory Note A-2, in the original principal amount of $40,500,000, represents the 191 Peachtree Mortgage Loan and will be included in the BACM 2017-BNK3 securitization trust. Promissory Note A-1, in the original principal amount of $65,500,000 and Promissory Note A-4, in the original principal amount of $14,500,000, were contributed to the MSC 2016-UBS12 securitization trust. Promissory Note A-3 with an original principal amount of $55,000,000 was contributed to the MSBAM 2016-C32 securitization trust. Promissory Note A-1, Promissory Note A-3 and Promissory Note A-4 collectively represent non-serviced companion loans (the “191 Peachtree Non-Serviced Pari Passu Companion Loans”). The 191 Peachtree Whole Loan is serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 191 Peachtree Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 191 Peachtree Mortgage Loan” in the Preliminary Prospectus.

The proceeds of the 191 Peachtree Whole Loan, together with $105,965,740 of borrower equity, were used to acquire the 191 Peachtree Property, fund reserves and pay closing costs.

A-3-61

BACM 2017-BNK3	191 Peachtree

The Borrower and the Sponsors. The borrower is Banyan Street/GAP 191 Peachtree Owner, LLC (the “191 Peachtree Borrower”), a single-purpose Delaware limited liability company with two independent directors. The loan sponsors are Oaktree Capital Management, L.P. and Banyan Street Capital, LLC, and the non-recourse carveout guarantors are Rodolfo Prio Touzet and Oaktree Pinnacle Investment Fund, L.P. The non-recourse carveout guaranty of Oaktree Pinnacle Investment Fund, L.P. is limited solely to certain voluntary or collusive bankruptcy events and transfer of the 191 Peachtree Property and/or all or substantially all of the direct or indirect equity interests in the 191 Peachtree Borrower in contravention of the 191 Peachtree Whole Loan documents, and such guarantor is not a party to the environmental indemnity.

The 191 Peachtree Borrower is 100.0% owned by Banyan Tree/GAP 191 Peachtree Holdings, LLC, a Delaware entity, which in turn is 5% owned by Banyan Tree 191 Peachtree Holdings, LLC and 95% owned by 191 Peachtree Grand Avenue Partners, LLC. 191 Peachtree Grand Avenue Partners, LLC, through other entities, is ultimately controlled by Oaktree Pinnacle Investment Fund GP, Ltd. which is the sole director of Oaktree Capital Management, L.P., the investment manager.

Oaktree Capital Management, L.P. is an investment manager and is involved in a variety of real estate investments, including direct property investments, corporate investments, debt and real estate related equity securities.

Banyan Street Capital, LLC is a private real estate investment firm. The firm’s principals have been involved in the acquisition of real estate assets and have executed disposition strategies including the sale of operating businesses and real estate portfolios to publicly-traded REITs.

The Property. The 191 Peachtree Property consists of a 50-story, Class A, multi-tenant office building totaling 1,222,142 SF and a 14-story parking garage, an adjacent two-story retail building located at 201 Peachtree Street and an 11-story parking garage located at 221 Peachtree Street. Amenities at the 191 Peachtree Property include on-site below-grade parking, an owner-operated fitness center, a variety of eateries and access through a joined, eight-story atrium to the Ritz-Carlton Atlanta Downtown. The Peachtree Center subway station is located approximately 300 feet from the 191 Peachtree Property. The 191 Peachtree Property was constructed and developed by Cousins and Hines in 1991 and subsequently renovated in 2016. Historical capital expenditures totaled approximately $5.8 million and included primarily structural upgrades.

The 191 Peachtree Property was 88.8% leased as of September 1, 2016 to over 60 tenants primarily in the financial services, law and accounting industries and has an average occupancy of approximately 86% in the last five years. The largest tenant at the 191 Peachtree Property is Deloitte & Touche (21.3% of NRA). No other tenant occupies more than 5.3% of NRA.

The 191 Peachtree Property is located in the Atlanta Downtown submarket within the Central Business District of Atlanta, Georgia. The Atlanta Downtown submarket is defined as a four square-mile area centered near the intersection of Peachtree Street and Andrew Young International Boulevard. Georgia State University, Grady Memorial Hospital, Centennial Olympic Park, the CNN Center, Phillips Arena, the Georgia World Congress Center and the Georgia Dome are located in the area of the 191 Peachtree Property. Other nearby development includes Peachtree Center, a mixed- use development owned by an affiliate of the 191 Peachtree Borrower that consists of approximately 2.3 million SF of office space, three hotels and a three-tiered retail mall, which may compete with the 191 Peachtree Property, and AmericasMart, a permanent wholesale trade center that hosts several trade shows each year.

A portion of the 191 Peachtree Property, located under the parking garage servicing the office building at 191 Peachtree Street, is comprised of a leasehold interest (with an entity owning the Ritz Carlton Atlanta as the ground lessor) under a 99-year term ground lease which expires February 10, 2087, and has one 99-year extension, making the final maturity February 10, 2186. The annual ground rent is $97,500 through February 9, 2017 and will increase by $2,500 per year for the remainder of the term.

Major Tenants.

Deloitte & Touche (259,998 SF, 21.3% of NRA, 27.7% of underwritten rent). Deloitte & Touche (“Deloitte”) is one of the “big four” accounting firms and provides audit, consulting, tax and advisory services to many companies nationwide. The 191 Peachtree Property serves as Deloitte’s regional headquarters for the southeast, and was recently selected as the site for a new $10 million “Innovation Lab” technology development center for the firm. Deloitte has been in occupancy since 2009, has a lease expiration of May 31, 2024 and has two five-year renewal options. Deloitte has a termination option effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019. The termination payment is estimated to be the unamortized portion of (i) the construction allowance, (ii) payments made by the landlord pursuant to a separate lease with the tenant which was assigned to the 191 Peachtree Borrower, and (iii) brokerage commissions, other than to one specified broker, plus all rent which would have been due for the 12-month period following the termination date.

Hall, Booth, Smith, P.C. (64,359 SF, 5.3% of NRA, 5.1% of underwritten rent). Hall, Booth, Smith, P.C. is a law firm with offices in 12 locations serving clients nationally as well as internationally, primarily in Europe. Hall, Booth, Smith, P.C. has been in occupancy since 2010, expanded in 2014 and has a lease expiration of April 30, 2021.

Ogletree, Deakins (52,510 SF, 4.3% of NRA, 5.2% of underwritten rent). Ogletree, Deakins is a law firm headquartered in Greenville, South Carolina with over 47 offices in North America and two offices in Europe. Ogletree, Deakins specializes in labor and employment law and works with a variety of companies. Ogletree, Deakins has been in occupancy since 2009, expanded in 2013 and has a lease expiration of April 30, 2019.

Carlock, Copeland & Stair (52,028 SF, 4.3% of NRA, 4.0% of underwritten rent). Carlock, Copeland & Stair is a litigation law firm specializing in medical malpractice, professional liability, trucking and transportation, construction and workers’ compensation, with offices located primarily in the southeast. Carlock, Copeland & Stair has been in occupancy since 2011 and has a lease expiration of September 30, 2022. Carlock, Copeland & Stair has a termination option of up to 26,014 SF, all of which being on one floor, effective on December 31, 2019, provided that written notice is delivered prior to December 31, 2018. The termination payment is estimated to equal certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space.

Morgan & Morgan (51,927 SF, 4.2% of NRA, 4.1% of underwritten rent). Morgan & Morgan is a personal injury law firm with offices in 34 locations nationally. Morgan & Morgan has been in occupancy since 2007, most recently expanded in 2016 and has a lease expiration date of November 30, 2026. Morgan & Morgan has a termination option of up to 15% of its leased square footage effective January 31, 2024, provided that written notice is delivered prior to January 31, 2023. The termination payment is estimated to equal the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

A-3-62

BACM 2017-BNK3	191 Peachtree

The following table presents certain information relating to the major tenants at the 191 Peachtree Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Deloitte & Touche	NR/NR/NR	259,998	21.3%	$5,823,955	27.7%	$22.40	5/31/2024(4)
Hall, Booth, Smith, P.C.	NR/NR/NR	64,359	5.3%	$1,066,429	5.1%	$16.57	4/30/2021
Ogletree, Deakins	NR/NR/NR	52,510	4.3%	$1,094,308	5.2%	$20.84	4/30/2019
Carlock, Copeland & Stair	NR/NR/NR	52,028	4.3%	$838,691	4.0%	$16.12	9/30/2022(5)
Morgan & Morgan	NR/NR/NR	51,927	4.2%	$865,818	4.1%	$16.67	11/30/2026(6)
Subtotal/Wtd. Avg.		480,822	39.3%	$9,689,201	46.0%	$20.15

Other Tenants		603,854	49.4%	$11,358,132	54.0%	$18.81
Vacant Space		137,466	11.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,222,142	100.0%	$21,047,334	100.0%	$19.40

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Deloitte has a termination option effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019. The termination payment is estimated to be the unamortized portion of (i) construction allowance, (ii) payments made by the landlord pursuant to a separate lease with the tenant which was assigned to the 191 Peachtree Borrower, and (iii) brokerage commissions, other than to a specified broker, plus all rent which would have been due for the 12-month period following the termination date.

(5)	Carlock, Copeland & Stair has a termination option of up to 26,014 SF, all of which being on one floor, effective on December 31, 2019, provided that written notice is delivered prior to December 31, 2018. The termination payment is estimated to equal certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space.

(6)	Morgan & Morgan has a termination option of up to 15% of its leased square footage effective January 31, 2024, provided that written notice is delivered prior to January 31, 2023. The termination payment is estimated to equal the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

The following table presents certain information relating to the lease rollover at the 191 Peachtree Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	5	18,681	1.5%	1.5%	$22.37	$417,954	2.0%	2.0%
2018	8	16,997	1.4%	2.9%	$19.04	$323,559	1.5%	3.5%
2019	10	126,044	10.3%	13.2%	$19.73	$2,486,868	11.8%	15.3%
2020	5	19,374	1.6%	14.8%	$26.22	$507,952	2.4%	17.8%
2021	10	90,517	7.4%	22.2%	$18.48	$1,672,644	7.9%	25.7%
2022	7	126,160	10.3%	32.5%	$18.78	$2,369,561	11.3%	37.0%
2023	10	95,633	7.8%	40.4%	$22.08	$2,111,499	10.0%	47.0%
2024	12	300,569	24.6%	65.0%	$22.19	$6,668,599	31.7%	78.7%
2025	7	75,762	6.2%	71.2%	$17.91	$1,356,553	6.4%	85.1%
2026	8	67,220	5.5%	76.7%	$17.51	$1,176,953	5.6%	90.7%
2027	0	0	0.0%	76.7%	$0.00	$0	0.0%	90.7%
2028 & Beyond	11	147,719	12.1%	88.8%	$13.24	$1,955,191	9.3%	100.0%
Vacant	0	137,466	11.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	93	1,222,142	100.0%		$19.40	$21,047,334	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

A-3-63

BACM 2017-BNK3	191 Peachtree

The Market. The 191 Peachtree Property is located in the heart of downtown Atlanta, Georgia. Major local thoroughfares surround the 191 Peachtree Property, connecting it to other nearby submarkets. The area is supported by the MARTA rail system and consists of both old and new commercial, retail and multi-family residential developments. Regional access is provided by Interstate 85, connecting Atlanta with North Carolina in the northeast and Alabama in the west. Interstate 85 further connects to Interstates 75 and 20; Interstate 75 connects the Atlanta area to Tennessee in the north and Florida in the south and Interstate 20 connects the Atlanta area to South Carolina in the east and to Alabama in the west.

The 191 Peachtree Property is located in the Atlanta office market. As of the second quarter in 2016, the Atlanta office market contained 138,959,309 SF of office space, with a market vacancy of 16.0% and average asking rents of $23.07 PSF. Vacancy and average asking rents for Class A office buildings in the Atlanta office market were 16.0% and $27.11 PSF, respectively. The 191 Peachtree Property is located in the Downtown office submarket within the Atlanta Central Business District. As of the second quarter in 2016, the Downtown office submarket contained 15,101,773 SF of office space, with a submarket vacancy of 22.5% and asking rents of $22.94 PSF. Vacancy and asking rents for Class A office buildings in the Downtown office submarket were 16.5% and $24.24 PSF, respectively.

According to the appraisal, approximately 3.1 million SF of new office product is being constructed in Atlanta, of which approximately 60% has been pre-leased. However, none of the new construction is taking place in the Downtown office submarket where the 191 Peachtree Property is located.

The estimated 2015 population within a one-, three- and five-mile radius of the 191 Peachtree Property is 25,731, 170,887 and 344,811, respectively, according to the appraisal. The estimated 2015 average household income within a one-, three- and five-mile radius of the 191 Peachtree Property is $55,204, $79,228 and $81,152, respectively. The 2015 average household income for the greater city of Atlanta was $82,479.

The following table presents recent leasing data at competitive office buildings with respect to the 191 Peachtree Property:

Competitive Property Summary
Property Name/Address	Year Built	Class	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Rent Steps/SF
1100 Peachtree 1100 Peachtree Street NE Atlanta, GA	1991	A	570,004	Confidential	22,144	2Q 2016	10.0	$20.00	2.75%
One Atlantic Center 1201 West Peachtree Street NW Atlanta, GA	1987	A	1,100,312	Confidential	44,696	2Q 2016	15.0	$18.75	2.75%
Ten 10th Street 10 10th Street NW Atlanta, GA	2001	A	421,417	Mandarin Oriental Management	12,655	2Q 2016	3.0	$35.00	3.0%
999 Peachtree 999 Peachtree Street NE Atlanta, GA	1987	A	621,946	Available	22,643	4Q 2016	10.0	$35.00	3.0%
Bank of America Plaza 600 Peachtree Street NE Atlanta, GA	1992	A	1,312,980	Available	25,000	4Q 2016	5.0-10.0	$30.00	Negotiable
SunTrust Plaza 303 Peachtree Street NE Atlanta, GA	1992	A	1,249,022	Available	15,872	4Q 2016	5.0	$30.00	3.0%

Source: Appraisal

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BACM 2017-BNK3	191 Peachtree

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 191 Peachtree Property:

Cash Flow Analysis
	2013	2014	2015	9/30/2016 TTM	UW	UW PSF
Gross Potential Rent(1)	$17,776,623	$18,176,040	$17,811,762	$17,722,426	$21,047,334	$17.22
Total Recoveries	$8,794,528	$9,420,005	$9,934,060	$10,208,281	$10,755,655	$8.80
Other Income(2)	$3,877,795	$4,240,638	$4,250,652	$4,401,483	$4,250,652	$3.48
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	$0.00
Effective Gross Income	$30,448,946	$31,836,683	$31,996,474	$32,332,190	$36,053,641	$29.50
Total Operating Expenses	$13,420,494	$13,942,784	$14,217,230	$14,196,590	$15,817,308	$12.94
Net Operating Income	$17,028,452	$17,893,899	$17,779,244	$18,135,599	$20,236,332	$16.56
Capital Expenditures	$0	$0	$0	$0	$305,536	$0.25
TI/LC	$0	$0	$0	$0	$2,096,099	$1.72
Net Cash Flow	$17,028,452	$17,893,899	$17,779,244	$18,135,599	$17,834,697	$14.59

Occupancy %	84.7%	85.5%	89.3%	88.8%(3)	88.8%(3)
NOI DSCR(4)	2.56x	2.69x	2.68x	2.73x	3.05x
NCF DSCR(4)	2.56x	2.69x	2.68x	2.73x	2.69x
NOI Debt Yield(4)	9.7%	10.2%	10.1%	10.3%	11.5%
NCF Debt Yield(4)	9.7%	10.2%	10.1%	10.3%	10.2%

(1)	Gross Potential Rent has been underwritten based on the September 1, 2016 rent roll and includes rent steps of $702,066 through September 1, 2017, as well as three new leases that began in November and December 2016 totaling $966,728.

(2)	Other Income includes storage income, roof/telecommunications revenue, parking income and other miscellaneous income. Parking income constitutes approximately 10.2% of Effective Gross Income.

(3)	Occupancy as of September 1, 2016.

(4)	Debt service coverage ratios and debt yields are based on the 191 Peachtree Whole Loan.

Escrows and Reserves. The 191 Peachtree Whole Loan documents provide for upfront reserves in the amount of $616,031 for real estate taxes, $5,386,285 for existing tenant improvements and leasing commissions owed to ten tenants, including the fifth largest tenant, Morgan & Morgan, and $2,391,456 for free rent for 14 tenants, including Morgan & Morgan (to be disbursed monthly in each month in which a free rent period applies in lieu of the rent that would have been due absent such free rent period). The 191 Peachtree Borrower is required to escrow monthly: (i) 1/12th of the annual estimated real estate taxes; (ii) from and after the expiration of the insurance policies in effect on the origination date, 1/12th of the annual estimated insurance premiums (unless (i) no event of default has occurred and is continuing, (ii) either (A) the 191 Peachtree Borrower maintains an acceptable blanket policy or (B) amounts sufficient to pay all insurance premiums have been deposited with the property manager pursuant to the property management agreement and the lender receives reasonably acceptable evidence of such deposits, and (iii) insurance premiums are paid in a timely manner). The 191 Peachtree Borrower is required to deposit monthly $25,461 into an escrow for replacements and repairs, provided that the obligation to make such deposits is suspended during any period that the amounts in such escrow equal or exceed $1,222,142. The 191 Peachtree Borrower is required to deposit monthly $101,845 into an escrow for future tenant improvements and leasing commissions (the “Rollover Reserve”), provided that the obligation to make such deposits is suspended during any period that the amount in the Rollover Reserve is equal to, or exceeds $6,110,710, excluding the upfront reserve amount.

From and after the occurrence of a Deloitte Vacancy Event (as defined below), the 191 Peachtree Borrower is required to deposit on each monthly payment date all excess cash flow into an escrow (the “Deloitte Vacancy Reserve”) for tenant improvements, tenant allowances and leasing commissions that may be incurred with respect to the re-tenanting of the Deloitte Space (as defined below) or of the Closing Date Vacant Space (as defined below) until an aggregate amount equal to $50 per leasable SF of the Deloitte Space has been so deposited. In addition, to the extent there are not sufficient funds in the Rollover Reserve, the 191 Peachtree Borrower is permitted to utilize Deloitte Vacancy Reserve funds for payment of up to 65% of the cost of tenant improvements, tenant improvement allowances and/or leasing commissions with respect to leases for space other than the Deloitte Space or Closing Date Vacant Space.

A “Deloitte Vacancy Event” will commence on the earliest to occur of (i) Deloitte LLP failing to either (A) renew its lease for all or substantially all of the Deloitte Space for its initial five year renewal term pursuant to the provisions of its lease or (B) enter into a new lease with a minimum five year term, a minimum base rent of $15.50 PSF, and in compliance with certain other requirements set forth in the 191 Peachtree Whole Loan documents, which new lease may reduce the rented space by 75,000 SF relative to the Deloitte Space on the origination date (either of (A) and (B), a “Deloitte Renewal Event”), on or before May 31, 2022, (ii) certain bankruptcy events with respect to Deloitte LLP, or (iii) the termination or cancellation of Deloitte LLP’s lease prior to May 31, 2022 without payment to the 191 Peachtree Borrower of the lease termination fee specified in such lease or a monetary default is continuing under such lease for at least 90 days, and will end upon (w) the occurrence of a Deloitte Renewal Event, (x) the execution of new leases in accordance with the terms of the 191 Peachtree Whole Loan documents with initial terms of at least five years and which are otherwise reasonably acceptable to the lender and in the aggregate demise at least 75% of the Deloitte Space, (y) with respect to a bankruptcy event of Deloitte LLP only, Deloitte LLP has assumed its lease in connection with the bankruptcy event or the bankruptcy event has been discharged or dismissed, or (z) with respect to a continuing monetary default under Deloitte LLP’s lease, the cure of all such monetary defaults.

“Deloitte Space” means the space leased to Deloitte LLP pursuant to its lease as of the origination date.

“Closing Date Vacant Space” means 89,132 SF of space identified in the 191 Peachtree Whole Loan documents that was vacant as of the origination date and has not been subsequently leased as of the date of determination.

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BACM 2017-BNK3	191 Peachtree

Lockbox and Cash Management. A hard lockbox is in place with respect to the 191 Peachtree Whole Loan. The 191 Peachtree Whole Loan has in-place cash management. All funds in the lockbox account are required to be swept on each business day to a cash management account controlled by the lender, and applied, provided that no event of default is continuing under the 191 Peachtree Whole Loan, on each monthly payment date to pay debt service on the 191 Peachtree Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse, if a Cash Trap Period (as defined below) or Deloitte Vacancy Event is continuing, the monthly operating expenses referenced in the approved annual budget and extraordinary expenses approved (if more than 5% in excess of the corresponding line item in the approved annual budget) by the lender, and to disburse the remainder (i) if a Deloitte Vacancy Event is continuing, into the Deloitte Vacancy Reserve until an aggregate amount equal to $50 per leasable SF of the Deloitte Space has been so deposited, (ii) if a Cash Trap Period is continuing and no Deloitte Vacancy Reserve Period is continuing, into an account to be held by the lender as additional security for the 191 Peachtree Whole Loan during the continuance of such Cash Trap Period and (iii) if no Cash Trap Period or event of default under the 191 Peachtree Whole Loan is continuing, to the 191 Peachtree Borrower.

A “Cash Trap Period” means the period of time commencing after the cash management bank has received notice from the lender that a Trigger Period (as defined below) has commenced and is continuing until the cash management bank has received notice from the lender that such Trigger Period has ceased.

A “Trigger Period” means the period:

(i) commencing upon an event of default under the 191 Peachtree Whole Loan documents and ending upon the date that such event of default is cured or waived, or

(ii) commencing on the date upon which the combined debt service coverage ratio on the 191 Peachtree Whole Loan and any related mezzanine loan is less than 1.40x for any calendar quarter, and ending on the date the combined debt service coverage ratio on the 191 Peachtree Whole Loan and any related mezzanine loan equals or exceeds 1.45x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 191 Peachtree Property also secures the 191 Peachtree Non-Serviced Pari Passu Companion Loans, which have a Cut-off Date principal balance of $135,000,000. The 191 Peachtree Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the 191 Peachtree Mortgage Loan. The 191 Peachtree Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the 191 Peachtree Non-Serviced Pari Passu Companion Loans. The holders of the 191 Peachtree Mortgage Loan and the 191 Peachtree Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 191 Peachtree Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. The 191 Peachtree Borrower is permitted to allow the owners of the 191 Peachtree Borrower to borrow a mezzanine loan secured by 100% of the ownership interests in the 191 Peachtree Borrower, provided that the following conditions, among others, are satisfied: (i) as of the date the mezzanine loan is made, the aggregate loan to value ratio of the 191 Peachtree Whole Loan and such mezzanine loan is not more than 65.0%, (ii) as of the date the mezzanine loan is made, the aggregate debt yield of the 191 Peachtree Whole Loan and such mezzanine loan is not less than 11.0%, (iii) the mezzanine loan has an initial maturity not earlier than the maturity date of the 191 Peachtree Whole Loan and all other terms and conditions thereof are reasonably acceptable to the lender under the 191 Peachtree Whole Loan, (iv) the mezzanine lender entering into a customary intercreditor agreement in form acceptable to the lender under the 191 Peachtree Whole Loan in its reasonable discretion, (v) the mezzanine loan is a fixed rate loan or a floating rate loan (in which case the mezzanine borrower shall be required to purchase an interest rate cap at a strike price reasonably acceptable to the lender under the 191 Peachtree Whole Loan), and (vi) receipt of a rating agency confirmation.

Release of Property. No material partial releases permitted.

Terrorism Insurance. The 191 Peachtree Whole Loan documents require that the “all risk” insurance policy required to be maintained by the 191 Peachtree Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 191 Peachtree Property and eighteen months of business interruption insurance, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or an extension thereof or substantially similar program (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

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BACM 2017-BNK3	Platform

Mortgage Loan No. 8 – Platform

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BACM 2017-BNK3	Platform

Mortgage Loan No. 8 – Platform

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BACM 2017-BNK3	Platform

Mortgage Loan No. 8 – Platform

Platform
8810, 8820, 8830, 8840, 8850 Washington Boulevard
and 3920 Landmark Street
Culver City, CA 90232
LOS ANGELES
Beverly Hills
Westwood
University of California - Los Angeles
UCLA Medical Plaza
Westwood Village
Los Angeles Country Club
Westfield Century City
Century City
20th Century Fox Studios
Hillcrest Country Club
Mid-Wilshire
Hancock Park
La Brea Tar Pits
Petersen Automotive Museum
LA County Museum of Art
Little Ethiopia
Fairfax
Kaiser Permanente Medical Center-West Los Angeles
Mid-City
Cheviot Hills
West L.A.
Westside Pavilion
Helms Bakery District
Downtown Los Angeles 6 miles
Santa Monica
Palms
Downtown Culver City
Brotman Medical Ctr.
SONY Pictures Studios
Beats Electronics
Culver City
Culver City Park
Santa Monica Airport
Mar Vista Recr. Center
Mar Vista
Kenneth Hahn State Recr. Area
Jim Gilliam Recr. Center
West Los Angeles College
LOS ANGELES COUNTY
Windsor Hills
Ladera Park
Westfield Culver City
Marina del Rey Hospital
Waterside Marina del Rey
Marina del Rey
The Promenade at Howard Hughes Center
Loyola Marymount University
Playa Vista
Westchester
Del Rey Lagoon Park
Westchester Golf Course
Dockweiler State Beach
Los Angeles International Airport
METRO EXPO LINE
Santa Monica Fwy
San Diego Fwy
Marina Fwy
Wilshire Blvd
Olympic Blvd
Pico Blvd
Venice Blvd
Washington Blvd
Jefferson Blvd
Sepulveda Blvd
Overland Ave
Culver Blvd
Slauson Ave
Manchester Ave
Westchester Pkwy
Pacific Ocean

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BACM 2017-BNK3	Platform

Mortgage Loan No. 8 – Platform

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$37,000,000			Location:	Culver City, CA 90232
Cut-off Date Balance(1):	$37,000,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	3.8%			Detailed Property Type:	Retail/Office
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Joseph Miller			Year Built/Renovated:	2016/N/A
Mortgage Rate:	5.1427%			Size:	74,305 SF
Note Date:	12/9/2016			Cut-off Date Balance per SF(1):	$498
First Payment Date:	1/11/2017			Maturity Date Balance per SF(1):	$498
Maturity Date:	12/11/2026			Property Manager:	Runyon Group, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$3,739,095
Seasoning:	2 months			UW NOI Debt Yield(1):	10.1%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity(1):	10.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.88x
Additional Debt Type(2):	Subordinate Debt			Most Recent NOI:	$1,672,510 (11/30/2016 T-11 Ann.)
Additional Debt Balance(2):	$10,000,000			2nd Most Recent NOI(4):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(4):	N/A
Reserves(3)				Most Recent Occupancy(5):	92.0% (12/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	N/A
RE Tax:	$34,624	$34,624	N/A	3rd Most Recent Occupancy(4):	N/A
Insurance:	$46,730	$4,673	N/A	Appraised Value (as of):	$75,100,000 (10/24/2016)
Recurring Replacements:	$0	$1,238	$44,565	Cut-off Date LTV Ratio(1):	49.3%
TI/LC:	$389,358	$7,388	$750,000	Maturity Date LTV Ratio(1):	49.3%
Rent Reserve:	$451,171	$0	N/A
Outstanding TI/LC:	$400,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$37,000,000	78.7%	Loan Payoff:	$44,974,808	95.7%
Subordinate Loan(2):	$10,000,000	21.3%	Reserves:	$1,321,883	2.8%
			Closing Costs:	$593,541	1.3%
			Return of Equity:	$109,768	0.2%
Total Sources:	$47,000,000	100.0%	Total Uses:	$47,000,000	100.0%

(1)	The Platform Mortgage Loan is part of the Platform Whole Loan (as defined below), which is comprised of one senior and one subordinate note with an aggregate principal balance of $47,000,000. The senior note has an original principal balance of $37,000,000 and the subordinate note has an original principal balance of $10,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the senior note totaling $37,000,000 without regard to the subordinate note. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate note balance of the Platform Whole Loan (including the subordinate note) are $633, $633, 1.38x, 8.0%, 8.0%, 62.6% and 62.6%, respectively.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Historical operating performance and historical occupancy prior to 2016 are not available as the Platform Property was constructed in 2016.

(5)	Most Recent Occupancy of 92.0% includes tenants with executed leases but not yet in occupancy. Reformation’s retail space (2,207 SF, 3.0% of the NRA) is expected to be open for business by February 15, 2017. Norah (4,871 SF, 6.6% of the NRA) is expected to take possession of its space February 1, 2017 and anticipates opening for business by October 1, 2017. Excluding these tenants, the occupancy of the Platform Property is 82.5%.

The Mortgage Loan. The eighth largest mortgage loan (the “Platform Mortgage Loan”) is part of a whole loan (the “Platform Whole Loan”) evidenced by a promissory note in the original principal amount of $37,000,000 and is secured by a first priority fee mortgage encumbering a mixed-use retail and office property located in Culver City, California (the “Platform Property”). The Platform Property also secures a subordinate B-note in the original principal balance of $10,000,000 and is generally subordinate to the Platform Mortgage Loan. See “Description of the Mortgage Pool—The Whole Loans—the Non-Serviced Pari Passu-AB Whole Loans—The Platform Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The proceeds of the Platform Whole Loan were primarily used to refinance existing debt on the Platform Property, fund reserves, pay closing costs and return equity to the Platform Borrower (as defined below).

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BACM 2017-BNK3	Platform

The Borrower and the Sponsor. The borrower is Platform Hayden Tract, LLC (the “Platform Borrower”), a single-purpose Delaware limited liability company with one independent manager. The loan sponsor is Joseph Miller, and the non-recourse carve-out guarantor is LJM Enterprises, L.P. LJM Enterprises, L.P. is ultimately owned by Joseph Miller and various Miller family members through family trusts. Runyon Group (“Runyon”) is the original developer of the Platform Property and was co-founded by Joseph Miller with David Fishbein. Runyon is a full service commercial real estate development and management company specializing in owning, operating, branding consulting and tenancy curation of high-end retail and creative office space. With offices in Los Angeles and New York, Runyon has been involved in numerous real estate projects, including partnerships with Tishman Speyer and AEW Capital Management, among others.

The Property. The Platform Property is a newly constructed mixed-use retail and creative office development comprised of six buildings totaling 74,305 SF. The Platform Property is located in Culver City, California, approximately 3.8 miles south of Beverly Hills, 5.8 miles north of Los Angeles International Airport, 6.9 miles east of Santa Monica, and 9.4 miles west of Downtown Los Angeles.

The sponsor acquired the Platform Property parcels (a former car lot) in December 2009 and began redeveloping the site in early 2014 to contain a mix of high-end boutique retailers, restaurants and creative office space. The Platform Property was completed in 2016 and is situated along the heavily trafficked intersection of Washington Boulevard and National Boulevard, among such major companies as Apple, Beats by Dre headquarters, Sony Pictures, Culver Studios, Nike, NFL Network, and Tennis Channel, and benefits from the approximately 24,690 vehicles that drive by every day. Retail space comprises 39,153 SF (52.7% of the NRA) of the Platform Property, and the office space makes up the remaining 35,152 SF (47.3% of NRA). The Platform Property is an indoor-outdoor urban oasis that showcases high-end fashion retailers, top-chef restaurants, a skin-care apothecary, and design stores from around the world. The sponsor selected tenants that couldn’t be found elsewhere in the area, such as unique brands, retail concepts or restaurants new to the Los Angeles area. For instance, the Aesop cosmetics store is the first local store offering day spa services, and the Blue Bottle Coffee shop will include an upstairs bookshop alcove curated by New York City-based One Grand Books. Additionally, the Platform Property houses the headquarters of Sweetgreen, the West Coast headquarters of SoulCycle, and the first North American flagship store of luxury optical brand, Linda Farrow. As of December 1, 2016, the Platform Property was 92.0% leased (and 82.5% occupied) by 20 distinct tenants. The Platform Property has two parking garages totaling 315 parking spaces, which equates to a parking ratio of 4.24 parking spaces per 1,000 SF of NRA. Additionally, the Platform Property has an appraised land value of $44,700,000, resulting in a loan-to-land value ratio of 82.8% on the Platform Mortgage Loan.

Major Tenants.

Reformation (12,157 SF, 16.4% of NRA, 18.2% of underwritten base rent). Founded in 2009, Reformation produces high-end, limited-edition clothing for women using sustainable methods and materials. Reformation sources sustainable fabrics and vintage garments while incorporating better practices throughout its supply chain to make styles with a reduced environmental impact compared to conventional fashion. Reformation designs and manufactures the majority of its collections at its factory headquarters in downtown Los Angeles, which is located approximately 4.6 miles north of the Platform Property. Reformation operates retail and office space at the Platform Property. Reformation’s retail space contains 2,207 SF (3.0% of the NRA) and has a lease expiration date of June 30, 2021. Reformation’s office space totals 9,950 SF (13.4% of the NRA) and has a lease expiration date of October 31, 2023.

Sweetgreen (11,608 SF, 15.6% of NRA, 18.1% of underwritten base rent). Founded in 2007, Sweetgreen is a fast casual restaurant chain offering healthy food items. Sweetgreen prides itself in sustainability and transparency, obtaining its ingredients from local organic farmers, when possible, and listing the sources on the walls of its restaurants. Sweetgreen currently operates 57 stores and has over 1,700 employees. Sweetgreen recently moved its headquarters from Washington, D.C. to the Platform Property. Sweetgreen operates office and restaurant space at the Platform Property, with the restaurant serving as its incubator for new items. Sweetgreen’s office space contains 9,680 SF (13.0% of the NRA) and has a lease expiration date of July 31, 2023. Sweetgreen’s restaurant space totals 1,928 SF (2.6% of the NRA) and has a lease expiration date of April 30, 2026.

Criteo Corp (9,677 SF, 13.0% of NRA, 14.4% of underwritten base rent). Founded in 2005 in Paris, France, Criteo Corp (“Criteo”) has rapidly become a global leader in digital performance advertising. Using its technology and data-rich customer insights, Criteo has created an intelligent performance marketing engine trusted by 13,000 advertisers throughout 89 countries. Criteo has more than 2,200 employees throughout 30 offices worldwide. Criteo occupies 9,677 SF (13.0% of the NRA), has a lease expiration date of July 14, 2023, and has the option to terminate its lease effective March 13, 2021 with 12 months’ notice and payment of three months’ base rent and unamortized TI/LCs.

SoulCycle (9,324 SF, 12.5% of NRA, 10.0% of underwritten base rent). Founded in 2006 and based in New York, SoulCycle offers indoor cycling (“spinning”) workout classes. The indoor cycling classes feature spinning, hand weights, and choreography to create a full-body workout. SoulCycle also sells exclusive apparel, as well as an option to purchase its signature SoulCycle Bike, which is engineered with a split seat to relieve pressure and discomfort found in conventional bike seats. In 2011, SoulCycle was acquired by Equinox Fitness, a subsidiary of The Related Companies. As of 2016, SoulCycle had 85 locations in the United States. SoulCycle’s location at the Platform Property serves as the company’s West Coast headquarters. SoulCycle has office and cycling studio space at the Platform Property. SoulCycle’s office space contains 5,845 SF (7.9% of the NRA) and has a lease expiration date of January 31, 2021. SoulCycle’s cycling studio space totals 3,479 SF (4.7% of the NRA) and has a lease expiration date of February 28, 2026.

Curve (6,955 SF, 9.4% of NRA, 12.0% of underwritten base rent). Founded in 1997 and based in Los Angeles, Curve is a lifestyle boutique that features high-end clothing with a focus on the personalized shopping experience. Since its first store opened in Los Angeles, Curve has now expanded to New York, Miami, San Francisco, Malibu, and Sag Harbor. Curve’s shop at the Platform Property is a joint venture with iconic British furniture designer, Tom Dixon, and is known as “The Shop: Curve x Tom Dixon”. Curve occupies 6,955 SF (9.4% of the NRA) and has a lease expiration of March 1, 2019.

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BACM 2017-BNK3	Platform

The following table presents a summary regarding the major tenants at the Platform Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Reformation(4)	NR/NR/NR	12,157	16.4%	$728,880	18.2%	$59.96	Various
Sweetgreen(5)	NR/NR/NR	11,608	15.6%	$724,817	18.1%	$62.44	Various
Criteo Corp(6)	NR/NR/NR	9,677	13.0%	$580,097	14.4%	$59.95	7/14/2023
SoulCycle(7)	NR/B2/B	9,324	12.5%	$400,000	10.0%	$42.90	Various
Curve	NR/NR/NR	6,955	9.4%	$480,000	12.0%	$69.02	3/1/2019
Subtotal/Wtd. Avg.		49,721	66.9%	$2,913,795	72.6%	$58.60

Other Tenants(8)		18,632	25.1%	$1,101,210	27.4%	$59.10
Vacant Space		5,952	8.0%
Total/Wtd. Avg.		74,305	100.0%	$4,015,005	100.0%	$58.74

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF figures exclude vacant space.

(4)	Reformation has retail and office space. Reformation’s retail space contains 2,207 SF (3.0% of the NRA) and has a lease expiration date of June 30, 2021. Reformation anticipates opening its retail space for business by February 15, 2017. Reformation’s office space totals 9,950 SF (13.4% of the NRA) and has a lease expiration date of October 31, 2023.

(5)	Sweetgreen has office and restaurant space. Sweetgreen’s office space contains 9,680 SF (13.0% of the NRA) and has a lease expiration date of July 31, 2023. Sweetgreen’s restaurant space totals 1,928 SF (2.6% of the NRA) and has a lease expiration date of April 30, 2026.

(6)	Criteo Corp has the option to terminate its lease effective March 13, 2021 with 12 months’ notice and payment of three months’ base rent and unamortized TI/LCs.

(7)	SoulCycle has office and cycling studio space. SoulCycle’s office space contains 5,845 SF (7.9% of the NRA) and has a lease expiration date of January 31, 2021. SoulCycle’s cycling studio space totals 3,479 SF (4.7% of the NRA) and has a lease expiration date of February 28, 2026.

(8)	Norah (4,871 SF, 6.6% of the NRA) has an executed lease, anticipates delivery of its space by February 1, 2017 and expects to open for business by October 1, 2017. Rental payments commence 270 days after delivery of its space. As rental payments are not expected to commence until November 1, 2017, the lender escrowed $360,642 in gap rent reserves, which equates to approximately 13 months of Norah’s underwritten base rent.

The following table presents certain information relating to the lease rollover at the Platform Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017(4)	1	1,029	$0.00	1.4%	1.4%	$0	0.0%	0.0%
2018(5)	1	1,594	$0.00	2.1%	3.5%	$0	0.0%	0.0%
2019(6)	3	8,407	$65.53	11.3%	14.8%	$550,920	13.7%	13.7%
2020	0	0	$0.00	0.0%	14.8%	$0	0.0%	13.7%
2021	8	12,176	$56.73	16.4%	31.2%	$690,747	17.2%	30.9%
2022	0	0	$0.00	0.0%	31.2%	$0	0.0%	30.9%
2023	4	30,307	$60.31	40.8%	72.0%	$1,827,905	45.5%	76.5%
2024	0	0	$0.00	0.0%	72.0%	$0	0.0%	76.5%
2025	0	0	$0.00	0.0%	72.0%	$0	0.0%	76.5%
2026	5	9,969	$61.13	13.4%	85.4%	$609,433	15.2%	91.6%
2027	1	4,871	$68.98	6.6%	92.0%	$336,000	8.4%	100.0%
2028 & Beyond	0	0	$0.00	0.0%	92.0%	$0	0.0%	100.0%
Vacant	0	5,952	$0.00	8.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	23(7)	74,305	$58.74	100.0%		$4,015,005	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling figures exclude vacant space.

(4)	In lieu of base rent, IDV (1,029 SF comprising 1.4% of the NRA) pays 10.0% of sales, which is estimated to be approximately $16,582.

(5)	In lieu of base rent, Magasin (1,594 SF comprising 2.1% of the NRA) pays 10.0% of sales, which is estimated to be approximately $46,639.

(6)	In lieu of base rent, Kilter (502 SF comprising 0.7% of the NRA) pays 10.0% of sales, which is estimated to be approximately $8,711.

(7)	The Platform Property is comprised of 20 tenants totaling 23 leases.

A-3-73

BACM 2017-BNK3	Platform

The Market. The Platform Property is located in Culver City, California, which has seen a resurgence of development in recent years. Seven projects, primarily multifamily, were delivered in 2016, with the largest being a six-story, 131-unit apartment complex located 0.8 miles west of the Platform Property. Developments currently under construction include one retail, two multifamily, and two office projects, the largest of which will be a 135-unit apartment building with 14,000 SF of retail located approximately 1.5 miles west of the Platform Property. Additionally, there are potentially seven development projects in various stages that have been proposed for the area, with the emphasis primarily on multifamily and office developments. The largest proposal is a mixed-use development called Ivy Station, which may include 200-300 apartment units, a 148-key hotel, approximately 210,000 SF of office space, and approximately 36,000 SF of ground-floor retail and restaurant space. Ivy Station is scheduled to break ground in April 2017 with an anticipated delivery in 2019 and will be located 0.1 east of the Platform Property.

The Platform Property is located within in the Hayden Tract neighborhood, a community that has experienced a surge of redevelopment recently and is known for its art, design, culinary and creative office populations. Hayden Tract has increasingly been recognized as Los Angeles’ design epicenter and a hub for creative industry and culinary populations, which all represent key local demand drivers. Further, the Platform Property is immediately adjacent to the newly constructed Culver City Station for the Metro Expo light rail line, which runs from Santa Monica to the west to Downtown Los Angeles to the east and has significantly improved access to the area and increased customer traffic. The Culver City Station is the westward expansion starting point of phase two of the Metro Expo Line, which opened in May 2016 and now runs from Santa Monica to Downtown Los Angeles, Pasadena, San Fernando Valley, South Bay, Long Beach and dozens of points in between. Phase two brings to close the $1.5 billion, 6.6-mile extension of the Metro Expo Line, which has been under construction for nearly a decade. The Platform Property is also located approximately 0.6 miles south of Interstate 10, the major east-west thoroughfare in the vicinity which runs east to Los Angeles and west to Santa Monica.

According to the appraisal, the Platform Property is located in the Culver City retail submarket and the Culver City office submarket, respectively, within the Los Angeles MSA. As of the year-end 2016, the Culver City retail market featured approximately 10.8 million SF of space with a vacancy rate of 2.1%, while asking rents were $30.39 per SF, triple net. As of the year-end 2016, the Culver City office submarket featured approximately 7.8 million SF of space, with Class A product comprising nearly 1.8 million SF or 23.3% of the submarket supply. The Culver City Class A office submarket reported a vacancy rate of 8.3%, while Class A asking rents were $46.62 per SF, gross.

The estimated 2016 population within a one-, three- and five-mile radius of the Platform Property was 34,691, 315,015 and 886,083 people, respectively. The estimated 2016 average household income within a one-, three- and five-mile radius of the Platform Property was $89,536, $95,278 and $96,345, respectively.

The following table reflects the recent leasing data at competitive office properties with respect to the Platform Property:

Competitive Office Property Summary

Property Name/Location	Year Built/ Renovated	Occ.	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
Campus at Playa Vista 12025 Waterfront Drive Playa Vista, CA	2010/ NAP	96.3%	82,112	ICANN	12,819	2Q-16	5.6	$61.20	Full Service Gross
331 North Maple Drive 331 North Maple Drive Beverly Hills, CA	2000/ NAP	61.9%	89,642	AOL, Inc.	55,000	May-16	5.4	$66.00	Full Service Gross
3301 Exposition Boulevard 3301 Exposition Boulevard Santa Monica, CA	2008/ NAP	100.0%	134,723	Beach Body	69,002	1Q-16	8.2	$64.20	Full Service Gross
5808 Sunset Boulevard 5808 Sunset Boulevard Hollywood, CA	2017/ NAP	100.0%	323,273	Netflix	200,000	Oct-16	10.0	$54.00	Full Service Gross
8500 Higuera Street 8500 Higuera Street Culver City, CA	NAV/ 2014	100.0%	30,000	Apple	30,000	Mar-15	10.6	$36.00	NNN
12015 Bluff Creek Drive 12015 Bluff Creek Drive Playa Vista, CA	2015/ NAP	100.0%	36,392	Innocean/Canvas Worldwide	36,392	Feb-16	9.8	$44.40	NNN
3515 Eastham Drive 3515 Eastham Drive Culver City, CA	NAV/ 2016	100.0%	26,400	Makers Studio	26,400	Mar-16	3.0	$35.40	NNN

Sources: Appraisal and third party market research firm

A-3-74

BACM 2017-BNK3	Platform

The following table reflects the recent leasing data at competitive retail properties with respect to the Platform Property:

Competitive Retail Property Summary
Property Name/Location	Year Built/ Renovated	Occ.	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
9901 Washington Blvd 9901 Washington Blvd Culver City, CA	2016/ NAP	74.8%	13,308	Pizza Rev (restaurant)	2,075	1Q-16	10	$63.00	NNN
9901 Washington Blvd 9901 Washington Blvd Culver City, CA	2016/ NAP	74.8%	13,308	Le Pain Quotidien (restaurant)	2,395	1Q-16	10	$63.00	NNN
Jefferson Blvd Jefferson Blvd Playa Vista, CA	NAV	NAV	NAV	Confidential (restaurant)	3,822	Sep-15	10	$65.52	NNN
Jefferson Blvd Jefferson Blvd Playa Vista, CA	NAV	NAV	NAV	Confidential (retail)	2,361	Feb-16	10	$66.00	NNN
Jefferson Blvd Jefferson Blvd Playa Vista, CA	NAV	NAV	NAV	Confidential (retail)	2,018	Jan-16	10	$63.96	NNN
Jefferson Blvd Jefferson Blvd Playa Vista, CA	NAV	NAV	NAV	Confidential (retail)	1,344	Jan-16	10	$66.00	NNN
Jefferson Blvd Jefferson Blvd Playa Vista, CA	NAV	NAV	NAV	Confidential (restaurant)	2,971	Feb-16	10	$65.04	NNN
3849 Overland Avenue 3849 Overland Avenue Culver City, CA	1950/ 2006	86.4%	36,843	Robeks (retail)	1,100	2016	5	$90.00	NNN
310 Wilshire Blvd 310 Wilshire Blvd Santa Monica, CA	1928	100.0%	9,300	Panini Café (restaurant)	5,538	Jan-15	5	$60.60	NNN

Sources: Appraisal and third party market research firm

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Platform Property:

Cash Flow Analysis(1)
	2013	2014	2015	T-11 Annualized YTD November 2016	UW	UW PSF
Base Rent	N/A	N/A	N/A	$1,797,805	$4,443,549	$59.80
Percentage Rent	N/A	N/A	N/A	$0	$68,932	$0.93
Total Recoveries	N/A	N/A	N/A	$129,615	$295,910	$3.98
Other Income(2)	N/A	N/A	N/A	$302,061	$236,400	$3.18
Parking Garage Income	N/A	N/A	N/A	$82,779	$301,500	$4.06
Less Vacancy & Credit Loss	N/A	N/A	N/A	$0	($428,544)	($5.77)
Effective Gross Income(3)	N/A	N/A	N/A	$2,312,260	$4,917,747	$66.18
Total Operating Expenses	N/A	N/A	N/A	$639,750	$1,178,652	$15.86
Net Operating Income	N/A	N/A	N/A	$1,672,510	$3,739,095	$50.32
Capital Expenditures	N/A	N/A	N/A	$0	$14,861	$0.20
TI/LC	N/A	N/A	N/A	$3,967	$89,245	$1.20
Net Cash Flow	N/A	N/A	N/A	$1,668,543	$3,634,989	$48.92

Occupancy %	N/A	N/A	N/A	92.0%	90.4%
NOI DSCR(4)	N/A	N/A	N/A	0.87x	1.94x
NCF DSCR(4)	N/A	N/A	N/A	0.86x	1.88x
NOI Debt Yield(4)	N/A	N/A	N/A	4.5%	10.1%
NCF Debt Yield(4)	N/A	N/A	N/A	4.5%	9.8%

(1)	Historical operating history is not available because the Platform Property was recently constructed. As such, the annualized trailing 11 months ending November 2016 is represented.

(2)	Other Income includes event income, internet reimbursements, and storage rent.

(3)	UW Effective Gross Income is more than T-11 Annualized YTD November 2016 Effective Gross Income because the Platform Property was in its lease-up phase throughout 2016, and the T-11 Annualized YTD November 2016 does not reflect all tenants currently in place and paying rent.

(4)	Debt service coverage ratios and debt yields are based on the Platform Mortgage Loan.

A-3-75

BACM 2017-BNK3	Platform

Escrows and Reserves. At origination, the Platform Borrower deposited $34,624 for real estate taxes, $46,730 for insurance premiums, $389,358 for general tenant improvements and leasing commissions, $400,000 for outstanding tenant improvements related to Reformation, $20,000 for rent concessions related to Sweetgreen’s office space, and $431,171 for gap rent reserves related to Norah ($360,642), Reformation ($44,611), and Ten Over Ten ($25,918). The Platform Borrower is required to escrow monthly an amount equal to: (i) 1/12 of the estimated annual tax payments ($34,624) and (ii) 1/12 of the estimated annual insurance premiums ($4,673), unless no event of default is continuing and the borrower provides an umbrella policy and evidence of payment acceptable to lender. The Platform Borrower is also required to deposit monthly $1,238 into an escrow for replacement reserves (subject to a cap of $44,565), and $7,388 into an escrow for tenant improvements and leasing commissions (subject to a cap of $750,000).

Lockbox and Cash Management. The Platform Mortgage Loan is structured with a lender-controlled lockbox, which is already in place and requires the borrower to direct all tenants to pay rent directly into such lockbox account, and springing cash management (i.e. the Platform Mortgage Loan has cash management only upon the initial occurrence and during the continuance of a Cash Trap Event Period, as defined below). During the continuance of a Cash Trap Event Period, all sums on deposit in the lockbox account are required to be swept on a periodic basis into a cash management account for the payment of, among other things, debt service, monthly escrows and property operating expenses, with any excess cash to be held by the lender as additional security for the Platform Mortgage Loan.

A “Cash Trap Event Period” will:

(i)	commence upon the occurrence of an event of default under the Platform Mortgage Loan and continue until such event of default is no longer continuing, or

(ii)	commence upon the debt service coverage ratio, calculated based on the trailing 12 calendar months, being less than 1.10x at the end of any calendar quarter, and continue until the debt service coverage ratio, calculated based on the trailing 12 calendar months, for two consecutive calendar quarters thereafter is equal to or greater than 1.15x.

Additional Secured Indebtedness (not including trade debts). In addition to the Platform Mortgage Loan, the Platform Property also secures the Platform Subordinate Companion Loan, which is a $10,000,000 B-Note provided by Square Mile Capital and accrues interest at 7.0% per annum. Founded in 2006 in New York, New York, Square Mile Capital is an investment manager with an established history of investing in commercial real estate. Square Mile Capital’s primary investment activities include senior mortgages, mezzanine loans, preferred equity, joint venture equity, and nonperforming debt acquisitions. The Platform Subordinate Companion Loan is coterminous with the Platform Mortgage Loan and is also interest only for the full term. The Platform Subordinate Companion Loan is subject to a co-lender agreement between the lender and Square Mile Capital. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Platform Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Platform Borrower is required to obtain terrorism insurance for domestic and foreign acts of terrorism or other similar acts or events to the extent such insurance is available in form and substance reasonably satisfactory to lender (and in an amount not less than the sum of 100% of full replacement cost and 18 months of business interruption insurance, together with a 6-month extended period of indemnity). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002 and the Terrorism Risk Insurance Program Authorization Act of 2015 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Platform Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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A-3-77

BACM 2017-BNK3	Calabasas Tech Center

Mortgage Loan No. 9 – Calabasas Tech Center

A-3-78

BACM 2017-BNK3	Calabasas Tech Center

Mortgage Loan No. 9 – Calabasas Tech Center

Calabasas Tech Center
26520-26672 Agoura Road
Calabasas, CA 91302
Simi Valley
Royal Ave
Fitzgerald Rd
Sinaloa Rd
METROLINK
Chatsworth Peak
Devonshire St
Chatsworth
Box Cyn Rd
Topanga Cyn Blvd
Chatsworth
Plummer St
Valley Circle Blvd
Nordhoff St
Chatsworth Reservoir Park
Chatsworth Reservoir
Box Canyon
LOS ANGELES
VENTURA COUNTY
SIMI HILLS
Roscoe Blvd
Valley Circle Park
Bell Canyon
Bell Canyon Park
Saticoy St
Canoga Park
Simi Peak
Upper Los Virgenes Canyon Open Space Preserve
West Hills Medical Center
Sherman Way
West Hills
Vanowen St
Westfield Topanga Mall
Pratt Whitney
Knapp Ranch Park
Fallbrook Center
Victory Blvd
WARNER CENTER
Pierce College
Westfield Promenade
Thousand Oaks
Kanan Rd
Laskey Mesa
Oxnard St
Woodland Hills
Burbank Blvd
Kaiser Permanente Hospital
Westlake Village
Hidden Hills
Parkway Calabasas Shopping Ctr.
Ventura Blvd
101
Downtown Los Angeles 23 miles
Oxnard 25 miles
Agoura Meadows Shopping Ctr.
Twin Oaks Shopping Ctr.
Ventura Fwy
Motion Picture and Television Fund Hospital
Mulholland Dr
27
Woodland Hills Country Club
Saratoga Hills
Intel
Harbor Freight Tools Corporate Office
Alcatel-Lucent, Canon Solutions America
Calabasas City Hall
The Commons at Calabasas
Calabasas Country Club
Agoura Hills
Spirent
Ixia, Informa Research Services
Agoura Hills/ Calabasas Community Ctr.
Calabasas
Mulholland Hwy
Glenview
N9
Santa Maria
Paramount Ranch
Malibu Creek State Park
Los Virgenes Rd
LOS ANGELES COUNTY
Mulholland Hwy
Malibu Lake
SANTA MONICA MTS.
Malibu Temple
Topanga State Park
Piuma Rd
Saddle Peak
Topanga Canyon Blvd
N1
Malibu Canyon Rd
Tuna Canyon Rd
Santa Monica 8 miles
Pepperdine University
Malibu
Malibu Library
Pacific Coast Hwy
Lisa Smith Wengler Ctr. for the Arts
Malibu Lumber Yard
Adamson House Museum
Pacific Ocean
LOS PADRES NATIONAL FOREST
ANGELES NATIONAL FOREST
Castaic
Ojai
Santa Clarita
Fillmore
Piru
Valencia
Newhall
Santa Paula
Ventura
Moorpark
San Fernando
Oxnard
Camarillo
Simi Valley
Thousand Oaks
Agoura Hills
Port Hueneme
Westlake Village
Calabasas
LOS ANGELES
Beverly Hills
Santa Monica
Pacific Ocean
El Segundo
Manhattan Beach
Torrance
Rancho Palos Verdes

A-3-79

BACM 2017-BNK3	Calabasas Tech Center

Mortgage Loan No. 9 – Calabasas Tech Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$33,000,000			Location:	Calabasas, CA 91302
Cut-off Date Balance:	$33,000,000			General Property Type:	Office
% of Initial Pool Balance:	3.4%			Detailed Property Type:	Suburban
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsors:	CT Calabasas, LLC			Year Built/Renovated:	1985 & 1987 / NA
Mortgage Rate:	4.8580%			Size:	282,434 SF
Note Date:	11/22/2016			Cut-off Date Balance per SF:	$117
First Payment Date:	1/1/2017			Maturity Date Balance per SF:	$117
Maturity Date:	12/1/2026			Property Manager:	Greenbrier Properties, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(2):	$3,775,679
Prepayment Provisions:	LO (26); DEF (89); O (5)			UW NOI Debt Yield:	11.4%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NOI Debt Yield at Maturity:	11.4%
Additional Debt Type:	N/A			UW NCF DSCR:	1.98x
Additional Debt Balance:	None			Most Recent NOI:	$2,784,695 (10/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$3,004,786 (12/31/2015)
Reserves(1)				3rd Most Recent NOI:	$2,429,345 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	89.9% (11/15/2016)
RE Tax:	$229,257	$52,947	N/A	2nd Most Recent Occupancy:	75.5% (12/31/2015)
Insurance:	$9,166	$4,583	N/A	3rd Most Recent Occupancy:	77.3% (12/31/2014)
Recurring Replacements:	$0	$6,355	N/A	Appraised Value (as of):	$51,500,000 (10/14/2016)
TI/LC:	$500,000	40,018	$2,259,816	Cut-off Date LTV Ratio:	64.1%
Deferred Maintenance:	$20,025	$0	N/A	Maturity Date LTV Ratio:	64.1%
Other:	$1,301,995	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$33,000,000	60.9%	Purchase Price:	$51,500,000	95.0%
Borrower Equity:	$21,205,755	39.1%	Reserves:	$2,060,443	3.8%
			Closing Costs:	$645,312	1.2%
Total Sources:	$54,205,755	100.0%	Total Uses:	$54,205,755	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The increase in UW NOI from the October 31, 2016 TTM is primarily attributable to $619,793 of rent abatement income in the October 31, 2016 TTM period and contractual rent escalations of $132,889 through September 1, 2017 and $46,432 of straight-line average rent increases for Intel Corporation through the end of its lease term that are included in the UW Gross Potential Rent.

The Mortgage Loan. The ninth largest mortgage loan (the “Calabasas Tech Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $33,000,000 secured by a first priority fee mortgage encumbering a 282,434 SF multi-tenant office property known as Calabasas Tech Center in Calabasas, California (the “Calabasas Tech Center Property”). The proceeds of the Calabasas Tech Center Loan were used to acquire the Calabasas Tech Center Property, fund upfront reserves, and cover closing costs.

The Borrower and the Sponsors. The borrower is CT Calabasas, LLC (the “Calabasas Tech Center Borrower”), a newly formed single-purpose Delaware limited liability company with two independent directors. The Calabasas Tech Center Borrower is equally controlled by Arthur Travis Spitzer, Helen C. Zeff and Anthony C. Nasch via respective revocable trusts. Arthur Travis Spitzer, Helen C. Zeff and Anthony C. Nasch serve as the non-recourse guarantors.

Helen Zeff comes from a family with commercial real estate experience mainly in Southern California. Helen Zeff has managed and acquired multifamily, office, medical, industrial and retail properties throughout Southern California. Helen Zeff serves as trustee of the Helen C. Zeff Living Trust dated September 17, 2007.

Tony Nasch has worked in film and broadcast production since 1980 and has over 20 years of experience in producing/directing broadcast product, entertainment and corporate communications. As of October 20, 2016, Mr. Nasch has interests in 14 commercial properties primarily located in California.

Travis Spitzer is a principal in the investment banking firm Concordia Capital Partners, LLC. In addition to providing investment and advisory services, Concordia originates and manages private placements focused on the healthcare and health services industries as well as infrastructure software and technology companies. Mr. Spitzer’s maintains a current real estate portfolio of 12 properties.

A-3-80

BACM 2017-BNK3	Calabasas Tech Center

The Property. The Calabasas Tech Center Property consists of five two-story and two one-story multitenant office buildings built in 1985 and 1987 situated on a 20.3-acre site. The Calabasas Tech Center Property offers 23 suites ranging in size from 684 SF to 57,155 SF. Office lobbies for all tenant suites provide individual access directly through exterior entryway doors in each tenant space. Most units contain a high-clearance warehouse component, which is estimated to encompass approximately 15% of the total net rentable area, according to the appraisal. Warehouse clear heights range from 20 feet to 29 feet. Onsite parking at the Calabasas Tech Center Property is comprised of 827 parking spaces, or 2.9 spaces per 1000 SF of net rentable area. Five of the seven buildings have direct roadway frontage with multiple ingresses/egresses along the south side of Agoura Road.

The Calabasas Tech Center Property was 89.9% leased as of November 15, 2016 to a mix of 17 tenants across the tech, music, fashion, government and financial industries. The four largest tenants at the Calabasas Tech Center Property comprise 49.1% of the NRA and 54.5% of underwritten rent, and include Line 6, Inc. (20.2% of NRA, 18.6% of underwritten rent), Grant & Weber (11.1% of NRA and 15.4% of underwritten rent), West Brand Fashion LLC (9.2% of NRA and 10.3% of underwritten rent) and Intel Corporation (8.6% of NRA and 10.3% of underwritten rent). Outside of the top four in-place tenants, no tenant occupies more than 5.3% of NRA or comprises more than 5.9% of underwritten rent. The Calabasas Tech Center Property has experienced positive leasing momentum with six new leases totaling 121,440 SF, or 42.9% of NRA, and two lease renewals totaling 34,744 SF, or 15.3% of NRA, signed since 2015.

Major Tenants.

Line 6, Inc (57,155 SF, 20.2% of NRA, 18.6% of underwritten base rent). Line 6, Inc, a wholly owned subsidiary of Yamaha Corporation, originally occupied 45,142 sq. ft. and expanded their premises twice in 2010 and 2012 for a total of 70,011 sq. ft. On 6/1/16, Yamaha Corporation of America split off 12,856 square feet. located in Building A and created a new, co-terminous lease. All terms, rent and rent steps remained the same. Line 6 currently occupies 57,155 sq. ft. (100%) in Building F. Both leases expire August 31, 2020 and contain two, five-year options to extend at 95% of market rent with nine to twelve months’ notice. Line 6, Inc. is a music technology company that offers amplifiers, effects pedals, guitars, multi-effects, digital wireless products, software, speakers, mixers, and audio interfaces for musicians. The company was founded in 1985 and is headquartered in Calabasas, California. In December 2013, Yamaha Corporation acquired Line 6, Inc. in order to expand Yamaha’s portfolio of modeling guitar processing products as well as pro-audio equipment.

Grant & Weber (31,224 SF, 11.1% of NRA, 15.4% of underwritten base rent). Grant & Weber has occupied four suites at the Calabasas Tech Center Property since 2013, has a lease expiration of May 31, 2024 and currently has one, five-year option to extend at market rent. Grant & Weber was founded in 1977 and provides revenue solutions and receivables management services for healthcare, credit union and financial institutions and insurance industries. Nationwide services include: consulting, insurance billing and follow-up, self-pay billing and customer service follow-up, self-pay collections, third party liability recovery, workers’ compensation recovery, pre-charge off account management, third party late stage collection services, and arbitration. The Grant & Weber California corporate office is located at the Calabasas Tech Center Property with additional offices in Rancho Cordova, California and Las Vegas, Nevada. Grant & Weber negotiated the deferral of a portion of five months of monthly base rent from February through June 2016 totaling approximately $283,946, which is required to be repaid to the landlord during the final year of the lease term.

West Brand Fashion LLC (25,906 SF, 9.2% of NRA, 10.3% of underwritten base rent). West Brand Fashion LLC, a designer of clothing and accessories for men and women in the fashion industry, occupies multiple suites at the Calabasas Tech Center Property. West Brand Fashion LLC took occupancy in January and December of 2016 and has a lease expiration of May 31, 2019 on 15,080 SF of its space and a lease expiration of March 31, 2022 on 10,826 SF of its space. West Brand Fashion LLC has one, three-year renewal option on 15,080 SF.

Intel Corporation (24,398 SF, 8.6% of NRA, 10.3% of underwritten base rent). Intel Corporation has occupied space at the Calabasas Tech Center Property since 2006, has a lease expiration of August 31, 2021, and has one, five-year option to extend at market rent. Intel Corporation designs and manufactures advanced integrated digital technology platforms for original equipment manufacturers, original design manufacturers, and industrial and communications equipment manufacturers operating within the computing and communications industries. Intel Corporation has over 190 locations across more than 60 countries globally. As of December 26, 2015, Intel had 107,300 employees globally, approximately half of which are located in the United States.

The following table presents certain information relating to the major tenants at the Calabasas Tech Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Line 6, Inc	NR/NR/NR	57,155	20.2%	$1,042,507	18.6%	$18.24	8/31/2020
Grant & Weber(4)	NR/NR/NR	31,224	11.1%	$858,660	15.4%	$27.50	5/31/2024
West Brand Fashion LLC	NR/NR/NR	25,906	9.2%	$574,389	10.3%	$22.17	Various(5)
Intel Corporation	A+/A1/A+	24,398	8.6%	$573,429	10.3%	$23.50	8/31/2021
Valley Outreach Synagogue(6)	NR/NR/NR	14,952	5.3%	$332,682	5.9%	$22.25	2/28/2027
Subtotal/Wtd. Avg.		153,635	54.4%	$3,381,667	60.5%	$22.01

Other Tenants		100,347	35.5%	$2,210,958	39.5%	$22.03
Vacant Space		28,452	10.1%	$0	0.0%	$0.00
Total/Wtd. Avg.(3)		282,434	100.0%	$5,592,626	100.0%	$22.02

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Grant & Weber negotiated the deferral of a portion of five months of monthly base rent from February 1, 2016 through June 30, 2016 totaling approximately $283,946, which is required to be repaid to the landlord during the final year of its lease term.

(5)	West Brand Fashion LLC leases three suites at the Calabasas Tech Center Property. Two suites totaling 10,826 SF have lease expirations of March 31, 2022 and one suite totaling 15,080 SF has a lease expiration of May 31, 2019.

(6)	Valley Outreach Synagogue is entitled to free rent through March 31, 2017, which has been fully reserved for under the Calabasas Tech Center Mortgage Loan.

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BACM 2017-BNK3	Calabasas Tech Center

The following table presents certain information relating to the lease rollover at the Calabasas Tech Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling(4)	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Annual Rent PSF Rolling(3)	Total UW Annual Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	1	11,361	4.0%	4.0%	$23.32	$264,893	4.7%	4.7%
2018	2	18,710	6.6%	10.6%	$22.05	$412,464	7.4%	12.1%
2019(4)	5	33,559	11.9%	22.5%	$22.74	$763,177	13.6%	25.8%
2020	3	88,035	31.2%	53.7%	$17.99	$1,583,849	28.3%	54.1%
2021	3	34,969	12.4%	66.1%	$24.14	$844,176	15.1%	69.2%
2022(4)	1	10,826	3.8%	69.9%	$22.93	$248,209	4.4%	73.6%
2023	1	10,346	3.7%	73.6%	$27.50	$284,515	5.1%	78.7%
2024	1	31,224	11.1%	84.6%	$27.50	$858,660	15.4%	94.1%
2025	0	0	0.0%	84.6%	$0.00	$0	0.0%	94.1%
2026	0	0	0.0%	84.6%	$0.00	$0	0.0%	94.1%
2027	1	14,952	5.3%	89.9%	$22.25	$332,682	5.9%	100.0%
2028 & Beyond	0	0	0.0%	89.9%	$0.00	$0	0.0%	100.0%
Vacant	0	28,452	10.1%	100%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	18	282,434	100.0%		$22.02	$5,592,626	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Annual Rent PSF Rolling excludes vacant space.

(4)	West Brand Fashion LLC leases three suites at the Calabasas Tech Center Property. Two suites totaling 10,826 SF have lease expirations of March 31, 2022 and one suite totaling 15,080 SF has a lease expiration of May 31, 2019.

The Market. The Calabasas Tech Center Property is located approximately one quarter mile south of U.S. Highway 101 in Calabasas, California, within the Conejo Valley submarket. The Conejo Valley is 10 miles north of the Malibu coastline and extends from the San Fernando Valley to the Conejo Grade on the west. The Conejo Valley includes the cities of Agoura, Calabasas, Agoura Hills, Westlake Village, and Thousand Oaks. According to the appraiser, the Conejo Valley initially established itself as a largely residential area with minor supporting commercial services, but has experienced recent development that includes commercial office buildings and high tech industrial parks. The city of Calabasas is primarily served by U.S. Highway 101, the primary east-west arterial between Ventura County and the San Fernando Valley.

The Calabasas Tech Center Property has frontage along Agoura Road, a central corridor in Calabasas improved with office, office/flex, retail and other commercial uses surrounded by single family residential development. According to the appraisal, the estimated 2016 population within a one-, three- and five-mile radius of the Calabasas Tech Center Property is 4,494, 24,966 and 91,512, respectively. The estimated 2016 average household income within a one-, three- and five-mile radius of the Calabasas Tech Center Property is $134,657, $170,932 and $168,473, respectively.

The Calabasas Tech Center Property is located in the Los Angeles County office market, within the West San Fernando Valley submarket. As of the third quarter in 2016, the Los Angeles office market contained 197,498,000 SF of office space, with a market vacancy of 13.3% and average asking rents of $36.34 per SF. The Calabasas Tech Center Property is located in the West San Fernando Valley office submarket, which contains approximately 14,539,000 SF with a 14.4% vacancy rate and asking rents of $28.48 per SF for the same period. After negative absorption in 2014, positive absorption was experienced in 2015 and 2016.

A-3-82

BACM 2017-BNK3	Calabasas Tech Center

The following table presents recent leasing data at competitive office buildings with respect to the Calabasas Tech Center Property:

Competitive Property Summary
Property Name/Address	Year Built	Occ.	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Base Rent/SF	Expense Basis
Calabasas Corporate Center 26565-26709 W. Agoura Road Calabasas, CA	1985	75%	325,169	Premier Business Centers American Travel Solutions Team Fushion AssetSmart	14,527 4,635 2,340 5,124	9/2016 7/2016 4/2016 10/2015	10.2 4.0 5.0 5.0	$27.00 $24.60 $27.60 $24.60	Full Service
Tech Park at Canwood 5126-5155 Clareton Drive Agoura Hills, CA	1985	90%	120,413	MMLS (NNN) Revolution in Motion (MG)	1,502 3,388	6/2016 2/2016	3.0 5.3	$14.40 $21.48	Modified Gross
Canwood Corporate Center II 29219 Canwood Street Agoura Hills, CA	2001	73%	45,983	Startup Tech	2,900	3/2016	3.0	$24.60	Full Service
Multi-Tenant Office 29899 Agoura Road Agoura Hills, CA	2008	67%	79,740	The LA Rams Chatsworth Products	17,462 9,367	8/2016 6/2016	5.0 6.4	$28.80 $28.80	Full Service
Multi-Tenant Office 29903 Agoura Road Agoura Hills, CA	1981	87%	103,394	PennyMac Touch Commerce	50,924 26,472	10/2015 5/2014	5.3 5.0	$29.90 $25.80	Full Service
Agoura Hills Business Park 30401-30501 Agoura Road Agoura Hills, CA	1988	50%	115,227	Heywood Friedman Northrup Schleuter	9,887 6,109	6/2017 1/2017	8.7 10.8	$28.20 $27.60	Full Service

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Calabasas Tech Center Property:

Cash Flow Analysis
	2013	2014	2015	10/31/2016 TTM	UW	UW PSF
Gross Potential Rent	$2,983,791	$3,768,268	$4,347,008	$4,241,199(1)	$6,303,926(2)	$22.32
Total Recoveries	$538,811	$606,310	$674,512	$507,780	$629,597	$2.23
Total Other Income	$1,563	$6,053	($806)	($1,029)	$0	$0.00
Less Vacancy & Credit Loss	$10	$15	$0	$0	($945,589)	($3.35)
Effective Gross Income	$3,524,175	$4,380,646	$5,020,714	$4,747,950	$5,987,934	$21.20
Total Operating Expenses	$1,873,524	$1,951,301	$2,015,928	$1,963,255	$2,212,255	$7.83
Net Operating Income	$1,650,651	$2,429,345	$3,004,786	$2,784,695(3)	$3,775,679(3)	$13.37
Capital Expenditures	$0	$0	$0	$0	$76,261	0.27
TI/LC	$0	$0	$0	$0	$478,176	$1.69
Net Cash Flow	$1,650,651	$2,429,345	$3,004,786	$2,784,695	$3,221,242	$11.41

Occupancy %	73.3%	77.3%	75.5%	89.9%(4)	85.0%
NOI DSCR	1.02x	1.49x	1.85x	1.71x	2.32x
NCF DSCR	1.02x	1.49x	1.85x	1.71x	1.98x
NOI Debt Yield	5.0%	7.4%	9.1%	8.4%	11.4%
NCF Debt Yield	5.0%	7.4%	9.1%	8.4%	9.8%

(1)	Gross Potential Rent in the October 31, 2016 TTM period reflects $619,793 of abated rent and deferred rent from February 1, 2016 to June 30, 2016 totaling $283,946 attributable to Grant & Weber.

(2)	Gross Potential Rent has been underwritten based on the November 15, 2016 rent roll and includes contractual rent escalations of $132,889 through September 1, 2017 and $46,432 of rent increases for Intel Corporation, an investment-grade tenant.

(3)	The increase in UW NOI from the October 31, 2016 TTM is primarily attributable to $619,793 of abated rent in the October 31, 2016 TTM period and contractual rent escalations of $132,889 through September 1, 2017 and $46,432 of rent increases for Intel Corporation that are included in the UW Gross Potential Rent.

(4)	Occupancy is based on the November 15, 2016 rent roll.

A-3-83

BACM 2017-BNK3	Calabasas Tech Center

Escrows and Reserves. The Calabasas Tech Center Borrower deposited $229,257 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12th of the annual estimated tax payments. The Calabasas Tech Center Borrower deposited $9,166 in escrow for annual estimated insurance premiums at loan origination and is required to escrow monthly 1/12th of the annual estimated insurance premiums, unless insurance is provided under a blanket policy approved by the lender in its reasonable discretion. The Calabasas Tech Center Borrower is required to make monthly deposits of $6,355 for capital expenditure reserves. The Calabasas Tech Center Borrower deposited $500,000 in escrow at loan origination for tenant improvement costs and leasing commissions reserves and is required to make monthly deposits of $40,018 to such reserves, until such time as the funds on deposit in such tenant improvement costs and leasing commissions reserve exceed $2,259,816. The Calabasas Tech Center Borrower deposited $1,167,427 in escrow at loan origination for unfunded tenant improvement costs and leasing commissions for the tenants doing business as Intel Corporation and Valley Outreach Synagogue at the Calabasas Tech Center Property. The Calabasas Tech Center Borrower deposited $134,568 in escrow for rent abatements due by the Calabasas Tech Center Borrower in connection with the lease with Valley Outreach Synagogue.

Lockbox and Cash Management. A springing soft lockbox is in place with respect to the Calabasas Tech Center Loan (i.e. a soft lockbox account is in place, into which the borrower and property manager are required to deposit all rents within five business days of receipt, and upon the commencement of a Cash Sweep Event Period for the Calabasas Tech Center Loan, the Calabasas Tech Center Borrower has agreed to direct all tenants to deposit rents directly into such lockbox). The Calabasas Tech Center Loan has springing cash management (i.e. the Calabasas Tech Center Loan has cash management only after the initial occurrence and during the continuance of a Cash Sweep Event Period). If no Cash Sweep Event Period is continuing, all funds in the lockbox are required to be remitted to the Calabasas Tech Center Borrower. After the occurrence of a Cash Sweep Event Period for the Calabasas Tech Center Loan, funds in the lockbox account are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “Escrows and Reserves”, to pay debt service on the Calabasas Tech Center Loan, to disburse the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “Escrows and Reserves” and referenced in the annual budget approved by lender together with extraordinary expenses incurred by the Calabasas Tech Center Borrower in connection with the operation and maintenance of the Calabasas Tech Center Property reasonably approved by lender, and to disburse the remainder to the Calabasas Tech Center Borrower (or, during the continuance of a Cash Sweep Event Period, to an account to be held by the lender as additional security for the Calabasas Tech Center Loan).

A “Cash Sweep Event Period” will:

(i) commence upon the occurrence of an event of default under the Calabasas Tech Center Loan and continue until the date on which the event of default under the Calabasas Tech Center Loan is cured, or

(ii) commence upon the date the debt service coverage ratio on the Calabasas Tech Center Loan is less than 1.15x for six consecutive calendar months and continue until the date the debt service coverage ratio on the Calabasas Tech Center Loan has been equal to or greater than 1.20x for the immediately preceding six consecutive calendar months, or

(iii) commence upon the date any tenant under a Major Lease (as defined below) avails itself of any creditor’s rights laws and continue until such tenant has assumed and any applicable bankruptcy court has affirmed such assumption of the applicable Major Lease, and such tenant continuously operates its business at the Calabasas Tech Center Property for a period of no less than 45 consecutive days and is paying full rent as is required under the Major Lease to which it is a party, or

(iv) commence upon the date any tenant under a Major Lease goes dark, vacates or otherwise ceases to operate at the Calabasas Tech Center Property beyond all applicable cure periods or grace periods under the lease or applicable law, subject to force majeure and continue until the applicable tenant under the Major Lease or a replacement tenant acceptable to the lender continuously operates its business at the Calabasas Tech Center Property for a period of no less than 45 consecutive days under the applicable Major Lease, or

(v) commence upon the earlier of (i) the date a tenant under a Major Lease gives notice of its intention to vacate, and (ii) six months prior to the expiration of any Major Lease, and continue until (x) the tenant under the applicable Major Lease has renewed or extended its lease on terms and conditions acceptable to lender or (y) the space occupied by the applicable tenant is re-leased to an acceptable replacement tenant on terms and conditions approved by the lender, and such replacement tenant has opened for business and commenced paying full, unabated rent.

A “Major Lease” means any lease which, individually or when aggregated with all other leases at the Calabasas Tech Center Property with the same tenant or its affiliate, either (i) accounts for 20% or more of the Calabasas Tech Center Property’s aggregate total rental income, or (ii) demises 20% or more of the Calabasas Tech Center Property’s gross leasable area.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Calabasas Tech Center Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance satisfactory to lender (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or any extension thereof or other federal government program relating to “acts of terrorism” with substantially similar protection) is in effect, the Calabasas Tech Center Borrower is required to maintain, and lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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A-3-85

BACM 2017-BNK3	East Market

Mortgage Loan No. 10 – East Market

A-3-86

BACM 2017-BNK3	East Market

Mortgage Loan No. 10 – East Market

A-3-87

BACM 2017-BNK3	East Market

Mortgage Loan No. 10 – East Market

East Market
4461-4501 Market Commons Drive,
1285-12599 Fair Lakes Circle
Fairfax, VA 22033
VIRGINIA
MD
Sterling
Herndon
Herndon Centre
Reston Hospital Center
Reston Town Center
SILVER LINE METRO
Great Falls
Great Falls Park
Madeira School
Lake Fairfax Park
McLean
Washington, DC 14 miles
Washington Dulles International Airport
LOUDOUN COUNTY
DULLES
Village Center at Dulles
Sunrise Valley Dr
HERNDON-MONROE
RESTON PARKWAY
WIEHLE-RESTON EAST
Dulles Toll Road
US Geological Survey
Reston National Golf Course
Difficult Run Stream Valley Park
Wolf Trap Natl. Park for the Performing Arts
Reston
Wolf Trap
Tysons Corner
Tysons Galleria
SPRING HILL
TYSONS CORNER
GREENSBORO
Westwood Country Club
Pike 7 Plaza
Tysons Corner Center
Natl. Air and Space Museum/ Steven F. Udvar-Hazy Center
McLearen Rd
Centreville Rd
Fairfax County Pkwy
Reston Pkwy
Lawyers Rd
Fox Mill District Park
Franklin Farm
West Ox Rd
Hunter Mill Rd
Vienna
Dunn Loring
DUNN LORING-MERRIFIELD
Maple Ave
Chantilly Crossing
Sully Place
Dulles Expo and Conference Center
Natl. Reconnaissance Office Headquarters
Lee-Jackson Mem. Hwy
International Country Club
Inova Fair Oaks Hospital
Fox Mill Rd
Oakton
VIENNA-FAIRFAX-GMU
METRO ORANGE LINE
Blake Ln
Chantilly
Tattersall Park
ICF Intl.
Lee Hwy
MOSAIC DISTRICT
Merrifield
Penderbrook Golf Club
Fair Oaks
Fair Oaks Mall
Fairfax Co. Pkwy
Stringfellow Rd
Ellanor C. Lawrence Park
Fair Lakes Center
Fairfax Towne Center
Arlington Blvd
Social Security Administration
Fairfax Corner
Fairfax Court Shopping Center
Fairfax Co. Government Center
Old Lee Hwy
Army Navy Country Club-Fairfax
Prosperity Ave
Inova Fairfax Hospital
Capital Beltway
Centreville
Fairfax
Lee Hwy
Fairfax County Courthouse
OLD TOWN FAIRFAX
Mantua
Fair City Mall
Virginia International University
Stone Rd
Little River Tpke
FAIRFAX COUNTY
George Mason University
Braddock Rd
Centreville Rd
EagleBank Arena
Annandale
Twin Lakes Golf Course
Country Club of Fairfax
Popes Head Rd
Popes Head Stream Valley Park
Zion Dr
Burke Centre Shopping Center
Kings Park
Lake Accotink
Lake Accotink Park
Fairfax Station
Burke Centre Pkwy
Rolling Rd
Pohick Stream Valley Park
Chapel Rd
Burke Lake Rd
Rolling Valley Mall
Old Keene Mill Rd
Springfield Golf and Country Club
Ox Rd
Fairfax County Pkwy
Burke Lake Golf Center
Burke Lake
Burke
West Springfield
Wolf Run Shoals Rd
South Run Park
Pohick Rd
Fountainhead Regional Park
Newington
Damascus
Clarksburg
Columbia
Germantown
Montgomery Village
Olney
Gaithersburg
Poolesville
Darnestown
North Potomac
Rockville
MARYLAND
Laurel
Wheaton
Ashburn
Sterling
VIRGINIA
Potomac
Great Falls
Herndon
Reston
Bethesda
Silver Spring
McLean
WASHINGTON D.C.
Oakton
Vienna
ARLINGTON
Chantilly
Centreville
Fairfax
Annandale
ALEXANDRIA
Burke
Springfield
Manassas

A-3-88

BACM 2017-BNK3	East Market

Mortgage Loan No. 10 – East Market

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$30,000,000			Location:	Fairfax, VA 22033
Cut-off Date Balance:	$30,000,000			General Property Type:	Retail
% of Initial Pool Balance:	3.1%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	The Peterson Companies			Year Built/Renovated:	2006/N/A
Mortgage Rate:	4.1690%			Size:	89,313 SF
Note Date:	12/1/2016			Cut-off Date Balance per SF:	$336
First Payment Date:	1/1/2017			Maturity Date Balance per SF:	$336
Maturity Date:	12/1/2026			Property Manager:	Peterson Management L.C. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$3,024,561
Seasoning:	2 months			UW NOI Debt Yield:	10.1%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity:	10.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.25x
Additional Debt Type:	N/A			Most Recent NOI:	$2,870,358 (9/30/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,909,339 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,918,488 (12/31/2014)
Reserves(1)				Most Recent Occupancy:	100.0% (10/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.7% (12/31/2015)
RE Tax:	$119,791	$39,930	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$62,000,000 (10/20/2016)
Recurring Replacements:	$0	$1,116	N/A	Cut-off Date LTV Ratio:	48.4%
TI/LC:	$0	$9,303	$400,000	Maturity Date LTV Ratio:	48.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$30,000,000	72.4%	Loan Payoff:	$40,995,092	99.0%
Borrower Equity:	$11,417,155	27.6%	Reserves:	$119,791	0.3%
			Closing Costs:	$302,271	0.7%
Total Sources:	$41,417,155	100.0%	Total Uses:	$41,417,155	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The tenth largest mortgage loan (the “East Market Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $30,000,000 and secured by a first priority fee mortgage encumbering a multi-tenant anchored retail property located in Fairfax, Virginia (the “East Market Property”). The proceeds of the East Market Mortgage Loan, together with $11,417,155 of borrower equity, were used to refinance a previous loan of approximately $40,995,092 secured by the East Market Property, pay closing costs and fund upfront reserves. The most recent prior financing of the East Market Property was included in the BACM 2007-4 transaction.

The Borrower and the Sponsor. The borrowers are tenants in common, East Market Retail L.C., East Market 25 Retail LLC and East Market 15 Retail LLC (collectively, the “East Market Borrower”), a single-purpose Virginia limited liability company and two single-purpose Delaware limited liability companies, respectively, each with at least one independent director. The nonrecourse carve-out guarantor is the Cragmere Family Trust. Both the East Market Borrower and the Cragmere Family Trust are indirectly held by members of the Peterson family group namely: Milton V. Peterson, Lauren E. Peterson, Jon M. Peterson, William E. Peterson, Steven B. Peterson and/or the spouses or descendants of such individuals or a family trust for their benefit.

The sponsor is The Peterson Companies. The Peterson Companies is headquartered in Northern Virginia and since the early 1970’s has developed, acquired, managed and leased more than 26,000 residential lots and approximately 34 million SF of retail, hotel and office space throughout Virginia, Maryland and Washington, D.C., becoming one of the largest privately owned development companies in the region. The Peterson Companies has extensive involvement in mixed use suburban development, leading projects including Fair Lakes, Washingtonian, the redevelopment of Downtown Silver Spring, Virginia Gateway, National Harbor, Tysons McLean Office Park and Fairfax Corner.

A-3-89

BACM 2017-BNK3	East Market

The Property. The East Market Property is an 89,313 SF retail shopping center located in Fairfax, Virginia, anchored by a Whole Foods Market plus a diverse mix of thirteen other tenants. Other than the anchor tenant, no tenant occupies more than 5.0% of NRA or represents more than 5.2% of base rent and only a total of 31.2% of NRA expires during the East Market Mortgage Loan term. The East Market Property was 100.0% occupied as of October 1, 2016. Historical occupancy at the East Market Property was 98.7% in December 2015, and previously since 2011 was 100.0% occupied.

The East Market Property was built in 2006 by the East Market Mortgage Loan sponsor and consists of a free standing building 100% occupied by Whole Foods Market, and two multi-tenant strip retail buildings. The site size is 10.13 acres, and there are 565 surface parking spaces (6.3 spaces per 1,000 sf). The East Market Property is shadow anchored by Kohl’s (95,624 SF) and Dick’s Sporting Goods (105,957 SF) and is adjacent to the East Market Condominium complex.

Major Tenants.

Whole Foods Market (61,424 SF, 68.8% of NRA, 62.5% of underwritten base rent). Whole Foods Market (“Whole Foods”) leases 61,424 SF at the East Market Property. The lease began September 9, 2006, expires January 31, 2027 and has five, five-year extension options. At the East Market Property, Whole Foods achieved sales of $62,052,850 ($1,010 PSF) in 2015, $59,411,510 ($967 PSF) in 2014, $54,307,908 ($884 PSF) in 2013 and $47,720,979 ($777 PSF) in 2012. The East Market Property is the only Whole Foods location within Fairfax Center, with the next nearest locations being in Reston and the Tysons Corner area of Falls Church. Whole Foods is the world’s leading natural foods supermarket chain, with 431 supermarkets in the United States, Canada and the United Kingdom. Whole Foods (NASDAQ: WFM) (rated NR/Baa3/ BBB- by Fitch/Moody’s/S&P) was founded in 1980 and is based in Austin, Texas. The company had sales of $15.4 billion in fiscal year 2015, which grew 8.4% over fiscal year 2014 with a net income of $536 million.

UFC Gym (4,488 SF, 5.0% of NRA, 5.2% of underwritten base rent). UFC Gym leases 4,488 SF at the East Market Property. The lease began August 9, 2011 and was recently renewed through August 8, 2021 with no remaining extension options. UFC Gym is the largest boxing, kickboxing and mixed martial arts franchise network in the world, with almost 130 open locations in the United States and Australia. UFC Gym mixes martial arts, personal training, specialized equipment and attention to healthy eating to help customers reach their fitness goals. The gyms provide a full range of group fitness classes, private coaching, personal and group dynamic training plus MMA-style youth programs.

Massage Envy (3,121 SF, 3.5% of NRA, 4.0% of underwritten base rent). Massage Envy leases 3,121 SF at the East Market Property. The lease began December 13, 2010 and was recently renewed through December 12, 2020 with no remaining extension options. Massage Envy was founded in 2002 and offers therapeutic massage services and skin care solutions to a network of more than 1.65 million members in franchised locations across the United States. The company employs more than 25,000 massage therapists and estheticians throughout the nation and has 1,150 nationwide franchised locations.

Pei Wei Asian Diner (3,080 SF, 3.4% of NRA, 4.9% of underwritten base rent). Pei Wei Asian Diner leases 3,080 SF at the East Market Property. The lease began August 14, 2006 and was recently renewed through August 13, 2021 with no remaining extension options. Pei Wei Asian Diner is a Pan-Asian chain restaurant.

Radiance Med Spa (2,588 SF, 2.9% of NRA, 2.8% of underwritten base rent). Radiance Med Spa leases 2,588 SF at the East Market Property. The lease began February 19, 2007, expires February 18, 2021 and has one, five-year extension option remaining. Radiance Med Spa offers cosmetic services such as Botox, Liposuction, and Laser Hair Removal.

The following table presents a summary regarding the major tenants at the East Market Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx % of SF	Annual UW Rent	Annual UW Rent PSF(3)		Sales (12/31/2015)(4)
						App. % of Total Annual UW Rent	$	PSF	Occ. Cost %(5)	Lease Expiration
Whole Foods Market	NR/Baa3/BBB-	61,424	68.8%	$2,012,668	$32.77	62.5%	$62,052,850	$1,010	4.0%	1/31/2027
UFC Gym(5)	NR/NR/NR	4,488	5.0%	$166,505	$37.10	5.2%	$521,283	$116	41.2%	8/8/2021
Massage Envy	NR/NR/NR	3,121	3.5%	$130,427	$41.79	4.0%	NAV	NAV	NAV	12/12/2020
Pei Wei Asian Diner	NR/NR/NR	3,080	3.4%	$156,526	$50.82	4.9%	$1,572,509	$511	12.1%	8/13/2021
Radiance Med Spa	NR/NR/NR	2,588	2.9%	$89,157	$34.45	2.8%	$975,750	$377	12.1%	2/18/2021
Subtotal/Wtd. Avg.		74,701	83.6%	$2,555,282	$34.21	79.3%

Other Tenants		14,612	16.4%	$665,194	$45.52	20.7%	$2,148,467
Vacant Space		0	0.0%	$0	$0.00	0.0%	$0
Total/Wtd. Avg.		89,313	100.0%	$3,220,475	$36.06	100.0%	$67,270,859

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF only include tenants reporting sales.

(5)	UFC Gym does not carry inventory and as a result normal occupancy cost calculations may not reflect their performance.

A-3-90

BACM 2017-BNK3	East Market

The following table presents certain information relating to the lease rollover at the East Market Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Annual UW Rent PSF Rolling(3)	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	2	3,629	4.1%	4.1%	$42.91	$155,734	4.8%	4.8%
2018	0	0	0.0%	4.1%	$0.00	$0	0.0%	4.8%
2019	1	1,553	1.7%	5.8%	$42.77	$66,422	2.1%	6.9%
2020	2	4,566	5.1%	10.9%	$41.80	$190,850	5.9%	12.8%
2021	6	15,931	17.8%	28.8%	$44.45	$708,113	22.0%	34.8%
2022	1	1,050	1.2%	29.9%	$42.77	$44,909	1.4%	36.2%
2023	1	1,160	1.3%	31.2%	$36.02	$41,779	1.3%	37.5%
2024	0	0	0.0%	31.2%	$0.00	$0	0.0%	37.5%
2025	0	0	0.0%	31.2%	$0.00	$0	0.0%	37.5%
2026	0	0	0.0%	31.2%	$0.00	$0	0.0%	37.5%
2027	1	61,424	68.8%	100.0%	$32.77	$2,012,668	62.5%	100.0%
2028 & Beyond	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	14	89,313	100.0%		$36.06	$3,220,475	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The East Market Property is located in the Fairfax Center (a/k/a Fair Oaks or Fair Lakes) area of Fairfax, Virginia, just off of the intersection of I-66 and U.S. Route 50, five miles west of the Capital Beltway (I-495) and approximately 15 miles west of the Washington, D.C. central business district. Fairfax Center is a well-established, densely developed area which includes most notably the Fair Oaks Hospital, the Fair Oaks Mall, a 1.6 million SF enclosed super regional mall, and Fair Lakes, a large mixed-use development with 15-20 suburban office buildings, a 1.0 million SF power center, multifamily communities, townhomes and single family residences, a hotel, and child care centers. Surrounding Fairfax Center is an abundance of neighborhood shopping centers, nationally franchised restaurants and additional residential, office and government buildings. Major employers in Fairfax Center include CGI, General Dynamics, Northrop Grumman, Argon ST, SRA International, Inc. and the National Rifle Association.

According to the appraisal, the estimated 2015 population within a one-, three- and five-mile radius was 16,606, 97,344 and 247,566, respectively. The estimated 2015 average household income within a one-, three- and five-mile radius was $116,454, $151,778 and $156,838, respectively with the distribution of household income at the level of $150,000 or more within a one-, three- and five-mile radius being 21.0%, 33.3% and 35.1%, respectively.

According to the appraisal, the East Market Property is within the Suburban Fairfax County retail submarket which had a second quarter 2016 retail inventory of approximately 12.9 million SF, a vacancy rate of 4.5% and an average asking rent of $33.69 PSF. Over the past few years, new construction activity in the submarket has trailed absorption. Between 2011 and 2015, an annual average of 9,800 SF was completed while 30,000 SF was absorbed. In 2015, retail sales in Fairfax County reached $28.2 billion with average retail sales per household of $68,691.

A-3-91

BACM 2017-BNK3	East Market

The following table presents certain competitive shopping center properties to the East Market Property:

Competitive Property Summary
Property	Type	Year Built/ Renovated	Size (SF)	Occupancy	Anchor Ratio	Anchor Tenants	Distance to Subject (mi.)
East Market Property	Community Center	2006/N/A	89,313	100%(1)	69%	Whole Foods	N/A
Fair Lakes Promenade Fairfax, VA	Community Center	1995/N/A	140,407	100%	73%	Barnes & Noble, Old Navy, hhgregg, Nordstrom Rack	0.7
Fair Lakes Center Fairfax, VA	Power Center	1993/N/A	1,013,563	99%	75%	Wal-Mart, Target, BJ’s Wholesale Club, Best Buy, Toys R’ Us	0.9
Fairfax Town Center Fairfax, VA	Community Center	1994/N/A	253,941	100%	82%	Safeway, TJ Maxx, Regal Cinema, Jo-Ann Fabrics	1.0
Costco Plaza Fairfax, VA	Community Center	1998/N/A	317,670	100%	77%	Costco, Home Depot	1.1
Pender Village Center Fairfax, VA	Mixed-Use	2009/N/A	192,437	99%	25%	Harris Teeter	1.6
Greenbriar Town Center Fairfax, VA	Community Center	1970/1992	345,935	99%	36%	Giant Food, Marshall’s, Petco, Ross, Bob’s Discount Furniture, Total Wine	2.2
Total/Wtd. Avg.(2)			2,263,953	99%

Source: Appraisal

(1)	Occupancy as of October 1, 2016.

(2)	Total/Wtd. Avg. excludes East Market Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the East Market Property:

Cash Flow Analysis
	2013	2014	2015	9/30/2016 TTM	UW	UW PSF
Base Rent	$2,889,453	$2,988,011	$2,978,491	$2,930,901	$3,326,140(1)	$37.24
Total Recoveries	$691,955	$755,849	$853,292	$875,973	$839,597	$9.40
Percentage Rent	$8,335	$13,108	$14,334	$13,788	$0	$0.00
Other Income(2)	$7,244	$7,043	$4,704	$26,158	$6,330	$0.07
Less Vacancy & Credit Loss	$0	$0	$0	$0	($208,287)	(5.0%)
Effective Gross Income	$3,596,987	$3,764,011	$3,850,821	$3,846,820	$3,963,780	$44.38
Total Expenses	$792,824	$845,523	$941,482	$976,462	$939,219	$10.52
Net Operating Income	$2,804,163	$2,918,488	$2,909,339	$2,870,358	$3,024,561	$33.86
Capital Expenditures	$0	$0	$0	$0	$13,397	$0.15
TI/LC	$0	$0	$0	$0	$154,769	$1.73
Net Cash Flow	$2,804,163	$2,918,488	$2,909,339	$2,870,358	$2,856,395	$31.98

Occupancy %	100.0%	100.0%	98.7%	100.0%(3)	95.0%
NOI DSCR	2.21x	2.30x	2.29x	2.26x	2.39x
NCF DSCR	2.21x	2.30x	2.29x	2.26x	2.25x
NOI Debt Yield	9.3%	9.7%	9.7%	9.6%	10.1%
NCF Debt Yield	9.3%	9.7%	9.7%	9.6%	9.5%

(1)	Underwritten Base Rent is based on the rent roll dated October 1, 2016 and includes rent steps through December 1, 2017 and average rent in place over the loan term for Whole Foods Market.

(2)	Other Income includes late fees and miscellaneous income.

(3)	Occupancy as of October 1, 2016.

A-3-92

BACM 2017-BNK3	East Market

Escrows and Reserves. The East Market Borrower deposited $119,791 in escrow for annual real estate taxes and is required to escrow monthly 1/12 of the annual estimated tax payments. The East Market Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the East Market Borrower maintains insurance under an acceptable blanket insurance policy and no event of default has occurred). The East Market Borrower is required to make monthly deposits of $1,116 for replacement reserves and monthly deposits of $9,303 for TI/LC reserves subject to a cap of $400,000.

Lockbox and Cash Management. A hard lockbox is in place with respect to the East Market Mortgage Loan. The East Market Mortgage Loan has springing cash management upon the commencement of a Trigger Period (as defined below). Also during the continuance of a Trigger Period, the East Market Borrower will be required to deposit all excess cash with respect to the East Market Mortgage Loan to an account to be held by the lender as additional security for the East Market Mortgage Loan.

A “Trigger Period” will commence upon the earlier of (i) an event of default, (ii) when the NOI as of the end of any twelve month period ending on the last day of a fiscal quarter being less than $2,337,694 and (iii) a Whole Foods Trigger Event. A Trigger Period will end upon, as applicable, (i) the cure of such event of default or (ii) the date that the NOI is equal to or greater than $2,337,694 for two consecutive quarters, or (iii) the occurrence of a Whole Foods Trigger Event Cure.

A “Whole Foods Trigger Event” will commence upon the earlier of (i) Whole Foods vacating or giving notice to the East Market Borrower of its intention to vacate; (ii) the date which is twelve months prior to their lease expiration; (iii) Whole Foods defaults in the payment of rent after any applicable notice and cure period, or (iv) Whole Foods or its guarantor files or is the subject of any material bankruptcy action. A Whole Foods Trigger Event will end once, as applicable, (i) the East Market Borrower has re-let the entire space under the Whole Foods lease to one or more replacement tenant(s) (a “Replacement Tenant”), (ii) either (a) Whole Foods has renewed its lease on terms acceptable to the lender or (b) a Replacement Tenant Lease is in place; (iii) Whole Foods has cured their default; or (iv) the Whole Foods lease is assumed without alteration of any material terms or Whole Foods or its guarantor are no longer subject to the jurisdiction of the bankruptcy court and the applicable obligations under the Whole Foods lease remain unaltered (each, a “Whole Foods Trigger Event Cure”).

Additional Secured Indebtedness (not including trade debts). Not Permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The East Market Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, provided that the East Market Mortgage Loan documents provide for an annual terrorism premium cap of 200% of the cost of the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the East Market Property on a stand-alone basis.

A-3-93

BACM 2017-BNK3	ExchangeRight Portfolio 14

Mortgage Loan No. 11 – ExchangeRight Portfolio 14

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
Original Balance:	$28,110,000			Location:	Various
Cut-off Date Balance:	$28,110,000			General Property Type:	Retail
% of Initial Pool Balance:	2.9%			Detailed Property Type:	Free-Standing
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsors:	David Fisher; Joshua Ungerecht;			Year Built/Renovated:	Various/Various
	Warren Thomas			Size:	179,788 SF
Mortgage Rate:	4.0605%			Cut-off Date Balance per SF:	$156
Note Date:	12/1/2016			Maturity Date Balance per SF:	$156
First Payment Date:	1/1/2017			Property Manager:	ExchangeRight Asset
Maturity Date:	12/1/2026				Management, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$2,832,675
Seasoning:	2 months			UW NOI Debt Yield:	10.1%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity:	10.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.32x
Additional Debt Type:	N/A			Most Recent NOI(3):	N/A
Additional Debt Balance:	N/A			2nd Most Recent NOI(3):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(3):	N/A
Reserves				Most Recent Occupancy:	100.0% (2/1/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	N/A
RE Tax:	$57,914	$13,972	N/A	3rd Most Recent Occupancy(3):	N/A
Insurance(1):	$136	Springing	N/A	Appraised Value (as of):	$49,300,000 (Various)
Recurring Replacements:	$0	$1,048	N/A	Cut-off Date LTV Ratio:	57.0%
Immediate Repairs	$85,000	$0	N/A	Maturity Date LTV Ratio:	57.0%
TI/LC	$0	Springing	N/A
Other(2)	$273,406	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$28,110,000	56.2%	Purchase Price:	$48,893,423	97.8%
Borrower Equity:	$21,893,379	43.8%	Reserves:	$416,456	0.8%
			Closing Costs:	$693,500	1.4%
Total Sources:	$50,003,379	100.0%	Total Uses:	$50,003,379	100.0%

(1)	The ExhangeRight Portfolio 14 Borrower is required to escrow monthly $136 for flood insurance premiums.

(2)	Other Reserve includes $168,750 for immediate repairs at the Walgreens – Naperville, IL property, $69,068 for a gap rent reserve at the Fresenius Medical Care – El Paso, TX property and $35,588 for a gap rent reserve at the MedSpring – Dallas, TX property.

(3)	Due to the ExchangeRight Portfolio 14 Properties being recent acquisitions, historical operating statements and occupancy history are unavailable.

The Mortgage Loan. The eleventh largest mortgage loan (the “ExchangeRight Portfolio 14 Mortgage Loan”) is evidenced by a promissory note in the principal amount of $28,110,000, secured by the first priority fee mortgages encumbering 17 single tenant retail properties located in seven different states (collectively, the “ExchangeRight Portfolio 14 Properties”). The proceeds of the ExchangeRight Portfolio 14 Mortgage Loan with additional borrower equity of $21,893,379 were used to acquire the ExchangeRight Portfolio 14 Properties for a purchase price of $48,893,423.

The Borrowers and the Sponsors. The borrower is ExchangeRight Net Leased Portfolio 14, DST (the “ExchangeRight Portfolio 14 Borrower”), a Delaware Statutory Trust (“DST”) that is a single purpose bankruptcy remote entity, with one independent director.

The sponsors and non-recourse carveout guarantors of the ExchangeRight Portfolio 14 Mortgage Loan are David Fisher, Joshua Ungerecht and Warren Thomas. All three are founders and managing members of ExchangeRight Real Estate, an investment firm that specializes in the acquisition of single tenant net leased properties backed by investment grade corporations. The guarantors are required to maintain 1.0% of the DST interests in the ExchangeRight Portfolio 14 Borrower at all times. ExchangeRight and its affiliates have aggregated more than $600 million of assets under management primarily through its net-leased DST 1031 investment platform. The platform is diversified across 195 properties located in 150 distinct markets across 27 states, and is leased to national tenants that operate successfully in the necessity retail and medical services industries.

A-3-94

BACM 2017-BNK3	ExchangeRight Portfolio 14

The Properties. The ExchangeRight Portfolio 14 Properties consist of 17 single tenant retail properties totaling 179,788 SF. No single property represents more than 13.0% of the portfolio’s underwritten net cash flow. In addition, 82.4% of total SF and 86.8% of the total underwritten net cash flow is generated from investment grade tenants. The properties were built between 1959 and 2016 with eight of the 17 properties in the portfolio built within the past three years. Additionally, nine properties were built in the last five years and all but seven properties were built in the past ten years. All tenants are on long term leases with an average remaining lease term on the properties of 13 years. None of the leases have termination options other than in the case of a violation of exclusivity.

The following table sets forth further information regarding the ExchangeRight Portfolio 14 Properties:

Property Summary

Property Name	Total SF	% of Total	Allocated Loan Amount	% of Total	Year Built	Appraised Value	Tenant Lease Expiration	UW Net Cash Flow	% of Total
Walgreens - Chicago, IL	15,120	8.4%	$3,706,187	13.2%	2001	$6,500,000	12/31/2030	$349,523	13.0%
Walgreens - Napverville, IL	15,120	8.4%	$3,044,775	10.8%	2000	$5,340,000	10/31/2027	$297,618	11.1%
Walgreens - Montgomery, AL	14,820	8.2%	$2,850,913	10.1%	2006	$5,000,000	3/31/2032	$265,291	9.9%
Fresenius Medical Care - Sumter, SC	10,155	5.6%	$2,736,876	9.7%	2015	$4,800,000	3/9/2030	$260,097	9.7%
Fresenius Medical Care - El Paso, TX	6,961	3.9%	$2,622,840	9.3%	2016	$4,600,000	9/17/2031	$254,356	9.5%
Tractor Supply Co. - LaPlace, LA	19,097	10.6%	$2,166,694	7.7%	2016	$3,800,000	9/30/2031	$195,946	7.3%
MedSpring - Dallas, TX	4,634	2.6%	$1,653,529	5.9%	2016	$2,900,000	2/28/2027	$158,626	5.9%
Advance Auto Parts - Eau Claire, WI	12,130	6.7%	$1,465,369	5.2%	2001	$2,570,000	8/31/2031	$132,376	4.9%
Dollar General - Slidell, LA	12,406	6.9%	$1,322,824	4.7%	2014	$2,320,000	6/30/2028	$129,442	4.8%
Napa Auto Parts - Iowa City, IA	10,000	5.6%	$980,714	3.5%	1997	$1,720,000	10/31/2036	$94,350	3.5%
O’Reilly Auto Parts - South Holland, IL	7,225	4.0%	$929,398	3.3%	2011	$1,630,000	11/25/2026	$81,692	3.0%
Dollar General – Huntsville (Montgomery), TX	9,026	5.0%	$929,398	3.3%	2016	$1,630,000	5/31/2031	$90,514	3.4%
Dollar General – Huntsville (FM), TX	9,026	5.0%	$866,677	3.1%	2015	$1,520,000	2/28/2031	$83,596	3.1%
Dollar General – Birmingham (3rd), AL	10,566	5.9%	$841,019	3.0%	2012	$1,475,000	6/30/2027	$83,471	3.1%
Dollar General – Birmingham (Jefferson), AL	9,002	5.0%	$726,983	2.6%	2016	$1,275,000	8/31/2031	$70,108	2.6%
Dollar General - Rockford, IL	12,000	6.7%	$684,218	2.4%	1959	$1,200,000	4/30/2025	$70,890	2.6%
Athletico Physical Therapy - Chicago, IL	2,500	1.4%	$581,586	2.1%	2000	$1,020,000	9/30/2026	$62,721	2.3%
Total	179,788	100.0%	$28,110,000	100.0%		$49,300,000		$2,680,617	100.0%

Major Portfolio Tenants.

Dollar General (62,026 SF, 34.5% of portfolio NRA, 19.7% of portfolio underwritten net cash flow). Dollar General (NYSE:DG) is a bargain retail chain selling a range of consumables, home products, apparel and accessories, seasonal items and electronics. Dollar General is among the largest retailers of top-quality products made by trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. They are also the largest discount retailer in the United States by number of stores with 12,500 neighborhood stores in 43 states. Dollar General Corporation guarantees all six Dollar General leases within ExchangeRight Portfolio 14. Dollar General Corporation is rated “Baa2” by Moody’s and “BBB” by S&P.

Walgreens (45,060 SF, 25.1% of portfolio NRA, 34.0% of portfolio underwritten net cash flow). Walgreens (NYSE:WBA) is the nation’s largest drugstore chain, formed when US-based Walgreen Co. bought its European counterpart Alliance Boots, includes nearly 13,200 retail pharmacies in 11 countries, mostly the US and its territories and the UK, selling prescription and OTC drugs along with health and beauty products and general merchandise. The Alliance Boots part of the company also includes wholesale operations serving more than 230,000 pharmacies, hospitals, and clinics in a dozen countries. Walgreens is rated “BBB” by Fitch, “Baa2” by Moody’s and “BBB” by S&P.

Fresenius Medical Care (21,750 SF, 12.1% of portfolio NRA, 25.1% of portfolio underwritten net cash flow). Fresenius Medical Care (NYSE:FMS) is one of the largest dialysis providers in the world. Its staff treats over 290,000 patients a year at some 3,400 clinics worldwide. In addition to performing dialysis, Fresenius Medical Care makes dialysis machines, dialyzers, and other supplies that are sold to hospitals and clinics through internal sales efforts and independent distributors. It also offers dialysis support services including laboratory testing, renal drug distribution, and disease management programs. Fresenius Medical Care Holdings, Inc. guarantees all three Fresenius Medical Care leases within ExchangeRight Portfolio 14. Fresenius Medical Care Holdings, Inc. is rated “BBB-” by Fitch, “Ba1” by Moody’s and “BBB-” by S&P.

Tractor Supply Co. (19,097 SF, 10.6% of portfolio NRA, 7.3% of portfolio underwritten net cash flow). Tractor Supply Company (NYSE:TSCO) is the largest operator of rural lifestyle retail stores in the United States. The company operates over 1,500 retail stores in 49 states, employs more than 23,000 team members and is headquartered in Brentwood, Tennessee.

Advance Auto Parts (12,130 SF, 6.7% of portfolio NRA, 4.9% of portfolio underwritten net cash flow). Advance Auto Parts (NYSE:AAP), through its subsidiaries, operates as a specialty retailer of automotive replacement parts, accessories, batteries, and maintenance items. Advance Auto Parts was founded in 1932 and is headquartered in Roanoke, Virginia. The Company operates over 5,200 total stores and over 100 branches, which operate in the United States, Canada, Puerto Rico and the United States Virgin Islands under the names Advance Auto Parts, Autopart International (AI), Carquest and Worldpac. Advance Auto Parts is rated “Baa2” by Moody’s and “BBB-” by S&P.

A-3-95

BACM 2017-BNK3	ExchangeRight Portfolio 14

The following table presents a summary regarding the tenants at the ExchangeRight Portfolio 14 Properties:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	# of Properties	Total SF	% of Total	Total UW NCF	% of Total	Competitive Set Rent Range PSF(2)	Property UW Rent Range PSF	2016 Sales PSF
Dollar General	NR/Baa2/BBB	6	62,026	34.5%	$528,021	19.7%	$5.86 - $13.74	$7.29 - $12.18	N/A
Walgreens	BBB/Baa2/BBB	3	45,060	25.1%	$912,432	34.0%	$20.08 - $39.47	$20.24 - $25.87	N/A
Fresenius Medical Care(3)	BBB-/Ba1/BBB-	3	21,750	12.1%	$673,079	25.1%	$23.00 - $64.00	$28.57 - $39.69	N/A
Tractor Supply Co.	NR/NR/NR	1	19,097	10.6%	$195,946	7.3%	$9.74 - $14.37	$11.99	N/A
Advance Auto Parts	NR/Baa2/BBB-	1	12,130	6.7%	$132,376	4.9%	$11.92 - $15.26	$12.70	N/A
Napa Auto Parts	NR/NR/NR	1	10,000	5.6%	$94,350	3.5%	$7.40 - $19.21	$11.10	N/A
O’Reilly Auto Parts	NR/ Baa1/BBB+	1	7,225	4.0%	$81,692	3.0%	$7.57 - $22.53	$13.12	N/A
Athletico Physical Therapy	NR/NR/NR	1	2,500	1.4%	$62,721	2.3%	$15.71 - $28.66	$28.00	N/A

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Competitive Set Rent Range PSF is based on the appraisal.

(3)	Fresenius Medical Care information includes the MedSpring - Dallas, TX Property. Fresenius Medical Care acquired MedSpring Urgent Care Centers in 2014.

The following table presents certain information relating to the lease rollover at the ExchangeRight Portfolio 14 Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Annual UW Rent PSF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	1	12,000	6.7%	6.7%	$7.29	$87,500	2.9%	2.9%
2026	2	9,725	5.4%	12.1%	$16.95	$164,800	5.4%	8.2%
2027	3	30,320	16.9%	28.9%	$20.13	$610,264	20.0%	28.2%
2028 & Beyond	11	127,743	71.1%	100.0%	$17.19	$2,195,654	71.8%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	17	179,788	100.0%		$17.01	$3,058,218	100.0%

(1)	Information is based on the underwritten rent roll.

The Markets. The ExchangeRight Portfolio 14 Properties are geographically diversified throughout seven states, consisting of Illinois, Texas, Alabama, Louisiana, South Carolina, Wisconsin and Iowa. According to the appraisal, there are a limited number of directly competitive properties to the ExchangeRight Portfolio 14 Properties and no expected new supply in each of their respective markets.

A-3-96

BACM 2017-BNK3	ExchangeRight Portfolio 14

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the ExchangeRight Portfolio 14 Properties:

Cash Flow Analysis
	2013	2014	2015	2016	UW	UW PSF
Base Rent(1)	N/A	N/A	N/A	N/A	$3,058,218	$17.01
Total Recoveries	N/A	N/A	N/A	N/A	$0	$0.00
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($152,910)	(5.0%)
Effective Gross Income	N/A	N/A	N/A	N/A	$2,905,308	$16.16
Total Expenses	N/A	N/A	N/A	N/A	$72,633	$0.40
Net Operating Income	N/A	N/A	N/A	N/A	$2,832,675	$15.76
Capital Expenditures	N/A	N/A	N/A	N/A	$17,967	$0.10
TI/LC	N/A	N/A	N/A	N/A	$134,091	$0.75
Net Cash Flow	N/A	N/A	N/A	N/A	$2,680,617	$14.91

Occupancy %	N/A	N/A	N/A	N/A	95.0%
NOI DSCR	N/A	N/A	N/A	N/A	2.45x
NCF DSCR	N/A	N/A	N/A	N/A	2.32x
NOI Debt Yield	N/A	N/A	N/A	N/A	10.1%
NCF Debt Yield	N/A	N/A	N/A	N/A	9.5%

(1)	Due to the ExchangeRight Portfolio 14 Properties being recent acquisitions, historical operating statements are unavailable.

A-3-97

BACM 2017-BNK3	Shoreline Office Center

Mortgage Loan No. 12 – Shoreline Office Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance:	$23,500,000			Location:	Mill Valley, CA 94941
Cut-off Date Balance:	$23,500,000			General Property Type:	Office
% of Initial Pool Balance:	2.4%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Leasehold
Sponsor:	Matthew T. White			Year Built/Renovated:	1984/N/A
Mortgage Rate:	4.5000%			Size:	98,861 SF
Note Date:	11/15/2016			Cut-off Date Balance per SF:	$238
First Payment Date:	1/11/2017			Maturity Date Balance per SF:	$203
Maturity Date:	12/11/2026			Property Manager:	Basin Street Properties (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	24 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI:	$2,480,493
Prepayment Provisions:	LO (26); DEF (89); O (5)			UW NOI Debt Yield:	10.6%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	12.3%
Additional Debt Type:	N/A			UW NCF DSCR:	2.07x (IO) 1.55x (P&I)
Additional Debt Balance:	N/A			Most Recent NOI:	$2,530,283 (11/30/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$2,685,851 (12/31/2015)
Reserves				3rd Most Recent NOI:	$688,172 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	95.0% (12/31/2016)
RE Tax:	$85,113	$28,371	N/A	2nd Most Recent Occupancy:	100.0% (1/1/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	98.0% (1/1/2015)
Recurring Replacements:	$0	$1,648	N/A	Appraised Value (as of)(2):	$36,400,000 (9/7/2016)
TI/LC:	$0	$12,357	$444,875	Cut-off Date LTV Ratio:	64.6%
Other(1):	$2,780,658	$8,901	$1,000,000	Maturity Date LTV Ratio:	55.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$23,500,000	100.0%	Loan Payoff:	$18,469,442	78.6%
			Reserves:	$1,551,566	6.6%
			Closing Costs:	$416,262	1.8%
			Return of Equity:	$3,062,730	13.0%
Total Sources:	$23,500,000	100.0%	Total Uses:	$23,500,000	100.0%

(1)	Other reserve represents $53,325 in gap rent for Brouwer & Janachowski, LLC, $211,680 in tenant improvements and leasing commissions for Brouwer & Janachowski, LLC, $166,147 in tenant improvements for Urban Chalet, $35,301 in tenant improvements for Glassdoor Inc. and $1,000,000 to cover re-tenanting costs for space occupied by Glassdoor Inc. Additionally, Glassdoor Inc. has provided a single letter of credit (“LOC”) in the amount of $1,314,205 which is assigned to the lender. Per the Glassdoor Inc. leases, the LOC may be decreased annually starting in the third year of the leases, down to $430,060 by the fifth year. If drawn, the LOC funds will be placed into a separate reserve fund held by lender to be used for re-tenanting costs associated with the Glassdoor Inc. space.

(2)	Represents the stabilized value assuming that Urban Chalet and Brouwer & Janachowski, LLC, who have executed leases, have taken occupancy with unabated rental payments and all outstanding tenants improvements are paid by the Shoreline Office Center Borrower. Due to the fact that remaining rent concessions along with all outstanding tenant improvement costs were impounded at origination for these two tenants, the stabilized value is used.

The Mortgage Loan. The twelfth largest mortgage loan (the “Shoreline Office Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $23,500,000 and is secured by a first priority leasehold mortgage encumbering a suburban office property located in Mill Valley, California (the “Shoreline Office Center Property”). The proceeds of the Shoreline Office Center Mortgage Loan were primarily used to refinance existing debt on the Shoreline Office Center Property, fund reserves, pay closing costs and return equity to the Shoreline Office Center Borrower (“as defined below”).

The Borrower and the Sponsor. The borrower is Shoreline Office Center DE LLC (the “Shoreline Office Center Borrower”), a single-purpose Delaware limited liability company with one independent director. The loan sponsor is Matthew T. White and non-recourse carveout guarantors are Matthew T. White, William C. White, Matthew White Family Trust and The White Family Trust. Matthew T. White is the CEO of Basin Street Properties, one of northern California’s and northern Nevada’s prominent developers, investors and managers of commercial properties founded over 40 years ago. Basin Street Properties has a more than 4.0 million SF portfolio of office, light-industrial, retail, multifamily and hospitality properties in the North Bay, Sacramento area and Reno, Nevada, and more than 2.0 million SF in the North Bay alone.

A-3-98

BACM 2017-BNK3	Shoreline Office Center

The Property. The Shoreline Office Center Property, located at 100 Shoreline Highway in Mill Valley, California, consists of the leasehold interest in a 2-building office complex totaling 98,861 SF. The Shoreline Office Center Property was built in 1984 and is situated on a 9.8-acre site. The portion of the site where the improvements are situated is 6.5 acres and is subject to a ground lease with a term extending to March 31, 2039, with one 20-year renewal option. Additionally, the leasehold also includes an adjacent 3.3-acre site that is used for parking and is leased from the State of California Department of Transportation (CalTrans) extending to March 31, 2024 with two renewal options totaling 15 years. The Shoreline Office Center Property has 401 parking spaces (which equates to 4.06 parking spaces per 1,000 SF of net rentable area). The sponsor has invested $3.7 million into the Shoreline Office Center Property since acquisition in October 2013. Building A is a two-story, 37,203 SF building which is 100% occupied by Glassdoor Inc. Building B is a three-story, 61,658 SF multi-tenant building. Glassdoor Inc., which is headquartered at the Shoreline Office Center Property, operates an online jobs and career community with a database of more than 8.0 million company reviews, CEO approval ratings, salary reports, interview reviews and questions, benefits reviews and office photos. Since initially taking occupancy of 37,203 SF in Building A, Glassdoor Inc. has recently expanded its footprint at the Shoreline Office Center Property into 19,016 SF in Building B.

The following table presents a summary regarding major tenants at the Shoreline Office Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Glassdoor Inc.	NR/NR/NR	56,219	56.9%	$2,397,361(4)	57.9%	$42.64(4)	Various(4)
Technology Partners Svc Corp	NR/NR/NR	5,172	5.2%	$244,480	5.9%	$47.27	6/30/2018
California Evolution LLC	NR/NR/NR	4,838	4.9%	$238,030	5.8%	$49.20	12/31/2019
Brouwer & Janachowski, LLC	NR/NR/NR	4,500	4.6%	$213,300	5.2%	$47.40	2/28/2027
S&P Company	NR/NR/NR	3,379	3.4%	$133,646	3.2%	$39.55	5/31/2021
Subtotal/Wtd. Avg.		74,108	75.0%	$3,226,818	78.0%	$43.54

Other Tenants		19,855	20.1%	$912,309	22.0%	$45.95
Vacant Space		4,898	5.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		98,861	100.0%	$4,139,127	100.0%	$44.05

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF figures exclude vacant space.

(4)	Glassdoor Inc. occupies 56,219 SF, of which 5,505 SF (5.6% of NRA) at an Annual UW Rent of $47.76 PSF expires in December 31, 2019, 37,203 SF (37.6% of NRA) at an Annual UW Rent of $39.84 PSF expires January 31, 2021, 9,350 SF (9.5% of NRA) at an Annual UW Rent of $47.76 PSF expires in December 31, 2021 and 4,161 SF (4.2% of NRA) at an Annual UW Rent of $49.44 PSF expires April 30, 2022.

The following table presents certain information relating to the lease rollover at the Shoreline Office Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	4	6,811	$40.82	6.9%	6.9%	$278,040	6.7%	6.7%
2018	1	5,172	$47.27	5.2%	12.1%	$244,480	5.9%	12.6%
2019	7	16,064	$47.68	16.2%	28.4%	$765,921	18.5%	31.1%
2020	2	4,440	$50.84	4.5%	32.9%	$225,724	5.5%	36.6%
2021	5	52,815	$41.77	53.4%	86.3%	$2,205,942	53.3%	89.9%
2022	4	4,161	$49.44	4.2%	90.5%	$205,720	5.0%	94.8%
2023	0	0	$0.00	0.0%	90.5%	$0	0.0%	94.8%
2024	0	0	$0.00	0.0%	90.5%	$0	0.0%	94.8%
2025	0	0	$0.00	0.0%	90.5%	$0	0.0%	94.8%
2026	0	0	$0.00	0.0%	90.5%	$0	0.0%	94.8%
2027	1	4,500	$47.40	4.6%	95.0%	$213,300	5.2%	100.0%
2028 & Beyond	0	0	$0.00	0.0%	95.0%	$0	0.0%	100.0%
Vacant	0	4,898	$0.00	5.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	24	98,861	$44.05	100.0%		$4,139,127	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	UW Rent PSF Rolling figures exclude vacant space.

A-3-99

BACM 2017-BNK3	Shoreline Office Center

The Market. The Shoreline Office Center Property is located in Mill Valley, Marin County, California, and offers proximate access and visibility with frontage along Highway 101, 5.8 miles north of the Golden Gate Bridge and 11 miles north of the San Francisco central business district. The Sausalito/Mill Valley area is nearly fully developed with essentially no vacant commercial sites available for development. According to the appraisal, the 2016 population within a one-, three- and five-mile radius of the Shoreline Office Center Property was 8,576, 54,729 and 83,699 people, respectively. The 2016 average household income within a one-, three- and five-mile radius of the Shoreline Office Center Property was $128,564, $166,142 and $162,527, respectively. The Marin County office market is experiencing positive absorption, lower vacancy levels and increasing rents, albeit still much less expensive than San Francisco. The Shoreline Office Center Property is located in the North Bay/Santa Rosa Office market. According to a third party market report, the market’s fourth quarter 2016 vacancy rate was 10.0%. The Shoreline Office Center Property is located within the Corte Madera/Mill Valley Office submarket, which features approximately 2.2 million SF of office space with a vacancy rate of 6.4% as of the fourth quarter of 2016, while average asking submarket rent was $49.07 per SF, full service gross. For comparison, according to the same third party market report and same period, the San Francisco Downtown South displayed an office submarket rent of $60.48 per SF, full service gross.

The following table reflects the recent leasing data at competitive retail properties with respect to the Shoreline Office Center Property:

Competitive Property Summary
Property Name/Location	Year Built	Occ.	Size (SF)	Tenant Name	Tenant Lease Area (SF)	Rent PSF	Lease Type
Shoreline Office Center Property 100 Shoreline Highway Mill Valley, CA	1984	95%	98,861	Glassdoor Inc.	56,219	$42.64	Full Service Gross
Drakes Landing Office Park 100 Drakes Landing Road Larkspur, CA	1986	96%	130,200	National Rice Co.	4,030	$60.00	Full Service Gross
Drakes Landing Office Park 100 Drakes Landing Road Larkspur, CA	1986	96%	130,200	Marin General Hospital	9,454	$58.80	Full Service Gross
Wood Island Office Complex 60 & 80 E. Sir Francis Drake Blvd. Larkspur, CA	1976	96%	82,700	Returnly Technologies	1,861	$57.00	Full Service Gross
Shelter Point Business Center 591 Redwood Highway Mill Valley, CA	1982	91%	84,000	Bostwick & Peterson	2,540	$35.40	Full Service Gross
1 and 3 Harbor Drive Sausalito, CA	1981	81%	114,300	Coastal International	3,198	$45.00	Full Service Gross
1 and 3 Harbor Drive Sausalito, CA	1981	81%	114,300	Aperio Group	13,756	$45.00	Full Service Gross
Marina Office Plaza 2330 Marinship Way Sausalito, CA	1985	95%	73,700	Advice Company	1,088	$49.80	Full Service Gross

Source: Appraisal and underwritten rent roll.

A-3-100

BACM 2017-BNK3	Shoreline Office Center

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Shoreline Office Center Property:

Cash Flow Analysis
	2014(1)	2015	11/30/2016 TTM	UW	UW PSF
Base Rent(2)	$1,944,004	$4,006,333	$3,935,333	$4,376,913	$44.27
Free Rent Adjustment	$0	$0	($17,775)	$0	$0.00
Total Recoveries	$6,343	$27,731	$48,629	$58,317	$0.59
Other Income	$291	$15,344	$4,809	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	($437,691)	($4.43)
Effective Gross Income	$1,950,638	$4,049,408	$3,970,996	$3,997,539	$40.44
Total Operating Expenses	$1,262,466	$1,363,557	$1,440,713	$1,517,045	$15.35
Net Operating Income	$688,172	$2,685,851	$2,530,283	$2,480,493	$25.09
Capital Expenditures	$0	$0	$0	$19,772	$0.20
TI/LC	$0	$0	$0	$240,817	$2.44
Net Cash Flow	$688,172	$2,685,851	$2,530,283	$2,219,904	$22.45

Occupancy %	98.0%	100.0%	95.0%(3)	90.0%

NOI DSCR (P&I)	0.48x	1.88x	1.77x	1.74x
NOI DSCR (IO)	0.64x	2.51x	2.36x	2.31x
NCF DSCR (P&I)	0.48x	1.88x	1.77x	1.55x
NCF DSCR (IO)	0.64x	2.51x	2.36x	2.07x
NOI Debt Yield	2.9%	11.4%	10.8%	10.6%
NCF Debt Yield	2.9%	11.4%	10.8%	9.4%

(1)	Operating Statements prior to 2014 are not available as the Shoreline Office Center Borrower did not acquire the Shoreline Office Center Property until October 2013.

(2)	The 2014 Base Rent is lower than other periods because Glassdoor Inc. (56.9% of NRA) did not take occupancy until February 2014 and did not commence rent payments until July 2014.

(3)	Based on occupancy as of 12/31/2016.

A-3-101

BACM 2017-BNK3	Rio West Business Park

Mortgage Loan No. 13 – Rio West Business Park

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$21,500,000			Location:	Tempe, AZ 85281
Cut-off Date Balance(1):	$21,500,000			General Property Type:	Office
% of Initial Pool Balance:	2.2%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Fritz H. Wolff			Year Built/Renovated:	2005,2007/N/A
Mortgage Rate:	4.6100%			Size:	296,663 SF
Note Date:	11/3/2016			Cut-off Date Balance per SF(1):	$140
First Payment Date:	12/11/2016			Maturity Date Balance per SF(1):	$128
Maturity Date:	11/11/2026			Property Manager:	Dynamic Asset Management LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$4,013,638
Seasoning:	3 months			UW NOI Debt Yield(1):	9.7%
Prepayment Provisions(2):	LO (27); YM1 (89); O (4)			UW NOI Debt Yield at Maturity(1):	10.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.03x (IO) 1.54x (P&I)
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$3,977,910 (TTM 9/30/2016)
Additional Debt Balance(3):	$20,000,000			2nd Most Recent NOI:	$4,529,866 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,565,030 (12/31/2014)
Reserves				Most Recent Occupancy:	100.0% (9/19/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (12/31/2015)
RE Tax:	$182,180	$91,090	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$64,000,000 (9/21/2016)
Recurring Replacements:	$200,000	$4,944	$200,000(4)	Cut-off Date LTV Ratio(1):	64.8%
TI/LC(5):	$1,600,000	Springing	$3,300,000	Maturity Date LTV Ratio(1):	59.5%
Other(6):	$2,258,310	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$41,500,000	93.8%	Loan Payoff(7):	$39,416,138	89.1%
Borrower Equity:	$2,747,432	6.2%	Reserves:	$4,240,490	9.6%
			Closing Costs:	$590,804	1.3%
Total Sources:	$44,247,432	100.0%	Total Uses:	$44,247,432	100.0%

(1)	The Rio West Business Park Mortgage Loan (as defined below) is part of the Rio West Business Park Whole Loan (as defined below), which is comprised of two pari passu notes with an aggregate original principal balance of $41,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Rio West Business Park Whole Loan.

(2)	Yield maintenance is permitted at any time on and after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Rio West Business Park Whole Loan promissory note to be securitized and (b) December 11, 2020.

(3)	See “The Mortgage Loan” below for further discussion of additional debt.

(4)	The replacement reserve is capped at $200,000 as long as (i) no event of default has occurred and is continuing and (ii) the lender determines that the Rio West Business Park Property is being adequately maintained.

(5)	Upon the occurrence of the earlier of (i) American Airlines renewing its lease for 56,389 SF of space under terms and conditions acceptable to lender; or (ii) October 1, 2017, ongoing monthly TI/LC reserves of $24,722 will be required.

(6)	Other reserves represent $58,310 for outstanding tenant improvements and leasing commissions for HotChalk Inc. and $2,200,000 related to an American Airlines lease renewal. Upon the receipt of an acceptable lease renewal of American Airlines’ 56,389 square foot (19.0% of net rentable area) space, this reserve shall be disbursed into the TI/LC reserve, with any remaining amount above $3.3 million to be disbursed to the Rio West Business Park Borrower. American Airlines has delivered this renewal and the remainder above $3.3 million was disbursed to the borrower.

(7)	The Rio West Business Park Whole Loan was used to pay off two separate loans on Phase I (as defined below), which was previously securitized in the JPMCC 2006-CB17 transaction, and Phase II (as defined below), which was previously held on a bank balance sheet.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Rio West Business Park Mortgage Loan”) is part of a whole loan (the “Rio West Business Park Whole Loan”) evidenced by two pari passu notes in the aggregate original principal amount of $41,500,000 secured by a first priority fee mortgage encumbering a five-building, 296,663 square foot office complex in Tempe, Arizona (the “Rio West Business Park Property”). The Rio West Business Park Mortgage Loan is evidenced by one pari passu note (Note A-1) with an outstanding principal balance as of the Cut-off Date of $21,500,000. Note A-2 in the original principal amount of $20,000,000 represents the serviced pari passu companion loan (the “Rio West Business Park Pari Passu Companion Loan”), and is currently held by the WFCM 2016-LC25 securitization trust. The Rio West Business Park Whole Loan will be serviced pursuant to the pooling and servicing agreement for this securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-102

BACM 2017-BNK3	Rio West Business Park

The proceeds of the Rio West Business Park Whole Loan, along with borrower equity, were used to refinance a previous mortgage loans totaling approximately $39,416,138 secured by the Rio West Business Park Property, fund reserves and pay closing costs. The previous mortgage loans secured by the Rio West Business Park Property were previously securitized in the JPMCC 2006-CB17 transaction and previously held on a bank balance sheet.

The Borrower and the Sponsor. The borrower is Tempe Rio West Business Park, LLC (the “Rio West Business Park Borrower”), a newly formed single-purpose Delaware limited liability company. The Rio West Business Park Borrower is owned by Fritz H. Wolff (the “Rio West Business Park Sponsor”), Chief Executive Officer and Managing General Partner of The Wolff Company, a fully-integrated real estate private equity firm, founded over 65 years ago, which has more than $3.0 billion in discretionary capital. Headquartered in Arizona, with five regional offices throughout the United States, The Wolff Company has over100 employees.

The Property. The Rio West Business Park Property represents five, one-story suburban office buildings located in Tempe, Arizona approximately 2.8 miles east of the Phoenix Sky Harbor International Airport and 9.3 miles east of the Phoenix central business district. The Rio West Business Park Property was constructed in two phases, 147,673 SF (“Phase I”) was built in 2005 and the remaining 148,990 SF (“Phase II”) was completed in 2007. The Rio West Business Park Property has averaged 95.0% occupancy since 2008. The Rio West Business Park Property is situated on a 23.9-acre site and features 1,514 surface parking spaces, resulting in a parking ratio of 5.1 spaces per 1,000 SF of rentable area. As of September 19, 2016, the Rio West Business Park Property was 100.0% occupied by American Airlines (86.2% of NRA) and HotChalk Inc. (13.8% of NRA). American Airlines has been in occupancy since construction in 2005. In December 2013, American Airlines merged with US Airways and subsequently relocated employees from the former US Airways Headquarters in downtown Tempe to the Rio West Business Park Property. Additionally, American Airlines has invested capital into their space, including the renovation of 48,066 SF (which was recently completed in September 2016). Renovations of an additional 56,389 SF were completed in December 2016 along with the addition of covered parking for the entire Rio West Business Park Property for a cost of approximately $1.5 million. American Airlines renewed 147,673 SF (49.8% of NRA) in May 2014, expanded into 51,789 SF (17.5% of NRA) in September 2016 and renewed an additional 56,389 SF (19.0% of NRA) in November 2016 through September 2022. The Rio West Business Park Property houses American Airlines’ information technology, accounting and customer service groups.

The following table presents certain information relating to the leases at the Rio West Business Park Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
American Airlines(2)	BB-/Ba3/BB-	255,851	86.2%	$4,030,850	86.4%	$15.75	Various(3)
HotChalk Inc.	NR/NR/NR	40,812	13.8%	$632,586	13.6%	$15.50	8/31/2023
Vacant		0	0.0%	$0	0%	$0.00
Total/Wtd. Avg.		296,663	100.0%	$4,663,436	100%	$15.72

(1)	Information is based on the underwritten rent roll.

(2)	The entity on the lease is American Airlines, Inc, the rated entity.

(3)	American Airlines leases multiple suites under multiple leases with 147,673 SF (49.8% of NRA) expiring in April 2019; 51,789 SF (17.5% of NRA) expiring in August 2021; and 56,389 SF (19.0% of NRA) expiring in September 2022.

The following table presents certain information relating to the lease rollover at the Rio West Business Park Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling(3)	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	2	147,673	$15.50	49.8%	49.8%	$2,288,932	49.1%	49.1%
2020	0	0	$0.00	0.0%	49.8%	$0	0.0%	49.1%
2021	1	51,789	$16.00	17.5%	67.2%	$828,417	17.8%	66.8%
2022	1	56,389	$16.20	19.0%	86.2%	$913,502	19.6%	86.4%
2023	1	40,812	$15.50	13.8%	100.0%	$632,586	13.6%	100.0%
2024	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2025	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2026	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2027	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2028 and Beyond	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	5	296,663	$15.72	100.0%		$4,663,436	100.0%

(1)	Information is based on the underwritten rent roll.

A-3-103

BACM 2017-BNK3	Rio West Business Park

The Market. The Rio West Business Park Property is located at the intersection of Priest Drive and Rio Salado Parkway, approximately one-half mile from Loop 202 (Red Mountain Freeway), which provides primary access to the neighborhood. The Rio West Business Park Property is centrally located approximately three miles east of Sky Harbor International Airport, the nation’s 10th busiest airport, and Arizona State University. The 2016 estimated population within a one-, three- and five-mile radius of the Rio West Business Park Property was 6,929, 85,440 and 308,805, respectively, while the 2016 estimated average household income within the same radii was $43,922, $49,501 and $56,290, respectively. According to the appraisal, the Rio West Business Park Property is located in the Tempe submarket of the Phoenix market.

According to a third-party market research report, as of third quarter 2016, the Tempe submarket contained a total inventory of 24 buildings totaling approximately 5.2 million square feet exhibiting a vacancy rate of approximately 6.2% and an average asking rental rate of $31.67 per square foot gross.

The following table presents recent leasing data at competitive office buildings to the Rio West Business Park Property:

Competitive Building Summary
Property Name/Location	Year Built/ Renovated	Stories	Net Rentable Area (SF)	Percent Leased	Primary Tenant	Tenant Annual Base Rent	Tenant Leased Area
Rio West Business Park Property Tempe, AZ	2005,2007/NAP	1	296,663	100.0%	American Airlines	$15.75	255,851
Liberty Center at Rio Salado, Bldg I Tempe, AZ	2015/NAP	1	155,000	100.0%	Centene	$17.50	77,867
Liberty Center at Rio Salado, Bldg III Tempe, AZ	2016/NAP	2	135,663	50.0%	Prosper Marketplace	$18.25	69,774
Liberty Center at Rio Salado, Bldg II Tempe, AZ	2015/NAP	2	156,027	75.0%	DHL	$17.50	117,593
Liberty Center at Rio Salado, Bldg VI Tempe, AZ	2015/NAP	2	96,000	100.0%	DriveTime Automotive	$18.35	96,000
Centrica Mesa, AZ	1978/2015	1	117,000	100.0%	Santander	$19.00	117,000
One Papago Hills Tempe, AZ	1999/NAP	2	91,000	100.0%	Willis Towers Watson, PLC	$17.41	91,000
The Circuit Tempe, AZ	1982/2015	1	185,000	51.0%	Oscar Health	$16.75	93,481

Source: Appraisal and underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and Underwritten Net Cash Flow at the Rio West Business Park Property:

Cash Flow Analysis
	2013	2014	2015	TTM 9/30/2016	UW	UW PSF
Base Rent	$4,692,370	$3,669,591	$4,455,325	$3,743,051	$4,663,436	$15.72
Total Recoveries	$627,064	$790,815	$1,094,034	$1,267,624	$1,650,986	$5.57
Other Income	$0	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($466,344)	(10.0%)
Effective Gross Income	$5,319,434	$4,460,405	$5,549,359	$5,010,675	$5,848,078	$19.71
Total Operating Expenses	$696,153	$895,375	$1,019,492	$1,032,765	$1,834,440	$6.18
Net Operating Income	$4,623,281(1)	$3,565,030(1)(2)	$4,529,866(2)(3)	$3,977,910(3)	$4,013,638	$13.53
Capital Expenditures	$0	$0	$0	$0	$59,333	$0.20
TI/LC	$0	$0	$0	$0	$358,663	$1.21
Upfront TI/LC Credit	$0	$0	$0	$0	($350,000)	($1.18)
Net Cash Flow	$4,623,281	$3,565,030	$4,529,866	$3,977,910	$3,945,643	$13.30

Occupancy %	86.9%	100.0%	100.0%	100.0%	90.0%
NOI DSCR (P&I)(4)	1.81x	1.39x	1.77x	1.56x	1.57x
NOI DSCR (IO)(4)	2.38x	1.84x	2.34x	2.05x	2.07x
NCF DSCR (P&I)(4)	1.81x	1.39x	1.77x	1.56x	1.54x
NCF DSCR (IO)(4)	2.38x	1.84x	2.34x	2.05x	2.03
NOI Debt Yield(4)	11.1%	8.6%	10.9%	9.6%	9.7%
NCF Debt Yield(4)	11.1%	8.6%	10.9%	9.6%	9.5%

(1)	The decrease in net operating income from 2013 to 2014 was due to rent reductions, three months of free rent totaling $516,856 for American Airlines’ renewal of 147,673 square feet, and free rent for a former tenant.

(2)	The increase in net operating income from 2014 to 2015 was due to free rent for American Airlines and a prior tenant burning off.

(3)	The decrease in net operating income from 2015 to TTM 9/30/2016 was due to five months of free rent totaling $255,075 for HotChalk Inc. and a rent reduction for a prior tenant.

(4)	Debt service coverage ratios and debt yields are based on the Rio West Business Park Whole Loan.

A-3-104

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A-3-105

BACM 2017-BNK3	Potomac Mills

Mortgage Loan No. 14 – Potomac Mills

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
				Location:	Woodbridge, VA 22192
Original Balance(1):	$20,750,000			General Property Type:	Retail
Cut-off Date Balance(1):	$20,750,000			Detailed Property Type:	Super Regional Mall
% of Initial Pool Balance:	2.1%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1985/2005, 2012
Sponsor:	Simon Property Group, L.P.			Size(3):	1,459,997 SF
Mortgage Rate:	2.988213%			Cut-off Date Balance per SF(1):	$199
Note Date:	10/5/2016			Maturity Date Balance per SF(1):	$199
First Payment Date:	12/1/2016			Property Manager:	Simon Management Associates II, LLC (borrower-related)
Maturity Date:	11/1/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	3 month			UW NOI:	$40,325,888
Prepayment Provisions:	LO (27); DEF (86); O (7)			UW NOI Debt Yield(1):	13.9%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	13.9%
Additional Debt Type(2):	Pari Passu / B-Note			UW NCF DSCR(1):	4.39x
Additional Debt Balance(1)(2):	$270,250,000 / $125,000,000			Most Recent NOI:	$40,298,052 (8/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$38,949,641 (12/31/2015)
				3rd Most Recent NOI:	$37,395,215 (12/31/2014)
Reserves				Most Recent Occupancy:	97.7% (9/20/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	98.8% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(4):	99.6% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$765,000,000 (9/12/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	38.0%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	38.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$416,000,000	100.0%	Loan Payoff:	$411,992,396	99.0%
			Closing Costs:	$2,011,635	0.5%
			Return of Equity:	$1,995,969	0.5%
Total Sources:	$416,000,000	100.0%	Total Uses:	$416,000,000	100.0%

(1)	The Potomac Mills Mortgage Loan is part of the Potomac Mills Whole Loan, which is comprised of ten pari passu senior promissory notes with an aggregate principal balance of $291,000,000 and ten pari passu junior promissory notes with an aggregate principal balance of $125,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Potomac Mills Senior Loan, without regard to the Potomac Mills Subordinate Companion Loan. The Cut-off Date Balance per SF, UW NOI Debt Yield, UW NCF DSCR and Cut-off Date LTV Ratio numbers based on the entire $416,000,000 Potomac Mills Whole Loan are $285, 9.7%, 2.65x and 54.4%, respectively.

(2)	See “The Mortgage Loan” below for further discussion of additional debt.

(3)	The Potomac Mills Property is part of a larger super regional mall with a total of 1,839,997 SF, which includes non-collateral anchor tenants IKEA and Burlington Coat Factory.

(4)	Historical occupancy is inclusive of temporary tenants.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Potomac Mills Mortgage Loan”) is part of a whole loan (the “Potomac Mills Whole Loan”) in the total original principal amount of $416,000,000, evidenced by ten pari passu senior promissory notes in the aggregate original principal amount of $291,000,000 (together, the “Potomac Mills Senior Loan”) and ten pari passu junior promissory notes in the aggregate original principal amount of $125,000,000 (together, the “Potomac Mills Subordinate Companion Loan”). The Potomac Mills Whole Loan is secured by a first priority fee mortgage encumbering 1,459,997 SF of a super regional outlet mall in Woodbridge, Virginia known as Potomac Mills (the “Potomac Mills Property”). The Potomac Mills Whole Loan was co-originated by Bank of America, N.A., Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC. The Potomac Mills Mortgage Loan is evidenced by non-controlling senior Promissory Note A-5, in the original principal amount of $20,750,000. Controlling senior Promissory Note A-1 and senior Promissory Note A-6 was contributed to the CFCRE 2016-C6 securitization trust. Non-controlling senior Promissory Note A-7 was contributed to the CGCMT 2016-C3 securitization trust. Non-controlling senior Promissory Note A-2, A-3 and A-8 were contributed to the CFCRE 2016-C7 securitization trust. Non-controlling senior Promissory Note A-4 was contributed to the MSBAM 2016-C32 securitization trust. Non-controlling senior Promissory Note A-9 was contributed to the CGCMT 2016-P6 securitization trust. Non-controlling senior Promissory Note A-10 was contributed to the WFCM 2016-C37 securitization trust. The Potomac Mills Subordinate Companion Loan is currently held by Teachers Insurance and Annuity Association of America, or an affiliate thereof, and may be otherwise transferred at any time. The Potomac Mills Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C6 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Potomac Mills Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-106

BACM 2017-BNK3	Potomac Mills

Potomac Mills Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$40,000,000	$40,000,000	CFCRE 2016-C6	No(1)
Note A-2	$20,000,000	$20,000,000	CFCRE 2016-C7	No
Note A-3	$12,750,000	$12,750,000	CFCRE 2016-C7	No
Note A-4	$52,000,000	$52,000,000	MSBAM 2016-C32	No
Note A-5	$20,750,000	$20,750,000	BACM 2017-BNK3	No
Note A-6	$30,000,000	$30,000,000	CFCRE 2016-C6	No
Note A-7	$35,000,000	$35,000,000	CGCMT 2016-C3	No
Note A-8	$7,750,000	$7,750,000	CFCRE 2016-C7	No
Note A-9	$36,375,000	$36,375,000	CGCMT 2016-P6	No
Note A-10	$36,375,000	$36,375,000	WFCM 2016-C37	No
Potomac Mills Subordinate Companion Loan	$125,000,000	$125,000,000	Teachers Insurance and Annuity Association of America	Yes(1)
Total Debt	$416,000,000	$416,000,000

(1)	The Potomac Mills Whole Loan is expected to be serviced pursuant to the CFCRE 2016-C6 pooling and servicing agreement. The initial controlling noteholder for the Potomac Mills Whole Loan is the holder of the Potomac Mills Subordinate Companion Loan. If the outstanding principal amount of the Potomac Mills Subordinate Companion Loan, as notionally reduced by any appraisal reduction amounts or realized losses allocated to such Subordinate Companion Loan, is less than 25% of the initial principal amount of such Subordinate Companion Loan less any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loan, the controlling noteholder will be the CFCRE 2016-C6 controlling class representative. At all other times, the controlling noteholder for the Potomac Mills Whole Loan will be the holder of the Potomac Mills Subordinate Companion Loan. The initial holder of the Potomac Mills Subordinate Companion Loan is Teachers Insurance and Annuity Association of America.

The proceeds of the Potomac Mills Whole Loan were used to refinance a previous loan of $411,992,396 secured by the Potomac Mills Property, return equity of $1,995,969 to the Potomac Mills Borrower and pay closing costs. The most recent prior financing of the Potomac Mills Property was included in the LBUBS 2007-C6 and WBCMT 2007-C33 transactions.

The Borrower and the Sponsor. The borrower is Mall at Potomac Mills, LLC (the “Potomac Mills Borrower”), a single purpose entity with two independent directors. The sponsor and the non-recourse carveout guarantor for the Potomac Mills Whole Loan is Simon Property Group, L.P. Simon Property Group, L.P. is the operating partnership of Simon Property Group, Inc. (“Simon”) (NYSE: SPG). Simon is a publicly-traded self-administered and self-managed real estate investment trust focused on retail property ownership and management. Simon is one of the largest publicly-traded owners, operators and developers of retail assets in the United States. As of December 31, 2015, Simon owned or had an interest in 209 properties consisting of 108 malls, 71 Premium Outlet-branded centers, 14 Mills-branded centers, four lifestyle centers and twelve other retail properties in 37 states and Puerto Rico, containing an aggregate of approximately 184 million SF of gross leasable area.

The Potomac Mills Whole Loan will be recourse to the guarantor pursuant to standard non-recourse carveouts, however, the non-recourse carveout guaranty and the environmental indemnity agreement provide that for so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty and the indemnitor under the environmental indemnity agreement, the guarantor’s liability thereunder may not exceed $83.2 million in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty and the environmental indemnity agreement or the preservation of the lender’s rights thereunder.

The Property. The Potomac Mills Property consists of a super regional outlet mall located in Woodbridge, Virginia along the I-95 corridor between Washington, D.C. and Richmond, Virginia. Built in 1985, the Potomac Mills Property contains 1,839,997 SF of retail space, of which 1,459,997 SF serves as collateral for the Potomac Mills Whole Loan. The Potomac Mills mall, including the non-collateral tenants, features over 200 specialty retailers comprised of outlet, full-price, entertainment, and restaurant options. The Potomac Mills Property is anchored by Costco Warehouse, J.C. Penney, Buy Buy Baby/and That!, Marshalls and an 18-screen AMC Theatres with IMAX. Other major tenants include Nordstrom Rack, T.J. Maxx, Last Call Neiman Marcus, Sears Appliance Outlet, XXI Forever, Saks Fifth Avenue Off 5th, Group USA, Bloomingdales The Outlet, H&M, Off Broadway Shoes, The Children’s Place, Modell’s Sporting Goods, Nike Factory Store, Books-A-Million, Polo Ralph Lauren Factory Store, Gap Outlet and Victoria’s Secret. Non-collateral anchors include IKEA and Burlington Coat Factory. The Potomac Mills Property contains 7,292 parking spaces (approximately 5.0 spaces per 1,000 SF).

Since 2012, Simon has invested approximately $30 million in the Potomac Mills Property for the addition of four freestanding restaurants, exterior renovations to the mall and main entrances, relocation of Saks Fifth Avenue Off 5th and the addition of Buy Buy Baby/and That! in 2012.

Since 2007, the Potomac Mills Property has had an average occupancy of 97.6% including temporary tenants (95.1% excluding temporary tenants). In the trailing 12-month period ending June 30, 2016, in-line tenants in occupancy reported annual sales of $452 PSF with an occupancy cost of 14.4%. From year-end 2013 to the trailing 12-month period ending August 31, 2016, net operating income increased from $34,999,313 to $40,298,052.

A-3-107

BACM 2017-BNK3	Potomac Mills

The following table presents a summary regarding the tenants at the Potomac Mills Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent(3)	Annual UW Rent PSF(3)		Sales (6/30/2016 TTM)(4)
						Approx. % of Annual UW Rent	$(000’s)	PSF	Occ. Cost %(4)	Lease Expiration
Anchor Tenants
Costco Warehouse	A+/A1/A+	148,146	10.1%	$650,943	$4.39	2.0%	$116,000	$783	NAV	5/31/2032
J.C. Penney	B+/B1/B	100,140	6.9%	$733,824	$7.33	2.3%	$11,188	$112	7.4%	2/28/2022
AMC Theatres(5)	B+/NR/B+	75,273	5.2%	$1,731,279	$96,182.17	5.4%	$14,486	$804,794	12.7%	2/28/2019
Buy Buy Baby/and That!	NR/Baa1/BBB+	73,432	5.0%	$779,114	$10.61	2.4%	NAV	NAV	NAV	1/31/2025
Marshalls	NR/A2/A+	61,763	4.2%	$602,189	$9.75	1.9%	$18,001	$291	3.8%	1/31/2019
Subtotal/Wtd. Avg.		458,754	31.4%	$4,497,349	$9.80	13.9%

Major Tenants (≥ 10,000 SF)
Nordstrom Rack	BBB+/Baa1/BBB+	41,321	2.8%	$361,559	$8.75	1.1%	$18,500	$448	NAV	9/30/2020
T.J. Maxx	NR/A2/A+	40,857	2.8%	$449,427	$11.00	1.4%	$9,138	$224	6.1%	5/31/2019
Last Call Neiman Marcus	NR/B3/NR	34,000	2.3%	$498,780	$14.67	1.5%	$4,242	$125	12.1%	1/31/2020
Sears Appliance Outlet	CC/Caa1/CCC+	33,103	2.3%	$380,685	$11.50	1.2%	$3,700	$112	NAV	6/30/2019
XXI Forever	NR/NR/NR	30,428	2.1%	$730,337	$24.00	2.3%	$6,005	$197	12.0%	1/31/2020
Saks Fifth Avenue Off 5	NR/NR/NR	28,000	1.9%	$581,560	$20.77	1.8%	$5,171	$185	11.2%	10/31/2023
Group USA	NR/NR/NR	27,068	1.9%	$216,000	$7.98	0.7%	$2,754	$102	15.7%	3/31/2018
Bloomingdales The Outlet	NR/NR/NR	25,038	1.7%	$529,053	$21.13	1.6%	$3,443	$138	14.7%	1/31/2021
H&M	NR/NR/NR	22,686	1.6%	$657,499	$28.98	2.0%	$7,020	$309	9.4%	1/31/2023
Off Broadway Shoes	NR/NR/NR	22,013	1.5%	$360,573	$16.38	1.1%	$3,461	$157	13.7%	8/31/2019
The Children’s Place	NR/NR/NR	20,004	1.4%	$540,108	$27.00	1.7%	$5,759	$288	7.5%	5/31/2022
Modell’s Sporting Goods	NR/NR/NR	17,265	1.2%	$362,565	$21.00	1.1%	$1,949	$113	30.0%	1/31/2024
Nike Factory Store	NR/A1/AA-	16,319	1.1%	$359,568	$22.03	1.1%	$9,117	$559	4.9%	6/30/2021
Books-A-Million	NR/NR/NR	13,981	1.0%	$154,600	$11.06	0.5%	$1,546	$111	10.0%	6/30/2018
Polo Ralph Lauren Factory Store	NR/A2/A	12,682	0.9%	$329,098	$25.95	1.0%	$8,088	$638	4.1%	1/31/2021
Gap Outlet	BB+/Baa2/BB+	11,713	0.8%	$236,134	$20.16	0.7%	$4,812	$411	9.8%	1/31/2019
Victoria’s Secret	NR/NR/NR	10,000	0.7%	$265,000	$26.50	0.8%	$7,220	$722	8.7%	1/31/2021
Subtotal/Wtd. Avg.		406,478	27.8%	$7,012,546	$17.25	21.7%

In-line Tenants (<10,000 SF)(6)		560,965	38.4%	$20,786,243	$37.05	64.4%		$452(7)	14.4%(7)

Total Occupied Collateral		1,426,197	97.7%	$32,296,138	$22.64	100.0%
Vacant		33,800	2.3%
Total Collateral		1,459,997	100.00%

Non-Collateral Anchor Tenants
IKEA(8)	NR/NR/NR	300,000	NAP		NAP		$175,000	$583	NAV	NAP
Burlington Coat Factory(9)	NR/NR/BB-	80,000	NAP		NAP		$22,317	$279	NAV	NAP
Subtotal		380,000	NAP

(1)	Information is based on rent roll as of September 20, 2016.

(2)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.
(3)	Annual UW Rent and Annual UW Rent PSF includes rent steps through May 2017 and excludes temporary tenant income.

(4)	Sales $ and Sales PSF only include tenants reporting sales. Sales PSF and Occ. Cost % are for the trailing 12-month period ended June 30, 2016 with the exception of IKEA, Burlington Coat Factory, Costco Warehouse, Nordstrom Rack and Sears Appliance Outlet which reflect estimated sales for the twelve-month period ended December 31, 2015.

(5)	Annual UW Rent PSF and Sales PSF are calculated based on 18 screens.

(6)	In-line Tenants (<10,000 SF) include food court, kiosk, and temporary tenants.

(7)	Sales PSF and Occ. Cost % as provided by the borrower. In-line tenant sales include all tenants occupying less than 10,000 SF and in occupancy from January of the prior year.

(8)	IKEA is subject to a ground lease for which IKEA owns its improvements and has prepaid the ground rent through the term of its lease. IKEA has the right to purchase the land at any time for a purchase price of $1.00. Therefore, the IKEA tenant has been excluded from the underwriting.

(9)	The Burlington Coat Factory improvements are tenant owned and therefore the Burlington Coat Factory tenant has been excluded from the underwriting.

A-3-108

BACM 2017-BNK3	Potomac Mills

The following table presents certain information relating to the lease rollover at the Potomac Mills Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	8	11,902	$77.03	0.8%	0.8%	$916,781	2.8%	2.8%
2017	23	74,317	$39.39	5.1%	5.9%	$2,927,149	9.1%	11.9%
2018	16	81,032	$22.67	5.6%	11.5%	$1,837,124	5.7%	17.6%
2019	18	278,554	$17.96	19.1%	30.5%	$5,003,818	15.5%	33.1%
2020	19	155,373	$24.11	10.6%	41.2%	$3,746,585	11.6%	44.7%
2021	19	111,242	$27.90	7.6%	48.8%	$3,103,543	9.6%	54.3%
2022	16	170,887	$17.77	11.7%	60.5%	$3,037,142	9.4%	63.7%
2023	25	137,241	$31.23	9.4%	69.9%	$4,286,413	13.3%	77.0%
2024	16	70,806	$29.64	4.8%	74.8%	$2,098,728	6.5%	83.5%
2025	17	132,240	$21.07	9.1%	83.8%	$2,786,460	8.6%	92.1%
2026	11	33,666	$37.05	2.3%	86.1%	$1,247,258	3.9%	96.0%
2027	1	3,263	$31.65	0.2%	86.3%	$103,274	0.3%	96.3%
2028 & Beyond	3	165,674	$7.25	11.3%	97.7%	$1,201,863	3.7%	100.0%
Vacant	0	33,800	$0.00	2.3%	100.0%	$0	0.0%	100.0%
Total / Wtd. Avg.	192	1,459,997	$22.64	100.0%		$32,296,138	100.0%

(1)	Information is based on the September 20, 2016 rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the related lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Potomac Mills Property is situated along the north side of Smoketown Road/Opitz Boulevard within Woodbridge, Virginia, approximately 20 miles south of Washington, D.C. Potomac Mills Circle encircles the Potomac Mills Property and has multiple points of access along Smoketown Road, Gideon Drive, Telegraph Road and Worth Avenue, and extends north to Prince Williams Parkway. According to the appraisal, Smoketown Road and Prince Williams Parkway have average daily traffic counts of 33,749 and 44,512, respectively. Within a 25-mile drive of the Potomac Mills Property are Falls Church and Fairfax counties, which are two of the three wealthiest counties in the nation according to the 2014 Census Bureau Report.

The Potomac Mills Property is located within the Washington, D.C. Metropolitan Statistical Area (“MSA”), which is the seventh most populous MSA in the nation. Fourteen Fortune 500 companies have headquarters located in the Washington, D.C. MSA, including but not limited to Northrop Grumman, Lockheed Martin, General Dynamics, Fannie Mae and Freddie Mac. According to the appraisal, the Washington, D.C. MSA gross metro product increased by 2.2% in 2015 and is expected to grow by an average of 2.6% annually over the next five years. The primary economic drivers of the Washington, D.C. MSA are the federal government, defense and high technology. The Washington, D.C. MSA is home to both the Ronald Reagan Washington National Airport and Washington Dulles International Airport, which are utilized by approximately 45.0 million passengers annually, representing a passenger increase of approximately 5.8% over prior year. The unemployment rate in the Washington, D.C. MSA was 4.1% in the first quarter of 2016. In 2015, the population and average household income within the Potomac Mills Property trade area were approximately 1,076,000 and $125,000, respectively. According to the appraisal, the estimated market rent is $33.21 PSF on a triple-net basis for in-line tenants.

A-3-109

BACM 2017-BNK3	Potomac Mills

The following table presents leasing data at competitive retail properties with respect to the Potomac Mills Property:

Competitive Retail Property Summary
Property	Property Type	Year Built/ Renovated	Occupancy	Total Size (SF)	Anchor Size (SF)	Anchor Tenants	Distance
Potomac Mills Property	Super Regional Mall	1985 / 2005, 2012	97.7%(1)	1,459,997(2)	458,754(2)	J.C. Penney, Costco Warehouse, Buy Buy Baby/and That!, Marshalls, AMC Theatres	NAP
Manassas Mall Manassas, VA	Super Regional Center/Mall	1972 / 2015	94%	906,463	654,249	Macy’s, At Home, Sears, Walmart	15.0 miles
Fair Oaks Mall Fairfax, VA	Super Regional Center/Mall	1980 / NAP	93%	1,550,434	993,981	J.C. Penney, Lord & Taylor, Macy’s, Macy’s Home, Sears	15.0 miles
Springfield Town Center Springfield, VA	Super Regional Center/Mall	1973 / 2014	87%	1,300,000	600,000	Macy’s, Target, J.C. Penney, Dick’s Sporting Goods, Regal Cinema, LA Fitness	11.0 miles
Stonebridge At Potomac Town Center Woodbridge, VA	Lifestyle Center	2008 / NAP	87%	485,611	164,718	Wegmans	1.0 miles
Tanger Outlet Center Fort Washington, MD	Outlet Center	2013 / NAP	100%	221,765	0	NAP	19.0 miles
St. Charles Town Center Waldorf, MD	Super Regional Center/Mall	1990 / 2015	97%	960,618	652,265	Macy’s, Macy’s Home, J.C. Penney, Sears, Kohl’s, Dick’s Sporting Goods	20.0 miles
Spotsylvania Towne Centre Fredericksburg, VA	Super Regional Center/Mall	1980 / 2008	95%	1,600,000	863,269	Belk, Costco, Dick’s Sporting Goods, J.C. Penney, Macy’s, Sears	27.0 miles

Source: Appraisal and underwritten rent roll.

(1)	Occupancy for the Potomac Mills Property is based on only the collateral square footage of 1,459,997 as of September 20, 2016 and includes temporary tenants.

(2)	Anchor Size (SF) and Total Size (SF) exclude non-collateral tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Potomac Mills Property:

Cash Flow Analysis
	2014	2015	8/31/2016 TTM	UW	UW PSF
Base Rent(1)	$31,014,331	$31,707,142	$32,164,075	$34,330,601	$23.51
Total Recoveries	$17,019,559	$16,706,267	$17,076,158	$17,154,584	$11.75
Other Income(2)	$4,050,543	$4,001,498	$4,254,633	$4,254,633	$2.91
Percentage Rent	$1,084,831	$942,235	$1,184,702	$1,018,596	$0.70
Less Vacancy & Credit Loss	($172,799)	($20,883)	($40,554)	($2,837,921)	(5.0%)
Effective Gross Income	$52,996,465	$53,336,259	$54,639,014	$53,920,492	$36.93
Total Expenses	$15,601,250	$14,386,618	$14,340,962	$13,594,604	$9.31
Net Operating Income	$37,395,215	$38,949,641	$40,298,052	$40,325,888	$27.62
Capital Expenditures	$0	$0	$0	$322,385	$0.22
TI/LC	$0	$0	$0	$1,289,527	$0.88
Net Cash Flow	$37,395,215	$38,949,641	$40,298,052	$38,713,977	$26.52

Occupancy %(3)	99.6%	98.8%	97.7%	95.0%
NOI DSCR(4)	4.24x	4.42x	4.57x	4.57x
NCF DSCR(4)	4.24x	4.42x	4.57x	4.39x
NOI Debt Yield(4)	12.9%	13.4%	13.8%	13.9%
NCF Debt Yield(4)	12.9%	13.4%	13.8%	13.3%

(1)	UW Base Rent includes vacancy gross up of $2,034,462 and contractual rent steps through May 2017, totaling $548,234.

(2)	Other Income includes specialty leasing, temporary tenant income and other rents, miscellaneous income and non-rental income items, such as local media income, sponsorships and food court digital rent.

(3)	Historical occupancy is inclusive of temporary tenants. TTM Occupancy as of September 20, 2016.

(4)	Debt service coverage ratios and debt yields are based on the Potomac Mills Senior Loan totaling $291,000,000 and exclude the Potomac Mills Subordinate Companion Loan.

A-3-110

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A-3-111

BACM 2017-BNK3	Plaza at Legacy

Mortgage Loan No. 15 – Plaza at Legacy

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$18,500,000			Location:	Plano, TX 75024
Cut-off Date Balance:	$18,500,000			General Property Type:	Retail
% of Initial Pool Balance:	1.9%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Jay Schuminsky			Year Built/Renovated:	1995-2007/N/A
Mortgage Rate:	4.5300%			Size:	177,185 SF
Note Date:	12/30/2016			Cut-off Date Balance per SF:	$104
First Payment Date:	2/1/2017			Maturity Date Balance per SF:	$92
Maturity Date:	1/1/2027			Property Manager:	Quine & Associates, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	36 months			UW NOI:	$1,947,608
Seasoning:	1 month			UW NOI Debt Yield:	10.5%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NOI Debt Yield at Maturity:	12.0%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	2.20x (IO) 1.66x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$2,135,871 (8/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,091,342 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,095,556 (12/31/2014)
Reserves(1)				Most Recent Occupancy:	100.0% (11/30/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (12/31/2015)
RE Tax:	$38,978	$38,978	N/A	3rd Most Recent Occupancy:	99.3% (12/31/2014)
Insurance:	$3,718	$3,718	N/A	Appraised Value (as of):	$29,860,000 (11/23/2016)
Recurring Replacements:	$0	$2,215	$106,311	Cut-off Date LTV Ratio:	62.0%
TILC:	$500,000	Springing	$500,000	Maturity Date LTV Ratio:	54.4%
Other:	$6,500	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$18,500,000	100.0%	Loan Payoff:	$8,314,368	44.9%
			Reserves:	$549,196	3.0%
			Closing Costs:	$294,404	1.6%
			Return of Equity:	$9,342,032	50.5%
Total Sources:	$18,500,000	100.0%	Total Uses:	$18,500,000	100.0%

(1)	At closing, the Plaza at Legacy Borrower deposited $6,500 into a reserve to be used for amounts related to environmental remediation costs. The $500,000 TI/LC reserve will be held for general leasing obligations related to the tenant rollover.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Plaza at Legacy Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $18,500,000 and secured by a first priority fee mortgage encumbering a multi-tenant anchored retail property located in Plano, Texas (the “Plaza at Legacy Property”). Proceeds of the Plaza at Legacy Mortgage Loan were primarily used to refinance a previous loan of approximately $8,314,368 secured by the Plaza at Legacy Property, return equity of approximately $9,342,032 to the Plaza at Legacy Borrower and fund upfront reserves.

The Borrower and the Sponsor. The borrower is COIT/Legacy Limited Partnership (the “Plaza at Legacy Borrower”), an existing Texas limited partnership. The Plaza at Legacy Borrower is owned by CL LP General Partner, Inc. (1%, general partner) and Phil & Helen Schuminsky Irrevocable Great Grandchildren Trust (99%, limited partner). The sole member of CL LP General Partner, Inc. is Phil & Helen Schuminsky Irrevocable Great Grandchildren Trust (the “Trust”), for which Jay Schuminsky serves as the trustee. Jay Schuminsky is the non-recourse carveout guarantor.

Jay Schuminsky, along with his family members, maintains a portfolio of real estate holdings in California, Texas, Oklahoma, Nevada and Kansas which includes self-storage, retail, office, multifamily and land. The Schuminsky family developed and manages the “All Storage” brand of self-storage facilities which currently includes 42 properties with over 4.0 million SF, has ownership interest in more than 70 retail properties comprised of approximately 4.0 million SF located in Texas, Kansas, Nevada, California and Oklahoma and approximately 350,000 SF of office space located in the greater Los Angeles area in addition to multifamily units.

The Plaza at Legacy Borrower is affiliated with the borrowers under the mortgage loans identified on Annex A-1 to the Preliminary Prospectus as Harwood Hills and Village at Duncanville.

A-3-112

BACM 2017-BNK3	Plaza at Legacy

The Property. The Plaza at Legacy Property is a 177,185 SF anchored retail shopping center located in Plano, Texas, approximately 25 miles north of downtown Dallas, Texas, located at the southwest corner of the Coit Road and Legacy Drive intersection. The Dallas North Tollway, located approximately three miles west of the Plaza at Legacy Property, and Interstate 75, located approximately five miles east of the Plaza at Legacy Property, are the primary north-south arterials serving northern Dallas submarkets. The Plaza at Legacy Property is located on the south side of Legacy Drive at the intersection of Coit Road. According to the appraisal, average traffic count is approximately 31,900 vehicles per day along Legacy Drive and approximately 41,100 vehicles per day along Coit Road. The site has frontage and visibility, as well as multiple ingress/egress points along both Legacy Drive and Coit Road. The immediate neighborhood surrounding the Plaza at Legacy Property consists of a mixture of single family and multifamily residential developments with commercial uses, including office, retail, and industrial uses concentrated along primary corridors. Single family residential housing is located across from the Plaza at Legacy Property on the north side of Legacy Drive and commercial development is located across from the Plaza at Legacy Property on the east side of Coit Road. A local high school and additional residential housing are located immediately west of the Plaza at Legacy Property.

The Plaza at Legacy Property was built in multiple phases between 1995 and 2007 and is anchored by Hobby Lobby, Sprouts Farmers Market, QD Academy, Walgreens and Pet Supplies Plus. There are three pads occupied by Walgreens, Taco Bueno and Jack in the Box situated along Legacy Drive. As of November 30, 2016, the Plaza at Legacy Property was 100.0% leased to a mix of 31 local and national tenants. The anchor tenants comprise 71.8%of the NRA and account for 54.4% of underwritten rent. Other than the anchor tenants, no tenant represents more than 3.9% of NRA or accounts for more than 6.0% of underwritten rent. Twenty-two tenants have extended their lease at the Plaza at Legacy Property at least once and 19 tenants representing 79.0% of NRA, have been in occupancy at the Plaza at Legacy Property for at least 10 years. Four tenants totaling 6.7% of NRA renewed in 2016.

Major Tenants.

Hobby Lobby (51,516 SF, 29.1% of NRA, 20.2% of underwritten rent). Hobby Lobby leases 51,516 SF at the Plaza at Legacy Property. The lease began September 4, 1999, expires September 30, 2019 and has two, five-year extension options. Hobby Lobby is the largest privately owned craft retailer in the United States operating more than 700 stores across the country with approximately 32,000 employees. Hobby Lobby sells various craft and home décor products including art and craft related supplies as well as home decorating accessories.

Sprouts Farmers Market (34,000 SF, 19.2% of NRA, 15.3% of underwritten rent). Sprouts Farmers Market (“Sprouts”) leases 34,000 SF at the Plaza at Legacy Property. The lease began August 1, 2005, expires July 31, 2020 and has four, five-year extension options. Sprouts is a grocery retailer of fresh, natural and organic food. As of November 3, 2016, Sprouts operated over 250 stores across 13 states.

QD Academy (15,530 SF, 8.8% of NRA, 2.1% of underwritten rent). QD Academy leases 15,530 SF at the Plaza at Legacy Property. The original lease began May 1, 2007, expires June 30, 2020 and has no extension options. QD Academy was established in 2006 to provide after school educational programs aimed at providing assistance with homework and learning to children.

Walgreen’s (13,905 SF, 7.9% of NRA, 11.8% of underwritten rent). Walgreen’s occupies 13,905 SF on a ground lease at the Plaza at Legacy Property. The lease began October 1, 1998, expires September 30, 2058 and no extension options. Walgreen’s (NYSE: WAG) (rated NR/Baa2/BBB by Fitch/Moody’s/S&P) is one of the largest drug store chains in the United States with over 8,000 locations. Walgreens has the option to terminate its lease effective November 2018, and each date that is five years thereafter, upon nine months’ notice.

Pet Supplies Plus (12,254 SF, 6.9% of NRA, 5.0% of underwritten rent). Pet Supplies Plus leases 9,750 SF at the Plaza at Legacy Property. The original lease began April 12, 2006 and expires April 30, 2018 and has one five-year extension option. Founded in 1988, Pet Supplies Plus is a retailer of pet supplies and pet care products, and provides services such as adoption events and grooming.

The following table presents a summary regarding the largest tenants at the Plaza at Legacy Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Appr. % of SF	Annual UW Rent	Annual UW Rent PSF(3)		Most Recent Sales(3)
						App. % of Total Annual UW Rent	$	PSF	Occ. Cost %(4)	Lease Expiration
Hobby Lobby(5)	NR/NR/NR	51,516	29.1%	$450,765	$8.75	20.2%	$4,742,366	$92	12.9%	9/30/2019
Sprouts Farmers Market	NR/NR/NR	34,000	19.2%	$340,000	$10.00	15.3%	NAV	NAV	NAV	7/31/2020
QD Academy	NR/NR/NR	15,530	8.8%	$46,590	$3.00	2.1%	NAV	NAV	NAV	6/30/2020
Walgreen’s(6)	NR/Baa2/BBB	13,905	7.8%	$262,805	$18.90	11.8%	$2,507,642	$180	12.1%	(7)
Pet Supplies Plus	NR/NR/NR	12,254	6.9%	$112,258	$9.16	5.0%	NAV	NAV	NAV	4/30/2018
Subtotal/Wtd. Avg.		127,205	71.8%	$1,212,418	$9.53	54.4%	$7,250,008	$111	12.7%

Other Tenants		49,980	28.2%	$1,016,555	$20.34	45.6%	$2,176,385
Vacant Space		0	0%	$0		0%	$0
Total/Wtd. Avg.		177,185	100.0%	$2,228,973	$12.58	100.0%	$9,426,393

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales $ and Sales PSF only include tenants reporting sales.

(4)	Occ. Cost % is based on Annual UW Rent and the respective tenant’s 2015 reimbursement allocation. Subtotal is based on tenants reporting sales and includes top five tenants only.

(5)	Most Recent Sales reported for Hobby Lobby is as of December 31, 2015. Historical Sales per SF for Hobby Lobby for 2012, 2013, 2014 and 2015 were $91.18, $94.07, $92.96 and $92.06, respectively.

(6)	Most Recent Sales reported for Walgreens is December 31, 2016. Historical Sales per SF for Walgreens for 2012, 2013, 2014, 2015 and 2016 were $204.97, $197.48, $199.66, $186.57 and $180.34, respectively.

(7)	Walgreen’s has the option to terminate its lease effective November 2018, and each date that is five years thereafter, upon nine months’ notice.

A-3-113

BACM 2017-BNK3	Plaza at Legacy

The following table presents certain information relating to the lease rollover at the Plaza at Legacy Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Annual UW Rent PSF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	1	1,506	0.8%	0.8%	$21.00	$31,626	1.4%	1.4%
2017	7	12,422	7.0%	7.9%	$19.86	$246,759	11.1%	12.5%
2018	10	25,294	14.3%	22.1%	$15.38	$389,018	17.5%	29.9%
2019	6	65,716	37.1%	59.2%	$10.35	$680,475	30.5%	60.5%
2020	3	51,181	28.9%	88.1%	$8.20	$419,614	18.8%	79.3%
2021	2	3,239	1.8%	89.9%	$15.78	$51,108	2.3%	81.6%
2022	1	1,352	0.8%	90.7%	$28.00	$37,856	1.7%	83.3%
2023	1	2,570	1.5%	92.2%	$42.69	$109,713	4.9%	88.2%
2024	0	0	0.0%	92.2%	$0.00	$0	0.0%	88.2%
2025	0	0	0.0%	92.2%	$0.00	$0	0.0%	88.2%
2026	0	0	0.0%	92.2%	$0.00	$0	0.0%	88.2%
2027	0	0	0.0%	92.2%	$0.00	$0	0.0%	88.2%
2028 & Beyond	1	13,905	7.8%	100.0%	$18.90	$262,805	11.8%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	32	177,185	100.0%		$12.58	$2,228,973	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

The Market. The Plaza at Legacy Property is located in the Dallas/Fort Worth retail market. As of the third quarter of 2016, the Dallas/Fort Worth retail market had approximately 287.6 million SF of retail space, a vacancy rate of 6.0% and average asking rents of $14.69 per SF. The Plaza at Legacy Property is located in the North Central Dallas submarket, the second largest submarket by net rentable square feet. As of the third quarter of 2016, the North Central Dallas submarket had approximately 33.3 million SF of retail space, a vacancy rate of 5.3% and asking rents of $17.83 per SF.

According to the appraisal, the Plaza at Legacy Property is considered to be a community center, and concludes a primary trade area of approximately five miles. The estimated 2016 population within a one-, three- and five-mile radius of the Plaza Legacy Property is 16,151, 135,831 and 299,783, respectively. The annual population growth within the five-mile trade area was 2.32% between 2000 and 2010 and 1.49% from 2010 to 2016. The population within a five-mile radius of the Plaza at Legacy Property is projected to grow 1.72% annually over the next five-year period. The estimated average household income within a one-, three- and five-mile radius of the Plaza at Legacy Property is $144,934, $129,164 and $124,604, respectively.

According to the appraisal, the Plaza at Legacy Property is located approximately five miles from the “Five Billion Dollar Mile,” which is an approximately one-mile stretch of $5.4 billion of real estate investment and development along the Dallas North Tollway from Warren Parkway north to Lebanon Road in Frisco, Texas. The “Five Billion Dollar Mile” development includes the new Dallas Cowboys’ Headquarters, The Gate, Wade Park, Frisco Station and the new Corporate Headquarters for Toyota, JP Morgan Chase and Liberty Mutual. The Gate, Wade Park and Frisco Station are mixed use developments that are anticipated to collectively deliver a mix of class A office space, luxury apartments, dining and luxury retail space.

A-3-114

BACM 2017-BNK3	Plaza at Legacy

The following table presents recent leasing data at competitive retail properties with respect to the Plaza at Legacy Property:

Competitive Retail Property Summary
Property Name / City. State	Built/ Renovated	Occ.	GLA	Tenant Name	Lease Area (SF)	Lease Date	Lease Term (Yrs)	Base Rent PSF
The Plaza at Legacy 4120 Legacy Drive Plano, TX	1995-2007/N/A	100%	177,185	Various	Various	Various	Various	$17.01(1)
Hunters Glen Crossing 3945 Legacy Drive Plano, TX	1994	97%	93,545	Legacy Liquor Jersey Mike’s Contract In-line	1,700 1,700 -	Jun 2014 Jun 2014 -	6.6 10.0 5.0-10.0	$22.15 $22.0 $18.00-$26.00
Legacy Drive Village 7000-7200 Independence Parkeway Plano, TX	1994	91%	138,266	Brick & Minifgs Mathnasium Lita’s La Mexicana Zalat Contract In-line	3,554 2,234 2,750 1,500 -	Oct 2016 Jul 2016 Apr 2016 Dec 2015 -	4.2 4.4 5.3 5.0 5.0-10.0	$17.50 $17.50 $25.00 $23.00 $17.00-$26.00
Marketplace at Plano 6205 Coit Road Plano, TX	1999	100%	109,603	Nails U Love Neo Beauty Supply Contract In-line	1,125 2,137 -	May 2016 Jul 2015 -	5.0 5.0 5.0-10.0	$21.00 $19.25 $18.00-$23.00
Coit Crossing 3825-3829 Spring Creek Parkway Plano, TX	1997	98%	77,527	Yoga with Carlos Contract In-line	1,050 -	Jun 2015 -	3.0 3.0-10.0	$18.00 $15.00-$18.00

Source: Appraisal

(1)	Base Rent PSF for the Plaza at Legacy Property is based on the weighted average base rent of the in-line tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance  and the Underwritten Net Cash Flow at the Plaza at Legacy Property:

Cash Flow Analysis
	2012	2013	2014	2015	8/31/2016 TTM	UW	UW PSF
Base Rent(1)	$2,078,711	$2,117,280	$2,143,061	$2,141,758	$2,233,860	$2,228,973	$12.58
Total Recoveries	$670,315	$660,075	$709,306	$737,527	$765,742	$765,742	$4.32
Other Income(2)	$540	$540	$1,438	$11,296	$815	$540	$0.00
Discounts Concessions	$0	$0	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	($149,736)	($0.85)
Effective Gross Income	$2,749,566	$2,777,895	$2,853,806	$2,890,580	$3,000,417	$2,845,519	$16.06
Total Expenses	$712,919	$830,292	$758,250	$799,238	$864,545	$897,911	$5.07
Net Operating Income	$2,036,647	$1,947,603	$2,095,556	$2,091,342	$2,135,871	$1,947,608	$10.99
Capital Expenditures	$0	$0	$0	$0	$0	$17,719	$0.10
TI/LC(4)	$0	$0	$0	$0	$0	$59,855	$0.34
Net Cash Flow	$2,036,647	$1,947,603	$2,095,556	$2,091,342	$2,135,871	$1,870,035	$10.55

Occupancy %	100.0%	99.3%	100.0%	100.0%	100.0%(3)	95.0%
NOI DSCR (P&I)	1.80x	1.73x	1.86x	1.85x	1.89x	1.73x
NOI DSCR (IO)	2.40x	2.29x	2.47x	2.46x	2.51x	2.29x
NCF DSCR (P&I)	1.80x	1.73x	1.86x	1.85x	1.89x	1.66x
NCF DSCR (IO)	2.40x	2.29x	2.47x	2.46x	2.51x	2.20x
NOI Debt Yield	11.0%	10.5%	11.3%	11.3%	11.5%	10.5%
NCF Debt Yield	11.0%	10.5%	11.3%	11.3%	11.5%	10.1%

(1)	Underwritten Base Rent is based on the rent roll dated November 30, 2016 and includes rent steps through October 1, 2017 totaling $19,158 and a mark to market adjustment to five tenants (Great Clips, Legacy Grooming, Papa Johns, Plaza Dental Center and Legacy Tailor) totaling $10,269.

(2)	Other Income includes the income from pylon signage.

(3)	Occupancy is based on the November 30, 2016 rent roll.

(4)	Underwritten TI/LC’s reflect a deduction of $50,000 to reflect one tenth (1/10) credit for the general upfront TI/LC escrow reserved at closing.

A-3-115

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15
Advance Summary	16-17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

Banc of America Merrill Lynch	Wells Fargo Bank, National Association	Midland Loan Services	Park Bridge Lender Services LLC
Commercial Mortgage Inc.	Three Wells Fargo, MAC D1050-084	A Division of PNC Bank, N.A.	600 Third Avenue
	401 S. Tryon Street, 8th Floor	10851 Mastin Street, Building 82	40th Floor
Bank of America Tower	Charlotte, NC 28202	Overland Park, KS 66210	New York, NY 10016
One Bryant Park
New York, NY 10036
Contact: Leland F. Bunch, III	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (646) 855-3953		Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
ARD Interest			Operating Advisor - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Excess	0.00		Services LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate
MH	-	Mobile Home Park															Reduction

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3 Commercial Mortgage Pass Through Certificates Series 2017-BNK3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/13/17

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2017 (the “Pooling and Servicing Agreement”).
Transaction: Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3,
Commercial Mortgage Pass-Through Certificates
Series 2017-BNK3
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: BlackRock Realty Advisors, Inc.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

C-2

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.       Intentionally Omitted.

2.       Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the Depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.       Loan Document Status. Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a

D-1-1

proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.       Intentionally Omitted.

6.       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.       Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by

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the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the

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property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.       Junior Liens. It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

10.       Assignment of Leases and Rents. There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.       Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence

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customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13.       Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.       Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16.       Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer.

17.       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property,

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the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18.       Insurance. Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount at least equal to the least of (A) the maximum amount available under the National Flood Insurance Program plus any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan and (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.       Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

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20.       No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22.       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.       Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan

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complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.       Trustee under Deed of Trust. With respect to each mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by Mortgagor in accordance with the Mortgage Loan Documents.

26.       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27.       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation

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of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28.       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29.       Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage

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Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

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32.       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the tables, as applicable, under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related MLPA or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

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34.       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36.       Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related mortgage file;

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(b)       The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e)       Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)       The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)       Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest

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(other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

38.       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.       Intentionally Omitted.

40.       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

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41.       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.       Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43.       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44.       Intentionally Omitted.

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45.       Appraisal. The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48.       Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
2	85 Tenth Avenue (Loan No. 4)	The Mortgaged Property is security for 6 pari passu senior notes aggregating $255,000,000 and 2 pari passu subordinate notes aggregating $141,000,000. The following senior notes to borrower are secured on a pari passu basis: (i) Note A-1-C1 in the amount of $50,000,000, and Note A-1-C2 in the amount of $25,000,000 payable to Deutsche Bank AG, New York Branch; (ii) Note A-1-S in the amount of $78,000,000 payable to Deutsche Bank AG, New York Branch; (iii) Note A-2-C1 in the amount of $25,000,000, and Note A-2-C2 in the amount of $25,000,000 payable to Wells Fargo Bank, N.A.; and (iv) Note A-2-S in the amount of $52,000,000 payable to Wells Fargo Bank, N.A. The following subordinate notes to borrower are secured on a pari passu basis: (v) Note B-1 in the amount of $84,600,000 payable to Deutsche Bank AG, New York Branch; and (vi) Note B-2 in the amount of $56,400,000 payable to Wells Fargo Bank, N.A. Wells Fargo is contributing Notes A-2-C1 and A-2-C2 to the BACM 2017-BNK3 Trust. Other than the notes identified in clause (i) above for which no securitization has yet been designated, the notes identified in clauses (ii), (iv), (v) and (vi) above have been contributed to the DBWF 2016-85T securitization. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the DBWF 2016-85T securitization.
2	Rio West Business Park (Loan No. 13)	The Mortgaged Property is security for two pari passu senior loans aggregating $41,500,000. The senior loan to borrower is secured on a pari passu basis by various notes: Note A-1 in the amount of $21,500,000, and Note A-2 in the amount of $20,000,000. Wells Fargo is contributing Note A-1 to the BACM 2017-BNK3 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the BACM 2017-BNK3 Trust.

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2	Fremaux Town Center (Loan No. 18)	$73,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $25,000,000, Note A-2 in the amount of $30,000,000 and Note A-3 in the amount of $18,000,000). Wells Fargo is contributing Note A-3 to the BACM 2017-BNK3 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2017-C37 Trust.
2	Platform (Loan No. 8)	$47,000,000 loan to borrower is evidenced by $37,000,000 senior loan (Note A) and $10,000,000 subordinate loan (Note B). Wells Fargo originated the subject loan, and is contributing Note A to the BACM 2017-BNK3 Trust. Note B is being sold to Square Mile Capital and will be held outside the trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the BACM 2017-BNK3 Trust.
8	Shoreline Office Center (Loan No. 12)	The master ground lessor and the sub-ground lease lessor each have a Right of First Offer (ROFO) to purchase the leasehold estate if borrower decides to market its leasehold estate for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof, or to first subsequent transfer.
8	Fort Worth Residence Inn (Loan No. 22)	Franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury hotels, 20 full service hotels or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.

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8	Greenbrier Industrial Portfolio (Loan No. 51)	Onyx Engineering (#5 tenant) has Right of First Refusal (ROFR) to purchase one of the three properties in the portfolio if bona fide offer is received that borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
8	Glen Lennox Shopping Center (Loan No. 54)	The mortgaged property is subject to a Notice of Residual Petroleum which (i) prohibits use of groundwater from the site as a water supply, and (ii) limits use of the mortgaged property to industrial/commercial uses only, and, further, to those uses where exposure to soil contamination is limited in time and does not involve exposure to children or other sensitive populations such as the elderly or sick.
8	Reno Airport Center (Loan No. 58)	Denny’s (#1 tenant) has Right of First Offer (ROFO) to purchase its building only (mortgaged property is comprised of two buildings) if borrower to market that building only for sale. The loan documents do not permit the partial release of the related Denny’s parcel.
15	Platform (Loan No. 8)	The borrower is a named defendant in a cross-complaint arising out of a former restaurant tenant’s lease default at the mortgaged property. The tenant signed its lease in June 2013, but never opened, citing delays in opening and higher-than-expected build-out costs. The borrower filed a lawsuit after the tenant ceased paying rent, and the tenant filed a counterclaim, alleging fraud and breach of contract arising out of the borrower’s involvement with the tenant’s design and budget, and seeking rescission of its lease and the lease guaranty, as well as actual damages of approximately $970,000 and punitive damages of no less than five times the amount of damages, interest and attorneys’ fees. The borrower alleges the tenant’s claims are without merit, attributing delays and cost overruns to the tenant’s failed expansion strategy elsewhere. The loan documents provide for personal liability to the borrower and guarantor for losses related to the litigation, and further obligate the borrower to satisfy, bond over or obtain dismissal of any adverse judgment within 60 days thereof.
15	Fremaux Town Center (Loan No.	Parent company (CBL & Associates Properties, Inc.) of guarantor was cited by unnamed sources in a May 24, 2016 article in the Wall Street Journal as being the

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	18)	subject of an SEC and FBI investigation for falsifying information on financial statements to banks in connection with certain nonrecourse loans originated in 2011 and 2012. The unnamed sources indicated that former employees have alleged that the related company inflated its rental income and property occupancy rates in financial reporting. The company has denied the allegations. An August 16, 2016 newspaper report cites a letter from the SEC indicating that it has concluded its investigation and, based on available information, was not recommending an enforcement action against CBL. As a result of the initial report, however, at least two shareholder actions have been filed against the company, and several have been threatened. These lawsuits remain unresolved.
15	8700-8714 Santa Monica Boulevard (Loan No. 23)	Sponsor (Ron Farhadi) is named defendant in a lawsuit brought by a neighboring property owner arising out of a claim of a breach of an oral contract for the sale of a property (not the mortgaged property). The plaintiff is seeking specific performance at a specific sales price and additional amounts due to reliance on oral statements and financial injuries resulting from such reliance. Mr. Farhadi and the two trusts for which he and his wife are trustees had a stated net worth as of May 1, 2016 in excess of the loan amount.
18	85 Tenth Avenue (Loan No. 4)	The loan documents provide that terrorism coverage may be written by a non-rated captive insurer, subject to certain conditions, including the requirement that certain covered losses not reinsured by the federal government under TRIPRA and paid to the captive insurance company (other than covered losses caused by nuclear, biological, chemical or radiological acts of terrorism) shall be reinsured with a cut-through endorsement by an insurance company which shall be rated at least S&P “A” and Moody’s “A2”. At loan origination, a stand-alone terrorism insurance policy with Underwriter Lloyds, having an S&P “A+” and a Best’s “A:XV” rating, was in-place.
18	Fremaux Town Center (Loan No. 18)	(i) Permitted Property Insurance Deductible up to $100,000. The loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $5,000. (ii) Leased Fees. Various out-lot properties (Kohl’s, Capital One and Cheddars) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty

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proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
18	Shoppes at Cranberry Commons II (Loan No. 45)	Northwest Savings Bank (ground lease outparcel tenant) is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
28	85 Tenth Avenue (Loan No. 4)	Carve-out guarantors are Related Special Assets LLC and Vornado Realty L.P. Variations: (i) Cap on Guaranteed Amount for Bankruptcy-Related Recourse. Vornado Realty L.P.’s aggregate liability with respect to bankruptcy-related full recourse carve-outs is capped at 30% of the original principal balance plus costs related to guaranty enforcement. The liability cap does not apply to Related Special Assets LLC. Pursuant to certain permitted transfers, Vornado Realty LP may become the sole non-recourse carveout guarantor; in such event such cap on full recourse liability would continue to apply. (ii) Recourse for Permitted Transfers Violations is Limited to Actionable Party. In the case of any transfer in violation of the loan documents by a single guarantor, the full recourse liability and the losses liability shall only be applicable to borrower and the guarantor who committed the violation and the other guarantor shall have no liability so long as they did not participate in or consent to such transfer.
31	85 Tenth Avenue (Loan No. 4)	(i) Non-Rated Captive Insurer. The loan documents provide that terrorism coverage may be written by a non-rated captive insurer, subject to certain conditions, including the requirement that certain covered losses not reinsured by the federal government under TRIPRA and paid to the captive insurance company (other than covered losses caused by nuclear, biological, chemical or radiological acts of terrorism) shall be reinsured with a cut-through endorsement by an insurance company which shall be rated at least S&P “A” and Moody’s “A2”. At loan origination, a stand-alone terrorism insurance policy with Underwriter Lloyds, having an S&P “A+” and a Best’s “A:XV” rating, was in-place. (ii) Terrorism Insurance Cap. The loan documents provide that if TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property and rent loss coverage required by the loan documents in effect at the time the terrorism coverage is excluded from the

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applicable policy (exclusive of terrorism-related insurance premiums).
33	Rio West Business Park (Loan No. 13)	The Mortgaged Property is security for two pari passu senior loans aggregating $41,500,000. The senior loan to borrower is secured on a pari passu basis by various notes: Note A-1 in the amount of $21,500,000, and Note A-2 in the amount of $20,000,000. Wells Fargo is contributing Note A-1 to the BACM 2017-BNK3 Trust. A non-consolidation opinion was not obtained at loan origination.
36	Shoreline Office Center (Loan No. 12)	Leaseholds / Fee Not Subordinated. The borrower’s estate is comprised of two leaseholds: (i) a sub-leasehold in Parcels 1 and 2 (the Master Ground Lease Parcels) with the estate of George Kappas et al, as ground lessor, and Steckler-Pacific Co., Inc, as sub-ground lessor that includes the improvements and adjacent parking containing 190 spaces; and (ii) an air rights leasehold in Parcels 3, 4 and 5 with the State of California Department of Transportation (Caltrans), as air rights lessor, that includes additional parking containing 207 spaces. The current term of the sublease for the Master Ground Lease parcels expires March 31, 2039 with a twenty year extension exercisable by the ground lessee to March 31, 2059 (loan maturity is December 1, 2026); and the latest term of the air rights lease expires March 31, 2039 with extension options. The air rights lease includes substantial area beneath the elevated portion of Highway 101, which impedes use of the parcels for development other than parking. Variations: As to the Master Ground Lease Parcels: (C) The sub-leasehold mortgagee does not have the direct right to exercise the option to extend the master ground lease term; however, the sub-leasehold mortgage could exercise such option to extend as a successor sub-ground lessee following its exercise of remedies; (G) While the master ground lessor must give the sub-leasehold mortgagee notice of any default, the master ground lease is silent as to the effect of any such notice’s not being delivered to the sub-leasehold mortgagee; and (L) While the sub-leasehold mortgagee has the right to enter into a new ground lease with master ground lessor if the master ground lease is terminated without the sub-leasehold mortgagee’s consent, there is no express provision for a new lease in the event of a rejection of the master ground lease in bankruptcy. To the extent the context so requires, each of (G) and (L) above apply to the provisions of the sub-ground lease as well. As to the air rights lease for surface parking

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with Caltrans: (B) the lease does not provide that it may not be amended without the leasehold mortgagee’s prior written consent; (C) The sub-leasehold mortgagee does not have the direct right to exercise the option to extend the air rights lease term; however, the sub-leasehold mortgage could exercise such option to extend as a successor sub-ground lessee following its exercise of remedies; (G) While the master ground lessor must give the sub-leasehold mortgagee notice of any default, the master ground lease is silent as to the effect of any such notice’s not being delivered to the sub-leasehold mortgagee; and (K) the lease does not provide that, in the event of a total casualty or condemnation, available proceeds not applied to restoration will be applied to the debt first. The loan documents provide for (i) loan default in the event that any of the ground leases or air rights lease is amended without the lender’s prior written consent; and (ii) personal liability to the borrower and guarantors for failure to pay amounts due under the ground lease to the extent of sufficient property revenue and for springing recourse liability to the borrower and guarantors if any of the ground leases or air rights lease is terminated.
43	Buena Park Self Storage (Loan No. 49) Climate Masters Storage (Loan No. 59) The Devonshire Shops (Loan No. 60) American Mini Storage-TN (Loan No. 62) 940 East County Line Road (Loan No. 63)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,740,881 group lender environmental collateral protection and liability-type environmental insurance policy with $ 4,740,881 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.
43	Huron & Jason Portfolio (Loan No. 61)	The Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition associated with prior on-site automotive school, manufacturing facility and printing operation. The Phase I ESA recommended a Phase II subsurface assessment. In lieu of a Phase II ESA, the lender

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obtained a $1 million lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich American Insurance Group with a 10-year term and a 3 year policy tail and having a $50,000 deductible. The loan documents provide for a springing $50,000 environmental deductible reserve, triggered by loan default or governmental action requiring testing or remediation. The borrower and guarantors have personal liability related to their not funding such escrow. The guarantors have an aggregate stated net worth in excess of the loan amount as of July 21, 2016. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

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Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
2	KOMO Plaza (Loan No. 2)	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $69,500,000.
2	JW Marriott Desert Springs (Loan No. 3)	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $55,000,000.
2	191 Peachtree (Loan No. 7)	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $135,000,000.
7 and 8	KOMO Plaza (Loan No. 2)	The tenant, Sinclair Television of Seattle, Inc. has a right of first refusal or first offer set forth in its lease. Such right may have terminated by its terms in connection with the tenant’s not exercising such right with respect to the acquisition of the Mortgaged Property by the Mortgagor. However, in the event such right has not terminated, the tenant has agreed in a subordination non-disturbance and attornment agreement that any right of first refusal, right of first offer or purchase option that the tenant may have with respect to the Mortgaged Property or any portion thereof shall not apply in the event of foreclosure, deed or assignment in lieu of foreclosure or any other right asserted under or in respect of the Mortgage by the holder thereof (or its affiliate or nominee) or in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the Mortgage (or its affiliate or nominee) following obtaining the Mortgaged Property by foreclosure or deed or assignment in lieu thereof.

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7 and 8	JW Marriott Desert Springs (Loan No. 3)	Marriott Hotel Services, Inc., the property manager of the related Mortgaged Property, has a right of first refusal to purchase such Mortgaged Property. A Subordination, Non-Disturbance and Attornment Agreement was entered with Marriott Hotel Services, Inc., which states that the right of first refusal does not apply to a foreclosure, including judicial and non-judicial foreclosure and deed in lieu of foreclosure, but will apply to subsequent transfers.
7 and 8	Plaza at Legacy (Loan No. 15)	Walgreens, the fourth largest tenant of the related Mortgaged Property, has a right of first refusal against any offer made to landlord in writing by an entity that is not landlord’s lender and is not affiliated with the landlord which landlord intends to accept for the purchase of the leased premises. The tenant has ten days from receipt of notice of an offer to exercise its right of first refusal. Tenant’s right of first refusal does not apply to an offer on the entire shopping center. Tenant’s right of first refusal does not apply to a conveyance of the leased premises to landlord’s first mortgagee pursuant to a foreclosure action or a deed in lieu of foreclosure; however, tenant’s right of first refusal shall apply with respect to any subsequent conveyance of title by the mortgagee.
7 and 8	Village at Duncanville (Loan No. 40)

Tom Thumb, the largest tenant of the related Mortgaged Property, has a right of first refusal in connection with any proposed sale of the related Mortgaged Property. The Mortgagor must offer the Mortgaged Property to the tenant at the same terms and conditions in an executed contract of sale. The tenant has ten days from receipt of the executed contract of sale to exercise its right of first refusal. A Subordination, Non-Disturbance and Attornment Agreement was entered with the tenant which states that the right of first refusal does not apply to a foreclosure, including judicial and non-judicial foreclosure and deed in lieu of foreclosure. However, such right of first refusal will apply to subsequent transfers.

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7 and 8	Village at Duncanville (Loan No. 40)	Two soil samples located at the southwest corner of the Mortgaged Property revealed elevated levels of Total Petroleum Hydrocarbons (“TPH”). The Mortgaged Property is subject to a deed certification of the TPH impacted soil area which lists the known waste constituents, including known concentrations, left on the Mortgaged Property at the time of filing on June 9, 1995. The deed certification notes the Mortgaged Property is subject to a remediation plan which requires continued post-closure care consisting of engineering control measures, including inspection and maintenance of an impermeable surface over the impacted area.
7 and 8	Towers of Grapevine (Loan No. 43)	The Mortgaged Property was identified on the Municipal Setting Designation database with an official designation from the City of Grapevine certifying that designated groundwater at the Mortgaged Property is not used as potable water, and is prohibited from future use as potable water because the groundwater is contaminated in excess of the applicable potable-water protective concentration level.
18	KOMO Plaza (Loan No. 2)	The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage shall be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required coverage shall be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” by S&P. Notwithstanding the foregoing, the Mortgagor may continue to use Hamilton Re, Ltd. and The Hartford Steam Boiler Inspection and Insurance Company in their respective positions and participation amounts, provided that (i) Hamilton Re, Ltd. maintains a rating of “A-XII” or better with A.M. Best and (ii) The Hartford Steam Boiler Inspection and Insurance Company maintains a rating of at least “A++X” or better with A.M. Best.

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18	JW Marriott Desert Springs (Loan No. 3)

The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the confidential required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies.

Notwithstanding the foregoing, so long as the SEL/PML of the Property is below 20%, the Mortgagor is permitted to maintain earthquake coverage with (i) Western World Insurance Company (rated “A XV” with A.M. Best), The Burlington Insurance Company (rated “A IX” with A.M. Best) and Rockhill Insurance Company (rated “A- XII” with A.M. Best). In the event the ratings of such insurers are withdrawn or downgraded below the A.M. Best ratings stated above, Mortgagor must promptly notify lender and replace such insurer with an insurance company meeting the ratings requirements set forth herein.

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18	191 Peachtree (Loan No. 7)	The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (1) (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the confidential required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies and (2) a rating of “A- VIII” or better in the current A.M. Best’s Insurance Reports. Notwithstanding the foregoing, the Mortgagor is permitted to maintain coverage with United Specialty Insurance Company, James River Insurance Company, Maxum Indemnity Company and The Burlington Insurance Company in their current participation amounts and positions within the syndicate provided that (x) the respective A.M. Best rating of such insurer is not withdrawn or downgraded below the loan origination date and (y) at renewal of the current policy term, the Mortgagor is required to replace United Specialty Insurance Company, James River Insurance Company, Maxum Indemnity Company and The Burlington Insurance Company with insurance companies meeting the ratings requirements set forth above.

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18	All MSMCH Mortgage Loans

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 31 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 18.

20	Plaza at Legacy (Loan No. 15)	The building at the Mortgaged Property encroaches on the Utility Easement filed at Cabinet K, Slide 520 of the Plat Records of Collin County, Texas, as shown on the survey of the Mortgaged Property prepared by Winkelmann & Associates, Inc., dated December 28, 2016, and certified to the lender.

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28	191 Peachtree (Loan No. 7)	The non-recourse carveout guaranty of one of the two non-recourse carveout guarantors, Oaktree Pinnacle Investment Fund, L.P., does not cover (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits (or the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property. In addition, Oaktree Pinnacle Investment Fund, L.P. is not a party to the environmental indemnity agreement with respect to the related Whole Loan. In addition, the non-recourse carveout guaranties do not provide for full recourse for transfers in violation of the related Whole Loan documents; provided that there is full recourse if (and only if) the related Mortgagor effects a transfer of the Mortgaged Property by deed and/or all or substantially all of the direct or indirect equity interests in such Mortgagor are transferred in contravention of the terms and provisions of the related Whole Loan documents. There is loss recourse (under the guaranty provided by Rodolfo Prio Touzet, but not under the guaranty provided by Oaktree Pinnacle Investment Fund, L.P.) for other transfers in violation of the related Whole Loan documents.
28	All MSMCH Mortgage Loans	The Mortgage Loan documents may provide that there will not be recourse for (i) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers and (ii) waste to the extent that waste results from there being insufficient cash flow to satisfy operating expenses at the Mortgaged Property, which results in material physical waste to the Mortgaged Property.

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31	KOMO Plaza (Loan No. 2)	If the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be further modified, amended or extended, “TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA) is no longer in effect, then for so long as the related Mortgagor owns the Mortgaged Property, the Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then aggregate annual insurance premiums payable by such Mortgagor for the all-risk insurance and business income insurance policies (without giving effect to the cost of terrorism or earthquake components of such insurance coverages).
31	Plaza at Legacy (Loan No. 15)	If the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be further modified, amended or extended, “TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA) is no longer in effect, then for so long as the related Mortgagor owns the Mortgaged Property, the Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then aggregate annual insurance premiums payable by such Mortgagor for the property casualty insurance and business interruption/rental insurance (without giving effect to the cost of terrorism or earthquake components of such insurance coverages) (the “Terrorism Premium Cap”). Mortgagor may at its option (1) purchase a stand-alone terrorism policy with Mortgagor paying such portion of the insurance premiums up to the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms of the terrorism coverage obtained by Mortgagor to reduce the insurance premiums payable with respect to such stand-alone policy to equal an amount equal to the Terrorism Premium Cap.

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31	Marsh Creek Corporate Center (Loan No. 20)	If the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be further modified, amended or extended, “TRIPRA”) or other similar government legislation providing for a governmental “backstop” for terrorism insurance is no longer in effect, then for so long as the related Mortgagor owns the Mortgaged Property, the Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the cost of a separate “Special Form” or “All Risk” policy or equivalent policy insuring only the Mortgaged Property on a stand-alone basis at the time terrorism insurance is excluded from the policy.
31	Harwood Hills (Loan No. 29)	If the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA) is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then aggregate annual insurance premiums payable by such Mortgagor for the all-risk insurance and business income insurance policies (without giving effect to the cost of terrorism or earthquake components of such insurance coverages).
31	Village at Duncanville (Loan No. 40)	If the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA) is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then aggregate annual insurance premiums payable by such Mortgagor for the all-risk insurance and business income insurance policies (without giving effect to the cost of terrorism or earthquake components of such insurance coverages).

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31	All MSMCH Mortgage Loans	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer).
31	All MSMCH Mortgage Loans	All exceptions to Representation 18 are also exceptions to this Representation 31.
33	Harwood Hills (Loan No. 29)	The borrower is a recycled entity, which previously owned (i) an additional tract of unimproved land, which has been transferred from the borrower, and (ii) the mineral estate in the land included in the Mortgaged Property, which mineral estate is not part of the Mortgaged Property.
36	191 Peachtree (Loan No. 7)

A portion of the Mortgaged Property is comprised of a ground leasehold interest. The mortgagee has the right to obtain a new lease upon termination in bankruptcy or upon termination due to default by the ground lessor, however, the ground lease does not require the ground lessor to enter into a new lease with the mortgagee upon any other termination.

Ground lessor is not required to accept performance and compliance by Mortgagee if, at the time of the curing of a default, ground lessor shall not be furnished with evidence satisfactory to ground lessor of “the interest in the Lease claimed by the Leasehold Mortgagee tendering the performance or compliance.”

The ground lease does not specifically provide that it cannot be terminated without lender’s consent; however, it provides that it cannot be modified without lender’s consent and that the ground lessor will not accept a surrender of the ground lessee’s interest without lender’s consent.

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42	Plaza at Legacy (Loan No. 15) Harwood Hills (Loan No. 29) Village at Duncanville (Loan No. 40)	The Mortgagors for the three (3) Mortgage Loans are Affiliates.

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Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
2	The Summit Birmingham (Loan No. 1)

The related $208,000,000 whole loan is secured on a pari passu basis by four (4) notes in the following original principal amounts: Note A-1 in the amount of $61,875,000, Note A-2 in the amount of $73,325,000, Note A-3 in the amount of $50,000,000, and Note A-4 in the amount of $22,800,000. Note A-1 secures “The Summit Birmingham Mortgage Loan”.

Bank of America holds Note A-2, which is expected to be contributed to one or more future securitizations.

Barclays Bank PLC holds Notes A-3 and A-4, each of which is expected to be contributed to one or more future securitizations.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for this BACM 2017-BNK3 securitization.

2	FedEx Ground Portfolio (Loan No. 5)

The related $170,000,000 whole loan is secured on a pari passu basis by four (4) notes in the following original principal amounts: Note A-1 in the amount of $42,500,000, Note A-2 in the amount of $42,500,000, Note A-3 in the amount of $42,500,000, and Note A-4 in the amount of $42,500,000. Note A-1 secures the “FedEx Ground Portfolio Mortgage Loan”.

Notes A-2 and A-4 were contributed to the CD 2016-CD2 securitization.

Note A-3 was contributed to the MSBAM 2016-C32 securitization.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for this BACM 2017-BNK3 securitization.

2	Potomac Mills (Loan No. 14)

The related $416,000,000 whole loan is evidenced by twenty (20) notes: ten (10) pari passu senior notes and ten (10) subordinate notes. The pari passu senior notes are in the following original principal amounts:

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Note A-1 in the amount of $40,000,000, Note A-2 in the amount of $20,000,000, Note A-3 in the amount of $12,750,000, Note A-4 in the amount of $52,000,000, Note A-5 in the amount of $20,750,000, Note A-6 in the amount of $30,000,000, Note A-7 in the amount of $35,000,000, Note A-8 in the amount of $7,750,000, Note A-9 in the amount of $36,375,000, and Note A-10 in the amount of $36,375,000. Note A-5 secures the “Potomac Mills Mortgage Loan”.

The subordinate notes are in the following original principal amounts: Note B-1 in the amount of $17,182,131, Note B-2 in the amount of $8,591,065, Note B-3 in the amount of $5,476,804, Note B-4 in the amount of $22,336,770, Note B-5 in the amount of $8,913,230, Note B-6 in the amount of $12,886,598, Note B-7 in the amount of $15,034,364, Note B-8 in the amount of $3,329,038, Note B-9 in the amount of $22,336,770, and Note B-10 in the amount of $8,913,230 (collectively, the “B-Notes”).

Notes A-1 and A-6 were contributed to the CFCRE 2016-C6 securitization.

Notes A-2, A-3 and A-8 were contributed to the CFCRE 2016-C7 securitization.

Note A-4 was contributed to the MSBAM 2016-C32 securitization.

Note A-7 was contributed to the CGCMT 2016-C3 securitization.

Note A-9 was contributed to the CGCMT 2016-P6 securitization.

Note A-10 was contributed to the WFCM 2016-C37 securitization.

Teachers Insurance and Annuity Association of America holds each of the B-Notes.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C6 securitization.

8	The Summit Birmingham (Loan No. 1) FedEx Ground Portfolio	The related Mortgage Loan is cross-collateralized and cross-defaulted with related companion loans.

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(Loan No. 5) Potomac Mills (Loan No. 14)
8	ExchangeRight Portfolio 14 – Walgreens – Chicago, IL (Loan No. 11.01) ExchangeRight Portfolio 14 – Walgreens – Montgomery, AL (Loan No. 11.03)	The sole tenant holds a right of first refusal under its lease to purchase the Mortgaged Property if the borrower receives a bona fide offer to purchase the Mortgaged Property during the term of the lease. The right of first refusal is not extinguished by foreclosure; however, pursuant to the related subordination, non-disturbance and attornment agreement, such right does not apply to a foreclosure sale, deed-in-lieu of foreclosure or similar conveyance resulting from a lender exercising its remedies under a mortgage encumbering the Mortgaged Property.
8

 ExchangeRight Portfolio 14 – Walgreens- Naperville, IL
(Loan No. 11.02)

 ExchangeRight Portfolio 14 –Tractor Supply Co. – LaPlace, LA
(Loan No. 11.06)

 ExchangeRight Portfolio 14 –O’Reilly Auto Parts – South Holland, IL
(Loan No. 11.11)

The sole tenant holds a right of first refusal under its lease to purchase the Mortgaged Property if the borrower receives a bona fide offer to purchase the Mortgaged Property during the term of the lease. The right of first refusal is not extinguished by foreclosure; however, the title policy provides affirmative coverage that such right does not apply to any judicial or non-judicial foreclosure, the delivery of a deed in lieu of judicial or non-judicial foreclosure or the exercise of any other rights and remedies of the lender under the Mortgage Loan documents.
8	Potomac Mills (Loan No. 14)

The largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

In the event that the lease of the third largest tenant, AMC Theatres, is terminated following a casualty and the Mortgaged Property is rebuilt within 5 years, if the borrower intends to sell or lease any portion of the

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Mortgaged Property to exhibit motion pictures, the tenant has a right of first refusal to purchase or lease such portion of the Mortgaged Property.

The tenant IKEA Property, Inc., which tenant owns its improvements, has the exclusive right and option to purchase the parcel it leases during the lease term for a purchase price of $1.00.

9	FedEx Ground Portfolio (Loan No. 5)

At origination, the new investor (the “Class B Member”) made a loan to Yonkers Holdco, LLC, Elmsford Holdco, LLC and West Chester Holdco, LLC (the “SunCap Entity”) in an amount up to the lesser of (x) 75% of the capital account of the SunCap Entity (the “Class A Member”), and (y) an amount such that the loan-to-value (including the first mortgage being made by the lenders) does not exceed 80%. This loan will be secured by the Class A Member’s interest in the related borrower. It has an interest rate of 4.75% per annum, and is secured by the Class A Member’s interest, and has maturity date of 3 years.

At origination, the Class A and Class B Members will also enter into a Put/Call Agreement, under which the Class A Member has the right to put its interest to the Class B Member during months 16, 17 and 18 after origination. The obligation of the Class B Member to purchase upon exercise of the put is secured by the Class B Member’s economic/distribution rights in the related borrower (and is cross collateralized with any FedEx project under the Master Investment Agreement (which is the first project), but not by the Class B Member’s control rights. There is a deposit account for distributions to the Class B Member, and the Class A Member has the right to block access to this account and take all distributions if the Class B Member fails to buy the Class A Member upon the exercise of the put right.

The purchase price for the put right is the capital account of the Class A Member, which is calculated based on a direct capitalization of the FedEx rent. When the FedEx lease is amended post-closing to increase the rent to cover project cost overruns, the capital account of the Class A Member (and the put purchase price) will be increased accordingly. The Class A Member is also funding the post-closing construction reserve required by the lenders, and will recover those funds through the exercise of the put option and the increased put option price based on the increased FedEx rent, which covers the increased post-closing

D-2-23

construction costs.

If the put option is not exercised, the Class B Member has a call right for 6 years after the 20th month post-closing (after expiration of the put right). The call price option is the fair market value of the Class A Member’s membership interest plus any undistributed preferred return (which is different than the put option price, which is formulaic based on FedEx rent and the specified direct cap rate).

In either the put or call option exercise, the loan initially made to the Class A Member by the Class B Member is credited against the purchase price, so the net purchase price is lower than the difference between the first mortgage loan and the put or call price. The loan is not being increased to account for the increase in FedEx rent, instead it is being based on the rent in place prior to lease amendment (without taking into account the cost overruns).

The Class A Member does not have any management rights, but does have major action approval rights, most of which expire 2 years after closing. The Class A member has no transfer rights other than the put/call. If the Class A Member does not exercise its put option (and the call option is not exercised), then it receives its contributed capital plus a 5% preferred return, and then 10% of any residual distributions (after the return of any capital of the Class B Member plus its preferred return of 11.5%). The Class B Member is entitled to 90% of any residual distributions after return of capital plus its preferred return.

The equity owner of the borrower is the obligor under a $50,000,000 mezzanine loan secured by the equity interests in the borrower.

15	FedEx Ground Portfolio (Loan No. 5)

Litigation was filed on August 24, 2016 against the mortgage borrower that owns the property located in Yonkers, New York (the sellers of the parcels that owned the property prior to development, as well as the seller of the equity in the borrower to the sponsor, were also named in the lawsuit).

The complaint is a claim for unpaid real estate commissions by a broker. The claim is for a 5% commission on the total sales price of 3 parcels (by 3 unrelated owners) for $58,500,000, or $2,925,000 in total commissions. The plaintiffs at this time are only able to produce written brokerage commission agreements for 2 of the 3 parcels (which sold for

D-2-24

$28,000,000), and not for the third parcel, although they allege they represented the third seller as well. Both of the original commission agreements had expired (only one had a tail clause for 12 months after expiration, which had also expired) prior to the actual sale of the property.

The plaintiffs claim that they brought in the brokers who ultimately represented the sellers at the time of the sale as co-brokers. The plaintiffs also allege that SunCap Property Group, LLC (“SunCap”) induced the sellers to close the transaction without paying the plaintiffs. SunCap did in fact indemnify the sellers from any brokerage claims by the plaintiffs. The basis of their claims is (i) that plaintiffs procured the ultimate buyer (through their co-broker arrangement with the brokers at closing) and therefore the sellers are obligated to pay the commissions, (ii) breach of duties owed to them by the co-brokers, and (iii) tortious interference with their rights to the commissions by SunCap.

SunCap disputes the allegations, and their primary defense is that the plaintiff did not have a listing agreement with respect to one of the parcels, and that the listing agreements with respect to the remaining parcels had expired. Suncap dealt only with the co-brokers that were paid, and states that the plaintiff did not play any role in procuring Suncap as the purchaser of the property.

As additional support for its indemnity of the sellers, SunCap placed $520,000 in escrow with SunCap’s local counsel.

15	Parkwood Patio Apartments (Loan No. 57)	The owner of the related borrower sponsor has been in ongoing litigation since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million (note that the Sponsor reports net worth of $545 million and liquidity of $249 million). The owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract brought by another sibling. No ruling has been made on that claim. None of the lawsuits make any claims relating to title to the related Mortgaged Property.
18	The Summit Birmingham	With respect to multi-layered policies, the Mortgage Loan documents permit coverage with carriers rated as

D-2-25

	(Loan No. 1)	follows: (i) if there is more than one (1), but less than five (5), insurance companies collectively issuing the required insurance policies, 75% or more of the insured amount must have a claims paying ability rating of “A” or better with S&P and the remaining 25% (or lesser remaining amount) of which must have a claims paying ability rating of “BBB” or better with S&P or (ii) if there are five (5) or more insurance companies collectively issuing the required insurance policies, 60% or more of the insured amount must have a claims paying ability rating of “A” or better and the remaining 40% (or lesser remaining amount) a rating of “BBB” or better with S&P.
18	FedEx Ground Portfolio (Loan No. 5)	The related Mortgage Loan documents permit the borrower to rely on the single tenant’s insurance with respect to each individual Mortgaged Property, so long as the single tenant’s applicable lease is in effect, no default has occurred under such lease, the tenant maintains a credit rating of at least “BBB” from S&P and the tenant maintains coverage acceptable to lender in its reasonable discretion; provided that the borrower must maintain the commercial general liability insurance, loss of rents or business interruption insurance and terrorism insurance coverages required in the Mortgage Loan documents.
18	FedEx Ground Portfolio (Loan No. 5) Storbox Self Storage (Loan No. 6)	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of eighteen (18) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
18	ExchangeRight Portfolio 14 (Loan No. 11) Courtyard Sacramento Midtown (Loan No. 17) Blue Diamond Business Center	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of twelve (12) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are

D-2-26

	(Loan No. 28) Pine Creek – Colorado Springs (Loan No. 30) Holiday Inn Express – Garland, TX (Loan No. 31) Sentinel Self Storage Portfolio (Loan No. 48) 2015 Walden Avenue (Loan No. 56)	resumed, whichever first occurs.
18	Potomac Mills (Loan No. 14)

With respect to multi-layered policies, the Mortgage Loan documents permit coverage with carriers rated as follows: (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB”, or (B) if five (5) or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB”.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of $20,800,000 (or, after the occurrence of a Control Event (as defined in the Mortgage Loan documents), $10,400,000), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, (b) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon or (c) at the sole discretion of the lender, paid to the borrower for such purposes and upon such conditions as the lender designates. Provided no Event of Default (as defined in the Mortgage Loan documents) is continuing, in the event that the insurance proceeds and the costs of restoration are each equal to or less than $20,800,000 (or, after the occurrence of a Control Event, $10,400,000) such proceeds will be disbursed by the

D-2-27

lender to the borrower to the extent borrower agrees to use such funds for the restoration of the property in accordance with the Mortgage Loan agreement.
18	Blue Diamond Business Center (Loan No. 28) Storage King USA – Newark, NJ (Loan No. 32)	With respect to multi-layered policies, the Mortgage Loan documents permit coverage with carriers rated as follows: (A) if four (4) or fewer insurance companies issue the policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the policies in the first layer of coverage, then at least 60% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company), with no carrier below “BBB”.
18	The Summit Birmingham (Loan No. 1) Potomac Mills (Loan No. 14) Courtyard Sacramento Midtown (Loan No. 17) Pine Creek – Colorado Springs (Loan No. 30)	In addition, all exceptions to Representation 31 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 18.
27	FedEx Ground Portfolio (Loan No. 5)	The property located in Elmsford, New York and the property located in Yonkers, New York are currently operated under temporary certificates of occupancy, until completion of certain work required in connection with the initial zoning approvals with respect to those properties. In addition, the borrower is required by the zoning approvals applicable to the property located in West Chester, Pennsylvania to complete certain work (although a permanent certificate of occupancy has been issued). The temporary certificates of occupancy allow for the full use of the property by FedEx. In addition, the lenders have escrowed funds in an

D-2-28

amount necessary to complete the work, and a completion guaranty was received from the guarantor with respect to the remaining work.
28	The Summit Birmingham (Loan No. 1)	The borrower and the guarantors will not have liability under the full recourse carve-outs for prohibited transfers and violations of the single purpose entity covenants (to the extent any such violation is the basis for the substantive consolidation of the assets and liabilities of the loan parties) or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the loan parties’ lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the loan parties or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the loan parties’ debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the loan parties, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the loan parties through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above. Notwithstanding the foregoing, there will be full recourse liability for violations of the single purpose entity covenants if the bankruptcy proceedings in respect of which there is a substantive consolidation is a voluntary or collusive involuntary bankruptcy filing of an affiliate of the loan parties.
28	The Summit Birmingham (Loan No. 1)	The borrower is permitted to replace the existing guarantor for liabilities under the recourse guaranty accruing after the date of such replacement with a transferee meeting the eligibility requirements set forth in the Mortgage Loan agreement.
28	FedEx Ground Portfolio (Loan No. 5) Storbox Self	The related Mortgage Loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the

D-2-29

28

    Storage
(Loan No. 6)

ExchangeRight Portfolio 14
(Loan No. 11)

Courtyard Sacramento Midtown
(Loan No. 17)

Blue Diamond Business Center
(Loan No. 28)

Pine Creek – Colorado Springs
(Loan No. 30)

Holiday Inn Express – Garland, TX
(Loan No. 31)

Storage King USA – Newark, NJ
(Loan No. 32)

2015 Walden Avenue
(Loan No. 56)

Mortgaged Property to avoid such waste from occurring.
28	Potomac Mills (Loan No. 14)	The Mortgage Loan documents do not provide recourse for intentional material physical waste.
28	Potomac Mills (Loan No. 14)	The guarantor’s liability is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. The borrower is permitted to replace the existing guarantor for liabilities under the guaranty accruing after the date of such replacement with an entity controlled by any key principal of the guarantor.
30	Potomac Mills (Loan No. 14)	The Mortgage Loan documents provide that the delivery of an annual balance sheet and income statement of the related borrower is not required so long as (i) a Control Event has not occurred and (ii) such financial statements are not required pursuant to the disclosure requirements of Regulation AB or any

D-2-30

other applicable regulatory requirement. A “Control Event” will exist if a key principal does not own, in the aggregate, at least 50% of the direct and indirect interests in the borrower or a key principal does not control the borrower.
31	The Summit Birmingham (Loan No. 1)	If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the then-current annual premiums payable by for the required insurance policies insuring only the Mortgaged Property (excluding the wind, flood and earthquake components of such premiums) on a stand-alone basis, subject to a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Mortgaged Property and reasonable for the geographic region where the Mortgaged Property is located (not to exceed $100,000).
31	Potomac Mills (Loan No. 14)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then (A) the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then current annual insurance premiums payable by such borrower for the insurance policies insuring only the property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis and (B) such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Mortgaged Property and reasonable for the geographic region where the Mortgaged Property is located, so long as in no event will such deductible exceed $5,000,000
31	Courtyard Sacramento Midtown (Loan No. 17) Pine Creek – Colorado Springs (Loan No. 30)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the

D-2-31

related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
33	The Summit Birmingham (Loan No. 1)	The Mortgagor previously owned two (2) other properties identified in the related Mortgage Loan agreement (collectively, the “Transferred Property”) and had other indebtedness, some secured by the Transferred Property and some previously secured by the Mortgaged Property (collectively, the “Other Indebtedness”). To mitigate the risk of using a recycled entity, the Mortgagor represented in the related Mortgage Loan agreement that it no longer has any interest in the Transferred Property, it has paid off the Other Indebtedness and it does not have any other obligations or other liabilities of any kind relating to, in connection with or arising out of its prior ownership of the Transferred Property.
33

FedEx Ground Portfolio
(Loan No. 5)

East Market
(Loan No. 10)

Potomac Mills
(Loan No. 14)

Blue Diamond Business Center
(Loan No. 28)

Holiday Inn Express – Garland, TX
(Loan No. 31)

Storage King USA – Newark, NJ
(Loan No. 32)

Parkwood Patio Apartments
(Loan No. 57)

The borrower is a recycled Single-Purpose Entity; however, the related borrower made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

D-2-32

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

	Class A-SB Planned		Class A-SB Planned
Distribution Date	Principal Balance ($)	Distribution Date	Principal Balance ($)
March 2017	33,360,000.00	December 2021	33,360,000.00
April 2017	33,360,000.00	January 2022	33,360,000.00
May 2017	33,360,000.00	February 2022	33,350,983.23
June 2017	33,360,000.00	March 2022	32,663,201.16
July 2017	33,360,000.00	April 2022	32,108,569.85
August 2017	33,360,000.00	May 2022	31,506,557.38
September 2017	33,360,000.00	June 2022	30,947,265.77
October 2017	33,360,000.00	July 2022	30,340,724.96
November 2017	33,360,000.00	August 2022	29,776,735.62
December 2017	33,360,000.00	September 2022	29,210,474.87
January 2018	33,360,000.00	October 2022	28,597,162.25
February 2018	33,360,000.00	November 2022	28,026,147.79
March 2018	33,360,000.00	December 2022	27,408,216.07
April 2018	33,360,000.00	January 2023	26,832,409.72
May 2018	33,360,000.00	February 2023	26,254,283.81
June 2018	33,360,000.00	March 2023	25,540,668.22
July 2018	33,360,000.00	April 2023	24,957,330.28
August 2018	33,360,000.00	May 2023	24,327,423.99
September 2018	33,360,000.00	June 2023	23,739,195.11
October 2018	33,360,000.00	July 2023	23,104,536.38
November 2018	33,360,000.00	August 2023	22,511,377.28
December 2018	33,360,000.00	September 2023	21,915,827.88
January 2019	33,360,000.00	October 2023	21,274,055.90
February 2019	33,360,000.00	November 2023	20,673,517.45
March 2019	33,360,000.00	December 2023	20,026,897.68
April 2019	33,360,000.00	January 2024	19,421,330.08
May 2019	33,360,000.00	February 2024	18,813,321.61
June 2019	33,360,000.00	March 2024	18,116,024.31
July 2019	33,360,000.00	April 2024	17,502,749.08
August 2019	33,360,000.00	May 2024	16,843,753.14
September 2019	33,360,000.00	June 2024	16,225,346.37
October 2019	33,360,000.00	July 2024	15,561,364.17
November 2019	33,360,000.00	August 2024	14,937,784.60
December 2019	33,360,000.00	September 2024	14,311,690.72
January 2020	33,360,000.00	October 2024	13,640,239.04
February 2020	33,360,000.00	November 2024	13,008,910.55
March 2020	33,360,000.00	December 2024	12,332,372.47
April 2020	33,360,000.00	January 2025	11,695,767.30
May 2020	33,360,000.00	February 2025	11,056,594.68
June 2020	33,360,000.00	March 2025	10,287,615.33
July 2020	33,360,000.00	April 2025	9,642,756.05
August 2020	33,360,000.00	May 2025	8,953,070.23
September 2020	33,360,000.00	June 2025	8,302,825.41
October 2020	33,360,000.00	July 2025	7,607,906.53
November 2020	33,360,000.00	August 2025	6,952,232.86
December 2020	33,360,000.00	September 2025	6,293,913.95
January 2021	33,360,000.00	October 2025	5,591,149.55
February 2021	33,360,000.00	November 2025	4,927,336.84
March 2021	33,360,000.00	December 2025	4,219,234.17
April 2021	33,360,000.00	January 2026	3,549,883.46
May 2021	33,360,000.00	February 2026	2,877,831.71
June 2021	33,360,000.00	March 2026	2,079,033.91
July 2021	33,360,000.00	April 2026	1,401,039.68
August 2021	33,360,000.00	May 2026	679,156.93
September 2021	33,360,000.00	June 2026 and	0.00
October 2021	33,360,000.00	thereafter
November 2021	33,360,000.00

E-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	15
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	23
Risk Factors	61
Description of the Mortgage Pool	148
Transaction Parties	281
Credit Risk Retention	336
EU Securitization Risk Retention Requirements	338
Description of the Certificates	341
Description of the Mortgage Loan Purchase Agreements	381
Pooling and Servicing Agreement	391
Certain Legal Aspects of Mortgage Loans	522
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	541
Pending Legal Proceedings Involving Transaction Parties	542
Use of Proceeds	542
Yield and Maturity Considerations	543
Material Federal Income Tax Considerations	556
Certain State and Local Tax Considerations	570
Method of Distribution (Underwriter)	570
Incorporation of Certain Information by Reference	574
Where You Can Find More Information	574
Financial Information	575
Certain ERISA Considerations	575
Legal Investment	579
Legal Matters	580
Ratings	580
Index of Defined Terms	583

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$824,971,000
(Approximate)

Banc of America Merrill

Lynch Commercial Mortgage

Securities Inc.
Depositor

BANK OF AMERICA MERRILL

LYNCH COMMERCIAL

MORTGAGE
TRUST 2017-BNK3
Issuing Entity

Commercial Mortgage Pass-Through Certificates,
Series 2017-BNK3

Class A-1	$27,490,000
Class A-2	$52,680,000
Class A-SB	$33,360,000
Class A-3	$110,000,000
Class A-4	$426,236,000
Class X-A	$649,766,000
Class X-B	$139,236,000
Class A-S	$92,824,000
Class B	$46,412,000
Class C	$35,969,000

PROSPECTUS

BofA Merrill Lynch
Co-Lead Manager and Joint Bookrunner

Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner

Morgan Stanley

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

February     , 2017